UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
TRIDENT MICROSYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)
n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share.

(2)	Aggregate number of securities to which transaction applies: 108,172,377 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The following filing fee was determined on the basis of a consideration of $30 million plus 101,505,710 shares of Common Stock at $1.80 per share of Common Stock for the average of the high and low prices per share on November 18, 2009 as reported on the NASDAQ Global Select Market. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00005580 by $212,710,278.

(4)	Proposed maximum aggregate value of transaction: $212,710,278

(5)	Total fee paid: $11,869.23

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[    ●    ], 2009

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Trident Microsystems, Inc., a Delaware corporation (“Trident”). The meeting will be held on [    ●    ], 2010, at [    ●    ] local time at Trident’s corporate offices located at 3408 Garrett Drive, Santa Clara, California 95054. The meeting will commence with a discussion and voting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on Trident’s fiscal year 2009 performance.

As we announced on October 4, 2009, Trident, our wholly-owned subsidiary Trident Microsystems (Far East), Ltd., a corporation organized under the laws of the Cayman Islands (“TMFE”), and NXP B.V., a Dutch besloten vennootschap (“NXP”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”), providing for the acquisition by TMFE of selected assets and liabilities of NXP’s television systems and set-top box business lines. Under the terms of the Share Exchange Agreement, NXP will receive newly issued shares of Trident common stock equal to 60% of the total outstanding shares of Trident common stock on the closing date, after giving effect to the share issuance to NXP, in exchange for the contribution of the assets and select liabilities of its television systems and set-top box business lines and a cash payment by NXP. In addition, Trident will issue to NXP four shares of a newly created Series B Preferred Stock. The foregoing transactions are referred to collectively herein as the “Transaction.” In total, upon the closing date of the Transaction, NXP will hold common stock and Series B Preferred Stock representing approximately 60% of the total outstanding shares of Trident common stock and four shares of Series B Preferred Stock. Our stockholders will not receive any consideration in connection with the Transaction.

The Share Exchange Agreement and the transactions contemplated therein have been unanimously approved by the Board of Directors of Trident and TMFE and by the Supervisory Board of NXP. In connection with its approval, the Trident Board has (i) unanimously determined that the Transaction is in the best interests of Trident and its stockholders, approved the Share Exchange Agreement, the Transaction, the ancillary agreements to the Share Exchange Agreement and the other transactions contemplated thereby, (ii) received the opinion of Trident’s financial advisor, Union Square Advisors LLC, to the effect that, as of the date of the opinion, the consideration to be received by Trident in the acquisition of the acquired business lines and the share purchase in exchange for the shares of Trident common stock issued to NXP is fair from a financial point of view to Trident, taking into account the Transaction as a whole, and (iii) unanimously resolved to recommend approval of the share issuance to NXP as contemplated by the Share Exchange Agreement and directed that such issuance be submitted to Trident’s stockholders for their approval.

We are also proposing to amend our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue. If this amendment is not approved, we will not have sufficient shares to complete the Transaction. The Trident Board has also approved and has determined that the adoption of the amendment to our certificate of incorporation (the “Charter Amendment”) is fair to, and in the best interests of, Trident and our stockholders.

We are asking you to vote to (i) approve the share issuance to NXP, (ii) approve the Charter Amendment, (iii) approve the adoption of a new Trident Microsystems, Inc. 2010 Equity Incentive Plan (the “2010 Plan”), and (iv) approve a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock or restricted stock units to be granted under the 2010 Plan, if adopted by the stockholders at this meeting, and if the 2010 Plan is not adopted by the stockholders or is not implemented because the share issuance to NXP is not approved, then under the 2006 Equity Incentive Plan. At this meeting, you also will be asked to vote on the election of our directors and ratification of our selection of our independent registered public accounting firm and other annual meeting matters.

The Trident Board unanimously recommends that our stockholders vote (i) “FOR” the proposal to approve the share issuance to NXP, (ii) “FOR” the proposal to approve the Charter Amendment, (iii) “FOR”

the approval of the adoption of our 2010 Plan, (iv) “FOR” the proposal to approve the Exchange Program, and (v) “FOR” the approval of each of the other proposals described in the accompanying proxy statement.

The Notice of Annual Meeting of Stockholders and a proxy statement, which more fully describe the formal business to be conducted at the meeting, follow this letter. Our Annual Report on Form 10-K, as amended, is also enclosed herewith for your information.

Your vote is very important.  Conditions to the closing of the Transaction include (i) affirmative votes by the majority of the outstanding shares of our common stock present and voting at the annual meeting in favor of both the share issuance to NXP and the adoption of the 2010 Plan (provided that the total votes cast on the proposals represent over 50% in interest of all Trident common stock entitled to vote on the proposal at the annual meeting), and (ii) the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote in favor of the Charter Amendment. The affirmative vote by the majority of the outstanding shares of our common stock present and voting at the annual meeting is also required to approve the Exchange Program (provided that the total votes cast on the proposal represents over 50% in interest of all Trident common stock entitled to vote on the proposal at the annual meeting). As the approvals referenced in (i) and (ii) are conditions to closing, we will be unable to complete the transactions described in the accompanying proxy statement without receiving a successful vote on each of the following items: (1) the share issuance to NXP, (2) the Charter Amendment and (3) the 2010 Plan. Approval of the other matters at the annual meeting is not a condition to the closing of the Transaction. Whether or not you expect to attend the meeting in person, your vote is very important and we urge you to submit your proxy as promptly as possible (1) through the internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you have any questions about the share issuance to NXP, the Transaction, the Charter Amendment, the 2010 Plan, the Exchange Program, or any of the other matters described in the accompanying proxy statement, would like additional copies of the proxy statement or the other materials delivered with the proxy statement, need to obtain proxy cards, or need other information related to the proxy solicitation, or if you need assistance voting your shares, please call MacKenzie Partners, Inc, which is assisting us with the solicitation of proxies, toll-free at (800) 322-2885 or call collect at (212) 929-5500.

The obligations of Trident and NXP to complete the Transaction are subject to several conditions as set forth in the Share Exchange Agreement, and as are more fully summarized in the accompanying proxy statement. A copy of the Share Exchange Agreement and the Amendment to our Certificate of Incorporation are attached to the accompanying proxy statement as Annexes A and B, respectively. In addition, the Certificate of Designation setting forth the rights, preferences and privileges of the Series B Stock, and the Stockholder Agreement to be entered into between Trident and NXP and containing rights and restrictions relating to the shares of common stock and Series B Preferred Stock, are attached as Annexes C and D, respectively. More information about Trident, NXP, the annual meeting, the Transaction, and the other proposals for your consideration at the meeting is contained in the accompanying proxy statement. For more information, see “Where You Can Find Additional Information” beginning on page 198.

You are encouraged to read carefully the accompanying proxy statement in its entirety including the section titled “Risk Factors” beginning on page 27 and all of the Annexes to the proxy statement.

On behalf of our Board of Directors, we thank you for your continued support.

Sincerely,

Sylvia Summers Couder
President and Chief Executive Officer

Neither the SEC nor any state securities commission has approved or disapproved of the share issuance to NXP described in the accompanying proxy statement or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [    ●    ], 2009 and is first being mailed to the stockholders of Trident on or about [    ●    ], 2009.

ADDITIONAL INFORMATION

If you have any questions about the share issuance to NXP or the Transaction, the Charter Amendment, the 2010 Plan, the Exchange Program, or the other matters described in the proxy statement, would like additional copies of the proxy statement or the other materials delivered with the proxy statement, need to obtain proxy cards, or need other information related to the proxy solicitation, you may contact MacKenzie Partners, Inc., Trident’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.
105 Madison Avenue
New York, NY 10016
(800) 322-2885
(212) 929-5500

In order to receive timely delivery of the documents in advance of the annual meeting of stockholders, you must request the information no later than [    ●    ], 2010.

For more information, see “Where You Can Find Additional Information” beginning on page 198 of the accompanying proxy statement.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On [    ●    ], 2010

TO OUR STOCKHOLDERS:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Trident Microsystems, Inc. (“Trident”), which will be held on [    ●    ], 2010, at [    ●    ] local time, at Trident’s corporate offices located at 3408 Garrett Drive, Santa Clara, California 95054, for the following purposes:

1.	To consider and vote on a proposal to approve the issuance of newly issued shares of Trident common stock to NXP B.V., a Dutch besloten vennootschap (“NXP”), in connection with Trident’s acquisition (the “Transaction”) of selected assets and liabilities of the television systems and set-top box business lines of NXP and a cash payment of $30 million from NXP to Trident, pursuant to the Share Exchange Agreement, dated as of October 4, 2009 (as it may be amended from time to time, the “Share Exchange Agreement”), a copy of which is attached as Annex A to the proxy statement accompanying this notice, by and among Trident, our wholly-owned subsidiary Trident Microsystems (Far East), Ltd., a corporation organized under the laws of the Cayman Islands (“TMFE”), and NXP, such number of newly issued shares to equal 60% of the total outstanding shares of Trident common stock on the closing date of the Transaction;

2.	To consider and vote on a proposal to approve the Amendment to the Certificate of Incorporation of Trident, as amended, a copy of which is attached as Annex B to the proxy statement accompanying this notice (the “Charter Amendment”);

3.	To approve the Trident Microsystems, Inc. 2010 Equity Incentive Plan, a copy of which is attached as Annex F to the proxy statement accompanying this notice (the “2010 Plan”);

4.	To consider and vote on a proposal to approve a voluntary program (the “Exchange Program”) that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock or restricted stock units to be granted under the 2010 Plan if adopted by the stockholders at this meeting, and if the 2010 Plan is not adopted by the stockholders or is not implemented because the share issuance to NXP is not approved, under the Trident Microsystems, Inc. 2006 Equity Incentive Plan;

5.	To elect two nominees to Class II of the Trident Board, each to hold office for a three year term and until the earliest of Trident’s annual meeting of stockholders to be held following Trident’s fiscal year ending December 31, 2011, his or her removal, or his or her resignation;

6.	To ratify the appointment of PricewaterhouseCoopers LLP as Trident’s independent registered public accounting firm for the fiscal year ending December 31, 2009, as a result of the determination by the Trident Board to change Trident’s fiscal year from June 30 to December 31, beginning with the fiscal year ending December 31, 2009;

7.	To approve the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the meeting to approve the share issuance to NXP, the Charter Amendment, the adoption of the 2010 Plan and the Exchange Program; and

8.	To transact such other business as may properly come before the annual meeting.

Please refer to the accompanying proxy statement with respect to the business to be transacted at the meeting. The Trident Board has unanimously determined that the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement, including the Transaction and the issuance of our common stock and four shares of our Series B Preferred Stock to NXP in connection therewith, are advisable and are fair to, and in the best interests of Trident and its stockholders and recommends that Trident stockholders vote “FOR” the proposal to approve the share issuance to NXP. The Trident Board has unanimously determined that the proposed Charter Amendment, the adoption of the 2010 Plan, and the Exchange

Program are each advisable and are fair to, and in the best interests of, Trident and its stockholders and recommends that Trident’s stockholders vote “FOR” the proposal to approve the Charter Amendment, “FOR” the adoption of the 2010 Plan and “FOR” the Exchange Program. In addition, the Trident Board recommends that you vote (i) “FOR” the election of each of our nominees for Class II director as proposed herein; (ii) “FOR” the ratification of the selection by our audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and (iii) “FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies for the approval of the share issuance to NXP, or approval of the Charter Amendment, or approval of 2010 Plan.

The Trident Board has fixed the close of business on December [    ●    ], 2009 as the record date for the determination of the stockholders who are entitled to receive notice of, and to vote at, the meeting or at any adjournment or postponement of the annual meeting. A complete list of the names of Trident’s stockholders of record will be available at the annual meeting and for ten days prior to the annual meeting for any purpose germane to the annual meeting during regular business hours at 3408 Garrett Drive, Santa Clara, California 95054.

Only holders of record of Trident common stock at the close of business on the record date are entitled to vote at the annual meeting.

By order of the Board of Directors,

David L. Teichmann
Senior Vice President, General Counsel and Corporate Secretary
Santa Clara, California
[    ●    ], 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy at any time before the annual meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

The accompanying proxy statement provides a detailed description of the Transaction, the Share Exchange Agreement, the Charter Amendment, the 2010 Plan, the Exchange Program and the other matters to be considered at the annual meeting. We urge you to read the accompanying proxy statement, including the documents delivered along with the proxy statement, and its annexes carefully and in their entirety. In particular the Share Exchange Agreement and the Stockholder Agreement attached as annexes to the proxy statement are the legally binding documents governing the terms of the Transaction and they supersede any contrary information which may be set forth in the descriptions thereof in the proxy statement. If you have any questions concerning the Transaction, the Charter Amendment, the 2010 Plan, the Exchange Program, the other meeting matters or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares, please contact Trident’s proxy solicitor:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
(800) 322-2885
(212) 929-5500

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON [    ●    ], 2010: A complete set of proxy materials relating to our annual meeting is available on the internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at [    ●    ].

i

v

CERTAIN FREQUENTLY USED TERMS

Unless otherwise specified or if the context so requires:

•	“2010 Plan” refers to the Trident Microsystems, Inc. 2010 Equity Incentive Plan;

•	“acquired business lines” refer to the selected assets and liabilities of NXP’s television systems and set-top box business lines to be acquired by Trident pursuant to the Share Exchange Agreement. In particular, “acquired business lines” refer to the research, development, marketing and sales activities of NXP and its subsidiaries related to any and all of the following:

•	integrated circuits and software that are specific for any analog, analog matrix or digital TV (including IPTV and media processors), PC video system or set-top box applications;

•	co-processor integrated circuits for any analog or digital TV, PC video system, set-top box, or TV accessory;

•	demodulator and video decoder integrated circuits for any digital TV, set-top box, or TV accessory; and

•	the integration of one or more of the integrated circuits and software described by the previous three bullets into integrated circuits or SoCs, in each case where that circuit, integrated circuit, SoC or software is used to receive, process and/or transmit standard video signals, and all derivatives, extensions and successors.

The acquired business lines do not include any activities conducted by NXP or its subsidiaries in its Home business unit related to (i) digital or analog tuners, (ii) demodulators with integrated tuners and (iii) media interfaces.

•	“Cash Payment” refers to the cash payment from NXP to Trident in the amount of approximately $30 million as partial consideration for the Total Transaction Shares;

•	“Certificate of Designation” refers to the Certificate of Designation of Series B Preferred Stock to be filed immediately prior to the closing date;

•	“Charter Amendment” refers to the amendment to Trident’s certificate of incorporation to increase the authorized number of common stock from 95,000,000 to 250,000,000;

•	the “closing” refers to the consummation of the Transaction and the “closing date “ refers to the date on which the Transaction is consummated pursuant to the Share Exchange Agreement;

•	“Dutch Newco” refers to a newly formed Dutch besloten vennootschap, as described in the Share Exchange Agreement;

•	“Exchange Program” refers to a voluntary program that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock to be granted under the 2010 Plan, or under the 2006 Plan if the 2010 Plan is not adopted by stockholders or is not implemented because the share issuance to NXP is not approved by our stockholders and the Transaction is not consummated;

•	“License Agreement” refers to the Intellectual Property Transfer and License Agreement to be entered into by TMFE and NXP as of the closing date of the Share Exchange Agreement;

•	“Micronas” refers to Micronas Semiconductor Holding AG;

•	“NXP” refers to NXP B.V., a Dutch besloten vennootschap;

•	“Series B Preferred Stock” refers to four shares of a newly created Series B Preferred Stock to be issued to NXP pursuant to the terms and conditions of the Share Exchange Agreement and the Certificate of Designation;

•	“Share Exchange Agreement” refers to the Share Exchange Agreement, dated as of October 4, 2009, by and among Trident Microsystems, Inc., Trident Microsystems (Far East), Ltd. and NXP B.V.;

•	“share issuance to NXP” refers to the proposal to issue newly issued shares of Trident common stock to NXP pursuant to the transactions contemplated by the Share Exchange Agreement, representing approximately 60% of Trident’s outstanding common stock, after giving effect to the issuance of the shares;

•	“Stockholder Agreement” refers to the Stockholder Agreement to be entered into by Trident and NXP as of the closing date;

•	“TMFE” refers to Trident Microsystems (Far East), Ltd., a corporation organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Trident;

•	“total outstanding shares of Trident common stock” refers to Trident’s (i) outstanding shares of common stock plus (ii) outstanding vested restricted stock units (if any) on the closing date that are not being cash settled less (iii) unvested restricted stock awards to the extent such awards are included in outstanding shares under clause (i) above;

•	“Total Transaction Shares” refer to newly issued shares of Trident common stock to be issued to NXP pursuant to the terms of the Share Exchange Agreement, equal to 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP;

•	“Transaction” refers to Trident’s acquisition of the acquired business lines, receipt of the Cash Payment from NXP to Trident and issuance of the Total Transaction Shares to NXP, pursuant to the terms and conditions of the Share Exchange Agreement;

•	“Transferred Newcos” collectively refer to the Dutch Newco, US Newco and USIP LLC, if applicable, pursuant to the Share Exchange Agreement;

•	“Trident,” “we,” “our,” “ours,” “us,” and “the company” refer to Trident Microsystems, Inc., a Delaware corporation, and its subsidiaries;

•	“Trident Board” refers to the Board of Directors of Trident Microsystems, Inc;

•	“US Newco” refers to a newly formed Delaware corporation, as described in the Share Exchange Agreement;

•	“USIP LLC” refers to a newly formed Delaware limited liability company, as described in the Share Exchange Agreement.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION, THE CHARTER AMENDMENT, THE 2010 PLAN, THE EXCHANGE PROGRAM AND THE ANNUAL MEETING

The following are some questions that you, as a stockholder of Trident, may have regarding the Transaction, the Charter Amendment, the Exchange Program and the other matters being considered at Trident’s Annual Meeting of Stockholders, which is referred to herein as “the meeting” or “annual meeting,” and the answers to those questions. You are urged to carefully read this proxy statement (including the annexes hereto) and the other documents referred to in this proxy statement in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the Transaction, the Exchange Program, the Charter Amendment and the other matters being considered at the meeting. In particular the Share Exchange Agreement and the Stockholder Agreement attached as annexes to the proxy statement are the legally binding documents governing the terms of the Transaction and they supersede any contrary information which may be set forth in the descriptions thereof set forth below. Additional important information is contained in the annexes to, and the documents delivered along with this proxy statement. In this proxy statement, unless stated to the contrary, the terms “the company,” “Trident,” “we,” “our,” “ours,” and “us,” and any deviation thereof, refer to Trident Microsystems, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:	What is the proposed Transaction?

A:	Trident and its wholly-owned subsidiary TMFE, are proposing to acquire the television systems and set-top box business lines of NXP. The Transaction is summarized in the section entitled “The Transaction” and is described more fully therein.

In this Transaction:

•	Acquisition of the NXP television systems and set-top box business lines. Trident and TMFE will acquire selected assets and liabilities of the television systems and set-top box business lines of NXP, through a pre-closing restructuring by NXP and subsequent transactions on the closing date. NXP will receive newly issued shares of Trident common stock equal to 60% of the total outstanding shares of Trident common stock on the closing date, after giving effect to the share issuance to NXP. In addition, Trident will issue to NXP four shares of a newly created Series B Preferred Stock. The Series B Preferred Stock will be issued pursuant to a Certificate of Designation of Series B Preferred Stock to be filed immediately prior to the closing date . The Trident stockholders are being requested to approve a proposal to amend Trident’s certificate of incorporation to increase the number of shares of common stock authorized to be issued to 250,000,000, in order to provide for sufficient shares to satisfy Trident’s obligations to NXP under the Share Exchange Agreement. If this proposal is not approved by stockholders, Trident will be unable to complete the Transaction.

•	Share purchase by NXP. Shares will be issued in exchange for the contribution of assets and select liabilities of the acquired business lines, together with a cash payment from NXP to Trident in the amount of approximately $30 million. Of the shares of Trident common stock to be issued to NXP, 6,666,667 shares of common stock will be issued in exchange for the Cash Payment, at a price of $4.50 per share.

•	Post-closing governance. Upon the closing date , the Trident Board will be increased to nine (9) members, and NXP will be entitled to appoint four of such members. Four of such members will initially be designated by Trident and will consist of four of Trident’s current directors upon the recommendation of the Nominating and Corporate Governance Committee. The ninth director shall be Trident’s chief executive officer, and initially shall be Ms. Sylvia Summers Couder, Trident’s current Chief Executive Officer. See “Proposal No. 5 — Election of Class II Directors” for further information. In addition, pursuant to the terms of the Stockholder Agreement to be entered into between Trident and NXP, NXP has agreed to certain restrictions on its ability to freely vote its shares of Trident stock, has agreed to additional standstill restrictions, and certain major decisions to be taken by the Trident Board will require the approval of two-thirds of the nine members. See “Certain Additional Agreements Related to the Transaction — Stockholder

Agreement” on page 108 and “Board and Management of Trident Following the Closing” on page 117 for further information on the post-closing governance of Trident.

For additional information about the Transaction, see the section below entitled “The Transaction.”

Q:	What is the consideration we are paying in the Transaction?

A:	Pursuant to the Share Exchange Agreement, we have agreed to issue such number of shares of our common stock to NXP such that NXP will own approximately 60% of the total outstanding shares of Trident common stock after giving effect to the share issuance to NXP, together with four shares of our Series B Preferred Stock, as the consideration for the acquired business lines and the Cash Payment pursuant to the Share Exchange Agreement. No cash is being paid by us as consideration for the Transaction. In addition, we expect to enter into certain manufacturing services agreements and other transition services agreements with NXP.

See “Certain Additional Agreements Related to the Transaction — License Agreement and Other Transition Services Agreements” beginning on page 116 for a discussion of the transition services to be provided to Trident by NXP.

Q:	What percentage of Trident voting stock will Trident’s current stockholders own after the closing date and what percentage of Trident voting stock will NXP own?

A:	Following the closing date, our current stockholders will own approximately 40% of the total outstanding shares of Trident common stock and NXP will own approximately 60% of the total outstanding shares of Trident common stock.

Q:	What happens to my Trident common stock as a result of the Transaction?

A:	If the Transaction is completed, your shares of Trident common stock will continue to remain outstanding, and no physical change will occur. After the closing date, your shares of Trident common stock will continue to represent an ownership interest in Trident. You will not be required to sell or exchange your shares of Trident common stock in the Transaction.

Q:	What symbol will the shares of Trident’s common stock trade under after the closing date?

A:	After the closing date, shares of common stock of Trident will continue to be traded on the NASDAQ Global Select Market, which is referred to in this proxy statement as “NASDAQ,” under Trident’s current ticker the symbol “TRID.”

Q:	Will Trident or its stockholders acquire any ownership interest in NXP as a result of the Transaction?

A:	No. Neither Trident nor its stockholders will acquire any ownership interest in NXP as a result of the Transaction. Upon the closing date , the television systems and set-top box business lines acquired from NXP will be wholly owned by Trident and its subsidiaries.

Q:	Why are you asking for Trident stockholders to approve the share issuance to NXP?

A:	Pursuant to the Share Exchange Agreement, we will issue shares of our common stock to NXP representing approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP, together with four shares of Series B Preferred Stock. As a result of the share issuance to NXP, our existing stockholders will experience significant dilution in their percentage ownership of Trident common stock. Rule 5635 of the Marketplace Rules of The NASDAQ Stock Market requires stockholder approval for the issuance of more than 20% of a company’s outstanding common stock in connection with (x) a transaction other than a public offering or (y) the acquisition of stock or assets of another company. For all of these reasons, we are asking you to (i) approve the share issuance to NXP and (ii) approve the Charter Amendment as well as the other proposals described in this proxy statement.

Q:	What is the purpose of the proposed Transaction?

A:	After evaluating a number of strategic alternatives, the Trident Board determined that acquiring the television systems and set-top box business lines from NXP creates a unique and important opportunity to expand our technological capabilities, expand our customer base, realize economies of scale and efficiencies in providing products and services to our customers and provide a platform from which a number of growth opportunities into related markets and industries may be possible.

See “Trident’s Reasons for the Transaction” beginning on page 72 for a discussion of some of the reasons and the expected benefits of the Transaction.

Q:	Who will receive the Trident shares issuable pursuant to the Share Exchange Agreement?

A:	Pursuant to the Share Exchange Agreement, Trident will issue to NXP common stock equal to approximately 60% of the total outstanding shares of Trident common stock after giving effect to the share issuance to NXP, together with the four shares of Series B Preferred Stock. NXP has agreed that it may not transfer any of the Trident common stock for a period of two years following the closing date other than (i) pursuant to a tender offer, exchange offer, merger, sale of Trident, reclassification, reorganization, recapitalization or other transaction that has been approved or recommended by a majority of the Trident directors that were not appointed by NXP, (ii) as a pledge pursuant to a bona fide financing transaction; or (iii) to a subsidiary of NXP or an identified private equity investor in NXP that we have not identified to NXP as a competitor and which agrees in writing to be bound by the all of the obligations of NXP under the Stockholder Agreement. As an exception to these restrictions, during this two year period, NXP may transfer up to 15% of Trident’s outstanding voting stock if and to the extent that NXP determines that NXP would otherwise be required to consolidate Trident’s financial results in NXP’s consolidated financial statements. Any such transfer allowed during the lock up period, or following the lock up period, must comply with certain restrictions on transfer, including restrictions on transfer to competitors of Trident or to certain activist stockholders. See “Certain Additional Agreements Related to the Transaction — Stockholder Agreement” on page 108 for further information on the restrictions on the shares of Trident common stock to be issued to NXP in the Transaction.

Q:	Is there a break-up fee under the Share Exchange Agreement?

A:	Yes. Under certain circumstances, we may be required to pay NXP a break-up fee of $6 million. See “The Share Exchange Agreement — Termination of the Share Exchange Agreement; Termination Fees and Expenses” on page 98.

Q:	Will Trident stockholders receive anything in connection with the Transaction?

A:	No. Our stockholders will not receive any of the proceeds in connection with the Transaction. Following the closing date , our stockholders will continue to hold the shares they held immediately prior to the Transaction, although our existing stockholders will experience dilution in their percentage ownership as a result of the share issuance to NXP.

Q:	When does Trident expect to complete the Transaction?

A:	Assuming that (i) a sufficient number of our stockholders approve the share issuance to NXP, (ii) a sufficient number of our stockholders approve the Charter Amendment, (iii) any applicable antitrust waiting periods expire or are terminated, and (iv) the other closing conditions described in the Share Exchange Agreement have been satisfied or waived, we believe that the closing will occur in the first calendar quarter of 2010. Because the Transaction is subject to a number of other conditions, some of which are beyond our control, the exact timing of the closing date cannot be predicted.

Q:	What are the United States Federal income tax consequences to the Trident stockholders of the Transaction?

A:	Trident stockholders will not recognize any gain or loss for United States federal income tax purposes as a result of (a) the consummation of the Transaction or (b) the adoption of the proposed amendments to Trident’s certificate of incorporation. For more information about the United States federal income tax consequences, see “The Transaction — Material United States Federal Income Tax Consequences” on page 85 of this proxy statement.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. You will not be entitled to exercise any appraisal or dissenters’ rights in connection with the Transaction.

Q:	Are there any risks related to the Transaction?

A:	Yes. The Transaction may not achieve the expected benefits because of the risks and uncertainties discussed in the section entitled “Risk Factors” of this proxy statement, which we urge you to read and consider carefully. The Trident Board considered a variety of potential risks in its deliberations concerning the Transaction, including, without limitation:

•	After the closing date, Trident may not successfully integrate the operations of the television systems and set-top box business lines acquired from NXP in a timely manner, or at all, and may not realize the anticipated benefits or synergies of the Transaction to the extent, or in the timeframe, anticipated;

•	As a result of the Transaction, NXP will own approximately 60% of our outstanding common stock after giving effect to the share issuance to NXP , and all of our Series B Preferred Stock, and will have the ability to exert significant influence on matters submitted to our stockholders;

•	The Transaction would make it difficult for another party to acquire Trident or otherwise effect a change of control unless NXP supported such a transaction;

•	After two years following the closing date , NXP will have the ability, subject to certain limitations, to sell its shares of Trident common stock, which could adversely affect our stock price; and

•	If the amendment to our certificate of incorporation is approved, we will be able to issue more shares of common stock than currently authorized, which could have a dilutive effect on earnings per share and the voting power of our stockholders.

QUESTIONS AND ANSWERS ABOUT THE CHARTER AMENDMENT

Q:	What is the Charter Amendment?

A:	We are amending our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue so that we will have a sufficient number of authorized but unissued shares of our common stock to complete the issuance of shares of common stock to NXP. We currently have authorized 95,000,000 shares of common stock, and have proposed an amendment to our certificate of incorporation to increase the number of shares of common stock that we are authorized to issue to 250,000,000 shares. If our stockholders do not approve the Charter Amendment, we will have insufficient authorized but unissued shares of common stock available to complete the Transaction.

Q:	Why are you asking for Trident stockholders to approve the Charter Amendment?

A:	Delaware law requires that we obtain approval from our stockholders in order to amend our certificate of incorporation.

Q:	What will happen if the Charter Amendment is not approved?

A:	If the Charter Amendment is not approved and we do not file the Charter Amendment with the Secretary of State of the State of Delaware, we will have an insufficient number of authorized but unissued shares of our common stock to complete the Transaction on the terms contemplated by the Share Exchange Agreement, and we will not be able to consummate the Transaction.

QUESTIONS AND ANSWERS ABOUT THE 2010 PLAN

Q:	Why is the Trident Board recommending approval of a new equity plan?

A:	We are proposing the adoption of a new equity incentive plan in order to provide a single plan out of which equity grants, including stock options, shares of restricted stock, restricted stock units, and performance share awards are granted to our officers, employees and members of the Trident Board following the closing date. As a result of the Transaction, upon the completion we will have a much larger employee base, and accordingly will need to issue additional equity awards to appropriately retain and incentivize a larger number of employees in order to achieve the benefits of the Transaction. If the new equity plan is not approved, we will not have sufficient shares available to make equity awards to this larger employee base over the next several years. The 2010 Plan is intended to replace all of our predecessor plans. If the 2010 Plan is approved by our stockholders, our 2002 Stock Option Plan and 2006 Equity Incentive Plan will be terminated, and no future grants will be made from such plans. Our other predecessor plans have already terminated. The 2010 Plan will authorize the issuance of 32,300,000 shares of our common stock, increased by up to 10,000,000 shares, comprised of the shares that remain available for future grant under the 2002 and 2006 plans when they are terminated immediately following the annual meeting and the shares subject to options or other awards outstanding under the predecessor plans on the date of the annual meeting that subsequently expire or are terminated, canceled or forfeited. See “Proposal No. 3 — Approval of the 2010 Equity Incentive Plan” on page 121 for further information.

Q:	Why are you asking for Trident stockholders to approve the 2010 Plan?

A:	Under the rules of The NASDAQ Stock Market, all new equity plans must be approved by the stockholders.

Q:	What will happen if the 2010 Plan is not approved?

A:	Adoption of the 2010 Plan is a condition to the closing under the Share Exchange Agreement. If our stockholders do not approve the 2010 Plan, NXP may decline to complete the Transaction.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE PROGRAM

Q:	What is the Exchange Program?

A:	The Exchange Program is a voluntary program that will permit eligible employees to exchange certain outstanding stock options, referred to as eligible options, that are “underwater” for a lesser number of shares of restricted stock or restricted stock units to be granted under our 2010 Plan, if it is approved by our stockholders at this meeting, and if the 2010 Plan is not approved by stockholders or is not implemented because the share issuance to NXP is not approved by stockholders or we otherwise do not consummate the Transaction, under our 2006 Equity Incentive Plan. We believe that the Exchange Program is in the best interests of our stockholders because the program will help us to retain and motivate our most talented employees while reducing the total number of outstanding stock options held by our employees.

The Exchange Program would be open to all of our employees, or eligible employees, except for the members of the Trident Board and our named executive officers, as identified on page 181, “Summary Compensation Table.” Eligible options must have been issued at least twelve (12) months prior to the date of the commencement of the Exchange Program and must have a per share exercise price above the “exchange price floor” as defined under Proposal No. 4. None of the restricted stock or restricted stock units would be vested on the date of grant. They will be subject to a two-year vesting schedule. Shares subject to eligible options surrendered under the Exchange Program in excess of the number required for the restricted stock and restricted stock units to be granted under the program will be returned to the 2010 Plan to be made available for future grants. The Trident Board believes that the Exchange Program will allow us to more effectively retain eligible employees without incurring additional equity dilution and stock-based compensation expense.

Q:	Why has the Trident Board approved the Exchange Program?

A:	We have historically granted stock options periodically to a substantial portion of our employees. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their exercise price. A substantial number of options granted to our employees have an exercise price considerably above the current price of our common stock, and so are “underwater.” Underwater options offer limited retentive value. In addition, we are limited in our ability to increase cash compensation to motivate and retain employees. Any increase in cash compensation would reduce our cash flow from operations, which could adversely affect our business and operating results. In light of the pending Transaction, and the challenges of integrating the business lines to be acquired from NXP if the share issuance to NXP is approved, creating additional challenges to employee motivation and morale, we believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs that will assist us in motivating and retaining our employees, and our underwater options will not be effective as performance and retention incentives. We believe the Exchange Program will offer a meaningful retention incentive for these eligible employees to remain with us at no additional cost to our stockholders.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Why am I receiving this proxy statement?

A:	We are soliciting proxies for our annual meeting. You are receiving a proxy statement because you owned shares of Trident common stock on [ ● ], 2009, the “record date,” and that entitles you to vote at the meeting. The Trident Board is soliciting proxies to vote at our annual meeting on (i) the approval of the share issuance to NXP, (ii) the approval of the Charter Amendment, (iii) the approval of the adoption of the 2010 Plan, (iv) the approval of the Exchange Program, (v) the election of two Class II directors, (vi) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and (vii) the approval of the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the share issuance to NXP, and the Charter Amendment and the adoption of the 2010 Equity Incentive Plan at the time of the annual meeting, as well as the other matters set forth in the notice of the meeting and described elsewhere in this proxy statement, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting.

Q:	How does this annual meeting differ from Trident’s typical annual meeting?

A:	In addition to the annual opportunity to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm, this year our stockholders will also be asked to vote on (i) the approval of the share issuance to NXP, (ii) the approval of the Charter Amendment, (iii) the approval of the adoption of the 2010 Plan, and (iv) the approval of the Exchange Program.

Q:	What am I being asked to vote on?

A:	Our stockholders are being asked to vote on the following proposals:

Proposal No. 1:	Approval of the share issuance to NXP;
Proposal No. 2:	Approval of the Charter Amendment;
Proposal No. 3:	Approval of the adoption of the Trident Microsystems, Inc. 2010 Equity Incentive Plan;
Proposal No. 4:	Approval of the Exchange Program, which is a voluntary program that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock or restricted stock units to be granted under the 2010 Plan if adopted by the stockholders at this meeting, and if the 2010 Plan is not adopted by the stockholders, under the Trident Microsystems, Inc. 2006 Equity Incentive Plan;
Proposal No. 5:	The election of two Class II members of the Trident Board, to hold office until our annual meeting of stockholders held following our fiscal year ending December 31, 2011;

Proposal No. 6:	Ratification of the appointment of PricewaterhouseCoopers LLP as Trident’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and
Proposal No. 7:	Approval of the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to (i) approve the share issuance to NXP, (ii) approve the Charter Amendment, (iii) approve the 2010 Plan, and (iv) approve the Exchange Program.

The consummation of the actions contemplated by Proposals No. 1 and No. 2, even if approved by our stockholders, will not occur unless the other closing conditions set forth in the Share Exchange Agreement are satisfied.

Q:	Are there any other matters to be addressed at the meeting?

A:	We know of no other matters to be brought before the meeting, but if other matters are brought before the meeting or at any adjournment or postponement of the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of Trident and our stockholders.

Q:	What is a proxy and how do I vote?

A:	A proxy is a legal designation of another person to vote your shares on your behalf. If a broker, bank or other nominee is the holder of record of shares that you beneficially own, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by completing and executing a proxy by means of any of the three voting methods described in these proxy materials (by telephone, over the internet, or by signing, dating and mailing a proxy card). Of course, you may also choose to attend the meeting and vote your shares in person.

The proxy holders will vote your shares in accordance with your instructions on your completed proxy as submitted. If you complete and deliver a proxy without giving specific voting instructions, your shares will be voted (i) “FOR” the approval of the share issuance to NXP, (ii) “FOR” the approval of the Charter Amendment, (iii) “FOR” the approval of the 2010 Plan, (iv) “FOR” the approval of the Exchange Program, (v) “FOR” the election of each of the two nominees for members of Class II of the Trident Board, (vi) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and (vii) “FOR” each of the other proposals set forth herein, as recommended by the unanimous vote of the Trident Board and (viii) as the proxy holders may determine in their discretion with respect to any other matters that properly come before the annual meeting.

Q:	How do I vote via the internet or by telephone?

A:	Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, with shares registered in your name, you may vote over the Internet or by telephone 24 hours per day, seven days per week. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. You may vote over the Internet at [ ● ]. You may vote by telephone by calling 1-[ ● ]. Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you access the web site to vote by Internet, or when you vote by telephone. If you submit your proxy by Internet or by telephone, you do not need to mail back your proxy card. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, on [ ● ].

A stockholder not wishing to vote electronically through the internet or by telephone may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot when you arrive. To vote by proxy, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank or Other Agent.  If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail. Simply complete and mail the voting instruction card to ensure that your vote is counted. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. online program, which provides eligible stockholders the opportunity to vote over the Internet or by telephone (see www.broadridge.com.) The Internet and telephone voting facilities will close at [    ●    ].

If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the annual meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Q:	When is this proxy statement being mailed?

A:	This proxy statement and the proxy card are first being sent to our stockholders on or about [ ● ], 2009.

Q:	When and where will the meeting be held?

A:	The meeting will be held at our corporate offices located at 3408 Garrett Drive, Santa Clara, California 95054, on [ ● ], 2010, at [ ● ], local time.

Q:	Who is entitled to vote at the meeting and how many shares may be voted at the meeting?

A:	All holders of our common stock who held shares at the close of business on the “record date” ([ ● ], 2009) are entitled to receive notice of and to vote at the meeting provided that such shares remain outstanding on the date of the meeting. As of the close of business on the record date, there were [ ● ] shares of Trident common stock outstanding and entitled to vote at the meeting, and such shares were held by approximately [ ● ] holders of record. Each share of common stock is entitled to one vote.

Q:	As a Trident stockholder, why am I electing Trident directors if the directors will change immediately upon the closing if Proposals No. 1, 2 and 3 are approved?

A:	Delaware law requires us to hold a meeting of our stockholders each year. We have determined that we will observe this requirement and hold the meeting to elect the members of Class II of the Trident Board and ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 in connection with the other required votes related to the Transaction, the Charter Amendment, the 2010 Plan and the Exchange Program. The share issuance to NXP pursuant to the Stock Exchange Agreement, the Charter Amendment, the 2010 Plan and the Exchange Program are important corporate events and we are considering these proposals together with the regular annual meeting proposals in part to avoid the expense and diversion of management’s attention that would be required if we held two separate stockholder meetings to address the regular annual meeting proposals apart from the significant corporate transaction proposals. The Trident directors elected at the meeting will serve as directors of Trident following the meeting through the earliest of the closing date , our annual meeting of stockholders to be held following our fiscal year ending December 31, 2011, his removal or his resignation. Each of the two nominees for election as Class II members of the Trident Board are expected to continue to serve as members of the Trident Board following the closing date.

Q:	Why is my vote important?

A:	If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the approval of the Charter Amendment. If you hold your shares through a broker, your broker will not be able to cast a vote on the approval of the share issuance to NXP, approval of the Charter Amendment, approval of the 2010 Plan or approval of the Exchange Program, without instructions from you. The Trident Board has unanimously recommended that you vote (i) “FOR” the approval of the share issuance to NXP, (ii) “FOR” the approval of the Charter Amendment, (iii) “FOR” approval of the 2010 Plan, (iv) “FOR” approval of the Exchange Program, (v) “FOR” the election of our two nominees as Class II members of the Trident Board, and (vi) “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

Q:	What constitutes a quorum for the annual meeting?

A:	The annual meeting will be held if a majority of the outstanding common stock entitled to vote is present or represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Q:	How many votes are required for the approval of each item?

A:	The following are the vote requirements for the various proposals:

Proposals No. 1 and 4:  Approval of the share issuance to NXP and approval of the Exchange Program.  The approval of the share issuance to NXP and approval of the Exchange Program each require the affirmative vote of the holders of a majority of the votes cast at the annual meeting (provided that a quorum is present at the meeting) on each of those proposals.

Proposal No. 2:  Approval of the Charter Amendment.  The approval of the Charter Amendment requires the affirmative vote of the holders of a majority of the total shares of our common stock outstanding as of the record date.

Proposals No. 3:  Approval of the adoption of the 2010 Plan.  The approval of the adoption of the 2010 Plan will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

All Other Matters:  All other matters on the agenda will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting (provided that quorum is present at the meeting).

Q:	How will abstentions be counted?

A:	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular proposal at the annual meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed. Abstentions are not considered to be votes cast under our bylaws or under the laws of Delaware (our state of incorporation). For the proposal to approve the share issuance to NXP, abstentions have no effect on the outcome of the proposal. For the proposal to approve the 2010 Plan, abstentions will have the same effect as votes against the proposal. For the proposal to approve the Exchange Program, abstentions have no effect on the outcome of the proposal. For the proposal to approve the Charter Amendment, abstentions have the same effect as a vote against the approval of the Charter Amendment. For the proposal to elect the nominees to the Trident Board named in this proxy statement, abstentions have no effect on the outcome of the proposal. For the proposal to ratify the independent registered public accounting firm and the proposal to adjourn the meeting to solicit additional proxies, abstentions are treated as present and entitled to vote at the meeting and therefore have the same effect as a vote against the matter.

Q:	How will my shares be represented at the meeting?

A:	At the meeting, the individuals named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Trident Board, by a majority vote, recommends, which is:

•	FOR the approval of the share issuance to NXP;

•	FOR the approval of the Charter Amendment;

•	FOR the adoption of the 2010 Plan;

•	FOR the approval of the Exchange Program;

•	FOR the election to the Trident Board of each of the Class II nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	FOR the approval of the adjournment of the meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the forgoing proposals at the time of the meeting.

Q: What are the tax consequences to Trident stockholders in connection with the Transaction?

A:	We believe that the Transaction and the other transactions contemplated by the Share Exchange Agreement will result in no material tax consequences to the holders of our common stock.

Q:	What happens if I sell my shares after the record date but before the meeting?

A:	The record date of the meeting is earlier than the date of the meeting and the date that the Transaction is expected to be completed. If you transfer your Trident shares after the record date but before the date of the meeting, you will retain your right to vote at the meeting (provided that such shares remain outstanding on the date of the meeting).

Q:	What do I do if I receive more than one proxy statement or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, you may receive more than one proxy statement and/or set of voting instructions relating to the meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted at the meeting.

Q:	If my Trident shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy at any time before the meeting. Simply attending the meeting will not revoke your proxy. To revoke your proxy instructions if you are a holder of record, you must either (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver proxy instructions bearing a later date then your original proxy instructions, or (iii) attend the meeting, affirmatively revoke your proxy and vote your shares in person. If your shares are held by a bank, broker or other nominee and you wish to revoke or change your vote, you must follow the instructions provided by the bank, broker or nominee.

Q:	Who may attend the annual meeting?

A:	Our stockholders (or their authorized representatives) and our invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date ([ ● ], 2009), you will be permitted to attend the meeting. Stockholders may call the Trident Office of the Corporate Secretary at (408) 764-8808 to obtain directions to Trident’s corporate offices located at 3408 Garrett Drive, Santa Clara, California 95054.

Q:	Will cameras and recording devices be permitted at the meeting?

A:	No. Stockholders are not permitted to bring cameras or recording equipment into the meeting room.

Q:	Will a proxy solicitor be used?

A:	Yes. We have hired MacKenzie Partners, Inc. to assist in the solicitation of proxies for the meeting and we estimate we will pay MacKenzie Partners, Inc. a fee of approximately $[ ● ] for their services in connection therewith. We have also agreed to reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners, Inc. against certain losses, costs and expenses. In addition, our officers and employees may solicit proxies by telephone or in person, but no additional compensation will be paid to them.

Q:	Who should I call with questions?

A:	Our stockholders should call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500 with any questions about the Transaction, the Charter Amendment, the 2010 Plan, the Exchange Program and the other matters to be voted on at the meeting, or to obtain additional copies of this proxy statement, the materials delivered with this proxy statement or additional proxy cards.

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. We encourage you to read this proxy statement carefully and in its entirety, including all of the annexes and the other documents delivered with this proxy statement, to fully understand the proposals. See “Where You Can Find Additional Information” on page 198.

The Companies

Trident Microsystems, Inc. (see page 154)
3408 Garrett Drive
Santa Clara, California 95054
(408) 764-8808

Trident Microsystems (Far East) Ltd.
c/o Trident Microsystems, Inc.
3408 Garret Drive
Santa Clara, California 95054
(408) 764-8808

Trident is a leader in high-performance semiconductor system solutions for the multimedia and digital television market. Trident and its direct and indirect wholly owned subsidiaries, including TMFE, design, develop and market integrated circuits, or ICs, for digital media applications, such as digital television, or DTV, and liquid crystal display television, or LCD TV. Our system-on-a-chip, or SoC, semiconductors provide the “intelligence” for these new types of displays by processing and optimizing video and computer graphic signals to produce high-quality and realistic images. Our discrete products include frame rate converter, or FRC, demodulator or DRX and audio decoder products. Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products. Our goal is to provide the best image quality enhanced digital media integrated circuits at competitive prices to our customers. Since 1987, we have designed, developed and marketed very large-scale ICs for graphics applications, historically for the personal computer, or PC, market, and, since 1999, for DTV in the consumer television market.

NXP, B.V. (see page 143)
High Tech Campus 60
5656 AG Eindhoven
The Netherlands
+31-40-27-28686

NXP is a privately-held Dutch corporation. NXP creates semiconductors, system solutions and software that deliver better sensory experiences in televisions, set-top boxes, identification applications, cars and a wide range of other electronic devices. NXP operates in several business units including Home, Automotive and Identification, MultiMarket Semiconductors, Manufacturing Operations and Corporate and Other. The selected assets and liabilities of NXP’s television systems and set-top box business lines that Trident will acquire pursuant to the Share Exchange Agreement are currently part of NXP’s Home business unit. The Home business unit provides system solutions for the analog TV, digital TV, set-top boxes and PC-TV application markets, as well as related semiconductor components for a broad range of consumer products.

Summary of the Transaction (see page 64)

Trident, TMFE and NXP have entered into a Share Exchange Agreement pursuant to which Trident and TMFE will acquire the television systems and set-top box business lines of NXP, in addition to the Cash Payment by NXP. We believe that through this Transaction, Trident will become one of the leading global suppliers with the product portfolio, IP and operational infrastructure required to effectively serve the large, high-growth digital home entertainment market, which we have identified as top strategic priorities.

The Transaction will be governed by the terms of the Share Exchange Agreement, a copy of which is attached as Annex A to this proxy statement. We encourage you to read the Share Exchange Agreement carefully and in its entirety. For more information on the Share Exchange Agreement, see the section entitled “The Share Exchange Agreement” on page 88.

Acquisition of Television Systems and Set-Top Box Business Lines.  Trident and TMFE will acquire selected assets and liabilities of NXP’s television systems and set-top box business lines separated from NXP through a pre-closing restructuring by NXP and subsequent transactions at closing. Under the terms of the Share Exchange Agreement, NXP will receive newly issued shares of Trident common stock, or the Total Transaction Shares, equal to 60% of the total outstanding shares of Trident common stock on the closing date, after giving effect to the share issuance to NXP, in exchange for the contribution of assets and select liabilities of the business lines to be acquired and cash proceeds in the amount of approximately $30 million, referred to as the Cash Payment. The 6,666,667 shares of common stock issued in exchange for the Cash Payment, which comprise a portion of the Total Transaction Shares, will be issued to NXP at a price of $4.50 per share. In addition, Trident shall issue to NXP four shares of a newly created Series B Preferred Stock. The Series B Preferred Stock will be issued pursuant to a Certificate of Designation of Series B Preferred Stock to be filed immediately prior to the closing date.

In total, NXP will hold common stock representing approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP, on the closing date and four shares of Series B Preferred Stock.

NXP has agreed to certain non-competition and non-solicitation covenants in the Share Exchange Agreement, which survive for a period of three years.

Amendment to Certificate of Incorporation.  Immediately prior to the closing date , Trident’s certificate of incorporation will be amended and restated to provide for an increase in the authorized number of shares of Trident common stock.

Post-Closing Governance.  On the closing date, Trident and NXP will enter into a Stockholder Agreement that provides certain limitations on the ability of NXP to acquire additional shares of Trident common stock, requires NXP to vote its shares of common stock on certain actions as provided in the Stockholder Agreement, limits NXP’s ability to take certain other actions, and provides NXP with certain registration rights on the shares of common stock. In addition, the Stockholder Agreement provides that, following the closing date, the Trident Board will consist of nine directors, including four directors designated by NXP, four directors who currently serve on the Trident Board, and Trident’s Chief Executive Officer. Ms. Sylvia Summers Couder, currently Chief Executive Officer of Trident, will remain Chief Executive Officer of Trident following the closing, and will be the ninth director. The form of Certificate of Designation, to be filed with the Delaware Secretary of State immediately prior to the closing date, sets forth the rights of the Series B Preferred Stock. The form of Certificate of Designation is attached to this proxy statement as Annex C and the form of Stockholder Agreement is attached to this proxy statement as Annex D. We encourage you to read the Stockholder Agreement, together with the Share Exchange Agreement, because it describes the rights and limitations governing NXP’s ownership of the Total Transaction Shares and the Series B Preferred Stock.

The Trident Board has by unanimous vote determined that the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement, including the Transaction and the share issuance to NXP, together with the issuance of the shares of Series B Preferred Stock to NXP in connection therewith, are advisable and are fair to, and in the best interests of Trident and its stockholders and recommends that Trident stockholders vote “FOR” the proposal to approve the share issuance to NXP.

Post-Closing Trident Board and Management (see page 117)

Following the closing, the Trident Board will be increased to nine members: four members designated by NXP, four members designated by Trident, and one member who will be Trident’s Chief Executive Officer. The Trident designated directors initially will be Messrs. Brian R. Bachman, David H. Courtney, J. Carl Hsu, and Raymond K. Ostby, each of whom currently serves on the Trident Board. Our Chief Executive Officer, who will be the ninth member of the Trident Board, will be Sylvia Summers Couder, Trident’s current Chief Executive Officer. NXP will designate its four directors immediately following the closing.

Initially, David H. Courtney, Trident’s current Chairman of the Board, will be Chairman of Trident.

Following the closing, Sylvia Summers Couder will be Chief Executive Officer and Christos Lagomichos, currently Executive Vice President and General Manager of NXP’s Home business unit, will be President. Pete J. Mangan, our current Chief Financial Officer, will remain Chief Financial Officer.

Opinion of Trident’s Financial Advisor (see page 77)

Trident’s financial advisor, Union Square Advisors LLC, delivered a written opinion to the Trident Board to the effect that, as of October 4, 2009, taking into account the Transaction as a whole and subject to various qualifications and assumptions described in the written opinion, the consideration to be received by Trident in the Transaction is fair, from a financial point of view, to Trident in exchange for the Total Transaction Shares issued to NXP.

The full text of the Union Square Advisors opinion, dated October 4, 2009, which sets forth the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Union Square Advisors in rendering its opinion, is attached as Annex E to this proxy statement. We urge you to read the opinion carefully and in its entirety.

Union Square Advisors provided its opinion for the use and benefit of the Trident Board in connection with its consideration of the transactions contemplated by the Share Exchange Agreement. The Union Square Advisors opinion addressed only the fairness, from a financial point of view, of the consideration to be received by Trident in the Transaction in exchange for the Total Transaction Shares issued to NXP as of the date of the Union Square Advisors opinion. The Union Square Advisors opinion is not intended to be and does not constitute a recommendation to any stockholder as to how that stockholder should vote or act with respect to the transactions contemplated by the Share Exchange Agreement or any other matter described in this proxy statement. Union Square Advisors was not requested to opine as to, and its opinion does not in any manner address, Trident’s underlying business decision to proceed with or effect the Transaction. The summary of the Union Square Advisors opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Pursuant to the terms of the engagement letter between Union Square Advisors and Trident, Union Square Advisors was paid a fee upon delivery of the opinion to the Trident Board, with such fee creditable against any transaction fee subsequently paid to Union Square Advisors upon the closing. For a more complete description of the fee arrangement and the Union Square Advisors opinion, see “The Transaction — Opinion of Trident’s Financial Advisor” on page 77. See also Annex E to this proxy statement.

Reasons for the Transaction (page 72)

In reaching its decision to approve the share issuance to NXP, and approve the Share Exchange Agreement, the Charter Amendment, the 2010 Plan, and the Exchange Program, the Trident Board consulted with Trident’s senior management team, as well as Trident’s outside advisors, and considered a number of factors, including the following material factors which the Trident Board unanimously viewed as supporting its decision:

•	the Transaction enhances Trident’s ability to increase its addressable market substantially, which as a result of the Transaction will include the digital television and PC-TV market, as well as the set-top box and other consumer television products markets, and is expected to increase the total available market for Trident’s products from approximately $1.5 billion to over $4.0 billion, based upon data from independent third party analysis.

•	the Transaction enhances Trident’s ability to obtain design wins at additional customers, particularly Tier One original equipment manufacturers, and provides Trident with important relationships with cable and satellite operators and conditional access providers, strengthening Trident’s position as a preferred technology partner to all of these key customers, with much of the intellectual property of the combined company being applicable across both the digital television and set-top box businesses.

•	the Transaction adds to, and enhances, the benefits that Trident expects to achieve from its May 2009 acquisition of selected assets of the FRC line of frame rate converters, the DRX line of demodulators and all of the audio processing product lines from Micronas, and is complementary and synergistic to such acquisition, and results in the acquisition of product lines that serve the analog and CRT television market as well as PC-TV market, with products that have solid gross margins, and with very little investment in product development required at this point in the product lifecycles.

•	the Transaction leverages intellectual property and research and development across multiple markets, and provides Trident with a significant combined intellectual property and technology portfolio that will include more than 1,500 issued and pending patents from NXP in addition to more than 500 for Trident, which is expected to enhance Trident’s ability to gain market share by offering innovative, complete end-to-end semiconductor solutions for the low-end, mid-range, and high-end of the digital home market.

•	the Transaction increases Trident’s ability to leverage its Asia-based engineering capability, and achieve economies of scale, allowing Trident to deliver more features, performance and value to the end consumer and its original equipment manufacturer customers.

•	the Transaction enhances Trident’s financial position and diversifies its revenue base, enhancing its ability to attain profitability, and accelerate time to breakeven on a non-GAAP basis, and brings an additional $30 million in cash to Trident as a result of the Cash Payment.

•	the Transaction results in additional consolidation, allowing Trident to leverage our competitive position in the industry and compete more effectively in a sector that continues to be highly competitive.

•	the Transaction leverages key management talent, with the new management team combining executives from both organizations who have run much larger organizations and are able to contribute significantly to the integration of the acquired operations and leadership of Trident following the closing. See “Board and Management of Trident Following the Closing” on page 117.

•	as a result of the provisions of the Stockholder Agreement, although NXP will own approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP, the NXP designees to the Trident Board will not constitute a majority of the Trident Board. In addition, provisions in the Stockholder Agreement and the Certificate of Designation restrict NXP’s right to freely vote its shares of Trident common stock, requires a supermajority vote of the Trident Board on certain major decisions, and includes restrictions on NXP’s ability to acquire additional Trident securities, participate in a solicitation of proxies, or effect or seek to effect a change of control of Trident. See “Certain Additional Agreements Related to the Transaction — Stockholder Agreement” on page 108.

In view of the wide variety of factors considered by the Trident Board in connection with its evaluation of the Transaction and the complexity of these matters, the Trident Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Trident Board made its recommendation based on the totality of information presented to, and the investigation conducted by, it or on its behalf. In considering the factors discussed above, individual directors may have given different weights to different factors. As a result of the foregoing analysis, the Trident Board unanimously believes that the Transaction and the share issuance to NXP is in the best interests of its stockholders.

Overview of the Share Exchange Agreement (see page 88)

The Acquisition

At the closing, Trident and TMFE will acquire the television systems and set-top box business lines of NXP. In order to effect the Transaction, NXP will own at the closing all of the issued and outstanding capital stock of a newly formed Dutch besloten vennootschap, or Dutch Newco, a newly formed Delaware corporation, or US Newco, and, if applicable pursuant to the Share Exchange Agreement a newly formed Delaware limited liability company, or USIP LLC, collectively referred to, together with US Newco and Dutch Newco, as the Transferred Newcos. Prior to the closing, NXP will transfer into Dutch Newco or, if applicable, USIP LLC, all of the intellectual property assets to be acquired by Trident under the Share Exchange Agreement. Additionally, prior to the closing, NXP will cause Dutch Newco to form new wholly owned subsidiaries, or establish new branch offices, in each jurisdiction where assets of the acquired business lines are located. NXP will contribute to these new subsidiaries and branch offices the corresponding assets of the acquired business lines located in the relevant jurisdictions. Finally, in certain jurisdictions, certain acquired assets will be directly transferred to Trident or its subsidiaries, which assets are the Direct Transfer Assets under the Share Exchange Agreement. Accordingly, as a result of pre-closing restructuring activities to be undertaken pursuant to the terms of the Share Exchange Agreement, the Transferred Newcos and Trident or its subsidiaries, will own as of the closing all of the assets to be acquired by Trident pursuant to the Share Exchange Agreement.

At the closing, TMFE will purchase from NXP, either directly or through Trident or one or more of Trident’s subsidiaries, all of the issued and outstanding capital stock of the Transferred Newcos and all Direct Transfer Assets. In connection with the transactions, the parties expect to enter into the License Agreement, and various transition services agreements, including a manufacturing services agreement and a research and development services agreement.

Transaction Consideration (see page 89)

The consideration for the acquisition shall be the issuance of such number of shares of Trident’s common stock such that, at the closing, the aggregate number of shares of common stock issued to NXP, or the Total Transaction Shares, shall equal 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP. Included within the Total Transaction Shares will be approximately 6,666,667 shares issued to NXP at $4.50 per share for the $30 million Cash Payment. In addition, Trident shall issue to NXP four shares of a newly created Series B Preferred Stock for nominal consideration of $0.01 per share. For a more complete description of the consideration, see the section entitled “The Share Exchange Agreement — Consideration in the Transaction.”

Immediately prior to the closing date, our certificate of incorporation will be amended and restated to provide for an increase in the authorized number of shares of Trident common stock. If approval of the Charter Amendment providing for the increase in our number of authorized shares of common stock is not approved by our stockholders, we will not have a sufficient number of shares to be able to issue the Total Transaction Shares to NXP as consideration pursuant to the Share Exchange Agreement, and we will be unable to complete the Transaction. For a more complete description of the Charter Amendment, see the section entitled “Proposal No. 2 — Approval of the Charter Amendment” on page 119.

Conditions to the Closing (see page 90)

The respective obligations of the parties to effect the Transaction are subject to the satisfaction or, to the extent permitted under applicable laws and the terms of the Share Exchange Agreement, the waiver of, a number of conditions, including, among other things, the following:

•	Trident’s stockholders shall have approved the share issuance to NXP, as well as Charter Amendment, and the 2010 Plan;

•	the parties shall have received all regulatory approvals, including antitrust approvals in connection with the Transaction and related transactions;

•	NXP’s procedures in compliance with Section 25 of the Dutch Works Council Act shall have been completed as set forth in the Share Exchange Agreement, and the information and consultation processes with the German works council and as required with the Site Council in the United Kingdom and/or the United Kingdom Employees Representatives Committees shall have been completed;

•	Other required notices to employees, unions, works councils or other employee representatives shall have been given and all required pre-closing consultation procedures completed; and

•	no judgment, order, injunction, decree, statute, law, ordinance, rule or regulation or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any court or other governmental authority shall be in effect that prohibits, makes illegal or enjoins the consummation of the Transaction.

The obligation of NXP to effect the Transaction is subject to the satisfaction or waiver of several additional conditions (any of which may be waived in writing by NXP), including:

•	all of the representations and warranties made by Trident and TMFE in the Share Exchange Agreement that are qualified as to materiality shall be true and correct, and that are not so qualified as to materiality shall be true and correct, in each case when made and at and as of the closing, except to the extent that the failure of such representations and warranties to be true and correct, does not have and would not reasonably be expected to have, individually or in the aggregate, would not reasonably be expected to have a “material adverse effect” on Trident;

•	each of Trident and TMFE shall have complied with all pre-closing covenants in all material respects;

•	the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and shall be effective;

•	NXP shall have received the required closing deliverables, consisting of ancillary documents effecting the Transaction and the transfer of the assets and liabilities pursuant thereto;

•	no suit, action, proceeding, application or counterclaim shall be pending by any governmental authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge might prevent, restrain or prohibit the consummation of any element of the Transaction, cause any element to be rescinded, or result in a violation of applicable antitrust laws, rules or regulations that would reasonably be expected to have a “material adverse effect” on Trident and its subsidiaries taken as a whole and no such injunction, judgment, order, decree, ruling or charge shall be in effect; and

•	the absence of any “material adverse effect” on Trident and its subsidiaries that is continuing.

The obligations of Trident and TMFE to effect the Transaction are subject to the satisfaction or waiver of several additional conditions (any of which may be waived in writing by Trident), including:

•	all of the representations and warranties made by NXP in the Share Exchange Agreement that are qualified as to materiality shall be true and correct, and that are not so qualified as to materiality shall be true and correct, in each case when made and at and as of the closing, except to the extent that the failure of such representations and warranties to be true and correct, does not have and would not reasonably be expected to have, individually or in the aggregate, would not reasonably be expected to have a “material adverse effect” on the acquired business lines;

•	NXP shall have complied with all pre-closing covenants in all material respects;

•	NXP and/or Dutch Newco shall have obtained all required authorizations, approvals, consents and waivers for the sale, transfer, assignment, conveyance and/or license of specified intellectual property and other contracts;

•	all pre-closing restructuring activities shall have been duly authorized, executed and delivered and shall remain in full force and effect, and all asset transfers and other transactions shall have been completed to effect the transactions contemplated by the Share Exchange Agreement, including the transfers to Dutch Newco;

•	NXP shall have repaid the promissory note to Dutch Newco issued in connection with the acquisition of assets owned by NXP Semiconductors (Shanghai) Ltd.;

•	the transactions contemplated by the License Agreement shall have been consummated;

•	Trident shall have received the required closing deliverables, consisting of ancillary documents effecting the Transaction and the transfer of the assets and liabilities pursuant thereto;

•	no suit, action, proceeding, application or counterclaim shall be pending by any governmental authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge might prevent, restrain or prohibit the consummation of any element of the Transaction, cause any element to be rescinded, or result in a violation of applicable antitrust laws, rules or regulations that would reasonably be expected to have a

“material adverse effect” on Trident and its subsidiaries taken as a whole and no such injunction, judgment, order, decree, ruling or charge shall be in effect; and

•	the absence of any “material adverse effect” on Trident and its subsidiaries that is continuing.

Indemnification (see page 95)

The representations and warranties made in the Share Exchange Agreement do not survive the closing, except for the following representations and warranties, which shall survive for twelve (12) months following the closing:

•	representations and warranties made by NXP (i) regarding the ownership of the newly created subsidiaries into which the acquired assets shall be transferred, (ii) regarding the income statements of the acquired business lines for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, and that they fairly present the financial condition of the acquired business lines and have been prepared in accordance with the applicable accounting principles, (iii) regarding the ownership of the intellectual property assets to be transferred to Dutch Newco, and (iv) confirming that NXP is the legal owner of the subsidiaries to be transferred to TMFE as part of the Transaction; and

•	representations and warranties made by Trident (i) regarding the income statements included as part of the financial statements included in its periodic reports filed with the Securities and Exchange Commission since January 1, 2007 and that they comply with the rules of the SEC, were prepared in accordance with United States generally accepted accounting principles, and fairly present the financial condition of Trident, (ii) that the shares of common stock and preferred stock to be issued to NXP shall be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, and (iii) regarding the accuracy of its outstanding capitalization.

In addition, NXP has agreed to indemnify Trident for damages relating to (i) any liability arising from the pre-closing restructuring or pre-closing transfer of assets and liabilities into the Transferred Newcos, other than liabilities to be expressly assumed by Trident or any of the Transferred Newcos pursuant to the terms of the Share Exchange Agreement, (ii) liabilities that are expressly excluded from assumption by Trident or the Transferred Newcos, (iii) any breach of NXP’s representations and warranties described above, (iv) any breach by NXP of any covenant or agreement of NXP contained in the Share Exchange Agreement or any of the ancillary agreements to the extent such covenant or agreement is by its terms to be performed after the closing date, and (v) any taxes for which NXP is responsible under the terms of the Share Exchange Agreement. NXP shall incur no liability for indemnification for any individual claim related to the breach of any representation or warranty that survives the closing of less than $25,000, and the total amount for which NXP may be liable for such indemnification is $34 million.

Trident has agreed to indemnify NXP for damages relating to (i) any liability arising from the pre-closing restructuring or pre-closing transfer of assets and liabilities into the Transferred Newcos that have been expressly assumed by Trident or any of the Transferred Newcos pursuant to the terms of the Share Exchange Agreement, (ii) any failure to timely pay or fulfill the liabilities that are to be expressly assumed by Trident or an of the Transferred Newcos pursuant to the terms of the Share Exchange Agreement, (iii) any breach of Trident’s representations and warranties described above, (iv) any breach by Trident or TMFE of any covenant or agreement of Trident or TMFE contained in the Share Exchange Agreement or any of the ancillary agreements to the extent such covenant or agreement is by its terms to be performed after the closing date, and (v) taxes for which Trident is responsible under the terms of the Share Exchange Agreement. Any indemnification by Trident of NXP shall be effected in a manner that accounts for NXP’s ownership of Trident common stock by multiplying the amount of damages incurred by a fraction, the numerator of which is one (1) and the denominator of which is one minus the percentage of outstanding shares of Trident common stock then owned by NXP. Trident shall incur no liability for indemnification for any individual claim related to the breach of any representation or warranty that survives the closing of less than $25,000, and the total amount for which Trident may be liable for such indemnification is $34 million.

Restrictions on Solicitation of Acquisition Proposals (see page 96)

Trident has agreed not to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage, induce or facilitate the making, submission or announcement of any Trident acquisition proposal, (ii) furnish or make available any non-public information about Trident to any person in connection with or response to an acquisition proposal, (iii) provide to any person access to the business, properties, assets, books or records or personnel of Trident with the intent to induce, encourage, facilitate or assist an acquisition proposal, (iv) participate or engage in discussions or negotiations with respect to an acquisition proposal, (v) approve, endorse or recommend an acquisition proposal, (vi) grant any waiver, amendment or release under any standstill or confidentiality agreement or (vii) enter into a letter of intent or similar agreement contemplating or otherwise relating to an acquisition proposal.

For this purpose, an acquisition proposal includes any offer or proposal contemplating or otherwise relating to (i) an acquisition or purchase from Trident of more than a 15% interest in the total outstanding voting securities of Trident, or any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 15% of Trident’s outstanding voting securities, or any merger, consolidation, business combination, share exchange or similar transaction involving Trident that would result in Trident’s stockholders immediately preceding such transaction holding securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction, (ii) any sale, exchange, transfer, exclusive license or disposition of any business or businesses or assets that constitute 15% or more of the aggregate fair market value of Trident’s assets, or (iii) any liquidation or dissolution of Trident.

The Share Exchange Agreement does not, however, prohibit Trident from considering a bona fide acquisition proposal prior to the stockholders meeting from a third party if certain specified conditions are met.

Termination of the Share Exchange Agreement (see page 98)

The Share Exchange Agreement may be terminated by mutual written consent of Trident and NXP at any time before the closing. The Share Exchange Agreement may also be terminated by either Trident or NXP if:

•	the Transaction is not completed on or before March 31, 2010 or any other date that Trident and NXP may agree upon in writing;

•	if a court or other governmental authority shall have issued a final and nonappealable order, or shall have taken any other final and nonappealable action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

•	if the meeting of Trident stockholders has been held, and a vote has been taken by the stockholders, but the stockholders have not approved the Transaction and the issuance of the shares of Trident common stock to NXP or the Charter Amendment; and

•	If the Trident Board authorizes Trident to enter into a binding definitive acquisition agreement in response to a superior offer from a third party in compliance with the restrictions on solicitation provisions discussed above, provided that Trident must notify NXP of such superior offer and negotiate in good faith with NXP with respect to any revisions to the terms of the Transaction set forth in the Share Exchange Agreement that may be proposed by NXP in response to such superior offer.

In addition, NXP may terminate the Share Exchange Agreement if:

•	(i) the Trident Board withdraws, qualifies or modifies in a manner adverse to NXP, or publicly proposes to withdraw, qualify or modify in a manner adverse to NXP, its recommendation that Trident stockholders approve the proposals set forth herein, other than in connection with a termination of the Share Exchange Agreement as described above under “Restrictions on Solicitation of Acquisition Proposals,” (ii) Trident fails to include in this proxy statement the recommendation of the Trident Board that Trident stockholders approve the proposals set forth herein, or (iii) the Trident Board publicly adopts or recommends any Trident acquisition proposal, or in the event a tender offer or exchange offer for outstanding shares of Trident common stock shall have been publicly disclosed, other than by Trident, and within ten business days after the commencement of such tender offer or exchange offer, the Trident Board fails to recommend against acceptance of such offer; and

•	upon breach of any representation, warranty, covenant or agreement on the part of Trident set forth in the Share Exchange Agreement, or if any such representation or warranty shall have become untrue, provided that if such breach or inaccuracy is curable within thirty (30) days, then NXP may not terminate the Share Exchange Agreement until thirty (30) days after Trident has been given written notice of the breach, and NXP may not terminate the Share Exchange Agreement if Trident cures the breach during such thirty (30) day period.

In addition, Trident may terminate the Share Exchange Agreement upon breach of any representation, warranty, covenant or agreement on the part of NXP set forth in the Share Exchange Agreement, or if any such representation or warranty shall have become untrue, provided that if such breach or inaccuracy is curable within thirty (30) days, then Trident may not terminate the Share Exchange Agreement until thirty (30) days after NXP has been given written notice of the breach, and Trident may not terminate the Share Exchange Agreement if NXP cures the breach during such thirty (30) day period.

Neither party may terminate the Share Exchange Agreement if the failure to consummate the Transaction by the outside date set forth above or the occurrence of the failure of a condition to the consummation of the Transaction is caused by the failure on the part of such party to perform any covenant or obligation required to be performed by such party.

Termination Fee and Expenses (see page 100)

Trident has agreed to pay to NXP a termination fee of $6 million if:

•	the Share Exchange Agreement is terminated by either party if the meeting of Trident stockholders has been held, and a vote has been taken by the stockholders, but the stockholders have not approved the Transaction and the issuance of the shares of Trident common stock to NXP or the Charter Amendment, and at the time of the stockholders meeting a superior offer had been publicly announced and not publicly withdrawn at least five business days prior to the stockholders meeting; provided that no fee shall be payable unless Trident enters into an agreement for a transaction with respect to a superior offer within twelve (12) months following such termination;

•	NXP terminates the Share Exchange Agreement because the Trident Board withdraws, qualifies or modifies in a manner adverse to NXP, or publicly proposes to withdraw, qualify or modify in a manner adverse to NXP, its recommendation that Trident stockholders approve the proposals set forth herein, other than in connection with a termination of the Share Exchange Agreement as permitted therein, (ii) Trident fails to include in this proxy statement the recommendation of the Trident Board that Trident stockholders approve the proposals set forth herein, or (iii) the Trident Board publicly adopts or recommends any Trident acquisition proposal, or in the event a tender offer or exchange offer for outstanding shares of Trident common stock shall have been publicly disclosed, other than by Trident, and within ten business days after the commencement of such tender offer or exchange offer, the Trident Board fails to recommend against acceptance of such offer; or

•	the Share Exchange Agreement is terminated by either NXP or Trident because the Trident Board authorizes Trident to enter into a binding definitive acquisition agreement in response to a superior offer from a third party in compliance with the restrictions on solicitation provisions discussed above, provided that Trident must notify NXP of such superior offer and negotiate in good faith with NXP with respect to any revisions to the terms of the Transaction set forth in the Share Exchange Agreement that may be proposed by NXP in response to such superior offer.

Each party must pay its own fees and expenses whether or not the Transaction is consummated.

Employee Equity (see page 89)

Under the terms of the Share Exchange Agreement, Trident has agreed that it will submit for approval to Trident’s stockholders, a new omnibus employee equity incentive plan, under which employees of Trident following the closing, including former employees of NXP as well as current employees of Trident and its subsidiaries, will be eligible to receive awards. Trident has agreed to consult with NXP regarding award levels and terms for initial awards granted under the new equity plan, so as to appropriately incentivize employees, which awards shall be approved by the Compensation Committee of the Trident Board as reconstituted in connection with the Transaction. In addition, Trident has agreed to launch an offer in the form of the Exchange Program to Trident employee holders of stock options, offering to exchange certain options to purchase shares of Trident common stock for awards of restricted stock or restricted stock units for a lesser number of shares of Trident common stock to be granted under the 2010 Plan.

Noncompetition (see page 103)

Under the Share Exchange Agreement, NXP has agreed that for three years following the closing date, no member of the NXP group of companies shall engage in, or acquire any equity or ownership interest in any person that is engaged in any restricted business (as defined below), other than passive investments of no more than 5% of the voting stock of such person, and no member of the NXP group of companies is engaged in the management of, or sits on the board of directors of, such person, or the selling of products, providing of services or licensing of intellectual property in the ordinary course of business to a person engaged in a restricted business. The foregoing restrictions will not apply to the activities of a business acquired by NXP after the closing date (x) to the extent that less than 20% of the annual gross revenues of such acquired business is derived from a restricted business, the annual gross revenues of such business derived from a restricted business are less than $32.5 million and no intellectual property of NXP or its subsidiaries is transferred or licensed to, or otherwise made available for use by, the acquired business in that restricted business, or (y) the portion of the acquired business engaged in the restricted business is maintained separately from NXP, no intellectual property of NXP or its subsidiaries is transferred or licensed to, or otherwise made available for use by the acquired business in the restricted business, and the activities of that restricted business are terminated through a winding down process that is completed no more than six months from the date on which such business is acquired.

The Share Exchange Agreement defines “restricted business” as the research, development, marketing and sales activities related to any and all of the following: (i) integrated circuits and software that are specific for any analog, analog matrix or digital TV (including IPTV and media processors), PC video system or set-top box applications; (ii) co-processor integrated circuits for any analog or digital TV, PC video system, set-top box, or TV accessory; (iii) demodulator and video decoder integrated circuits for any digital TV, set-top box, or TV accessory; and (iv) the integration of one or more of the integrated circuits and software described above into integrated circuits or SoCs, in each case where that circuit, integrated circuit, SoC or software is used to receive, process and/or transmit standard video signals, and all derivatives, extensions and successors.

Other than as described above, NXP and its subsidiaries are free to compete with Trident and its subsidiaries and to do business with any person or any current or prospective client, customer or supplier of such person.

Overview of the Other Related Agreements

Stockholder Agreement (see page 108)

It is a condition to the closing that Trident and NXP enter into the Stockholder Agreement as of the closing. The Stockholder Agreement provides for the designation of nominees to the Trident Board, provides certain restrictions on the right of NXP to freely vote its shares of Trident common stock received pursuant to the Share Exchange Agreement, and provides a two year lock up during which NXP cannot transfer its shares of Trident common stock, subject to certain exceptions, including transfers to affiliates or if necessary to avoid consolidating Trident’s financial results with its own. In addition, under the Stockholder Agreement NXP has agreed to standstill restrictions for six years, including restrictions on future acquisition of Trident securities, participation in a solicitation of proxies, and effecting or seeking to effect a change of control of Trident. The Stockholder Agreement also sets forth certain major decisions that may only be taken by the Trident Board upon a supermajority vote of two-thirds of the directors present. The Stockholder Agreement provides NXP with certain demand and piggy-back registration rights related to the Total Transaction Shares that it will receive pursuant to the Share Exchange Agreement, and grants certain preemptive rights to NXP with respect to future issuances of Trident common stock.

Intellectual Property Transfer and License Agreement (see page 116)

It is a condition to the closing that TMFE and NXP enter into an Intellectual Property Transfer and License Agreement, or License Agreement, as of the closing date. The License Agreement provides that NXP will transfer to Dutch Newco (which entity will be acquired by TMFE) certain patents, software and technology including those exclusively related to the acquired business lines and NXP will grant a license to Dutch Newco to certain patents, software and technology used in other parts of NXP’s business. In addition, Dutch Newco will grant a license back to NXP to certain of the patents, software and technology that will be transferred to Dutch Newco.

Risk Factors (see page 27)

The Transaction, including the possibility that the Transaction may not be consummated, poses a number of risks to Trident and its stockholders. In addition, both Trident and the acquired business lines as operated by NXP are subject to various risks associated with their businesses and their industries. The combined business will also be subject to these and other risks. We encourage you to read carefully the section of this proxy statement entitled “Risk Factors” and the risk factors set forth in other documents we have filed with the SEC which are accompanying or incorporated by reference into this proxy statement.

Interests of Trident’s Directors and Executive Officers in the Transaction (see page 84)

In considering the recommendation of the Trident Board with respect to the proposals to be acted upon by Trident’s stockholders at the annual meeting, Trident stockholders should be aware that members of the Trident Board and executive officers of Trident may have interests in the Transaction that may be different from, or in addition to, interests they may have as Trident stockholders. These differing interests include:

•	the rights of certain officers to receive payments or other benefits, including grants of equity awards;

•	the possible payment of severance and acceleration of vesting schedules of existing equity awards under certain executive officers’ employment agreements, upon a termination of employment following the closing; and

•	the continuing service of several of Trident’s existing directors and executive officers after the closing date.

The Trident Board was aware of these interests and considered them, among other things, in making its recommendation that Trident stockholders vote for the approval of the share issuance to NXP, the Charter Amendment proposal, the adoption of the 2010 Plan and the proposal relating to the Exchange Program.

Voting by Trident Directors and Executive Officers (see page 168)

On [    ●    ], 2009, the record date set by the Trident Board for the annual meeting, the directors and executive officers of Trident and their affiliates owned and were entitled to vote [    ●    ] shares of Trident common stock, or approximately [    ●    ]% of the shares of Trident common stock outstanding on that date.

Rights Plan Amendment (see page 85)

On July 23, 2008, the Trident Board adopted an amended and restated stockholder rights agreement, pursuant to which each common stockholder at the close of business on August 14, 1998 received a dividend of one right for each share of common stock held. Trident has amended the rights agreement to provide that the rights issuable under this rights agreement will not be triggered by the Share Exchange Agreement or the Transaction.

Trident will List Shares of Trident Common Stock Issued to NXP on the NASDAQ Global Select Market (page 87)

Trident has agreed to use all commercially reasonable efforts to cause the Total Transaction Shares to be issued to NXP pursuant to the Share Exchange Agreement to be authorized for listing on NASDAQ, subject to notice of issuance. The listing of the Total Transaction Shares on NASDAQ (subject to notice of issuance) is a condition to NXP’s obligation to complete the Transaction. The shares of Series B Preferred Stock to be issued to NXP shall not be listed on any exchange or over the counter market.

Material United States Federal Income Tax Consequences (see page 85)

Trident stockholders will not recognize any gain or loss for United States federal income tax purposes as a result of (a) the consummation of the Transaction or (b) an adoption of the proposed amendments to Trident’s certificate of incorporation.

Accounting Treatment of the Transaction

The Transaction will be accounted for as an acquisition under the purchase method of accounting under United States generally accepted accounting principles. For this purpose, Trident will be deemed to be the accounting acquirer and the business lines acquired from NXP will be deemed to be the accounting acquiree. Accordingly, Trident will account for the Transaction as a purchase business combination, using Trident’s historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of the business lines acquired from NXP as of the closing date.

No Appraisal or Dissenters Rights

Under Section 262 of the General Corporation Law of the State of Delaware, Trident stockholders do not have appraisal rights in connection with the Transaction.

Regulatory Matters (see page 86)

The Transaction is subject to, and the parties’ obligations to effect the Transaction are conditioned on, approval by governmental authorities in Germany relating to antitrust and competition matters. The parties’ obligations to effect the Transaction are also conditioned on completion of NXP’s procedures in compliance with Section 25 of the Dutch Works Council Act, and the information and consultation processes with NXP’s German works council and as required with NXP’s Site Council in the United Kingdom and/or the United Kingdom Employees Representatives Committees, and completion of other required pre-closing consultation procedures and notices to employees, unions, works councils or other employee representatives.

Trident Per Share Market Price Information (see page 50)

The common stock of Trident is listed on NASDAQ. On October 2, 2009, the last business day prior to the public announcement of the proposed Transaction, the closing price of Trident’s common stock was $2.33 per share. On [    ●    ], 2009, the latest practicable date before the date of this proxy statement, the closing price of Trident’s common stock was $[    ●    ] per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement (including information included in the documents accompanying this proxy statement) includes “forward-looking statements” (as that term is defined under Section 21E of the Exchange Act and/or the United States Private Securities Litigation Reform Act of 1995). There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Questions and Answers about the Annual Meeting”, “Risk Factors”, and in statements containing words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “contemplate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “would,” “believes,” “predicts,” “potential,” “continue,” and similar expressions which are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Trident’s expectations with respect to the synergies, costs and charges, and anticipated financial impacts of the Transaction and related transactions; approval of the share issuance to NXP, the Charter Amendment, the 2010 Plan and the Exchange Program and related transactions; the satisfaction of the closing conditions to the Transaction; and the timing of the closing; statements containing projections of revenues, operating expenses, income (or loss), earnings (or loss) per share, capital expenditures, and other financial items; statements concerning the plans and objectives of Trident management for future operations, including plans or objectives relating to its products or services; and any report issued by Union Square Advisors, to the extent that the report assesses a forward-looking statement made by Trident.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Trident’s control and difficult to predict. Factors that may cause such differences include, but are not limited to:

•	the ability of Trident and NXP to satisfy all conditions precedent to the closing and consummate the Transaction;

•	the ability of Trident to integrate the assets and operations of the business lines to be acquired from NXP successfully;

•	the ability of Trident to achieve the expected cost synergies and realize the benefits of the Transaction;

•	the ability of Trident to retain existing, and continue to win additional customers, including Tier 1 original equipment manufacturers;

•	the ability of Trident to retain and continue to attract key employees of Trident and of key employees of the business lines to be acquired from NXP;

•	unexpected costs or unexpected liabilities related to the Transaction;

•	other economic, business and competitive factors;

•	the impact of the trading price of Trident common stock caused by the share issuance to NXP or caused by future resales in the public market of the Total Transaction Shares received by NXP in the Transaction;

•	the ability of NXP to exert significant influence over corporate decisions as a result of its ownership of Trident common stock following the Transaction and its rights to designate four nominees for election as directors in the combined entity; and

•	the factors described below under “Risk Factors” and in Trident’s reports filed with the SEC.

Trident cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is discussed under the heading “Risk Factors” and elsewhere in this proxy statement and in documents accompanying this proxy statement, including, Trident’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 which was filed with the SEC on September 11, 2009, as amended by Amendment No. 1 as filed with the SEC on October 27, 2009, including under Part I, Item IA in Trident’s Annual Report on Form 10-K for the year ended June 30, 2009, and Trident’s most recently filed Quarterly Report on Form 10-Q, which was filed on November 6, 2009, and any amendments thereto. All subsequent written and oral forward-looking statements concerning Trident, the meeting, the Transaction, the related transactions or other matters attributable to Trident or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. These forward-looking statements speak only as of the date on which the statements were made and Trident expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere, whether written or oral, relating to the matters discussed in this proxy statement.

RISK FACTORS

In addition to the other information included in documents delivered with this proxy statement, you should carefully consider the risk factors described below in evaluating whether to approve the share issuance to NXP, approve the Charter Amendment, approve the adoption of the 2010 Plan and approve the Exchange Program. Additional risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect the proposed Transaction and Trident, following the closing.

Risks Related to the Transaction

We may fail to realize some or all of the anticipated benefits of the proposed Transaction, which may adversely affect the value of our common stock.

The success of the Transaction will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the television systems and set-top box business lines acquired from NXP with our legacy operations. However, to realize these anticipated benefits and cost savings, we must successfully combine the acquired business lines with our legacy operations and integrate our respective operations, technologies and personnel following the closing. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the Transaction may not be realized fully or at all or may take longer to realize than expected and the value of Trident’s common stock may be adversely affected. In addition, the overall integration of the business lines is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt our following closing.

We have operated and, until the closing, will continue to operate independently of NXP. It is possible that the integration process could result in the loss of key employees and other senior management, result in the disruption of our business or adversely affect our ability to maintain relationships with customers, suppliers, distributors and other third parties, or to otherwise achieve the anticipated benefits of the Transaction.

Specifically, risks in integrating the operations of the business lines acquired from NXP into our operations in order to realize the anticipated benefits of the Transaction include, among other things:

•	failure to effectively coordinate sales and marketing efforts to communicate our product capabilities and expected product roadmap following closing;

•	failure to compete effectively against companies already serving the broader market opportunities expected to be available to us and our expanded product offerings;

•	failure to successfully integrate and harmonize financial reporting and information technology systems of Trident and NXP;

•	retaining NXP customers and strategic partners of products that we have acquired with the Transaction;

•	retaining key Trident employees and retaining and integrating key employees acquired from NXP;

•	coordinating research and development activities to enhance the introduction of new products and technologies utilizing technology acquired in the Transaction, especially in light of rapidly evolving markets for those products and technologies;

•	managing effectively the diversion of management’s attention from business matters to integration issues;

•	combining product offerings and incorporating acquired technology and rights into our product offerings effectively and quickly;

•	integrating sales efforts so that new customers acquired with the Transaction can easily do business with us;

•	transitioning all facilities to a common information technology environment;

•	combining our business culture with the business culture previously operated by NXP;

•	anticipating the market needs and achieving market acceptance of our products and services utilizing the technology acquired in the Transaction; and

•	complying with local laws as we take steps to integrate and rationalize operations in diverse geographic locations.

Integration efforts will also divert management attention and resources. An inability to realize the full extent of, or any of, the anticipated benefits of the Transaction, as well as any delays encountered in the integration process, could have an adverse effect on our business and results of operations, which may affect the value of the shares of our common stock after the closing.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than we expect and may take longer to achieve than anticipated. If we are not able to adequately address these challenges, we may be unable to successfully integrate the operations of the business lines acquired from NXP into our own, or to realize the anticipated benefits of the integration following the closing. The anticipated benefits and synergies include cost savings associated with anticipated restructurings and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

Failure to complete the Transaction could negatively impact our stock price and our future business and financial results.

If the Transaction is not completed, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Transaction, we will be subject to a number of risks, including the following:

•	we may be required to pay NXP a termination fee of up to $6 million if the Transaction is terminated under certain circumstances;

•	we will be required to pay certain costs relating to the Transaction, including substantial legal, accounting and related consulting fees, whether or not the Transaction is completed;

•	under the Share Exchange Agreement, we are subject to certain restrictions on the conduct of our business prior to completing the Transaction which may affect our ability to execute certain of our business strategies; and

•	matters relating to the Transaction (including integration planning) may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us as an independent company.

We also could be subject to litigation related to any failure to complete the Transaction or related to any enforcement proceeding commenced against us to perform our obligations under the Share Exchange Agreement. If the Transaction is not completed, these risks may materialize and may adversely affect our business, financial results and stock price.

We will incur significant transaction and transaction-related costs in connection with the Transaction.

We expect to incur a number of non-recurring costs associated with combining the operations of the acquired business lines with our own business. The substantial majority of non-recurring expenses resulting from the Transaction will be comprised of transaction costs related to the Transaction, facilities and systems consolidation costs and employment-related costs, including severance and other employee separation costs. We will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

We must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the Transaction, and failure to do so could negatively affect our operations.

For the Transaction to be successful, during the period before the Transaction is completed, we must continue to retain, motivate and recruit executives and other key employees. We also must be successful at retaining key employees following the closing. Experienced executives are in high demand and competition for their talents can be intense. Employees may experience uncertainty about their future role with us until, or even after, strategies with regard to our operations and product development following the closing are announced or executed. These potential distractions of the Transaction may adversely affect our ability to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure to retain and motivate executives and other key employees during the period prior to or after the closing could have a material and adverse impact on our business.

Some of our current directors and executive officers have interests in the Transaction that may differ from the interests of our stockholders, and these persons may have conflicts of interest in recommending approval of the share issuance to NXP.

Some of the members of management and the Trident Board may have interests in the Transaction that differ from, or are in addition to, their interests as stockholders. These interests include:

•	the rights of certain officers to receive payments or other benefits, including grants of equity awards, following the closing; and

•	the continuing service of several of Trident’s existing directors and executive officers following the closing.

These interests could cause management or members of the Trident Board to have a conflict of interest in recommending approval of the share issuance to NXP to our stockholders.

Sales by NXP of the shares of our common stock acquired in the Transaction following the two year lock up period could cause our stock price to decrease.

The sale of shares of common stock that NXP receives in the Transaction will be restricted, but NXP may begin to sell these shares under certain circumstances, including pursuant to a registered underwritten public offering under the Securities Act of 1933, as amended, or in accordance with Rule 144 under the Securities Act, following the second anniversary of the closing. We have entered into a Stockholder Agreement with NXP, which includes registration rights and which will give NXP the right to require us to register all or a portion of its shares of common stock at any time following the two year lock up period, subject to certain limitations. The sale of a substantial number of shares of common stock by NXP or by our other stockholders within a short period of time could cause our stock price to decrease, and make it more difficult for us to raise funds through future offerings of common stock.

Required regulatory and third party approvals may not be obtained or may contain materially burdensome conditions, which could harm our business.

Completion of the Transaction is conditioned upon the receipt of certain governmental and third party approvals, and there can be no assurance that any required approvals will be obtained in a timely manner or at all. In addition, the governmental authorities and other third parties from whom any approvals are required may impose conditions on their approval that require changes to the terms of the Transaction. While we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of jeopardizing or delaying completion of the Transaction or reducing the anticipated benefits of the Transaction. If we become subject to any material conditions in order to obtain any approvals required to complete the Transaction, our business and results of operations following the closing may be adversely affected.

Our obligation to pay a termination fee under certain circumstances and the restrictions on our ability to solicit or engage in negotiations with respect to other acquisition proposals may discourage other transactions which may be favorable to our stockholders.

Until the Transaction is completed or the Share Exchange Agreement is terminated, with limited exceptions, the Share Exchange Agreement prohibits us from entering into, soliciting or engaging in negotiations with respect to acquisition proposals or other business combinations with a party other than NXP. We have agreed to pay NXP a termination fee of $6 million under specified circumstances. These provisions could discourage other companies from proposing alternative transactions which may be more favorable to our stockholders than the Transaction.

Trident’s existing stockholders will experience dilution of their percentage ownership of Trident common stock.

Pursuant to the Share Exchange Agreement, Trident will be issuing new shares of common stock to NXP, which will represent approximately 60% of the total outstanding voting power of all Trident stockholders following the closing. The issuance of these shares will cause Trident’s current stockholders to experience immediate and significant dilution in their percentage ownership of existing Trident common stock. Trident has agreed to grant NXP certain rights purchase up to its pro rata share (based on its percentage ownership of our common stock on a fully diluted basis) of any firm commitment underwritten public offering of our common stock, or any other offering of our common stock that we make primarily for financing purposes.

Following the closing, NXP will hold a majority of the outstanding Trident common stock, which could limit the influence of Trident’s other stockholders over the election of directors and other significant corporate actions or discourage third parties from proposing a change in our control.

As of the closing, NXP will own approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP, and will have designated four of the members of the Trident Board. Although the Stockholder Agreement imposes limits on NXP regarding taking specified actions related to the acquisition of additional shares of Trident capital stock and the removal of directors (all as described in the section titled “Stockholder Agreement” beginning on page 108), NXP will nonetheless still be able to exert significant influence over the outcome of a range of corporate matters, including significant corporate transactions requiring a stockholder vote, such as a merger or a sale of the combined company or its assets. This concentration of ownership and influence in management and board decision-making could also harm the price of Trident common stock following the closing by, among other things, discouraging a potential acquirer from seeking to acquire shares of Trident common stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of the combined company.

Furthermore, the ownership position of NXP could discourage a third party from proposing a change of control or other strategic transaction concerning Trident. As a result, our common stock could trade at prices that do not reflect a “control premium” to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as NXP’s ownership interest.

The issuance of Trident common stock to NXP pursuant to the Share Exchange Agreement will result in an ownership change for Trident under Section 382 of the Internal Revenue Code, limiting the use of Trident’s net operating loss carryforwards and other tax attributes to offset future taxable income.

As of June 30, 2009, Trident had approximately $157 million of net operating loss, or “NOL”, carryforwards for U.S. federal income tax purposes. Certain amounts of the NOLs are to expire commencing in the fiscal year ending 2015. In addition, as of June 30, 2009, Trident had approximately $12 million of U.S. federal tax credit carryforwards, certain amounts of which are scheduled to expire commencing in the fiscal year ending 2017. The issuance of Trident common stock to NXP pursuant to the Share Exchange Agreement will result in an ownership change under Section 382 of the Internal Revenue Code, limiting the use of the Trident NOL carryforwards and other tax attributes to offset future taxable income. The utilization of Trident’s NOL carryforwards depends on the timing and amount of taxable income earned in the future, which Trident is not able to predict. In addition, Trident’s effective tax rate may be affected by the timing of income recognition and limitations resulting from the ownership change.

Risks Related to the Acquired Business Lines

The acquired business lines rely to a significant extent on proprietary intellectual property. We may not be able to protect this intellectual property against improper use by competitors or others.

The acquired business lines depend on patents and other intellectual property rights to protect against misappropriation by competitors or others. The patents we will acquire as part of the acquired business lines may be insufficient to provide meaningful protection. We may not be able to obtain patent protection or secure other intellectual property rights in all the countries in which the acquired business lines operate, and, under the laws of such countries, patents and other intellectual property rights may be unavailable or limited in scope. Any inability to protect adequately intellectual property of the acquired business lines may have an adverse effect on our results. See also “Risk Factors — Risks Relating to Trident — Our success depends in part on our ability to protect our intellectual property rights, which may be difficult.”

Intellectual property used in the acquired business lines that was transferred or licensed to NXP from Philips may not be sufficient to protect the position of the acquired business lines in the industry.

In connection with the separation of NXP from Philips, Philips transferred a set of patent families to NXP subject to certain limitations. These limitations give Philips the right to sublicense to third parties in certain circumstances. The strength and value of this intellectual property may be diluted if Philips licenses or otherwise transfers such intellectual property or such rights to third parties, especially if such third parties compete with the acquired business lines.

The acquired business lines rely on strategic partnerships and alliances for research and development. Termination of these relationships may adversely impact the acquired business lines.

NXP has entered into long-term strategic partnerships and alliances with other leading industry participants with respect to the acquired business lines. If any of these partners were to encounter financial difficulties or change their business strategies, they may no longer be able or willing to participate. This could have an adverse effect on our ability of to continue the development of certain advanced products of the acquired business lines.

The acquired business lines rely on the timely supply of products and could suffer if suppliers fail to meet their delivery obligations.

The acquired business lines depend on the timely supply of products. If suppliers are unable to satisfy the demand of the acquired business lines, results of operations and ability to satisfy customer demand could suffer. Suppliers may extend lead times or limit the amounts supplied to the acquired business lines due to capacity constraints, manufacturing difficulties, reduced yields, shortages in critical materials or other factors.

The semiconductor industry is highly competitive. If the acquired business lines fail to introduce new technologies and products in a timely manner, they could be adversely impacted.

The semiconductor industry is highly competitive and characterized by constant and rapid technological change, short product lifecycles, significant price erosion and evolving standards. Accordingly, the success of the acquired business lines depends to a significant extent on the ability to develop new technologies and products that are ultimately successful in the market. The acquired business lines need to participate in, and win, competitive bid selection processes to develop products for use in the equipment and products of the customers of the acquired business lines. These selection processes can be lengthy with no guarantee of winning a contract or generating revenue. Failure to win new design projects and delays in developing new products may have an adverse effect on the acquired business lines. The semiconductor industry is characterized by aggressive pricing and rapidly declining selling prices, especially at the end of the product lifecycle. If we are unable to advance the process technologies of the acquired business lines or to improve their efficiencies, cost reductions will not be sufficient to keep pace with reductions in market prices for the products of the acquired business lines. See also “Risk Factors — Risks Relating to Trident — Intense competition exists in the market for digital media products.”

The demand for products of the acquired business lines depends to a significant degree on the demand for the end products of customers of the acquired business lines into which they are incorporated.

The vast majority of revenues of the acquired business lines are derived from sales to manufacturers in the consumer electronics industry. Demand from these customers fluctuates significantly, driven by consumer preferences, the development of new technologies and brand performance. The success of the acquired business lines depends on the success of its customers in the market place. Such customers may vary order levels significantly from period to period, request postponements to scheduled delivery dates, modify their orders or reduce lead times.

As the acquired business lines are global, their operations are exposed to economic and political developments, and laws and regulations in countries across the world that could adversely impact its operating results.

The business environment is influenced by economic and political uncertainties that continue to affect the global economy and the international capital markets. As a business with global operations, economic and political developments in various parts of the world could have an adverse effect on the operating results of the acquired business lines. Besides this, the acquired business lines are subject to laws and regulations in each jurisdiction in which it operates. No assurance can be given that the acquired business lines have been or will be at all times in complete compliance with such laws and regulations. Any violation of, or failure to comply with, these laws and regulations could result in fines or other regulator-imposed sanctions.

Risks Relating to Trident

We may be unable to successfully integrate the assets and operations that were acquired from Micronas.

On May 14, 2009, we completed the purchase of selected assets of the frame rate converter, demodulator and audio decoder product lines of Micronas Semiconductor Holding AG (“Micronas” and such purchase, the “Micronas Purchase”). We continue to integrate these assets, and the operations acquired with these assets, into our existing operations. The integration has and will continue to require significant efforts, including the coordination of future product development and sales and marketing efforts. These integration efforts continue to require resources and management’s time and efforts. The challenges involved in the integration of the Micronas Purchase include, but are not limited to, the following:

•	retaining Micronas customers and strategic partners of products that we have acquired with the Micronas Purchase;

•	retaining key employees and retaining and integrating key employees acquired from Micronas;

•	coordinating research and development activities to enhance the introduction of new products and technologies utilizing technology acquired in the Micronas Purchase, especially in light of rapidly evolving markets for those products and technologies;

•	managing effectively the diversion of management’s attention from business matters to integration issues;

•	combining product offerings and incorporating acquired technology and rights into our product offerings effectively and quickly;

•	integrating sales efforts so that new customers acquired with the Micronas Purchase can easily do business with us;

•	transitioning all facilities to a common information technology environment;

•	combining our business culture with the business culture previously operated by Micronas;

•	anticipating the market needs and achieving market acceptance of our products and services utilizing the technology acquired in the Micronas Purchase; and

•	complying with local laws as we take steps to integrate and rationalize operations in diverse geographic locations.

The Micronas Purchase may fail to achieve beneficial synergies.

We agreed to the Micronas Purchase with the expectation that the Micronas Purchase will result in beneficial synergies to us, including cost reductions, reductions in our cash burn rate, and increased sales of our products, resulting in an increase in our revenues. Achieving these anticipated synergies and the potential benefits underlying our reasons for entering into the Micronas Purchase will depend in part on the success of integrating the Micronas Purchase into our business. It is not certain that any of the anticipated benefits will be realized. Risks from an unsuccessful integration of the Micronas Purchase could include the following risks:

•	we may be unable to increase sales of our products following the Micronas Purchase;

•	the Micronas Purchase may not be accretive;

•	we may be unable to expand the markets and customers we serve, upgrade our intellectual property, and reduce our cash burn rate;

•	we may have difficulty in manufacturing Micronas acquired products in the future and utilizing Micronas as a foundry or sub-contract manufacturer;

•	potential disruption of our existing business could distract our management;

•	we may be unable to secure design wins at tier one customers following integration of the technology acquired as part of the Micronas Purchase;

•	we may be unable to retain needed intellectual property rights from Micronas, including rights to third party licenses held by Micronas needed for us to successfully deploy the assets acquired in the Micronas Purchase;

•	it may be more difficult to retain key employees, marketing, and technical personnel after the completion of the Micronas Purchase, or that any former employees of Micronas will file claims against Trident for pre-closing labor obligations; and

•	the costs and expenditures for retaining personnel, eliminating unnecessary resources and integrating the businesses may be greater than anticipated.

Even if we are able to integrate the Micronas Purchase with our operations, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could adversely affect our business, results of operations and financial condition.

Our success depends to a significant degree on the continued employment of key personnel, some of whom have only worked together for a short period of time, as well as upon our ability to retain and motivate key employees that joined us from Micronas, and failure to do so could seriously harm our financial results and operations.

We must retain key employees acquired from Micronas following the Micronas Purchase. To be successful, we must also retain and motivate existing executives and other key employees of ours. Our employees, including former employees of Micronas, may experience uncertainty about their future role with us until strategies with regard to the Micronas Purchase have been executed. This potential uncertainty may adversely affect our ability to attract and retain key personnel.

Our success depends to a significant degree upon the continued contributions of the principal members of our technical sales, marketing and engineering teams, many of whom perform important management functions and would be difficult to replace. During the past year, we hired several members of our current executive management team. We have reorganized our sales, marketing and engineering teams and continue to make changes. We depend upon the continued services of key management personnel at our overseas subsidiaries, especially in China and

Taiwan. Our officers and key employees are not bound by employment agreements for any specific term, and may terminate their employment at any time. In order to continue to expand our product offerings both in the U.S. and abroad, we must hire and retain a number of research and development personnel. Hiring technical sales personnel in our industry is very competitive due to the limited number of people available with the necessary technical skills and understanding of our technologies. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel continues to be increasingly intense, particularly in the areas where we principally operate, specifically in China, Taiwan and Northern California. If we are not successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs, our business may be harmed.

As a result of the Micronas Purchase, we are a larger and more geographically diverse organization, and if we are unable to manage this larger organization efficiently, our operating results will suffer.

As a result of the Micronas Purchase, we have a larger number of employees in widely dispersed operations in the United States, Europe, Asia Pacific, and other locations, which have increased the difficulty of managing our operations. Previously, we have not had a significant number of employees in Europe, particularly Germany. As a result, we now face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully this geographically more diverse and substantially larger organization could have a material adverse effect on our operating results and, as a result, on the market price of our common stock.

We have incurred significant costs associated with the Micronas Purchase.

In addition to the consideration being paid to Micronas for the acquisition, as of September 30, 2009, we have incurred and accrued direct transaction costs of approximately $5.3 million associated with the Micronas Purchase and expect to incur and accrue additional direct transaction costs. Furthermore, we may incur charges to operations, which are not currently reasonably estimable, “in the quarter after” the acquisition completed, to reflect costs associated with integrating the Micronas Purchase. There is no assurance that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Micronas Purchase. If the benefits of the Micronas Purchase do not exceed the costs the Micronas Purchase, our financial results may be adversely affected.

The issuance of shares of Trident common stock to Micronas in the Micronas Purchase has reduced the percentage interests of current Trident stockholders.

We issued 7 million shares of our common stock to Micronas and warrants to purchase an additional 3 million shares of our common stock. Micronas now owns approximately 10% of the outstanding shares of our common stock, not including the impact of its potential exercise of the warrants in future years. The issuance of these shares to Micronas has caused a reduction in the relative percentage interests of current Trident stockholders in earnings, voting power, liquidation value and book and market value, and a further reduction will occur if Micronas exercises the warrants in the future.

As a result of the difficult global macroeconomic and industry conditions, we have implemented restructuring and workforce reductions, and may be required to make additional such reductions, which may adversely affect the morale and performance of our personnel and our ability to hire new personnel.

In connection with our efforts to streamline operations, reduce costs and better align our staffing and structure with current demand for our products, we implemented a restructuring of Trident during the second quarter of fiscal year ended June 30, 2009 and first quarter of fiscal year ended June 30, 2010, reducing our workforce and implementing other cost saving initiatives. We recorded restructuring charges of $0.8 million in the second quarter of the fiscal year ended June 30, 2009 and $1.5 million in the first quarter of the fiscal year ended June 30, 2010 as a result of these actions, and may implement further restructurings or work force reductions in future periods. Our restructuring may yield unanticipated consequences, such as attrition beyond our planned reduction in workforce and loss of employee morale and decreased performance. In addition, the recent trading levels of our stock have decreased the value of our stock options granted to employees under our stock option plans. As a result of these factors, our remaining personnel may seek employment with companies that they perceive as having less volatile stock prices. Continuity of personnel can be a very important factor in the sales and implementation of our products and completion of our research and development efforts.

We depend on a small number of large customers for a significant portion of our sales. The loss of, a significant reduction in or cancellation of sales to any key customer would significantly reduce our revenues.

We are and will continue to be dependent on a limited number of distributors and customers for a substantial amount of our revenue. Sales to customers in South Korea, Europe, Asia Pacific and Japan collectively accounted for over 99% of our total revenues in the quarter ended September 30, 2009.

For the three months ended September 30, 2009, approximately 53% of our revenues were derived from sales to three major customers, Samsung, Sharp and Philips. In Philips’ case, Trident’s sales were principally made to three contract manufacturers that supply Philips. Substantially all of our revenues to date have been denominated in U.S. dollars and Euros. Sales to our largest customers have fluctuated significantly from period to period primarily due to the timing and number of design wins with each customer and will likely continue to fluctuate significantly in the future.

Accordingly, a reduction in purchases of our products by any of these customers could cause our revenues to decline during the period and have a material adverse impact on our financial results. We may be unable to replace any such lost revenues by sales to any new customers or increased sales to existing customers. Our operating results in the foreseeable future will continue to depend on sales to a relatively small number of customers, as well as the ability of these customers to sell products that incorporate our products. In the future, these customers may decide not to purchase our products at all, purchase fewer products than they did in the past, or alter their purchasing patterns in some other way, particularly because:

•	substantially all of our sales are made on a purchase order basis, which permits our customers to cancel, change or delay product purchase commitments with little or no notice to us and without penalty;

•	our customers may purchase integrated circuits from our competitors;

•	our customers may develop and manufacture their own solutions; or

•	our customers may discontinue sales or lose market share in the markets for which they purchase our products.

If we engage in further cost-cutting or workforce reductions, we may be unable to successfully implement new products or enhancements or upgrades to our products.

We expect to continue to introduce new and enhanced products, and our future financial performance will depend on customer acceptance of our new products and any upgrades or enhancements that we may make to our products. However, if our recent efforts to streamline operations and reduce costs and our workforce are insufficient to bring our structure in line with current and projected near-term demand for our products, we may be forced to make additional workforce reductions or implement further cost saving initiatives. These actions could impact our research and development and engineering activities, which may slow our development of new or enhanced products. We may be unable to successfully introduce new or enhanced products, and may not succeed in obtaining or maintaining customer satisfaction, which could negatively impact our reputation, future sales of our products and our future revenues.

A decline in revenues may have a disproportionate impact on operating results and require further reductions in our operating expense levels.

Because expense levels are relatively fixed in the near term for a given quarter and are based in part on expectations of our future revenues, any decline in our revenues to a level that is below our expectations would have a disproportionately adverse impact on our operating results for that quarter. If revenues further decline, we may be required to incur additional material restructuring charges in connection with efforts to contain and reduce costs.

The impact of changes in global economic conditions on our current and potential customers may adversely affect our revenues and results of operations.

Our operating results have been adversely affected over the past quarters by reduced levels of consumer spending and by the overall weak economic conditions affecting our current and potential customers. The economic environment that we faced in the fiscal year 2009 was uncertain, and that uncertainty continued through the first quarter of fiscal year 2010. If our end customers continue to refrain from making purchases of products from us until general economic conditions improve, this could continue to adversely affect our business and operating results for additional quarters during fiscal 2010.

As a result of our investigation into our historical stock option granting practices and the restatement of our previously filed financial statements, we are subject to civil litigation claims and regulatory investigations that could have a material adverse effect on our business, customer relationships, results of operations and financial condition.

As previously described in Note 6 of Notes to Condensed Consolidated Financial Statements, included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 filed on August 7, 2007, we conducted an investigation into our historical stock option practices and related accounting. Based upon the findings of the investigation, we restated our financial statements for each of the years ended June 30, 1993 through June 30, 2005, and restated our financial statements for the interim first three quarters of fiscal year ended June 30, 2006 as well.

Our past stock option granting practices and the restatement of our prior financial statements have exposed and may continue to expose us to greater risks associated with litigation, regulatory proceedings and government inquiries and enforcement actions, as described in Part I, Item 3, “Legal Proceedings” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009. Any of these actions could result in civil and/or criminal actions seeking, among other things, injunctions against us and the payment of significant fines and penalties by us. In addition, the restatements of our previous financial results and the ongoing regulatory proceedings and government inquiries could impact our relationships with customers and our ability to generate revenues.

We face risks related to SEC, DOJ, and other investigations into our historical stock option grant practices and related accounting, which could require significant management time and attention, and could require us to pay fines or other penalties.

We are subject to a formal investigation from the SEC in connection with our investigation into our stock option grant practices and related issues. The DOJ commenced an investigation relating to the same issues, although the DOJ has not requested information from us since February 20, 2009. We have been cooperating with, and continue to cooperate with, inquiries from the SEC and DOJ. We are unable to predict what consequences, if any, that an investigation by any regulatory agency may have on us. Any regulatory investigation could result in substantial legal and accounting expenses, divert management’s attention from other business concerns and harm our business. Any civil or criminal action commenced against us by a regulatory agency could result in administrative orders against us, the imposition of significant penalties and/or fines against us, and/or the imposition of civil or criminal sanctions against us or certain of our former officers, directors and/or employees. Any regulatory action could result in the filing of additional restatements of our prior financial statements or require that we take other actions. If we are subject to an adverse finding resulting from the SEC and DOJ investigations, we could be required to pay damages or penalties or have other remedies imposed upon us. The period of time necessary to resolve the investigations by the DOJ and the SEC is uncertain, and these matters could require significant management and financial resources which could otherwise be devoted to the operation of our business.

We have been named as a party to derivative action lawsuits, and we may be named in additional litigation, all of which will require significant management time and attention and result in significant legal expenses and may result in an unfavorable outcome which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Trident has been named as a nominal defendant in several shareholder derivative lawsuits concerning the granting of stock options. The federal court cases have been consolidated as In re Trident Microsystems Inc. Derivative Litigation, Master File No. C-06-3440-JF. A case also has been filed in State court, Limke v. Lin et al., No. 1:07-CV-080390. Plaintiffs in all cases allege that certain of our current or former officers and directors caused us to grant options at less than fair market value, contrary to our public statements (including our financial statements), and that this represented a breach of their fiduciary duties to us, and as a result those officers and directors are liable to us. No particular amount of damages has been alleged, and by the nature of the lawsuit no damages will be alleged against us. The Trident Board has appointed a Special Litigation Committee, or SLC, composed solely of independent directors, to review and manage any claims that we may have relating to the stock option granting practices and related issues investigated by the SLC. The scope of the SLC’s authority includes the claims asserted in the derivative actions. In federal court, Trident has moved to stay the case pending the assessment by the SLC that was formed to consider nominal plaintiffs’ claims. In state court, Trident moved to stay the case in deference to the federal lawsuit, and the parties have agreed, with the court’s approval, to take that motion off the court’s calendar to await the assessment of the Special Litigation Committee. The Special Litigation Committee recommended settlements with certain of the defendants and the federal court has approved these settlements preliminarily, subject to a hearing seeking final court approval. We cannot predict whether these actions are likely to result in any material recovery by, or expense to, Trident. We expect to continue to incur legal fees in responding to these lawsuits, including expenses for the reimbursement of legal fees of present and former officers and directors under indemnification obligations. The expense of defending such litigation may be significant. The amount of time to resolve this and any additional lawsuits is unpredictable and these actions may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations and cash flows.

We are subject to the risks of additional lawsuits in connection with our historical stock option grant practices and related issues, the resulting restatements, and the remedial measures we have taken.

In addition to the possibilities that there may be additional governmental actions and shareholder lawsuits against us, we may be sued or taken to arbitration by former officers and employees in connection with their stock options, employment terminations and other matters. These lawsuits may be time consuming and expensive, and cause further distraction from the operation of our business. The adverse resolution of any specific lawsuit could have a material adverse effect on our business, financial condition and results of operations.

The operation of our business could be adversely affected by the transition of key personnel as we rebuild our executive leadership team and make additional organizational changes.

In September 2008, we appointed a Senior Vice President, Engineering. In November 2008, we appointed our Vice President of Worldwide Operations and, in January 2009, we appointed a new Senior Vice President of Worldwide Sales. In May 2009, we appointed a former Micronas executive to the newly created position of Chief Technology Officer. We appointed two new members of the Trident Board, one in January 2008 and the other in April 2008. We may add additional senior executives in the future. It is important to our success that our Chief Executive Officer continues building an effective management team and global organization. Accordingly, a few of our senior executives have been employed by us for less than one year, and it may take some time for each of the new members of our management team to become fully integrated into our business. Our failure to manage these transitions, or to find and retain experienced management personnel, could adversely affect our ability to compete effectively and could adversely affect our operating results.

Intense competition exists in the market for digital media products.

The digital media market in which we compete is intensely competitive and characterized by rapid technological change and declining average unit selling prices. We expect competition to increase in the future from existing competitors and from other companies that may enter our existing or future markets with solutions which may be less costly or provide higher performance or more desirable features than our products. Competition typically occurs at the design stage, when customers evaluate alternative design approaches requiring integrated circuits. Because of short product life cycles, there are frequent design win competitions for next-generation systems.

We believe the digital media market will remain competitive, and will require us to incur substantial research and development, technical support, sales and other expenditures to stay competitive in this market. In the digital media market, our principal competitors are captive solutions from large TV OEMs as well as merchant solutions from Broadcom Corporation, MediaTek Inc., MStar Semiconductor, NEC Corporation, NXP Semiconductors, STMicroelectronics, Toshiba, and Zoran Corporation. Industry consolidation has been occurring recently as, in addition to our acquisition of certain assets from Micronas, some of our competitors have acquired other competitors or divisions of companies that provide them with the opportunity to compete against us. Many of our current competitors and many potential competitors, including these merged entities, have significantly greater technical, manufacturing, financial and marketing resources. Some of them may also have broader product lines and longer standing relationships with key customers and suppliers than we have, which makes competing more difficult. Therefore, we expect to devote significant resources to the DPTV/SVP and HiDTV market even though some of our competitors are substantially more experienced than we are in this market.

The level and intensity of competition have increased over the past year and we expect competition to continue to increase in the future. Competitive pricing pressures have resulted in continued reductions in average selling prices of our existing products, and continued or increased competition could require us to further reduce the prices of our products, affect our ability to recover costs or result in reduced gross margins. If we are unable to timely and cost-effectively integrate more functionality onto single chip designs to help our customers reduce costs, we may lose market share, our revenues may decline and our gross margins may decrease significantly.

Our success depends upon the digital media market and we must continue to develop new products and to enhance our existing products.

The digital media industry is characterized by rapidly changing technology, frequent new product introductions, and changes in customer requirements. Our future success depends on our ability to anticipate market needs and develop products that address those needs. As a result, our products could quickly become obsolete if we fail to predict market needs accurately or develop new products or product enhancements in a timely manner. The long-term success in the digital media business will depend on the introduction of successive generations of products in time to meet the design cycles as well as the specifications of original equipment manufacturers of televisions. The digital media industry is characterized by an increasing level of integration and incorporation of greater numbers of features on a single chip, in order to permit enhanced systems at the same or lower cost. Our failure to predict market needs accurately or to timely develop new products or product enhancements, including integrated circuits with increasing levels of integration and new features, at competitive prices may harm market acceptance and sales of our products. If the development or enhancement of these products or any other future products takes longer than we anticipate, or if we are unable to introduce these products to market, our sales could decrease. Even if we are able to develop and commercially introduce these new products, the new products may not achieve the widespread market acceptance necessary to provide an adequate return on our investment.

If we do not achieve additional design wins in the future, our ability to sell additional products could be adversely affected.

Our future success depends on manufacturers of consumer televisions and other digital media products designing our products into their products. To achieve design wins with OEM customers and ODMs, we must define and deliver cost-effective, innovative and high performance integrated circuits on a timely basis, before our competitors do so. In addition, some OEM customers have begun to utilize digital video processor components produced by their own internal affiliates, which decreases our opportunity to achieve design wins. Thus, even if we achieve a design win with an ODM, their OEM customer may subsequently elect to purchase an integrated digital media solution from the ODM that does not incorporate our products. Once a supplier’s products have been designed into a system, a manufacturer may be reluctant to change components due to costs associated with qualifying a new supplier and determining performance capabilities of the component. Customers can choose at any time to discontinue using our products in their designs or product development efforts. Accordingly, we may face narrow windows of opportunity to be selected as the supplier of component parts by significant new customers. It may be difficult for us to sell to a particular customer for a significant period of time once that customer selects a competitor’s product, and we may not be successful in obtaining broader acceptance of our products. If we are unable to achieve broader market acceptance of our products, we may be unable to maintain and grow our business and our operating results and financial condition will be adversely affected.

The average selling prices of our products may decline over relatively short periods.

Average selling prices for our products may decline over relatively short time periods. This annual pace of price decline for products or technology is generally expected in the consumer electronics industry. It is also possible for the pace of average selling price declines to accelerate beyond these levels for certain products in a commoditizing market. Price declines can be exacerbated by competitive pressures at specific customers and for specific products. When our average selling prices decline, our gross profits decline unless we are able to sell more products at higher gross margin or reduce the cost to manufacture our products. We generally attempt to combat average selling price declines by designing new products for reduced costs, innovating to integrate additional functions or features and working with our manufacturing partners to reduce the costs of manufacturing existing products. We have in the past experienced and may in the future experience declining sales prices, which could negatively impact our revenues, gross profits and financial results. We therefore need to sell our higher margin products in increasing volumes to offset any decline in the average selling prices of our products, and introduce new higher margin products for sale in the future, which we may not be able to do on a timely basis.

We may be required to record future charges to earnings if our intangible assets become impaired.

We are required under generally accepted accounting principles in the United States of America to review our goodwill and intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may be considered a change in circumstances indicating that the carrying value of our intangible assets may not be recoverable include a decline in stock price and market capitalization, slower growth rates, and changes in our financial results and outlook. We may be required to incur additional charges in our condensed consolidated financial statements during the period in which any impairment of our goodwill or intangible assets is determined. In determining the fair value of intangible assets in connection with our impairment analysis, we consider various factors including Trident’s estimates of future market growth and trends, forecasted revenue and costs, discount rates, expected periods over which our assets will be utilized and other variables. Our assumptions are based on historical data and internal estimates developed as part of our long-term planning process. Previously, we evaluated the visibility of our STB business in China and determined that the STB business in China was not directly aligned with our core strategy of pursuing DTV market opportunities. Accordingly, we decided not to allocate resources to the STB business concurrent with the acquisition of certain business lines from Micronas. Instead, we determined to utilize these resources to further penetrate and develop the SoC market. Our growth estimates were based on historical data and internal estimates developed as part of our long-term planning process. We base our fair value estimates on assumptions believed to be reasonable, but which are inherently uncertain. If future conditions are different from management’s estimates at the time of an acquisition or market conditions change subsequently, we may incur future charges for impairment of our goodwill or intangible assets, which could adversely impact our results of operations.

We may face risks resulting from the failure to allow former employees to exercise stock options.

On September 21, 2007, the SLC extended, until March 31, 2008, the period during which five former employees, including our former CEO, and two former non-employee directors, could exercise certain of their vested options. After we became current in the filing of our periodic reports with the SEC and filed a registration statement on Form S-8 covering shares issuable under our 2006 Equity Incentive Plan, these five individuals requested to exercise certain of their vested options. However, the SLC initially decided that it was in the best interests of our stockholders not to allow these five individuals to exercise their vested options during the pendency of the SLC’s proceedings. During the three month period ended March 31, 2008, the SLC allowed one former employee to exercise all of his fully vested stock options and another former employee agreed to cancel that entire individual’s fully vested stock options. Also during the three month period ended March 31, 2008, the SLC entered into an agreement with our former CEO, allowing him to exercise all of his fully vested stock options and extended, until August 31, 2008, the period during which the two former non-employee directors could exercise their unexpired vested options. However, on May 29, 2008, the SLC permitted one of our former non-employee directors to exercise his fully vested stock options without seeking the authorization of the SLC and entered into an agreement with the other former non-employee director on terms similar to the agreement entered into with our former CEO, allowing him to exercise all of his fully vested stock options without seeking the authorization from the SLC. Because Trident’s stock price during fiscal year ended June 30, 2008 was lower than the prices at which our former CEO and each of the two former directors had desired to exercise their options, as indicated in previous written notices to the SLC, we recorded a contingent liability totaling $4.3 million, which was included in “Accrued expenses and other current liabilities” in the Consolidated Balance Sheet as of June 30, 2008 and the related expenses were included in “Selling, General, and Administrative Expenses” in the Consolidated Statement of Operations for the fiscal year ended June 30, 2008. The $4.3 million contingent liability remains in “Accrued expenses and other current liabilities” in the Condensed Consolidated Balance Sheet as of September 30, 2009. On October 27, 2009, in connection with negotiations between the SLC and our former CEO, an agreement was executed tolling the statute of limitations applicable to potential claims by our former CEO against us from the date of execution until February 8, 2010. We may incur charges in the future related to claims that may be made by these individuals which may be material.

We do not have long-term commitments from our customers, and plan purchases based upon our estimates of customer demand, which may require us to contract for the manufacture of our products based on inaccurate estimates.

Our sales are made on the basis of purchase orders rather than long-term purchase commitments. Our customers may cancel or defer purchases at any time. This requires us to forecast demand based upon assumptions that may not be correct. If we or our customers overestimate demand, we may create inventory that we may not be able to sell or use, resulting in excess inventory, which could become obsolete or negatively affect our operating results. Conversely, if we or our customers underestimate demand, or if sufficient manufacturing capacity is not available, we may lose revenue opportunities, damage customer relationships and we may not achieve expected revenue.

Our dependence on sales to distributors increases the risks of managing our supply chain and may result in excess inventory or inventory shortages.

Currently, the majority of our sales through distributors are made by companies that function as purchasing conduits for each of two large Japanese OEM customers. Generally, the distributors take certain inventory positions and resell to their respective OEM customers. We have a more traditional distributor relationship with our remaining distributors that involve the distributor taking inventory positions and reselling to multiple customers. In our distributor relationships, we have recognized revenue when the distributors sell the product through to their end user customers. These distributor relationships have reduced our ability to forecast sales and increased risks to our business. Since our distributors act as intermediaries between us and the end user customers, we must rely on our distributors to accurately report inventory levels and production forecasts. This requires us to manage a more complex supply chain and monitor the financial condition and credit worthiness of our distributors and the end user customers. Our failure to manage one or more of these risks could result in excess inventory or shortages that could adversely impact our operating results and financial condition.

Product supply and demand in the semiconductor industry is subject to cyclical variations.

The semiconductor industry is subject to cyclical variations in product supply and demand. Downturns in the industry often occur in connection with, or anticipation of, maturing product cycles for both semiconductor companies and their customers and declines in general economic conditions. These downturns have been characterized by abrupt fluctuations in product demand and production capacity and accelerated decline of average selling prices. The recent emergence of a number of negative economic factors, including heightened fears of a recession, could lead to such a downturn. We cannot predict whether we will achieve timely, cost-effective access to that capacity when needed, or what capacity patterns may emerge in the future. A downturn in the semiconductor industry could harm our sales and revenues if demand for our products drops, or cause our gross margins to suffer if average selling prices decline.

We have had fluctuations in quarterly results in the past and may continue to experience such fluctuations in the future.

Our quarterly revenue and operating results have varied in the past and may fluctuate in the future due to a number of factors including:

•	our ability to obtain the anticipated benefits of the acquisition from Micronas;

•	our ability to develop, introduce, ship and support new products and product enhancements, especially our newer SoC products, and to manage product transitions;

•	new product introductions by our competitors;

•	delayed new product introductions;

•	uncertain demand in the digital media markets in which we have limited experience;

•	our ability to achieve required product cost reductions;

•	the mix of products sold and the mix of distribution channels through which they are sold;

•	fluctuations in demand for our products, including seasonality;

•	unexpected product returns or the cancellation or rescheduling of significant orders;

•	our ability to attain and maintain production volumes and quality levels for our products;

•	unfavorable responses to new products;

•	adverse economic conditions, particularly in the United States and Asia; and

•	unexpected costs associated with our investigation of our historical stock option grant practices and related issues, and any related litigation or regulatory actions.

These factors are often difficult or impossible to forecast or predict, and these or other factors could cause our revenue and expenses to fluctuate over interim periods, increase our operating expenses, or adversely affect our results of operations or business condition.

We are vulnerable to undetected product problems.

Although we establish and implement test specifications, impose quality standards upon our suppliers and perform separate application-based compatibility and system testing, our products may contain undetected defects, which may or may not be material, and which may or may not have a feasible solution. Although we have experienced such errors in the past, significant errors have generally been detected relatively early in a product’s life cycle and therefore the costs associated with such errors have been immaterial. We cannot ensure that such errors will not be found from time to time in new or enhanced products after commencement of commercial shipments. These problems may materially adversely affect our business by causing us to incur significant warranty and repair costs, diverting the attention of our engineering personnel from our product development efforts and causing significant customer relations problems. Defects or other performance problems in our products could result in financial or other damages to our customers or could damage market acceptance of our products. Our customers could seek damages from us for their losses as a result of problems with our products or order less of our products, which would harm our financial results.

Our reliance upon a very small number of foundries could make it difficult to maintain product flow and affect our sales.

If the demand for our products grows or decreases by material amounts, we will need to adjust the levels of our material purchases, contract manufacturing capacity and internal test and quality functions. Any disruptions in product flow could limit our ability to meet orders, impact our revenue and our ability to consummate sales, adversely affect our competitive position and reputation and result in additional costs or cancellation of orders.

We do not own or operate fabrication facilities and do not manufacture our products internally. We currently rely principally upon one independent foundry to manufacture substantially all of our SoC products and non-audio discrete products in wafer form and other contract manufacturers for assembly and testing of our products and we rely upon Micronas for the manufacture of our discrete audio products on a turnkey basis pursuant to a services agreement. Generally, we place orders by purchase order, and the foundry is not obligated to manufacture our products on a long-term fixed-price basis, so it is not obligated to supply us with products for any specific period of time, in any specific quantity or at any specific price, except as may be provided in a particular purchase order. Our requirements typically represent only a small portion of the total production capacity of this independent foundry and our contract manufacturers. Our foundry and contract manufacturers could re-allocate capacity to other customers, even during periods of high demand for our products. We have limited control over delivery schedules, quality assurance, manufacturing yields, potential errors in manufacturing and production costs. We could experience an interruption in our access to certain process technologies necessary for the manufacture of our products. From time to time, there are manufacturing capacity shortages in the semiconductor industry and current global economic conditions make it more likely those disruptions in supply chain cycles could occur. If we encounter shortages and delays in obtaining components, our ability to meet customer orders would be materially adversely affected. In addition, during periods of increased demand, putting pressure on the foundry to meet orders, we may have reduced control over pricing and timely delivery of components, and if the foundry increases the cost of components or subassemblies, our margins will be adversely affected, and we may not have alternative sources of supply to manufacture such components.

Constraints or delays in the supply of our products, whether because of capacity constraints, unexpected disruptions at our independent foundry, at Micronas or at our assembly or testing houses, delays in additional production at existing foundries or in obtaining additional production from existing or new foundries, shortages of raw materials, or other reasons, could result in the loss of customers and other material adverse effects on our operating results, including effects that may result should we be forced to purchase products from higher cost foundries or pay expediting charges to obtain additional supplies. In addition, to the extent we elect to use multiple sources for certain products, our customers may be required to qualify multiple sources, which could adversely affect their desire to design-in our products and reduce our revenues.

If we have to qualify new contract manufacturers or foundries for any of our products, we may experience delays that result in lost revenues and damaged customer relationships.

We rely on two principal suppliers to manufacture our products in wafer form. The lead time required to establish a relationship with a new foundry is long, and it takes time to adapt a product’s design to a particular manufacturer’s processes. Accordingly, there is no readily available alternative source of supply for any specific product. This could cause significant delays in shipping products if we have to change our source of supply and manufacture quickly, which could damage our relationships with current and prospective customers and harm our sales and financial results.

Our success depends in part on our ability to protect our intellectual property rights, which may be difficult.

The digital media market is a highly competitive industry in which we, and most other participants, rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect proprietary rights. The competitive nature of our industry, rapidly changing technology, frequent new product introductions, changes in customer requirements and evolving industry standards heighten the importance of protecting proprietary technology rights. Since patent applications with the United

States Patent and Trademark Office may be kept confidential, our pending patent applications may attempt to protect proprietary technology claimed in a third-party patent application. Our existing and future patents may not be sufficiently broad to protect our proprietary technologies as policing unauthorized use of our products is difficult. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of our technology and products more likely in these countries. Our competitors may independently develop similar technology, duplicate our products or design around any of our patents or other intellectual property. If we are unable to adequately protect our proprietary technology rights, others may be able to use our proprietary technology without having to compensate us, which could reduce our revenues and negatively impact our ability to compete effectively. We have in the past, and may in the future, file lawsuits to enforce our intellectual property rights or to determine the validity or scope of the proprietary rights of others. As a result of any such litigation or resulting counterclaims, we could lose our proprietary rights and incur substantial unexpected operating costs. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, failure to adequately protect our trademark rights could impair our brand identity and our ability to compete effectively.

We have been involved in intellectual property infringement claims, and may be involved in others in the future, which can be costly.

Our industry is very competitive and is characterized by frequent litigation alleging infringement of intellectual property rights. Numerous patents in our industry have already been issued and as the market further develops and additional intellectual property protection is obtained by participants in our industry, litigation is likely to become more frequent. From time to time, third parties have asserted and are likely in the future to assert patent, copyright, trademark and other intellectual property rights to technologies or rights that are important to our business. Historically we have been involved in such disputes. For example, we are currently defending a patent infringement lawsuit brought by Gregory Bender, an individual, in the United States District Court of Northern California, although the patent asserted by Mr. Bender has expired. In addition, we have and may in the future enter into agreements to indemnify our customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Litigation or other disputes or negotiations arising from claims asserting that our products infringe or may infringe the proprietary rights of third parties, whether with or without merit, has been and may in the future be, time-consuming, resulting in significant expenses and diverting the efforts of our technical and management personnel. We do not have insurance against our alleged or actual infringement of intellectual property of others. Any such claims that may be filed against us in the future, if resolved adversely to us, could cause us to stop sales of our products which incorporate the challenged intellectual property and could also result in product shipment delays or require us to redesign or modify our products or to enter into licensing agreements. These licensing agreements, if required, would increase our product costs and may not be available on terms acceptable to us, if at all. If there is a successful claim of infringement or we fail to develop non-infringing technology or license the proprietary rights on a timely and reasonable basis, our business could be harmed.

If necessary licenses of third-party technology are not available to us or are very expensive, our products could become obsolete.

From time to time, we may be required to license technology from third parties to develop new products or enhance current products. Third-party licenses may not be available on commercially reasonable terms, if at all. If we are unable to obtain any third-party license required to develop new products and enhance current products, or if our licensor’s technology is no longer available to us because it is determined to infringe another third-party’s intellectual property rights, we may have to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm the competitiveness of our products.

Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.

Unanticipated changes in our tax rates could affect our future results of operations. Our future effective tax rates could be unfavorably affected by changes in tax laws or the interpretation of tax laws, by unanticipated decreases in the amount of revenue or earnings in countries with low statutory tax rates, or by changes in the valuation of our deferred tax assets and liabilities. We are also subject to the interpretations of foreign regulatory bodies in connection with reviews conducted of our subsidiaries and their operations, including the completion of liquidation of TTI in Taiwan in fiscal year ended June 30, 2009. While we believe our tax reserves adequately provide for any tax contingencies, the ultimate outcomes of any current or future tax audits are uncertain, and we can give no assurance as to whether an adverse result from one or more of them will have a material effect on our financial position, results of operation or cash flows.

Changes in our business and product strategy could affect our operations.

Our principal design, development and marketing effort focuses primarily on our digital media products. These products are now our only product line and our success in the near term depends upon the growth of the market for these products and our success in this market. Our success in the longer term will also depend on our ability to develop and introduce other digital media products. We plan to continue developing the next generation DTV and HiDTV, as well as other advanced products for the digital media market in Japan, South Korea, Europe, and Asia Pacific. We have limited experience with our discrete FRC, demodulator and audio products. There can be no guarantee that our digital media products will be accepted by the market or increase our revenues or profitability.

The market price of our common stock has been, and may continue to be, volatile.

The market price of our common stock has been, and may continue to be volatile. Factors such as new product announcements by us or our competitors, quarterly fluctuations in our operating results, unfavorable conditions in the digital media market, failure to obtain design wins, as well as the results of our investigation of our historical stock option grant practices and related issues, and any litigation or regulatory actions arising as a result, may have a significant impact on the market price of our common stock. These conditions, as well as factors that generally affect the market for stocks, and stocks in high-technology companies in particular, could cause the price of our stock to fluctuate from time to time.

We currently rely on certain international customers for a substantial portion of our revenue and are subject to risks inherent in conducting business outside of the United States.

As a result of our focus on digital media products, we expect to be primarily dependent on international sales and operations, particularly in Japan, South Korea, Europe, and Asia Pacific. Our revenues may continue to be highly concentrated in a small number of geographic regions in the future. There are a number of risks arising from our international business, which could adversely affect future results, including:

•	exchange rate variations, tariffs, import/export restrictions and other trade barriers;

•	potential adverse tax consequences;

•	challenges in effectively managing distributors or representatives to maximize sales;

•	difficulties in collecting accounts receivable;

•	political and economic instability, civil unrest, war or terrorist activities that impact international commerce;

•	difficulties in protecting intellectual property rights, particularly in countries where the laws and practices do not protect proprietary rights to as great an extent as do the laws and practices of the United States; and

•	unexpected changes in regulatory requirements.

Our international sales currently are principally U.S. dollar-denominated. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products less competitive in international markets. We cannot be sure that those of our international customers who currently place orders in U.S. dollars will continue to be willing to do so. If they do not, our revenues would become subject to foreign exchange fluctuations.

Our operations are vulnerable to interruption or loss due to natural disasters, power loss, strikes and other events beyond our control, which would adversely affect our business.

We conduct a significant portion of our activities including manufacturing, administration and data processing at facilities located in the State of California, Taiwan and other seismically active areas that have experienced major earthquakes in the past, as well as other natural disasters. The insurance coverage may not be adequate or continue to be available at commercially reasonable rates and terms. A major earthquake or other disaster affecting our suppliers’ facilities and our administrative offices could significantly disrupt our operations, and delay or prevent product manufacture and shipment during the time required to repair, rebuild or replace our suppliers’ manufacturing facilities and our administrative offices; these delays could be lengthy and result in significant expenses. In addition, our administrative offices in the State of California may be subject to a shortage of available electrical power and other energy supplies. Any shortages may increase our costs for power and energy supplies or could result in blackouts, which could disrupt the operations of our affected facilities and harm our business. In addition, our products are typically shipped from a limited number of ports, and any natural disaster, strike or other event blocking shipment from these ports could delay or prevent shipments and harm our business.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

The following tables present summary historical financial data for Trident and the business lines to be acquired from NXP, summary unaudited pro forma condensed combined financial data for Trident and the business lines to be acquired from NXP and comparative historical and unaudited pro forma per share data for Trident.

Selected Historical Consolidated Financial Data of Trident

The tables below present selected consolidated financial data of Trident prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The data below are only a summary and should be read in conjunction with Trident’s consolidated financial statements and accompanying notes, as well as Trident’s management’s discussion and analysis of financial condition and results of operations, all of which can be found in publicly available documents, including those incorporated by reference in this proxy statement. For a complete list of documents incorporated by reference in this proxy statement, see “Where You Can Find Additional Information” beginning on page 198.

Trident derived the consolidated statements of operations data for the years ended June 30, 2009, June 30, 2008 and June 30, 2007, and the consolidated balance sheet data as of June 30, 2009 and June 30, 2008, from its audited consolidated financial statements incorporated by reference in this proxy statement. Trident derived the consolidated statements of operations data for the years ended June 30, 2006 and June 30, 2005, and the consolidated balance sheet data as of June 30, 2006 and June 30, 2005, from its audited consolidated financial statements not included or incorporated by reference in this proxy statement. The unaudited consolidated statements of operations data for the three-month periods ended September 30, 2009 and September 30, 2008, and the unaudited consolidated balance sheet data as of September 30, 2009, are derived from its unaudited consolidated financial statements incorporated by reference in this proxy statement. Trident has prepared the unaudited information on the same basis as the audited consolidated financial statements and has included, in its opinion, all adjustments, consisting only of normal recurring adjustments that it considers necessary for a fair presentation of the financial information set forth in those statements. Trident’s historical results are not necessarily indicative of the results to be expected in the future.

	Three Months Ended September 30,		Year Ended June 30,
	2009	2008	2009	2008	2007	2006	2005
	(In thousands, except per share amounts)

Consolidated Statements of Operations Data:
Total revenues	$31,093	$34,782	$75,761	$257,938	$270,795	$171,442	$69,011
Total cost of revenue	20,592	22,707	52,433	137,912	141,688	83,061	32,562

Gross profit	10,501	12,075	23,328	120,026	129,107	88,381	36,449
Total operating expenses	26,695	23,170	85,572	101,206	88,963	59,987	66,336
Income (loss) from operations	(16,194)	(11,095)	(62,244)	18,820	40,144	28,394	(29,887)
Net income (loss)	$(17,156)	$(17,969)	$(70,232)	$10,152	$30,118	$26,176	$(30,184)

Net income (loss) per share, basic	$(0.25)	$(0.29)	$(1.12)	$0.17	$0.52	$0.48	$(0.64)

Net income (loss) per share, diluted	$(0.25)	$(0.29)	$(1.12)	$0.16	$0.48	$0.42	$(0.64)

Shares used in basic net income per share calculation	69,237	61,152	62,535	59,367	57,637	54,822	47,418

Shares used in diluted net income per share calculation	69,237	61,152	62,535	62,571	63,380	62,526	47,418

	September 30,	June 30,
	2009	2009	2008	2007	2006	2005
		(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$160,955	$187,937	$213,296	$147,562	$103,046	$37,598
Working capital	148,838	164,914	215,945	158,309	125,307	81,626
Total assets	250,918	263,312	309,315	283,879	207,190	134,991
Total stockholders’ equity	177,175	192,922	237,258	201,848	153,657	109,320

Selected Historical Financial Data of the Acquired Business Lines

The tables below present selected financial data of the acquired business lines prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The data below are only a summary and should be read in conjunction with the acquired business lines’ financial statements and accompanying notes, as well as the management’s discussion and analysis of financial condition and results of operations of the acquired business lines, all of which can be found in this proxy statement.

The statements of operations data of the acquired business lines for the years ended December 31, 2008 and December 31, 2007, and the balance sheet data as of December 31, 2008 and December 31, 2007, was derived from its audited financial statements included in this proxy statement. The statements of operations data of the acquired business lines for the six months ended June 30, 2009 and the balance sheet data as of June 30, 2009 from its audited financial statements included in this proxy statement. The unaudited statements of operations data for the three-month periods ended September 30, 2009 and the unaudited balance sheet data as of September 30, 2009, are derived from its unaudited financial information not included in this proxy statement. NXP has prepared the unaudited information on the same basis as the audited consolidated financial statements and has included, in its opinion, all adjustments, consisting only of normal recurring adjustments that it considers necessary for a fair presentation of the financial information set forth in those statements. The historical results of the acquired business lines are not necessarily indicative of the results to be expected in the future.

	Three Months	Six Months
	Ended	Ended	Year Ended December 31,
	September 30, 2009	June 30, 2009	2008	2007
	(In thousands, except per share amounts)

Consolidated Statement of Operations Data:
Total revenues	$135,849	$187,560	$494,755	$553,240
Total cost of revenue	90,642	139,080	337,517	397,348

Gross profit	45,207	48,480	157,238	155,892
Total operating expenses	69,738	158,446	750,617	363,725
Income (loss) from operations	(24,531)	(109,966)	(593,379)	(207,833)

Net income (loss)	$(25,837)	$(117,564)	$(582,022)	$(186,988)

	September 30,	June 30,	December 31,	December 31,
	2009	2009	2008	2007
	(In thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$—	$—	$—	$—
Working capital	4,302	(12,899)	(9,042)	(24,793)
Total assets	259,939	251,634	277,194	663,685
Total stockholder’s equity	143,740	124,158	136,247	486,260

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting. The Trident and acquired business lines selected unaudited pro forma condensed combined balance sheet data assume that the acquisition of the acquired business lines took place on September 30, 2009, and combines the Trident historical consolidated balance sheet at September 30, 2009 with the acquired business lines’ balance sheet at September 30, 2009. The Trident and acquired business lines selected unaudited pro forma condensed combined statement of operations data assume that the acquisition of the acquired business lines took place as of July 1, 2008. The selected unaudited pro forma condensed combined statement of operations data for the three months ended September 30, 2009 combines Trident’s historical consolidated statement of operations for the three months then ended with the acquired business lines’ results of operations for the three months ended September 30, 2009.

The selected unaudited pro forma condensed combined financial data is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the fiscal quarter ended September 2009 is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

September 30, 2009
(In thousands,
except per share
amounts)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Net revenues	$166,942
Gross profit	50,108
Loss before income taxes	(44,774)
Net loss	(47,042)
Net loss per share: basic	$(0.27)
Net loss per share: diluted	$(0.27)
Weighted average number of shares used in computing net loss per share:	173,904

September 30, 2009
(In thousands)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$197,455
Working capital	245,691
Total assets	476,418
Stockholders’ equity	402,675

Comparative Historical and Unaudited Pro Forma Per Share Data

The following table shows historical information about Trident’s and the acquired business lines’ respective loss per share and book value per share, and similar information reflecting the acquisition, referred to as pro forma information. As Trident has a fiscal year ending on June 30 and NXP has a year ending on December 31, the unaudited pro forma condensed combined balance sheet combines the historical balances of Trident as of June 30, 2009 with the historical balances of the acquired business lines as of June 30, 2009, plus pro forma adjustments as if the acquisition had occurred on July 1, 2008. In addition, the unaudited pro forma condensed combined statement of operations combines the historical results of Trident for the year ended June 30, 2009 with the historical results of the acquired business lines for the twelve months ended June 30, 2009, plus pro forma adjustments as if the acquisition had occurred on July 1, 2008. The data for the acquired business lines has been calculated by combining its reported interim data within the respective period.

Trident is required to account for the acquisition using the purchase method of accounting under GAAP, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets acquired and liabilities assumed from NXP as of the completion of the acquisition will be recorded at their respective fair values and added to those of Trident. Any excess of the purchase price over the fair value of assets acquired and liabilities assumed will be recorded as goodwill and any shortfall or negative goodwill will be recorded as a gain upon acquisition in the statement of operations. The consolidated financial statements of Trident issued after the acquisition will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of the acquired business lines.

The pro forma financial information includes estimates of the purchase price and adjustments to record certain assets and liabilities of the acquired business lines at their respective fair values. These pro forma adjustments are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of the acquired business lines will also be subject to adjustment to their respective fair values. Any change in the fair value of the net assets of the acquired business lines will change the amount of the purchase price allocable to goodwill or negative goodwill. Additionally, changes to stockholders’ equity of the acquired business lines, including net income through the date the acquisition is completed, will change the amount of goodwill or negative goodwill recorded. The final adjustments may differ materially from the pro forma adjustments reflected in this proxy statement.

Trident also anticipates that the acquisition will provide it with financial benefits that include, with respect to the combined entity, revenue and operating expense synergies, but these financial benefits are not reflected in the pro forma information. Accordingly, the pro forma information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of Trident would have been had Trident acquired the acquired business lines during the periods presented.

The information in the following table is based on historical financial information and related notes for Trident and the acquired business lines, as well as the unaudited pro forma condensed combined financial statements. You should read the summary financial information provided in the following table together with historical financial information and related notes. The historical financial information of Trident is also incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” on page 198 for a description of where you can find this historical information. Neither Trident nor NXP has declared dividends on its common stock during the last three fiscal years.

	Trident Fiscal Year	Acquired Business	Twelve Months Ended
	Ended June 30, 2009	Lines Twelve Months	June 30, 2009 Pro
	Historical	Ended June 30, 2009(a)	Forma Combined Equivalent

Loss per share:
Basic	$(1.12)	$—	$(4.09)
Diluted	$(1.12)	$—	$(4.09)
Book value per share at period end	$2.52	$—	$2.32

(a)	The acquired business lines of NXP were not operated as a stand-alone business, but were part of a division of NXP, operating within a business group. As a result, there were no common shares outstanding that were directly attributable to the acquired business lines.

MARKET PRICE AND DIVIDEND INFORMATION

Trident common stock trades on the NASDAQ Global Select Market under the symbol “TRID.” The following table sets forth the range of high and low daily closing prices of Trident’s common stock for the quarterly periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail mark up, mark down or commission and may not necessarily represent actual transactions. NXP is not a public company and its common stock is privately held, and is therefore not presented as a comparison to Trident’s common stock price. Please note that the quarterly periods indicated below are based on a June 30 fiscal year. Our fiscal year will change from June 30 to December 31, beginning with the fiscal year ending December 31, 2009.

	High		Low

Fiscal Year 2010
First Quarter		$3.06		$1.60
Second Quarter (through [ ● ])	$		$
Fiscal Year 2009
First Quarter		$4.31		$2.26
Second Quarter		$2.34		$1.30
Third Quarter		$2.24		$1.24
Fourth Quarter		$2.11		$1.34
Fiscal Year 2008
First Quarter		$19.49		$13.52
Second Quarter		$17.05		$5.35
Third Quarter		$6.57		$4.62
Fourth Quarter		$5.37		$3.63

On October 2, 2009, the last business day prior to the public announcement of the proposed Transaction, the closing price of Trident’s common stock was $2.33 per share, for an aggregate implied equity value of Trident of approximately $164 million. Accordingly, if the Transaction had been consummated on that day, the value attributable to the common stock to be issued to NXP would have equaled $246 million. On [    ●    ], 2009, the latest practicable date before the date of this proxy statement, the closing price of Trident’s common stock was $[    ●    ] per share.

As of [    ●    ], 2009, there were [    ●    ] registered holders of Trident’s common stock. The acquired business lines are wholly-owned by NXP.

Because the acquired business lines, including the Transferred Newcos, are privately-held by NXP, the per share historical data of the acquired business lines is not presented as a comparison to Trident’s stock price.

Dividends

Trident has never declared or paid any cash dividends on its common stock and the combined company does not intend to do so in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Trident Board and will depend upon its financial condition, operating results, capital requirements, any applicable contractual restrictions and such other factors as the Trident Board deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Trident and the acquired business lines after giving effect to the acquisition of the acquired business lines by Trident using the purchase method of accounting in accordance with FASB Accounting Standards Codification ASC 805, Business Combinations, and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2009 is presented as if the acquisition of the acquired business lines had occurred on September 30, 2009. The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2009, and year ended June 30, 2009, are presented as if the acquired business lines acquisition had occurred on July 1, 2008 with recurring acquisition-related adjustments reflected in each of the periods.

The unaudited pro forma condensed combined financial statements should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K/A for the year ended June 30, 2009, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, the historical audited financial statements of the acquired business lines for the year ended December 31, 2008 (pages FP-3 to FP-27), the historical audited financial statements of the acquired business lines as of and for the six months ended June 30, 2009 (pages FP-29 to FP-50), and other information pertaining to Trident and the acquired business lines contained in this proxy statement.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the asset acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon available information and certain assumptions that Trident believes are reasonable. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

Determination of the purchase price of the acquired business lines and allocations of the purchase price used in the unaudited pro forma condensed combined financial statements are based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the net tangible assets and intangible assets. Any change could result in material variances between our future financial results and the amounts presented in these unaudited condensed combined financial statements, including variances in fair values recorded, as well as expenses associated with these items.

There were no significant intercompany transactions between Trident and the acquired business lines as of the dates and for the periods of these pro forma condensed combined financial statements.

Trident Microsystems, Inc. Unaudited Pro Forma Condensed Balance Sheets

	Historical
		Acquired
		Business
	Trident	Lines	Pro forma
	at September 30, 2009		Adjustments		Combined
	(In thousands, except par values)

ASSETS
Current assets:
Cash and cash equivalents	$160,955	—	$15,000	a
			30,000	b
			(8,500)	p	$197,455
Accounts receivable,	17,161	68,715	(68,715)	c	17,161
Accounts receivable from related party	628	—	—		628
Inventories	10,611	38,210	15,790	d	64,611
Prepaid expenses and other current assets	11,047	5,434	(5,434)	c
			6,353	l	17,400

Total current assets	200,402	112,359	(15,506)		297,255
Property and equipment, net	26,696	10,842	3,158	d	40,696
Goodwill	7,848	65,425	(65,425)	e	7,848
Intangible assets, net	6,660	68,132	(68,132)	f
			112,000	g	118,660
Other assets	9,312	3,181	(3,181)	c
			2,647	l	11,959

Total assets	$250,918	$259,939	$(34,439)		$476,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,496	$9,478	$(9,478)	c	$12,496
Accounts payable to related party	564	53,233	(53,233)	c	564
Accrued expenses and other current liabilities	24,993	45,346	(45,346)	c	24,993
Income taxes payable	13,511	—	—		13,511

Total current liabilities	51,564	108,057	(108,057)		51,564
Long-term income taxes payable	22,098	—	—		22,098
Deferred income tax liabilities	81	4,806	(4,806)	c	81
Other long term liabilities	—	3,336	(3,336)	c	—

Total liabilities	73,743	116,199	(116,199)		73,743

Stockholders’ equity:
Common stock, $0.001 par value	71	—	105	h	176
Additional paid-in capital	235,542	—	186,895	i	422,437
Retained earnings (accumulated deficit)	(58,438)	143,740	(143,740)	j
			47,000	k
			(8,500)	p	(19,938)

Total stockholders’ equity	177,175	143,740	81,760		402,675

Total Liabilities and Stockholders’ Equity	$250,918	$259,939	$(34,439)		$476,418

Trident Microsystems, Inc. Unaudited Pro Forma Condensed Combined Statements of Operations

		Acquired
		Business
	Trident	Lines
			Pro Forma
	Three Months Ended		Adjustments		Pro Forma
	September 30, 2009		(Note 6)		Combined
	(In thousands, except per share data)

Net revenues	$31,093	$135,849	$—		$166,942
Cost of revenues	20,592	90,642	5,600	m	116,834

Gross profit	10,501	45,207	(5,600)		50,108
Operating expenses:
Research and development	16,350	50,754	(3,139)	n	63,965
Selling, general and administrative	8,837	18,984
			1,588	o	29,409
Restructuring charges	1,508	—			1,508

Total operating expenses	26,695	69,738	(2,000)		94,882

Loss from operations	(16,194)	(24,531)	(3,600)		(44,774)
Interest income	81				81
Other income (loss), net	(614)				(614)

Loss before provision for income taxes	(16,727)	(24,531)	(3,600)		(45,307)
Provision for income taxes	429	1,306			1,735

Net loss	$(17,156)	$(25,837)	$(3,600)		$(47,042)

Net loss per share — Basic and diluted	$(.25)				$(0.27)

Shares used in computing net loss per share — Basic and diluted	69,237		104,667	q	173,904

Trident Microsystems, Inc. Unaudited Condensed Combined Statements of Operations

	Trident	Mirconas	Pro Forma			Acquired	Pro Forma
	Year Ended	07/01/2008-	Adjustments		Pro Forma	Business	Adjustments		Pro Forma
	June 30, 2009	05/14/2009	(Note 6)		Combined	Lines	(Note 6)		Combined
	(In thousands, except per share data)

Net revenues	$75,761	$121,843			$197,604	$444,560			$642,164
Cost of revenues	52,433	100,219	1,312	(1)	153,964	318,676	22,400	m	495,040

Gross profit	23,328	21,624	(1,312)		43,640	125,884	(22,400)		147,124
Operating expenses:			—
Research and development	53,016	24,363	(104	) (2)	77,275	244,826	(14,806)	n	307,295
Selling, general and administrative	29,617	18,009			47,626	108,755
							6,352	o	162,733
Goodwill impairment	1,432				1,432	383,868			385,300
In-process research and development	697				697				697
Restructuring charges	810	(92)			718				718

Total operating expenses	85,572	42,280	(104)		127,748	737,449	(8,454)		856,743

Loss from operations	(62,244)	(20,656)	(1,208)		(84,108)	(611,565)	(13,946)		(709,619)
Loss on sale of short-term investments	(8,940)				(8,940)				(8,940)
Impairment loss on short-term investments	(556)				(556)				(556)
Interest income	2,968				2,968				2,968
Other income, net	4,053	168			4,221				4,221

Loss before provision for income taxes	(64,719)	(20,488)	(1,208)		(86,415)	(611,565)	(13,946)		(711,926)
Provision (benefit) for income taxes	5,513				5,513	(4,923)			590

Net loss	$(70,232)	$(20,488)	$(1,208)		$(91,928)	$(606,642)	(13,946)		$(712,516)

Net loss per share — Basic and diluted	(1.12)				(1.32)				(4.09)

Shares used in computing net loss per share — Basic and diluted	62,535		7,000		69,535		104,667	(q)	174,202

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Preliminary Fair Value of Consideration Transferred

On October 4, 2009, we entered into an Agreement with NXP to purchase certain assets and assume certain liabilities of NXP’s Home Business. The purchase consideration for the transaction is common stock issued such that immediately following the closing of the Transaction, NXP will own approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the issuance to NXP. Based upon the total outstanding shares of Trident common stock as of September 30, 2009, the total number of shares of our common stock to be issued to NXP is 104,666,667, including 6,666,667 shares to be issued in exchange for a cash payment of $30 million. The applicable closing price of Trident’s common stock at the closing date will determine the fair value of the consideration transferred.

In addition, Trident will issue to NXP four shares of Series B Preferred Stock, which is redeemable at $1.00 per share following a decrease in the total outstanding shares of Trident common stock owned by NXP to below 11% of our outstanding shares of common stock, non-voting, other than for purposes of its right to elect four of the nine members of the Trident Board of Directors, and non-participating. Due to the nature of the Series B Preferred Stock, as well as to the other restrictions on the ownership and voting rights of the holders of the Series B Preferred Stock, the Series B Preferred Stock does not materially increase the overall fair value of the purchase consideration.

The following examples illustrate how different closing prices of our common stock would affect the approximate total value of the acquisition consideration. The closing prices used in these examples were chosen solely for the sake of providing a range of sample calculations. In each example, the amounts shown are estimates.

Closing Price per Share of	Total Value of Acquisition
Trident Common Stock	Consideration
(In thousands)

$1.75	$138,000
$2.00	$164,000
$2.50	$217,000
$3.00	$269,000
$3.25	$295,000

For purposes of the preparation of these pro forma condensed combined financial statements, we applied the closing price as if the acquisition had taken place on November 13, 2009 and using the closing price for Trident common stock of $1.79. Any differences between the fair value of the consideration issued will be recorded as goodwill or a gain if there is negative goodwill. Should the closing stock price be $2.13 at the closing date of the acquisition, there will be no goodwill. The cash consideration for Trident’s common shares purchased by NXP is calculated by multiplying 6,666,667 common shares by the agreed cash consideration amount of $4.50 per share.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the purchase method of accounting based on ASC 805, Business Combinations, which Trident adopted on July 1, 2009, and are based on the historical financial statements of Trident and the acquired business lines after giving effect to the cash to be paid and the stock to be issued by Trident to consummate the acquisition, as well as pro forma adjustments. The prior acquisition of selected assets and liabilities from Micronas Semiconductor Holding AG in May 2009 (the “Micronas Purchase”) is presented in accordance with Statement of Financial Accounting Standard (SFAS) No. 141 which has been superseded by ASC 805.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date and that the fair value of acquired in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the asset acquisition at the then-current market price, which may be different than the amount of consideration assumed in these unaudited pro forma condensed combined financial statements.

ASC 820, as amended, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820, as amended, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Trident may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Trident’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the asset acquisition, primarily at their respective fair values and added to those of Trident. Financial statements and reported results of operations of Trident issued after completion of the asset acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of NXP.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Trident are estimated to be approximately $7 million to $10 million. As of September 30, 2009, Trident has incurred approximately $2.8 million in acquisition related transaction costs.

3.	Accounting Policies

Upon completion of the acquisition, Trident will further review NXP’s accounting policies. As a result of that review, it may become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity.

4.	Preliminary Purchase Price Determination

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of NXP, assuming a closing date of November 13, 2009.

	Common Shares	Amount
	(In thousands)	(In thousands)

Issuance of Trident common shares to NXP	104,667	$187,000
Purchase of Trident common shares by NXP		(30,000)
Cash payment by NXP		(15,000)

Acquisition date fair value of the total consideration to be transferred		$142,000

5.	Preliminary Allocation of Consideration Transferred

The estimated total purchase price of $142 million was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as of November 13, 2009 as follows (in thousands):

Inventory(a)	$54,000
Fixed assets(b)	14,000
Service agreements(c)	9,000
Existing customer relationships(d)	33,000
Developed technology(d)	45,000
Patents(d)	34,000
Preliminary fair market value estimate of the assets to be acquired	189,000
Negative Goodwill(e)	(47,000)

Total preliminary estimated purchase price	$142,000

(a)	As of the effective date of the asset acquisition, inventories are required to be measured at fair value. Trident does not have detailed information at this time as to the specific inventory on hand. The preliminary fair value of inventory is $54 million and consists of finished goods inventory. The preliminary fair value adjustment to inventory is $15.8 million based on assumptions applied at an aggregate level to the June 30, 2009 acquired business lines’ inventory balance. In estimating the fair value of inventory, Trident made assumptions on the selling prices and selling cost associated with the inventory. Trident assumed that estimated selling prices would yield gross margins consistent with actual margins earned by the acquired business lines during the first half of 2009. We assumed that selling cost as a percentage of revenue would be consistent with actual rates experienced by the acquired business lines during the first half of 2009.

(b)	Fixed assets (property, plant and equipment) are required to be measured at fair value and these acquired assets could include assets that are not intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use. Depreciation is calculated on a straight-line basis over the expected useful lives. Expected useful lives range from 3 to 20 years.

(c)	Service agreements are required to be measured at fair value and these acquired assets are amortized over the remaining life of the agreement or approximately seventeen (17) months from the closing date of the transaction. These service agreements include dealer, manufacturing and distributor agreements and other services from NXP. The other services may include payroll processing, benefits administration, accounting services, information technology, and real estate services.

(d)	Identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use.

(e)	Of the total purchase price, $47 million has been allocated to negative goodwill. Negative goodwill represents the amount of the purchase price less than the fair value of the underlying net tangible and identifiable intangible assets acquired and is not considered income for tax purposes. In accordance with ASC 350, Goodwill and Other Intangible Assets, negative goodwill is recorded as a gain in the statement of operations. Upon completion of the fair value assessment after the acquisition, we anticipate that the final purchase price allocation will differ from the preliminary allocation outlined above. The actual amounts recorded may differ materially from the information presented herein. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, with any residual amount recorded as negative goodwill or goodwill.

The identifiable intangible assets acquired are as follows:

	Estimated	Estimated
Acquired Intangible Assets:	Fair Value	Useful Life
	(In thousands)

Existing customer relationships	$33,000	3 to 5 years
Developed technology	45,000	3 to 5 years
Patents	34,000	3 to 5 years

Total acquired intangible assets	$112,000

Customer Relationships

Existing customer relationships consist of the acquired business lines’ contractual relationships and customer loyalty especially related to their resellers, value added resellers, distributors and direct end customers. The fair value of the customer relationships was determined by discounting estimated net future cash flows from the customer contracts. For the purposes of these pro forma financial statements it is assumed that these assets will be amortized over an estimated life of three to five years.

Developed technology and Patent assets acquired

Developed technology consists of products and patents that have reached technological feasibility. Trident valued the developed technology and patents utilizing a discounted cash flow (“DCF”) model, which uses forecasts of future revenues and expenses related to the intangible assets. Trident will amortize the developed technology and patents on a straight-line basis over estimated lives of three to five years.

6.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined consolidated balance sheet and statements of operations are as follows:

Pro Forma Legend

Description

(a)	To add cash paid by NXP and received by Trident in the acquisition.

(b)	To record the cash purchase by NXP for Trident’s common shares.

(c)	To eliminate assets and liabilities not acquired or assumed from the acquired business.

(d)	To record the difference between fair value at the acquisition date and historical cost.

(e)	To eliminate goodwill of the acquired business.

(f)	To eliminate net intangible assets of the acquired business.

(g)	To record fair value of acquired intangible assets resulting from the acquisition.

(h)	To record par value of common stock issued as part of the acquisition.

(i)	To record fair value of common stock issued as part of the acquisition.

(j)	To eliminate retained earnings of the acquired business.

(k)	To eliminate negative goodwill of the acquired business.

(l)	To record current and non current portions of the service level agreements to be amortized over a seventeen month period.

(m)	To record amortization of the acquired intangible assets.

(n)	To eliminate the intangible asset amortization of the acquired business lines.

(o)	To record the service level agreements.

(p)	To record the impact of additional advisory, legal and regulatory costs expected to be incurred by Trident. We assume $8.5 million, the midpoint of our expected range from $7 million to $10 million.

(q)	Reflects expected issuance of common stock to NXP. The four shares of Series B Preferred Stock have no participation rights and did not impact earnings per share.

(1)	To record the amortization on the acquired intangible assets by the Micronas Purchase.

(2)	To eliminate the amortization on the acquired intangible assets by the Micronas Purchase.

THE TRIDENT ANNUAL MEETING

Date, Time and Place

The annual meeting of stockholders will be held on [    ●    ], 2010, at [    ●    ] local time, at Trident’s corporate offices located at 3408 Garrett Drive, Santa Clara, California 95054. We are delivering these proxy materials to you in connection with the solicitation of proxies by the Trident Board for use at the annual meeting and any adjournment or postponement thereof. The approximate date on which this proxy statement and the enclosed proxy card will first be sent to our stockholders is [    ●    ], 2009.

Purpose of the Annual Meeting

At the annual meeting, we will ask our stockholders to consider and vote upon the following proposals:

•	to approve the issuance of such number of shares our common stock to NXP representing approximately 60% of our outstanding shares of common stock, together with four shares of our Series B Preferred Stock;

•	to approve the amendment of our certificate of incorporation to increase the number of authorized shares of common stock from ninety five million (95,000,000) to two hundred fifty million (250,000,000);

•	to approve the adoption of the 2010 Plan;

•	to approve the Exchange Program, which is a voluntary program that will permit eligible employees to exchange certain outstanding stock options that are “underwater” for a lesser number of shares of restricted stock or restricted stock units to be granted under the 2010 Plan, if adopted by the stockholders at this meeting, and if the 2010 Plan is not adopted by the stockholders or if the share issuance is not approved by stockholders or the Transaction is not consummated, under the 2006 Equity Incentive Plan;

•	to elect to the Trident Board two members named in this proxy statement to Class II of the Trident Board;

•	to ratify of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

•	to approve of the adjournment of the meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the forgoing at the time of the meeting.

The Trident Board has unanimously determined that the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement, including the Transaction and the share issuance to NXP and the issuance of four shares of our Series B Preferred Stock to NXP pursuant to the Share Exchange Agreement, are advisable and are fair to, and in the best interests of Trident and its stockholders and recommends that Trident stockholders vote “FOR” the proposal to approve the share issuance to NXP. The Trident Board has unanimously determined that the proposed Charter Amendment, the Exchange Program, and the adoption of the 2010 Plan are each advisable and are fair to, and in the best interests of, Trident and its stockholders and recommends that Trident’s stockholders vote “FOR” the proposal to approve the Charter Amendment, “FOR” the adoption of the 2010 Plan and “FOR” the Exchange Program. In addition, the Trident Board recommends that you vote (i) “FOR” the election of each of our nominees for Class II director as proposed herein; (ii) “FOR” the ratification of the selection by our audit committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and (iii) “FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies for the approval of the share issuance to NXP, the Charter Amendment, the adoption of the 2010 Plan or the Exchange Program.

You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the annual meeting.

Record Date, Voting and Quorum

The Trident Board fixed the close of business on [    ●    ], 2009 as the record date for the determination of holders of outstanding shares entitled to notice of, and to vote on all matters presented at, the annual meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the annual meeting.

As of the record date, there were approximately [    ●    ] shares of our common stock issued and outstanding, and such shares were held by approximately [    ●    ] holders of record.

The required quorum for the transaction of business at the annual meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the record date. Shares that are voted “FOR,” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the annual meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the annual meeting with respect to such proposal. “Broker non-votes” are also included for purposes of determining whether a quorum of shares of common stock is present at a meeting. A “broker non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share has one vote. The proposal to approve the share issuance to NXP requires the affirmative vote of the holders of a majority of the votes cast on the proposal. With respect to the proposal to approve the share issuance to NXP, neither “broker non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal. The proposals to approve the 2010 Plan and the Exchange Program each require the affirmative vote of the holders of a majority of the votes cast on the proposal. With respect to the proposal to approve the 2010 Plan, abstentions will have the same effect as votes “AGAINST” the proposal and “broker non-votes” will have no effect on the outcome of such proposal. With respect to the proposal to approve the Exchange Program, neither “broker non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal. The proposal to approve the Charter Amendment requires the affirmative vote of the holders of a majority of the shares outstanding as of the record date. With respect to the proposal to approve the Charter Amendment, both “broker non-votes” and abstentions would have the same effect as votes “AGAINST” such proposal. With respect to the proposal regarding the election of our directors, neither “broker non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of the holders of a majority of the outstanding shares as of the record date that are present in person or represented by proxy at the annual meeting. With respect to the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and the proposal to adjourn the annual meeting, if necessary, abstentions will have the effect of a vote “AGAINST” those proposals and “broker non-votes” will have no effect on the outcome of the vote.

Voting

Stockholders may vote their shares:

•	by attending the annual meeting and voting their shares of Trident common stock in person;

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope;

•	by following the instructions for internet voting printed on your proxy card; or

•	by using the telephone number printed on your proxy card.

The Trident Board is asking you to give your proxy to Sylvia Summers Couder and David L. Teichmann. Giving your proxy to Ms. Summers and Mr. Teichmann means that you authorize Ms. Summers and Mr. Teichmann or either of them to vote your shares at the annual meeting in the manner you direct. You may vote “FOR” or “AGAINST” the proposals or abstain from voting. All valid proxies received prior to the annual meeting will be voted at the annual meeting. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made.

If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to approve the share issuance to NXP, (ii) “FOR” the proposal to approve the Charter Amendment, (iii) “FOR” the proposal to approve the adoption of the 2010 Plan, (iv) “FOR” the proposal to approve the Exchange Program, (v) to elect J. Carl Hsu and Brian R. Bachman as Class II members to the Trident Board for a three year term until our annual meeting of stockholders to be held following our fiscal year ending December 31, 2011, and thereafter until their successors are elected and qualified, (vi) “FOR” the proposal to appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and (vii) “FOR” the adjournment of the annual meeting, if necessary, to facilitate the adoption and approval of the preceding proposals.

Stockholders who hold their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct broker or other record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the annual meeting. Such stockholder will receive instructions from such stockholder’s broker or other nominee who is the record holder that the stockholder must follow in order to have such stockholder’s shares voted. If a bank, broker or other nominee holds the stockholder’s shares and the stockholder wishes to attend the meeting and vote in person, then the stockholder must obtain a “legal proxy” from the broker or other record holder of the shares giving such stockholder the right to vote the shares.

Stockholders who hold their shares in their own name as a holder of record may instruct the proxy holders how to vote their common stock by completing and executing a proxy by means of any of the three voting methods described in these proxy materials (by telephone, over the internet, or by signing, dating and mailing a proxy card). Of course, such stockholder may also choose to attend the meeting and vote such stockholder’s shares in person. The proxy holders will vote such stockholder’s shares in accordance with such stockholder’s instructions on the completed proxy as submitted.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact David L. Teichmann, Corporate Secretary, at 3408 Garrett Drive, Santa Clara, California 95054, telephone (408) 764-8808.

Voting via the Internet or by Telephone

Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the internet or by telephone. Many banks and brokerage firms participate in the Broadridge online and telephone program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for stockholders whose banks or brokerage firms participate in Broadridge’s online and telephone proxy voting program.

Registered stockholders may vote electronically through the internet or by telephone by following the instructions included on their proxy card. A stockholder not wishing to vote electronically through the internet or by telephone or whose form does not reference internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the internet or by telephone does not affect the right to vote in person at the annual meeting.

Revocability of Proxies

A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	delivering to our principal offices (Attention: Corporate Secretary) a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the annual meeting, affirmatively revoking the proxy and voting in person.

Simply attending the annual meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the annual meeting. As of the date of this proxy statement, management knows of no such amendment or variation or of any matters expected to come before the annual meeting which are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of the shares of Trident outstanding common stock, their proxy holders and guests we may invite may attend the annual meeting. If you wish to attend the annual meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the annual meeting. For example, you could bring an account statement showing that you beneficially owned shares of Trident common stock as of the record date as acceptable proof of ownership.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of our common stock. We have also retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $[    ●    ], plus out-of-pocket expenses.

Proposal to Approve Adjournment of the Annual Meeting

We are submitting a proposal for consideration at the annual meeting to authorize the named proxies to approve one or more adjournments of the annual meeting if there are not sufficient votes to approve the share issuance to NXP, approve the Charter Amendment, approve the adoption of the 2010 Plan, and to approve the Exchange Program at the time of the annual meeting. Even though a quorum may be present at the annual meeting, it is possible that we may not have received sufficient votes to approve the share issuance to NXP, approve the Charter Amendment, approve the adoption of the 2010 Plan, and to approve the Exchange Program by the time of the annual meeting. In that event, we will determine to adjourn the annual meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the annual meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve the share issuance to NXP, approve the Charter Amendment, approve the adoption of the 2010 Plan, and to approve the Exchange Program. Any other adjournment of the annual meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The approval of a proposal to adjourn the annual meeting would require the affirmative vote of the holders of a majority of the shares of our outstanding common stock present in person or by proxy and entitled to vote at the annual meeting. The failure to vote shares of common stock would have no effect on the approval of the adjournment proposal.

The Trident Board recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies. If the annual meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting unless the Trident Board fixes a new record date for the annual meeting.

Other Business

We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the annual meeting is limited to matters relating to the purposes stated in the Notice of Annual Meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the annual meeting, or at any adjournment of the annual meeting, we intend that shares of our outstanding common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the annual meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY VOTE AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

THE TRANSACTION

The following is a discussion of the Transaction and the Share Exchange Agreement, including the background information thereto. This is a summary only and may not contain all of the information that is important to you. A copy of the Share Exchange Agreement is attached to this proxy statement as Annex A. Trident stockholders are urged to read this entire proxy statement, including the Share Exchange Agreement, for a more complete understanding of the Transaction.

Background of the Transaction

In October 2007, Trident hired Ms. Summers as its Chief Executive Officer, following a protracted search initiated after the termination of Trident’s former chief executive officer in November 2006. In January 2008, the Trident Board formed a Strategy Committee, including Ms. Summers, to provide oversight of Trident’s strategic planning process and of the implementation of its strategic decisions. Beginning February 2008, management began discussing strategic alternatives available to Trident, in light of the changes occurring in the digital television market, and beginning April 2008, began preliminarily exploring possible strategic relationships with third parties. Over the course of the following year, management of Trident identified potential strategic opportunities that could expand its addressable market and that could accelerate the achievement of Trident’s long-term growth objectives. These strategic opportunities included potential business combinations and strategic partnerships and alliances. Ms. Summers and her team also identified industry consolidation as a major issue facing Trident and its competitive position over the course of the next few years.

During June and July 2008, management prepared and presented to the Trident Board a comprehensive two year business plan and received approval of Trident’s annual operating plan for the fiscal year ended June 30, 2009. In August and September 2008, Trident management began meeting with financial advisors to solicit views on Trident’s two year business strategy and to discuss potential strategic alternatives for consideration.

During September and October 2008, management noted that Trident’s financial results and outlook continued to be challenged and constrained by the evolving market for its products and its customers’ shifting market strategies, combined with an increasingly difficult macroeconomic environment. Management began actively taking steps to address these challenges, including the implementation of a reduction in force in an effort to realign the company with its current outlook and exploration of complementary strategic alternatives.

In October 2008, Trident management continued meetings with several financial advisors to solicit views on Trident’s current business strategy and potential strategic alternatives for consideration. Senior management continued preliminary discussions with third parties who had expressed interest in exploring potential strategic transactions with Trident, and, at meetings of the Trident Board in November 2008, management provided an update to the Trident Board of the status of its exploratory discussions with potential strategic partners. At that meeting, the Trident Board and management, with legal counsel, discussed their fiduciary duties relating to consideration and evaluation of strategic opportunities that could present themselves from time to time. Management also discussed with the Trident Board at this time the trend in industry consolidation that some competitors seemed to be exploring due to changes within the digital television market. The Trident Board continued to discuss these matters into December 2008.

Senior management continued its discussions with potential financial advisors during November and December 2008, and on December 10, 2008, after authorization from the Trident Board during its meeting on December 5, 2008, Trident engaged Union Square Advisors LLC as financial advisor to Trident in connection with (a) analyzing the business, condition and financial position of Trident; (b) reviewing with Trident and the Trident Board Trident’s strategic plans and its strategic alternatives; (c) negotiating the financial aspects of a possible acquisition with any potential target companies of Trident; (d) negotiating the financial aspects of a possible sale transaction with any potential buyers of Trident and any alternatives thereto; and (e) providing such other assistance as Trident and Union Square Advisors may agree from time to time.

On November 12, 2008, Mr. Pete Mangan, Chief Financial Officer of Trident, met in Menlo Park, California with Ted Arnstein, Senior Vice President, Mergers and Acquisitions of NXP, Mark Hamersma, Senior Vice

President, Business Development of NXP, and Brittany Bagley, of Kohlberg Kravis Roberts & Co., or KKR, a significant investor in NXP, to discuss on an exploratory basis the potential benefits and challenges regarding a possible strategic transaction.

On December 19, 2008, Ms. Summers, Mr. Mangan, and Mr. Hungwen Li, Senior Vice President and Chief Marketing Officer of Trident, met with Mr. Arnstein and Mr. Hamersma, together with Mr. Christos Lagomichos, General Manager of the NXP Home business unit, in Amsterdam, The Netherlands, to continue these exploratory discussions.

At the meeting of the Trident Board held on December 29, 2008, Trident management discussed with the Trident Board the initial discussions held on November 12, 2008 and December 19, 2008 with representatives of NXP concerning the possible combination of the television systems and set-top box business lines of the NXP Home business unit with Trident, and summarized management’s initial thoughts concerning the possible strategic transaction involving these two NXP business lines, including the product overlap, integration challenges and potential benefits and costs. Management also discussed the potential timing of such a combination, and updated the Trident Board concerning preliminary discussions with other third parties.

On December 31, 2008, NXP announced that Mr. Richard Clemmer had been appointed as Chief Executive Officer of NXP.

On January 13, 2009, Ms. Summers, Mr. Mangan and Mr. Li, and representatives of Union Square Advisors, met with David Kerko, of KKR, and Mr. Hamersma at KKR’s offices in Menlo Park to continue preliminary discussions of a potential combination of the television systems and set-top box business lines of NXP’s Home business unit with Trident as a possible means to accomplish Trident’s goal of accelerating the achievement of Trident’s long-term growth and profitability goals.

On January 16, 2009, Ms. Summers, and Messrs. Mangan, Li and Mr. David Teichmann, Senior Vice President, General Counsel and Corporate Secretary of Trident, together with representatives of Union Square Advisors, had a telephone conference with Messrs. Hamersma, Arnstein and Kerko, regarding the television systems and set-top box business lines and potential 2009 and 2010 business growth, the profile of NXP senior staff members in the Home business unit, the potential integration of the two business lines, and the prospects in the analog television business. At this time, Trident and NXP entered into a nondisclosure and confidentiality agreement governing the exchange of any non-public information with regard to the parties.

At the meeting of the Trident Board held on January 20, 2009, management discussed with the Trident Board its strategy to obtain a leadership position in the digital television market and to expand the total addressable market. Senior management discussed the companies with whom Trident was in exploratory discussions or considering discussions and how the capabilities of those companies mapped to Trident’s strategy. Representatives of Union Square Advisors attended the meeting and discussed various strategic alternatives for consideration by the Trident Board, including potential benefits and challenges of various alternatives. Representatives of DLA Piper LLP (US), legal counsel to Trident, advised the Trident Board regarding various aspects of the Trident Board’s fiduciary duties, including those relating to any potential conflict that might arise concerning management’s role in any such transaction. The Trident Board discussed the status of management’s exploratory discussions with representatives from NXP, as well as the status of discussions concerning an alternative transaction, including the key structural and tactical issues, a proposed timeline for further diligence, risks associated with the alternative strategies and timing issues affecting each potential transaction.

At an introductory dinner on January 28, 2009, followed by meetings on January 29 and 30, 2009, Ms. Summers, Messrs. Mangan, Li, and Teichmann and Mr. Saeid Moshkelani, Vice President Engineering of Trident, together with representatives of Union Square Advisors, met with Messrs. Hamersma and Lagomichos and Ms. Stefanie Kahle ,Vice President Finance — Home Business Unit, and Ms. Shanthi Padmanabhan, Innovation and Technology Manager of NXP, together with Mr. Kerko and representatives of Credit Suisse, financial advisor to NXP, in San Diego, California, to better understand the potential revenue, customer relationships, technology and product synergies offered by NXP to Trident, and to begin evaluating the possible benefits and challenges of a combination. No formal proposals or terms were discussed during these conversations. Over the next several weeks, the parties exchanged diligence information and telephone conversations occurred concerning the exchange of financial, engineering and technological diligence.

Through early to mid-February, 2009, the parties met in person and by telephone conference to continue exploratory discussions and diligence.

At a Trident Board meeting held by telephone conference on February 13, 2009, Trident management discussed with the Trident Board the status of discussions with another third party, as well as management’s plans to engage in more extensive parallel discussions with NXP. Senior management outlined for the Trident Board a proposed schedule of preliminary diligence and negotiation sessions, noting the executive level discussions and engineering analysis already commenced. The Trident Board discussed preliminarily its views of the merits and risks of each alternative opportunity. Management also provided a summary of a possible third combination. Representatives of Union Square Advisors, who participated in the meeting, commented on each opportunity and its objectives and the potential benefits and challenges involved in each such opportunity.

The Trident Board met again by telephone conference on February 21, 2009 to discuss a proposed transaction with Micronas, and at such meeting, management summarized the key activities that had occurred in connection with parallel exploratory discussions with NXP, including the engineering and financial reviews that had occurred in early February.

On February 25 and 26, 2009, Trident management met with NXP’s executive team in Amsterdam to evaluate the opportunity and to hear additional presentations concerning the NXP television systems and set-top box business lines. Additional communications occurred between the parties by telephone and electronically to discuss the timing and subject matter of these meetings and to exchange additional information concerning the business lines.

Throughout the months of January and February, 2009, representatives of Union Square Advisors and of Credit Suisse spoke several times concerning the proposed Transaction and the exchange of information about each of Trident and the NXP Home business unit.

On March 3, 2009, an additional telephone conference was held between the parties, with Ms. Summers and Messrs. Mangan, Teichmann, Li and Moshkelani participating from Trident, and Messrs. Hamersma, Arnstein and Lagomichos, together with representatives of Credit Suisse, participating on behalf of NXP, to further discuss the proposed combination of the two NXP business lines with Trident.

On March 7, 2009, the Trident Board met by telephone conference and at such meeting, management reported on developments with NXP as well as the proposed transaction with Micronas. The Trident Board met telephonically again on March 14, 2009, to discuss the proposed transaction with Micronas. At this meeting, representatives of Union Square Advisors provided an update on the status of discussions with NXP, including a discussion of the potential benefits, complexities and uncertainties of the opportunity, and the strategic alternatives to the proposed transactions with Micronas and with NXP. At this meeting, representatives of Union Square Advisors and management discussed, on a preliminary basis, an outline of indications of possible transaction terms of a proposal to NXP.

On March 19, 2009, the parties met at KKR’s offices in Menlo Park, California. Attending the meeting on behalf of Trident were Ms. Summers and Messrs. Mangan, Teichmann and David Courtney, a member of the Trident Board, and representatives of Union Square Advisors and on behalf of NXP were Messrs. Hamersma and Arnstein, together with Mr. Kerko and representatives of Credit Suisse. At the meeting, the representatives of NXP presented a preliminary proposal, subject to, among other things, due diligence, definitive agreements, and internal corporate approvals, for discussion purposes, pursuant to which Trident would acquire the television systems and set-top box business lines of the NXP Home business unit in exchange for Trident common stock, and, after giving effect to the share issuance to NXP, NXP would hold approximately 65% of Trident’s outstanding shares of common stock. The representatives of NXP described generally the assets to be contributed by NXP, consisting of the set-top box, digital television, analog cathode ray tube, analog matrix and PC solutions, identified the number of employees expected to transfer to Trident, and described generally the intellectual property to be transferred or licensed to Trident from NXP. In addition, the NXP proposal provided for the working capital needed to operate the business or a true up mechanism to contribute the cash equivalent at close, indicated that NXP would cover all cash restructuring and stranded costs necessary to deliver a fully carved out business, and identified the transition and commercial agreements that would likely be required between the parties to operate the business following completion of the Transaction. NXP provided certain estimated financial information concerning the contributed business, and discussed some of the potential benefits to the combination of the two businesses.

NXP also proposed a board of directors of seven members, with four members designated by NXP and three by Trident, and customary registration rights over the shares of Trident common stock to be issued to NXP. The representatives of NXP also discussed, in private with Mr. Courtney, initial thoughts concerning the management of Trident following completion of the Transaction and employee retention. Trident did not respond or make a counterproposal to NXP’s proposal.

On March 19, 2009, following the meeting, Mr. Arnstein provided the Trident representatives with a potential timeline for establishing an electronic data room and completion of a Transaction between the parties.

At a telephonic meeting held by the Trident Board on March 23, 2009, although the substantial portion of the meeting was spent discussing a potential transaction between Trident and Micronas Semiconductor Holding AG involving the acquisition by Trident of selected assets of the FRC line of frame rate converters, the DRX line of demodulators and all of the audio processing product lines of Micronas’ Consumer Division, management did report to the Trident Board on the nature of the discussions at the recent meetings between management and Union Square Advisors and representatives of NXP and its financial advisors. The Trident Board met in executive session to discuss certain management and governance issues that might arise in a possible transaction with NXP.

At a telephonic meeting held by the Trident Board on March 30, 2009, the Trident Board formally approved the acquisition of the selected assets from Micronas’ Consumer Division as noted above, and on March 31, 2009, Mr. Mangan notified Messrs. Hamersma and Arnstein by email of Trident’s pending announcement of the acquisition of assets from Micronas.

On April 3, 2009, Mr. Mangan called Messrs. Arnstein and Lagomichos, and Ms. Kahle, together with representatives of Credit Suisse, to discuss Trident’s rationale for the Micronas acquisition, and the objective the acquisition fulfills in Trident’s long-range business plan. On April 10, 2009, Ms. Summers, together with Messrs. Mangan and Teichmann, spoke with Messrs. Hamersma, Arnstein and Kerko to advise them that, due to the announcement of the transaction between Trident and Micronas and the management resources required to integrate the two businesses, Trident did not think it made sense to continue discussions concerning a possible transaction with NXP at that time, and asked for a delay in further discussions until August 2009.

Over the period from April 24, 2009 to June 30, 2009, Mr. Mangan continued to have periodic telephone conferences with Mr. Arnstein to stay in touch and discuss generally the possibility of a future transaction between the parties.

On July 17, 2009, Mr. Mangan informed Mr. Arnstein that Trident was prepared to re-engage in discussions concerning a possible transaction between the parties, and Messrs. Arnstein and Mangan corresponded during late July.

At a regular meeting of the Trident Board held on July 21, 2009, management provided an update to the Trident Board regarding the status of discussions with NXP and the discussions with representatives of Union Square Advisors concerning an engagement to provide additional strategic and financial advisory work in connection with the renewed discussions relating to the proposed acquisition of the business lines from NXP. The Trident Board unanimously approved the engagement, and Trident executed a second engagement letter with Union Square Advisors that related to these renewed discussions and which replaced the prior engagement letter.

On July 31, 2009, Ms. Summers and Mr. Mangan met at KKR’s offices in Menlo Park, California with Messrs. Hamersma, Arnstein and Kerko. No further proposals or counter proposals were made at that meeting in response to the original proposal made by NXP on March 19, 2009. This was followed by a further meeting between the same parties by telephone conference call on August 7, 2009.

On August 13, 2009, at a telephonic meeting of the Trident Board, representatives of Union Square Advisors reviewed the strategic, financial and other alternatives, including potential acquisition transactions, and strategic, financial and other alternatives that could be considered by Trident in order to maximize stockholder value. They reviewed the history of discussions with NXP, Trident’s efforts to expand its business and participation in further consolidation within the industry, and reasons for, and potential challenges with, a potential strategic transaction with NXP. DLA Piper reviewed the Trident Board’s fiduciary duties in the context of the proposals to be considered at the meeting, and regarding the issues and alternatives that should be reviewed by the Trident Board, the standard of review and the various factors to be considered. Representatives of Union Square Advisors, together with management, discussed a proposed response by Trident to the NXP proposal made in March.

On August 14, 2009, a meeting was held at the Sheraton San Francisco Airport attended by Ms. Summers and Messrs. Mangan, Moshkelani, from Trident, representatives of Union Square Advisors, and a representative of DLA Piper, legal counsel to Trident, on behalf of Trident, and Messrs. Hamersma and Arnstein and Mr. James Casey, from NXP, Mr. Kerko, from KKR, and representatives of Credit Suisse on behalf of NXP. At the meeting, Trident presented its counterproposal to NXP’s March 19 proposal. In its counterproposal, Trident proposed an issuance of common stock and a third party tender offer by NXP, ultimately resulting in NXP’s ownership at closing of 60% of the total outstanding shares of Trident common stock, together with certain additional financial arrangements between the parties.

On August 21, 2009, NXP provided its initial response to the Trident August 14 counterproposal, at a telephone conference call attended by Ms. Summers and Messrs. Mangan and Teichmann and representatives of Union Square Advisors and DLA Piper on behalf of Trident, and Messrs. Hamersma, Arnstein and Kerko on behalf of NXP. During the call, NXP provided a response to Trident’s counterproposal. Although the parties remained apart on a number of material issues, they agreed to continue discussions and commence mutual due diligence. Following the meeting, NXP delivered an initial draft of a Share Exchange Agreement and of an Intellectual Property License Agreement to Trident and its representatives. On August 22, 2009, NXP extended the access to the documents included in its electronic data room to Trident and representatives of Union Square Advisors and DLA Piper.

Over the next two weeks, the parties and their respective representatives corresponded and spoke by telephone to exchange information and to discuss various diligence questions in connection with the review of the proposal and the draft definitive agreements.

On August 26, 2009, a telephonic meeting of the Trident Board was held to discuss the status of negotiations with NXP. Representatives of Union Square Advisors provided additional analysis and views concerning the strategic alternatives evaluated by Trident. The Trident Board considered the current proposal with NXP, including the proposed response on key governance issues involved in having NXP as the major stockholder of Trident following completion of the Transaction. At this meeting, representatives from DLA Piper advised the Trident Board on its fiduciary duties under Delaware law in connection with consideration of the potential transaction, as well as various other legal and regulatory issues that might arise in connection with the potential transaction. The Trident Board also discussed the possibility of creating a committee comprised of independent directors to assist the Trident Board with its review and evaluation of the proposed transaction and alternative transactions by working with management and Trident’s legal and financial advisors, and to make a recommendation to the Trident Board as to whether the proposed transaction or any other alternative was in the best interests of Trident and its stockholders.

At this meeting, the Trident Board expressed its belief that the involvement of the ad hoc mergers and acquisitions committee in the process of evaluating the proposed transaction was prudent in light of any potential conflict that might arise concerning management’s role in any such transaction. After discussion, the Trident Board authorized its ad hoc mergers and acquisitions committee, comprising Messrs. Courtney and Ostby, on behalf of Trident to review, evaluate, and respond to issues arising in connection with the proposed transaction and any other alternative transaction, and to offer advice or assistance to management in connection therewith pending meetings of the entire Trident Board. In addition, the ad hoc committee was authorized on behalf of Trident to discuss and negotiate management and governance issues concerning the company following completion of the Transaction with representatives of NXP, provided that committee actions remained subject to full approval of the Trident Board.

On August 28, 2009, Trident provided to NXP its initial thoughts concerning post-closing governance of Trident, including its proposal regarding the size and composition of the Trident Board, including an increase in the size of the Trident Board to nine, the voting rights of NXP on its shares of Trident common stock issued in the Transaction, NXP’s rights to acquire additional shares of Trident common stock and take actions with respect to its ownership of such shares, and NXP’s registration rights on such shares.

On August 31, 2009, management representatives of Trident and NXP met at KKR’s offices in Menlo Park, California, together with representatives from Trident’s financial and legal advisors, Union Square Advisors and DLA Piper, respectively, and representatives from KKR, Credit Suisse and Sullivan & Cromwell LLP, legal counsel to NXP, on behalf of NXP. The parties discussed responses to the proposals and the counterproposals, as well as to the governance terms provided by Trident in its August 28, 2009 proposal. In addition, in separate meetings held concurrently, Messrs. Courtney and Ostby, on behalf of the Trident Board, met with Messrs. Hamersma, Arnstein, Kerko, and, for part of the meeting Lagomichos, to discuss matters relating to management and corporate governance of Trident following completion of the Transaction, should the parties proceed with the transaction. Ms. Summers also met separately with Messrs. Lagomichos and Kerko to discuss organization and management of Trident following completion of the Transaction. NXP provided written comments to the proposals, and requested that Trident execute a letter agreeing to negotiate exclusively with NXP for a period of time.

On September 1, 2009, Ms. Summers attended a dinner with Mr. Lagomichos and discussed the potential management structure of Trident if a transaction were to occur.

From August 31 to September 1, 2009, management representatives of Trident and NXP, together with representatives of Union Square Advisors and Credit Suisse, met to conduct diligence reviews of the NXP television systems and set-top box business lines at KKR’s offices in Menlo Park, California. Following these meetings, from September 8 through 11, 2009, due diligence meetings were held at NXP’s offices in Amsterdam, The Netherlands, attended by representatives of Trident, Union Square Advisors, other third parties engaged to conduct financial diligence and project management services for Trident, NXP and Credit Suisse. On September 3 and 4, 2009, in advance of the meeting in Amsterdam, management of Trident and NXP, together with representatives of Union Square Advisors, DLA Piper, Credit Suisse and Sullivan & Cromwell, spoke by telephone conference call concerning the intellectual property assets to be acquired by Trident in the Transaction.

During these meetings, Trident made a management presentation to NXP’s management and financial advisors, as well as representatives of KKR.

On September 2, 2009, the Trident Board met telephonically to further discuss with senior management the status of the negotiations with NXP. Representatives of DLA Piper discussed with the Trident Board its fiduciary duties in the context of the proposals to be considered in the Transaction. The Trident Board considered and approved the terms of a letter agreement from Trident to NXP whereby Trident would agree, for a period of time expiring on September 21, 2009, not to engage in discussions with any third party other than NXP relating to an acquisition of Trident, a merger, consolidation or business combination of Trident, or a joint venture or partnership or a material acquisition of a material portion of its stock or assets, subject to Trident’s ability to furnish to any third party any information with respect to its business, properties or assets if the Trident Board determines, after consultation with its legal counsel and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties.

At the September 2, 2009 Trident Board meeting, management and the Trident Board also discussed engaging outside consultants to assist in financial and legal due diligence of the proposed transaction with NXP, and authorized the engagement of independent consultants to perform project management, diligence support and post-closing integration assistance, financial due diligence, and to provide market research and due diligence support regarding the set-top box business.

On September 20, 2009, the Trident Board met telephonically to further discuss the status of the proposed acquisition from NXP of its television systems and set-top box business lines. Representatives of management, Union Square Advisors and DLA Piper attended the meeting, together with a representative of Trident’s consultants, who presented information to the Trident Board concerning the NXP set-top box business. The consultants considered both upside and downside scenarios with respect to potential growth in NXP’s television systems and set-top box business lines, taking into account various factors. At this meeting, the representatives from Union

Square Advisors reviewed the proposed terms of, and discussed various factors relating to, the proposed transaction with NXP, including the strategic rationale for the transaction, negotiation strategies, and certain market factors. The Trident Board was also advised by a representative of DLA Piper with respect to its fiduciary duties under Delaware law in connection with its consideration of the proposed transaction.

The Trident Board met telephonically again on September 23, 2009 to review further presentations by management of the status of negotiations with NXP, and concerning the diligence completed to date on the business lines to be acquired from NXP. Representatives of DLA Piper and Union Square Advisors attended the meeting, and Union Square Advisors provided an update on the financial analysis of the proposed transaction. Mr. Lagomichos joined the meeting and discussed the business lines to be acquired from NXP. Representatives of DLA Piper confirmed certain matters relating to the Trident Board’s fiduciary duties in the context of its review of the proposed transaction.

On September 28, 2009, Messrs. Clemmer and Kerko met with Messrs. Bachman, Courtney and Ostby as representatives of the Trident Board, together with a representative of DLA Piper, in Palo Alto, California, to discuss open issues on the Stockholder Agreement as well as certain issues regarding post-transaction management and corporate governance of Trident. Each emphasized the goal that Trident’s corporate governance after the closing would provide for management operational flexibility to realize the proposed objectives and benefits of the combined operations as well as adequate protections for Trident’s minority stockholders. In addition, management of both NXP and Trident expressed concern with respect to the integration of two companies’ existing corporate structures and, in particular, confirmed that Trident would continue to be managed by its Chief Executive Officer, Ms. Summers, with a substantial role for the General Manager of the NXP Home business unit, Mr. Lagomichos. Following this meeting, there remained several material open issues with respect to certain terms of the Stockholder Agreement.

The Trident Board met again telephonically on September 28 and 30, 2009, with management and representatives of Union Square Advisors and DLA Piper present, to further discuss the proposed transaction, and, without management present, discussed the proposed management of Trident following completion of the proposed transaction. Mr. Courtney summarized the results of the meeting among Messrs. Courtney, Bachman and Ostby with Mr. Clemmer and Mr. Kerko.

From September 14 through October 4, 2009, negotiations occurred among the parties and their respective advisors on the Share Exchange Agreement, the Stockholder Agreement and License Agreement. In addition, over this period, the parties continued their review of materials in the NXP and Trident data rooms and conducted ongoing financial and legal due diligence in meetings and conference calls.

During the week of September 28 through October 2, 2009, a working group comprised of NXP employees and management and Trident employees and management, together with representatives of their respective financial and legal advisors and outside consultants, met collectively and in small working groups in Palo Alto, California, to discuss the terms of the ancillary agreements, and the post-closing transition services and commercial agreements, including a manufacturing services agreement, a research and development services agreement, sublease and lease agreements and a transition services agreement. By October 4, 2009, the term sheets setting forth the primary terms of each of these agreements had been agreed between the parties.

During this period, representatives from management, Union Square Advisors and DLA Piper held discussions and negotiations with NXP’s management, financial and legal advisors to finalize the terms of the proposed Share Exchange Agreement and ancillary documents. Over this same period, the parties worked to complete their respective due diligence reviews and to respond to follow-up requests. The parties also continued to negotiate the terms and conditions of the corporate governance and management structure of Trident and other terms of the Stockholder Agreement, and the terms of the License Agreement. On October 4, 2009, the parties and their legal and financial advisors participated in a telephonic meeting to confirm that, subject to the approval of the NXP and Trident boards of directors, the terms and conditions of the Share Exchange Agreement and related ancillary agreements were finalized and all open issued resolved. In addition, throughout this period, representatives of Trident’s outside consultants presented to management of Trident their preliminary due diligence findings, which discussed, among other things, an assessment of the financial, operational and legal diligence.

On September 30, 2009, management of Trident, including Ms. Summers, Mr. Mangan and Mr. Teichmann, met with senior management of NXP, including Messrs. Hamersma and Arnstein, and representatives of Union Square Advisors and Credit Suisse, to discuss again the financial and other terms of the proposed transaction and the proposed financial model of Trident following the closing. As a result of such discussions, Trident and NXP preliminarily agreed to move forward with a transaction structure that contemplated the issuance of shares of Trident common stock to NXP representing approximately 60% of the total outstanding shares of Trident common stock, in exchange for the contribution of the television systems and set-top box business lines and a cash payment from NXP to Trident, subject to a number of issues relating to governance, intellectual property and operations being satisfactorily resolved, as well as the approval by each party’s governing boards.

Also during this period, on September 30 and October 1, 2009, Mr. Courtney and Mr. Clemmer met in separate meetings and collectively with Ms. Summers and Mr. Lagomichos to further discuss the post-closing management and organization of Trident.

While discussions regarding a proposed transaction with NXP were ongoing, over the course of September, 2008, at various times Ms. Summers discussed with the Compensation Committee of the Trident Board proposed retention and other incentives for senior management and key Trident employees, as well as for NXP employees expected to join Trident following completion of the Transaction, including cash and equity incentives. The Compensation Committee met on October 4, 2009, by telephone conference call, and approved the following compensation agreements in connection with the proposed transaction: (i) a one-time $150,000 cash bonus payable to each of Messrs. Mangan and Teichmann, payable upon and subject to completion of the Transaction; (ii) A grant of restricted stock to Ms. Summers and Mr. Moshkelani, vesting over two years following completion of the Transaction, with vesting based upon achievement of a positive net income in every quarter of Calendar Year 2011, with the number of shares subject to each of these award being: (x) for Ms. Summers, such number of shares of common stock of Trident equal to the sum of $150,000 divided by the average closing sale price of Trident common stock on the last trading day before announcement of proposed Transaction, rounded to the nearest thousand shares; and (y) for Mr. Moshkelani, such number of shares equal to 50% of his current target bonus divided the average closing sale price of Trident common stock on the last trading day before announcement of Transaction, rounded to the nearest thousand shares. The Compensation Committee also considered two retention agreements for two other key employees, which remain subject to continued discussion.

On October 4, 2009, NXP’s management and supervisory boards met to consider the proposed transaction, including the Share Exchange Agreement, the Stockholder Agreement and the License Agreement, and unanimously approved the terms thereof.

On October 3, 2009, the Trident Board and management of Trident held a telephonic meeting to discuss the terms and conditions of the draft Share Exchange Agreement, Stockholder Agreement, License Agreement and the proposed amendment to the certificate of incorporation, drafts of which were provided to the Trident Board in advance of the meeting. Representatives from DLA Piper presented summaries of the open issues remaining with respect to each of these draft documents. At this meeting, representatives from Union Square Advisors reviewed the preliminary financial analyses prepared in connection with its fairness opinion and reviewed the valuation framework, assumptions and methodology supporting its fairness opinion. Representatives of Union Square Advisors also summarized the market review that was performed during the scope of its engagement, provided their perspective on potential investor considerations and the possible reaction of key investors to the proposed Transaction. Management and representatives of Union Square Advisors discussed the risks of the combination compared to the risks of continuing operations without entering into the proposed transaction and responded to numerous questions from the Trident Board. Management discussed some of the steps that would follow execution of the definitive agreements if the Transaction were to be approved, including the communications plan to investors, employees, customers, suppliers and other constituencies, and identified the beginning steps required in connection with a post closing integration plan.

The Trident Board met again telephonically on October 4, 2009 to consider the Transaction, with management and representatives of Union Square Advisors and DLA Piper present. Management summarized the terms of the Transaction, and indicated the changes to the definitive agreements from the drafts distributed and discussed at length at the meeting held the previous day. Union Square Advisors then delivered its oral opinion (subsequently confirmed in writing) that, as of October 4, 2009, the consideration to be received by Trident in the Transaction in exchange for the shares of common stock to be issued to NXP is fair, from a financial point of view, to Trident, taking into account the Transaction as a whole. Representatives from DLA Piper reviewed the fiduciary duties in connection with the consideration of the proposed transaction, including the Trident Board’s duty to act in a manner reasonably designed to obtain the best price for stockholders, and presented summaries of the terms of the Share Exchange Agreement, the Stockholder Agreement and the License Agreement. At the meeting, the Trident Board also considered the fact that management had conversations over the past year with a number of potential public and private companies in digital television industry regarding potential business combination transactions, none of which led to any substantive discussions or was as attractive to Trident as a potential transaction with NXP, other than the transaction with Micronas that was completed in May 2009. In light of such discussions, the Trident Board determined the announcement of a proposed transaction with NXP, rather than a direct solicitation of other potential bidders that management had held discussions with and did not lead to any alternative proposals, would be the most effective means of eliciting substantive offers from other third parties, if any, that were interested in pursuing a transaction with Trident.

After consideration of all of the information provided relating to the proposed transaction, the Trident Board determined the amount of consideration to be paid to NXP in exchange for the acquired business lines and the Cash Payment. After discussion, the Trident Board unanimously (a) determined that the Share Exchange Agreement and all related documents and exhibits thereto, in each case substantially in the form presented to the Trident Board, and the issuance of the shares of common stock of Trident to NXP as provided therein, are in the best interests of Trident and its stockholders, and (b) approved and declared advisable the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement and determined that the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement, including the Transaction, are fair to, and in the best interests of, Trident and its stockholders, and (c) recommended the approval by Trident stockholders of the issuance of the shares of Trident common stock to NXP pursuant to the terms of the Share Exchange Agreement and the approval of the Charter Amendment.

Following the Trident Board meeting, the parties executed the Share Exchange Agreement.

On October 4, 2009, before commencement of trading in Trident’s common stock on October 5, 2009, Trident and NXP issued a joint press release announcing the execution of the Share Exchange Agreement and the contemplated Transaction.

Trident’s Reasons for the Transaction

Trident is a leader in high-performance semiconductor system solutions for the multimedia and digital television market, and designs, develops and markets integrated circuits, for digital media applications, such as digital television and liquid crystal display television. Its system-on-a-chip, or SoC, semiconductors provide the “intelligence” for these new types of displays by processing and optimizing video and computer graphic signals to produce high-quality and realistic images. Its discrete products include frame rate converter, or FRC, demodulator, or DRX, and audio decoder products. Increasingly, Trident expects to integrate the functionality of these discrete products into its SoC solutions.

NXP creates semiconductors, system solutions and software that deliver better sensory experiences in televisions, set-top boxes, identification applications, cars and a wide range of other electronic devices. NXP operates in several business units including the Home business unit, which provides system solutions for the analog television, digital television, set-top boxes and PC-TV application markets, as well as related semiconductor components for a broad range of consumer products. Trident proposes to acquire select assets and liabilities of the televisions systems and set-top box product lines within the Home business unit, and not the audio/video components. Trident is acquiring rights to this technology, and it is the functionality of this technology that Trident believes is complementary to, and will greatly enhance the capabilities of, its own products and significantly expand its addressable market.

The Trident Board considered the potential benefits of combining the NXP televisions systems and set-top box business lines with Trident, including the prospect of creating one of the leading global suppliers with the product portfolio, intellectual property and operational infrastructure required to effectively serve the large, high-growth digital home entertainment market. In considering this opportunity, the Trident Board took into account factors such as the competitive landscape of, and trends in, the digital home entertainment market, other strategic alternatives likely to be available to Trident (including, but not limited to, potential business combinations with other public and private companies, strategic partnerships and alliances, and liquidation of Trident), the results of Trident’s due diligence review of the NXP Home business unit, discussions with management of NXP and the presentations and evaluations by Trident’s financial advisor, legal counsel and outside consultants.

In evaluating the Share Exchange Agreement and the other transactions contemplated thereby, including the Transaction, the Trident Board consulted with management, its financial advisor, legal counsel and consultants. The Trident Board consulted with legal counsel regarding its fiduciary duties, legal due diligence matters, and the terms of the Share Exchange Agreement and related agreements. Based on these consultations, the factors discussed above and the opinion of Union Square Advisors LLC (attached as Annex E), that, as of October 4, 2009, the consideration to be received by Trident in the Transaction in exchange for the shares of common stock to be issued to NXP, is fair, from a financial point of view, to Trident, taking into account the Transaction as a whole, the Trident Board unanimously concluded that the Share Exchange Agreement and transactions contemplated by the Share Exchange Agreement, including the Transaction, were and are fair to and in the best interests of Trident’s stockholders and recommended that Trident’s stockholders approve the share issuance to NXP and approve the Charter Amendment.

The factors that the Trident Board considered in reaching its determination included, but were not limited to, the following:

Expands the addressable market.  The Trident Board considered that, as a result of this proposed Transaction, Trident is expected to increase its addressable market substantially, which as a result of the Transaction will include the digital television and PC-TV market, as well as the set-top box and other consumer television products markets. The Trident Board considered that this combination is expected to result in the total available market for Trident’s products increasing from approximately $1.5 billion to over $4.0 billion, based upon data from independent third party analysis.

The Trident Board also considered Trident’s enhanced ability to obtain design wins at additional customers, particularly tier one original equipment manufacturers, as a result of the proposed Transaction. In addition, following the Transaction, Trident would have a significant presence in seven of the top original equipment manufacturers, as well as important relationships with cable and satellite operators and conditional access providers, strengthening Trident’s position as a preferred technology partner to all of these key customers, with much of the intellectual property of the combined company being applicable across both the digital television and set-top box businesses.

Expands Trident’s product portfolio.  The proposed Transaction adds to, and enhances, the benefits that Trident expects to achieve from its May 2009 acquisition of selected assets of the FRC line of frame rate converters, the DRX line of demodulators and all of the audio processing product lines from Micronas, and is complementary and synergistic to such acquisition. The Trident Board also considered that the proposed Transaction would result in the acquisition of product lines that serve the analog and cathode ray tube television market as well as PC-TV market, with products that have solid gross margins, and with very little investment in product development required at this point in the product lifecycles.

Leverages intellectual property and research and development spend across multiple markets and better positions Trident to innovate in the Connected Home.  The Trident Board considered that the significant combined intellectual property and technology portfolio of Trident as a result of the proposed Transaction will include more than 1,500 issued and pending patents from NXP in addition to more than 500 for Trident. Some of the notable intellectual property and technology includes motion estimation/motion compensation, or MEMC, which is core to picture quality; conditional access, which is core to pay delivery systems; and an advanced 45 nanometer SoC platform. This intellectual property and technology is applicable across multiple markets and will allow Trident to develop a converged product roadmap leveraging the substantial intellectual property of both companies with the lower cost structure of Trident to provide the competitive products required for the next generation of customer designs. Based on cost-competitive research and development capabilities, the combination positions Trident to gain market share by offering innovative, complete end-to-end semiconductor solutions for the low-end, mid-range, and high-end of the digital home market. The proposed Transaction, through ancillary agreements to be entered into between NXP and Trident in connection with the Transaction, provides the ability for NXP and Trident to cooperate in the development of complementary end-to-end solutions in other selected high-growth technology areas, including NXP’s car entertainment and silicon tuner product lines.

Increases the economic scale to leverage Asia-based engineering capability.  The Trident Board considered that one of the core objectives of the proposed Transaction is to achieve economies of scale and to further leverage Trident’s centers of technology excellence and the cost competitive research and development infrastructure that both Trident and NXP have already established in Asia, allowing Trident to deliver more features, performance and value to the end consumer and its original equipment manufacturer customers.

In addition, the Trident Board noted that approximately 70% of its current research and development headcount and fully two-thirds of its total headcount is in greater China, providing a key differentiator by providing a cost competitive research and development capability. NXP, in its Home business unit, has also has invested in Asia-based capability, with more than half of its current research and development headcount in greater China and India. This combined presence in Asia provides a benefit at closing, with approximately 65% of Trident’s total headcount at closing expected to be in Asia, by enhancing Trident’s ability to succeed in what it believes will continue to be a very competitive industry.

Enhances Trident’s Financial Position and Diversifies Trident’s Revenue Base.  The Trident Board considered that the proposed Transaction is expected to enhance Trident’s ability to attain profitability, accelerate its time to breakeven on a non-GAAP basis, with breakeven expected as early as the end of calendar year 2010. In addition, the proposed Transaction brings an additional $30 million in cash to Trident as a result of NXP’s cash purchase of shares of common stock as part of the Transaction. Further, the Trident Board noted that Trident would remain debt-free as a result of the Transaction. The Trident Board noted, however, that, in order to achieve these financial objectives, Trident will need to achieve cost synergies in the combined organization following the closing.

In addition, the Trident Board noted that the proposed Transaction would enable Trident to diversify its revenue base among additional products and markets. The Trident Board also reviewed the historical and current information concerning Trident’s business and of the acquired business lines, including trends in financial performance, financial condition, operations and competitive position, and the current financial market conditions, and historical market prices, volatility and trading information with respect to Trident’s common stock.

Additional consolidation leverages our competitive position in the industry.  The Trident Board noted the consolidation in Trident’s market over the last several years, including NXP’s acquisition of the Conexant Systems, Inc. set-top box business in 2008 and Trident’s acquisition of three product lines from Micronas Semiconductor A.G. earlier in 2009, and believes that, with the proposed Transaction, Trident expects to add leverage to its business and be able to compete more effectively in a sector that continues to be highly competitive.

Leverages Key Management Talent.  The Trident Board considered the identity of the key members of the post-closing management team, including the appointment of Sylvia Summers Couder as the continuing Chief Executive Officer, Christos Lagomichos, who currently runs the Home business unit for NXP, who will become president of Trident and who has significant relationships with customers in the set top box business, and Pete Mangan as the continuing Chief Financial Officer. The Trident Board considered that the new management team combines executives from both organizations who have run much larger organizations and are able to contribute significantly to the integration of the acquired operations and leadership of Trident following the closing. The Trident Board also considered the terms and conditions of the employment agreements of the key members of such management and their overall fit within Trident’s current management structure. See “Board and Management of Trident Following the Closing” on page 117.

Board of Directors and Corporate Governance.  The Trident Board considered the post-closing structure of the Trident Board, noting that although NXP would own approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP, the NXP designees to the Trident Board would not constitute a majority of the Trident Board. In addition, the Trident Board considered the corporate governance structure of Trident, as set forth in the Stockholder Agreement and in the Certificate of Designation setting forth the rights, preferences and privileges of the Series B Preferred Stock to be issued to NXP, including the provisions in such agreement and certificate restricting the right of NXP to freely vote its shares of Trident common stock received in the Transaction in certain situations, the supermajority vote required of the Trident Board on certain major decisions, and the agreement made by NXP to comply with standstill restrictions for six years, including restrictions on future acquisition of Trident securities, participation in a solicitation of proxies, and effecting or seeking to effect a change of control of Trident. The Trident Board noted that certain of these provisions serve to protect the rights of Trident’s minority stockholders. See “Certain Additional Agreements Related to the Transaction — Stockholder Agreement” on page 108.

In addition, the Trident Board considered that, with an agreement to a two year lock up, subject to certain exceptions, of the Trident common shares to be received in the proposed Transaction, NXP has reaffirmed its long-term commitment to the digital home technology market.

Ability of Trident to Respond to Certain Unsolicited Acquisition Proposals.  The Trident Board considered Trident’s ability under certain circumstances, pursuant to the Share Exchange Agreement, to engage in negotiations or discussions with, and to provide information to, any third party that made after the date of the Share Exchange Agreement and prior to Trident stockholder approval a “Superior Offer” (as this term is defined in the Share Exchange Agreement) and that the Trident Board determines in good faith (after consultation with its outside counsel and a financial advisor of nationally recognized reputation) constitutes, or is reasonably likely to lead to, a “Superior Offer.” See “The Share Exchange Agreement — Restrictions on Solicitation of Acquisition Proposals” on page 96.

Trident’s Ability to Terminate the Share Exchange Agreement to Accept a Superior Offer; Termination Fee.  The Trident Board considered Trident’s ability to terminate the Share Exchange Agreement and enter into a binding definitive acquisition agreement in response to a superior offer from a third party, if certain conditions are satisfied, including, (i) the superior offer was not solicited in violation of the Share Exchange Agreement, (ii) the Trident Board determines in good faith after having consulted with outside legal counsel that failure to take such action would be inconsistent with its fiduciary obligations to Trident’s stockholders under applicable law, and (iii) prior thereto, Trident notifies NXP of such superior offer and negotiates in good faith with NXP with respect to any revisions to the terms of the Transaction set forth in the Share Exchange Agreement that may be proposed by NXP in response to the superior offer. In addition, the Trident Board considered Trident’s obligation to pay NXP a $6 million termination fee in connection with any such termination. See “The Share Exchange Agreement— Termination of the Share Exchange Agreement; Termination Fees and Expenses” on page 98.

Union Square Advisors LLC Opinion.  The Trident Board considered the opinion of Union Square Advisors delivered orally to the Trident Board on October 4, 2009, and subsequently confirmed in writing, to the effect that, as of October 4, 2009, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the consideration to be received by Trident in the Transaction in exchange for the shares of common stock to be issued to NXP, is fair, from a financial point of view, to Trident, taking into account the Transaction as a whole. For further discussion of the Union Square Advisors opinion, see “The Transaction — Opinion of Trident’s Financial Advisor” on page 77.

In the course of its deliberations, the Trident Board also considered a variety of risks and other countervailing factors related to entering into the Share Exchange Agreement, including the following:

Delay or Failure to complete the Transaction; Diversion of Employees.  The Trident Board considered the risk that the Transaction might not be completed in a timely manner or at all due to failure to satisfy the closing conditions, a number of which are outside of Trident’s control. In addition, the Trident Board considered the potential adverse effect of the public announcement of the Transaction on Trident’s business, including its key business relationships, Trident’s ability to attract and retain executive management and other key employees and Trident’s overall competitive position, if the Transaction is not completed. The Trident Board also considered the diversion of management and employee attention during the period after the signing of the Share Exchange Agreement, potential employee attrition and the potential effect on Trident’s business and client relations.

Effect on Third Party Offers Prior to the Closing.  The Trident Board considered that the terms of the Share Exchange Agreement restricting Trident’s solicitation of third party acquisition proposals, and which also provide for Trident’s payment of a termination fee to NXP in specified circumstances, could limit the willingness of a third party to propose a competing transaction with Trident.

Impact on Future Change of Control Transactions.  The Trident Board considered that the closing, which is expected to result in NXP owning approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP, may discourage a third party from making an offer to acquire Trident in the future unless NXP supported such offer.

Influence by NXP as a Result of its Share Ownership.  The Trident Board considered that following the closing NXP will own approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP, will have the right to appoint four of the nine members of the Trident Board, and will have certain other corporate governance and other rights provided in the Stockholder Agreement and Certificate of Designation, which generally impose significant restrictions on the composition of the Trident Board and corporate governance of Trident following the closing. The Trident Board also considered the dilution of the percentage ownership of Trident’s existing stockholders upon the closing and the ability of NXP to influence Trident’s business strategy after the closing. See “Certain Additional Agreements Related to the Transaction — Stockholder Agreement” on page 108.

Integration Challenges.  The Trident Board considered the challenges and costs of integrating the engineering, research and development, information technology, administrative and other operations of the two businesses, including operations in a number of geographic locations, and the substantial expenses to be incurred in connection with the Transaction, including the risks that delays or difficulties in completing this integration, and the magnitude of such other expenses, could adversely affect Trident’s operating results and preclude the achievement of some benefits anticipated from the Transaction. In this context, the Trident Board considered the challenges in combining the cultures of the two businesses, particularly in light of the cross-border nature of the operations of the businesses.

Realization of Synergies.  The Trident Board considered the possibility that the synergies and other financial and strategic benefits, including obtaining new customers and leveraging certain costs, expected to be achieved in the Transaction may not be obtained on a timely basis or at all. The Trident Board also considered the risk that, if the synergies or other benefits were not realized, or not realized on a timely basis, Trident may need additional financing and be unable to raise such additional capital and that such additional capital, even if available, may not be available on acceptable terms.

Effect of Future Organizational Uncertainty on Current Trident Employees.  The Trident Board considered the possibility that the uncertainty concerning the future organizational structure of Trident following the Transaction could create concerns by current Trident employees and executives about their future roles and responsibilities, resulting in retention issues and disruptions to the operations of Trident’s business.

Interim Restrictions on Trident’s Business.  The Trident Board considered that, under the Share Exchange Agreement, and absent NXP’s prior consent, Trident must conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to the closing or termination of the Share Exchange Agreement, which may delay or prevent Trident from pursuing business opportunities that may arise. See “The Share Exchange Agreement — Conduct of the Business Prior to the Closing” on page 101 and “Certain Additional Agreements Related to the Transaction — Stockholder Agreement” on page 108.

Stock Price Volatility.  The Trident Board considered the possible volatility, at least in the short term, of the trading price of Trident’s common stock resulting from the announcement and pendency of the Transaction.

Transaction Costs.  The Trident Board considered the significant costs involved in connection with entering into the Share Exchange Agreement and completing the Transaction, many of which costs Trident will incur whether or not the Transaction closes, and the potential related disruptions to the operations of Trident’s business.

Required Regulatory Approvals.  The Trident Board considered the fact that regulatory approvals are required to consummate the Transaction and the prospects for receiving any such approvals. See “The Transaction — U.S. Federal or State and Foreign Regulatory Matters” on page 86.

Risks Related to the digital television and set-top box businesses.  The Trident Board considered the prospects for the digital television and set-top box businesses, including the potential for Trident’s competitors to use the period between announcement of the signing of the Share Exchange Agreement and the closing to inject uncertainty and doubt in the minds of existing and potential customers about Trident’s future prospects and product plans.

Interests of Trident Management.  The Trident Board considered the fact that some of Trident’s executives, including the Chief Executive Officer, who is a member of the Trident Board, may have interests in the Transaction that are different from, or in addition to, those of Trident’s stockholders, as a result of the compensation and other benefits referred to in “The Transaction — Interests of Trident’s Executive Officers and Directors in the Transaction” on page 84.

The foregoing discussion of the information considered by the Trident Board is not exhaustive, but includes the material factors that the Trident Board considered in approving and recommending the Transaction. In view of the wide variety of factors considered by the Trident Board in connection with its evaluation of the Transaction and the complexity of these factors, the Trident Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision. Rather, the Trident Board made its recommendation based on the totality of information presented to, and the investigation conducted by, it. The Trident Board discussed the factors described above, including asking questions of Trident’s management and financial and legal advisors, and unanimously agreed that the Transaction was in the best interests of Trident and its stockholders. In considering the factors described above, individual directors may have assigned different weights to different factors. The Trident Board relied on the experience and expertise of its financial advisor for an opinion of the fairness of the financial terms of the Transaction. See “The Transaction — Opinion of Trident’s Financial Advisor” on page 77.

The above explanation of the reasoning of the Trident Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Trident Board has unanimously approved the Share Exchange Agreement, the other agreements entered into in connection with the Share Exchange Agreement and the transactions contemplated by those agreements, has concluded that the Transaction is advisable and in the best interests of Trident and its stockholders and unanimously recommends that Trident stockholders approve the share issuance to NXP and approve the Charter Amendment.

Opinion of Trident’s Financial Advisor

On October 4, 2009, as financial advisor to the Trident Board, Union Square Advisors LLC rendered its written opinion to the Trident Board that, as of that date and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received by Trident in the acquisition of the acquired business lines and the share purchase in exchange for the shares of Trident common stock issued to NXP is fair, from a financial point of view, to Trident, taking into account the Transaction as a whole. The full text of Union Square Advisors’ written opinion dated October 4, 2009 is attached to this proxy statement as Annex E. Union Square Advisors’ opinion was approved by the Union Square Advisors Fairness Opinion Committee. This summary of Union Square Advisors’ opinion is qualified in its entirety by reference to the full text of the opinion. We urge you to read Union Square Advisors’ opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Union Square Advisors.

Union Square Advisors’ opinion was provided for the information and assistance of the Trident Board in connection with its consideration of the Transaction. Union Square Advisors’ opinion did not address our underlying business decision to proceed with or effect the Transaction or the relative merits of the Transaction compared to any other business or financial strategies that might be available to us. Union Square Advisors’ opinion and the analyses performed by Union Square Advisors in connection with its opinion and reviewed by the Trident Board were only two of many factors taken into consideration by the Trident Board in connection with its evaluation of the Transaction. See “Reasons for the Transaction.” Union Square Advisors’ opinion does not constitute a recommendation to our stockholders as to how you should vote on any matter arising at the stockholders meeting being held in connection with the Transaction.

Union Square Advisors’ opinion addressed solely the consideration to be received by Trident, in the form of the acquired business lines and the Cash Payment, in exchange for the shares of Trident common stock issued to NXP under the Share Exchange Agreement, and did not in any way address other terms or arrangements of the Transaction or the Share Exchange Agreement and related agreements, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Transaction. Further, in rendering its opinion, Union Square Advisors expressed no opinion about the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or NXP’s officers, directors or employees or their respective subsidiaries, or any class of such persons. Union Square Advisors’ opinion did not address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of Trident securities, creditors or other constituencies of Trident. In addition, Union Square Advisors expressed no opinion as to prices at which shares of Trident common stock would trade at any time, including at any time following the announcement of the Transaction or the consummation of the Transaction.

In rendering its opinion, Union Square Advisors relied without investigation upon all available information, including information supplied to Union Square Advisors by us, NXP or our or their respective representatives and Union Square Advisors was not responsible for the accuracy or completeness of, and did not verify, the same. Union Square Advisors relied upon the assurances of our management that they were not aware of any facts that would make such information inaccurate or misleading. Union Square Advisors assumed that the financial forecasts and projections provided by our management and the financial forecasts and projections of the acquired business lines provided to Union Square Advisors by management of NXP, were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of each of our management and NXP, respectively, as to the future competitive, operating and regulatory environments and related financial performance of Trident and the acquired business lines. Union Square Advisors expressed no opinion as to these forecasts and projections or other financial forecasts, or the assumptions on which they are based.

Forecasts and projections provided by our management reflect certain forecasts and projections prepared in connection with the Transaction based on discussions with NXP. These forecasts and projections have not been formally approved by the Trident Board and have not been prepared with a view toward public disclosure. Trident does not publicly disclose internal information of the type provided to Union Square Advisors in connection with Union Square Advisors’ analysis of the Transaction. The forecasts and projections were prepared in connection with the Transaction and are based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of our management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the forecasts and projections provided by our management to Union Square Advisors.

With our consent, Union Square Advisors considered, in preparing the underlying analyses of their opinion, that certain provisions of the Stockholder Agreement enhance the ability of the stockholders of Trident to continue to realize appreciation in the value of Trident’s common stock and a premium upon a sale of Trident in the period following the closing of the Transaction. There can be no assurance that such appreciation or premium will be realized. Union Square Advisors assumed, with our permission, the accuracy and completeness of assessments by Trident and its advisors (other than Union Square Advisors) with respect to legal, regulatory, accounting and tax matters.

In rendering its opinion, Union Square Advisors assumed, in all respects material to its analysis, that all conditions to the consummation of the Transaction would be satisfied without waiver. Union Square Advisors further assumed that the executed version of the Share Exchange Agreement would not differ, in any respect material to its opinion, from the latest draft Union Square Advisors received on October 3, 2009. Union Square Advisors further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction would be obtained without any delay, limitation, restriction or condition that would, in any respect material to its analyses, have an adverse effect on Trident, the acquired business lines or the consummation of the Transaction.

Union Square Advisors’ opinion was necessarily based on economic, market and other conditions as in effect on the date of its opinion, as well as the information publicly available, supplied or otherwise made available to Union Square Advisors as of the date of its opinion. Unless otherwise noted, all analyses were performed based on market information available as of October 2, 2009, the last trading day prior to the day on which Union Square Advisors finalized its analysis. Union Square Advisors disclaimed any undertaking or obligation to update, revise or reaffirm its opinion in connection with events occurring after the date of its opinion.

Union Square Advisors did not conduct any appraisal of assets or liabilities of any party to the Transaction or evaluate the solvency thereof under any state or federal bankruptcy, insolvency or similar laws.

In connection with its review of the Transaction and the preparation and rendering of its opinion, Union Square Advisors undertook the review and inquiries it deemed necessary and appropriate under the circumstances, including:

(i) reviewing the draft of the Share Exchange Agreement presented to the Trident Board at its meeting on October 3, 2009, and certain ancillary documents;

(ii) reviewing certain publicly available financial statements and other business and financial information of Trident and NXP;

(iii) reviewing and discussing the past and present business and operations, financial condition and results of operations, as well as certain financial forecasts and prospects, with our senior executives;

(iv) reviewing and discussing the past and present business and operations, financial condition and results of operations of the acquired business lines, as well as certain financial forecasts and prospects of the acquired business lines, with senior executives of NXP and Trident;

(v) reviewing certain pro forma financial forecasts and other financial and operating data relating to Trident giving effect to the Transaction, including revenue and expense synergies expected to result from the Transaction prepared and provided to Union Square Advisors by our management;

(vi) considering the potential pro forma impact of the Transaction on Trident, based on inputs and analyses provided by our management;

(vii) reviewing the historical market prices and trading activity for Trident common stock and analyzing the implied valuation multiples;

(viii) comparing the financial performance of Trident and the prices and trading activity of Trident common stock with that of selected publicly traded companies and their securities;

(ix) participating in discussions and negotiations among representatives of NXP and its legal and financial advisors and our representatives and legal advisors;

(x) utilizing Union Square Advisors’ familiarity, developed in the course of serving as financial advisor to the Trident Board and through the course of negotiations between the parties regarding the Share Exchange Agreement and related documents, with our business and prospects, as well as prevailing trends in the markets in which Trident and the acquired business lines operate; and

(xi) performing such other analyses and considering such other factors as Union Square Advisors, in its sole judgment, deemed appropriate for purposes of its opinion.

In connection with the rendering of its opinion to the Trident Board, Union Square Advisors reviewed with the Trident Board the analyses listed above and other information material to the opinion. The analyses described above alone do not constitute a complete description of the analyses undertaken by Union Square Advisors in rendering its opinion.

For all purposes of its analyses summarized in this section, Union Square Advisors defined “Enterprise Value” as fully diluted equity value plus total debt, less cash and cash equivalents.

Standalone Valuation Analysis of Trident.  Union Square Advisors analyzed the standalone valuation of Trident, using a comparable public company analysis, a discounted cash flow analysis, a review of historical closing prices for Trident’s common stock and a liquidation value analysis. These analyses yielded an implied per-share value of Trident on a standalone basis of between $1.22 and $3.81 per share.

Comparable Public Company Analysis of Trident.  Although Union Square Advisors believed that no companies were directly comparable to Trident, it nonetheless prepared a comparable company analysis of certain of our implied trading multiples relative to a group of publicly-traded companies that Union Square Advisors deemed for purposes of its analysis to be comparable to us. In selecting publicly-traded companies, Union Square Advisors considered three groups of comparable companies: (1) companies with a directly competing product in either digital television (“DTV”) or set-top box (“STB”), or both, (2) companies competing primarily in segments adjacent to DTV and STB, and (3) leading companies focused on the communications semiconductor space, but outside of the DTV and STB segments.

Directly Competing Companies

•	Broadcom Corp.

•	Mediatek Inc.

•	Sigma Designs, Inc.

•	ST Microelectronics

•	Zoran Corporation

Companies Competing in Adjacent Segments

•	Anadigics Inc.

•	Microtune, Inc.

•	Pixelworks, Inc.

•	Silicon Image Inc.

•	Techwell, Inc.

Communications Semiconductor Companies

•	Applied Micro Circuits Corp.

•	Atheros Communications Inc.

•	Cavium Networks, Inc.

•	Conexant Systems, Inc.

•	LSI Corporation

•	Marvell Technology Group Inc.

•	OmniVision Technologies Inc.

•	PMC-Sierra Inc.

•	Qualcomm Inc.

•	RF Micro Devices Inc.

•	Silicon Laboratories, Inc.

•	Skyworks Solutions, Inc.

•	Texas Instruments Inc.

As part of its selected comparable public company analysis, Union Square Advisors calculated and analyzed each selected company’s (a) ratio of Enterprise Value to revenue and (b) ratio of share price to earnings per share, each as estimated for the next twelve months (“NTM”). Based on these comparable company metrics analyzed by Union Square Advisors, Union Square Advisors selected a multiple range for Trident for each of the metrics using its judgment. Union Square Advisors did not apply a mathematical formula to the implied multiples derived from the comparable company analysis described above and gave varying weights to the calculated multiples depending on the level of comparability of the company. Estimated financial data of the selected companies was based on FactSet consensus data and estimates. Estimated financial data of Trident was based on projections developed by our management. Union Square Advisors then calculated valuation ranges of standalone Trident by applying the selected NTM multiples to revenue and non-GAAP net income estimates for Trident for calendar years 2011 and 2012 and discounting the results back to December 31, 2009 assuming a 20% discount rate. For calendar year 2010, only revenue was analyzed due to Trident’s projected net loss in that year. Based on the aforementioned projections and assumptions, the results of this selected publicly traded comparable companies analysis are summarized below:

					Implied Present Value of
	Multiple Range		Implied Present Value of Equity		Per Share Price
Metric	Low	High	Low	High	Low	High

CY2010E Revenue	0.25x	0.50x	$192	$245	$2.66	$3.38
CY2011E Revenue	0.50x	0.75x	$195	$262	$2.70	$3.60
CY2011E Net Income	10.0x	12.0x	$118	$141	$1.64	$1.97
CY2012E Revenue	0.75x	1.00x	$219	$277	$3.03	$3.81
CY 2012E Net Income	12.0x	15.0x	$137	$171	$1.90	$2.37

Discounted Cash Flow Analysis of Trident.  Union Square Advisors calculated a range of standalone Trident equity values per share based on a 5-year discounted cash flow analysis. In preparing these analyses, Union Square Advisors relied upon long-term projections provided by management. Utilizing such projections, Union Square Advisors calculated Trident’s annual after-tax unlevered free cash flows for calendar years 2010 to 2014. Union Square Advisors estimated a range of terminal values calculated for calendar year 2015 and beyond utilizing a range of terminal NTM EBITDA multiples of 6.0x to 8.0x. Union Square Advisors then discounted the unlevered free cash flow streams and the estimated terminal value to a present value using a range of discount rates of 18% to 22%. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Trident yielded an implied valuation range for Trident common stock of $2.58 to $3.43 per share as of December 31, 2009.

Observed Trading Levels.  Union Square Advisors observed that Trident’s 10-day trailing average share price as of October 2, 2009 was $2.66, its 60-day trailing average share price was $2.15 and its 90-day trailing average share price was $2.03, according to FactSet data.

Liquidation Value.  Our management determined that Trident had a liquidation value of $87.5 million with an implied liquidation value per share equal to $1.22, assuming 71.6 million fully-diluted shares outstanding. To calculate the liquidation value, our management made adjustments to certain balance sheet components disclosed in our annual report on Form 10-K for the fiscal year ended June 30, 2009 to account for the hypothetical liquidation of Trident. Union Square Advisors took into account our management’s determination that Trident’s liquidation value per share was $1.22 in performing its analyses.

Valuation Analysis of Trident After Giving Effect to the Transaction.  Union Square Advisors analyzed the valuation of Trident after giving effect to the shares issued to NXP under the Share Exchange Agreement, including through comparable public company analysis and discounted cash flow analysis. In this section, we refer to Trident immediately following the effect of the share issuance as Post-Closing Trident. These analyses yielded an implied per-share value of Post-Closing Trident of between $4.10 and $7.45 per share.

Comparable Public Company Analysis of Post-Closing Trident.  Although Union Square Advisors believed that no companies were directly comparable to Post-Closing Trident, it nonetheless prepared a comparable company analysis of certain implied transaction multiples relative to a group of publicly-traded companies that Union Square Advisors deemed for purposes of its analysis to be comparable to Post-Closing Trident. In selecting publicly-traded companies, Union Square Advisors considered the three groups of comparable companies discussed above under the heading “Comparable Public Company Analysis of Trident” to be comparable to Post-Closing Trident.

As part of its selected public comparable company analysis, Union Square Advisors calculated and analyzed each selected company’s (a) ratio of Enterprise Value to revenue and (b) ratio of share price to earnings per share, each as estimated for the next twelve months. Based on these comparable company metrics analyzed by Union Square Advisors, Union Square Advisors selected a multiple range for Post-Closing Trident for each of the metrics using its judgment. Union Square Advisors did not apply a mathematical formula to the implied multiples derived from the comparable company analysis described above and gave varying weights to the calculated multiples depending on the level of comparability of the company. Estimated financial data of the selected companies was based on FactSet consensus data and estimates. Estimated financial data of Post-Closing Trident was based on projections developed by our management. Union Square Advisors then calculated valuation ranges of Post-Closing Trident by applying the selected NTM multiples to revenue and non-GAAP net income estimates for Post-Closing Trident for calendar years 2011 and 2012 and discounting the results back to December 31, 2009 assuming a 15% discount rate. For calendar year 2010, only revenue was analyzed due to Post-Closing Trident’s projected net loss in that year. Based on the aforementioned projections and assumptions, the results of this selected publicly traded comparable companies analysis are summarized below:

					Implied Present Value of
	Multiple Range		Implied Present Value of Equity		Per Share Price
Metric	Low	High	Low	High	Low	High

CY2010E Revenue	0.75x	1.00x	$728	$909	$4.10	$5.10
CY2011E Revenue	1.00x	1.25x	$944	$1,159	$5.29	$6.47
CY2011E Net Income	15.0x	20.0x	$782	$1,042	$4.40	$5.83
CY2012E Revenue	1.25x	1.50x	$1,129	$1,337	$6.31	$7.45
CY 2012E Net Income	15.0x	20.0x	$910	$1,213	$5.11	$6.77

Discounted Cash Flow Analysis of Post-Closing Trident.  Union Square Advisors calculated a range of Post-Closing Trident equity values per share based on a 5-year discounted cash flow analysis. In preparing these analyses, Union Square Advisors relied upon long-term projections provided by management. Utilizing such projections, Union Square Advisors calculated Post-Closing Trident’s annual after-tax unlevered free cash flows for calendar years 2010 to 2014. Union Square Advisors estimated a range of terminal values calculated for calendar year 2015 and beyond utilizing a range of terminal NTM EBITDA multiples of 9.0x to 11.0x. Union Square Advisors then discounted the unlevered free cash flow streams and the estimated terminal value to a present value using a range of discount rates of 13% to 17%. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Post-Closing Trident yielded an implied valuation range for Post-Closing Trident common stock of $5.21 to $6.97 per share as of December 31, 2009, after giving effect to the issuance of the Trident common shares in the Transaction.

Overview of Analyses; Other Considerations.  The preceding discussion is a summary of the material financial analyses furnished by Union Square Advisors to the Trident Board, but does not purport to be a complete description of the analyses performed by Union Square Advisors or of its presentation to the Trident Board. In reaching its opinion, Union Square Advisors did not assign any particular weight to any one analysis or the results yielded by that analysis. Rather, having reviewed these results in the aggregate, Union Square Advisors exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the consideration to be received by us, in the form of the acquired business lines and Cash Payment, in exchange for the shares of Trident common stock to be issued to NXP under the Share Exchange Agreement, is fair, from a financial point of view, to Trident, taking into account the Transaction as a whole. Union Square Advisors believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Trident and the data selected for use in its analyses, as further discussed below.

No single company used in the above analyses as a comparison is identical to Trident, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of Union Square Advisors providing an opinion as to the fairness of the consideration to be received by Trident, in the form of the acquired business lines and Cash Payment, in exchange for the shares of Trident common stock to be issued to NXP under the Share Exchange Agreement, from a financial point of view, to Trident, taking into account the Transaction as a whole, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical methodologies were used by Union Square Advisors and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of Union Square Advisors were based on all the analyses and factors presented herein taken as a whole and also on the application of Union Square Advisors’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Union Square Advisors therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, Union Square Advisors made, and was provided by our management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control or the control of Union Square Advisors or our other advisors. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Trident or its advisors, none of Trident, Union Square Advisors or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

Union Square Advisors is an investment banking advisory firm serving technology companies engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings. The Trident Board selected Union Square Advisors to render its opinion based on Union Square Advisors’ familiarity with the market in which we compete, Union Square Advisors’ focus on technology companies, Union Square Advisors’ reputation and the depth of the experience and expertise of the Union Square Advisors team responsible for the engagement. Under its engagement agreement with Trident dated August 10, 2009, Union Square Advisors became entitled to receive a fee upon the delivery of its October 4, 2009 opinion to the Trident Board regarding the fairness of a transaction involving Trident, without regard to the conclusion reached in such fairness opinion or whether the Transaction is consummated. In addition Union Square Advisors will receive a fee for its services as a financial advisor to Trident, a significant portion of which is contingent upon the consummation of the Transaction (the “Transaction Fee”). The fee payable for the delivery of Union Square Advisors’ October 4, 2009 opinion will be credited against the Transaction Fee. In addition, we have agreed to reimburse Union Square Advisors for its reasonable expenses. We have also agreed to indemnify Union Square Advisors for certain liabilities that may arise out of Union Square Advisors’ engagement. The terms of Union Square Advisors’ engagement letter were negotiated at arm’s-length between Trident and Union Square Advisors, and the Trident Board was aware of this fee arrangement at the time they reviewed and approved the Share Exchange Agreement and the Transaction.

During the two years preceding the date of Union Square Advisors’ opinion, Union Square Advisors performed other investment banking and financial advisory services for Trident, including acting as a financial advisor to Trident in Trident’s acquisition of certain assets from Micronas Semiconductor Holding AG, for which Union Square Advisors received customary compensation. Other than its services as financial advisor to Trident described above, Union Square Advisors does not have and has not had any material relationships involving the payment or receipt of compensation between Union Square Advisors and Trident, NXP, and to Union Square Advisors’ knowledge, any of their respective affiliates during the last two years.

Interests of Trident’s Executive Officers and Directors in the Transaction

When you consider the Trident Board’s recommendation to vote in favor of the proposals presented in this proxy statement, you should be aware that some of our executive officers and directors have interests in the Transaction that may be different from, or in addition to, the interests of other Trident stockholders.

Trident Board currently consists of seven members. Of these seven, Messrs. Brian Bachman, David H. Courtney, J. Carl Hsu and Raymond K. Ostby and Ms. Sylvia Summers Couder will continue as directors of Trident after the closing.

We also expect that several members of our existing management team will continue to serve in executive positions with Trident following the closing, including Ms. Summers as Chief Executive Officer and Mr. Mangan as Chief Financial Officer.

In connection with the Transaction, the Compensation Committee of the Trident Board approved the payment of a one-time cash bonus to each of Pete J. Mangan, Senior Vice President and Chief Financial Officer and David L. Teichmann, Senior Vice President, General Counsel and Corporate Secretary, of $150,000, payable upon and subject to completion of the Transaction, for their significant efforts in connection with the Transaction. The Compensation Committee also approved a grant of 67,000 shares of restricted stock to Sylvia Summers Couder, vesting on the second anniversary of the closing, with vesting subject to achievement of specified financial metrics, for her role in positioning Trident to be able to reach an agreement with NXP and as an additional incentive to achieve the financial objectives expected as a result of the Transaction.

See “Board and Management of Trident Following the Closing” on page 117 and “Executive Compensation — Employment Contracts and Change-in-Control Agreements” on page 186 for additional information.

The Trident Board was aware of these interests and considered them, among other things, in making its recommendation that Trident stockholders vote for the approval of the proposals to approve Transaction and the share issuance to NXP, the Charter Amendment, the 2010 Plan and the Exchange Program.

No Appraisal or Dissenters’ Rights

Under applicable Delaware law, Trident stockholders are not entitled to dissenters’ or appraisal rights with respect to the approval of the share issuance to NXP, the Charter Amendment, the 2010 Plan, the Exchange Program or the other proposals described in this proxy statement.

Impact of the Transaction on Existing Trident Stockholders

Before voting, each Trident stockholder should consider the Transaction will result in Trident’s acquisition of the acquired business lines from NXP and the expansion of its business. If the share issuance to NXP and the Charter Amendment are approved by Trident stockholders, Trident will at the closing issue to NXP the Total Transaction Shares, representing 60% of the total outstanding shares of Trident common stock on the closing date, or approximately [    ●    ] shares of Trident common stock (assuming an aggregate of [    ●    ] shares of Trident common stock issued and outstanding on the closing date, based upon [    ●    ] shares of Trident common stock issued and outstanding as of [    ●    ]) and four shares of Series B Preferred Stock. As a result, the Transaction will cause the percentage ownership of current Trident stockholders to decline significantly as a result of the share issuance to NXP. The Total Transaction Shares issued to NXP pursuant to the Share Exchange Agreement will increase substantially the number of outstanding shares of Trident common stock. This means that Trident current stockholders will own a much smaller interest in Trident as a result of the share issuance to NXP. For purposes of example only, a hypothetical Trident stockholder who owned approximately 10.0% of our voting stock outstanding as of [    ●    ], 2009, would own approximately 4% of our voting stock outstanding immediately after the closing. As described more fully elsewhere in this proxy statement, upon the closing, NXP will own approximately 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP.

The Total Transaction Shares issued to NXP in pursuant to the Share Exchange Agreement will be entitled to registration rights as described elsewhere in this proxy statement. These shares will not generally be available for resale pursuant to any registration statement we are obligated to file with the SEC or in connection with an exemption from registration under Rule 144 of the Securities Act, for two years following the closing. At such time, the market price of Trident’s common stock could fall as a result of such resales due to the increased number of shares of common stock available for sale in the public market.

Rights Plan Amendment

On July 22, 2008, the Trident Board approved an amendment and restatement of its stockholder rights agreement, pursuant to which each common stockholder at the close of business on August 1, 1998 received a dividend of one right for each share of common stock held as of such date. The rights were only exercisable if a person or group acquired 15% or more of the common stock of Trident, or announced or commenced a tender or exchange offer which would result in the bidder’s beneficial ownership of 15% or more of our common stock.

In accordance with the terms of the Share Exchange Agreement, Trident has amended the rights agreement so that none of NXP or its affiliates will become an acquiring person, as defined in the rights agreement, subject to such party’s compliance with the terms of the Stockholder Agreement, by reason of the execution or delivery of the Share Exchange Agreement or other agreements entered into pursuant thereto or the performance of its obligations thereunder, or the public announcement thereof, or the consummation of issuance of the Trident common stock to NXP or the completion of the other transactions contemplated by the Share Exchange Agreement, and neither the Transaction, nor any of the actions contemplated by the Share Exchange Agreement shall result in a triggering event as defined in the rights agreement. As a result of such amendments, the rights will not separate from the shares and will not become exercisable as a result of the execution, delivery or performance of the Share Exchange Agreement or the completion of the Transaction.

Material United States Federal Income Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences to Trident stockholders of the adoption of the proposed amendments to Trident’s certificate of incorporation and the consummation of the Transaction. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular Trident stockholders in light of their individual investment circumstances, such as stockholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, tax-exempt organizations (including private foundations), and non-United States stockholders) or to persons that will hold Trident stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any tax considerations related to state, local or non-United States tax laws. Each Trident stockholder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income tax considerations of the adoption of the proposed amendments and the consummation of the proposed Transaction.

Trident stockholders will not recognize any gain or loss for United States Federal income tax purposes as a result of (a) an adoption of the proposed amendments to Trident’s certificate of incorporation or (b) the consummation of the Transaction.

U.S. Federal or State and Foreign Regulatory Matters

The Transaction is not subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act (pursuant to which a filing was not required); however, both Trident and NXP conduct business in other jurisdictions whose laws require notification to, and approval by, the applicable regulatory authorities of specific transactions, including the Transaction, involving parties with worldwide sales and individual country sales exceeding specified thresholds before these transactions can be implemented, including required notifications to the applicable regulatory authorities in Germany. In addition, the parties’ obligations to effect the Transaction are conditioned on completion of NXP’s procedures in compliance with Section 25 of the Dutch Works Council Act, and the information and consultation processes with NXP’s German works council and as required with NXP’s Site Council in the United Kingdom and/or the United Kingdom Employees Representatives Committees, and completion of other required pre-closing consultation procedures and notices to employees, unions, works councils or other employee representatives.

Accounting Treatment

The Transaction will be accounted for as an acquisition under the purchase method of accounting under United States generally accepted accounting principles. For this purpose, Trident will be deemed to be the accounting acquirer and the business lines acquired from NXP will be deemed to be the accounting acquiree. Accordingly, Trident will account for the Transaction as a purchase business combination, using Trident’s historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of the business lines acquired from NXP as of the closing date.

NASDAQ Shareholder Approval Requirements

Trident is submitting the proposal to approve the share issuance to NXP for stockholder approval pursuant to Rule 5635 of the NASDAQ Marketplace Rules, or NASDAQ Rule 5635, which contains the qualitative listing requirements applicable to NASDAQ listed companies, such as Trident. Among other items, NASDAQ Rule 5635 requires stockholder approval prior to the issuance of securities in the following circumstances:

•	in connection the acquisition of the stock or assets of another company if 20% of more of the common stock of the issuer outstanding before such issuance would be issued in connection with such acquisition transaction; and

•	in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

In addition, Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the company. The approximately [    ●    ] million newly issued shares of Trident common stock to be issued in the transaction exceed the 20% threshold under the NASDAQ

Marketplace Rules and are expected to represent approximately 60% of the issued and outstanding shares of Trident’s common stock. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 5635, Trident must obtain the approval of the Trident stockholders for the issuance of the Trident common stock to NXP in the Transaction.

Pursuant to Rule 5635(c) of the NASDAQ Marketplace Rules, stockholder approval is generally required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants. Accordingly, Trident is seeking stockholder approval of the adoption of the 2010 Plan.

Listing on the NASDAQ Global Select Market of Trident Shares Issued Pursuant to the Transaction

Trident has agreed to cause the Total Transaction Shares to be issued to NXP pursuant to the Share Exchange Agreement to be approved for listing on the NASDAQ Global Select Market before the closing date, subject to notice of issuance.

THE SHARE EXCHANGE AGREEMENT

The following summary describes material provisions of the Share Exchange Agreement. This summary does not purport to be complete and may not contain all of the information about the Share Exchange Agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Share Exchange Agreement, which is attached to this proxy statement as Annex A. You are urged to read the Share Exchange Agreement carefully and in its entirety, as it is the legal document governing the Transaction. In the event of any discrepancy between the summary below and the terms of the Share Exchange Agreement, the terms of the Share Exchange Agreement shall control.

The Share Exchange Agreement summary below is included in this proxy statement only to provide you with information regarding the terms and conditions of the Share Exchange Agreement, and not to provide any other factual information regarding Trident, NXP or their respective businesses. Accordingly, the representations and warranties and other provisions of the Share Exchange Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents delivered along with this proxy statement. See “Where You Can Find Additional Information” on page 198.

Structure of the Transaction

Pursuant to the Share Exchange Agreement, Trident and TMFE will acquire the television systems and set-top box business lines from NXP, through a pre-closing restructuring of the acquired business lines by NXP, together with subsequent transactions that will take place at the closing, whereby NXP carves out the acquired business lines from its existing operations. In order to effect the Transaction, NXP will own at the closing all of the issued and outstanding capital stock of a newly formed Dutch besloten vennootschap, or Dutch Newco, a newly formed Delaware corporation, or US Newco, and, if applicable pursuant to the Share Exchange Agreement, a newly formed Delaware limited liability company, or USIP LLC, and together with US Newco and Dutch Newco the Transferred Newcos. Prior to the closing, NXP will transfer into Dutch Newco or, if applicable, USIP LLC, all of the intellectual property assets to be acquired by Trident under the Share Exchange Agreement. Additionally, prior to the closing, NXP will cause Dutch Newco to form new wholly owned subsidiaries, or establish new branch offices, in each jurisdiction where assets of the acquired business lines are located. NXP will contribute to these new subsidiaries and branch offices the corresponding assets of the acquired business lines located in the relevant jurisdictions. Finally, in certain jurisdictions, certain acquired assets will be directly transferred to Trident or its subsidiaries, which assets are the Direct Transfer Assets under the Share Exchange Agreement. Accordingly, as a result of pre-closing restructuring activities to be undertaken pursuant to the terms of the Share Exchange Agreement, the Transferred Newcos and Trident or its subsidiaries, will own as of the closing all of the assets to be acquired by Trident pursuant to the Share Exchange Agreement. At the closing, TMFE will purchase from NXP, either directly or through Trident or one or more of Trident’s subsidiaries, all of the issued and outstanding capital stock of the Transferred Newcos and all Direct Transfer Assets.

In addition, prior to the closing, NXP will transfer cash to Dutch Newco in the amount of $15 million, and make commercially reasonable efforts to ensure that as of the closing, either Dutch Newco or TMFE holds inventory transferred from NXP in the amount of a target inventory amount, based upon one-half of the standard cost of goods sold during the calendar quarter ended December 31, 2009.

Trident will not acquire, as part of the Transferred Newcos or Direct Transfer Assets, any accounts receivable from NXP, or cash or cash equivalents, other than as related to the inventory as set forth in the paragraph above.

Completion of the Transaction

The Transaction will be completed as soon as practicable following the annual meeting, if the share issuance to NXP is approved by the stockholders of Trident. The closing will take place on the date that is three business days after the satisfaction or waiver of all of the conditions to the closing set forth in the Share Exchange Agreement, or at such other time as Trident and NXP may mutually agree, provided that the closing shall not occur prior to the first business day of January, 2010. Either party may defer the closing to the final business day of a month, if the closing would otherwise occur within five days before the last business day of such month.

Consideration in the Transaction

In consideration for the purchase of the Transferred Newcos and the Direct Transfer Assets, Trident will issue to NXP newly issued shares of Trident’s common stock. In addition, NXP has agreed to purchase from Trident approximately 6,666,667 shares at a price of $4.50 per share for the $30 million Cash Payment. The Total Transaction Shares to be issued to NXP, including the shares to be issued in exchange for the $30 million Cash Payment, will equal 60% of the total outstanding shares of Trident common stock, after giving effect to the share issuance to NXP. In addition, Trident will issue to NXP four shares of a newly created Series B Preferred Stock. The Series B Preferred Stock will be issued pursuant to a Certificate of Designation to be filed immediately prior to the closing, setting forth the rights, preferences and privileges of the Series B Preferred Stock. A copy of the form of Certificate of Designation is attached to this proxy statement as Annex C.

Based upon [    ●    ] shares of our common stock outstanding as of [    ●    ], 2009, Trident would issue [    ●    ] shares of newly issued common stock to NXP in exchange for the acquisition of the Transferred Newcos and Direct Transfer Assets, and 6,666,667 shares of newly issued common stock in exchange for the $30 million Cash Payment by NXP, for Total Transaction Shares to be issued to NXP of [    ●    ].

Employee Equity and Employment Matters

Employee Equity

Under the terms of the Share Exchange Agreement, Trident has agreed that it will submit for approval to Trident’s stockholders, a new omnibus employee equity incentive plan, under which employees of Trident following the closing, including former employees of NXP as well as current employees of Trident and its subsidiaries, will be eligible to receive awards. Trident has agreed to consult with NXP regarding award levels and terms for initial awards granted under the new equity plan, so as to appropriately incentivize employees, which awards shall be approved by the Compensation Committee of the Trident Board as reconstituted in connection with the Transaction. In addition, Trident has agreed to launch an offer in the form of the Exchange Program to Trident employee holders of stock options, offering to exchange certain options to purchase shares of Trident common stock for awards of restricted stock or restricted stock units for a lesser number of shares of Trident common stock to be granted under the 2010 Plan.

No options held by any NXP employee to purchase equity in NXP will be assumed by Trident as part of the Transaction. Liabilities arising out of, resulting from or relating to any equity awards or grants (including any grants or awards of restricted stock, stock options or restricted stock units, and including any cash payments that may be due or payable to the grantees) that were made by NXP or its affiliates to any person prior to the closing, including to any former NXP employee continuing with Trident following the closing, are excluded liabilities and remain with NXP, other than any such liabilities that are expressly assumed by Trident or TMFE under the Share Exchange Agreement.

Employment Matters

NXP has agreed that all employee benefit arrangements to be assumed by Trident, including all long term benefit arrangements, pension plans, pension entitlements or statutorily required benefit plans, are fully funded on the closing date. To the extent there is any shortfall in funding these employee benefit arrangements, NXP shall transfer to Trident an amount equal to the shortfall, so as to cover all entitlements of all continuing employees accrued or existing on the closing date.

Conditions to the Transaction

Conditions to Each Party’s Obligation to Effect the Transaction

The respective obligations of the parties to effect the Transaction are subject to the satisfaction or, to the extent permitted under applicable laws and the terms of the Share Exchange Agreement, waiver of a number of conditions, including, among other things, the following:

•	Trident’s stockholders shall have approved the Transaction, as well as Charter Amendment, the 2010 Plan and the Exchange Program;

•	(i) all applicable waiting periods (and any extensions thereof) applicable to the Transaction under the HSR Act (pursuant to which a filing was not required), shall have expired or early termination of such waiting periods shall have been granted and (ii) each other required antitrust approval as identified by the parties shall have been obtained;

•	NXP’s procedures in compliance with Section 25 of the Dutch Works Council Act and the agreement between NXP and its Dutch works council regarding requesting advice prior to the closing shall have been completed, with such completion to include (i) the receipt by NXP from its Dutch works council of (x) an unconditional positive advice; or (y) an advice with conditions acceptable to each of the parties and if required in accordance with the Dutch Works Council Act, or (ii) a resolution of NXP’s board in respect of the Transaction that deviates from NXP’s works council’s advice and (x) against which NXP’s works council has not timely lodged an appeal with the Enterprise Chamber of the Amsterdam Court of Appeal, or (y) against which NXP’s works council has timely lodged an appeal with the Enterprise Chamber of the Amsterdam Court of Appeal which appeal is subsequently dismissed by such court and if required under the Dutch Works Council Act;

•	the completion of information and consultation process with the German works council according to sec. 111 et.al. of the German Works Constitution Act;

•	the completion of any information and consultation process required under the Information and Consultation of Employees Regulations 2004 with the Site Council in the United Kingdom and/or the United Kingdom Employees Representatives Committees;

•	other required notices to employees, unions, works councils or other employee representatives shall have been given and all required pre-closing consultation procedures completed and all required consents of such employee representatives shall have been obtained; and

•	no judgment, order, injunction, decree, statute, law, ordinance, rule or regulation or other legal restraint or prohibition entered, enacted, promulgated, enforced or issued by any court or other governmental authority shall be in effect that prohibits, makes illegal or enjoins the consummation of the Transaction.

Conditions to NXP’s Obligation to Effect the Transaction

The obligation of NXP to effect the Transaction is subject to the satisfaction or waiver of several additional conditions (any of which may be waived in writing by NXP), including:

•	all of the representations and warranties made by Trident and TMFE in the Share Exchange Agreement that (i) are qualified as to materiality shall be true and correct, and (ii) that are not so qualified as to materiality, shall be true and correct, in each case when made and at and as of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of such representations and warranties referred to in sub-clause (ii) to be so true and correct, does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Trident and its subsidiaries, taken as a whole, as described below;

•	each of Trident and TMFE shall have performed and complied in all material respects with all of its covenants under the Share Exchange Agreement on or before the closing (to the extent that such covenants require performance on or before the closing);

•	all identified authorizations, approvals, consents and waivers shall have been obtained;

•	the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and shall be effective;

•	NXP shall have received from Trident and TMFE the required closing deliverables, consisting of ancillary documents effecting the Transaction and the transfer of the assets and liabilities pursuant thereto;

•	no suit, action, proceeding, application or counterclaim shall be pending by any governmental authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge might prevent, restrain or prohibit the consummation of any element of the Transaction, cause any element to be rescinded, or result in a violation of applicable antitrust laws, rules or regulations that would reasonably be expected to have a material adverse effect, as defined below, on Trident and its subsidiaries taken as a whole and no such injunction, judgment, order, decree, ruling or charge shall be in effect; and

•	since the date of the Share Exchange Agreement, there shall not have been any material adverse effect, as defined below, on Trident and its subsidiaries, taken as a whole that is continuing, whether or not resulting from a breach in any representation, warranty or covenant in the Share Exchange Agreement.

Conditions to Trident’s Obligation to Effect the Transaction

The obligations of Trident and TMFE to effect the Transaction are subject to the satisfaction or waiver of several additional conditions (any of which may be waived in writing by Trident), including:

•	all of the representations and warranties made by NXP in the Share Exchange Agreement that (i) are qualified as to materiality shall be true and correct, and (ii) that are not so qualified as to materiality, shall be true and correct, in each case when made and at and as of the closing (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of such representations and warranties referred to in sub-clause (ii) to be so true and correct, does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business lines to be acquired by Trident, taken as a whole, as described below;

•	NXP shall have performed and complied in all material respects with all of its covenants under the Share Exchange Agreement on or before the closing (to the extent that such covenants require performance on or before the closing);

•	(i) all identified authorizations, approvals, consents and waivers shall have been obtained by NXP, and (ii) NXP and/or Dutch Newco shall have obtained all required authorizations, approvals, consents and waivers for the sale, transfer, assignment, conveyance and/or license of specified intellectual property and other contracts;

•	all pre-closing restructuring activities shall have been duly authorized, executed and delivered in the form approved by Trident and shall remain in full force and effect, and all asset transfers and other transactions shall have been completed to effect the transactions contemplated by the Share Exchange Agreement, and the agreements effecting the pre-closing carve out of the acquired business lines;

•	NXP shall have repaid the promissory note to Dutch Newco issued in connection with the acquisition of assets owned by NXP Semiconductors (Shanghai) Ltd.;

•	the transactions contemplated by the License Agreement shall have been consummated in full compliance with all of the terms and conditions of the License Agreement;

•	Trident shall have received from NXP the required closing deliverables, consisting of ancillary documents effecting the Transaction and the transfer of the assets and liabilities pursuant thereto;

•	no suit, action, proceeding, application or counterclaim shall be pending by any governmental authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge might prevent, restrain or prohibit the consummation of any element of the Transaction, cause any element to be rescinded, or result in a violation of applicable antitrust laws, rules or regulations that would reasonably be expected to have a material adverse effect, as defined below, on Trident and its subsidiaries taken as a whole and no such injunction, judgment, order, decree, ruling or charge shall be in effect; and

•	since the date of the Share Exchange Agreement, there shall not have been any material adverse effect, as defined below, on the business lines to be acquired by Trident taken as a whole, which is continuing, whether or not resulting from a breach in any representation, warranty or covenant in the Share Exchange Agreement.

Definition of Material Adverse Effect

Under the terms of the Share Exchange Agreement, a material adverse effect on either Trident or NXP means any event, change, effect, condition or circumstance, referred to herein as an “Effect”, that either individually or in the aggregate with other Effects would reasonably be expected to have a material adverse effect on (a) the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or (b) such party’s ability to consummate the Transaction.

However, none of the following will be deemed to constitute a material adverse effect, alone or in combination, with respect to Trident or NXP, as the case may be:

•	effects resulting from conditions generally affecting the industries in which the person or any of its subsidiaries participates or the national or global economy or capital markets;

•	effects resulting from earthquakes, acts of war, armed hostilities or terrorism or any material escalation thereof;

•	changes in the trading price or trading volume of Trident common stock, provided, that, such exclusion shall not apply to any underlying Effect that may have caused such changes in volume or price;

•	any failure to meet internal or published third party projections, estimates or forecasts, provided, that, such exclusion shall not apply to any underlying Effect that may have caused such failure;

•	effects resulting from compliance with the terms of, or the taking of any action required by, the Share Exchange Agreement;

•	effects resulting from the public announcement of the Share Exchange Agreement or the Transaction; or

•	changes in Applicable Law, regulatory conditions or applicable accounting principles; except, in the case of the first bullet point above or this bullet point, to the extent that such Effects or changes have a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to persons engaged in the same or substantially similar industries in which the party or any of its subsidiaries participates.

Representations and Warranties

The Share Exchange Agreement contains representations and warranties made by Trident and by NXP regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Transaction. Certain representations and warranties in the Share Exchange Agreement are subject to materiality, knowledge and other similar qualifications in many respects, and, except as described below under “The Share Exchange Agreement — Indemnification,” expire at the closing.

Representations and Warranties by NXP

NXP has made a number of representations and warranties to Trident and TMFE in the Share Exchange Agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualification to do business, corporate standing and corporate power of the Transferred Newcos and their subsidiaries;

•	corporate power and authority of the Transferred Newcos and their subsidiaries to enter into, execute, deliver and perform the Share Exchange Agreement, the enforceability of the ancillary agreements to the Share Exchange Agreement, and the absence of required consents, approvals, orders or authorizations to enter into or consummate the Transaction;

•	capital structure of the Transferred Newcos;

•	ownership of each Transferred Newco and their subsidiaries;

•	the taxes and tax returns of the Transferred Newcos and their subsidiaries and branches thereof;

•	the financial statements regarding the acquired business lines;

•	the inventory to be transferred to Trident;

•	product warranties provided by NXP, the absence of product liability claims or governmental statements, citations or decisions regarding defective products or recalls;

•	material contracts related to the acquired business lines and the due performance and absence of breaches of such material contracts;

•	absence of certain changes in the acquired business lines, the Transferred Newcos or their subsidiaries or branches, since June 30, 2009;

•	significant customers and suppliers of the acquired business lines and absence of material disputes concerning products and/or services with any significant customer or supplier;

•	ownership of the assets transferred to the Transferred Newcos and their subsidiaries and branches in connection with the pre-closing carve-out of the acquired business lines;

•	compliance with applicable laws by the acquired business lines and compliance by NXP and its subsidiaries with orders, judgments, and decrees related to the acquired business lines;

•	compliance by each Transferred Newco and its subsidiaries or branches with all material permits;

•	compliance by the acquired business lines with export control laws;

•	environmental matters;

•	compliance by the acquired business lines, Transferred Newcos, and their subsidiaries and branches with anti-bribery laws;

•	employees of the acquired business lines, including payment of material wages and salaries, material controversies with employees, compliance with applicable employment laws, absence of collective bargaining arrangements and labor controversies at any of the Transferred Newcos, their subsidiaries or branch offices, or with respect to employees of the acquired business lines, any member of the NXP group of companies, and regarding benefit plans, employees and employment practices;

•	absence of litigation;

•	availability to Trident of corporate documents;

•	intellectual property to be transferred to Trident or its subsidiaries as part of the Transaction;

•	absence of prior operations by the Transferred Newcos and their subsidiaries; and

•	brokerage, finder’s or other fees or agent’s commissions.

In addition, the Share Exchange Agreement contains representations and warranties of NXP, relating to:

•	the organization and good standing of NXP;

•	corporate power and authority of NXP to enter into, execute, deliver and perform the Share Exchange Agreement, the enforceability of the Share Exchange Agreement and the ancillary agreements to the Share Exchange Agreement, and the absence of required consents, approvals, orders or authorizations to enter into or consummate the Share Exchange Agreement;

•	ownership of the issued and outstanding capital stock of the Transferred Newcos; and

•	accuracy of the information supplied by or on behalf of NXP for this proxy statement.

Representations and Warranties by Trident

Trident has made a number of representations and warranties to Trident in the Share Exchange Agreement, including representations and warranties relating to the following matters:

•	corporate organization, qualification to do business, corporate standing and corporate power of the Trident and its subsidiaries;

•	corporate power and authority of Trident and its subsidiaries to enter into, execute, deliver and perform the Share Exchange Agreement, the enforceability of the Share Exchange Agreement and the ancillary agreements to the Share Exchange Agreement, and the absence of required consents, approvals, orders or authorizations to enter into or consummate the Transaction;

•	required vote of Trident stockholders to approve the share issuance to NXP;

•	the taxes and tax returns of Trident and its subsidiaries;

•	subsidiaries of Trident;

•	Trident’s periodic reports filed with the Securities and Exchange Commission and the financial statements included therein since January 1, 2007, compliance with NASDAQ listing standards, and Trident’s internal controls over financial reporting and disclosure controls;

•	due authorization and valid issuance of shares of Trident capital stock;

•	capitalization of Trident;

•	Trident material contracts and the due performance by Trident and absence of breaches of such material contracts;

•	absence of certain changes in Trident’s business since June 30, 2009;

•	significant customers and suppliers of Trident and absence of material disputes concerning products and/or services with any significant customer or supplier;

•	compliance with applicable laws, orders, judgments, and decrees by Trident and its subsidiaries;

•	compliance by Trident and its subsidiaries with all material permits;

•	compliance with export control laws;

•	environmental matters;

•	compliance by with anti-bribery laws;

•	Trident’s employees, including payment of material wages and salaries, material controversies with employees, compliance with applicable employment laws, absence of collective bargaining arrangements and labor controversies, and regarding benefit plans, employees and employment practices;

•	absence of litigation;

•	availability to NXP of corporate documents;

•	brokerage, finder’s or other finders fees or agents commissions;

•	amendment of the rights agreement to make it inapplicable to the Transaction;

•	accuracy of the information provided in this proxy statement;

•	inapplicability of state takeover statutes;

•	product warranties provided by Trident, the absence of product liability claims or governmental statements, citations or decisions regarding defective products or recalls; and

•	Trident intellectual property.

The representations and warranties described in this proxy statement and included in Share Exchange Agreement were made by each of Trident and NXP, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Share Exchange Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that is different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, the representations and warranties in the Share Exchange Agreement may not be characterizations of the actual state of facts about the parties, and you should read the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement for information regarding the parties and their respective businesses. See “Where You Can Find Additional Information” on page 198.

Indemnification

The representations and warranties made in the Share Exchange Agreement do not survive the closing, except the following representations and warranties, which shall survive for twelve (12) months following the closing:

•	representations and warranties made by NXP regarding:

•	the ownership of the newly created subsidiaries into which the acquired assets shall be transferred,

•	the income statements of the acquired business lines for the years ended December 31, 2007 and 2008 and the six months ended June 30, 2008 and 2009, and that they fairly present the financial condition of the acquired business lines and have been prepared in accordance with the applicable accounting principles;

•	the ownership of the intellectual property assets to be transferred to Dutch Newco; and

•	NXP as the legal owner of the subsidiaries to be transferred to TMFE as part of the Transaction.

•	representations and warranties made by Trident regarding:

•	the income statements included as part of the financial statements included in its periodic reports filed with the Securities and Exchange Commission since January 1, 2007 and that they comply with the rules of the SEC, were prepared in accordance with United States generally accepted accounting principles, and fairly present the financial condition of Trident,

•	that the shares of common stock and preferred stock to be issued to NXP shall be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights, and

•	the accuracy of its outstanding capitalization.

In addition, NXP has agreed to indemnify Trident for damages relating to:

•	any liability arising from the pre-closing restructuring or pre-closing transfer of assets and liabilities into the Transferred Newcos, other than liabilities to be expressly assumed by Trident or any of the Transferred Newcos pursuant to the terms of the Share Exchange Agreement;

•	liabilities that are expressly excluded from assumption by Trident or the Transferred Newcos;

•	any breach of NXP’s representations and warranties described above;

•	any breach by NXP of any covenant or agreement of NXP contained in the Share Exchange Agreement or any of the ancillary agreements to the extent such covenant or agreement is by its terms to be performed after the closing date; and

•	any taxes for which NXP is responsible under the terms of the Share Exchange Agreement.

NXP shall incur no liability for indemnification for any individual claim related to the breach of any representation or warranty that survives the closing of less than $25,000, and the total amount for which NXP may be liable for such indemnification is $34 million.

Trident has agreed to indemnify NXP for damages relating to:

•	any liability arising from the pre-closing restructuring or pre-closing transfer of assets and liabilities into the Transferred Newcos that have been expressly assumed by Trident or any of the Transferred Newcos pursuant to the terms of the Share Exchange Agreement;

•	any failure to timely pay or fulfill the liabilities that are to be expressly assumed by Trident or by the Transferred Newcos pursuant to the terms of the Share Exchange Agreement;

•	any breach of Trident’s representations and warranties described above;

•	any breach by Trident or TMFE of any covenant or agreement of Trident or TMFE contained in the Share Exchange Agreement or any of the ancillary agreements to the extent such covenant or agreement is by its terms to be performed after the closing date; and

•	taxes for which Trident is responsible under the terms of the Share Exchange Agreement.

Any indemnification by Trident of NXP shall be effected in a manner that accounts for NXP’s ownership of Trident common stock by multiplying the amount of damages incurred by a fraction, the numerator of which is one (1) and the denominator of which is one minus the percentage of outstanding shares of Trident common stock then owned by NXP.

Trident shall incur no liability for indemnification for any individual claim related to the breach of any representation or warranty that survives the closing of less than $25,000, and the total amount for which Trident may be liable for such indemnification is $34 million.

Restrictions on Solicitation of Acquisition Proposals

Restrictions on Acquisition Proposals of Trident

Under the terms of the Share Exchange Agreement, Trident has agreed that neither it nor any of its officers or directors shall, and it shall use its reasonable best efforts to instruct and cause its employees, investment bankers, attorneys and other advisors not to, directly or indirectly:

•	solicit, initiate, propose or knowingly encourage, induce or facilitate the making, submission or announcement of any Trident acquisition proposal;

•	furnish or make available any non-public information about Trident to any person in connection with or response to an acquisition proposal;

•	provide to any person access to the business, properties, assets, books or records or personnel of Trident with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist in, an acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an acquisition proposal;

•	participate or engage in discussions or negotiations with respect to an acquisition proposal;

•	approve, endorse or recommend an acquisition proposal;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover laws; or

•	enter into a letter of intent or similar agreement contemplating or otherwise relating to an acquisition proposal.

For this purpose, an acquisition proposal includes any offer or proposal contemplating or otherwise relating to (i) an acquisition or purchase from Trident of more than a 15% interest in the total outstanding voting securities of Trident, or any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 15% of Trident’s outstanding voting securities, or any Transaction, consolidation, business combination, share exchange or similar transaction involving Trident that would result in Trident’s stockholders immediately preceding such transaction holding securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction, (ii) any sale, exchange, transfer, exclusive license or disposition of any business or businesses or assets that constitute 15% or more of the aggregate fair market value of Trident’s assets, or (iii) any liquidation or dissolution of Trident.

Notwithstanding the foregoing restrictions, at any time prior to obtaining the Trident stockholder approval Trident may, in response to a bona fide written acquisition proposal, not solicited in violation of the Share Exchange Agreement, that the Trident Board determines in good faith after consultation with its financial advisors constitutes, or could reasonably be expected to lead to, a “superior proposal” as defined below:

•	furnish or make available non-public information regarding Trident to;

•	enter into discussions or negotiations with;

•	enter into non-disclosure agreements with; or

•	amend, waive, or release restrictions on non-public communications with Trident contained in any standstill or similar agreement applicable to any third party.

Such action may only be taken if (i) the Trident Board concludes in good faith, after having consulted with outside legal counsel that failure to take such action would be inconsistent with its fiduciary obligations to Trident’s stockholders under applicable law, (ii) Trident receives from such third party an executed confidentiality agreement not materially less favorable to Trident than the confidentiality agreement with NXP, and (iii) concurrently with furnishing or making available any such non-public information to such third party, Trident furnishes or makes available such non-public information to NXP, to the extent not already furnished to NXP.

As used in the Share Exchange Agreement, a “superior proposal” means a bona fide written acquisition proposal by a third party, not solicited in breach of the Share Exchange Agreement (with all of the provisions in the definition of the term acquisition proposal given above adjusted to replace each reference to fifteen percent (15%) and eighty-five percent (85%) with fifty percent (50%)) that is determined by the Trident Board, in its good faith judgment, after consultation with its financial advisors, and after taking into account the likelihood and anticipated timing of consummation and all legal, financial and regulatory aspects of the offer and the person making the offer, to be more favorable from a financial point of view to Trident’s stockholders than the Transaction (after taking into account any revisions to the terms of the Transaction proposed in writing by NXP in response to such acquisition proposal).

Trident has agreed to promptly (but in any event within one business day) notify NXP of any acquisition proposal or inquiry regarding the making of an acquisition proposal that is submitted or made by any person during the period prior to closing, including the material terms and conditions of such acquisition proposal and the identity of the proposing person, and to keep NXP reasonably informed with respect to the status, terms and conditions of any acquisition proposal or inquiry and the status and material terms and conditions of any modifications or proposed modifications thereto.

Trident has also agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any person with respect to any acquisition proposal, and to request the prompt return or destruction of all confidential information previously furnished.

Recommendation of the Transaction by the Trident Board of Directors

The Trident Board has agreed to include in this proxy statement the Board of Director’s recommendation that the Trident stockholders vote to approve the Charter Amendment and the share issuance to NXP. Trident has agreed that the Board will not withdraw or modify in a manner adverse to NXP its recommendation and not to publicly propose to withdraw or to qualify or modify in a manner adverse to NXP, its recommendation. Notwithstanding these obligations, (i) Trident may make any public disclosure of any material facts, including but not limited to the fact that an acquisition proposal has been submitted to Trident, if the Trident Board determines in good faith, after consultation with Trident’s outside legal counsel, that such disclosure would be reasonably expected to constitute a breach of its fiduciary duties under applicable law, or (ii) the Trident Board may take and disclose to its stockholders a position contemplated by the disclosure requirements of the securities laws regarding solicitations or tender offers with regard to an acquisition proposal; provided, however, that if such disclosure has the effect of withdrawing or adversely qualifying or modifying the recommendation of the Trident Board, NXP shall have the right to terminate the Share Exchange Agreement and receive the termination fee from Trident described below under “Termination of the Share Exchange Agreement; Termination Fees and Expenses.”

Further, at any time before the share issuance to NXP is approved by the Trident stockholders, the Trident Board of Trident may withdraw or qualify or modify in a manner adverse to NXP its recommendation, if the Trident Board determines in good faith, after consulting with outside legal counsel that such withdrawal, qualification or modification would be required by its fiduciary obligations to Trident’s stockholders under applicable laws. However, Trident must provide NXP with at least seventy-two (72) hours’ notice to the effect that absent any revision to the terms and conditions of the Share Exchange Agreement, the Trident Board has resolved to effect a withdrawal or modification of its recommendation and/or to terminate the Share Exchange Agreement, specifying in the notice the reasons for taking such action and the material terms and conditions of the superior proposal that is the basis for the proposed action, including the identity of any party making a superior offer. Trident and its financial and legal advisors must also (i) negotiate with NXP in good faith (to the extent NXP desires to negotiate) to make such adjustments in the terms and conditions of Share Exchange Agreement such that the Trident Board would not effect a withdrawal, qualification or modification of its recommendation and/or terminate the Share Exchange Agreement, and (ii) permit NXP to make a presentation to the Trident Board regarding the Share Exchange Agreement and any adjustments that NXP desires to make.

Obligation of the Trident Board with Respect to Holding a Stockholder Meeting

Under the terms of the Share Exchange Agreement, the Trident Board has agreed to convene a meeting of its stockholders for purposes of obtaining the Trident stockholder approval. Subject to its rights described above, the Trident Board has agreed to recommend the approval of (i) the share issuance to NXP and (ii) the Charter Amendment, to its stockholders. See the Trident Board recommendation under “Summary — Summary of the Transaction” on page 14.

Trident’s obligations to hold such a meeting will not be affected by (i) the commencement, disclosure, making, announcement or submission of a superior proposal or other acquisition proposal, or (ii) the withdrawal, qualification or modification by the Trident Board of recommendation of the issuance of the shares of common stock to NXP in the Transaction and the Charter Amendment.

Obligation of NXP to Cease Acquisition Proposals

Under the terms of the Share Exchange Agreement, NXP has agreed that it will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Share Exchange with respect to any offer or proposal to acquire, directly or indirectly, any interest in the acquired business lines, and (ii) request the prompt return or destruction of all confidential information previously furnished. NXP has also agreed to notify Trident of any breach of any existing confidentiality agreement applicable to confidential information relating to the acquired business lines, or of any request to waive or render inapplicable any standstill provision in an existing confidentiality agreement.

Termination of the Share Exchange Agreement; Termination Fees and Expenses

Termination of the Share Exchange Agreement

The Share Exchange Agreement may be terminated in accordance with its terms at any time prior to the closing, whether before or after obtaining the Trident stockholder approval:

•	by mutual written consent of Trident and NXP;

•	By either Trident or NXP:

•	if the Transaction is not completed on or before March 31, 2010 or any other date that Trident and NXP may agree upon in writing; provided that if the governmental authorities relating to any required antitrust approvals have not completed their review of the Transaction by March 31, 2010, then the date may be extended by either Trident or NXP, provided that such an extension cannot be in aggregate for more than sixty (60) days beyond March 31, 2010;

•	if a court or other governmental authority shall have issued a final and nonappealable order, or shall have taken any other final and nonappealable action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction;

•	if the meeting of Trident stockholders has been held, and a final vote has been taken by the stockholders on the proposals to approve the Charter Amendment and the issuance of the shares of Trident common stock to NXP, but the required stockholder approval has not been obtained with respect to both proposals; and

•	if at any time prior to, but not after, the approval of the Charter Amendment and the issuance of the Trident common stock to NXP, the Trident Board authorizes Trident to enter into a binding definitive acquisition agreement in response to a superior proposal from a third party in compliance with the restrictions on solicitation provisions discussed above, provided that Trident must notify NXP that it intends to take such action and during the notice period negotiate in good faith with NXP with respect to any revisions to the terms of the Transaction set forth in the Share Exchange Agreement that may be proposed by NXP in response to such superior proposal, and prior to terminating the Share Exchange Agreement, pay to NXP the termination fee described below.

•	By NXP:

•	at any time prior to, but in no event after the approval of the Charter Amendment and the issuance of the Trident common stock to NXP, (i) if the Trident Board withdraws, qualifies or modifies in a manner adverse to NXP, or publicly proposes to withdraw, qualify or modify in a manner adverse to NXP, its recommendation that Trident stockholders approve the proposals set forth herein, other than in connection with a termination of the Share Exchange Agreement as permitted therein, (ii) Trident fails to include in this proxy statement the recommendation of the Trident Board that Trident stockholders approve the proposals set forth herein, or (iii) the Trident Board publicly adopts or recommends any Trident acquisition proposal, or in the event a tender offer or exchange offer for outstanding shares of Trident common stock shall have been publicly disclosed, other than by Trident, and within ten business days after the commencement of such tender offer or exchange offer, the Trident Board fails to recommend against acceptance of such offer; and

•	upon breach of any representation, warranty, covenant or agreement on the part of Trident set forth in the Share Exchange Agreement, or if any such representation or warranty shall have become untrue, provided that if such breach or inaccuracy is curable within thirty (30) days, then NXP may not terminate the Share Exchange Agreement until thirty (30) days after Trident has been given written notice of the breach, and NXP may not terminate the Share Exchange Agreement if Trident cures the breach during such thirty (30) day period.

•	By Trident:

•	upon breach of any representation, warranty, covenant or agreement on the part of NXP set forth in the Share Exchange Agreement, or if any such representation or warranty shall have become untrue, provided that if such breach or inaccuracy is curable within thirty (30) days, then Trident may not terminate the Share Exchange Agreement until thirty (30) days after NXP has been given written notice of the breach, and Trident may not terminate the Share Exchange Agreement if NXP cures the breach during such thirty (30) day period.

Neither party may terminate the Share Exchange Agreement if the failure to consummate the Transaction by the outside date set forth above or the occurrence of the failure of a condition to the consummation of the

Transaction is caused by the failure on the part of such party to perform any covenant or obligation required to be performed by such party.

Effect of Termination

If the Transaction is terminated as described in the section entitled “Termination of the Share Exchange Agreement” above, the agreement will be void, there will be no liability or obligation of any party, except that:

•	each party will remain liable for its intentional and material breach of any covenant, obligation, representation or warranty contained in the Share Exchange Agreement; and

•	designated provisions of the Share Exchange Agreement, including the provisions regarding the termination fee described below, will survive termination.

Termination Fee and Expenses

Under the terms of the Share Exchange Agreement, Trident has agreed to pay to NXP a termination fee of $6 million within two business days after the date such fee is determined to be due, in the case of a termination by NXP, and prior to termination in the case of a termination by Trident, if:

•	the Share Exchange Agreement is terminated by either Trident or NXP and all of the following three events have occurred:

•	at the time of the stockholders’ meeting, an acquisition proposal has been publicly announced and not publicly withdrawn at least five business days prior to the stockholders’ meeting;

•	a vote has been taken by the stockholders, but the stockholders have not approved the share issuance to NXP or the Charter Amendment; and

•	within twelve (12) months after such termination, Trident enters into a definitive contract with respect to a superior proposal.

•	NXP terminates the Share Exchange Agreement because:

•	the Trident Board withdraws, qualifies or modifies in a manner adverse to NXP, or publicly proposes to withdraw, qualify or modify in a manner adverse to NXP, its recommendation that Trident stockholders approve the proposals, other than in connection with a permitted termination of the Share Exchange Agreement;

•	Trident fails to include in this proxy statement the recommendation of the Trident Board that Trident stockholders approve the proposals; or

•	the Trident Board publicly adopts or recommends any Trident acquisition proposal, or in the event a tender offer or exchange offer for outstanding shares of Trident common stock shall have been publicly disclosed, other than by Trident, and within ten business days after the commencement of such tender offer or exchange offer, the Trident Board fails to recommend against acceptance of such offer.

•	The Share Exchange Agreement is terminated by either NXP or Trident because the Trident Board authorizes Trident to enter into a binding definitive acquisition agreement in response to a superior proposal from a third party in compliance with the restrictions on solicitation provisions discussed above, provided that Trident must notify NXP of such superior proposal and negotiate in good faith with NXP with respect to any revisions to the terms of the Transaction set forth in the Share Exchange Agreement that may be proposed by NXP in response to such superior proposal.

Each party must pay its own fees and expenses whether or not the Transaction is consummated.

Conduct of the Business Prior to the Closing

NXP’s Conduct of the Acquired Business Lines Prior to the Closing

Under the Share Exchange Agreement, NXP has agreed that, except as set forth in its disclosure schedule to the Share Exchange Agreement or as consented to in writing by Trident (which consent will not be unreasonably withheld or delayed), it will, and will cause its subsidiaries to:

•	not merge or consolidate with any person or acquire assets from any person other than the acquisition of inventory and supplies in the ordinary course of business consistent with past practice;

•	use commercially reasonable efforts to keep available the services of the present officers and employees of the acquired business lines;

•	use commercially reasonable efforts to preserve present relationships (to the extent deemed desirable by Trident) with persons having dealings with the acquired business lines;

•	other than as contemplated by the provisions of Share Exchange Agreement, not sell, lease, license, transfer or dispose of any assets to be acquired by Trident, or any intellectual property to be transferred to Trident, other than sales of its products in the ordinary course of business consistent with past practice, and non-exclusive licenses of intellectual property;

•	not terminate or materially amend any material contract of the acquired business lines;

•	not, either directly or indirectly, accelerate solicitation or delivery of customer orders, other than in accordance with past practices of the acquired business lines;

•	not enter into any material contract related to the acquired business lines;

•	except as required by applicable law, not (i) hire any officer, or terminate the employment of any employee expected to continue with the acquired business lines following the closing, other than for “cause”, (ii) make any increase in the wages, salaries or compensation payable upon termination of employment by Trident, to any of the continuing employees or, if closing occurs after December 31, 2009, in the ordinary course of business consistent with past practices pursuant to NXP’s customary year-end employee review practices, (iii) allow, obligate or cause payment of any wages, salaries, benefits or other compensation, including any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement, other than as provided in offer letters from Trident to continuing employees, (iv) enter into, amend or terminate any employment or consulting agreement or arrangement with respect to the performance of personal services, other than pursuant to offer letters from Trident to continuing employees; (v) adopt or materially amend any benefit plans to be assumed by Trident, (vi) enter into any contract that obligates or purports to obligate Trident to make an offer of employment to any present or former employee or consultant of NXP, other than as provided in offer letters to continuing employees or (vii) promise or otherwise provide any assurances (contingent or otherwise) to any present or former employee or consultant of NXP or any of its subsidiaries of any terms or conditions of employment with Trident following the closing, other than as provided in offer letters from Trident to continuing employees;

•	not settle any claims, actions, arbitrations, disputes or other proceedings for an amount, in the aggregate, exceeding $1,000,000;

•	not make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

•	not make any material tax election;

•	use commercially reasonable efforts not to permit any event to occur that would result in any of the representations and warranties contained in the Share Exchange Agreement not being, except as specifically contemplated by the Share Exchange Agreement, true and correct in all material respects at and as of the time immediately after the occurrence of such event;

•	use commercially reasonable efforts to retain the services of the continuing employees;

•	comply, in all material respects, with all applicable laws;

•	not make any change to the charter documents of the Transferred Newcos, any entities to be acquired by Trident or any of their respective subsidiaries;

•	not agree, whether in writing or otherwise, to take any actions in contravention of the foregoing provisions; and

•	not transfer or license on an exclusive basis any intellectual property that is related to the acquired business lines by Trident and that would otherwise be licensed to Dutch Newco or any of its subsidiaries or branch companies under the License Agreement if such intellectual property were owned by NXP as of the closing date, unless it procures that a license (such license to take effect at and conditional upon the closing) in such intellectual property is granted to Dutch Newco group having the same scope and on the same terms in all material respects as the license that would have been granted to Dutch Newco group under the License Agreement if such intellectual property were owned by NXP as of the closing date.

Trident’s Conduct of the Acquired Business Lines Prior to the Closings

Under the Share Exchange Agreement, Trident has agreed that, except as set forth in its disclosure schedule to the Share Exchange Agreement or as consented to in writing by NXP (which consent will not be unreasonably withheld or delayed), it will, and will cause its subsidiaries to, operate only in the usual, regular and ordinary course of business consistent with past practices and to:

•	not merge or consolidate with any person or acquire assets from any person other than the acquisition of assets in the ordinary course of business consistent with past practice;

•	not set aside, declare or pay any dividend or other distribution with respect to the outstanding equity securities of Trident or authorize the issuance of any such equity securities (other than upon the exercise of currently outstanding options or restricted stock units), any security or right convertible into any such equity security or any options, warrants (other than in connection with warrants outstanding on the date of the Share Exchange Agreement), stock appreciation, profit participation or similar rights;

•	use commercially reasonable efforts to keep available the services of its present officers and employees;

•	use commercially reasonable efforts to preserve present relationships with persons having dealings with its business;

•	other than as contemplated by the provisions of the Share Exchange Agreement, not sell, lease, exclusively license, transfer or dispose of any assets other than in the ordinary course of business consistent with past practice;

•	not reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the forfeiture of unvested options, restricted stock units and restricted stock in accordance with the terms of applicable plans and award agreements);

•	not terminate or materially amend any material contract other than in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice, not enter into any contract that would have been a material contract had it been entered into prior to the date of the Share Exchange Agreement;

•	not settle any claims, actions, arbitrations, disputes or other proceedings for an amount, in the aggregate, exceeding $1,000,000, other than in the ordinary course of business consistent with past practice;

•	not make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

•	not make any material tax election;

•	use commercially reasonable efforts not to permit any event to occur that would result in any of the representations and warranties contained in the Share Exchange Agreement not being, except as specifically contemplated by the Share Exchange Agreement, true and correct in all material respects at and as of the time immediately after the occurrence of such event;

•	comply, in all material respects, with all applicable laws;

•	other than the Charter Amendment, not make any change to its charter documents or the charter documents of its subsidiaries; and

•	not agree, whether in writing or otherwise, to take any actions in contravention of the foregoing provisions.

Certain Other Covenants

Noncompetition and Nonsolicitation Agreement

Noncompetition Agreement

Under the Share Exchange Agreement, NXP has agreed that for three (3) years following the closing, no member of the NXP group of companies shall engage in, or acquire any equity or ownership interest in any person that is engaged in any business that is a restricted business, as defined below. Notwithstanding this restriction, NXP will not be deemed to be so engaged solely by reason of:

•	any passive investment in a person to the extent that such investment does not constitute ownership of more than five percent (5%) of the outstanding voting stock of such person, and no member of the NXP group is engaged in the management of, or sits on the board of directors or other governing body of, any such business; or

•	selling products, providing services or licensing intellectual property in the ordinary course of business to a business engaged in the restricted business.

These restrictions will not apply to the activities of business acquired by NXP after the closing date to the extent that:

•	less than twenty percent (20%) of the annual gross revenues of such acquired business is derived from a restricted business; (ii) the annual gross revenues of such business derived from a restricted business are less than $32.5 million; and (iii) no intellectual property of NXP or its subsidiaries is transferred or licensed to, or otherwise made available for use by, the acquired business in that restricted business; or

•	the portion of the acquired business engaged in the restricted business (i) is maintained separately from NXP; (ii) no intellectual property of NXP or its subsidiaries is transferred or licensed to, or otherwise made available for use by the acquired business in the restricted business; and (iii) the activities of that restricted business are terminated through a winding-down process that is completed no more than six months from the date on which such business is acquired.

Other than as described above, NXP and its subsidiaries are free to compete with Trident and its subsidiaries and to do business with any person or any current or prospective client, customer or supplier of such person.

•	The Share Exchange Agreement describes a restricted business as the research, development, marketing and sales activities related to any and all of the following:

•	integrated circuits and software that are specific for any analog, analog matrix or digital TV (including IPTV and media processors), PC video system or set-top box applications;

•	co-processor integrated circuits for any analog or digital TV, PC video system, set-top box, or TV accessory;

•	demodulator and video decoder integrated circuits for any digital TV, set-top box, or TV accessory; and

•	the integration of one or more of the integrated circuits and software described above into integrated circuits or SoCs, in each case where that circuit, integrated circuit, SoC or software is used to receive, process and/or transmit standard video signals, and all derivatives, extensions and successors.

The term “restricted business” does not include any activities conducted by NXP or its subsidiaries in connection with digital or analog tuners, demodulators with integrated tuners, and media interfaces.

Nonsolicitation Agreement

NXP has also agreed that neither it nor any of its subsidiaries will, during the three years following the closing, directly or indirectly, encourage, solicit, induce or attempt to induce any continuing employee, or any other employee of Trident or any of its subsidiaries, to terminate his or her employment or consulting relationship with Trident or any of Trident’s subsidiaries. Trident has also agreed that neither it nor any of its subsidiaries shall, during the three years following the closing, directly or indirectly, encourage, solicit, induce or attempt to induce any employee or consultant of NXP or any of its subsidiaries (other than any continuing employee joining Trident as part of the Transaction) to terminate his or her employment or consulting relationship with NXP or any of such subsidiaries; provided that the nonsolicitation agreed to by both parties shall not prohibit general solicitations for employment through advertisements or other means.

Pre-Closing Restructuring and Ancillary Agreements

NXP has agreed that at or prior to the closing it will complete all of the pre-closing restructuring activities necessary to effect the transactions contemplated by the Share Exchange Agreement, including the transactions required to carve out the acquired business lines and effect the transfers to the Transferred Newcos and the Direct Transfer Assets. NXP and Trident have also agreed to negotiate in good faith and use all reasonable efforts to agree on the definitive terms of the transition services agreements and other commercial agreements to be entered into upon the closing, including a manufacturing services agreement, and a research and development services agreement, as described under “Certain Additional Agreements Related to the Transaction — License Agreement and Other Transition Services Agreements” below, and all other ancillary agreements, certificates, schedules or exhibits.

Access to Information

Each of NXP and Trident has agreed to afford to the other party reasonable access to the books, records and employees of the acquired business lines, in the case of NXP, and to its books, records and employees, in the case of Trident, and provide such party with such information regarding the acquired business lines and the assets to be acquired, in the case of NXP, or its business, in the case of Trident, as such party may reasonably request. Any such access must not unduly interfere with normal business and operations, nor shall either party have access to any information that (i) based on advice of counsel, would create any potential liability under applicable laws, including antitrust laws, or would jeopardize any legal privilege, or (ii) in the reasonable judgment of such party, would result in the disclosure of trade secrets of third parties or violate any obligation with respect to confidentiality.

Advice of Changes

Each of NXP and Trident shall advise the other party of (i) any event occurring that would render any representation or warranty of such party untrue or inaccurate; (ii) any breach of any covenant or obligation under the Share Exchange Agreement by such party; (iii) receipt of any notice from any third party alleging that the consent of such party is or may be required in connection with the Transaction; (iv) any material claim, action, proceeding or governmental investigation commenced or threatened involving or affecting the acquired business lines or the Transaction, in the case of NXP, or the Transaction in the case of Trident, or (v) any effect, event or circumstance that would reasonably be expected to result in a material adverse effect on the acquired business lines, in the case of NXP, or Trident and its subsidiaries, in the case of Trident, or cause any of the conditions to the other party’s obligation to consummate the Transaction not to be satisfied.

Consents and Notices

NXP has agreed to obtain the consent of each landlord where such landlord’s consent is a condition to assignment or sublease of a lease agreement being transferred to Trident, and to effect the assignment of each such lease, provided that NXP shall not be required to pay any consideration in order to obtain such consents.

NXP and Trident have each agreed to use commercially reasonable efforts to obtain all third party consents that they have agreed to be conditions to closing the Transaction, provided that neither party shall be required to pay any consideration in order to obtain such consents other than de minimis consideration, fees and expenses required by either the terms of the relevant contract or the applicable governmental authority.

NXP has agreed to give all notices and information required to be given to employees of the acquired business lines, any collective bargaining unit representing any group of employees and any applicable governmental authority, after consulting with Trident prior to sending any material notices or other communications to employees, and provided that all communications to continuing employees of the acquired business lines shall be subject to Trident’s prior approval.

Other Covenants

The Share Exchange Agreement contains a number of mutual covenants by Trident and NXP, including, among others:

•	Trident and NXP agreed to promptly prepare and file this proxy statement. Both parties also agreed to use their reasonable best efforts to respond to SEC comments and have this proxy statement cleared by the SEC as promptly as reasonably practicable, and Trident and NXP agreed to use their reasonable best efforts to obtain all regulatory approvals required by applicable antitrust or other applicable laws in connection with the Transaction;

•	Trident has agreed to take all action necessary under applicable law to hold the Trident stockholders’ meeting;

•	subject to certain exceptions, Trident and NXP have agreed to consult with one another before issuing, and to use their reasonable best efforts to agree upon, any press release or otherwise making any other public statements about the Transaction;

•	Trident has agreed to apply to cause the shares of common stock to be issued to NXP to be approved for listing on NASDAQ and to obtain all necessary permits and qualifications, if any, or secure an exemption from, applicable securities laws; and

•	NXP has agreed to make certain patent filings contemplated by the License Agreement.

Tax Matters

The Share Exchange Agreement provides that NXP shall be responsible for filing all tax returns and paying all taxes for the acquired business lines, including taxes on the Transferred Newcos, any branches or subsidiaries thereof, for the period prior to and including the closing date, whether or not such payment is required to be paid before or after the closing date, and Trident shall be responsible for filing all tax returns and paying all taxes for the acquired business lines, including taxes on the Transferred Newcos, any branches or subsidiaries thereof, for the period beginning after the closing date, whether or not such payment is required to be paid before or after the closing date. All transfer taxes shall be paid by NXP when due, provided that Trident shall reimburse NXP for 50% of all transfer taxes not refundable or recoverable following the closing, up to a maximum reimbursement of $4.5 million.

Amendment and Waiver

Any term or provision of the Share Exchange Agreement may be amended, and the observance of any term may be waived, only by a writing signed by the party to be bound by the amendment or waiver.

CERTAIN ADDITIONAL AGREEMENTS RELATED TO THE TRANSACTION

Pursuant to the Share Exchange Agreement, Trident will issue to NXP (in addition to the common stock issued under the Share Exchange Agreement) four shares of Trident’s Series B Preferred Stock, having the rights, privileges and preferences set forth in the Certificate of Designation of the Series B Preferred Stock. In addition, at the closing under the Share Exchange Agreement, Trident and NXP will execute and deliver the Stockholder Agreement. The following discussion summarizes some of the material provisions of the Certificate of Designation, included with this proxy statement as Annex C, and the material provisions of the Stockholder Agreement, included with this proxy statement as Annex D. The rights and obligations of the parties to the Stockholder Agreement and of Trident and the holders of the Series B Preferred Stock under the Certificate of Designation are governed by the express terms and conditions of the Stockholder Agreement and the Certificate of Designation and not by this summary. This summary may not contain all of the information about the Stockholder Agreement and the Certificate of Designation that is of importance to you and is qualified in its entirety by reference to the complete text of the Stockholder Agreement and the Certificate of Designation. We encourage you to read the Stockholder Agreement and the Certificate of Designation carefully and in their its entirety for a more complete understanding of the Stockholder Agreement and the Certificate of Designation.

Certificate of Designation

Number of Shares.  The number of shares of Series B Preferred Stock is fixed at four, and may not be increased or reduced without the approval of both the Series B Directors and the At-Large Directors (as defined below) and the affirmative vote of a majority of the shares of Series B Preferred Stock, voting as a separate class to the exclusion of all other series or classes of Trident equity securities.

Liquidation Preference.  Each share of Series B Preferred Stock will have a liquidation preference of $1.00, which must be paid prior to any distribution to holders of our common stock upon any liquidation of Trident. The shares of Series B Preferred Stock have no right to participate in further distributions on liquidation after their liquidation preference of $1.00 per share has been paid.

Dividends.  The shares of Series B Preferred Stock have no right to receive dividends, or to participate in any dividends that we may pay with respect to our common stock.

Election of Series B Directors.  In this section of the proxy statement we refer to the members of the Trident Board nominated and elected by the holders of the Series B Preferred Stock as the “Series B Directors,” and to our other directors as the “At-Large Directors.”

For so long as the holders of the Series B Preferred Stock beneficially own (as described below) 11% or more of our common stock and are entitled to elect a director, the size of the Trident Board will be fixed at nine directors. The holders of the Series B Preferred Stock are entitled to elect a number of Series B Directors based on a formula relating to their aggregate beneficial ownership of our common stock:

•	so long as the holders of the Series B Preferred Stock beneficially own, in the aggregate, at least 40% of our outstanding common stock, the holders of the Series B Preferred Stock will be entitled to nominate and elect four Series B Directors;

•	so long as the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 40% but at least 30% of our outstanding common stock, the holders of the Series B Preferred Stock, will be entitled to nominate and elect three Series B Directors;

•	so long as the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 30% but at least 20% of our outstanding common stock, the holders of the Series B Preferred Stock, will be entitled to nominate and elect two Series B Directors;

•	so long as the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 20% but at least 11% of our outstanding common stock, the holders of the Series B Preferred Stock, will be entitled to nominate and elect one Series B Director; and

•	if the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 11% of our outstanding common stock, they will not be entitled to elect any Series B Director. In this case, the shares of Series B Preferred Stock will be subject to redemption as provided below.

The number of Series B Directors will be irrevocably reduced if the aggregate amount of our common stock beneficially owned by the holders of the Series B Preferred Stock is less than the applicable threshold set forth above for a period of thirty (30) consecutive days. Any such reduction will be permanent, and the holders of the Series B Preferred Stock will not be entitled to elect additional Series B Directors if their aggregate beneficial ownership of our common stock subsequently increases to exceed one of the thresholds set forth above. If the number of Series B Directors is reduced, the holders of the Series B Preferred Stock must cause any excess Series B Directors to resign and must remove the appropriate number of excess Series B Directors if the resignations are not obtained. If any excess Series B Directors do not resign and are not removed within thirty (30) days after such resignation or removal was required, a majority of the At-Large Directors may remove any excess Series B Directors.

In calculating the amount of common stock beneficially owned by the holders of the Series B Preferred Stock, the ownership of the holders will be reduced (but never increased) to take account of net number of shares for which economic ownership has been effectively disposed of by means of certain short sales, forward sales, hedges, put contracts and other derivative transactions.

No person other than the holders of the Series B Preferred Stock will be entitled to nominate a Series B Director.

Classification of Series B Directors.  As of the closing, one Series B Director shall have a term expiring at our annual meeting in 2010, one Series B Director shall have a term expiring at our annual meeting in 2011, and two Series B Directors shall have terms expiring at our annual meeting in 2012. See “Certain Additional Agreements Related to the Transaction — Stockholder Agreement.”

Removal and Replacement of Series B Directors.  Any Series B Director may be removed at any time by the holders of the Series B Preferred Stock. Except as provided above with respect to excess Series B Directors following a reduction in the number of authorized Series B Directors, only the holders of the Series B Preferred Stock shall have the right to remove Series B Directors. The holders of the Series B Preferred Stock have the sole right to fill vacancies caused by the death, resignation, retirement, disqualification or removal of a Series B Director, other than vacancies arising from a reduction in the number of authorized Series B Directors. Any vacancies arising from a reduction in the authorized number of Series B Directors shall be filled by the Trident Board upon the recommendation of the Nominating and Corporate Governance Committee. Any director so appointed by the Trident Board will stand for re-election at the next annual meeting of stockholders following such appointment, and if elected shall serve for the balance of the term for which he or she was appointed.

At-Large Directors.  So long as the holders of the Series B Preferred Stock are entitled to elect a Series B Director, one member of the Trident Board shall be Trident’s Chief Executive Officer (unless all other directors agree to the contrary, in which case the Nominating and Corporate Governance Committee shall nominate for the seat that would otherwise be filled by the Chief Executive Officer and submit to the holders of our common stock for election an independent candidate mutually agreed upon by Series B Directors and the At-Large Directors). All other members of the Trident Board shall be nominated by the Trident Board’s Nominating and Corporate Governance Committee and elected by the holders of our common stock. In any such election, NXP must vote its shares of common stock as required by the Stockholder Agreement.

Qualifications for Directors.  At all times a majority of the Trident Board must consist of independent directors. No person may serve as a director who during the past five years has been convicted in a criminal proceeding or a party to a civil proceeding brought by a governmental authority in which such person has been finally determined to have committed a violation of federal, state or foreign law (in each case, (excluding traffic violations or other misdemeanors not involving moral turpitude or deliberate dishonesty). At least two of the Series B Directors shall have substantial operating or industry experience, and no more than two of the Series B Directors may be persons who are not independent directors. The holders of the Series B Preferred Stock shall consult with the Nominating and Corporate Governance Committee (which may delegate such consultation to the committee chairperson and/or the Chief Executive Officer of Trident) regarding the names, backgrounds and qualifications of the persons to be nominated and elected as Series B Directors after considering Trident’s corporate governance guidelines. However, the Nominating and Corporate Governance Committee has no right or duty to approve or disapprove any proposed Series B Director who meets the requirements described above.

Other Voting Rights.  The approval of the holders of a majority of the Series B Preferred Stock, voting as a separate class, is required for the adoption or approval of any amendment, alteration or repeal of any provision of the Certificate of Designation or our Certificate of Incorporation (whether by merger, consolidation, amendment or otherwise) that would adversely affect the powers, designations, preferences or other special rights of the Series B Preferred Stock, other than a merger, consolidation or other business combination with a person that is not an affiliate of Trident or the holders of the Series B Preferred Stock that would constitute a change of control of Trident. The Series B Preferred Stock has no other voting rights.

Redemption.  If at any time the holders of the Series B Preferred Stock beneficially own, in the aggregate, less than 11% of our outstanding common stock, then we will have the right to redeem the Series B Preferred Stock at the redemption price of $1.00 per share. Upon any redemption, the Series B Stock will be retired and may not be reissued, and the Series B Stock will not longer have any of the rights and preferences provided in the Certificate of Designation.

Stockholder Agreement

The Stockholder Agreement contains the following covenants and agreements of Trident and NXP, as the sole holder of the Series B Preferred Stock and the investor under the Stockholder Agreement:

Board Representation.  For so long as the holders of the Series B Preferred Stock beneficially own (as described below) 11% or more of the common stock and are entitled to elect a director, the size of the Trident Board will be fixed at nine directors, and the holders of the Series B Preferred Stock will have the right to elect Series B Directors as provided in the Certificate of Designation. One director shall be our Chief Executive Officer (unless all other directors otherwise agree, as provided in the Certificate of Designation), and the remaining At-Large Directors will be recommended by the Nominating and Corporate Governance Committee, nominated by the Trident Board and elected by the holders of our common stock. As of the closing, one Series B Director shall have a term expiring at our annual meeting in 2010, one Series B Director shall have a term expiring at our annual meeting in 2011, and two Series B Directors shall have terms expiring at our annual meeting in 2012; our Chief Executive Officer shall be a director with a term expiring at the 2010 annual meeting; and of the other At-Large Directors one shall have a term expiring at our annual meeting in 2010, two shall have terms expiring at our annual meeting in 2011, and one shall have a term expiring at our annual meeting in 2012.

Other Provisions Regarding Directors.  The Stockholder Agreement contains provisions regarding the resignation, removal and replacement of excess Series B Directors (following a reduction in the percentage of our outstanding common stock beneficially owned by the holders of the Series B Preferred Stock), provisions on disqualification to serve as a director, and provisions regarding the experience and background of proposed Series B Directors, consistent with the Certificate of Designation. The Stockholder Agreement also requires that at least two of the At-Large Directors other than the Chief Executive Officer have substantial industry or operating experience, and that no more than one At-Large Director (in addition to the Chief Executive Officer) be a person who is not an independent director.

Board Committees.  For so long as there is at least one Series B Director, the Trident Board must maintain an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will be composed of three directors, all of whom must be independent and one of whom must be a Series B Director. The Series B Directors who are members of the Audit Committee and the Compensation Committee may not be employees of NXP or any of its affiliates. The membership of each other committee of the Trident Board, including the Strategy Committee, must include a number of Series B Directors proportionate to the representation of the Series B Directors on the Trident Board as a whole (rounded to the nearest whole number). The Series B Directors on any committee shall be selected by the Series B Directors, and the other members of any committee shall be recommended by the Nominating and Corporate Governance Committee and approved by the Trident Board.

Related Party Transactions.  Except for (i) routine commercial transactions entered into on an arm’s length basis in the ordinary course of business, (ii) contracts or arrangement involving expenditures, revenues or the incurrence of liabilities not in excess of an amount to be agreed between the parties, and (iii) the transactions contemplated by the Share Exchange Agreement, our entry into, termination or variation of any contract or arrangement with any related party (including any director or officer, any spouse or child of a director or officer, NXP, any other holder of the Series B Preferred Stock, any other person that together with its affiliates beneficially owns more than 10% of our outstanding voting stock, and any affiliates of any of the foregoing persons) must be approved by the affirmative vote of a majority of the disinterested directors.

Voting of Shares.  For so long as NXP and its affiliates continue to own at least 11% of our outstanding common stock, NXP and its affiliates have agreed to vote their shares of our common stock as follows:

•	at their discretion with respect to any proposed change of control, subject to compliance with the provisions described below relating to voting for directors, and subject to compliance with the standstill provisions described below (provided, that after the fourth anniversary of the closing they may vote their shares, subject to compliance with the standstill provisions described below but without regard to the provisions described below relating to the election of directors or actions inconsistent with the Stockholder Agreement, in favor of any proposal to replace directors made by an unaffiliated third party in connection with a change of control transaction proposed by such third party);

•	at their discretion, with respect to any proposed amendment or restatement of our Certificate of Incorporation or bylaws that would be in any way adverse to NXP or its affiliates;

•	in favor of any matter required to effectuate any provision of the Stockholder Agreement, and against any matter inconsistent with any provision of the Stockholder Agreement;

•	with respect to the election, removal, replacement or reclassification of directors (other than Series B Directors) either vote all of their shares in accordance with the recommendation of the Trident Board approved by a majority of the At-Large Directors, or vote all of their shares in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the vote cast by all other holders of our voting stock; and

•	on all other matters, at their discretion, with respect to a number of shares equal to 30% of our outstanding common stock, and with respect to shares in excess of such amount, either vote all of such excess shares in accordance with the recommendation of the Trident Board approved by a majority of the At-Large Directors, or vote all of such excess shares in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the vote cast by all other holders of our voting stock.

At all meetings of stockholders and in connection with any action by written consent, if applicable, NXP and its affiliates will cause all shares of common stock beneficially owned by them to be present in person or by proxy and be counted for purposes of establishing the presence of a quorum.

Information Rights.  We have agreed to deliver to NXP, for so long as NXP and its affiliates continue to own at least 11% of our outstanding common stock:

•	unaudited consolidated financial statements within fifteen (15) business days after the end of each fiscal year, audited consolidated financial statements (prepared in accordance with generally accepted accounting principles in the United States) within twenty five (25) business days after the end of each fiscal year, and consolidated financial statements prepared in accordance with international financial reporting standards (“IFRS”) within seventy (70) business days after the end of each fiscal year;

•	unaudited quarterly consolidated financial statements (prepared in accordance with generally accepted accounting principles in the United States) within ten business days after the end of each quarter, and, promptly after it becomes available, (i) quarterly information required to permit NXP to prepare its IFRS reconciliation for net income and shareholders equity, (ii) a management discussion and analysis, including an analysis of revenue, (iii) a rolling forecast in relation to the current quarter as presented to the Trident Board, and (iv) financial information on related party matters;

•	monthly information on net income, net assets and equity within ten business days after the end of each month (and if such information is not previously delivered, estimates of these amounts within seven business days after the end of each month);

•	a draft business plan for the subsequent three-year period no later than two business days after its approval by the Trident Board;

•	copies of all reports, certificates and other information delivered to our lenders or creditors in respect of any material indebtedness; and

•	any other financial information, reports and workpapers in our possession or under our control that NXP reasonably requires to comply with reporting, disclosure, filing or other requirements imposed by any governmental authority (including under the Sarbanes-Oxley Act of 2002, as amended), by IFRS, by the covenants in any financing arrangement to which NXP is a party, or by the rules or regulations of any self-regulatory organization.

NXP is entitled to discuss our business, affairs, financial condition, results of operations and prospects (other than confidential compensation information) with any Series B Director, subject to the confidentiality obligations described below and to our right to prohibit disclosure of information if the Trident Board determines in good faith that withholding information is required in order to preserve attorney-client privilege, comply with any applicable contract or agreement, or prevent dissemination of competitively sensitive information regarding competitive or potentially competitive products, services or other activities or other matters where the Trident Board has determined in good faith that we and NXP have a material conflict of interest based on a reasonable expectation that disclosure of such information may be harmful to us.

Confidentiality.  NXP has agreed to maintain the confidentiality of all non-public information that we provide to them (including any non-public information obtained by a Series B Director in the course of his or her service as a director), not to disclose any such information other than to its employees, officers, directors, affiliates and agents who need to know such information for purposes of monitoring or taking other action with respect to NXP’s investment in our shares, and not to use any such information for any purpose other than monitoring or taking other action with respect to NXP’s investment in our shares. NXP has agreed to cause each of its representatives to abide by NXP’s agreements regarding confidentiality. NXP’s confidentiality obligation is subject to exceptions relating to information that becomes generally available to the public without fault of NXP, was independently acquired by NXP prior to our disclosure to them, was independently developed by NXP without use of our confidential information, or becomes available to NXP on a non-confidential basis from other sources, or is required to be disclosed by applicable law or judicial order.

Major Transactions.  For so long as NXP and its affiliates continue to own at least 11% of our outstanding common stock, the approval of any of the following matters shall require an affirmative vote of at least two-thirds (2/3) of the directors present (in person or by telephone or video conference) and voting for or against approval of any such matter at any meeting at of which proper notice is provided to the Trident Board in accordance with the our bylaws (or is waived by all directors) and such matter is considered:

•	any amendment to our Certificate of Incorporation, bylaws or any other organizational documents;

•	any merger, business combination, consolidation, corporate reorganization or any transaction constituting a change of control;

•	any sale, transfer or other disposition (including by way of issuance of equity securities of subsidiary) in an amount in excess of $50 million;

•	any acquisition, capital expenditure, or investment (or any commitment in respect thereof or any series of related acquisitions, expenditures, investments or commitments) of the assets or securities of any other entity in an amount in excess of $50 million;

•	any liquidation, dissolution or winding up, or the commencement of or consent to any bankruptcy proceedings, or filing a petition or answer or consent seeking or consenting to reorganization under any bankruptcy or insolvency law, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency, or making an assignment for the benefit of creditors, or admitting inability to pay debts generally as they become, in each case, by or with respect to us or any of our subsidiaries;

•	the removal or termination of employment of our Chief Executive Officer or the selection of a replacement of our Chief Executive Officer;

•	any transactions with NXP or any of its affiliates that involve more than $1 million or that are otherwise material to Trident;

•	any authorization or approval of any amendment to or waiver under the Stockholder Agreement;

•	any payment or declaration of dividends on our capital stock, special or otherwise;

•	any repurchase by us of any of our equity securities in an amount exceeding $5 million in any twelve (12)-month period;

•	any equity or debt financing in an amount in excess of $50 million; or

•	any other matters requiring stockholder approval under the listing rules of the NASDAQ Stock Market or any other exchange on which the common stock is listed.

Transfer of Common Stock.  Prior to the second anniversary of the closing, or the Lock-up Period, NXP may not transfer any of our common stock other than (i) pursuant to a tender offer, exchange offer, merger, sale of Trident, reclassification, reorganization, recapitalization or other transaction that has been approved or recommended by a majority of the independent At-Large Directors, (ii) as a pledge pursuant to a bona fide financing transaction; or (iii) to a subsidiary of NXP or an identified private equity investor in NXP that we have not identified to NXP as a competitor and which agrees in writing to be bound by the all of the obligations of NXP under the Stockholder Agreement.

As an exception to these restrictions, during the Lock-up Period NXP may transfer up to 15% of our outstanding voting stock if and to the extent that NXP determines that NXP would otherwise be required to consolidate our financial results in NXP’s consolidated financial statements prepared under IFRS or US generally accepted accounting principles. Any such transfer must comply with the general restrictions on transfer that apply after the expiration of the Lock-up Period (as described below). We have no obligation to register any share in order to permit such transfer, and the transferee must agree in writing to be bound by and comply with the transfer restrictions in the Stockholder Agreement and agree in writing to be bound by and comply with the voting provisions and the standstill provisions of the Stockholder Agreement for the balance of the Lock-up Period (provided that the “Standstill Limit” for such transferee will be the percentage of our outstanding voting stock subject to the transfer). Any transferee under this exception will have no information rights, Additional Purchase Rights or Demand Registration Rights (as described below) under the Stockholder Agreement, but will be entitled to participate in piggyback registrations (if any).

After the Lock-up Period, unless otherwise approved by a majority of the At-Large Directors (which approval shall not be unreasonably withheld or delayed), NXP may not, and may not permit any of its affiliates to, transfer any common stock other than any transfer:

•	that would have been permitted during the Lock-up Period without regard to the exception relating to consolidation, (i) pursuant to a tender offer, exchange offer, merger, sale of Trident, reclassification, reorganization, recapitalization or other transaction that has been approved or recommended by a majority of the independent At-Large Directors, (ii) as a pledge pursuant to a bona fide financing transaction; or (iii) to a subsidiary of NXP or an identified private equity investor in NXP that we have not identified to NXP as a competitor and which agrees in writing to be bound by the all of the obligations of NXP under the Stockholder Agreement;

•	pursuant to and in compliance with the restrictions of Rule 144 under the Securities Act applicable to sales by affiliates of an issuer; provided that NXP may not knowingly transfer any common stock to any person that, after consummation of the transfer, would beneficially own more than 15% (or, if the transferee is an “Ineligible Transferee,” more than 5%) of our outstanding voting stock;

•	pursuant to a firm commitment underwritten distribution to the public, registered under the Securities Act, if NXP instructs the underwriters to (i) use their reasonable best efforts to effect as wide a distribution as practicable of the common stock included in the distribution, consistent with best execution standards and (ii) not knowingly sell common stock to any person that, after consummation of the transfer, would beneficially own more than 15% (or, if the transferee is an “Ineligible Transferee,” more than 5%) of our outstanding voting stock;

•	pursuant to a distribution registered under the Securities Act (other than as provided in the preceding bullet), in an amount not exceeding, on any trading day, 25% of the average daily trading volume as in effect on such trading day; provided that NXP may not knowingly transfer any common stock to any person that, after consummation of the transfer, would beneficially own more than 15% (or, if the transferee is an “Ineligible Transferee,” more than 5%) of our outstanding voting stock; or

•	to any person that after consummation of such transfer would beneficially own less than 15% (or, if the transferee is an “Ineligible Transferee,” less than 5%), of our outstanding voting stock.

An “Ineligible Transferee” is (i) any person (other than a private equity investor) that conducts business in the same industry as that in which we conduct business (or in an industry functionally related to the industry in which we conduct business), (ii) any person (other than a private equity investor) that develops, manufactures, licenses or sells products, services or technology that are of relevance to, or are reasonably likely in the future to be of relevance with respect to, a strategic transaction involving the purchase of our equity securities, or (iii) any person that has, within the five year period immediately preceding the date of a proposed transfer made or been a “participant” in any “solicitation” of “proxies” (as such terms are used in Regulations 14A or 14C under the Exchange Act) for an issuer’s equity securities in connection with a proposed change of control or a proposal for the election or replacement of directors not approved (at the time of the first such proposal) by the board of directors of such issuer, or commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of an issuer that was not approved (at the time of commencement) by the board of directors of such issuer in a Schedule 14D-9 filed under such Regulation 14D, or publicly indicated an intention or expectation to do any of the foregoing.

Any transferee under the second through fourth bullets above (other than NXP, as affiliate of NXP or a member of any “group” of which NXP is a member) will acquire the transferred shares of our common stock free of the restrictions contained in the Stockholder Agreement, and will have no rights under the Stockholder Agreement. These transfer restrictions terminate on the earlier of (i) the second anniversary of the date on which NXP and its affiliates own less than 11% of our common stock and (ii) such time as NXP and its affiliates own less than 5% of our common stock.

Transfer of Series B Preferred Stock.  NXP may not transfer any shares of Series B Preferred Stock, except to a subsidiary of NXP or an identified private equity fund investor in NXP that we have not identified to NXP as a competitor and that acquires 20% or more of the common stock held by NXP. Upon any permitted transfer, the transferee will be entitled to the rights, and subject to the obligations and restrictions, of NXP under the Stockholder Agreement. The transfer restrictions on the Series B Preferred Stock will continue until the earlier of (i) the second anniversary of the date on which NXP and its affiliates own less than 11% of our common stock and (ii) such time as NXP and its affiliates own less than 5% of our common stock. The Series B Preferred Stock will be redeemable at or prior to the time of any such termination, and we expect that we will have redeemed the Series B Preferred Stock before the transfer restrictions terminate.

Additional Purchase Rights.  For so long as NXP and its affiliates continue to own at least 11% of our outstanding common stock, NXP will have the right to purchase up to its pro rata share (based on its percentage ownership of our common stock on a fully diluted basis) of any firm commitment underwritten public offering of our common stock, or any other offering of our common stock that we make primarily for financing purposes (subject to the standstill provisions described below), on the same terms and conditions as other purchasers in the relevant offering. This right will terminate if we are subject to a change of control.

Standstill Agreement.  For a period of six years from the closing (the “Standstill Period”), or until the first anniversary of the date on which NXP and its affiliates no longer own 11% or more of our outstanding common stock, whichever is earlier, without the prior consent of a majority of the independent At-Large Directors, NXP and its affiliates may not (and may not act in concert with any other person to, directly or indirectly):

•	acquire or agree to acquire (whether by purchase, tender or exchange offer, through acquisition of control of another person, by joining a 13D group, through the use of a derivative instrument or voting agreement, or otherwise), beneficial ownership of any of our equity securities, or any economic right or voting right to or regarding any of our equity securities, or authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire our equity securities, in each case, if the effect of such acquisition would be that the common stock beneficially owned in the aggregate by NXP and its affiliates (including, without limitation, any 13D Group of which NXP or any of its affiliates is a member), or with respect to which NXP, its affiliates or any such 13D Group would have economic rights or voting rights, would exceed, in the aggregate, the Standstill Limit described below;

•	make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules and regulations of the SEC) with respect to any of our voting stock, or seek to advise or influence any person (other than NXP and its affiliates) with respect to the voting of any of our voting stock (other than in accordance with and consistent with the recommendation of the Trident Board);

•	deposit any shares of our voting stock or any shares of Series B Preferred Stock in a voting trust or, subject any of our voting stock or Series B Preferred Stock to any arrangement or agreement with any person (other than between NXP and any permitted transferee of the Series B Preferred Stock) with respect to the voting of any of our shares;

•	join a 13D Group (other than a group comprising solely of NXP and the permitted transferees of the Series B Preferred Stock) or other group, or otherwise act in concert with any third person for the purpose of acquiring, holding, voting or disposing of any of our shares;

•	effect or seek, offer or propose (whether publicly or otherwise) to effect any change of control or any acquisition of our equity securities in excess of the Standstill Limit;

•	otherwise act, alone or in concert with others, to effect or seek, offer or propose (whether publicly or otherwise) to effect control of our management, the Trident Board or our policies; or

•	otherwise take any action that would or could reasonably be expected to compel us to make a public announcement (including any disclosure required to be made in any SEC filing under the rules and regulations of the SEC) regarding any of the matters described above.

The “Standstill Limit” is a number of shares equal to the “Investor Maximum Ownership Percentage” of our outstanding common stock. The “Investor Maximum Ownership Percentage” shall initially be 60%. Thereafter, upon the disposition by NXP or its affiliates of any common stock or our other equity securities to any person other than a permitted transferee of the Series B Preferred Stock, the Investor Maximum Ownership Percentage shall be equal to lesser of the Investor Maximum Ownership Percentage prior to the transfer, or the reduced percentage of our outstanding voting stock beneficially owned by NXP and its affiliates immediately following such disposition. Once reduced, the Standstill Limit shall never be increased following any subsequent disposition or acquisition of common stock or other event or transaction. The Investor Maximum Ownership Percentage shall never exceed 60%. The Investor Maximum Ownership Percentage will not be adjusted other than following dispositions of our equity securities by NXP or its affiliates to persons other than NXP and the permitted transferees of the Series B Preferred Stock; provided, that if (i) NXP is offered the opportunity to purchase our equity securities in any offering pursuant to the Additional Purchase Right described above and does not elect to purchase its full pro rata share in such offering, and (ii) within one year after the closing of such offering NXP has not purchased additional shares of our common stock equal to the difference between NXP’s pro rata share of such offering and the number of shares of our common stock actually purchased by NXP in connection with such offering, then the Investor Maximum Ownership Percentage shall be reduced as if NXP had purchased its full pro rata share in such offering and had thereafter sold a number of shares of common stock equal to the amount (if any) by which such its pro rata share exceeds the sum of (x) the number of share of common stock actually purchased by NXP in connection with such offering and (y) the number of shares of common stock actually purchased by NXP during the one-year period immediately following the closing of such offering.

If during the Standstill Period NXP (as a result of dilution due to future share issuances or its election not to purchase its pro rata share in an offer) to purchase shares of our common stock (up to the Standstill Limit) in compliance with the restrictions described above, then unless the Trident Board otherwise approves such purchases shall be made in full compliance with all applicable securities laws, but shall not be made by means of any tender offer.

The restrictions described above shall not (i) apply with respect to the election of the Series B Directors by NXP and the permitted holders of the Series B Preferred Stock in accordance with the Certificate of Designation, (ii) in any way limit the ability of any Series B Director to vote on matters, make non-public statements to officers, employees, agents, management or other directors or to take any action or make any statement at any meeting of the Trident Board or any committee or subcommittee thereof in his or her capacity as a director, (iii) apply to or restrict any non-public discussions or other non-public communications between or among directors, members, officers, employees or agents of NXP or any permitted transferee of the Series B Preferred Stock, or (iv) restrict any disclosure or statements required to be made by any Series B Director or NXP under applicable law.

The restrictions described above shall terminate if, at any time during the Standstill Period, (i) we publicly announce our entry into a definitive agreement, the consummation of which would result in a change of control, and such agreement has not been approved by a majority of the Series B Directors, (ii) we waive the terms of our Rights Agreement to permit any person (other than NXP or any 13D Group of which NXP is a member) to effect a change of control or otherwise acquire more than 15% of our outstanding common stock, and such transaction has not been approved by a majority of the Series B Directors, or (iii) any person (other than NXP or its affiliates or any 13D Group of which NXP or any affiliate of NXP is a member) shall have commenced a bona fide public tender or exchange offer which if consummated would result in a change of control, unless the Trident Board recommends against such tender or exchange offer within ten business days after the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) thereof and thereafter continues to oppose such tender or exchange offer. If these restrictions shall have terminated as provided in this paragraph, any definitive agreement, transaction or tender or exchange offer, as the case may be, described above shall have been terminated or abandoned prior to consummation thereof, and any alternative offer or proposal by NXP in response to any such agreement, transaction, tender offer or exchange offer shall also have been abandoned or withdrawn prior to consummation thereof, then the restrictions described above shall be reinstated.

If during the Standstill Period the Trident Board elects to commence a process intended to lead to a proposal with respect to a change of control (whether in response to a proposal from a third party or otherwise), we must notify NXP of the Trident Board’ election and permit NXP to participate in such process as a potential bidder, if NXP so elects, on the same terms and conditions as third party participants. As a condition to NXP’s participation in such process, the Trident Board may require that NXP agree in writing that if such process results in the Trident Board’ approval of a change of control transaction with a person other than NXP that is superior, in the judgment of the Trident Board, to any bona fide written proposal from NXP, then NXP will consent to such transaction, will raise no objection to the consummation thereof, and will tender shares of our equity securities beneficially owned by it, as applicable, upon the consummation of such transaction. If any such transaction requires the approval of our stockholders, NXP agrees, if the matter is brought to a vote at a stockholder meeting, that NXP will be present, in person or by proxy, as a holder of our voting stock, at all such meetings and be counted for determining the presence of a quorum at such meetings and will vote for the approval of any such transaction approved and recommended by the Trident Board. So long as the Trident Board continues to recommend such transaction, NXP agrees to vote and to use reasonable efforts to cause its affiliates, as the case may be, to vote all shares of our voting stock beneficially owned by NXP and its affiliates in favor of such transaction and in opposition to any and all other proposals that are intended, or could reasonably be expected to delay, prevent, impair, interfere with, postpone or adversely affect our ability of to consummate the proposals that are approved and recommended by the Trident Board.

Following the expiration of the Standstill Period, if NXP and its affiliates desire to acquire beneficial ownership of our equity securities that would cause the aggregate beneficial ownership of NXP and its affiliates to exceed (a) 70% of our outstanding common stock (if prior to such proposed acquisition the beneficial ownership of

NXP and its affiliates is at least 40% of our outstanding common stock), or (b) 50% of our outstanding common stock (if prior to such proposed acquisition the beneficial ownership of NXP and its affiliates is less than 40% of our outstanding common stock), such acquisition may be made only pursuant to a tender offer, exchange offer, merger or other business combination involving the offer to acquire 100% of the common stock not owned by NXP and its affiliates which in the case of any such transaction to be effected by means of a tender or exchange offer, includes a commitment by NXP or such affiliate to promptly consummate a merger (which may be a short-form merger) to acquire any remaining shares of common stock at the same price.

Registration Rights.  After the second anniversary of the closing, NXP and the permitted transferees of the Series B Preferred Stock holding at least 25% of the common stock held by all such persons in the aggregate may request that we effect a registration for a public offering in the United States of all or any portion of their common stock; provided that the securities to be included in such registration shall (a) have a market value on the date such request for registration is received of at least $25 million based on the closing price of the common stock on the trading day immediately preceding the day on which such request is delivered, or (b) represent at least 6% of the total shares of common stock then outstanding, or (c) represent all of the common stock then held by such persons. We refer to the registrations requested as described above as “Demand Registrations.” Promptly after receipt of any such request for a Demand Registration we are required to give written notice of such requested registration to all other persons that may be entitled to have securities included in the registration. Thereafter, we must (i) use our reasonable best efforts to effect the registration and the sale of such securities in accordance with the intended method of disposition, (ii) prepare the required registration statement including all exhibits and financial statements required under the Securities Act and file such registration statement as soon as practicable (subject to our right to delay registration as described below) and (iii) use our reasonable best efforts to cause such registration statement to become effective and to remain effective until the earlier of eighteen (18) months (in the case of a shelf Demand Registration Statement) or sixty (60) days (in the case of any other Demand Registration Statement) from the effective time of such Registration Statement or such earlier time as the securities covered by such Registration Statement have been sold in accordance with the intended method of distribution.

We are not be obligated to effect more than two (2) Demand Registrations in any period of fifteen (15) months, or to effect any Demand Registration within one hundred thirty-five (135) days after the effective date of a previous Demand Registration or a previous registration in which the holders of registrable securities were given piggyback registration rights as described below (and in which the number of shares requested to be included in such piggyback registration were not reduced by more than 50%) or to have more than one (1) “shelf” Registration Statement pursuant to Rule 415 effective under the Securities Act at any time (other than shelf registrations filed pursuant to Rule 429 under the Securities Act).

If the majority of the At-Large Directors determines in good faith that the filing or effectiveness of any requested Demand Registration (i) would be reasonably likely to interfere with any pending or contemplated acquisition, divestiture, financing, registered primary offering or other transaction, or (ii) would require disclosure of facts or circumstances and which we would not otherwise be required to then disclose, which disclosure would, in the good faith judgment of the Trident Board, be disadvantageous to us, or (iii) would otherwise be materially detrimental to us, then we may delay (or if necessary or advisable withdraw) the filing, or delay the effectiveness, of any requested Demand Registration (or offers and sales of securities registered under a shelf Demand Registration) for a period of up to one hundred twenty (120) days so long as the basis for such delay continues, so long as we do not delay requested registrations for an aggregate period of more than one hundred eighty (180) days in any twelve (12)-month period.

Following the second anniversary of the closing, whenever we propose to register any of our securities (other than pursuant to a Demand Registration or any registration effected pursuant to Form S 4, S 8 or any successor forms and other than a registration relating solely to the sale of securities to participants in an incentive plan, a registration relating to a reorganization or other transaction under Rule 145 of the Securities Act, or a registration on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of securities by NXP or its affiliates) and the registration form to be used may be used for the registration of securities held by NXP or its affiliates, called a piggyback registration, we must notify NXP and any persons having the right to include shares in such a registration of our intention to effect such a registration at least twenty (20) days prior to the proposed filing, and include in such registration all common stock with respect to which we have received written requests for inclusion within ten days after the receipt of our notice.

If a piggyback registration is an primary underwritten registration on our behalf, and the managing underwriters advise us in writing that they have determined in good faith that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, then we shall include, in such registration (i) first, the securities we proposes to for our own account, (ii) second, securities requested to be included in such registration by NXP and other persons who have the right to have their securities included, pro rata among such persons on the basis of the number of shares requested to be included in such registration by each such holder and (iii) third, at our discretion, other securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder.

If a piggyback registration is a secondary underwritten registration on behalf of holders of the our securities who have the contractual right to initiate such a registration (including pursuant to a Demand Registration), and the managing underwriters advise us in writing that they have determined in good faith that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, we will include in such registration, (i) first, the securities requested to be included therein by the holders initially requesting such registration, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder, and (ii) second, any other securities held by persons who have requested to be included therein and who have the right to have their securities included, pro rata among the respective holders thereof on the basis of the number of shares owned by each such holder.

We will bear all expenses in connection with any Demand Registration or piggyback registration, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of our counsel and all independent certified public accountants, underwriters (excluding discounts and commissions and taxes imposed with respect to securities on the sale and transfer thereof). The sellers of any securities included in a Demand Registration or piggyback registration will bear all underwriting discounts, commissions and taxes attributable to the sale of such securities and all fees of counsel to any such sellers.

License Agreement and Other Transition Services Agreements

The parties have also agreed to enter into an Intellectual Property Transfer and License Agreement, or “License Agreement”, at closing, under which NXP will transfer to Dutch Newco (which entity will be acquired by TMFE) certain patents, software and technology including those exclusively related to the acquired business lines and NXP will grant a license to Dutch Newco to certain patents, software and technology used in other parts of NXP’s business. In addition, Dutch Newco will grant a license back to NXP to certain of the patents, software and technology that will be transferred to Dutch Newco.

The parties also expect to negotiate and enter into various transition services agreements and other commercial agreements to be entered into upon the closing, including a manufacturing services agreement, and a research and development services agreement, the preliminary terms of which have been agreed. Pursuant to these agreements, NXP will provide certain transition services related to order fulfillment and delivery, accounting services, human resources management; pensions; office and infrastructure; sales and marketing support; supply chain management (including logistics and warehousing); quality control; financial administration; ICT hardware and ICT software and infrastructure; general IT services; and telecommunications. It is anticipated that such services may be provided over varying periods of time up to eighteen (18) months. In addition, the parties expect to agree to a manufacturing services agreement, pursuant to which Trident will agree to purchase certain products and services relating thereto from NXP, and a research and development services agreement relating to future development of the products to be acquired from NXP.

BOARD AND MANAGEMENT OF TRIDENT FOLLOWING THE CLOSING

This section describes the material board and management arrangements that will apply to Trident upon the closing.

Board of Directors

After the closing, the Trident Board will consist of nine (9) directors. The Trident Board will initially include four NXP designees, four existing Trident directors, and our Chief Executive Officer. The NXP designees will be designated pursuant to the terms of the Certificate of Designation and the Stockholder Agreement, in accordance with NXP’s rights as holder of the Series B Preferred Stock.

We currently anticipate that the composition of the initial Trident Board following the closing will be as set forth below:

			Director
Name	Principal Occupation	Age	Since

Class I Directors:
NXP designee
NXP designee
Raymond K. Ostby	Director	62	2006
Class II Directors:
NXP designee
J. Carl Hsu	Director	67	2008
Brian R. Bachman	Director	64	2007
Class III Directors:
NXP designee
Sylvia Summers Couder	President and Chief Executive Officer	56	2007
David H. Courtney	Chairman of the Board	50	2008

Biographical information concerning Messrs. Ostby, Hsu, Bachman and Courtney, and Ms. Summers, is set forth below on page 155 under the Section entitled “Information About the Trident Board of Directors.” The biographical information for the directors to be designated by NXP will be provided upon such directors’ election in accordance with Item 5.02 of Form 8-K.

Resignation, Removal, Vacancies

We are not amending the terms of our Certificate of Incorporation, other than to file the Certificate of Designation creating the Series B Preferred Stock, and other than to seek the approval to increase the number of authorized shares of common stock available for issuance as set forth in “Proposal No. 2 — Approval of Charter Amendment” to increase the number of authorized shares of common stock from 95,000,000 to 250,000,000. We are not amending our bylaws, so the provisions relating to resignation, removal and fulfillment of vacancies in the Trident Board relating to the directors not designated by NXP do not change as a result of this Transaction. However, since the NXP designees are designated pursuant to the terms of the Certificate of Designation, any director initially designated by NXP may be removed at any time only by the holders of the Series B Preferred Stock. See “Certain Additional Agreements Related to the Transaction — Certificate of Designation” on page 106.

Executive Management

Trident and NXP have agreed that, upon the closing, Ms. Summers Couder will remain Chief Executive Officer, Mr. Mangan will remain Chief Financial Officer, and Mr. Teichmann will remain General Counsel and Corporate Secretary. Other members of the Trident management team are expected to remain with Trident following the closing. The biographical information about each member of the Trident management team, together with information about their employment agreements and any agreements pursuant to which compensation may be payable to any of them upon a change in control of Trident, is set forth below on page 186 under “Executive Compensation.” The other members of the Trident management team, other than Christos Lagomichos, currently Executive Vice President and General Manager of NXP’s Home business unit and who is expected to join Trident as President following the closing, will be named following the closing.

THE PROPOSALS

PROPOSAL NO. 1

APPROVAL OF THE SHARE ISSUANCE TO NXP

Under the terms of the Share Exchange Agreement, Trident will issue the Total Transaction Shares to NXP, representing 60% of the total outstanding shares of Trident common stock after giving effect to the share issuance to NXP. Assuming [    ●    ] total shares of Trident common stock are outstanding as of [    ●    ], 2009, we will issue to NXP approximately [    ●    ] newly issued shares of Trident common stock in exchange for the contribution of the acquired business lines and the $30 million Cash Payment by NXP. In addition, Trident will issue four shares of Series B Preferred Stock.

Under NASDAQ Marketplace Rule 5635, a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, (a) in connection the acquisition of the stock or assets of another company if 20% of more of the common stock of the issuer outstanding before such issuance would be issued in connection with such acquisition transaction; and (b) in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. The approximately [    ●    ] million newly issued shares of Trident common stock to be issued in the transaction exceed the 20% threshold under the NASDAQ Marketplace Rules and are expected to represent approximately 60% of the issued and outstanding shares of Trident’s common stock. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 5635, Trident must obtain the approval of the Trident stockholders for the Transaction and the issuance of the shares of Trident common stock to NXP in the Transaction.

Vote Required and Board of Directors Recommendation

Approval of the share issuance to NXP requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal. Given that the vote that is required to approve this proposal is based upon the number of shares actually voted, a stockholder’s failure to vote on the share issuance proposal will have no effect on the outcome of the vote for the proposal. Similarly, abstentions with respect to this proposal and broker non-votes will not affect the outcome of the vote, because they will be counted in determining the presence of a quorum but they will not be considered to be voted for purposes of the share issuance proposal. The consummation of the Transaction is also conditioned on the approval by the Trident stockholders of the Charter Amendment described in Proposal No. 2, as without such approval, Trident will not have sufficient authorized but unissued shares of common stock to complete its obligations under the Share Exchange Agreement to NXP.

The Trident Board has unanimously approved the Transaction and the issuance of the shares of our common stock to NXP in connection with the Transaction and recommends a vote “FOR” Proposal No. 1.

For a more detailed description of the Share Exchange Agreement and the Transaction, see “The Share Exchange Agreement” on page 88, together with Annex A to this proxy statement. See also “Certain Additional Agreements Related to the Transaction” and Annexes C and D to this proxy statement.

PROPOSAL NO. 2

APPROVAL OF THE CHARTER AMENDMENT

Background

In order to complete the Transaction, Trident must amend its Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by Trident. Under Delaware law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under our Certificate of Incorporation, as amended. In addition, pursuant to Section 242(b) of the Delaware General Corporation Law, any amendment to our Certificate of Incorporation that increases the number of authorized shares of common stock requires the affirmative vote of the holders of a majority of our outstanding stock.

The Certificate of Incorporation currently authorizes the issuance of up to 95,000,000 shares of common stock, par value $.001 per share, and 500,000 shares of Preferred Stock, par value $.001 per share, 300,000 of which have been designated as Series A Preferred Stock pursuant to our rights agreement. As of [    ●    ], 2009, the record date for the Trident annual meeting, Trident had outstanding [    ●    ] shares of common stock and no shares of preferred stock. In addition, as of the record date, Trident had [    ●    ] shares reserved for issuance under our Option Plans, 901,128 shares were reserved for issuance under our Employee Stock Purchase Plan and 3,000,000 shares reserved for issuance under the Warrants to purchase our common stock issued to Micronas Semiconductor Holding AG as part of the acquisition of selected assets from Micronas in May 2009, leaving [    ●    ] shares of common stock unissued and unreserved.

If our stockholders approve Proposal No. 1 regarding the share issuance to NXP as contemplated by the Share Exchange Agreement, then Trident expects to issue Total Transaction Shares equal to 60% of the total outstanding shares of Trident common stock after giving effect to the share issuance to NXP. Assuming [    ●    ] shares of common stock outstanding as of [    ●    ], Trident would issue an aggregate of approximately [    ●    ] shares of newly issued common stock to NXP. Furthermore, if stockholders approve Proposal No. 3 regarding the establishment of our 2010 Equity Incentive Plan, then Trident expects to reserve 32,300,000 additional shares for issuance under the 2010 Plan. In order to ensure sufficient shares of common stock will be available for issuance by Trident, the Trident Board has approved, subject to stockholder approval, an amendment to our Certificate of Incorporation to increase the number of shares of such common stock authorized for issuance from 95,000,000 to 250,000,000. If this proposal is not approved by our stockholders, Trident will not have sufficient shares available to complete the Transaction.

Purpose and Effect of the Amendment

Trident is proposing to increase the number of authorized shares of common stock to give it sufficient authorized shares to complete the Transaction. The increased share authorization will also provide greater flexibility in the capital structure of Trident following the closing by allowing it to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers or for other corporate purposes as may be identified by the Trident Board. The availability of additional shares of common stock beyond the number of shares necessary to complete the Transaction is particularly important in the event that the Trident Board needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking stockholder approval in connection with the contemplated issuance of common stock. If the amendment is approved by the stockholders, the Trident Board does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or requirements of The NASDAQ Stock Market.

The increase in authorized common stock will not have any immediate effect on the rights of existing stockholders, provided that the share issuance to NXP will have an immediate and substantive dilutive impact on the Trident stockholders, resulting in NXP owning approximately 60% of the total outstanding shares of Trident common stock. If Proposal No. 3, relating to the proposed adoption of the 2010 Plan, is approved by our stockholders, Trident also expects to reserve 32,300,000 additional shares of our common stock for issuance under the 2010 Plan to our employees, officers and directors, including to employees expected to join Trident from NXP following the closing. In addition, the Trident Board will have the authority to issue authorized common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or requirements of The NASDAQ Stock Market. To the extent that additional authorized shares are issued in the future, they may further decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. The holders of common stock have no preemptive rights, other than certain rights granted to Micronas and certain rights proposed to be granted to NXP pursuant to the Stockholder Agreement, and the Trident Board has no plans to grant any additional such rights with respect to any such shares.

Although the proposal is made specifically in response to the need to increase the number of our authorized shares in order to have sufficient authorized but unissued shares to complete the Transaction, shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued subsequent to the shares of common stock proposed to be issued to NXP pursuant to the Transaction, in one or more transactions which would make a change in control of Trident more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Trident.

If the proposed amendment is approved by the stockholders, Section A of Article Fourth of our Certificate of Incorporation, as amended, will be amended to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred and fifty million, five hundred thousand (250,500,000), which consists of two hundred fifty million (250,000,000) shares of common stock with par value of $.001 per share and five hundred thousand (500,000) shares of Preferred Stock with par value of $.001 per share.”

The additional shares of common stock to be authorized pursuant to the proposed amendment will have a par value of $0.001 per share and be of the same class of common stock as is currently authorized under the Certificate of Incorporation.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the issued and outstanding shares of Trident common stock entitled to vote on the proposal at the annual meeting. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present and will have the same effect as a negative vote on this proposal.

The Trident Board unanimously recommends that the stockholder vote FOR approval of the Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock from 95,000,000 to 250,000,000 shares.

PROPOSAL NO. 3

APPROVAL OF THE 2010 EQUITY INCENTIVE PLAN

At the annual meeting, the stockholders will be asked to approve the Trident Microsystems, Inc. 2010 Equity Incentive Plan. This proposal is also contingent upon the stockholders’ approval of the share issuance to NXP described in connection with Proposal No. 1 in the preceding pages. The Trident Board adopted the 2010 Plan on November 18, 2009, subject to its approval by our stockholders. The 2010 Plan is intended to replace our 2006 Equity Incentive Plan, or the 2006 Plan, our 2002 Stock Option Plan, or the 2002 Plan, our 1992 Stock Option Plan, or the 1992 Plan, our 1994 Outside Directors Stock Option Plan, or the Directors Plan, and our 1996 Nonstatutory Stock Option Plan, or the 1996 Plan, and together with the 2006 Plan, 2002 Plan, 1992 Plan, 1994 Plan and the Directors Plan, the predecessor plans. The 1992 Plan, 1996 Plan and the Directors Plan previously expired, while the 2002 Plan and the 2006 Plan will be terminated as of the date of the annual meeting if the 2010 Plan is approved by the stockholders. However, if the stockholders do not approve the share issuance to NXP as described in Proposal No. 1, then we will not implement the 2010 Plan, and the 2002 Plan and the 2006 Plan will remain in effect instead.

We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees of the highest caliber. One of the tools the Trident Board regards as essential in addressing these human resource challenges is a competitive equity incentive program. Under the terms of the Share Exchange Agreement, we have agreed that all future equity grants to employees of Trident following the closing, including grants to existing Trident employees and employees joining Trident from NXP, will be made from a single, newly adopted equity incentive plan. Accordingly, the Trident Board has approved the 2010 Plan, and recommends its approval by our stockholders. The 2010 Plan will continue an employee stock incentive program that we believe is very important for retention and motivation of our employees, and the 2010 Plan will provide us with a range of incentive tools and sufficient flexibility to permit the Trident Board to implement them in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes.

The 2010 Plan is substantially similar to the 2006 Plan approved by our stockholders in May 2006. In addition to stock options, the 2010 Plan authorizes the grant to employees, directors and consultants of stock appreciation rights, restricted stock and restricted stock unit awards, performance share and performance unit awards, and other stock-based or cash-based awards. We believe that incentive awards other than stock options will continue to be an important component of our compensation program in the future.

Under the 2010 Plan, we will be authorized to issue up to 32,300,000 shares, increased by not more than 10,000,000 shares comprised of:

•	the aggregate number of shares of stock that remain available for the future grant of awards under the 2002 Plan and the 2006 Plan immediately prior to their termination; and

•	the number of shares subject to that portion of any option or other award outstanding pursuant to a predecessor plan which expires or is forfeited for any reason after the date of the annual meeting (adjusted in the case of full value awards forfeited under the 2006 Plan by a 1.20-to-one full value award share ratio).

As of September 30, 2009, options were outstanding under all of our predecessor plans for a total of 6,281,275 shares of our common stock, having a weighted average exercise price of $8.28 per share and weighted average remaining contractual term of 6.82 years. Also, as of that date, a total of 1,997,224 shares remained subject to unvested awards of restricted stock and restricted stock units outstanding under the predecessor plans. As of that date, a total of 945,266 shares remained available for the future grant of options under the 2002 Plan, and a total of 1,502,478 shares remained available for the future grant of awards under the 2006 Plan. These plans will be terminated upon stockholder approval of the 2010 Plan, provided that the stockholders also approve the share issuance to NXP as described in Proposal No. 1.

Under the 2010 Plan:

•	stock options and stock appreciation rights may not be repriced without the approval of our stockholders;

•	no discount from fair market value is permitted in setting the exercise price of stock options and stock appreciation rights;

•	each share subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right or other award that requires the participant to purchase shares for monetary consideration equal to their fair market value at grant) will reduce the number of shares remaining available for grant under the 2010 Plan by 1.20 shares;

•	the 2010 Plan establishes a list of measures of business and financial performance from which the Compensation Committee may construct predetermined performance goals that must be met for an award to vest; and

•	the 2010 Plan has a fixed term of ten years.

The 2010 Plan is also designed to preserve Trident’s ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain types of awards. Section 162(m) of the Internal Revenue Code (the “Code”) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation in connection with stock options, stock appreciation rights, certain restricted stock and restricted stock unit awards, performance share and performance unit awards, and certain other stock-based or cash-based awards granted under the 2010 Plan to qualify as “performance-based” within the meaning of Section 162(m), the stockholders are being asked to approve certain material terms of the 2010 Plan. By approving the 2010 Plan, the stockholders will be approving, among other things:

•	the eligibility requirements for participation in the 2010 Plan;

•	the performance criteria upon which the grant or vesting of awards of performance shares, performance units and certain stock option, stock appreciation right, restricted stock, restricted stock unit, other stock-based or cash-based awards may be based;

•	the maximum numbers of shares for which stock options, stock appreciation rights, awards of restricted stock, restricted stock units or performance shares or other stock-based awards intended to qualify as performance-based awards may be granted to an employee in any fiscal year; and

•	the maximum dollar amount that a participant may receive upon settlement of performance units or other cash-based awards intended to qualify as performance-based awards.

While we believe that compensation in connection with such awards under the 2010 Plan generally will be deductible by Trident for federal income tax purposes, under certain circumstances, such as a change in control of Trident, compensation paid in settlement of certain awards may not qualify as “performance-based.”

The Trident Board believes that the 2010 Plan will serve a critical role in attracting and retaining the high caliber employees, consultants and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability. In addition, adoption of the 2010 Plan is one of the covenants we have agreed to under the Share Exchange Agreement. Therefore, the Board urges you to vote to approve the adoption of the 2010 Plan.

Summary of the 2010 Plan

The following summary of the 2010 Plan is qualified in its entirety by the specific language of the 2010 Plan, a copy of which is attached to this proxy statement as Annex F.

General.  The purpose of the 2010 Plan is to advance the interests of Trident by providing an incentive program that will enable us to attract and retain employees, consultants and directors upon whose judgment, interest and efforts our success is dependent and to provide them with an equity stake in our success. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other stock-based and cash-based awards.

Authorized Shares.  The maximum aggregate number of shares authorized for issuance under the 2010 Plan is the sum of 32,300,000 shares plus up to 10,000,000 additional shares, comprised of the number of shares remaining available for grant under the 2002 Plan and the 2006 Plan on the date of the annual meeting and the number of shares subject to that portion of any option or other award outstanding pursuant to a predecessor plan which expires or is forfeited for any reason after the date of the annual meeting (adjusted in the case of full value awards forfeited under the 2006 Plan by a 1.20-to-one full value award share ratio). As of September 30, 2009, an aggregate of 2,447,774 shares remained available for grant under the 2002 and 2006 Plans and 8,278,499 shares were subject to unexercised options and other awards remaining unvested and subject to potential forfeiture under the predecessor plans.

Share Counting.  Each share subject to a stock option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at the time of grant will reduce the number of shares remaining available for grant under the 2010 Plan by one share. However, each share subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right, or other award that requires the participant to purchase shares for their fair market value determined at grant) will reduce the number of shares remaining available for grant under the 2010 Plan by 1.20 shares.

If any award granted under the 2010 Plan expires or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by Trident for not more than the participant’s purchase price, any such shares reacquired or subject to a terminated award will again become available for issuance under the 2010 Plan. Shares will not be treated as having been issued under the 2010 Plan and will therefore not reduce the number of shares available for issuance to the extent an award is settled in cash. Shares withheld or reacquired by Trident in satisfaction of a tax withholding obligation will not again become available under the 2010 Plan. The number of shares available under the 2010 Plan will be reduced upon the exercise of a stock appreciation right by the gross number of shares for which the award is exercised. If shares are tendered in payment of the exercise price of an option or the option is exercised by means of a net-exercise procedure, the number of shares available under the 2010 Plan will be reduced by the gross number of shares for which the option is exercised.

Adjustments for Capital Structure Changes.  Appropriate and proportionate adjustments will be made to the number of shares authorized under the 2010 Plan, to the numerical limits on certain awards described below, and to outstanding awards in the event of any change in our common stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in our capital structure, or if we make a distribution to our stockholders in a form other than common stock (excluding normal cash dividends) that has a material effect on the fair market value of our common stock. In such circumstances, the Compensation Committee also has the discretion under the 2010 Plan to adjust the terms of outstanding awards as it deems appropriate. The Compensation Committee may also authorize the assumption of awards under the 2010 Plan in connection with any merger or other reorganization without reducing the number of shares remaining available for issuance under the 2010 Plan.

Certain Award Limits.  To enable compensation provided in connection with certain types of awards to qualify as “performance-based” within the meaning of Section 162(m) of the Code, the 2010 Plan establishes a limit on the maximum aggregate number of shares or dollar value for which any performance-based award may be granted to an employee in any fiscal year of 2 million shares or, if applicable, which could result in the employee receiving more than $5 million dollars for each full fiscal year of Trident contained in the performance period for such award. Further, no more than 32,300,000 shares may be issued upon the exercise of incentive stock options granted under the 2010 Plan.

Administration.  The 2010 Plan generally will be administered by the Compensation Committee or other committee or subcommittee of the Trident Board or, in the absence of such committee, by the Trident Board. For purposes of this summary, the term “Committee” will refer to either such committee or the Trident Board. In the case of awards intended to qualify as “performance-based” under Section 162(m) of the Code, administration of the 2010 Plan will be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the 2010 Plan, the Committee will determine when and to whom awards are granted, the types and sizes of awards, and all other terms and conditions of awards. The Committee may, subject to certain limitations on the exercise of its discretion required by the 2010 Plan, amend, cancel or renew any award, waive any restrictions or conditions applicable to any award, and accelerate, continue, extend or defer the exercisability or vesting of any award. Under the 2010 Plan, the Committee may delegate to a committee of one or more officers the authority to grant awards to employees who are not executive officers or directors of Trident, subject to the provisions of the 2010 Plan and guidelines established by the Committee. The 2010 Plan provides, subject to certain limitations, for indemnification by Trident of any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 2010 Plan. All awards granted under the 2010 Plan will be evidenced by a written or digitally signed agreement between Trident and the participant specifying the terms and conditions of the award, consistent with the requirements of the 2010 Plan. The Committee has the authority to interpret the 2010 Plan and awards granted thereunder, and all determinations of the Committee are final and binding on all persons having an interest in the 2010 Plan or any award.

Prohibition of Option and SAR Repricing.  The 2010 Plan expressly provides that, without the approval of a majority of the votes cast in person or by proxy at a meeting of our stockholders, the Committee may not provide for either the cancellation of outstanding options or stock appreciation rights in exchange for the grant of new options or stock appreciation rights at a lower exercise price, full value awards or cash payments, or the amendment of outstanding options or stock appreciation rights to reduce their exercise prices.

Eligibility.  Awards may be granted under the 2010 Plan only to employees and consultants of Trident or any present or future parent or subsidiary corporation or other affiliated entity and to members of the Trident Board. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of Trident or any parent or subsidiary corporation of Trident. As of September 30, 2009, we had approximately 620 employees, including 8 executive officers, and 6 non-employee directors who would be eligible under the 2010 Plan.

Stock Options.  The Committee may grant nonstatutory stock options, incentive stock options within the meaning of Section 422 of the Code, or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Trident or any parent or subsidiary corporation of Trident (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. On [    ●    ], 2009, the closing price of our common stock on the NASDAQ Global Select Market was $[    ●    ] per share.

The 2010 Plan provides that the option exercise price may be paid in cash, by check, or cash equivalent; by means of a broker-assisted cashless exercise; by means of a net-exercise procedure; to the extent legally permitted, by tender to Trident of shares of common stock owned by the participant having a fair market value not less than the exercise price; by such other lawful consideration as approved by the Committee; or by any combination of these. Nevertheless, the Committee may restrict the forms of payment permitted in connection with any option grant. No option may be exercised unless the participant has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted or required by Trident, through the participant’s surrender of a portion of the option shares to Trident.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as specified by the Committee. The maximum term of any option granted under the 2010 Plan is ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Options granted to non-exempt employees under the Fair Labor Standards Act of 1938 generally may not be exercisable for at least six months following the date of grant. Unless otherwise permitted by the Committee, an option generally will remain exercisable for three months following the participant’s termination of service, provided that if service terminates as a result of the participant’s death or disability, the option generally will remain exercisable for twelve (12) months, but in any event the option must be exercised no later than its expiration date, and provided further that an option will terminate immediately upon a participant’s termination for cause (as defined by the 2010 Plan).

Options are nontransferable by the participant other than by will or by the laws of descent and distribution, and are exercisable during the participant’s lifetime only by the participant. However, an option may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee, and, in the case of an incentive stock option, only to the extent that the transfer will not terminate its tax qualification.

Stock Appreciation Rights.  The Committee may grant stock appreciation rights either in tandem with a related option (a “Tandem SAR”) or independently of any option (a “Freestanding SAR”). A Tandem SAR requires the option holder to elect between the exercise of the underlying option for shares of common stock or the surrender of the option and the exercise of the related stock appreciation right. A Tandem SAR is exercisable only at the time and only to the extent that the related stock option is exercisable, while a Freestanding SAR is exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Committee. Generally, no Freestanding SAR granted to non-exempt employees under the Fair Labor Standards Act of 1938 may be exercisable for at least six months following the date of grant. The exercise price of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

Upon the exercise of any stock appreciation right, the participant is entitled to receive an amount equal to the excess of the fair market value of the underlying shares of common stock as to which the right is exercised over the aggregate exercise price for such shares. Payment of this amount upon the exercise of a Tandem SAR may be made only in shares of common stock whose fair market value on the exercise date equals the payment amount. At the Committee’s discretion, payment of this amount upon the exercise of a Freestanding SAR may be made in cash or shares of common stock. The maximum term of any stock appreciation right granted under the 2010 Plan is ten years.

Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant. If permitted by the Committee, a Tandem SAR related to a nonstatutory stock option and a Freestanding SAR may be assigned or transferred to certain family members or trusts for their benefit to the extent permitted by the Committee. Other terms of stock appreciation rights are generally similar to the terms of comparable stock options.

Restricted Stock Awards.  The Committee may grant restricted stock awards under the 2010 Plan either in the form of a restricted stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a restricted stock bonus, in which stock is issued in consideration for services to Trident rendered by the participant. The Committee determines the purchase price payable under restricted stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Committee specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Committee, a participant will forfeit any shares of restricted stock as to which the vesting restrictions have not lapsed prior to the participant’s termination of service. Unless otherwise determined by the Committee, participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Restricted Stock Units.  The Committee may grant restricted stock units under the 2010 Plan, which represent rights to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to Trident. The Committee may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Committee, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Committee may grant restricted stock units that entitle their holders to dividend equivalent rights, which are rights to receive additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Performance Awards.  The Committee may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Committee determines in writing and sets forth in a written agreement between Trident and the participant. These awards may be designated as performance shares or performance units, which consist of unfunded bookkeeping entries generally having initial values equal to the fair market value determined on the grant date of a share of common stock in the case of performance shares, and a monetary value established by the Committee at the time of grant in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock that are subject to additional vesting) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m) of the Code, the Committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of Trident and each subsidiary corporation consolidated with Trident for financial reporting purposes, or such division or business unit of Trident as may be selected by the Committee. The Committee, in its discretion, may base performance goals on one or more of the following such measures: revenue; sales; expenses; operating income; gross margin; operating margin; earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization; pre-tax profit; net operating income; net income; economic value added; free cash flow; operating cash flow; balance of cash, cash equivalents and marketable securities; stock price; earnings per share; return on stockholder equity; return on capital; return on assets; return on investment; total stockholder return; employee satisfaction; employee retention; market share; customer satisfaction; product development; research and development expense; completion of an identified special project; and completion of a joint venture or other corporate transaction.

The target levels with respect to these performance measures may be expressed on an absolute basis or relative to an index, budget or other standard specified by the Committee. The degree of attainment of performance measures will generally be calculated in accordance with Trident’s financial statements, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Committee, excluding the effect (whether positive or negative) of changes in accounting standards or any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount paid to any other participant. The Committee may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Committee. In its discretion, the Committee may provide for a participant awarded performance shares to receive dividend equivalent rights with respect to cash dividends paid on our common stock. The Committee may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalent rights or interest during the deferral period.

Unless otherwise provided by the Committee, if a participant’s service terminates due to the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. If a participant’s service terminates prior to completion of the applicable performance period for any other reason, the 2010 Plan provides that, unless otherwise determined by the Committee, the performance award will be forfeited.

No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Cash-Based Awards and Other Stock-Based Awards.  The Committee may grant cash-based awards or other stock-based awards in such amounts and subject to such terms and conditions as the Committee determines. Cash-based awards will specify a monetary payment or range of payments, while other stock-based awards will specify a number of shares or units based on shares or other equity-related awards. Such awards may be subject to vesting conditions based on continued performance of service or subject to the attainment of one or more performance goals similar to those described above in connection with performance awards. Settlement of awards may be in cash or shares of common stock, as determined by the Committee. A participant will have no voting rights with respect to any such award unless and until shares are issued pursuant to the award. The committee may grant dividend equivalent rights with respect to other stock-based awards. The effect on such awards of the participant’s termination of service will be determined by the Committee and set forth in the participant’s award agreement.

Change in Control.  Unless otherwise defined in a participant’s award or other agreement with Trident, the 2010 Plan provides that a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2010 Plan) becoming the direct or indirect beneficial owner of more than 50% of Trident’s voting stock, (b) a liquidation or dissolution of Trident, or (c) the occurrence of any of the following events upon which the stockholders of Trident immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Trident, its successor or the entity to which the assets of Trident were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Trident’s voting stock; (ii) a merger or consolidation in which Trident is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Trident (other than to one or more subsidiaries of Trident).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. If determined by the Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2010 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all awards held by non-employee directors will be accelerated in full upon a Change in Control.

Awards Subject to Section 409A of the Code.  Certain awards granted under the 2010 Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and the regulations and other administrative guidance that may be issued pursuant to Section 409A. Any such awards will be required to comply with the requirements of Section 409A. Notwithstanding any provision of the 2010 Plan to the contrary, the Committee is authorized, in its sole discretion and without the consent of any participant, to amend the 2010 Plan or any award agreement as it deems necessary or advisable to comply with Section 409A.

Termination, Suspension or Amendment.  The 2010 Plan will continue in effect until its termination by the Committee, provided that no awards may be granted under the 2010 Plan following the tenth anniversary of the 2010 Plan’s effective date, which will be the date on which it is approved by the stockholders. The Committee may terminate, suspend or amend the 2010 Plan at any time, provided that no amendment may be made without stockholder approval that would increase the maximum aggregate number of shares of stock authorized for issuance under the 2010 Plan, change the class of persons eligible to receive incentive stock options or require stockholder approval under any applicable law. No termination, suspension or amendment of the 2010 Plan may affect any outstanding award unless expressly provided by the Committee, and, in any event, may not adversely affect an outstanding award without the consent of the participant unless necessary to comply with any applicable law, regulation or rule, including, but not limited to, Section 409A of the Code.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2010 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.  A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss upon the sale of the shares equal to the difference, if any, between the sale price and the purchase price of the shares. If a participant satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date of exercise of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options.  Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the exercise date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.  A Participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock.  A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the “determination date” over the price paid, if any, for such shares. The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture (e.g., when they become vested). If the determination date follows the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to designate the date of acquisition as the determination date by filing an election with the Internal Revenue Service no later than thirty (30) days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit, Performance, Cash-Based and Other Stock-Based Awards.  A participant generally will recognize no income upon the grant of a restricted stock unit, performance share, performance unit, cash-based or other stock-based award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any substantially vested shares of stock received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

New Plan Benefits

No awards will be granted under the 2010 Plan prior to its approval by our stockholders. All awards will be granted at the discretion of the Committee, and, accordingly, are not yet determinable. If the stockholders do not also approve the share issuance to NXP as described in Proposal No. 1, the 2010 Plan will not be implemented.

Equity Compensation Plan Information

Trident currently maintain two equity incentive plans that provide for the issuance of our common stock to officers, directors, employees and consultants. These plans consist of the 2006 Equity Incentive Plan (the “2006 Plan”), and the 2002 Stock Option Plan (the “2002 Plan”). In addition, we have adopted our 2001 Employee Stock Purchase Plan, which is currently suspended. Options to purchase our common stock remain outstanding under three equity incentive plans which have expired or been terminated: the 1992 Stock Option Plan (the “1992 Plan”), the 1994 Outside Directors Stock Option Plan (the “1994 Plan”) and the 1996 Nonstatutory Stock Option Plan (the “1996 Plan”). In addition, options to purchase Trident’s common stock are outstanding as a result of the assumption by Trident of options granted to TTI’s officers, employees and consultants under the TTI 2003 Employee Option Plan (“TTI Plan”). The options granted under the TTI option Plan were assumed in connection with the acquisition of the minority interest in TTI on March 31, 2005 and converted into options to purchase Trident’s common stock. Except for the 1996 Plan, all of Trident’s equity incentive plans, as well as the assumption and conversion of options granted under the TTI Plan, have been approved by Trident’s stockholders.

The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of June 30, 2009:

				Number of Securities
	Number of Securities		Weighted-average	Remaining Available for
	to be Issued Upon		Exercise Price of	Future Issuance Under
	Exercise of		Outstanding	Equity Compensation Plans
	Outstanding Options,		Options, Warrants	(excluding Securities
Plan Category	Warrants and Rights		and Rights	Reflected in Column A

Equity compensation plans approved by security holders	5,416,058	(1)	$8.43	3,321,035	(2)
Equity compensation plan not approved by security holders	1,451,803	(3)	$7.42	—
Total	6,867,861		$8.21	3,321,035

(1)	Includes 40,000 shares that are reserved and issuable upon exercise of options outstanding under the 1994 Plan, which expired on January 13, 2004, 1,045,400 shares that are reserved and issuable upon exercise of options outstanding under the 2002 Plan and 988,655 shares that are reserved and issuable upon exercise of options outstanding under the TTI Plan, and 3,342,003 shares that are reserved and issuable upon exercise of options outstanding under the 2006 Plan.

(2)	Includes 861,266 shares reserved for future issuance under the 2002 Stock Option Plan, and 2,459,769 shares reserved for future issuance under the 2006 Stock Option Plan, which reflects a reduction from the number of authorized shares of 1.38 shares for each share issued pursuant to a full value award.

(3)	Consists of shares subject to options that are outstanding pursuant to the 1996 Plan, which plan was terminated on June 19, 2007.

Material Features of the 1996 Nonstatutory Stock Option Plan

Prior to its termination on June 19, 2007, we had reserved an aggregate of 1,452,000 shares of common stock for issuance under the 1996 Plan. The 1996 Plan provides for the granting of nonstatutory stock options to employees and consultants who are not our officers or directors, with exercise prices per share equal to no less than 85% of the fair market value of our Common Stock on the date of grant. Options granted under the 1996 Plan generally have a 10-year term and vest at the rate of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The vesting of options granted under the 1996 Plan will be accelerated in full in the event of a merger of us with or into another corporation in which the outstanding options are neither assumed nor replaced by equivalent options granted by the successor corporation or a parent or subsidiary of the successor corporation. The 1996 Plan was not required to be and has not been approved by our stockholders.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board believes that the proposed adoption of the 2010 Plan is in the best interests of Trident and its stockholders for the reasons stated above.

Therefore, the Trident Board Unanimously Recommends that you vote “FOR” the proposal to approve the adoption of the 2010 Plan.

PROPOSAL NO. 4

APPROVAL OF THE EXCHANGE PROGRAM

On November 18, 2009, the Trident Board authorized, subject to stockholder approval, the Exchange Program, which is a voluntary program that, if implemented, will permit our eligible employees to exchange certain outstanding stock options that are significantly “underwater” for a lesser number of shares of restricted stock or restricted stock units to be granted under our 2010 Equity Incentive Plan, if its adoption is approved by the stockholders as described in Proposal No. 3 — Approval of the 2010 Equity Incentive Plan, or otherwise under our 2006 Plan if the 2010 Plan is not approved or if the share issuance to NXP is not approved or we do not consummate the Transaction. The Exchange Program will be open to all employees of Trident and any of our subsidiaries designated for participation by the Compensation Committee of the Trident Board. However, members of the Trident Board and our Named Executive Officers as identified on page 181, “Executive Compensation — Summary Compensation Table,” will not be eligible to participate. Options eligible for the Exchange Program will be only those having exercise prices that are at least equal to the highest closing price of our common stock during the 52 weeks prior to the start of the Exchange Program or any higher price threshold established by the Compensation Committee, which is the exchange price floor. Further, options granted less than twelve (12) months prior to commencement of the Exchange Program will not be eligible.

Eligible employees who elect to participate in the Exchange Program may surrender one or more outstanding grants of eligible options and receive in exchange awards for a lesser number of shares of common stock. These awards may consist either of shares of restricted stock or restricted stock units, as determined at the discretion of the Compensation Committee. In making this determination, the Compensation Committee will take into account factors including tax and other laws applicable to an exchange of options for such awards in each of the tax jurisdictions of our participating employees. Restricted stock is an award of shares of common stock that remain subject to forfeiture upon termination of employment until they have vested following a specified period of employment. Restricted stock units are rights to receive shares of common stock on specified future dates when those rights have vested following a required period of employment. In this proposal, we refer to both shares of restricted stock and restricted stock units as “restricted stock rights.”

The weighted average ratio of shares subject to eligible options cancelled to restricted stock rights issued is expected to be approximately 5.36-to-1 and is expected to range from 2.52-to-1 to 8.59-to-1, subject to adjustment as further described below. The final exchange ratios will be established by the Compensation Committee to result in the issuance of restricted stock rights that have an aggregate value, as of the date the Exchange Program commences, that is equal to or less than the aggregate value, determined using the Black-Scholes option valuation model, of the options to be cancelled in the Exchange Program. All restricted stock rights granted in the Exchange Program will vest at the rate of 50% after one year and the remaining 50% after two years measured from the date of grant.

Reasons for the Exchange Program

Trident has granted stock options periodically to a substantial portion of its employees and those of its subsidiaries. Each stock option award specifies the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is set at the closing market price of a share of our common stock on the date the option is granted. Employees receive value from their options only by exercising their rights under the options to purchase shares of common stock and subsequently selling the purchased shares at a price that exceeds their purchase price.

Like many companies, we have experienced a steep decline in our stock price over the last two years. The global economic downturn has impacted Trident’s revenues and profitability and the broader semiconductor industry as a whole. However, we have taken several steps to help manage our costs and ultimately, increase our stock price. Actions taken include:

•	conducting global reductions in force during the first calendar quarters of fiscal year 2009 and fiscal year 2010;

•	limiting salary increases for our employees;

•	implementing a program for mandatory use of accrued vacation;

•	reducing the amount of annual cash bonuses paid to employees in fiscal year 2009;

•	eliminating annual cash bonuses paid to our Named Executive Officers in fiscal year 2009;

•	acquiring the frame rate converter, demodulator and audio processing product lines from the consumer division of Micronas Semiconductor AG in May 2009 to help us strengthen our digital media product offerings and increase our revenues; and

•	agreeing with NXP B.V. to acquire selected assets and liabilities of their television systems and set top box business lines with the objective of broadening our product portfolio, expanding our addressable markets, increasing our revenues and accelerating a return to profitability.

Despite these efforts, our stock price continues to remain depressed. Therefore, we are proposing the Exchange Program at this time for the following reasons.

Restore Retention Incentives.  As a result of the decline in our stock price over the past two years, a substantial portion of our employees hold options with exercise prices significantly higher than the current market price of our common stock. On September 30, 2009, options to purchase approximately 3.7 million shares held by our employees (other than our Named Executive Officers and non-employee directors), representing approximately 64% of outstanding options, had exercise prices greater than $2.59, the closing price of our common stock on that date, and 57% had exercise prices greater than $2.98, the highest closing price during the preceding 52 weeks. On that date, approximately 90% of our employee option holders had at least some options that were underwater, and for approximately 57% of our employee option holders all of their options were underwater. The exercise prices of options that were underwater on September 30, 2009 ranged from $2.90 to $26.40 per share. We believe these underwater options are not sufficiently effective as performance and retention incentives. To promote long-term stockholder value, we need to maintain competitive employee compensation and incentive programs that will assist us to motivate and retain our employees. By offering to replace significantly underwater options with restricted stock rights, which are designed to provide value without regard to an exercise price, we believe the Exchange Program will offer a meaningful incentive for eligible employees.

Reduce Stock Option Overhang.  Since many of the eligible options have been out of the money for extended periods, employees have had little or no incentive to exercise them. Coupled with periodic grants of options to new and continuing employees, the number of shares subject to outstanding options has steadily increased as a percentage of our total shares of common stock outstanding, creating a significant stock option “overhang.” The Exchange Program will reduce this option overhang, particularly those options having the highest exercise prices and the least employee retention value. Because participating employees will receive significantly fewer restricted stock rights than the numbers of shares subject to the options they surrender, there will be an immediate reduction in the number of shares subject to all outstanding employee equity awards. For example, assuming that the exchange price floor is set by the Compensation Committee at $4.69, which is more than 80% above our September 30, 2009 closing price and well above our trailing 52-week high trading price as of that date, options for a total of approximately 2.064 million shares having exercise prices greater than or equal to the exchange price floor will be eligible options. If all of these eligible options are surrendered for cancellation, we would issue restricted stock rights for approximately 0.43 million shares, based on the table of “Exchange Ratios” below, resulting in a net reduction in stock option overhang of approximately 1.63 million shares or approximately 2.3% of the number of shares of our common stock issued and outstanding as of September 30, 2009. The shares subject to surrendered options in excess of the number required for the grant of restricted stock rights under the Exchange Program will be returned to the 2010 Equity Incentive Plan, if its adoption is approved by the stockholders, or otherwise to our 2002 Stock Option Plan or 2006 Equity Incentive Plan if originally granted under either of those plans. These shares would then be available for future employee equity awards providing greater motivation and retention incentives than the underwater options surrendered for exchange.

Recapture Value of Compensation Expense.  The Exchange Program would enable us to recapture value from compensation expense that we already have incurred and will continue to incur with respect to outstanding underwater stock options. Generally, when stock options are granted to employees, we bear a compensation expense that reduces our net income. This expense is based upon the fair value of the stock options determined on their grant dates using the Black-Scholes option valuation model. Under applicable accounting rules, we will continue to be obligated to recognize compensation expense with respect to underwater options, even if these options are never exercised. Rather than continuing to recognize this expense for underwater options that are of limited to no value in motivating and retaining our employees, the Exchange Program will enable us to realize the intended benefits of the original awards without any material increase in compensation expense. By replacing underwater options with a lesser number of restricted stock rights that have a fair value approximately equal to that of the options surrendered in the exchange, we are able to recapture the incentive value of the compensation expense that we would be required to recognize in any event.

Align Equity Incentives with Current Compensation Philosophy.  In designing the Exchange Program and recommending its approval by the Trident Board, the Compensation Committee took into account its philosophy of shifting from the exclusive use of stock options to using a mix of stock options and other equity-based incentives (such as restricted stock rights) to provide long-term equity incentives to our employees (see the Section below entitled “Compensation Discussion and Analysis — Equity Compensation Awards” for further information). By granting replacement awards consisting of restricted stock rights rather than new, at-the-money stock options, the Compensation Committee seeks to strengthen Trident’s equity-based retention incentives, while further aligning our existing equity compensation programs with our current compensation philosophy.

Alternatives Considered

As part of our consideration of the Exchange Program, we also reviewed the following alternatives:

Increasing cash compensation.  To offset the lost incentive and retention value of underwater stock options, we considered whether we could increase the target cash incentive compensation of our employees. However, any increase in cash compensation would reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, this alternative would not reduce our option overhang and would not necessarily best align the interests of our employees with those of our stockholders.

Grant additional equity awards.  We considered special grants of additional stock options at current market prices or restricted stock rights. However, these additional grants would increase our overhang and further dilute the interests of our stockholders without addressing the problem of significant underwater option overhang.

Exchange options for cash.  We also considered implementing a program to exchange significantly underwater options solely for cash payments. However, such a program would increase our compensation expenses and reduce our cash flow from operations, which could adversely affect our business and operating results. In addition, we do not believe that such a program would have significant long-term retention value.

Exchange options for options with lower exercise prices.  Finally, we considered implementing a program to exchange significantly underwater options for options having an exercise price equal to the market price of our common stock on the date of the exchange. We believe, however, that implementing an option-for-restricted stock rights exchange program has the advantage of requiring fewer shares than an option-for-option exchange program with an equivalent accounting impact because fewer shares will be subject to the replacement restricted stock rights awards than would be subject to replacement option awards.

Implementing the Exchange Program

We have not commenced the Exchange Program, and we will not do so unless our stockholders approve this proposal. Provided such approval is received, the Exchange Program will commence at a time determined by the Compensation Committee, but in no event prior to the closing of the Transaction or more than one year after the date of this meeting. However, if the Exchange Program is approved by our stockholders, but Proposal No. 1 regarding the Transaction and the issuance of our shares of common stock to NXP is not approved, we will still consider commencing the Exchange Program under our 2006 Plan. Even if the Exchange Program is approved by our stockholders, the Compensation Committee will retain the authority, in its discretion, to terminate, amend or postpone the Exchange Program at any time prior to expiration of the election period under the program (provided, however, in no event will the Exchange Program permit the issuance of restricted stock rights having a value greater than the value of the stock options surrendered, as estimated using the Black-Scholes option valuation model).

Upon the commencement of the Exchange Program, eligible employees holding eligible options will receive written materials in the form of an “Offer to Exchange” explaining the precise terms and timing of the Exchange Program. Employees will be given at least twenty (20) business days to elect to surrender their eligible options in exchange for restricted stock rights. Restricted stock rights will be granted promptly upon completion of the surrender period to those eligible employees who elect to participate in the Exchange Program. At or before the commencement of the Exchange Program, we will file the Offer to Exchange with the Securities and Exchange Commission, or the SEC, as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the Offer to Exchange and other documents filed by Trident with the SEC free of charge from the SEC’s website at www.sec.gov.

Description of the Exchange Program

Eligible Options.  Only stock options with exercise prices equal to or greater than the exchange price floor (i.e., the highest closing price of our common stock during the 52 weeks prior to the start of the Exchange Program or any higher price threshold established by the Compensation Committee) may be eligible for exchange under the Exchange Program. Further, options granted less than twelve (12) months prior to commencement of the Exchange Program will not be eligible. As of September 30, 2009, options for approximately 6.3 million shares of our common stock were outstanding under all of our equity compensation plans. Of these, options to purchase approximately 2.4 million shares, or 64% of all outstanding options, had exercise prices greater than the $2.59 closing price of our common stock on September 30, 2009, ranging from $2.90 to $26.40. Had the Exchange Program commenced on September 30, 2009, options for approximately 2.1 million shares, or 57% of all outstanding options, had exercise prices at least equal to the prior 52-week highest closing price of our common stock and would have been eligible for participation in the Exchange Program. The Compensation Committee will retain the discretion to adjust the threshold exercise price of options eligible to participate in the Exchange Program to an amount greater than the our highest closing price during the 52 weeks preceding the commencement of the Exchange Program.

Eligible Employees.  The Exchange Program will be open to all of our employees and employees of any of our subsidiaries designated for participation by the Compensation Committee who hold eligible options. However, members of the Trident Board and our Named Executive Officers will not be eligible to participate. Our other executive officers will be eligible to participate. We may exclude employees in certain non-U.S. jurisdictions from the Exchange Program if local tax or other laws would make their participation infeasible or impractical. To be eligible, an employee must be employed by us or one of our participating subsidiaries both at the time the Exchange Program commences and on the date the surrendered options are cancelled and restricted stock rights are granted to replace them. Any employee holding eligible options who elects to participate but whose employment terminates for any reason prior to the grant of the restricted stock rights, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be eligible to participate in the Exchange Program and will instead retain his or her eligible options subject to their existing terms. As of September 30, 2009, eligible options were held by approximately 340 eligible employees.

Exchange Ratios.  Our objective in determining the exchange ratios applicable under the Exchange Program will be to provide for the grant of replacement restricted stock rights that will have a value no greater than the value of the stock options surrendered, determined as of the date of commencement of the Exchange Program. For the illustration below, we estimated the fair value of the eligible options as of September 30, 2009 using the Black-Scholes option valuation model. The Black-Scholes model is a common method used for estimating the fair value of stock options, and we use this model for calculating the share-based compensation expense reported in our financial statements. For purposes of estimating the fair value of an Eligible Option under the Black-Scholes model in the illustration of exchange ratios below, the following factors were used:

•	the option’s exercise price;

•	the $2.59 closing price of our common stock on September 30, 2009;

•	an expected volatility of our common stock price of 67.9%;

•	a weighted average expected remaining term of the stock options of 4.74 years;

•	a risk-free interest rate of 2.31%; and

•	no expected dividends.

We grouped eligible options within five exercise price ranges and computed the weighted average Black-Scholes values of the options within each price range. We then determined an exchange ratio for each grouping of eligible options that results in an aggregate fair value of restricted stock rights issuable in exchange for the surrender of such options that is no greater than the aggregate Black-Scholes value of the options surrendered. In this illustration, for the purpose of valuing the restricted stock rights that would be issuable in the exchange, we assumed a fair market value per share of $2.59, which was the closing price of our common stock on September 30, 2009. The following table provides for each of the five option exercise price ranges the number of shares subject to eligible options an employee would be required to surrender in order to receive one restricted stock right had the Exchange Program commenced on September 30, 2009 based on the illustrated assumptions and assuming an exchange price floor of $4.69:

Table of Example Exchange Ratios

					Total
					Restricted
			Weighted	Exchange Ratio:	Stock Rights
		Weighted	Average	Stock Option	Granted
	Total Shares	Average	Remaining	Shares per	(assuming
	Subject to	Exercise	Life in	Restricted Stock	100%
Exercise Price Range	Eligible Options	Price	Years	Right*	participation)

$4.69 - $7.42	255,460	$5.38	6.27	2.52-to-1	101,374
$8.36 - $11.34	482,550	$11.30	5.64	4.20-to-1	114,893
$15.23 - $16.50	731,500	$15.44	6.77	5.46-to-1	133,975
$19.65 - $22.94	497,000	$20.58	7.27	7.14-to-1	69,599
$24.21 - $26.40	98,000	$24.68	6.94	8.59-to-1	11,408

	2,064,510				431,249

*	These exchange ratios are for purposes of illustration only. The actual exchange ratios will be established by the Compensation Committee; provided, however, that in no event will the Exchange Program permit the issuance of restricted stock rights having an aggregate fair value greater than the aggregate fair value of the stock options surrendered, as estimated at the commencement of the Exchange Offer using the Black-Scholes option valuation model.

The total number of restricted stock rights a participating employee will receive with respect to a surrendered Eligible Option will be determined by dividing the number of shares subject to the surrendered option by the applicable exchange ratio and rounding up to the nearest whole share.

For purposes of illustration, if we had commenced the Exchange Program on September 30, 2009 with an exchange price floor of $4.69, then, based on the example exchange ratios set forth in the table above and assuming 100% participation of eligible options, we would cancel surrendered options for 2,064,510 shares and issue restricted stock rights for 431,249 shares, resulting in an immediate net reduction of 1,633,261 shares subject to outstanding equity awards. These new restricted stock rights would be granted under our 2010 Plan, provided our stockholders have approved both its adoption and the share issuance to NXP. The 32,300,000 new shares authorized under the 2010 Plan would be increased by the 2,064,510 shares subject to surrendered options canceled in the Exchange Program and returned to the 2010 Plan, and then would be immediately reduced by 517,499 shares, representing the 431,249 shares subject to the newly granted restricted stock rights multiplied by the 1.20-to-one full value award share ratio applicable under the 2010 Plan. (See Proposal No. 3 — Approval of 2010 Equity Incentive Plan — Summary of the 2010 Plan — Share Counting.) The number of shares authorized under the 2010 Plan would also be increased by the numbers of shares that remained available for grant under the 2002 Plan and the 2006 Plan when those plans are terminated immediately following the annual meeting. As of September 30, 2009, a combined total of 2,447,744 shares remained available for grant under those two plans. Immediately following completion of this illustrative Exchange Program and without including any new grants after September 30, 2009, we would have options remaining outstanding for an aggregate of 4,216,765 shares, having a weighted average exercise price of $5.04 and a weighted average remaining contractual term of 6.94 years. Including the restricted stock rights issued in the Exchange Program, we would have outstanding unvested restricted stock rights for a total of 2,428,473 shares, assuming the vesting accrued under outstanding restricted stock rights through September 30, 2009. The following table summarizes the effect of the Exchange Program illustrated by this example:

	Before Exchange	After Exchange
	Program	Program

Stock options outstanding	6,281,275	4,216,765
Weighted average exercise price	$8.28	$5.04
Weighted average remaining term in years	6.82	6.94
Unvested shares of restricted stock and restricted stock units	1,997,224	2,428,473
Total shares subject to outstanding stock options and other unvested equity awards	8,278,499	6,645,238
Net reduction in equity award overhang		1,633,261
Shares available for grant under 2010 Plan (including remaining shares added from 2002 Plan and 2006 Plan upon their termination)	34,747,744	36,294,755

Election to Participate.  Participation in the Exchange Program will be entirely voluntary. Eligible employees will have an election period of at least twenty (20) business days from the commencement of the Exchange Program in which to determine whether they wish to participate.

Vesting of Restricted Stock Rights.  Restricted stock rights issued in the Exchange Program will be completely unvested at the time they are granted, regardless of the extent to which the surrendered options were vested. The restricted stock rights will become vested in two equal annual installments on the basis of the participant’s continued employment with Trident or any of its subsidiaries, with 50% vesting on each of the first and second anniversaries of the date of grant. A participant in the Exchange Program will generally forfeit any restricted stock rights received that remain unvested at the time his or her employment with us terminates for any reason.

Other Material Terms and Conditions of Restricted Stock Rights.  Restricted stock rights issued in the Exchange Program will be subject to the terms of the Trident stock plan under which granted. They will be granted under our 2010 Plan if its adoption is approved by our stockholders as described under Proposal No. 3 — Approval of 2010 Equity Incentive Plan, the share issuance to NXP is approved as described under Proposal No. 1 — Approval of Share Issuance to NXP and we consummate the Transaction, or otherwise under our 2006 Plan. Each share of restricted stock issued to a participant in the Exchange Program is a share of our common stock that remains subject to forfeiture upon the participant’s termination of employment until it has vested following a specified period of employment. Each restricted stock unit issued to a participant in the Exchange Program represents a right to receive one share of our common stock on a fixed settlement date, which is the date on which the restricted stock unit vests based on continued employment. A participant is not required to pay any monetary consideration to receive shares of our common stock upon receipt of a restricted stock award or settlement of restricted stock units. However, as described in more detail below, employees participating in the Exchange Program will recognize taxable income in connection with their restricted stock rights, generally upon vesting of the award, although the applicable tax laws may vary from country to country. For our U.S. employees and many of our non-U.S. employees, this income is subject to income and employment tax withholding. Trident generally intends to satisfy its tax withholding obligations by deducting from the shares of common stock that would otherwise be released to employees upon the vesting of restricted stock or issued in settlement of restricted stock units a number of whole shares having a fair market value that does not exceed the applicable minimum statutory withholding requirements. All other terms and conditions of the restricted stock rights issued in the Exchange Program will be substantially the same as those that apply generally to such awards granted under the applicable Trident stock plan.

Potential Modification to Exchange Program Terms to Comply with Governmental Requirements.  The terms of the Exchange Program will be described in an Offer to Exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the Exchange Program to comply with comments from the SEC. In addition, we intend to make the Exchange Program available to our employees who are located outside of the United States, where permitted by local law and where we determine it is feasible or practical to do so. It is possible that we may need to make modifications to the terms offered to employees in countries outside the U.S. to comply with local requirements, or for tax or accounting reasons. The Compensation Committee of the Trident Board will retain the discretion to make any such necessary or desirable changes to the terms of the Exchange Program.

Summary of United States Federal Income Tax Consequences

The following is a summary of the anticipated material United States federal income tax consequences of participating in the Exchange Program and of holding restricted stock rights. A more detailed summary of the applicable tax considerations to participants will be provided in the Offer to Exchange. We believe that the exchange of eligible options for restricted stock rights pursuant to the Exchange Program should be treated as a non-taxable exchange, and Trident and our participating employees should recognize no income for United States federal income tax purposes upon the surrender of eligible options and the grant of restricted stock rights (other than in the case of participants who receive restricted stock and make certain tax elections). However, the tax consequences of the Exchange Program are not entirely certain. The Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. For a summary of the current United States federal income tax consequences of restricted stock and restricted stock units, see the discussion of the treatment of such awards contained in “Proposal No. 3 — Approval of 2010 Equity Incentive Plan.” The tax consequences for participating non-United States employees may differ significantly from the United States federal income tax consequences described above. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Program under all applicable laws prior to participating in the Exchange Program.

Accounting Treatment

We intend that the Exchange Program not result in Trident incurring any significant additional compensation expense for financial reporting purposes. To that end, our Compensation Committee will establish an exchange ratio for each group of similarly valued eligible options that results in an aggregate fair value of restricted stock rights issuable in exchange for the surrender of such options that is no greater than the aggregate Black-Scholes value of the surrendered options. However, to the extent the fair value of an award of restricted stock rights granted to an employee exceeds the fair value of the stock options surrendered, such excess is considered additional stock-based compensation for financial reporting purposes. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the restricted stock rights, will be recognized by Trident as an expense for stock-based compensation. In general, this expense will be recognized ratably over the vesting period of the restricted stock rights. Based on the assumptions described under “Description of the Exchange Program — Exchange Ratios” above, and assuming that our stock price does not materially increase between the establishment of the exchange ratios and the date on which the exchange actually occurs, we would not expect to recognize any material non-cash stock-based compensation expense for financial reporting purposes as a result of the Exchange Program.

New Plan Benefits

Because the decision of eligible employees to participate in the Exchange Program is completely voluntary, we are not able to predict which or how many employees will elect to participate, how many options of any class described in the table above under “Exchange Ratios” will be surrendered for exchange or the number of restricted stock rights that may be issued. As noted above, members of the Trident Board and our Named Executive Officers are not eligible to participate in the Exchange Program.

Effect on Stockholders

The Exchange Program was designed to provide renewed incentives and to motivate eligible employees to continue to create stockholder value and to reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of new stock options or other awards. We are unable to predict the precise impact of the Exchange Program on our stockholders because we are unable to predict how many or which of our employees will be considered eligible employees or will choose to participate in the Exchange Program. As noted above, however, members of the Trident Board and our Named Executive Officers will not be able to participate in the Exchange Program.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively on the proposal. Given that the vote that is required to approve this proposal is based upon the number of shares actually voted, a stockholder’s failure to vote on the share issuance proposal will have no effect on the outcome of the vote for the proposal. Similarly, abstentions with respect to this proposal and broker non-votes will not affect the outcome of the vote, because they will be counted in determining the presence of a quorum but they will not be considered to be voted for purposes of the share issuance proposal.

The Trident Board believes that the proposed Exchange Program is favorable to the interests of our stockholders and, at the same time, will strengthen incentives for employees currently holding underwater stock options to remain with Trident and to contribute to our growth and success.

The Trident Board recommends a vote FOR approval of the Exchange Program.

PROPOSAL NO. 5

ELECTION OF CLASS II DIRECTORS

The Trident Board is currently composed of seven directors. Trident has a classified board of directors currently consisting of two Class I directors, two Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting.

The terms of the Class II directors will expire on the date of this annual meeting. Accordingly, two persons are to be elected to serve as Class II directors of the Trident Board at the Trident annual meeting. Management’s nominees for election by the stockholders to those two positions are the current Class II members of the Trident Board, Brian R. Bachman and J. Carl Hsu. If elected, as a result of the change of our fiscal year from June 30 to December 31 of each year approved by the Trident Board beginning with the fiscal year ending December 31, 2009, the nominees will serve as directors until Trident’s annual meeting of stockholders held following our fiscal year ending December 31, 2011 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Trident knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as Trident may designate. The proxies cannot vote for more than two persons. If a quorum is present and voting, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors.

If the share issuance to NXP is approved by the stockholders, Mr. Bachman and Mr. Hsu are expected to continue to serve as members of the Trident Board, as such Board is expanded and reconstituted as described below.

Mr. Bachman is standing for re-election by the stockholders and Mr. Hsu is standing for election by the stockholders for the first time. Mr. Bachman was appointed to the Trident Board in 2007 and Mr. Hsu was appointed to the Trident Board in 2008, following a search by an independent search firm engaged by the Trident Nominating and Corporate Governance Committee to assist in identifying and evaluating additional candidates for the Trident Board. The search firm evaluated a number of possible candidates and presented them to the Nominating and Corporate Governance Committee. In fiscal year 2007, these candidates included Mr. Geyer and Mr. Bachman, and in fiscal year 2008, these candidates included Mr. Courtney and Mr. Hsu. The search firm received a fee for its services.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the two nominees for Class II director. Each of the two nominees has consented to serve, and the Board does not know of any reason why either of them would be unable to serve. If a nominee becomes unavailable or unable to serve before the annual meeting, the Board can either reduce its size or designate a substitute nominee. If any nominee becomes unavailable for election to the Trident Board, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

Required Vote

If a quorum is present and voting, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes have no effect on the vote.

Recommendation of the Trident Board

The Trident Board recommends a vote “FOR” the nominees for Class II director named above. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the two nominees listed above.

Board Composition Following The Closing

Under the Stockholder Agreement, Trident has agreed to increase the size of the Trident Board by two members, to a total of nine members upon the closing. Four members of the increased Trident Board will be nominated and elected by NXP pursuant to the terms of the Stockholder Agreement and the Certificate of

Designation as holders of our Series B Preferred Stock. Four members will be recommended by the Nominating and Corporate Governance Committee of Trident, and one member shall be Trident’s Chief Executive Officer, who is expected to be Sylvia Summers Couder, who will continue in office as Chief Executive Officer and a member of the Trident Board following the closing. If the share issuance to NXP is approved, then the change in the Trident Board will be effected by, immediately prior to the closing, a resolution of the Trident Board, pursuant to the provisions of the Trident bylaws, increasing the size of the Board to nine members, and the resignation of two members of the current Trident Board, leaving four vacancies to be filled by the NXP designees. The Trident Nominating and Corporate Governance Committee has recommended, and the Trident Board has approved, that the four continuing Trident directors shall be Brian R. Bachman, David H. Courtney, J. Carl Hsu and Raymond K. Ostby. Mr. Glen Antle and Mr. Hans Geyer have indicated their intent to resign from the Trident Board should the Transaction be approved, effective upon the closing.

The expanded Trident Board will continue to be a classified board, consisting of three Class I members, three Class II members and three Class III members. Class I is expected to consist of Raymond K. Ostby and two NXP designees, Class II is expected to consist of Brian R. Bachman, J. Carl Hsu and one NXP designee, and Class III is expected to consist of David H. Courtney, Sylvia Summers Couder and one NXP designee.

Impact of Change of Fiscal Year

As a result of the change in fiscal year approved by the Trident Board from a fiscal year ending June 30 of every year to December 31, the term of office of the Class I directors is expected to expire at our annual meeting to be held following our fiscal year ending December 31, 2010, the term of office of the Class II directors is expected to expire at our annual meeting to be held following our fiscal year ending December 31, 2011, and the term of office of the Class III directors is expected to expire at our annual meeting to be held following our fiscal year ending December 31, 2009.

PROPOSAL NO. 6

RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Trident Board unanimously approved a change in our fiscal year end from June 30 to December 31 of each year, effective with the fiscal year ending December 31, 2009. The Audit Committee of the Trident Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2009. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Trident’s and our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our consolidated financial statements annually since the fiscal year ended June 30, 1991. A Representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to be available to respond to appropriate questions.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions will have the effect of a vote “AGAINST” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

Recommendation of the Trident Board

The Trident Board unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

PROPOSAL NO. 7

ADJOURNMENT OF THE MEETING

Adjournment of the Meeting

Although it is not currently expected, the meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the share issuance to NXP, approve the Charter Amendment, approve the adoption of the 2010 Plan and approve the Exchange Program. In that event, Trident may ask its stockholders to consider the adjournment of the meeting to solicit additional proxies on such four proposal, but not the other two proposals described herein relating to the election of directors and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

In this proposal, we are asking you to authorize the holders of any proxy solicited by the Trident Board to vote in favor of granting discretionary authority to the proxies or attorneys-in-fact to adjourn the meeting for the purpose of soliciting additional proxies. If Trident stockholders approve the adjournment proposal, we could adjourn the meeting and any adjourned session of the meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet. Additionally, we may seek to adjourn the meeting if a quorum is not present at the meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the meeting requires an affirmative vote of the holders of a majority of the shares of Trident common stock present in person or by proxy at the meeting and entitled to vote on the proposal, voting together as a single class. No proxy that is specifically marked “AGAINST” approval of the share issuance to NXP, approval of the Charter Amendment, approval of the adoption of the 2010 Plan or approval of the Exchange Program will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the meeting.

The Trident Board recommends that you vote “FOR” the proposal to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient vote to approve the share issuance to NXP, approve the Charter Amendment, approve the adoption of the 2010 Plan and approve the Exchange Program.

INFORMATION ABOUT NXP

Description of the Acquired Business Lines

Overview

NXP is a privately-held Dutch corporation. NXP creates semiconductors, system solutions and software that deliver better sensory experiences in televisions, set-top boxes, identification applications, cars and a wide range of other electronic devices. NXP operates in several business units including Home, Automotive and Identification, MultiMarket Semiconductors, Manufacturing Operations and Corporate and Other.

The selected assets and liabilities of NXP’s television systems and set-top box business lines that Trident will acquire pursuant to the Share Exchange Agreement, as further described below and referred to herein as the “acquired business lines,” are currently part of NXP’s Home business unit. This business unit provides system solutions for the analog TV, digital TV, set-top boxes and PC-TV application markets, as well as related semiconductor components for a broad range of consumer products.

Specifically, the acquired business lines consist of the development, marketing and sales activities of NXP and its subsidiaries related to the following:

•	integrated circuits and software that are specific for any analog, analog matrix or digital TV (including IPTV and media processors), PC video system or set-top box applications;

•	co-processor integrated circuits for any analog or digital TV, PC video system, set-top box, or TV accessory;

•	demodulator and video decoder integrated circuits for any digital TV, set-top box, or TV accessory; and

•	the integration of one or more of the integrated circuits and software described by the previous three bullets into integrated circuits or SoCs, in each case where that circuit, integrated circuit, SoC or software is used to receive, process and/or transmit standard video signals, and all derivatives, extensions and successors.

The acquired business lines do not include any activities conducted by NXP or its subsidiaries in its Home business unit related to (i) digital or analog tuners, (ii) demodulators with integrated tuners and (iii) media interfaces.

Products

The acquired business lines include the following products:

•	platforms for analog cathode ray tube, digital television and set-top box applications;

•	demodulators;

•	channel decoders; and

•	video encoding systems for personal computers.

Global Sales and Marketing

NXP currently markets and sells the products related to the acquired business lines worldwide to a variety of original equipment manufacturers, original design manufacturers, contract manufacturers and distributors. NXP focuses on generating demand for the acquired business lines products by adding value to its customers and leveraging long-standing customer relationships and providing high quality customer support.

The NXP sales and marketing include technical product marketing teams co-located within development teams as well as of regional marketing teams in each sales region (Europe, the Americas, Greater China and Asia Pacific). The technical product marketing team is responsible for defining technical product roadmaps and product specifications with leading customers, and each regional marketing team is responsible for managing the global key accounts headquartered in its particular region as well as regional sales to other accounts.

Research & Development

The products used in the acquired business lines are complex and development intensive. As part of the Transaction, NXP will be contributing to Trident its hardware and software development capabilities related to the acquired business lines.

Manufacturing Locations

The manufacture of the products of the acquired business lines generally use advanced CMOS processes. These advanced processes are manufactured at specialized wafer fabrication facilities, including facilities located in Taiwan Semiconductor Manufacturing Company’s facilities in Singapore, Hsinchu, Taiwan and Tainan, Taiwan, and Semiconductor Manufacturing International Corp.’s facilities Shanghai, China, Tianjin, China and Beijing, China. Products in the analog cathode ray tube business are manufactured in NXP’s wafer fabrications facility in Nijmegen, The Netherlands.

Assembly and product testing services are conducted in NXP’s assembly and test center in Kaohsiung, Taiwan. In order to manage potential overflow capacity, the acquired business lines have also qualified a part of their products in third party assembly and test centers.

Competitive Landscape

Digital Video Systems.  In August 2008, NXP completed the acquisition of the Broadband Media Processing business of Conexant Systems, Inc., which provides industry-leading products for satellite, cable and IPTV applications. As a result of this acquisition, NXP’s existing set-top box and digital TV operations were combined with Conexant’s Broadband Media Processing business. The combined operations created a top three player in digital video systems with the scale to establish a strong leadership position. The acquired business lines will include the set-top box SoC and standalone demodulator business from the Conexant acquisition, but will not include the front end business which has been combined with the NXP standalone tuner business.

Digital TV Semiconductor Market.  The digital TV semiconductor market in particular is expected to grow significantly as a result of further product integration and expanding digital TV market. NXP’s total system solutions for the digital TV application market, which will be part of the acquired business lines, have positioned the acquired business lines well to benefit from this growth. Part of the growth in the digital markets is driven by government mandates requiring the inclusion of a digital tuner in every new television, e.g. the 2005 FCC tuner mandate in the United States.

Seasonality

The industry of which the acquired business lines comprises a part is largely focused on the consumer products market. Typically the acquired business lines experience seasonally higher sales in its television business in the second half of the year. However, sales in the set-top box business are more closely aligned the switchover to digital networks in the different countries in the world.

Key Customers

The key customers of the acquired business lines include the following: Philips, Samsung, Sony, Panasonic, LG, Cisco, Echostar, Pace, Motorola, Thomson, Sharp and Humax.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Acquired Business Lines

Overview

The following discussion and analysis of the financial results and condition of the acquired business lines relates to (i) the audited combined interim financial statements of the acquired business lines for the six months ended June 30, 2009, (ii) the unaudited combined interim financial statements of the acquired business lines for the six months ended June 30, 2008, and (iii) the audited combined financial statements for the acquired business lines as of December 31, 2008 and 2007 for the years ended December 31, 2008 and 2007, and should be read in conjunction with such financial statements and the related notes. The financial information included in this discussion is based on US GAAP, unless otherwise indicated.

Forward-Looking Statements

The following discussion includes forward-looking statements which include statements regarding business strategies, financial conditions, results of operations, and market data, as well as any other statements which are not historical facts. By their nature, forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include the following: market demand and semiconductor industry conditions, the acquired business lines’ ability to successfully introduce new technologies and products, the demand for the goods into which the products of the acquired business lines are incorporated, the acquired business lines’ ability to generate sufficient cash or raise sufficient capital to meet research and development and capital investment requirements, the acquired business lines’ ability to accurately estimate demand and match our production capacity accordingly or obtain supplies from third-party producers, the acquired business lines’ access to production from third-party outsourcing partners, and any events that might affect their business or the acquired business lines’ relationship with them, the acquired business lines’ ability to secure adequate and timely supply of equipment and materials from suppliers or to avoid operational problems and product defects and, if such issues were to arise, to rectify them quickly, the acquired business lines’ reliance on proprietary intellectual property, the acquired business lines’ ability to form strategic partnerships and joint ventures and successfully cooperate with alliance partners, the acquired business lines’ ability to win competitive bid selection processes to develop products for use in customers’ equipment and products, the acquired business lines’ ability to successfully establish a brand identity, the acquired business lines’ ability to successfully hire and retain key management and senior product architects; and, the acquired business lines’ ability to maintain good relationships with suppliers, and, operations of the acquired business lines exposed to economic and political developments, and laws and regulations in countries across the world.

Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, neither Trident nor NXP has any intention or obligation to update forward-looking statements contained in the following discussion after the distribution of this proxy statement. In addition, the following discussion contains information concerning the semiconductor industry and the acquired business lines’ market segments generally, which is forward-looking in nature and is based on a variety of assumptions regarding the ways in which the semiconductor industry and the acquired business lines’ market segments and product areas will develop. These assumptions are based on information currently available. If any one or more of these assumptions turn out to be incorrect, actual market results may differ from those predicted. While it is not known what impact any such differences may have on the acquired business lines, if there are such differences, the future results of operations and financial condition of the acquired business lines could be materially adversely affected.

Not a Stand-Alone Business

The acquired business lines have operated within NXP’s Home business unit and have not operated as a stand-alone business. The acquired business lines combined financial statements were derived from the accounting records of NXP using the historical bases of assets and liabilities. NXP believes the assumptions underlying the acquired business lines combined financial statements are reasonable. However, such combined financial statements may not necessarily be representative of amounts that would have been reflected in such combined financial statements had the acquired business lines operated independently of NXP.

Use of Certain Non-US GAAP Financial Measures

The following non-US GAAP financial measures are presented in the discussion because they are used by NXP in evaluating the performance of its Home business unit, which presently operates the acquired business lines, and because NXP believes the financial measures provide investors with useful information about the financial results of the acquired business lines.

Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”).  EBITDA represents net income excluding income taxes, financial income and expenses and amortization and depreciation (including impairments). NXP uses EBITDA to evaluate the performance of the acquired business lines because it believes that doing so facilitates comparisons of underlying performance between periods.

Adjusted EBITDA.  Adjusted EBITDA refers to EBITDA adjusted for incidental items such as restructuring and the remaining effects of purchase price accounting. NXP uses Adjusted EBITDA to evaluate the performance of the acquired business lines and to make comparisons over different fiscal periods because it eliminates the effect of certain items management deems less relevant to the continuing operations of the acquired business lines.

Adjusted Earnings Before Interest and Tax (“Adjusted EBIT”).  Adjusted EBIT refers to EBIT adjusted for incidental items such as restructuring and other non operations-related items, impairments and the effects of purchase price accounting. Adjusted EBIT is used by management to evaluate the performance of the acquired business lines.

Effect of Purchase Price Accounting

KASLION.  The acquisition of NXP by KASLION, on September 29, 2006, has been accounted for using purchase price accounting. Accordingly, the purchase price has been “pushed down” to NXP and allocated to the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the net assets acquired and liabilities assumed by NXP was allocated to different business units including the acquired business lines. An amount of $516 million was allocated to the acquired business lines on January 1, 2007.

Conexant Acquisition.  On August 11, 2008, NXP successfully completed the acquisition of the Broadband Media Processing business of Conexant Systems, Inc., which provides industry-leading products for satellite, cable and IPTV applications. The purchase price (net of cash acquired) was $113 million and was allocated to other intangible assets ($67 million) and goodwill ($18 million). The other non-current and current assets acquired amounted to $29 million, the liabilities assumed amounted to $1 million. There is a contingent purchase price (“earn out”) of up to $35 million, which depends on revenue targets. Based on the current NXP expectations, however, it is likely that these targets will not be achieved. Therefore, the earn out has been excluded from the purchase price.

Acquisition balances presented in the combined financial statements of the acquired business lines are inventories of $18 million, property, plant and equipment of $8 million, other intangible assets of $56 million and goodwill for an amount of $9 million of which an amount of $7 million is tax deductible. The results of the BMP business are included in the combined financial statements of the acquired business lines since the acquisition date and contributed $52 million to the acquired business lines total sales in 2008.

Included in the results of operations is an amount of $9 million relating to purchased in-process research and development costs which has been fully written off in 2008. Other intangible assets include $10 million for customer related intangible assets and $37 million for technology related intangible assets and are amortized over 15 years.

Highlights

The following highlights what NXP believes to be the most significant events that have impacted the acquired business lines.

Economic and Financial Crisis Revenues for the acquired business lines were significantly impacted in the fourth quarter of 2008 and the first six months of 2009 by the unprecedented economic downturn in the semiconductor industry. The global financial crisis and semiconductor market conditions caused a rapid deterioration of demand and had an impact on both sales and profitability.

Redesign Program.  On September 12, 2008, NXP announced a redesign program intended to right size its cost base to match the revenue profile. The redesign program included the acquired business lines in its scope. Since the announcement, significant progress has been made in detailing the redesign program and deploying the required measures within the acquired business lines. This has resulted in a cumulative charge of $22 million through the end of June 30, 2009.

Acquisition of Broadband Media Processing / Conexant.  On August 11, 2008, NXP successfully completed the acquisition of Conexant Systems Inc.’s Broadband Media Processing business, which is comprised of products for satellite, cable and internet protocol television applications. A major part of the Broadband Media Processing business has become part of the acquired business lines and contributed during 2008 (since August 11, 2008) and the first six months of 2009 $52 million and $57 million, respectively, to total sales of the acquired business lines.

Impairments and write down of assets.  NXP periodically reviews the carrying value of goodwill and other intangible assets. Taking into account the global economic crisis that began in the second half of 2008 and the strong decline in the cathode ray tube TV market and in the retail set top box business, the application of the impairment test for the year ended December 31, 2008, resulted in the write down of goodwill and other intangibles of $384 million for the acquired business lines.

Performance For Years Ended December 31, 2007 and December 31, 2008 and Six Months Ended June 30, 2009

The income statement below provides information for the acquired business lines for the years ended December 31, 2007 and December 31, 2008 and the six months ended June 30, 2009. The net losses after taxes for acquired business lines for these periods were $187 million, $582 million and $118 million, respectively.

	Dec. 31,	Dec. 31,	June 30,	June 30,
	2007	2008	2008	2009
	(In millions of $)

Total sales	553	495	238	187
Cost of sales	(397)	(338)	(158)	(139)
Gross margin	156	157	80	48
Selling expenses	(40)	(31)	(13)	(18)
General and administrative expenses:
Impairment of goodwill	—	(207)	—	—
Impairment of intangible assets	—	(177)	—	—
Restructuring	(8)	(29)	—	7
Other General and administrative expenses	(86)	(69)	(46)	(27)
Research and development expenses	(230)	(237)	(113)	(120)
EBIT	(208)	(593)	(92)	(110)
Income tax benefit (expense)	21	11	1	(8)
Net income (loss)	(187)	(582)	(91)	(118)

The following table provides the Adjusted EBIT and Adjusted EBITDA of the acquired business lines for the years ended December 31, 2007 and December 31, 2008 and the six months ended June 30, 2009.

	Dec. 31, 2007			Dec. 31, 2008			June 30, 2008			June 30, 2009
		Purchase Price			Purchase Price			Purchase Price			Purchase Price
		Accounting and			Accounting and			Accounting and			Accounting and
	Published	Restructuring	Adjusted	Published	Restructuring	Adjusted	Published	Restructuring	Adjusted	Published	Restructuring	Adjusted
	(In millions of $)

Sales	552	—	552	495	—	495	238	—	238	186	—	186
Sales to related parties	1	—	1	0	—	0	0	—	0	1	—	1

Total sales	553	—	553	495	—	495	238	—	238	187	—	187
Cost of sales	(397)	—	(397)	(338)	—	(338)	(158)	—	(158)	(139)	—	(139)

Gross margin	156	—	156	157	—	157	80	—	80	48	—	48

	Dec. 31, 2007			Dec. 31, 2008			June 30, 2008			June 30, 2009
		Purchase Price			Purchase Price			Purchase Price			Purchase Price
		Accounting and			Accounting and			Accounting and			Accounting and
	Published	Restructuring	Adjusted	Published	Restructuring	Adjusted	Published	Restructuring	Adjusted	Published	Restructuring	Adjusted
	(In millions of $)

Selling expenses	(40)	—	(40)		(31)	(31)	(13)	—	(13)	(18)	—	(18)
General and administrative expenses								—
Impairment charges	—	—	—	(384)	(384)	—	—	—	—	—	—	—
Restructuring costs	(8)	(8)	—	(29)	(29)	—	—	—	—	7	7	—
Other general and administrative expenses	(86)	(56)	(30)	(69)	(46)	(23)	(46)	(29)	(17)	(27)	(6)	(21)
Research and development expenses	(230)	—	(230)	(237)	(9)	(228)	(113)	—	(113)	(120)	—	(120)

EBIT	(208)	(64)	(144)	(593)	(468)	(125)	(92)	(29)	(63)	(110)	1	(111)
Depreciation and amortization	(61)	(56)	(5)	(447)	(430)	(17)	(33)	(29)	(4)	(8)	(6)	(2)

EBITDA	(147)	(8)	(139)	(146)	(38)	(108)	(59)	—	(59)	(102)	7	(109)

Total Sales.  Total sales for the acquired business lines for the year ended December 31, 2007 were $553 million and were affected by a decline in the cathode ray tube TV market, reflecting the transition from analog to digital television technologies, and soft sales in the digital TV market.

Total sales for the acquired business lines for the year ended December 31, 2008 declined further to $495 million mainly due to the global economic crises together with continuous decline in the retail set top box market and cathode ray tube TV market. However, some improvements were seen in the digital TV systems on chip market where the acquired business lines increased market share after starting mass production for a major Japanese manufacturer.

Total sales for the acquired business lines for the period from January 1, 2009 through June 30, 2009 were $187 million compared to $238 million in the corresponding period of 2008. The decline in sales was primarily due to the economic crises that started in the second half of year 2008 and continued through the period from January 1, 2009 through June 30, 2009. Furthermore, sales reflected a declining trend mainly due to higher inventory levels (during the first quarter of 2009) and lower customer demand throughout the period. In the second quarter of 2009, the acquired business lines experienced higher sales compared to the first quarter of 2009 due to inventory replenishments.

The acquired business lines’ new digital TV platform, the TV550, currently has two key customers engaged for the 2010 model range, with the first mass production of the TV550 anticipated to commence in either the fourth quarter of 2009 or the first quarter of 2010. The acquired business lines also achieved significant design wins with key original equipment manufacturers in Europe in terrestrial and satellite applications for major operators.

Gross Margin.  The gross margin for the acquired business lines for the year ended December 31, 2007 was $156 million and was strongly affected by lower sales. The gross margin for the acquired business lines for the year ended December 31, 2008 was $157 million. The increase in gross margin, despite lower sales volumes, was mainly due to better product mix and efforts to reduce the cost of goods sold. The gross margin for the acquired business lines for the period from January 1, 2009 through June 30, 2009 was $48 million compared to $80 million in the corresponding period of 2008, a decrease due to rapid decline in sales in view of the ongoing global economic crisis.

Selling Expenses.  Selling expenses for the acquired business lines were $40 million for the year ended December 31, 2007 and $31 million for the year ended December 31, 2008. The selling expenses as a percentage of total sales were almost stable at 7% and 6% for the years ended December 31, 2007 and December 31, 2008, respectively.

For the six months ended June 30, 2009, selling expenses for the acquired business lines increased to 10% of total sales or $18 million compared to 5% of total sales or $13 million, mainly due to a decrease in sales.

General and Administrative Expenses.  General and administrative expenses for the acquired business lines were $94 million for the year ended December 31, 2007. Excluding purchase price accounting effects of $56 million

(related to amortization of intangibles assets) and incidental items of $8 million restructuring costs, the general and administrative expenses amounted to $30 million.

For the year ended December 31, 2008, general and administrative expenses for the acquired business lines amounted to $487 million, which included a charge of $384 million, related to write down of goodwill and intangibles assets. Also, included were the purchase price accounting effects of $46 million and restructuring costs of $29 million. The restructuring costs were mainly related to the redesign program announced by NXP on September 12, 2008. Excluding purchase price accounting effects and incidental items, general and administrative expenses were reduced to $23 million in 2008 compared to $30 million for the year ended December 31, 2007, a reduction largely due to the restructuring efforts in 2007 partly offset by additional expenses as a result of acquisition of Conexant’s Broadband Media Processing business.

Excluding purchase price accounting effects and incidental charges, the general and administrative expenses for the acquired business lines were $21 million for the period January 1, 2009 through June 30, 2009, compared to $17 million during the corresponding period in 2008. The increase in general and administrative expenses was mainly due to the acquired Conexant Broadband Media Processing business.

Research and Development Expenses.  Research and development expenses for the acquired business lines were $230 million for the year ended December 31, 2007. NXP made investments in key areas as digital TV and set top boxes in order to support future design wins. The research and development expenses for the acquired business lines for the year ended December 31, 2008 were $237 million.

The research and development expenses as a percentage of total sales increased from 42% in 2007 to 48% in 2008. The increase in expenses was mainly due acquisition of Conexant’s Broadband Media Processing business, partly offset by the reduction in the number of full time employees.

For the period from January 1, 2009 through June 30, 2009, research and development expenses increased to 64% of total sales as compared to $113 million or 47% of total sales during the corresponding period in 2008, mainly due to the acquired Conexant Broadband Media Processing business, which is primarily a research and development organization.

EBIT.  EBIT for the acquired business lines for the year ended December 31, 2007 was a loss of $208 million. Included are the purchase price accounting effects of $56 million and restructuring costs of $8 million. The Adjusted EBIT loss of $144 million was the result of declines in sales and higher operating expenses, including research and development investments in key areas such as digital TV and set top boxes.

EBIT for the acquired business lines for the year ended December 31, 2008 was a loss of $593 million. The higher EBIT loss was due to the write down of goodwill and intangible assets of $384 million. Also included are the purchase price accounting effects of $55 million and restructuring costs of $29 million. The higher purchase price accounting charge as compared to 2007 was due to the acquisition of Conexant’s Broadband Media Processing business. The Adjusted EBIT was a loss of $125 million compared to Adjusted EBIT loss of $144 million in 2007. The lower Adjusted EBIT loss was due to a higher gross margin resulting from a better product mix and lower cost base.

The Adjusted EBIT for the period January 1, 2009 through June 30, 2009 was a loss of $111 million compared to a loss of $63 million during the corresponding period of 2008, and was largely due to a decline in sales as a result of global economic downturn and investments made in the research and development organization as a result of the acquisition of Conexant’s Broadband Media Processing business.

Income Tax Benefit (Expense).  The income tax benefit for the acquired business lines was $21 million for the year ended December 31, 2007 and $11 million for the year ended December 31, 2008. The income tax expense for the acquired business lines was $8 million for the period January 1, 2009 through June 30, 2009 compared to a $1 million tax benefit during the corresponding period in 2008.

The tax position of the acquired business lines is determined on a separate return basis as if the sites would be stand-alone companies subject to corporate income tax. Based on the foregoing, a tax expense is recorded for the periods in scope. This relatively high tax expense is because the acquired business lines have realized substantial taxable profits in certain jurisdictions where there are no tax loss carry forwards to offset such profits.

Net Income (Loss).  The net loss for the acquired business lines for the year ended December 31, 2007 was $187 million compared to a loss of $582 million for the year ended December 31, 2008. The higher loss in 2008 was primarily due to the write down of goodwill and intangible assets as a result of an impairment test and additional operating expenses due to the acquisition of Conexant’s Broadband Media Processing business. The net loss for the period January 1, 2009 through 30 June, 2009 was $118 million compared to a loss of $91 million during the corresponding period in 2008, mainly due to a lower gross margin resulting from lower sales volume and additional investments in the research and development organization as a result of the acquisition of Conexant’s Broadband Media Processing business.

Employment

The following table provides the number of full time employees of the acquired business lines per geographic area.

(In number of employees)	Dec. 31, 2007	Dec. 31, 2008	June 30, 2009

Europe and Africa	834	588	519
Americas	33	224	213
Greater Chinas	216	286	238
Asia Pacific	261	471	446

	1,344	1,569	1,416

Liquidity and Capital Resources

NXP applies a centralized approach to cash management and the financing of its operations, and the liquidity and capital resources position of the acquired business lines is not evaluated separately from NXP as a whole. The financial information provided in this section “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Acquired Business Lines” and the financial statements of the acquired business lines provided elsewhere in this proxy statement do not include an allocation of NXP’s debt, interest expense, or cash, as none of those items are specifically identifiable to the acquired business lines. Cash transactions carried out by NXP on behalf of the acquired business lines are netted against equity in the acquired business lines.

The acquired business lines presently have no material commitments for capital expenditures and has no long term debt obligations, long term capital lease obligations or other long term contractual obligations.

Cash Flows.  The statement of cash flows for the acquired business lines is as follows:

	Dec. 31,	Dec. 31,	June 30,	June 30,
	2007	2008	2008	2009
	(In millions of $)

Net income (loss)	(187)	(582)	(91)	(118)
Net cash used for operating activities	(85)	(153)	(76)	(100)
Net cash used by investing activities	(3)	(95)	(2)	—

Cash flows before financing activities	(88)	(248)	(78)	(100)
Net cash from financing activities	88	248	78	100

Net cash (used for) provided by continuing operations	—	—	—	—
Cash and cash equivalents at beginning of year	—	—	—	—
Cash and cash equivalents at end of year	—	—	—	—

Cash Flow From Operating Activities.  The net cash used for the operating activities of the acquired business lines for the year ended December 31, 2007 was $85 million, largely due to a rapid decline in sales as a result of a weak cathode ray tube TV market, of which the acquired business lines had a substantial market share. In addition, significant research and development investments were made in 2007 in the key areas of digital TV and set top boxes.

The net cash used for the operating activities of the acquired business lines for the year ended December 31, 2008 was $153 million. The increased cash utilization compared to 2007 was largely due to higher restructuring costs and additional costs resulting from the acquisition of Conexant’s Broadband Media Processing business.

The net cash used for the operating activities of the acquired business lines for the period January 1, 2008 through June 30, 2008 was $76 million as a result of higher gross margin due to better product mix and efforts to reduce the cost of goods sold.

The net cash used for the operating activities of the acquired business lines for the period January 1, 2009 through June 30, 2009 was $100 million, as compared to $76 million for the corresponding period in 2008. The relatively higher cash utilization was attributable to lower sales resulting in lower collections and higher fixed cost operating expenses.

Cash Flow From Investing Activities.  The net cash used for the investing activities of the acquired business lines for the year ended December 31, 2007 was $3 million and represents additional expenditures made on fixed assets. The net cash used for investing activities of the acquired business lines for the year ended December 31, 2008 was $95 million and mainly relates to the acquisition of Conexant’s Broadband Media Processing business. The net cash used for investing activities for the period January 1, 2008 through June 30, 2008 was $2 million, which represented expenditures on fixed assets. The net cash used for investing activities of the acquired business lines for the period January 1, 2009 through June 30, 2009 was $0.3 million.

Guarantees and Contractual Obligations

Guarantees issued or modified after December 31, 2002 having characteristics as defined in FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements of Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), are measured at fair value and recognized on the balance sheet. At the end of December 31, 2007, December 31, 2008 and June 30, 2009, the total fair value of such guarantees was nil.

Guarantees issued before December 31, 2002 and not modified afterwards, and guarantees issued after December 31, 2002, which do not have characteristics defined in FIN 45, remain off balance sheet. As of December 31, 2007, December 31, 2008 and June 30, 2009, there were no such guarantees recognized.

Quantitative and Qualitative Disclosures About Market Risk

The acquired business lines operate as a part of NXP, but is not separately accounted for as a separate entity, subsidiary or business unit, or otherwise. Within NXP, the approach to risk management and business control is primarily organized along the axis of business units, core processes and support functions, which is also applicable to the acquired business lines. An overview of NXP’s approach to risk management and business control, and a description of the nature and the extent of the acquired business lines’ exposure to risks is discussed below.

Approach to Risk Management and Business Control.  Risk management forms an integral part of business management. NXP’s risk and control policy is designed to provide reasonable assurance that objectives are met by integrating management control over daily operations, by ensuring compliance with legal requirements and by safeguarding the integrity of the financial reporting and related disclosures. NXP management is responsible for identifying critical business risks and for implementing fit-for-purpose risk responses. Internal controls are managed and controlled by a regular assessment of the installed business controls and, if required, corrective actions.

Corporate Governance.  NXP believes that adequate corporate governance is a critical factor in achieving business success. Adequate corporate governance is based on, amongst other factors, solid internal controls and high ethical standards throughout every aspect of its business. Risk management is well-embedded in NXP’s corporate governance model and is addressed through annual strategy determinations, quarterly business review meetings and periodical assessment of controls.

The quality of NXP’s systems of business controls and the findings of internal and external audits are reported to and discussed by the Audit Committee of the Supervisory Board. Internal auditors monitor the quality of the business controls through risk-based operational audits, inspections of financial reporting controls and compliance audits.

Business Control Framework.  The NXP Business Control Framework sets the standard for risk management and business controls at NXP. The objectives of the Business Control Framework are to maintain integrated management control of NXP’s operations, to ensure integrity of the financial reporting and business processes, as well as to comply with applicable laws and regulations.

With respect to financial reporting, a structured company-wide assessment and monitoring process is in place to enable the Chief Executive Officer and Chief Financial Officer to review the effectiveness of financial risk management and business controls. Each quarter, entities issue a formal certification statement to confirm the adequacy of the design and effectiveness of disclosure controls and internal controls over financial reporting. As part of the annual report process, management’s accountability for business controls is enforced through the formal issuance of a Statement on Business Controls and a Letter of Representation.

US Sarbanes-Oxley Act.  In connection with the registration of its exchange notes, NXP became a SEC registrant during 2007. Following this SEC registration, NXP is subject to certain provisions of the US Sarbanes-Oxley Act. A separate Annual Report on Form 20-F, certified by both the CEO and the CFO, is filed with the US Securities and Exchange Commission, including management certification relating to its internal controls over financial reporting. Both the CEO and CFO have assessed the design and operating effectiveness of controls within the scope of section 404 of the US Sarbanes-Oxley Act. This evaluation included controls at the NXP subsidiary level and transactional controls at significant locations. The scope also included relevant IT controls. Any deficiencies noted in design and operating effectiveness not completely remediated were formally evaluated at year-end. Based on that assessment, it was concluded that, as of December 31, 2007 and 2008, NXP’s internal control over US GAAP financial reporting was considered effective.

Financial Risks.  Since the acquired business lines do not have a separate legal status, no tax returns and corresponding tax position dedicated to the acquired business lines have been prepared. The tax position reflected in the combined interim financial statements has been calculated on a separate return basis. NXP (and not the NXP Business) is exposed to a number of different tax uncertainties, resulting from disputes with local tax authorities about transfer pricing of internal deliveries of goods and services or relate to financing, acquisitions and divestments, the use of tax credits and permanent establishments, and losses carried forward.

Within the area of financial risks, NXP identifies risks related to Treasury, Pensions and Financial Reporting. Risks in these categories include the following:

Treasury.  The acquired business lines are global businesses and are exposed to a variety of financial risks, including currency risk, credit risk and other insurable risks, which may impact their operating or financial results. NXP applies a centralized approach to cash management and the financing of its operations. The Treasury department of NXP is the only authorized interface with the financial markets. The combined interim financial statements of the acquired business lines do not include an allocation of NXP’s debt, interest expense, or cash, as none of those items are specifically identifiable to the NXP Business. Cash transactions carried out by NXP on behalf of the acquired business lines are netted against NXP’s business equity in the acquired business lines.

Fluctuations in foreign exchange rates may have an adverse effect on the financial results of the acquired business lines, as a substantial proportion of expenses of the acquired business lines are incurred in euros, while most of its revenues are denominated in U.S. dollars. Accordingly, results of operations of the acquired business lines may be affected by changes in exchange rates, particularly between the euro and the U.S. dollar. The Treasury department of NXP enters into diverse financial transactions with several counterparties to mitigate the currency risk of the acquired business lines. Derivative instruments are only used for hedging purposes.

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed to perform upon their agreed payment obligations. Credit risk is present within the trade receivables of the acquired business lines. Such exposure is reduced through ongoing credit evaluations of the financial conditions of its customers and by adjusting payment terms and credit limits when appropriate.

Global insurance policies are in place to cover the acquired business lines for possible losses resulting from various types of risks in the areas of property damage, business interruption, general and product liability, transport, directors and officers liability, employment practice liability, and criminal liability. To lower exposures and to avoid potential losses, The Treasury department of NXP has a worldwide risk-engineering program in place. The main focus in this program is on property damage and business interruption risks.

Pensions.  The acquired business lines have defined-benefit pension plans in a few countries. The funded status and the cost of maintaining these plans are influenced by financial market and demographic developments, which may lead to volatility in the acquired business lines’ financial results.

The accounting for defined-benefit pension plans requires management to determine discount rates, expected rates of compensation and expected returns on plan assets. Changes in these variables can have a significant impact on the projected benefit obligations and net periodic pension costs. A negative performance of the financial markets could have an impact on funding requirements and net periodic pension costs.

Financial Reporting.  Reliability of reporting is a pre-requisite for management to steer the acquired business lines. Flaws in control systems could adversely affect financial results and hamper expected growth. Imperfections in the disclosures could create uncertainty regarding the reliability of the data presented. Compliance procedures are adopted by management to ensure that the resource use is consistent with laws, regulations and policies, and that resources are safeguarded against waste, loss and misuse. Ineffective compliance procedures relating to the safeguarding of assets could have an undesirable effect on the acquired business lines’ financial results.

Critical Accounting Policies

For information regarding the accounting policies and accounting policies used in preparing the financial information of the acquired business lines, please see Note 2 of the financial statements of the acquired business lines for the period from January 1, 2009 through June 30, 2009, the year ended December 31, 2008 and the year ended December 31, 2007.

INFORMATION ABOUT TRIDENT MICROSYSTEMS

Trident’s Business

Trident is a leader in high-performance semiconductor system solutions for the multimedia and digital television market. Trident and its direct and indirect wholly owned subsidiaries, including TMFE, design, develop and market integrated circuits, or ICs, for digital media applications, such as digital television, or DTV, and liquid crystal display television, or LCD TV. Trident’s system-on-a-chip, or SoC, semiconductors provide the “intelligence” for these new types of displays by processing and optimizing video and computer graphic signals to produce high-quality and realistic images. Our discrete products include frame rate converter, or FRC, demodulator or DRX and audio decoder products. Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products. Since 1987, Trident has designed, developed and marketed very large-scale ICs for graphics applications, historically for the personal computer, or PC, market, and, since 1999, for DTV in the consumer television market.

Trident’s common stock (NASDAQ: TRID) is listed on the NASDAQ Global Select Market. The principal executive offices of Trident are located at 3408 Garrett Drive, Santa Clara, California 95054-2803 and our telephone number at this location is (408) 764-8808.

Additional information about Trident and its subsidiaries is included in documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 198.

INFORMATION ABOUT THE TRIDENT BOARD OF DIRECTORS

We have a classified board of directors consisting of two Class I directors (Hans Geyer and Raymond K. Ostby), two Class II directors (J. Carl Hsu and Brian R. Bachman) and three Class III directors (Glen M. Antle, David H. Courtney and Sylvia Summers Couder). At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date and serve until their respective successors are duly elected and qualified.

The following table sets forth, for our current directors, including the nominees to be elected as Class II directors at this meeting, information with respect to their ages and background:

Name	Principal Occupation	Age	Director Since

Class I Directors:
Hans Geyer	Director	58	2007
Raymond K. Ostby	Director	62	2006

Class II Directors:
J. Carl Hsu	Director	67	2008
Brian R. Bachman	Director	64	2007

Class III Directors:
Glen M. Antle	Director*	71	1992
Sylvia Summers Couder	President and Chief Executive Officer	56	2007
David H. Courtney	Chairman of the Board*	50	2008

*	Effective as of October 20, 2009, Mr. Antle stepped down as Chairman of the Board and Mr. Courtney was elected to serve as his successor.

Glen M. Antle has served as a director of Trident since July 1992 and as its Chairman from November 2006 to October 2009. He also served as its Acting Chief Executive Officer between November 2006 and October 2007. From July 1996 to August 1997, Mr. Antle was a director of Compass Design Automation, a company providing EDA tools and libraries. From February 1991 to June 1993, he served as Chairman of the Board of Directors of PiE Design Systems, an electronic design automation company, and from August 1992 to June 1993 as its Chief Executive Officer. In June 1993, PiE merged into Quickturn Design Systems, Inc., also an electronic design automation company, and Mr. Antle served as Chairman of the Board of Directors of Quickturn from June 1993 to June 1999. Mr. Antle was a co-founder of ECAD, Inc., now Cadence Design Systems, Inc., and served as Co-Chairman of the Board of Directors from May 1988 to June 1989 and as its Chairman of the Board of Directors and Chief Executive Officer from August 1982 to May 1988. Mr. Antle is also a director of Semtech, a semiconductor corporation.

Brian R. Bachman has served as a member of the Trident Board since May 2007. Mr. Bachman is a private investor and the Managing Partner of River Farm LLC. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Kulicke & Soffa Industries, and Keithley Instruments. Mr. Bachman holds a B.S. degree in engineering from the University of Illinois and an M.B.A. degree from the University of Chicago.

David H. Courtney has served as a member of the Trident Board since January 2008. Mr. Courtney became chief executive officer of JiWire, Inc. effective September 29, 2009. From September 2008 to September 2009, Mr. Courtney was an Executive in Residence at Venrock. Previously, he served as President, Chief Operating Officer and Chief Financial Officer of Adify, Inc. from September 2007 to August 2008. Prior to joining Adify, Mr. Courtney served in senior management positions at TiVo, Inc. from 1999 to 2006, most recently as Group Executive, Corporate Products & Services, Chief Financial Officer and a member of the Board of Directors from 2005-2006, Executive Vice President Worldwide Operations and Administration, Chief Financial Officer and a member of the Board of Directors from 2001-2005, Senior Vice President, Finance and Administration and Chief Financial Officer from 2000-2001, and Vice President and Chief Financial Officer from 1999 to 2000. Prior to his tenure at TiVo, Mr. Courtney was a Managing Director, Investment Banking at J.P. Morgan & Co., and before that, a Vice President, Investment Banking High Technology Group at Goldman Sachs & Co. Mr. Courtney holds an A.B. degree in Economics from Dartmouth College and an M.B.A. from Stanford University.

Hans Geyer has served as a member of the Trident Board since May 2007. Mr. Geyer served as Corporate Vice President and General Manager of Intel Corporation’s Storage Group from 2005 to his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. Mr. Geyer joined Intel in 1980, and since held various positions, including general manager of European Operations, general manager of the 386/486 microprocessor division, general manager of the FLASH memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a masters degree (Diplom-Informatiker) in computer science.

Dr. J. Carl Hsu has served as a member for the Trident Board since April 2008. Dr. Hsu has served since October 2001 as Professor, School of Electrical Engineering and Computer Science, at Peking University. From 1972 until his retirement in December 2003, he served in a variety of senior positions at Bell Laboratories (including AT&T and Lucent), most recently as President and CEO, Bell Laboratories Asia Pacific and China, headquartered in Beijing. His positions during this period also included service as President and CEO of Lucent’s Communications Software Group and as Executive Vice President, Advanced Technologies of Bell Laboratories. He is currently a member of the Board of Directors of Taiwan Mobile Co., Ltd. and Rogers Corporation. Dr. Hsu holds a B.S. degree in Electrical Engineering from the National Taiwan University and M.S. and Ph.D. degrees in Computer Science from the University of California at Los Angeles.

Raymond K. Ostby has served as a member of the Trident Board since July 2006. Mr. Ostby has served as Vice President of Finance and Administration and Chief Financial Officer of ASSIA, Inc., a private emerging telecommunications infrastructure company, since January 2009. Mr. Ostby served as Vice President and Chief Financial Officer of NextG Networks, Inc., a private emerging wireless infrastructure company, from January 2005 to May 2008 and as its Vice President, Administration from May 2008 to October 2008. From July 2003 until January 2005, Mr. Ostby was Vice President, Finance & Administration and Chief Financial Officer at Arraycomm, Inc., a provider of multi-antenna signal processing solutions, and since June 1999, he has been Vice President, Finance & Administration, Chief Financial Officer and Secretary at KBC Pharma, a privately held company. From September 1993 until May 1999, Mr. Ostby was employed as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Quickturn Design Systems, Inc., a provider of system-level verification solutions. From September 1991 to September 1993, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Force Computers, Inc., a computer products company. From June 1985 to September 1991, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Atmel Corporation, a manufacturer of semiconductor products. Mr. Ostby has been a Certified Public Accountant and holds a B.A. degree and an M.B.A. degree from the University of Montana, and completed Ph.D. coursework in Quantitative Analysis at the University of California at Berkeley.

Sylvia Summers Couder has served as Chief Executive Officer and a member of the Trident Board since October 2007. She was also appointed as President in February 2008. She held several positions with Spansion, Inc. between 2003 and 2007, most recently as Executive Vice President of the Consumer NXP Card and Industrial Division. Prior to joining Spansion, Ms. Summers served as Vice President and General Manager of the embedded business unit for Advanced Micro Devices’ Memory Products business. She has also served as President and Chief Executive Officer of Silvan Networks, Group Vice President and General Manager for the Public Access Management Network Services Group at Cisco Systems, Vice President and General Manager of the Multi-Platform Group at Storage Technology Corporation and in various senior-level management positions at Group Bull, Thomson CSF-RCM Division, and Matra Datasystems. She holds a B.S. degree in Electrical Engineering from Ecole Polytecnique Feminine in France and a M.S. degree in Electrical Engineering from the University of California, Berkeley.

Independence of the Board of Directors

The Trident Board is currently composed of seven directors and the Trident Board has determined that six meet the NASDAQ definition of independence. Ms. Summers, as Chief Executive Officer, does not meet the definition of independence. The Trident Board annually determines the independence of directors based on a review by the directors and the Nominating and Corporate Governance Committee. No director is considered independent unless the Trident Board has determined that he or she has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with us. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The standards relied upon by the Trident Board in affirmatively determining whether a director is independent are embodied in our corporate governance guidelines available on our web site at http://www.tridentmicro.com/investors. These standards reflect the NASDAQ corporate governance listing standards. Under our corporate governance guidelines, a director will not be considered independent in the following circumstances:

•	has been employed by Trident (or by any parent or subsidiary of Trident) within the past three years;

•	has accepted or has a family member who has accepted payments from Trident (or any parent or subsidiary of Trident) in excess of $120,000 during the current or past three fiscal years, other than for:

•	compensation for board or board committee service;

•	payments arising solely from investments in Trident’s securities;

•	compensation paid to a family member who is a non-executive employee of Trident or a parent or subsidiary of Trident; or

•	benefits under a tax-qualified retirement plan or nondiscretionary compensation;

•	has a family member who was employed as an executive officer during the past three years by Trident or any parent or subsidiary of Trident;

•	is, or has a family member who is, an executive officer, partner or controlling stockholder of any organization to which Trident made, or from which Trident received, payment for property or services in the current or any of the past three fiscal years exceeding 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than:

•	payments arising solely from investments in Trident’s securities; or

•	payments under non-discretionary charitable contribution matching funds;

•	is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of Trident served on the compensation committee of that other entity;

•	is, or has a family member who is a current partner of Trident’s outside auditor or was a partner or employee of Trident’s outside auditor who worked on the Trident’s audit at anytime during the past three years; or

•	has any other relationship which in the Board’s judgment might interfere with the exercise of his or her independent judgment in carrying out his or her responsibilities as a director.

In addition, members of the Audit Committee must (i) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Act of 1933, as amended, (ii) not have participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years, and (iii) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In September 2009, the directors and the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about the relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the directors or parties related to the directors. The Nominating and Corporate Governance Committee determined that each of the directors is independent, other than Ms. Summers, and that the members of the Audit, Compensation and Nominating and Corporate Governance Committees also meet the independence tests of NASDAQ. The Nominating and Corporate Governance Committee reported its conclusion to the Trident Board, and the Trident Board then considered each director individually and determined that none of the directors has had during the last three years (i) any of the relationships prohibited by NASDAQ rules for independence or (ii) any other material relationship with us that would compromise his or her independence; provided, however, that as Chief Executive Officer, Ms. Summers does not meet the definition of independence.

Controlled Company Exemption

Following the closing, we expect that Trident will qualify as a “controlled company,” as that term is defined by Rule 5615(c) of the NASDAQ Marketplace Rules. A controlled company is a company of which more than 50% of the voting power is held by an individual, group or another company. Immediately after the completion of transaction, NXP and its subsidiaries will collectively own more than 50% of the voting power of the outstanding common stock of Trident. Accordingly, we believe that Trident will be generally exempt from the requirements of Rule 5615(c) of the NASDAQ Marketplace Rules that would otherwise require Trident to have:

•	a majority of independent directors;

•	a compensation committee composed solely of independent directors;

•	compensation of Trident’s executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors;

•	a nominating committee composed solely of independent directors; and

•	director nominees selected, or recommended for the board of directors’ selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

However, although subject to the Controlled Company exemption, we expect o continue to have a majority of independent directors, a compensation committee composed solely of independent directors, and a nominating committee composed solely of independent directors.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Glen M. Antle served as Chairman of the Trident Board until October 20, 2009, and typically acted as the presiding director for such executive sessions of non-management directors. Beginning October 20, 2009, David H. Courtney was appointed Chairman of the Board, and will act as the presiding director for executive sessions of the Board from and after such date.

Meetings of the Board of Directors and Committees

During the fiscal year ended June 30, 2009, the Trident Board held nineteen (19) meetings. All directors attended at least 75% of the aggregate of the number of meetings of the Trident Board and of the committees of the Trident Board on which such director served during fiscal year 2009.

Committees of the Board of Directors

The Trident Board currently has three regular committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.tridentmicro.com/investors.

The following table provides membership and meeting information for fiscal year 2008 for each of the regular committees of the Trident Board:

Nominating and
Corporate
Name	Audit		Compensation		Governance

Glen M. Antle					X
Brian Bachman			X	*	X
David H. Courtney	X				X	*
Hans Geyer	X
J. Carl Hsu			X
Raymond K. Ostby	X	*	X
Total meetings in Fiscal Year 2009	13		11		5

*	Committee Chairperson

Audit Committee, Audit Committee Financial Expert

The Audit Committee consisted of three independent, non-employee directors during fiscal year 2009: Raymond K. Ostby, Hans Geyer and David H. Courtney. The Trident Board has determined that each of Mr. Ostby and Mr. Courtney is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Trident Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as required by Rule 5605(c) of the NASDAQ Listing Rules and as independence is defined in Rule 5604(a)(2).

The Audit Committee of the Trident Board oversees our corporate accounting and financial reporting processes and the audits of our financial statements. For this purpose, the Audit Committee performs several functions:

•	maintains responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm;

•	approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•	reviews, with our independent registered public accounting firm, any significant difficulties, disagreements, or restrictions encountered during the course of the audit, and reviews any management letters issued by the independent registered public accounting firm;

•	reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	reviews, with our independent registered public accounting firm, management and the Trident Board, our financial reporting processes and internal control over financial reporting;

•	reviews the annual audited financial statements and recommends to the Trident Board their inclusion in our annual report;

•	reviews the quarterly financial statements and earnings press releases;

•	reviews with management its assessment of the effectiveness and adequacy of our internal controls and procedures for financial reporting, and any significant deficiencies in the design or operation of our internal controls, and reviews with the independent registered public accounting firm their attestation to and report on our internal controls;

•	reviews and approves any related party transactions;

•	establishes and oversees procedures for the receipt, retention and treatment of complaints received regarding accounting, internal controls or auditing matters; reviews changes in, or waivers of, our Code of Conduct, and as requested by the Board, reviews and investigates any conduct alleged to be in violation of the Code of Conduct; and

•	periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards 61 (Codification of Statements on Auditory Standards No. 380) and any formal written statements received from the registered independent public accounting firm.

The Audit Committee held thirteen (13) meetings during the fiscal year ended June 30, 2009.

Upon the closing, we expect that the members of the Audit Committee will continue to be Mr. Ostby and Mr. Courtney, plus one director designated by NXP, which member cannot be someone who is an employee of NXP or any of its affiliates, and who must qualify as an independent director.

The Compensation Committee

The Compensation Committee of the Trident Board:

•	determines all compensation for the Chief Executive Officer and other executive officers, including incentive-based and equity-based compensation, and oversees the evaluation of management;

•	reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers, including annual performance objectives and goals, and evaluates the performance of the executive officers in light of these goals and objectives. In doing so, the Compensation Committee considers company performance and relative stockholder return, the value of similar incentive awards to officers at similar companies, and the awards given in past years, and periodically reviews regional and industry-wide compensation practices and trends;

•	approves and administers incentive-based and equity-based compensation plans in which our executive officers participate;

•	evaluates and recommends to the Trident Board for determination all employment, severance, or change-in-control agreements, and special or supplemental benefits or similar provisions, applicable to executive officers; and

•	reviews and proposes to the Trident Board from time to time changes in director compensation.

The agenda for meetings of the Compensation Committee is determined by the Chair of the Committee, together with assistance from the Senior Vice President General Counsel and Corporate Secretary, and the Vice President, Human Resources and Administration.

The Compensation Committee consisted of three independent, non-employee directors during fiscal year 2009: Brian R. Bachman, Raymond K. Ostby, and J. Carl Hsu. All members are independent (as independence is currently defined in the NASDAQ listing standards). The Compensation Committee held eleven (11) meetings during the fiscal year ended June 30, 2009.

Upon the closing, we expect that Mr. Bachman will continue to be Chairman of the Compensation Committee. The other two members of the Compensation Committee will be designated after the closing. One of those directors will be designated by NXP, which member cannot be someone who is an employee of NXP or any of its affiliates, and who must qualify as an independent director.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Trident Board:

•	evaluates and recommends to the Trident Board nominees for each election of directors;

•	determines criteria for selecting new directors and reviews and makes recommendations to the Trident Board concerning qualifications, appointment and removal of committee members;

•	considers any nominations of director candidates validly made by stockholders;

•	develops, recommends for Board of Director approval and reviews corporate governance principles applicable to us;

•	together with the Audit Committee, reviews changes in, or waivers of, the Code of Conduct; and

•	assists the Trident Board in developing criteria for evaluation of Board of Director and committee performance and evaluates the Nominating and Corporate Governance Committee’s performance on an annual basis.

The Nominating and Corporate Governance Committee consisted of three independent, non-employee directors during fiscal year 2009: Brian R. Bachman, David H. Courtney and Glen M. Antle. All members are independent (as independence is currently defined in the NASDAQ listing standards). The Nominating and Corporate Governance Committee held five (5) meetings during the fiscal year ended June 30, 2009.

Upon the closing, we expect that the members of the Nominating and Corporate Governance Committee will continue to be Mr. Courtney and Mr. Bachman, plus one director designated by NXP, which person must qualify as an independent director.

Special Litigation Committee

The Trident Board has appointed a Special Litigation Committee composed solely of independent directors to review and manage any claims that we may have relating to our historical stock option grant practices and related issues investigated by the Special Committee, including the several purported stockholder derivative lawsuits concerning the granting of stock options wherein Trident has been named as a nominal defendant. The scope of the Special Litigation Committee’s authority includes the claims asserted in the derivative actions. In federal court, Trident has moved to stay the case pending the assessment by the Special Litigation Committee of the nominal plaintiffs’ claims. During fiscal year 2009, Hans Geyer and Raymond K. Ostby were the members of the Special Litigation Committee.

Strategy Committee

In January 2008, the Trident Board established a Strategy Committee, formed to work closely with executive management and other key employees in order to provide oversight of our strategic planning process and of our implementation of strategic decisions, assure the Trident Board is regularly informed about our key strategic plans and that the Trident Board provides feedback and guidance to executive management, and review the resources available to management including business plans and financial, operational and human resources required to implement the agreed upon strategy. David H. Courtney, Hans Geyer, J. Carl Hsu and Sylvia D. Summers are members of the Strategy Committee, with Mr. Geyer elected chairperson of the Strategy Committee.

Director Nominations

Director Qualifications

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Trident Board and its Committees;

•	the perceived needs of the Trident Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Trident Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, and the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, having the ability to exercise sound business judgment and having the commitment to represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Trident Board, the operating requirements of Trident and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Trident Board and Trident, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Trident during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Trident Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Trident Board by majority vote.

Stockholder Recommendations; Nominations; Proposals

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. In June 2009 we received from Spencer Capital Management LLC, a notice of intention to nominate two candidates for election to the Trident Board at the 2009 annual meeting of our stockholders. Our Nominating and Corporate Governance Committee reviewed the candidates nominated by Spencer Capital Management LLC at the time it reviewed the two directors up for re-election at our 2009 annual meeting. In connection with this review, the Nominating and Corporate Governance Committee confirmed that it did not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. In October 2009, following the announcement of our proposed acquisition of selected assets and liabilities of the television systems and set-top box business lines of NXP B.V., Spencer Capital Management LLC announced that it was withdrawing its intent to nominate its previously announced slate of nominees to the Trident Board.

Stockholders who wish to recommend individuals for consideration to become nominees for election to the Trident Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at: 3408 Garrett Drive, Santa Clara, California 95054, attention: Nominating and Corporate Governance Committee, at least one hundred twenty (120) days prior to the anniversary date of the mailing of the proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for the previous five years, biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Nomination of Director Candidates.  Effective March 5, 2009, the Trident Board adopted amendments to our Amended and Restated Bylaws to clarify the requirements and procedures for the calling of a special meeting by stockholders, and the information required in connection with nominations of directors as well as in connection with other stockholder proposals. As a result, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting or at a special meeting called by the stockholders for the purpose of electing directors only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to the Corporate Secretary of Trident. To be timely, notice of a stockholder nomination for a director to be elected at an annual meeting shall be received at Trident’s principal executive offices not less than 120 calendar days in advance of the date that Trident’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, or in the event of a nomination for director to be elected at a special meeting, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made.

A stockholder’s notice for a nomination for a director must include: (a) the name and address of each nominating person and of the person or persons to be nominated, (b) a representation that the nominating person is a holder of record of stock of Trident entitled to vote for the election of directors and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (c) a reasonably detailed description of all agreements, arrangements or understandings between each nominating person or any nominee, (d) any other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated by the Trident Board, (e) the consent of each nominee to serve as a director of Trident if so elected, (f) information concerning any equity interests or economic or financial interests in Trident stock, including any proportionate interest in Trident equity held by a general or limited partnership, (g) any proxy, contract, arrangement, understanding, or relationship pursuant to which any nominating person or nominee has a right to vote any shares of any security of Trident, (h) any short interest in any security of Trident, (i) any rights to dividends, and (k) any performance-related fees that each such nominating person or any nominee is entitled to based on any increase or decrease in the value of shares of Trident.

Special Meetings.  Special meetings of the stockholders, for any purpose or purposes, may be called only (i) by the Trident Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Trident Board for adoption) or (ii) in writing by the holders of not less than 10% of all shares entitled to cast votes at the meeting, voting together as a single class directed to the Corporate Secretary of Trident. The notice shall set forth the purpose or purposes of the meeting and any required information as described below, and request that the Trident Board fix a record date for the meeting, which shall also be the record date for determining the right to participate in calling such special meeting. Business proposed by stockholders to be transacted at any special meeting shall be limited to the purpose or purposes stated in the notice. The Trident Board shall then set the record date, which shall not be more than twenty (20) days following the date the notice was received by Trident. The Trident Board shall determine the time, place, and date of any special meeting, including any special meeting called by the stockholders. In addition, the Trident Board may submit its own proposal or proposals for consideration at a special meeting called by the stockholders.

Notice of Stockholder Business.  At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before a meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Trident Board, (ii) properly brought before the meeting by or at the direction of the Trident Board, or (iii) properly brought before an annual meeting by a stockholder pursuant to our bylaws. For business to be properly brought before an annual meeting by a stockholder, the stockholder must be a stockholder of record and must have given timely notice thereof in writing to the Corporate Secretary of Trident. To be timely, notice of a stockholder proposal to be presented at an annual meeting shall be received at Trident’s principal executive offices not less than 120 calendar days in advance of the date that Trident’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made.

A stockholder’s must set forth as to each matter the stockholder proposes to bring before the annual or special meeting (a) a brief description of the business proposed to be brought before the annual or special meeting and the reasons for conducting such business at the meeting, (b) the name and address of each proposing person, as defined in our bylaws, (c) a representation that the proposing person is a holder of record of Trident common stock entitled to vote on the business proposed on the date of such notice and intends to appear in person or by proxy at the meeting to propose the business to be brought before the meeting, (d) the class or series and number of shares of Trident which are owned of record or beneficially owned by each proposing person, (e) any material interest of the proposing person in the business proposed to be brought before the meeting, and a reasonably detailed description of all agreements, arrangements, and understandings between any of the proposing persons and any other persons or entities in connection with the proposal of such business by such stockholder, (f) information relating to equity or other rights, including certain economic interests or rights to profit from an increase or decrease in Trident’s share price, and any voting rights in Trident stock, (h) any short interest in any security of Trident held, (i) any rights to dividends, (j) any proportionate interest in shares of Trident, and (k) any performance-related fees that each such proposing person is directly or indirectly entitled to based on any increase or decrease in the value of Trident shares.

The full description of the notices required are set forth in our bylaws, a copy of which can be obtained upon request from our Corporate Secretary.

Director Nominations Following Completion of the Proposed Transaction

Following the closing, directors, other than directors nominated and elected by NXP, as holder of our Series B Preferred Stock, will continue to be nominated by the Nominating and Corporate Governance Committee, and subject to election by our stockholders at our annual meeting each year. Any Series B Director may removed at any time only by the holders of the Series B Preferred Stock and the holders of the Series B Preferred Stock have the sole right to fill vacancies caused by the death, resignation, retirement, disqualification or removal of a Series B Director, other than vacancies arising from a reduction in the number of authorized Series B Directors occurring as a result in the sale by NXP of shares of its Trident common stock. See “Certain Additional Agreements Related to the Transaction — Stockholder Agreement” on page 108 for a further description of NXP’s rights to designate members of the Trident Board.

In addition, one member of the Trident Board shall be our Chief Executive Officer (unless all other directors agree to the contrary, in which case the Nominating and Corporate Governance Committee shall nominate for the seat that would otherwise be filled by the Chief Executive Officer and submit to the holders of our common stock for election an independent candidate mutually agreed upon). All other members of the Trident Board shall be nominated by the Board’s Nominating and Corporate Governance Committee and elected by the holders of our common stock. In any such election, NXP must vote its shares of common stock as required by the Stockholder Agreement.

At all times following the closing, a majority of the Trident Board must consist of independent directors. Under the terms of the Stockholder Agreement, no person may serve as a director who during the past five years has been convicted in a criminal proceeding or a party to a civil proceeding brought by a governmental authority in which such person has been finally determined to have committed a violation of federal, state or foreign law (in each case, (excluding traffic violations or other misdemeanors not involving moral turpitude or deliberate dishonesty). At least two of the Series B Directors shall have substantial operating or industry experience, and no more than two of the Series B Directors may be persons who are not independent directors. The holder of the Series B Preferred Stock shall consult with the Nominating and Corporate Governance Committee (which may delegate such consultation to the committee chairperson and/or the Chief Executive Officer of Trident) regarding the names, backgrounds and qualifications of the persons to be nominated and elected as Series B Directors after considering our corporate governance guidelines. However, the Nominating and Corporate Governance Committee has no right or duty to approve or disapprove any proposed Series B Director who meets the requirements described above.

Communications By Stockholders With Directors

Stockholders may communicate with any and all of our directors by transmitting correspondence by mail or facsimile, addressed to the Chairman of the Board, or Trident Board, or an individual director, care of the Corporate Secretary, at our offices at 3408 Garrett Drive, Santa Clara, California 95054-2803. The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Corporate Secretary in consultation with our legal counsel. The Trident Board or individual directors so addressed shall be advised of any communication withheld.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, referred to in this proxy statement as the Code of Conduct, which applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Conduct, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of NASDAQ. You may view our Code of Conduct on our website at http://www.tridentmicro.com/investors. A printed copy may also be obtained by any stockholder upon request. We intend to disclose any future amendments to certain provisions of our Code of Conduct, and any waivers of provisions of the Code of Conduct required to be disclosed under the rules of the Securities and Exchange Commission or listing standards of NASDAQ, at the same location on our website.

Corporate Governance Guidelines

The primary responsibility of the Trident Board is to foster the long-term success of Trident, consistent with representing the interests of the stockholders. In accordance with this philosophy, the Trident Board has adopted Corporate Governance Guidelines that reinforce our values by promoting responsible business practices and good corporate citizenship. The Trident Board reviews these guidelines on an annual basis to determine whether they can be improved upon or if they should be modified in response to changed circumstances. Periodically, the Trident Board has modified these guidelines, and will continue to do so if the directors believe that changes to these guidelines will advance the best interests of the stockholders. The guidelines address the composition of the Trident Board, criteria for Trident Board membership and other Board governance matters. These guidelines are available on our website at http://www.tridentmicro.com/investors. A printed copy of the guidelines may also be obtained by any stockholder upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of Trident. During fiscal year 2009, no member of the Compensation Committee had any relationship with Trident requiring disclosure under Item 404 of Regulation S-K, and, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or the Trident Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish us with copies of all Forms 3, 4 and 5 they file.

We believe that all of our officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements during the fiscal year ended June 30, 2009. This is based on our review of copies of Forms 3, 4 and 5.

Director Compensation

The Nominating and Corporate Governance Committee reviews and recommends to the Board non-employee director compensation. We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Trident Board. In setting the compensation of non-employee directors, we consider the significant amount of time that the Board members expend in fulfilling their duties to Trident as well as the experience level we require to serve on the Board. The Compensation Committee annually reviews the compensation and compensation policies for non-employee members of the Trident Board.

The Trident Board has adopted the following cash compensation payable to non-employee members of the Trident Board for their service as Board members:

	Annual Cash Payment
	Annual Retainer Fees	Quarterly Payments

All Board Members (Base)	$35,000.00	$8,750.00
Chairman of the Board	$25,000.00	$6,250.00

	Audit Committee
Chair Fee	$20,000.00	$5,000.00
Member	$10,000.00	$2,500.00

	Compensation Committee
Chair Fee	$12,000.00	$3,000.00
Member	$6,000.00	$1,500.00

	Nominating and Corporate
	Governance Committee
Chair Fee	$8,000.00	$2,000.00
Member	$4,000.00	$1,000.00

	Strategy Committee
Chair Fee	$12,000.00	$3,000.00
Member	$6,000.00	$1,500.00

On July 20, 2009, the Compensation Committee approved a one-time payment to each of Mr. Raymond K. Ostby and Mr. Hans Geyer in the amount of $60,000, for their service on the Special Litigation Committee, formed in May 2007 to review and manage any claims that Trident may have relating to its historical stock option grant practices and related issues investigated by the Special Committee, including the purported stockholder derivative lawsuits wherein Trident has been named as a nominal defendant, and the investigations by the Securities and Exchange Commission and the Department of Justice. This fee is similar to the fee of $60,000 paid to the members of the Special Committee in fiscal year 2009 upon completion of its work in connection with Trident’s investigation into its historical stock option granting practices and related accounting.

On January 20, 2009, the Compensation Committee of the Trident Board approved a one-time payment of $30,000 to members of the Board, in addition to the annual retainer being paid to Board members for their Board service during fiscal year 2009, due to the decreased number of shares of restricted stock awarded to the Board in November 2008 following the 2008 Annual Stockholders Meeting. On July 20, 2009, the Compensation Committee of the Trident Board approved changes to the terms of equity grants to non-employee members of the Trident Board. Currently, nonemployee members of the Trident Board are granted, on the date immediately following the date of each annual meeting of Trident’s stockholders, automatically and without further action of the Trident Board, an annual restricted stock award equal to such number of shares determined by the stock price to be equal to $120,000 on the date of the award. Each annual restricted stock award shall vest on the day immediately preceding the first annual meeting occurring after the date of grant of the annual restricted stock award. However, subject to certain exceptions, under the terms of Trident’s 2006 Plan, within any fiscal year of Trident, no non-employee director may be granted awards which, when combined with all other equity compensation awards granted by Trident within the same fiscal year, if any, are for a number of shares of stock that exceed a pre-determined percentage of the number of shares of Stock issued and outstanding on the first day of such fiscal year. Accordingly, the Compensation

Committee amended the terms of the Trident Board compensation program such that the annual restricted stock award to be granted to non-employee members of the Trident Board will be limited to 24,000 shares of restricted stock, effective with this meeting. In partial compensation of this reduction in value of the annual restricted stock award, the Compensation Committee increased the cash compensation payable to non-employee members of the Trident Board by $22,000 per annum, payable following the date of the annual meeting.

In addition to the Annual Restricted Stock Award granted annually to continuing directors, each person first elected or appointed as a non-employee director shall be granted, pursuant to our 2006 Equity Incentive Plan, on the date of such initial election or appointment, automatically and without further action of the Trident Board, an initial option to purchase 25,000 shares of common stock (such number being subject to pro rata adjustment upon a change in our capital structure); provided, however, that a member of the Trident Board who previously did not qualify as a non-employee director is not entitled to receive an initial option in the event that such director subsequently becomes a non-employee director. Each initial option shall have an exercise price per share equal to the closing sale price per share of our common stock on the date of grant of such option, as quoted on the NASDAQ Global Select Market, shall have a term of ten years and, subject to the director’s continued service, shall vest and become exercisable in three substantially equal annual installments on the first three anniversaries of the date of grant of the initial option.

The following table sets forth information concerning the compensation earned during the fiscal year ended June 30, 2009 by each individual who served as a director at any time during the fiscal year:

	Fees Earned or				Other
Name	Paid in Cash ($)		Stock Awards($)(1)	Option Awards($)(1)	Compensation($)	Total($)

Glen Antle	$94,000		$107,526	—	—	$201,526
Brian Bachman	$81,000		$68,813	$183,198	—	$333,011
David Courtney	$89,000		$21,800	$23,091	—	$133,891
Hans Geyer	$147,000	(2)	$68,813	$183,198	—	$399,011
J. Carl Hsu	$77,000		$21,800	$26,055	—	$124,855
Raymond Ostby	$151,000	(2)	$68,813	$148,498	—	$368,311

(1)	The amounts shown in the “Stock Awards” and “Option Awards” columns are the compensation costs recognized in our financial statements for fiscal year 2009 related to restricted stock grants and grants of stock options to our non-employee directors in fiscal year 2009 and prior years, to the extent we recognized compensation costs in fiscal year 2009 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 8, “Employee Benefit Plans — Equity Incentive Plans,” included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended June 30, 2009, as amended by Amendment No. 1 thereto on Form 10-K/A.

(2)	Includes a one-time payment in the amount of $60,000, for service on the Special Litigation Committee.

Directors’ Stock Ownership Guidelines

To encourage directors to have a direct and material investment in shares of our common stock, and to further align their interests with the interests of our stockholders, the Trident Board has adopted stock ownership guidelines, which request that directors who are not employees acquire and maintain a minimum of $105,000 in value of shares of our common stock during the three year term of their service on the Board. Board members in place as of the date on which the policy was adopted in July 2007 are encouraged to purchase the number of shares of common stock necessary to bring their equity interest in us to the $105,000 level on or before three years from July 2007. Directors joining after July 2007 are encouraged to attain the requested ownership level within a period of three years from the date on which their service begins. The value of the shares held by members of the Trident Board shall be determined upon the greater of the aggregate purchase price paid for such shares or the current market price. Ownership shall be computed in terms of shares of our common stock owned outright, without taking into account the value of stock options or other securities convertible into shares of our common stock.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of September 30, 2009, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder who is known by us to beneficially own more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers of Trident as a group.

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)

Beneficial Owners of in Excess of 5%
Micronas Semiconductor Holding AG(4) Technoparkestrasse 1 Zurich, V8 CH-8005	7,000,000	9.93%
Cavalry Asset Management LP(5) One California Street San Francisco, CA 94111	5,234,792	7.42%
Renaissance Technologies LLC(6) 800 Third Ave 33th Fl New York, NY 10022	5,139,280	7.29%
Artis Capital Management, L.P.(7) One Market Plaza Spear St Tower San Francisco, CA 94105	4,634,748	6.57%
Barclays Global Investors UK Holdings LTD(8) 1 Churchill Place London, E14 5HP	3,710,237	5.26%
Executive Officers(9)
Sylvia Summers Couder(10)	388,164	*
Pete J. Mangan(11)	70,141	*
David L. Teichmann(12)	282,822	*
Christophe Chene(13)	61,100	*
Donna M. Hamlin(14)	59,150	*
Hungwen Li(15)	174,454	*
Uri Kreisman(16)	45,560	*
Richard Janney(17)	25,000	*
		*
Directors		*
		*
Glen M. Antle(18)	141,838	*
Brian R. Bachman(19)	76,172	*
David Courtney(20)	32,334	*
Hans Geyer(21)	76,172	*
Raymond K. Ostby(22)	92,838	*
J. Carl Hsu(23)	32,334	*
Directors and executive officers as a group (14 persons)(24)	1,558,079	2.21%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within sixty (60) days upon the exercise of options.

(3)	Calculated on the basis of 70,514,503 shares of common stock outstanding as of September 30, 2009, provided that any additional shares of common stock that a stockholder has the right to acquire within sixty (60) days after September 30, 2009 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on May 21, 2009 by Micronas Semiconductor Holding AG.

(5)	Based on a Schedule 13F filed with the Securities and Exchange Commission on August 14, 2009 by Cavalry Asset Management LP, Cavalry Asset Management LP has sole investment discretion over all of such shares and sole voting authority over all of such shares.

(6)	Based on a Schedule 13F filed with the Securities and Exchange Commission on August 13, 2009 by Renaissance Technologies LLC, Renaissance Technologies LLC has sole investment discretion over all of such shares, sole voting authority over 4,881,842 shares and no voting authority over 257,438 shares.

(7)	Based on a Schedule 13F filed with the Securities and Exchange Commission on August 14, 2009 by Artis Capital Management, L.P., Artis Capital Management, L.P. has sole investment discretion over all of such shares and sole voting authority over all of such shares.

(8)	Based on a Schedule 13F/A filed with the Securities and Exchange Commission on September 11, 2009 by Barclays Global Investors UK Holdings LTD, Barclays Global Investors, N.A. has defined investment discretion over 2,308,409 shares, sole voting authority over 1,924,139 shares, and no voting authority over 384,270 shares. Barclays Global Fund Advisors has defined investment discretion over 1,401,828 shares and sole voting authority over all of such shares.

(9)	The address of the executive officers and directors is c/o Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054.

(10)	Includes 171,428 shares subject to options exercisable by Ms. Summers within sixty (60) days of September 30, 2009. Also includes 201,324 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Ms. Summers’ employment terminate prior to vesting.

(11)	Includes 26,762 shares subject to options exercisable by Mr. Mangan within sixty (60) days of September 30, 2009. Also includes 36,286 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Mangan’s employment terminate prior to vesting.

(12)	Includes 203,944 shares subject to options exercisable by Mr. Teichmann within sixty (60) days of September 30, 2009. Also includes 57,366 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Teichmann’s employment terminate prior to vesting.

(13)	Includes 61,100 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Chene’s employment terminate prior to vesting.

(14)	Includes 23,000 shares subject to options exercisable by Dr. Hamlin within sixty (60) days of September 30, 2009. Also includes 27,633 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Dr. Hamlin’s employment terminate prior to vesting.

(15)	Includes 90,492 shares subject to options exercisable by Mr. Li within sixty (60) days of September 30, 2009. Also includes 59,001 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Li’s employment terminate prior to vesting.

(16)	Includes 15,800 shares subject to options exercisable by Mr. Kreisman within sixty (60) days of September 30, 2009. Also includes 29,760 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Kreisman’s service terminate prior to vesting.

(17)	Includes 25,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Janney’s service terminate prior to vesting.

(18)	Includes 90,000 shares subject to options exercisable by Mr. Antle within sixty (60) days of September 30, 2009. Also includes 24,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Antle’s service terminate prior to vesting.

(19)	Includes 33,334 shares subject to options exercisable by Mr. Bachman within sixty (60) days of September 30, 2009. Also includes 24,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Bachman’s service terminate prior to vesting.

(20)	Includes 8,334 shares subject to options exercisable by Mr. Courtney within sixty (60) days of September 30, 2009. Also includes 24,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Courtney’s service terminate prior to vesting.

(21)	Includes 33,334 shares subject to options exercisable by Mr. Geyer within sixty (60) days of September 30, 2009. Also includes 24,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Geyer’s service terminate prior to vesting.

(22)	Includes 50,000 shares subject to options exercisable by Mr. Ostby within sixty (60) days of September 30, 2009. Also includes 24,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Ostby’s service terminate prior to vesting.

(23)	Includes 8,334 shares subject to options exercisable by Mr. Hsu within sixty (60) days of September 30, 2009. Also includes 24,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Hsu’s service terminate prior to vesting.

(24)	Includes 754,762 shares subject to options that are currently exercisable or will become exercisable within sixty (60) days after September 30, 2009 beneficially owned by executive officers and directors, and 641,470 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should the employee’s employment terminate prior to vesting.

EXECUTIVE COMPENSATION

Information about the Executive Officers

Our current executive officers, who were elected by and serve at the discretion of the Trident Board, were as follows:

Name	Position(s) with Trident	Age

Sylvia Summers Couder	Chief Executive Officer and President	56
Pete J. Mangan	Senior Vice President and Chief Financial Officer	50
Dr. Hungwen Li	Senior Vice President and Chief Marketing Officer	58
David L. Teichmann	Senior Vice President, General Counsel and Corporate Secretary	53
Christophe Chene	Senior Vice President of Worldwide Sales	43
Dr. Donna M. Hamlin	Vice President, Human Resources and Administration	55
Uri Kreisman	Vice President of Worldwide Operations	43
Richard H. Janney	Vice President and Corporate Controller	51

Biographical information for Ms. Summers is included above under “Information About the Trident Board of Directors.”

Pete J. Mangan joined Trident in January 2008. Previously, he was at Spansion from July 2005 to January 2008 and served in various financial positions including Director of Finance. From December 2004 to May 2005, he served as Vice President of Finance and Administration for Compxs. From December 2002 to December 2004 he served in various financial positions including Director of Finance for Asyst Technologies, Inc. Previous to Asyst, Mr. Mangan held senior executive financial positions at Advanced Micro Devices, FormFactor, Trident Microsystems, Real Chip Communications and Genesis Microchip. He holds a B.A. degree in Business/Economics from the University of California at Santa Barbara.

Dr. Hungwen Li joined Trident in January 2007. Previously, he was the Chief Marketing Officer of Huahong International, a Shanghai-based IDM semiconductor company, from October 2005 to December 2006. Dr. Li served as General Manager, Vice President and CTO positions in Agilent’s semiconductor business from December 2002 to October 2005. From April 2000 to December 2002, Dr. Li was President and CEO of RedSwicth, a company he started and was acquired by Agilent. From 1991 to 2000, he was with HAL Computer Systems as General Manager and Vice President. He was with IBM Thomas J. Watson Research Center and Almaden Research Center from 1983 to 1991. He holds a B.S degree in Electrical Engineering from National Taiwan University, and a M.S. degree in Electrical Engineering and Ph.D. degree from the University of Pittsburgh.

David L. Teichmann joined Trident in April 2007. Previously, he was the Senior Vice President, General Counsel and Secretary of GoRemote Internet Communications, Inc., a secure managed global remote access solutions provider, from July 1998 until its acquisition by iPass, Inc. in February 2006. From 1993 to July 1998, he served in various positions at Sybase, Inc., an enterprise software company, including Vice President, International Law as well as Director of European Legal Affairs based in The Netherlands. From 1989 to 1993, Mr. Teichmann was Assistant General Counsel for Tandem Computers Corporation, a fault tolerant computer company, handling legal matters in Asia-Pacific, Japan, Canada and Latin America. He began his legal career as an attorney with the Silicon Valley-based Fenwick & West LLP. Mr. Teichmann holds a B.A. degree in Political Science from Trinity College, an M.A.L.D. degree in Law & Diplomacy from the Fletcher School of Law & Diplomacy and a J.D. degree from the University Of Hawaii School Of Law. He was also a Rotary Foundation Scholar at the Universidad Central de Venezuela, where he did post-graduate work in Latin American Economics and Law.

Christophe Chene joined Trident in January 2009. Mr. Chene was at Xilinx, serving most recently as its Vice President, Global Business Development during 2008. From 2005 to 2008, he served first as Senior Director, Marketing and Applications in the General Products Division at Xilinx, and from 2007 to 2008 as Vice President and General Manager, Micro Scale Products Division at Xilinx. From 2002 to 2005, Mr. Chene served as Senior Director, Integrated Circuits Marketing at Sharp Microelectronics of the Americas. Prior to that, he was with Texas Instruments, Inc., serving as Director, Digital Control Systems Business Unit, DSP Group, from 2000 to 2002, and in a variety of marketing manager, product marketing engineer or application engineer positions at Texas Instruments from 1990 to 2000. Mr. Chene holds a Bachelor of Science degree in Automatic Control Electronics and Electronic Engineering from the Institut National Des Sciences Appliqués in Toulouse, France.

Dr. Donna M. Hamlin joined Trident in January 2008. Dr. Hamlin most recently served as Vice President, Human Resources and Organizational Development at Asyst Technologies, Inc., where she was employed from August 2004 to December 2007. She held a consulting position with Trimble Navigation between 2002 and 2004, working on corporate strategy. Prior to consulting for Trimble Navigation, Dr. Hamlin has served in numerous executive positions at companies such as SiteROCK Corporation, Associates First Capital Corporation, Texaco and General Electric, and headed a private consulting practice serving multinational clients for 14 years. She holds a B.A. degree in Humanities from Siena College and a M.S. degree in Communication and a Ph.D. degree in Organizational Communication from Rensselaer Polytechnic Institute.

Uri Kreisman joined Trident in November 2008. Mr. Kreisman had a long career at Zoran Microelectronics, Ltd., serving most recently as its Senior Director of Operations from 2001 to October 2008. From 1996 to 2001, he served in a variety of engineering capacities at Zoran, including as a Product and Test Engineering Manager. From 1994 to 1996, Mr. Kreisman served as a Product Engineer for Tower Semiconductor, Ltd. in Israel. Mr. Kreisman holds a Bachelors of Science degree in Electrical Engineering and a Business Administration Diploma from the Israel Institute of Technology and a Bachelors of Science degree in Electrical Engineering from The Transport Institute, Leningrad, Russia.

Richard H. Janney joined Trident in July 2009. Mr. Janney has served as an independent financial consultant since June 2008, and has consulted for Trident since December 2008. From February 2007 to May 2008, he served as Vice President of Finance at Asyst Technologies, Inc., and from September 2006 to January 2007, he served as its Acting Chief Financial Officer. From August 2002 to March 2007, Mr. Janney served in a variety of positions at Jefferson Wells, most recently as Engagement Manager. He served in a variety of senior financial positions at ZeBU, Inc., G. Gund III and Cholestech Corporation and began his career as an Audit Manager at Price Waterhouse. Mr. Janney holds a Bachelor of Science degree in Accounting and Finance from California Polytechnic State University, San Luis Obispo.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

This discussion discusses Trident’s compensation program for the named executive officers, namely, our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) in fiscal year 2009.

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives. Accordingly, our compensation arrangements must be competitive. The Compensation Committee’s intent is to target salaries, annual incentives, long-term incentive grant values and total direct compensation at median levels of our peers, based on the best-available market data. Benefits and other perquisites offered to executives are intended to be competitive with programs offered by other companies against whom we compete for personnel. The Compensation Committee administers the compensation programs for our executive officers, considering this competitive environment, but also believes that the compensation paid to our executive officers should be dependent upon our financial performance and the value that we create for our stockholders. For this reason, the Compensation Committee structures our compensation programs to link executive officer compensation with achievement of our performance goals, while still providing meaningful incentives for the attainment of our short-term and long-term strategic objectives and rewarding those executive officers who make substantial contributions to the attainment of those objectives. For fiscal year 2009, the Committee also considered the challenges we faced in hiring and retaining key executives and other personnel, our plans for key organizational changes and acquisition activities in fiscal year 2009, as well as the interaction of our compensation philosophy and practices in light of the evolving global macroeconomic environment and our turnaround status.

The Compensation Committee’s objectives are to:

•	attract, retain, and motivate talented executives responsible for the success of the organization;

•	provide compensation to executives that is externally competitive, internally equitable and performance-based;

•	provide affordable levels of compensation for each executive in exchange for expected levels of performance and results; and

•	ensure that total compensation levels are reflective of company performance and provide executives with the opportunity to receive above market total compensation for exceptional business performance.

In order to meet these objectives, we target a majority of executive officer compensation as performance-based and, therefore, at risk.

The Compensation Process

Operation of the Compensation Committee; Role of Its Advisers

The Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of our executive officers, including responsibility for evaluating and reporting to the Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with our compensation philosophy. The Compensation Committee oversees and provides strategic direction to management regarding Trident’s compensation programs. It also determines the compensation of our Chief Executive Officer and all other executive officers.

The Committee employs an independent compensation consultant, Radford Surveys + Consulting, an independent compensation consulting firm and a business unit of Aon, first retained in fiscal year 2007 to perform a study on behalf of the Compensation Committee (“Radford Consulting”). The compensation consultant provides analyses and recommendations for the Compensation Committee to review in making its decisions regarding executive and employee compensation programs, but it does not decide or approve any compensation actions. Radford Consulting developed criteria used to identify peer companies for executive compensation and performance comparisons; compiled and evaluated market data; advised on total target compensation and it elements, design changes to the short- and long-term incentive compensation plans; and reviewed various proposals presented to the Committee by management.

The Chairman of the Compensation Committee communicates directly with representatives of Radford Consulting, and a representative of Radford Consulting attends meetings of the Compensation Committee on an as-needed basis as requested. In addition, Radford Consulting periodically provides advice related to award levels in connection with our grant of equity awards to executive officers as well as other non-officer employees. In fiscal year 2009, Radford Consulting was paid approximately $70,000.00 for its services to us.

In addition, beginning with fiscal year 2010, management has retained Compensia, Inc., an independent compensation consultant (“Compensia”) to provide analyses and recommendations to solely to management, and in particular, to our Chief Executive Officer, in order to assist her in developing recommendations concerning the compensation of officers and employees reporting to her. Compensia has compiled and evaluated market data and advised our Chief Executive Officer on executive officer compensation, including base compensation, and short and long-term cash and equity compensation programs. The data, analyses and advice supporting the recommendations of our Chief Executive Officer are reviewed with Radford Consulting and with the Compensation Committee when explaining the basis for the recommendations; however, the Compensation Committee relies on the independent advice of Radford Consulting when reaching final agreement on executive compensation packages.

Role of Management and the Chief Executive Officer in Setting Executive Compensation

Our Chief Executive Officer, Ms. Sylvia D. Summers, our Vice President, Human Resources and Administration, Dr. Donna Hamlin, and our Senior Vice President, General Counsel and Corporate Secretary, Mr. David L. Teichmann, attend most meetings of the Compensation Committee, in part, and provide recommendations to the Compensation Committee regarding the design and implementation of our compensation programs, including our bonus programs and other long-term equity compensation programs, and recommend financial and other performance targets to be achieved under those programs. Ms. Summers also provides input into the compensation of our executive officers, based upon data and analyses provided by Compensia.

Peer Group Selection and Benchmarking

In July 2008, in order to determine the base salary and total compensation for our executive officers for fiscal year 2009, Radford Consulting again provided to the Compensation Committee data concerning compensation payable to similarly-situated executives, as well as burn rates and overhang data, in comparable companies in our industry. Radford Consulting gathered competitive market data from its Executive High-Technology Survey and from our peer companies, blending its survey data equally with proxy data to form an overall market composite, where possible, with market data gathered at the 25th, 50th and 75th percentiles, updated to September 1, 2008 by a 4.1% annual update factor to reflect a common effective date. Radford Consulting assessed our target compensation and equity ownership against the market on base salary, short-term incentives, target total cash compensation, annual long-term incentives and calculated total direct compensation, and conducted a competitive review of our individual executive positions.

From the results of that assessment, as well as insight into the competitive practices of companies in our industry with a comparable maturity of business, Radford Consulting proposed a compensation plan for fiscal year 2009 for all executive officers. Radford Consulting presented this report and analysis to the Compensation Committee. The Compensation Committee reviewed and considered the Radford Consulting report when determining the level of compensation for each named executive officer for fiscal year 2009, including certain base salary changes, bonus targets, other cash incentives and equity awards. In the course of determining whether to make adjustments to each individual executive’s existing compensation, the Compensation Committee evaluated the experience of each individual executive, the scope of the individual executive’s position and the executive’s tenure and performance in his or her role.

The Compensation Committee utilized the Radford High Technology Executive Compensation Survey for as a comparative framework to define specific peer companies and data sources to be used in the assessment of executive compensation. Public peer data gathered by Radford Consulting was supplemented by appropriate survey sources. For executives, the peer companies were chosen by the Compensation Committee based on industry and size (revenue, market capitalization and number of employees), as the primary source, and secondarily based on the broader technology marketplace based on revenues. For the Compensation Committee’s deliberations of fiscal year 2009 executive compensation, the Compensation Committee reviewed survey data from a customized benchmark group comprised of the following companies:

•	Actel Corp.

•	AMIS Holdings Inc.

•	Atheros Communications

•	Cirrus Logic Inc.

•	DSP Group Inc.

•	Genesis Mircochip Inc.

•	Hittite Microwave Corp.

•	Ikanos Communications Inc.

•	Integrated Device Tech Inc.

•	Integrated Silicon Solution

•	Intersil Corp.

•	Microsemi Corp.

•	Mindspeed Technologies Inc.

•	PMC-Sierra Inc.

•	RF Micro Devices Inc.

•	Semtech Corp.

•	Silicon Image Inc.

•	Silicon Laboratories Inc.

•	SIRF Technology Holdings Inc.

•	NXP Modular Technologies (WWH), Inc.

•	Standard Microsystems Corp.

•	Zoran Corp.

The peer group is generally reviewed annually and was last updated for fiscal year 2009 compensation decisions in July 2008. The peer group was originally established for fiscal year 2007 compensation decisions, and has been used for compensation decisions since that time for compensation decisions thereafter and for year-end compensation benchmarking. The addition of Atheros Communications was the only change to the peer group established for determining fiscal year 2008 compensation. It is expected that the composition of this benchmark group may fluctuate from year to year.

For competitive benchmarking purposes, the positions of our named executive officers were compared to their counterpart positions in the peer group, and the compensation levels for comparable positions in the peer group were examined for guidance in determining base salaries, annual cash incentives, total cash compensation, long-term incentive grant values and total compensation.

Elements of Compensation and How Each Element is Chosen

The Compensation Committee on average seeks to set the base salary of our executive officers close to the 50th percentile, with target total cash compensation and target equity compensation combined between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Trident directly competes in our hiring and retention of executives. Compensation positioning is reviewed in order to assess the pay levels and pay mix of the executive compensation program, while actual executive compensation may be above or below the stated philosophy based upon experience, scope of position and individual performance. Compensation is considered competitive if base salary is within 85% to 115% of the target pay position, total target cash is within 80% to 120% of the target pay position, and target equity grant values are within 70% to 130% of the target position.

In addition, business results and individual contribution and performance from the most recently completed fiscal years factor heavily in setting executive compensation, and in July 2008, the Compensation Committee conducted a thorough review of our current compensation practices, reviewed a summary of our annual performance review process and evaluated management’s proposals for fiscal year 2009 compensation, including merit increases, promotions, bonuses, stock grants and the proposed fiscal year 2009 incentive compensation formulae, prior to approving fiscal year 2009 executive compensation. The Compensation Committee also reviewed the data provided by Radford Consulting concerning compensation payable to our other key senior employees, and noted that Trident is in a period of turning its business around and significantly transitioning its operations and organizational structure. The Compensation Committee reviewed information provided by Radford Consulting that indicates that in such a situation, total cash compensation may be targeted above the median, with an emphasis on annual incentive opportunities, and equity compensation may be set above the market medians. The Compensation Committee believed that this temporary shift in emphasis would allow Trident to retain and attract the key executives necessary to improve operating results.

Each executive officer’s compensation generally consists of three elements: (i) base salary, (ii) cash bonus based upon participation in a bonus pool tied to our attainment of pre-established objectives, and (iii) long-term stock-based incentive awards, in the form of stock options and shares of restricted stock designed to align the interests between our executive officers and our stockholders. The main compensation elements for our executive officers (salary, annual incentive, long-term incentive, and other benefits and perquisites) are described in more detail below.

Base Salaries

Base salaries of the executive officers are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee generally reviews the executive officers’ salaries on an annual basis or at the time of promotion or a substantial change in responsibilities, and conducted such a review in July 2008 for fiscal year 2009. Adjustment of annual salaries is expected to occur after the annual focal review conducted by us and the processes followed by management in determining salary, bonus and equity proposals. The Compensation Committee continues to target base salaries for fiscal year 2009 at the 50th percentile, and total cash compensation for fiscal year 2009 between the 50th and 75th percentile of the market data provided by Radford Consulting.

For officers newly hired during fiscal year 2009, the Compensation Committee reviewed the peer and industry data provided by Radford Consulting, considered the experience, compensation history and current equity position of the newly-hired executive officer, and endeavored to set salary and equity compensation levels within our previously established guidelines.

Annual Incentive Compensation

The Compensation Committee targets total cash compensation based upon performance at the 50th to 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Trident directly competes in our hiring and retention of executives. As part of the total cash compensation, executive officers are eligible for incentive compensation annually under our non-stockholder-approved Executive Incentive Bonus Plan, or the Bonus Plan. Within this Bonus Plan, the Compensation Committee establishes annual incentive compensation that is based upon target awards expressed as a percentage of each executive’s base salary. Achievement of results against the targets approved by the Compensation Committee under our incentive compensation plan generally determines payouts under that plan for the fiscal year just ended. The new year targets tend to be based on the operating plan for such fiscal year that is approved by the Trident Board, taking into account our strategic goals for the fiscal year. We generally do not consider the effect of past changes in stock price, or expected payouts or earnings under other plans, in setting future awards of executive officer compensation. In addition, incentive compensation decisions generally are made without regard to length of service or prior awards.

The Compensation Committee believes that the more senior the officer, the greater responsibility for overall company performance and therefore the greater the ability to impact company performance, and accordingly, an increasingly higher proportion of total cash compensation should be at risk and payable only upon achievement of company performance. As a result, the annual incentive award targets ranged from 20% to 100% of base salary, depending on the officer’s position and the perceived ability of each officer to impact our financial results and drive shareholder value. Under the 2009 Bonus Plan, approved by the Compensation Committee in July 2008, the performance metrics were tied to company performance only, without individual performance requirements, given the need for the executive officers to work together in order to achieve increased company growth and to forge a new team, given the extent of the management changes implemented over the prior two fiscal years and that most of the management team had been with us for less than two full fiscal years.

The Compensation Committee adjusted the target bonus under the 2009 Bonus Plan to correspond to the 75th percentile of the market survey data provided by Radford Consulting in order to reflect that Trident is in a period of turning its business around and significantly transitioning its operations and organizational structure. The Compensation Committee revised the 2009 Bonus Plan to provide for the payment of cash bonuses based upon achievement of revenue, new product revenue and operating margin objectives. Achievement of the revenue and operating margin targets each represented 30% of the total potential bonus, and achievement of the new product revenue targets represented 40% of the total potential bonus. A minimum threshold revenue level had to be achieved before any payment was earned for achievement of the revenue target, and each dollar of actual fiscal year 2009 total revenue achieved in excess of the threshold and target revenue resulted in an increase in the total potential payment for achievement of this target, up to a maximum of 150% achievement of the total revenue target. In the event that actual fiscal year 2009 operating margin dollars were less than a threshold amount established under the

2009 Bonus Plan, no bonus was payable. The total bonus payable to each individual ranged from zero to a maximum of 125% of the target bonus (assuming maximum achievement of the total revenue target).

The Compensation Committee established a target bonus amount for each individual, which varied depending on such officer’s position and responsibilities with Trident, and was based upon a percentage of base salary. The individual bonus percentage is the percentage of a respective officer’s base salary that is targeted as a bonus payment under the 2009 Bonus Plan assuming exactly one hundred percent achievement of each of the total revenue target, new product revenue target and operating margin dollars target. The individual target bonuses (expressed as a percentage of base salary) for each of our named executive officers under the 2009 Bonus Plan were as follows:

Name	Individual Bonus Percentage

Sylvia Summers	100%
Hungwen Li	60%
Pete J. Mangan	60%
David L. Teichmann	75%
Donna Hamlin	50%

The targets were deliberately set aggressively and required achievement of significant financial performance beyond what was anticipated in our 2009 operating plan. Based upon our performance during fiscal year 2009, we did not achieve the minimum target revenue or operating margin, accordingly no bonuses were payable to our executive officers under the 2009 Bonus Plan. Although the Compensation Committee considered payment of discretionary bonuses to reward officers for the substantial amount of work spent turning Trident around, and in particular for positioning Trident to be able to complete the acquisition of selected assets of the FRC line of frame rate converters, the DRX line of demodulators and all of the audio processing product lines from Micronas Semiconductor Holding AG in May 2009, the Committee ultimately determined to continue its objective of rewarding pay for performance, and therefore no discretionary bonuses were paid for fiscal year 2009.

Following the completion of the fiscal year, however, Trident announced the Transaction. Although the acquisition of assets from Micronas was important, the Compensation Committee considers the Transaction to be a considerably more significant and transformational acquisition that results in dramatic changes to our business; accordingly, in connection with the Transaction, the Compensation Committee approved the payment of a one-time cash bonus to each of Pete J. Mangan, Senior Vice President and Chief Financial Officer and David L. Teichmann , Senior Vice President, General Counsel and Corporate Secretary, of $150,000, payable upon and subject to completion of the Transaction, for their significant efforts in connection with this acquisition. The Compensation Committee also approved a grant of 67,000 shares of restricted stock to Sylvia Summers Couder, vesting on the second anniversary of the completion of the Transaction, with vesting subject to achievement of specified financial metrics, for her role in positioning us to be able to reach an agreement with NXP and as an additional incentive to achieve the financial objectives expected as a result of the Transaction.

In addition, in its approval of the final terms of the 2010 Bonus Plan, the Compensation Committee determined that any financial metrics established for purposes of determining bonus achievement under the 2010 Bonus Plan would have to be reset following completion of the Transaction, which is expected mid-way through the fiscal year. Accordingly, the Compensation Committee determined that the 2010 Bonus Plan should be a half year plan only, with payment of cash bonuses based upon achievement of revenue and operating margin objectives for the first half of the fiscal year. In addition, because the operating plan indicated that Trident would continue to operate at a loss for the first half of fiscal 2010, the total bonus payable was reduced by 50%. Achievement of the revenue target will represent 60% of the potential bonus and achievement of the operating margin target will represent 40% of the total potential bonus. A minimum threshold revenue level and operating margin dollars must be achieved before any bonus will be earned under the Bonus Plan. The total bonus payable to each individual ranged from zero to a maximum of 125% of the target bonus (assuming maximum achievement of the total revenue target). The individual target bonuses for each executive officer remain unchanged from fiscal year 2009 as a percentage of base salary, provided that the total bonus payable for the fiscal year was reduced by 50% compared to fiscal year 2009, and the half year bonus only pays one-half of the bonus payable for the full fiscal year.

Equity Compensation Awards

Equity compensation has traditionally been an important element of our executive compensation program, aligning the interests of our executives with those of our stockholders. Because the value of the equity awards will increase only when Trident performs and increases stockholder value, the grant of such equity awards provides long-term incentives to our executive officers. These awards not only serve to align the executives’ interests with those of the stockholders over an extended period of time, but additionally they are generally subject to vesting in connection with continued service to us over a specified period of time, and therefore serve as an additional retention mechanism. The Compensation Committee believes that both of these elements are important factors in executive compensation. In addition, we operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees of the highest caliber. One of the tools the Trident Board regards as essential in addressing these human resource challenges is a competitive equity incentive program. Attracting and retaining talented people, particularly in the Far East, is critical to our ability to continue to succeed in the digital media business. The Trident Board, and the Compensation Committee, both believe it is important that our employee stock incentive program provide us with a range of incentive tools and sufficient flexibility to permit us to award equity incentives in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes.

The Compensation Committee has determined that new hire grants and merit awards made to executive officers will be comprised of both stock option grants and awards of restricted stock. The Compensation Committee believes that the grant of restricted stock may have a retention value greater than merit-based stock option grants, as there is value in the restricted stock grant even if the price of our common stock does not increase. Merit based annual stock option grants or restricted stock awards made to executive officers generally have historically vested annually over the four years following the date of grant in equal installments on the anniversary of the date of grant, subject to the officer’s continued employment with us. For fiscal year 2009, however, the Compensation Committee determined that restricted stock awards made to executive officers would generally vest over three years. In addition, the Compensation Committee approved grants of stock options to executive officers that vest over three years in order to compensate for the fact that most options held by employees are currently significantly under water, but indicated that it anticipated that future stock option grants would otherwise generally continue to vest over four years.

New Hire Grants

Generally, we grant equity awards to our new employees, including our newly-hired executive officers, in connection with the start of their employment. During fiscal year 2009, equity compensation payable to our newly-hired executive officers was negotiated between such officer and our Chief Executive Officer, after consultation with and approval of the Compensation Committee. Such compensation was determined based upon the executive’s experience and performance, value of equity that was going to be forfeited as a result of joining Trident, and upon available information concerning the competitive packages offered to executives in similar jobs at companies with which we are competitive for personnel, including the survey data provided by Radford Consulting described above.

Annual Merit Grants

We have typically granted each executive officer an additional annual equity grant, with the goal of providing continued incentives to retain strong executives and improve corporate performance. The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance, generally concurrently with our rank-and-file employees at the time of our annual merit-based stock option grant considerations. The Compensation Committee’s policy is to grant equity awards only during open trading windows. In considering equity grants, the Compensation Committee also considers the equity usage burn rate of all grants made by us during the fiscal year, with an objective that total equity granted to employees, including executive officers, during the fiscal year be within a range that is in accordance with industry guidelines.

The Compensation Committee has adopted a Black-Scholes formula for valuing stock option grants that takes into account the volatility of our common stock value over a reasonable length of time, based on the following assumptions: (1) the one hundred eighty (180) day trailing average price of our common stock; (2) the one hundred eighty (180) day trailing average interest rate for the expected life of the stock option; (3) volatility will be measured over the expected life of the stock option (i.e., the trailing 3.8 years); and (4) the Black-Scholes value will be calculated as of a date ten days prior to the date that stock option recommendations are submitted by management to the Compensation Committee. The Compensation Committee also reviews the matrices established to set the recommended equity grants for newly hired employees if our common stock price increases or decreases by 20% or more since the date of the last modification of the matrices.

For fiscal year 2009, the Compensation Committee again targeted the equity compensation for each executive officer between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom we competes in our hiring and retention of executives, based upon the benchmark survey data provided by Radford Consulting. The Compensation Committee considered each individual’s experience, the scope of such individual’s responsibilities, his or her performance in the applicable role, and his or her expected future contribution to Trident’s goals and stockholder value, together with the value of the total direct compensation for each executive officer, in deciding grants for fiscal year 2009.

Annual merit grants were made to each of our current executive officers following the conclusion of each of fiscal years 2008 and 2009, as part of the annual performance review cycle. These annual awards consisted of a combination of stock options and shares of restricted stock, with each stock option award vesting over four years in equal annual installments and each restricted stock award vesting over three years in equal annual installments. The Compensation Committee reviewed information provided by Radford Consulting in each fiscal year. In addition, for grants made following fiscal year 2009, our Chief Executive Officer reviewed data from Compensia to support the recommendations she made to the Committee for her direct reports, and the Committee reviewed such data, together with data from Radford Consulting, which provides its advice and counsel, to allocate awards based approximately on a 50/50 split in value between awards of restricted stock and stock options. In addition, in order to encourage long-term retention, in July 2008 following the completion of fiscal year 2008, our Chief Executive Officer and Chief Financial Officer were also awarded options to purchase 277,024 shares and 133,895 shares of our common stock, respectively. Each of these long-term retention awards vests 100% in a single cliff vest after four years.

Internal Pay Equity.  In determining the size of equity awards made to our Chief Executive Officer and our other executive officers, the Compensation Committee is mindful of internal pay equity considerations. Since the equity component represents such a substantial portion of each executive officer’s total direct compensation, the Compensation Committee expects to continue to grant future equity awards to executive officers with internal equity in mind so that a fair and equitable ratio is maintained between the total direct compensation of our Chief Executive Officer and that of each of our other executive officers.

Stock Ownership Guidelines.  At present, we do not have any equity or security ownership requirements for our executive officers, other than our Chief Executive Officer. During her employment, Ms. Summers agrees to a guideline of maintaining beneficial ownership of no less than the number of shares of Trident common stock that has a value equal to four times her annual base salary, to be achieved by no later than the fourth anniversary of her employment start date. The Trident Board has also adopted stock ownership guidelines applicable to our non-employee members of the Trident Board, described above under “Information about the Trident Board of Directors — Director Compensation” above.

Change in Control and Severance Agreements

The named executive officers are employed at-will. However, we have adopted a change in control plan applicable to our executive officers that provides that executive officers and key employees designated by the Compensation Committee are entitled to specified compensation and benefits if, within a “Change in Control Period,” the participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason.” All such agreements with the named executive officers, including the newly-adopted change in control plan, are described under “Calculation of Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement, and the potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on July 1, 2009 are set forth under such section below.

The Compensation Committee adopted this plan in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave our employ prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

Other Benefits

We provide other customary benefits that are comprehensive and apply uniformly to all of our employees, including our executive officers. The purpose of this element of compensation is to provide assurance of financial support in the event of illness or injury, encourage retirement savings and encourage additional equity ownership by our employees. Our employee benefits program includes medical, dental, prescription drug, Medical Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match, educational assistance, employee assistance program and holidays, and a vacation allowance. We do not provide a defined benefit retirement pension plan, or the use of company vehicles to our executive officers, although we currently provide to some of our executive officers a phone and car allowance of up to $10,000.00 per year and supplemental life insurance that pays executive officers up to $3,000,000. We believe that these benefits are standard for executive officers at comparable companies with whom we compete for personnel.

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our Chief Executive Officer and each of our three other most highly compensated executive officers (other than the Chief Financial Officer) holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that any options granted to our executive officers will be approved by the Compensation Committee. The Compensation Committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Award Granting Procedures

All equity awards granted to our executive officers are made by the Compensation Committee at a meeting of the Compensation Committee. Grants of initial stock options and other equity awards to newly-hired employees who are not executive officers are made by a Stock Option Committee, at duly held meetings the last Friday of each month, in accordance with pre-approved grant guidelines from the Compensation Committee. The members of the

Stock Option Committee are the Chief Financial Officer and the General Counsel. The grant date is the date of Stock Option Committee approval and the grant is priced based on the market price on the grant date. The exercise price of all options granted to employees, including executive officers, is the closing market price of our common stock on the date which is two full trading days after the issuance of our quarterly financial earnings press release. In addition, the grant date is the date that the exercise price has been determined. For stock option awards granted by our Stock Option Committee, the exercise price is determined as the closing sales price of our common stock as reported on NASDAQ on the date of the Stock Option Committee’s monthly meeting.

In addition, we monitor the number of shares that we are utilizing for all of our equity compensation programs, including new hire grants, promotional grants and annual merit grants, in order to prudently manage stock option expense and potential dilution of stockholder ownership.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Trident Microsystems, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Brian R. Bachman (Chairman)
J. Carl Hsu
Raymond K. Ostby

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended June 30, 2009, June 30, 2008, and June 30, 2007 by our Chief Executive Officer, our Chief Financial Officer, and our three other highest paid executive officers:

							Non-Equity
							Incentive
					Stock	Option	Plan	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Compensation		Total
Principal Position	Year	($)(1)	($)(2)		($)(3)	($)(4)	($)(2)(5)	($)		($)

Sylvia Summers Couder(6)	2009	495,000	—		524,334	389,588	—	23,625	(7)	1,432,547
President and Chief	2008	348,906	—		414,262	146,054	$185,031	18,895	(8)	1,113,148
Executive Officer
Pete J. Mangan(9)	2009	255,718	—		27,694	107,020	—	22,670	(7)	413,102
Senior Vice President	2008	101,891	62,000	(10)	—	21,043	22,086	9,591	(8)	216,611
and Chief Financial Officer
David L. Teichmann(11)	2009	285,000	—		195,158	649,257	—	37,220	(7)	1,166,635
Senior Vice President,	2008	283,904	—		156,019	555,979	114,143	38,024	(8)	1,148,069
General Counsel and	2007	71,250	50,000	(12)	21,740	75,859	60,000	4,000	(13)	282,849
Corporate Secretary
Dr. Hungwen Li(14)	2009	278,333	—		363,875	378,136	—	20,398	(7)	1,040,742
Senior Vice President,	2008	220,000	—		334,208	350,779	58,740	21,538	(8)	985,265
Strategic Marketing
Donna Hamlin(15)	2009	227,000	—		40,734	52,265	—	24,057	(7)	344,056
Vice President, Human	2008	103,583	5,000	(10)	11,283	16,176	27,608	10,923	(8)	174,573
Resources and Administration

(1)	Includes amounts (if any) deferred at the named executive officer’s option under Trident’s 401(k) plan.

(2)	Performance-based bonuses are generally paid under our Executive Bonus Plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under the Executive Bonus Plan.

(3)	The amounts shown are the compensation costs recognized in our financial statements for fiscal year 2007, fiscal year 2008 and fiscal year 2009 related to shares of restricted stock awarded to the executive officer, to the extent we recognized compensation cost in fiscal year 2007, fiscal year 2008 or fiscal year 2009 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. The fair values of the shares of restricted stock awarded were calculated based on the fair market value of our common stock on the respective grant dates.

(4)	The amounts shown are the compensation costs recognized in our financial statements for fiscal year 2007, fiscal year 2008 and fiscal year 2009 related to grants of stock options to each named executive officer in fiscal year 2007, fiscal year 2008 and fiscal year 2009 and prior years, to the extent we recognized compensation cost in fiscal year 2007, fiscal year 2008 and fiscal year 2009 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 9, “Employee Benefit Plans — Equity Incentive Plans,” included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended June 30, 2009.

(5)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Trident Board at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen.” The actual amount paid to each named executive officer for the fiscal years ended June 30, 2007, and June 30, 2008 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” No amounts were paid to our named executive officers for the fiscal year ended June 30, 2009. A description of the terms of the Executive Bonus Plan is set forth below under “Grants of Plan-Based Awards” and in the Compensation Discussion and Analysis, above.

(6)	Ms. Summers joined as Chief Executive Officer and President on October 17, 2007.

(7)	Includes matching contributions to the Trident Microsystems, Inc, 401(K) plan, premiums paid for term life insurance, and car allowance, as follows:

	401(K) Match	Insurance Premiums	Car Allowance
Sylvia Summers Couder	—	$23,625	—
Dr. Hungwen Li	$2,875	$17,523	—
Pete J. Mangan	$2,875	$19,795	—
David L. Teichmann	$2,875	$24,345	$10,000
Dr. Donna Hamlin	$2,875	$21,182	—

(8)	Includes matching contributions to the Trident Microsystems, Inc, 401(K) plan, premiums paid for term life insurance, and car allowance, as follows:

	401(K) Match	Insurance Premiums	Car Allowance
Sylvia Summers Couder	—	$18,895	—
Dr. Hungwen Li	$2,813	$18,725	—
Pete J. Mangan	—	$9,591	—
David L. Teichmann	$2,813	$25,211	$10,000
Dr. Donna Hamlin	$1,295	$9,628	—

(9)	Mr. Mangan joined as Vice President, Finance and Interim Chief Financial Officer on January 11, 2008 and was appointed Senior Vice President, Chief Financial Officer on July 22, 2008.

(10)	Represents sign on bonus in the amount of $42,000 paid upon Mr. Mangan’s initial hire and $20,000 discretionary bonus paid in addition to the bonus earned under the 2008 Bonus Plan.

(11)	Mr. Teichmann joined as General Counsel, Vice President of Human Resources and Corporate Secretary on April 2, 2007, and became Senior Vice President, General Counsel and Corporate Secretary in January 2008, upon the hiring of Dr. Donna Hamlin as Vice President, Human Resources.

(12)	Represents a sign-on bonus of $50,000 paid to Mr. Teichmann upon his joining Trident as General Counsel, Vice President of Human Resources and Corporate Secretary.

(13)	Consists of $2,500 for car allowance and $1,500 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(14)	Dr. Li was appointed Senior Vice President of Strategic Marketing effective January 2007, and as Chief Marketing Officer effective August 28, 2008.

(15)	Dr. Hamlin joined as Vice President, Human Resources and Administration on January 11, 2009.

Grant of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards granted during the fiscal year ended June 30, 2009 to our named executive officers:

						All Other
					All Other	Option
					Stock	Awards:
					Awards:	Number of		Grant Date
		Estimated Future Payouts Under Non-			Number of	Securities	Exercise or	Fair Value
		Equity Incentive Plan Awards(1)(2)			Shares of	Underlying	Base Price of	of Stock
	Grant	Threshold	Target	Maximum	Stock or	Options	Option	and Option
Name	Date	($)	($)	($)	Units (#)(3)	(#)(4)	Awards ($)	Awards ($)(5)

Sylvia Summers Couder	07/25/08				36,937
	07/30/08					461,307	$2.90	$658,206.78
	07/25/08	309,375	$495,000	$618,750
Dr. Hungwen Li	07/25/08				20,000
	07/30/08					58,000	$2.90	$82,070.00
	10/21/08				9,852
	11/05/08					24,630	$1.48	$17,763.16
	07/25/08	112,500	$180,000	$225,000
Pete J. Mangan	07/25/08				21,279
	07/30/08					157,929	$2.90	$226,107.27
	07/25/08	101,562	$162,000	$203,125
David L. Teichmann	07/25/08				30,400
	07/30/08					85,000	$2.90	$120,275.00
	07/25/08	133,594	$213,750	$267,187
Dr. Donna Hamlin	07/25/08				10,550
	07/30/08					24,000	$2.90	$33,960.00
	07/25/08	70,938	$113,500	$141,875

(1)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Trident Board at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen.” No bonuses were paid to our named executive officer for the fiscal year ended June 30, 2009.

(2)	The threshold amounts included in the table above reflect the minimum payment level under the 2009 Bonus Plan; the 2009 Bonus Plan required the attainment of a minimum threshold target revenue that had to be reached before payments are triggered. The target and maximum amounts are reflected on an annualized basis.

(3)	Amounts shown represent shares of restricted stock awarded under our 2006 Equity Incentive Plan that vest in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date.

(4)	Except as provided below, amounts shown represent options issued under our 2006 Equity Incentive Plan that vest and become exercisable in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

Options to purchase 277,024 shares granted to Ms. Summers and 133,895 shares granted to Mr. Mangan vest over four years in a single cliff vest at the end of four years, with a vesting commencement date of July 25, 2008.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Calculation of Potential Payments Upon Termination or Change in Control.”

(5)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 8, “Employee Benefit Plans — Equity Incentive Plans,” included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended June 30, 2009. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The dollar value of restricted stock shown represents the grant date fair value calculated based on the fair market value of our common stock on the respective grant dates. The actual value that an executive will realize on each share of restricted stock award will depend on the price per share of our common stock at the time the shares of restricted stock are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the restricted stock awarded.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of June 30, 2009, our last completed fiscal year:

	Option Awards(1)					Stock Awards(2)
	Number of	Number of						Market Value
	Securities	Securities				Number of		of Shares
	Underlying	Underlying				Shares or		or Units
	Unexercised	Unexercised		Option	Option	Units of Stock		of Stock
	Options (#)	Options (#)		Exercise	Expiration	That Have		That Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Not Vested (#)		Vested ($)(3)

Sylvia Summers Couder	—	—		—	—	169,437	(5)	$294,820
	0	277,024	(4)	$2.90	7/30/2018	—		—
	0	184,283		$2.90	7/30/2018	—		—
	55,000	165,000		$7.42	10/29/2017	—		—
Dr. Hungwen Li	—	—		—	—	62,352		$108,492
	0	24,630		$1.48	11/5/2018	—		—
	0	58,000		$2.90	7/30/2018	—		—
	65,000	65,000		$20.37	1/26/2017	—		—
Pete J. Mangan	—	—		—	—	21,279		$37,025
	0	133,895	(4)	$2.90	7/30/2018	—		—
	0	24,034		$2.90	7/30/2018	—		—
	18,750	56,250		$5.34	2/4/2018	—		—
David L. Teichmann	—	—		—	—	45,400	(6)	$78,996
	0	85,000		$2.90	7/30/2018	—		—
	34,222	53,778	(7)	$4.34	4/30/2018	—		—
	108,334	91,666	(8)	$20.22	5/10/2017	—		—
Dr. Donna Hamlin	—	—		—	—	25,550		$44,457
	0	24,000		$2.90	7/30/2018	—		—
	15,000	45,000		$5.34	2/4/2018	—		—

(1)	Except as provided below, amounts shown represent options issued under our 2006 Equity Incentive Plan that vest and become exercisable in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Calculation of Potential Payments Upon Termination or Change in Control.”

(2)	Restricted stock awards vest over a four-year period at the rate of 25% upon each of the first four anniversaries of the date of grant, and are subject to automatic forfeiture if the recipient’s performance of services with Trident terminates prior to the date on which the shares vest.

The restricted stock awarded to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Calculation of Potential Payments Upon Termination or Change in Control.”

(3)	Represents the fair market value per share of our common stock on June 30, 2009 ($1.74) multiplied by the number of shares that had not vested as of June 30, 2009.

(4)	Options to purchase 277,024 shares granted to Ms. Summers and 133,895 shares granted to Mr. Mangan vest over four years in a single cliff vest at the end of four years, with a vesting commencement date of July 25, 2008.

(5)	Includes a performance-based restricted stock award consisting of 110,000 shares of Trident common stock. This award will vest, if at all, in four components, with the vesting of each component requiring that a Trident common stock price target, established by the Compensation Committee, be achieved on or after one of the first four anniversaries of her employment start date. This target stock price must be achieved prior to the tenth anniversary of Ms. Summers’ employment start date. An amount equal to 25% of the shares subject to this restricted stock award will vest on the date that the applicable price target is achieved on or after the specified anniversary of her employment start date, provided that her service with Trident has not terminated.

(6)	Includes 15,000 shares of restricted stock vesting in two equal installments upon the third and fourth anniversary of commencement of employment.

(7)	These options vest at the rate of 1/36 th per month over the thirty-six (36) months following the first anniversary of his employment start date.

(8)	These options vest at the rate of 1/48th each month over the thirty-six (36) month period following the first anniversary of his employment start date.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table sets forth certain information concerning option exercises by our named executive officers and vesting of Trident common stock held by them during the fiscal year ended June 30, 2009:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Sylvia Summers Couder	—	—	7,500	$14,475
Dr. Hungwen Li	—	—	16,250	$30,713
Pete J. Mangan	—	—	0	$0
David L. Teichmann	—	—	15,000	$23,850
Dr. Donna Hamlin	—	—	5,000	$10,550

(1)	Based on the difference between the market price of Trident’s common stock on the date of exercise and the exercise price.

(2)	Based on the market price of Trident’s common stock on the vesting date.

Employment Contracts and Change-in-Control Agreements

Pursuant to the following agreements, certain benefits will be payable to the named executive officers upon a termination of employment or change in our control:

Terms of Equity Awards

Our 1992 Stock Option Plan and each option granted under our 2002 Stock Option Plan provide that in the event of a Transaction of Trident with or into another corporation, unless the successor corporation assumes or substitutes equivalent options for options granted under the option plans, options under the option plans will become fully exercisable prior to the Transaction. Options which are neither assumed or substituted for by the successor corporation, nor exercised prior to the expiration of a fifteen (15)-day notice period, will terminate upon the expiration of such period.

Under the terms of our 2006 Plan, a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2006 Plan) becoming the direct or indirect beneficial owner of more than 50% of Trident’s voting stock, or (b) the occurrence of any of the following events upon which the stockholders of Trident Microsystems immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Trident, its successor or the entity to which the assets of

Trident were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Trident’s voting stock; (ii) a Transaction or consolidation in which Trident is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Trident (other than a sale, exchange or transfer to one or more subsidiaries of Trident).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Compensation Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2006 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all non-employee director awards will be accelerated in full upon a Change in Control.

All shares subject to options granted under our Directors Plan will become fully vested and exercisable as of the date fifteen (15) days prior to a change in our control, as defined in the Directors Plan, unless the surviving or successor corporation either assumes or substitutes its options for options outstanding under the Directors Plan. Any such options which are neither assumed or substituted for by the successor corporation, nor exercised, will terminate as of the date of the change in control. In addition, all options granted to our non-employee directors under the 2006 Equity Incentive Plan will become fully vested and exercisable as of the date fifteen (15) days prior to a change in our control.

Change in Control Severance Plan

During fiscal year 2008, the Compensation Committee of the Trident Board approved a change in control severance plan that will provide executive officers and key employees designated by the Compensation Committee with the specified compensation and benefits if, within a “Change in Control Period,” the participant’s employment is terminated without “Cause” or the participant resigns for “Good Reason.” The Change in Control Period is the period beginning upon a change in control and ending eighteen (18) months following the change in control. Upon termination within the Change in Control Period, the chief executive officer would be entitled to a lump sum payment of twenty four (24) months of base salary, with other executive officers being entitled to payment of twelve (12) months of base salary. Base salary for this purpose is determined as the greater of (i) the monthly rate in effect immediately prior to termination of employment or (ii) the monthly rate in effect immediately prior to the change in control. In addition, the chief executive officer would be entitled to payment of 200% of his or her annual bonus, with other executive officers entitled to 100% of their respective annual bonus, determined for this purpose as the aggregate of all annual incentive bonuses that would be earned by the participant for the fiscal year of termination of employment, determined as if 100% of all applicable performance goals were achieved. Medical and dental and life insurance coverage would be continued for the employee and covered dependents for the same benefit periods as the base salary is paid, at the same premium cost to the participant and at the same coverage levels as in effect prior to termination of employment, except to the extent of any change in premium costs or coverage levels applicable to all employees holding positions comparable to the participant’s position immediately prior to the change in control.

If, as a result of the change in control, the buyer agrees to assume or continue our outstanding service-based vesting equity awards (converting them into awards for the buyer’s stock or other acquisition consideration) or to issue replacement awards for the buyer’s stock, vesting would not accelerate at the time of the change in control. Any service-based vesting equity awards that the buyer will not agree to assume, continue or replace in connection with the change in control will vest in full immediately prior to the change in control so that they may be exercised or settled upon the change in control. The vesting of any service-based vesting equity award that is assumed, continued or replaced by the buyer will be accelerated in full if the participant is terminated other than for “Cause” or resigns for “Good Reason” within the Change in Control Period. The vesting of all our equity awards of any kind under which vesting is based upon the achievement of performance goals (such as attainment of a target stock price or achievement of a company financial goal) will be accelerated in full (assuming the 100% of the target level of performance has been achieved) immediately prior to the change in control, so that they may be exercised or settled upon the change in control.

Payment of severance benefits under the plan will be subject to the participant’s execution of a general release of claims against us.

The following definitions are utilized in the executive change in control severance plan:

Definition of “Change in Control.”

•	Any person or group (other than an employee benefit plan) becomes the beneficial owner, directly or indirectly, of more than 50% of the total combined voting power of its outstanding securities.

•	Transaction or consolidation in which the stockholders before the transaction fail to retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting securities of Trident or the surviving entity.

•	Sale of all or substantially all of the assets of Trident (other than to a subsidiary).

•	Change in the composition of the Board within any twelve (12)-month period as a result of which less than a majority of the directors are “Incumbent Directors.” Incumbent Directors are those who either were directors on the effective date of the plan or were elected or nominated by at least a majority of the Incumbent Directors (except any such election or nomination in connection with an actual or threatened proxy contest).

Definition of Termination for “Cause.”

•	Theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records.

•	Material failure to abide by the code of conduct or other policies (including policies relating to confidentiality and reasonable workplace conduct).

•	Misconduct leading to a restatement of earnings.

•	Unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity (including improper use or disclosure of confidential or proprietary information).

•	Intentional act which has a material detrimental effect on reputation or business of Trident.

•	Repeated failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure such failure or inability.

•	Material breach of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement.

•	Conviction (including any plea of guilty or nolo contender) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the participant’s ability to perform his or her duties.

Definition of “Good Reason.”

•	Material, adverse change in the participant’s authority, duties or responsibilities as measured against the participant’s authority, duties or responsibilities immediately prior to the change in control.

•	Material, adverse change in the authority, duties or responsibilities of the officer to whom the participant is required to report, including a requirement that the participant report to a corporate officer or employee instead of reporting directly to the Trident Board of a corporation.

•	Material decrease in annual base salary or target bonus amount (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned).

•	Material decrease in the budget over which the participant has authority.

•	Relocation of work place to a location that increases the participant’s regular commute distance between the participant’s residence and work place by more than 30 miles (one-way).

•	Material breach of the plan by Trident or its successor.

The participant must give written notice within ninety (90) days of the initial occurrence of the claimed “Good Reason” condition. If not cured within thirty (30) days following such written notice, the claim is presumed correct unless the Trident Board determines in good faith by a vote of not less than two-thirds of its membership that Good Reason does not exist. The participant must resign within six months following the initial occurrence of the condition.

In addition to the benefits under the agreements described above, two of our named executive officers are entitled to benefits under the terms of their offer letters with us as described in the next subsection.

Employment Agreements

Sylvia Summers Couder.  Pursuant to the letter agreement between us and Sylvia Summers Couder as our Chief Executive Officer, should we terminate Ms. Summers’ employment without Cause, or should she terminate her employment at any time for Good Reason, provided that she has executed a general release of claims, we will pay to Ms. Summers an amount equal to the sum of twelve (12) months’ of her base salary and her annual target bonus, and reimbursement of insurance premiums for up to twelve (12) months of COBRA insurance coverage. In addition, vesting of any unvested options and restricted stock granted to her during her employment shall be automatically accelerated such that an additional twelve (12) months of vesting will occur.

If we or our successor elects to terminate Ms. Summers’ employment without Cause or she voluntarily terminates for “Good Reason” in connection with or within two years of the effective date of a Change in Control of Trident, we will pay to Ms. Summers an amount equal to the sum of twenty-four (24) months’ of her base salary and two times her annual target bonus, and reimbursement of insurance premiums for up to eighteen (18) months of COBRA insurance coverage. In addition, vesting of any unvested options and restricted stock granted to her during her employment shall be automatically accelerated in full. Only employment that is involuntarily terminated without Cause or voluntarily terminated with Good Reason within two years of the date of a Change in Control will be deemed to constitute termination due to such Change in Control.

The following definition of Good Reason is applicable to the agreement between Trident and Ms. Summers:

“Good Reason” means the occurrence of any of the following conditions without employee’s express written consent, which condition(s) remain(s) in effect thirty (30) days after her written notice to the Trident Board of Trident or its successor of such conditions:

•	a material, adverse change in her authority, duties or responsibilities which is not effected for disability or for Cause;

•	a material diminution of the budget over which she has authority (including, without limitation, as a result of a reduction of the lines of business, operating divisions or functional departments reporting to her), which is not effected for disability or for Cause;

•	a material diminution in her base salary and/or target bonus as in effect immediately prior to such reduction;

•	her relocation to a facility or a location more than 50 miles from our principal headquarters at the time she commences employment; or

•	a material breach by Trident or any successor to Trident of any of the material provisions of her employment offer letter.

David L. Teichmann.  Pursuant to the letter agreement between us and Mr. Teichmann as our General Counsel, should we terminate Mr. Teichmann’s employment without Cause, or should he terminate his employment at any time for Good Reason, we will pay to Mr. Teichmann an amount equal to the sum of six months’ of his salary, including base and target incentive bonus, and reimbursement of insurance premiums for up to six months of COBRA insurance coverage.

If we terminate Mr. Teichmann’s employment for Cause, we will provide Mr. Teichmann with a lump-sum severance payment equivalent to three months’ salary, including base salary and target incentive bonus, and reimbursement of insurance premiums for up to three months of COBRA insurance coverage, unless the cause for termination relates to violation by Mr. Teichmann of state or federal law.

If we or our successor elects to terminate Mr. Teichmann’s employment without Cause or he voluntarily terminates for “Good Reason” in connection with or within twelve (12) months of the effective date of an acquisition or Transaction of Trident involving a Change in Control (a “Qualifying Event”), vesting of any options and restricted stock granted to Mr. Teichmann during his employment with Trident will be automatically accelerated effective on the date of the Qualifying Event. In such event, the period within which he may exercise any vested options (including options as to which vesting has been accelerated), will be extended to one year following the Qualifying Event. In addition, Mr. Teichmann will receive severance benefits in an amount equal to the sum of six months’ of his salary, including base and target incentive bonus, and reimbursement of insurance premiums for up to six months of COBRA insurance coverage. Only employment that is involuntarily terminated without Cause or voluntarily terminated with Good Reason within one year of the date of a Change in Control will be deemed to constitute termination due to such Change in Control.

The following definitions are utilized in the severance arrangements with each of Messrs. Summers and Teichmann:

A “Change in Control” means:

•	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 who, by the acquisition or aggregation of securities, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Trident representing 50% or more of the combined voting power of our then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote on elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of our securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of Trident; or

•	the consummation of a Transaction or consolidation of Trident with or into another entity or any other corporate reorganization, if persons who were not stockholders of Trident immediately prior to such Transaction, consolidation or other reorganization own immediately after such Transaction, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or

•	a change in the composition of the Board, as a result of which the individuals who immediately prior to such change constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by our stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

•	the sale, transfer or other disposition of all or substantially all of our assets.

“Cause” means misconduct, including but not limited to: (a) conviction of a felony or any crime under the laws of the United States or any state thereof involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against Trident; (c) willful conduct by the employee, which, based upon a reasonable determination by Trident, demonstrates gross unfitness to serve (other than as a result of total or partial incapacity due to physical or mental illness); or (d) intentional, material violation by the employee of any contract between the employee and

Trident or any statutory duty of the employee to Trident that is not corrected within thirty (30) days after written notice to the employee.

The following definition of Good Reason is applicable to the agreement between Trident and Mr. Teichmann:

“Good Reason” means resignation by the employee of his or her employment, other than for Cause or disability, due to: (i) Trident, without his or her express written consent, assigning duties to employee or significantly reducing his or her duties, in a manner that is inconsistent with such employee’s position with Trident and responsibilities in effect immediately prior to such assignment or reduction, or Trident removing employee from such position and responsibilities (including without limitation a reduction of the lines of business, operating divisions or functional departments reporting to employee), which is not effected for disability or for Cause; (ii) a reduction in employee’s base salary and/or target bonus as in effect immediately prior to such reduction; (iii) employee’s relocation to a facility or a location more than 15 miles from our principal headquarters at the time employee commences employment without employee’s express written consent; (iv) failure or refusal of a successor to Trident to assume Trident’s obligations under his or her employment offer letter; or (v) material breach by Trident or any successor to Trident of any of the material provisions of his or her employment offer letter.

Calculation of Potential Payments Upon Termination or Change in Control

The following table presents our estimate of the dollar value of the benefits payable to our named executive officers upon a termination of employment with or without cause, or a change in our control, assuming such terminating event occurred on June 30, 2009. These benefits are in addition to accrued compensation, including paid time off, otherwise required by law to be paid through the date of termination of employment. Our annual vacation accrual policy provides that paid time off is accrued based on years of service, ranging from three weeks of paid time off through three years of service, up to a maximum of six weeks of paid time off from ten years of service and beyond. We limit the total maximum amount that can be accrued however, from 320 hours for up to three years of service, increasing to a maximum of up to 440 hours for ten years of service and beyond.

This table assumes that the termination occurred as of June 30, 2009, and, in connection with a termination that occurred as a result of a change of control, that outstanding unvested equity awards were neither assumed by the successor corporation nor replaced with a cash retention program. While we believe that the amounts shown below and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred on June 30, 2009, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the Executive Bonus Plan, the letter agreements and the executive officer change in control plan.

						Value of
					Value of	Restricted
				Continuation	Option	Stock
				of Benefits	Acceleration	Acceleration	Total Value
Name	Trigger	Salary	Bonus	(1)	(2)	(2)	(3)

Sylvia Summers Couder	Change in Control	$990,000	$990,000	$24,295.95	—	$294,820.38	$2,299,116.33
	Termination without Cause or for Good Reason	$495,000	$495,000	$24,295.95	—	$294,820.38	$1,309,116.33
Dr. Hungwen Li	Change in Control	$300,000	$180,000	$14,400.19	$6,403.80	$108,492.48	$609,296.47
Pete J. Mangan	Change in Control	$270,000	$162,000	$20,465.95	—	$37,025.46	$489,491.41
David L. Teichmann	Change in Control	$285,000	$213,750	$25,015.95	—	$78,996.00	$602,761.95
	Termination without Cause or for Good Reason	$142,500	$106,875	$25,015.95	—	$78,996.00	$353,386.95
	Termination for Cause	$71,250	$53,437	—	—	—	$124,687.00
Dr. Donna Hamlin	Change in Control	$227,000	$113,500	$20,690.95	—	$44,457.00	$405,647.95

(1)	Represents the aggregate value of reimbursement of COBRA benefits after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

(2)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and shares of restricted stock.

The amounts shown as the value of the accelerated stock options are based solely on the intrinsic value of the options as of June 30, 2009. For options, this was calculated by multiplying (i) the difference between the fair market value of our common stock on June 30, 2009 (being the last trading day of the fiscal year), $1.74, and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on June 30, 2009. Since the exercise price of all outstanding unvested options held by the named executive officers was greater than $1.74, other than options to purchase 24,630 shares held by Mr. Li, no additional value is represented by the acceleration of outstanding unvested options.

The amount shown as the value of the accelerated shares of restricted stock represents the fair value calculated based on the fair market value of our common stock on June 30, 2009 (being the last trading day of the fiscal year), $1.74, multiplied by the assumed number of shares of restricted stock vesting on an accelerated basis on June 30, 2009.

(3) Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

In addition, upon death or disability, each of our executive officers is entitled to coverage under our applicable insurance policies. Upon termination of employment as a result of disability, the executive officers are entitled to coverage up to an amount equal to two times their respective base salary, up to a maximum of $300,000; if such disability occurs as a result of a travel accident, they are entitled to an additional amount up to two times their base salary up to a maximum amount of $500,000. We also provide death benefits of an insured sum equal to two times their base salary up to $300,000, plus an additional amount equal to two times base salary up to a maximum of $500,000 if such death occurs as a result of a travel accident. We also offer life insurance coverage up to $3,000,000. Executive officers are fully vested in 100% of their account balance under the Retirement Savings Plan (401k Plan). All of our employees are eligible for continuing health coverage under COBRA; pursuant to the terms of their agreements, we pay the cost of such continuing coverage for Mr. Teichmann and Ms. Summers, as described above.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2009 and June 30, 2008 by our principal accounting firm, PricewaterhouseCoopers LLP:

	Year Ended	Year Ended
	June 30, 2009	June 30, 2008

Audit fees(1)	$1,708,000	$3,183,000
Audit-related fees(2)	$15,000	$43,000
Tax fees(3)	$114,000	$133,000
All other fees(4)	$2,000	$7,000
Total	$1,839,000	$3,366,000

(1)	Audit Fees. Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-related Fees. Consists of fees, billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. These services include accounting consultations in connection with acquisitions and attest services that are not required by state or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, Transactions and acquisitions, and international tax planning.

(4)	Other Fees. The nature of other services includes subscription to an online accounting, auditing and reporting library and other miscellaneous services.

The Audit Committee has approved all of the fees above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, which is PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. PricewaterhouseCoopers LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by PricewaterhouseCoopers LLP in accordance with this pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Trident Board, the Audit Committee assists the Trident Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by Trident to its stockholders and to the Securities and Exchange Commission, Trident’s internal control structure, external audit process, risk management process, and other matters relating to its accounting and financial reporting process.

Management is responsible for the preparation, presentation and integrity of Trident’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

Management has implemented a process of documenting, testing and evaluating Trident’s system of internal controls over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of Trident’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Annual Report on Form 10-K for the fiscal year ended June 30, 2009 filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in such Annual Report on Form 10-K related to its integrated audit of Trident’s consolidated financial statements and financial statement schedule for fiscal year 2009, and the effectiveness of internal control over financial reporting for fiscal year 2009.

The Audit Committee reviewed the Quarterly Report on Form 10-Q for each quarter of fiscal year 2009 prior to its filing with the Securities and Exchange Commission, as well the financial information contained in each quarterly earnings and annual earnings announcement prior to its release. The Audit Committee met in executive session at each in-person meeting. During these sessions, the Audit Committee met privately with PricewaterhouseCoopers LLP, which has unrestricted access to the Audit Committee.

In discharging its oversight responsibility for the audit process, the Audit Committee received a letter from PricewaterhouseCoopers LLP regarding the firm’s independence, as required under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended by the Independence Standards Board. In addition, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence from Trident and its management, and considered whether the provision of any non-audit services was compatible with maintaining its independence. The Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of PricewaterhouseCooper’s examination of the financial statements.

Based upon the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP described in this report, the Audit Committee recommended to the Board of Directors that Trident’s Annual Report on Form 10-K include the audited financial statements for the fiscal year ended June 30, 2009.

AUDIT COMMITTEE

Raymond K. Ostby (Chairman)
David H. Courtney
Hans Geyer

TRANSACTIONS WITH RELATED PERSONS

Since the beginning of fiscal year 2009, there have been no transactions in excess of $120,000 between Trident and a related person in which the related person had a direct or indirect material interest, except as follows:

On May 14, 2009, Trident completed its acquisition of selected assets of the frame rate converter (“FRC”), demodulator (“DRX”) and audio decoder product lines from Micronas Semiconductor Holding AG (“Micronas”), a Swiss corporation. Due to the acquisition of the FRC, DRX, and audio decoder product lines from the Consumer Division of Micronas, we issued 7.0 million shares of common stock and warrants to purchase up to an additional 3.0 million shares of common stock to Micronas, and Micronas became the owner of approximately 10% of the outstanding common stock of Trident. In connection with the acquisition, we entered into the following related agreements with Micronas on or after May 14, 2009.

•	On May 14, 2009, we entered into a Service Level Agreement or (“SLA”) with Micronas. Under the SLA, Micronas agreed to provide to us specified transition services and support, including intellectual property transitional services for a limited period of time to assist us in achieving a smooth transition of the acquired products and product lines. The transition services include certain manufacturing design, maintenance and support services, sales of inventory and newly-manufactured products and certain finance and administration, IT, infrastructure, warehousing and similar services, to be provided pursuant to specified service level agreements. Moreover, on May 14, 2009, we entered into an exclusive Distributor Agreement with Micronas. Under the Distributor Agreement, Micronas served as the exclusive supplier and OEM to us on the FRC, DRX, and Audio Decoder product lines from May 15, 2009 to June 15, 2009. As of June 30, 2009, the outstanding accounts payable to Micronas was $5.5 million, and the outstanding accounts receivable from Micronas was $5.3 million.

•	We entered into a Cross License Agreement (the “Cross License”) with Micronas, pursuant to which Micronas has granted to us a royalty-free, perpetual, irrevocable, fully assignable and transferable worldwide license, including the right to sublicense, to patents that are relevant to, but not exclusive to, the FRC line of frame rate converters, the DRX line of demodulators and all of the audio processing product lines acquired in the acquisition. Ownership of these patents remains with Micronas following completion of the acquisition. The license is exclusive for the first three years, subject to certain exceptions, and is non-exclusive thereafter. We have granted to Micronas a royalty-free, perpetual, irrevocable, non-exclusive, fully assignable and transferable worldwide license, including the right to sublicense, to patents exclusively relevant to the FRC line of frame rate converters, the DRX line of demodulators and all of the audio processing product lines acquired in the acquisition. During the first three years, the license granted by us to Micronas is limited to use for products that are not a DRX, Audio or FRC Product. Following this three year period, Micronas may use the licensed rights on any product.

•	We entered into a Stockholder Agreement (the “Micronas Stockholder Agreement”) with Micronas, setting forth specified registration rights associated with the shares, including demand and piggyback registration rights, restrictions on transfer of the shares and provides Micronas certain pre-emptive rights to acquire additional shares of our common stock. Under the Micronas Stockholder Agreement, Micronas has agreed to vote the shares in support of acquisition proposals approved by the disinterested members of the Trident Board, and together with the recommendation of the disinterested members of the Trident Board on other stockholder proposals, and Micronas’ ability to engage in certain solicitations and activities encouraging support for or against proposals inconsistent with its voting agreements is restricted.

•	Micronas agreed to sublease 17,000 square footage of the office spaces located in Munich, Germany to us. We are currently using the office spaces for general and administration, research and engineering services. The lease expires on May 31, 2012.

Procedures for Approval of Related Person Transactions

Our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties; provided, however, that transactions that are with parties who become related parties as part of a larger transaction approved by the

Trident Board, such as agreements entered into in connection with acquisitions approved by the Trident Board, may be approved by the Trident Board rather than by the Audit Committee. In addition, the Audit Committee is responsible for reviewing and investigating conduct alleged by the Trident Board to be in violation of our Code of Business Conduct and Ethics, and adopting as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct. Pursuant to our Code of Business Conduct and Ethics, our employees, including our executive officers, are prohibited from entering into transactions in which personal, family or financial interests conflict or even appear to conflict with our interests or compromise such interests. Under the Code of Business Conduct and Ethics, a “conflict of interest” exists when a person’s private interest interferes in any way with our interests. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with us. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
FOR 2010 ANNUAL MEETING

Stockholders may present proposals for action at a future meeting, and may request that such proposals be included in the proxy materials we deliver to our stockholders for a future meeting, only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. If we hold our 2010 Annual Meeting of Stockholders on or after [    ●    ], then stockholder proposals that are intended to be included in our proxy statement and form of proxy relating to that meeting must be received by us no later than [    ●    ] to be considered for inclusion, under rules set forth in the Exchange Act. However, as a result of the change in our fiscal year, we expect that we will advance the date for holding our 2010 Annual Meeting of Stockholders, so that it is held more than 30 calendar days earlier than [    ●    ] in 2010. If we advance the scheduled date for our 2010 Annual Meeting by more than 30 calendar days, then notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made.

If a stockholder intends to submit a proposal or nomination for director for our 2010 Annual Meeting of Stockholders that is not to be included in Trident’s proxy statement and form of proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in Trident’s bylaws. To be timely, notice of a stockholder nomination for a director to be elected at an annual meeting shall be received at our principal executive offices no later than [    ●    ], unless, as described above, we change the date of the annual meeting by more than 30 calendar days from the date contemplated at the time of this proxy statement, in which case notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which the public announcement of the date of the annual meeting was first made.

If we advance the date for our 2010 Annual Meeting of Stockholders, we will provide notice of the date we set for that meeting through disclosure under Item 5 in the earliest Quarterly Report on Form 10-Q that we file with the SEC after we determine the date for the meeting (or in a Current Report on Form 8-K, if the notice would otherwise not be timely). Trident’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to Trident Microsystems, Inc. 3408 Garrett Drive, Santa Clara, CA 95054, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and on our website at www.tridentmicro.com.

Please see “Director Nominations” on page 161 for a description of the requirements for submitting a candidate for nomination as a director at the 2010 annual meeting of stockholders

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks or other nominee record holders) to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

Some brokers, banks or other nominee record holders may be participating in the practice of “householding” Trident’s proxy materials. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive a separate copy of this proxy statement, or would like to receive separate proxy statements and annual reports of Trident in the future, or if you are receiving multiple copies of proxy statements and annual reports at an address shared with another stockholder and would like to participate in householding, please notify (a) your bank, broker or other nominee record holder if your shares are held in a brokerage account or (b) Trident if you hold your shares directly as an Trident stockholder of record. You can notify Trident by sending a written request to Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054, Attention: Corporate Secretary, or by calling Trident’s Investor Relations department at (408) 764-8808.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Trident files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Trident, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Trident with the SEC are also available at Trident’s website at www.tridentmicro.com. The web addresses of the SEC and Trident have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement, information on those web sites is not part of this proxy statement.

The SEC allows Trident to incorporate by reference information into this proxy statement. This means that Trident can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement.

This proxy statement incorporates by reference the documents listed below that Trident previously filed with the SEC. They contain important information about Trident and its financial condition.

Trident SEC Filings
(SEC File No. 000-20784;
CIK No. 0000859475)	Period or Date Filed

Annual Report on Form 10-K and Form 10-K/A	Year ended June 30, 2009
Quarterly Report on Form 10-Q	Quarter ended September 30, 2009
Current Reports on Form 8-K and Form 8-K/A	Filed on July 24, 2009, July 28, 2009, August 3, 2009, October 5, 2009, October 7, 2009, and November 20, 2009

In addition, Trident also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement and the date of Trident’s annual meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement.

A copy of our annual report on Form 10-K (excluding exhibits) for the fiscal year ended June 30, 2009, as amended by Amendment No. 1 on Form 10-K/A, accompanies this proxy statement. An additional copy, including exhibits, will be furnished without charge to beneficial stockholders or stockholders of record upon request to Trident at the address below. Documents incorporated by reference are available from Trident without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from Trident at the following address:

Trident Microsystems, Inc.
3408 Garrett Drive
Santa Clara, California 95054-2803
Attention: Investor Relations
Telephone: (408) 764-8808

Trident stockholders requesting documents should do so by [    ●    ] to receive them before the Trident annual meeting.  You will not be charged for any of these documents that you request. If you request any document incorporated by reference into this proxy statement from Trident, will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Trident has not authorized anyone to give any information or make any representation about the Transaction or the respective companies that is different from, or in addition to, that contained in this proxy statement or in any of the materials that have been incorporated by reference into this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it.

ANNUAL REPORT

A copy of our annual report on Form 10-K (excluding exhibits) for the fiscal year ended June 30, 2009, as amended, accompanies this proxy statement. An additional copy, including exhibits, will be furnished without charge to beneficial stockholders or stockholders of record upon request to Trident Microsystems, Inc. 3408 Garrett Drive, Santa Clara, California 95054, Attention: Corporate Secretary.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Trident shares may deliver only one copy of the this proxy statement, Trident’s annual report on Form 10-K and/or the Notice of Internet Availability of Proxy Materials to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. Trident will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report on Form 10-K, now or in the future, should submit their request to Trident by phoning (408) 764-8808 or by submitting a written request to Trident Microsystems, Inc. 3408 Garrett Drive, Santa Clara, California 95054, Attention: Corporate Secretary. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS

Regardless of the number of shares you hold, it is important that your shares be represented at the meeting in order that a quorum will be present at the meeting. If you are unable to attend the meeting, you are urged to submit your proxy as promptly as possible by telephone or through the internet web site if permitted on your proxy card or by marking, signing and dating your proxy card and returning it without delay in the postage-paid envelope provided. The shares represented by each proxy that is signed and returned or submitted by telephone or via the internet web site will be voted in accordance with your directions.

We know of no other matters to be submitted to the annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Trident Board may recommend.

By order of the Board of Directors

David L. Teichmann
Corporate Secretary

December [●], 2009

FINANCIAL STATEMENTS OF THE ACQUIRED BUSINESS LINES

To The Board of Management of NXP B.V.

Independent Auditors’ Report

We have audited the accompanying combined balance sheet of a portion of NXP’s Home Business Unit (the Product Line or the “Company”), as defined in Note 1 to the combined financial statements, as of December 31, 2008 and 2007, and the related combined statement of operations, combined statement of cash flows and combined changes in business’ equity and comprehensive income, for the years then ended, as included on pages FP-3 through FP-27. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Product Line, as defined in Note 1 to the combined financial statements, as of December 31, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Amstelveen, The Netherlands, October 2, 2009

/s/ KPMG Accountants N.V.

ACQUIRED BUSINESS LINES

Combined Statements of Operations
For the Years Ended December 31, 2007 and December 31, 2008

Financial Statements for the Years Ended December 31, 2007 and December 31, 2008

Combined statements of operations for the years ended December 31
(in thousands of USD unless stated otherwise)

		2007	2008

5	Sales	552,401	494,522
5	Sales to related parties	839	233

	Total sales	553,240	494,755
	Cost of sales	(397,348)	(337,517)

	Gross margin	155,892	157,238
5	Selling expenses	(39,686)	(31,341)
5	General and administrative expenses
5,12	— Impairment of goodwill	—	(206,550)
5,11	— Impairment of other intangible assets	—	(177,318)
	— Other general administrative expenses	(93,891)	(98,371)
5	Research and development expenses	(230,148)	(237,037)

	Loss before taxes	(207,833)	(593,379)
6	Income tax benefit	20,845	11,357

	Net loss	(186,988)	(582,022)

The accompanying notes are an integral part of these combined financial statements.

ACQUIRED BUSINESS LINES

Combined Balance Sheets
For the Years Ended December 31, 2007 and December 31, 2008

Combined balance sheets as of December 31
(in thousands of USD unless stated otherwise)

Assets

			2007		2008
	Current assets
7	Receivables:
	— Accounts receivable — net		41,471		52,217
8	Inventories		58,224		56,998
9	Other current assets		4,407		14,032

	Total current assets		104,102		123,247
	Non-current assets
6	Deferred tax assets		29,215		1,604
10	Property, plant and equipment:
	— At cost	58,206		67,163
	— Less accumulated depreciation	(45,000)		(53,126)

			13,206		14,037
11	Intangible assets excluding goodwill:
	— At cost	437,360		295,102
	— Less accumulated amortization	(185,185)		(219,836)

			252,175		75,266
12	Goodwill		264,987		63,040

	Total non-current assets		559,583		153,947

	Total assets		663,685		277,194

Liabilities and business’ equity

			2007		2008
	Current liabilities
	Accounts payable:
	— Accounts payable	20,817		20,557
	— Accounts payable to related parties	55,199		47,586

			76,016		68,143
13	Accrued liabilities		36,493		29,338
14	Short-term provisions		8,401		30,113
16	Other current liabilities		7,985		4,695

	Total current liabilities		128,895		132,289
	Non-current liabilities
6	Deferred tax liabilities		45,826		5,552
14	Long-term provisions		2,704		3,106

	Total non-current liabilities		48,530		8,658
	Business’ equity		486,260		136,247

	Total liabilities and business’ equity		663,685		277,194

The accompanying notes are an integral part of these combined financial statements.

ACQUIRED BUSINESS LINES

Combined Statements of Cash Flows
For the Years Ended December 31, 2007 and December 31, 2008

Combined statements of cash flows for the years ended December 31
(in thousands of USD unless stated otherwise)

	2007	2008

Cash flows from operating activities:
Net loss	(186,988)	(582,022)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	61,286	53,675
Impairment-goodwill	—	206,550
Impairment-other intangible assets	—	177,318
Share-based payments	839	1,267
Write-off acquired in-process research and development	—	9,000
Net profit on asset retirement	—	113
Decrease / (increase) in receivables and other current assets including deferred taxes	24,902	(25,692)
Decrease in inventories	30,670	19,626
Increase / (decrease) in accounts payable, accrued and other liabilities	(1,295)	(23,350)
(Decrease) / increase in provisions including deferred taxes	(14,077)	10,959

Net cash used for operating activities	(84,663)	(152,556)

Cash flows from investing activities:
Acquisition of BMP business Conexant	—	(91,883)
Additions to intangible assets and goodwill	(300)	—
Additions to property, plant and equipment	(3,015)	(3,378)

Net cash used for investing activities	(3,315)	(95,261)

Cash flows before financing activities	(87,978)	(247,817)
Cash flows from financing activities:
Net change in NXP net investment	87,978	247,817

Net cash provided by financing activities	87,978	247,817

Net cash (used for) provided by continuing operations	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	—	—

Supplemental disclosures to statements of cash flows
	2007	2008

Net cash paid during the year for:
Income taxes	—	—

	—	—

The accompanying notes are an integral part of these combined financial statements.

ACQUIRED BUSINESS LINES

Combined Statements of Changes in Business’ Equity and Comprehensive Income
For the Years Ended December 31, 2007 and December 31, 2008

Combined statements of changes in business’ equity and comprehensive income / (loss)
(in thousands of USD unless stated otherwise)

			Accumulated
			Other	Total
	Comprehensive	NXP Net	Comprehensive	Business’
	Income / (Loss)	Investment	Income / (Loss)	Equity

Balance as of December 31, 2006		508,107	11,830	519,937
Net loss	(186,988)	(186,988)	—	(186,988)
Other comprehensive income, net of tax amounting to nil:
Currency translation differences	64,494	—	64,494	64,494

Total comprehensive income, net of tax	(122,494)
		(186,988)	64,494	(122,494)
Transactions through NXP:
Share based compensation plans		839	—	839
Tax related current account with NXP		(5,997)	—	(5,997)
Corporate overhead cost funded by NXP		28,800	—	28,800
Net transactions with NXP		65,175	—	65,175

Balance as of December 31, 2007		409,936	76,324	486,260
Net loss	(582,022)	(582,022)	—	(582,022)
Other comprehensive loss, net of tax amounting to nil:
Currency translation differences	(17,075)	—	(17,075)	(17,075)

Total comprehensive income, net of tax	(599,097)			(599,097)
		(582,022)	(17,075)
Transactions through NXP:
Share based compensation plans		1,267	—	1,267
Acquisition of BMP business from Conexant		91,883	—	91,883
Tax related current account with NXP		(10,859)	—	(10,859)
Corporate overhead cost funded by NXP		32,100	—	32,100
Net transactions with NXP		134,693	—	134,693

Balance as of December 31, 2008		76,998	59,249	136,247

The accompanying notes are an integral part of these combined financial statements.

ACQUIRED BUSINESS LINES
Notes to Financial Statements
For the Years Ended December 31, 2007 and December 31, 2008

1  Background and Basis of Presentation

Background

NXP is a leading global semiconductor company offering a broad range of semiconductors, focusing on audio and video, communications, and automotive and identification applications. These combined financial statements represent the Product Line and have been prepared for a special purpose. The Product Line operated as a part of NXP and consists of a significant part of NXP’s Home business unit. The Product Line business provides system solutions for Analog TV (ATV), Digital TV (DTV), Settop boxes (STB) and PC-TV application markets, as well as related semiconductor components for a broad range of consumer products. The Product Line is not a legal entity or a stand-alone business, and NXP does not account for the Product Line as a separate entity, subsidiary or division of its business and as such no statutory financial statements are available.

All amounts are in USD ’000 unless indicated otherwise.

Basis of Presentation

The combined financial statements represent the Product Line of NXP and have been derived from the consolidated financial statements and accounting records of NXP, principally using the historical results of operations and the historical basis of assets and liabilities of the Product Line business. For the periods presented, certain assets, liabilities and expenses in the combined financial statements include allocations from NXP. To the extent that an asset, liability, revenue or expense is identifiable and directly related to the Product Line, it is reflected in the Product Line’s combined financial statements. For other asset, liability, revenue or expense items which are not identifiable and not directly related to the business line allocations have been used. Allocations used relate to the following statement of operations and balance sheet positions.

Statement of operations

•	general and administrative expenses, allocated based on payroll expenses;

•	selling expenses, allocated based on revenue;

•	research and development expenses not charged through to other units are allocated based on payroll expenses, other research and development expenses are allocated based on revenue.

Balance sheet

•	accrued expenses related to personnel expenses, allocated based on payroll expenses and other accrued expenses, allocated based on revenue.

In the ordinary course of business NXP uses allocation keys to allocate corporate cost and cost of sales to each Product Line.

Since the Product Line does not have a separate legal status, NXP’s net investment in the Product Line is shown as business’ equity instead of stockholders’ equity in the combined financial statements. Transactions between the Product Line and NXP and its affiliates have been identified in the statements as transactions between related parties (see note 3). Historically no tax returns and corresponding tax position dedicated to the Product Line have been prepared. The tax position reflected in the combined financial statements has been calculated on a separate return basis.

NXP used a centralized approach to cash management and the financing of its operations. The combined financial statements of the Product Line do not include an allocation of NXP’s debt, interest expense, or cash, as none of those items are specifically identifiable to the Product Line’s business. Cash transactions carried out by NXP on behalf of the Product Line are netted against NXP’s business equity of the Product Line. Certain portions of long-term and short-term debt of NXP B.V. as of December 31, 2008 have been secured by collateral on

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

substantially all of the Company’s assets and certain of its subsidiaries, which includes the assets of the Product Line. Certain portions of long-term and short-term debt of NXP B.V. as of June 30, 2009 have been secured by collateral on substantially all of the Company’s assets and certain of its subsidiaries, which includes the assets of the Product lines.

Further reference is made to note 2 of these combined financial statements for further elaboration on certain of the allocation methods used in preparation of the combined financial statements.

Management believes the assumptions underlying the allocations in these combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Product Line’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been if the Product Line had been a stand-alone Product Line during the periods presented.

2  Accounting policies and new accounting standards

Accounting policies

The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States (US GAAP). Historical cost is used as the measurement basis unless otherwise indicated. The preparation of combined financial statements and disclosures requires management to make judgments, assumptions and estimates that affect the amounts reported in the combined financial statements and the accompanying notes. Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. If actual results differ significantly from management’s estimates, there could be a material adverse effect on results of operations, financial condition and liquidity. In the opinion of management these unaudited combined interim financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly the Company’s financial position at June 30, 2009 and results of operations and cash flows for the six-month periods ended June 30, 2009 and 2008.

The accompanying combined interim financial statements for the six months ended June 30, 2009 were audited, except for the financial information for the six months ended June 30, 2008. These combined interim financial statements have been prepared in accordance with the guidance in APB 28 Interim Financial Reporting.

Principles for combined financial statements

The combined financial statements include the assets and liabilities of the Product Line’s business relating to the Product Line. All intercompany balances and transactions within the Product Line have been eliminated in the combined financial statements.

Foreign currencies

The Product Line uses the U.S. dollar as its reporting currency. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Items in the statement of operations and cash flow statement are translated at average rates of exchange in the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income (loss) within business’ equity.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

The following table sets out the exchange rates for euros into US dollars applicable for translation of the Product Line’s combined financial statements for the periods specified.

				USD per EUR
	Period End	Average(1)	High	Low

2007	1.4742	1.3721	1.4810	1.3033
2008	1.4061	1.4768	1.5801	1.2749

(1)	The average rates are the accumulated average rates based on monthly quotations.

Receivables

Receivables are carried at face value, net of allowances for doubtful accounts and uncollectible amounts. As soon as trade accounts receivable can no longer be collected in the normal way and are expected to result in a loss, they are designated as doubtful trade accounts receivable and valued at the expected collectible amounts. They are written off when they are deemed to be uncollectible because of bankruptcy or other forms of receivership of the debtors.

The allowance for doubtful trade accounts receivable takes into account objective evidence about credit-risk concentration, collective debt risk based on average historical losses, and specific circumstances such as serious adverse economic conditions in a specific country or region.

Inventories

Inventories are stated at the lower of cost or market, less advance payments on work in progress. The cost of inventories comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. The cost of inventories is determined using the first-in, first-out (FIFO) method. An allowance is made for the estimated losses due to obsolescence. This allowance is determined for groups of products based on purchases in the recent past and/or expected future demand. Individual items of inventory that have been identified as obsolete are typically disposed of within a period of three months either by sale or by scrapping.

Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Government investment grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Gains and losses on the sale of property, plant and equipment are included in other income and expense. Costs related to repair and maintenance activities are expensed in the period in which they are incurred unless leading to an extension of the original lifetime or capacity.

Goodwill

The Product Line accounts for goodwill in accordance with the provisions of SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets”, (SFAS No. 142). Accordingly, goodwill is not amortized but tested for impairment annually in the third quarter or whenever impairment indicators require so. Goodwill and impairments are allocated to the Product Line based on specific management assessment.

An impairment loss is recognized to the extent that the carrying amount of goodwill exceeds the asset’s implied fair value. This determination was made by NXP at the level of the Home Business Unit, which has been identified as the reporting unit and consists of two steps. First, NXP determines the carrying value of the reporting unit. Then, NXP determines the fair value of the reporting unit and compares it to the carrying amount of the reporting unit. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, NXP performs the second step of the impairment test. In the second step, NXP compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the reporting unit’s goodwill. The implied fair value of goodwill is determined by allocating

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation upon a business combination in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. NXP generally determines the fair value of the reporting units based on discounted projected cash flows.

Intangible assets (other than goodwill)

Intangible assets (other than goodwill) arising from acquisitions are amortized using the straight-line method over their estimated economic lives. Remaining useful lives are evaluated every year to determine whether events and circumstances warrant a revision to the remaining period of amortization. There are currently no intangible assets (other than goodwill) with indefinite lives. In-process research and development with no alternative use is written off immediately upon acquisition. Patents, trademarks and other intangible assets acquired from third parties are capitalized at cost and amortized over their remaining useful lives.

Certain costs relating to the development and purchase of software for internal use are capitalized and subsequently amortized over the estimated useful life of the software in conformity with Statement of Position (SOP) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”.

Impairment or disposal of intangible assets other than goodwill and tangible fixed assets

The Product Line accounts for intangible and tangible fixed assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset with future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Product Line determines the fair value based on discounted projected cash flows. The review for impairment is carried out at the level where discrete cash flows occur that are largely independent of other cash flows.

Provisions and accruals

The Product Line recognizes provisions for liabilities and probable losses that have been incurred as of the balance sheet dates and for which the amount is uncertain but can be reasonably estimated.

Provisions of a long-term nature are stated at present value when the amount and timing of related cash payments are fixed or reliably determinable unless discounting is prohibited under US GAAP. Short-term provisions are stated at face value.

Restructuring

The Product Line applies SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146).

The provision for restructuring relates to the estimated costs of initiated reorganizations that have been approved by the Board of Management of the Product Line, and which involve the realignment of certain parts of the research and development and commercial organization. When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions.

SFAS 146 requires a liability to be recognized for those costs only when the liability is incurred, i.e. when it meets the definition of a liability. SFAS 146 also establishes fair value as the objective for initial measurement of the liability.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

Liabilities related to one-time employee termination benefits are recognized ratably over the future service period when those employees are required to render services to the Product Line, if that period exceeds sixty (60) days or a longer legal notification period.

However, generally employee termination benefits are covered by a contract or an ongoing benefit arrangement and continue to be accounted for under SFAS No. 112, “Employer’s Accounting for Postemployment Benefits”. In conformity with SFAS 112 these benefits are recognized when it is probable that the employees will be entitled to the benefits and the amounts can be reasonably estimated.

Other liabilities

Other liabilities, other than provisions, are stated at amortized cost. The Product Line does not have any financial instruments that are affected by SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”.

Revenue recognition

The Product Line’s revenues are primarily derived from made-to-order sales to Original Equipment Manufacturers (“OEM’s”) and similar customers. The Product Line’s revenues are also derived from sales to distributors.

The Product Line applies the guidance in SEC Staff Accounting Bulletin (SAB) Topic 13 “Revenue Recognition” and recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or the service has been provided, the sales price is fixed or determinable, and collection is reasonably assured, based on the terms and conditions of the sales contract. For made-to-order sales, these criteria are generally met at the time the product is shipped and delivered to the customer and title and risk have passed to the customer. Examples of delivery conditions typically meeting these criteria are “Free on Board point of delivery” and “Costs, Insurance Paid point of delivery”. Generally, the point of delivery is the customer’s warehouse. Acceptance of the product by the customer is generally not contractually required, since, with made-to-order customers, design approval occurs before manufacturing and subsequent delivery follows without further acceptance protocols. Payment terms used are those that are customary in the particular geographic market. When management has established that all aforementioned conditions for revenue recognition have been met and no further post-shipment obligations exist revenue is recognized.

For sales to distributors, the same recognition principles apply and similar terms and conditions as for sales to other customers are applied. However, for some distributors contractual arrangements are in place, which allow these distributors to return products if certain conditions are met. These conditions generally relate to the time period during which return is allowed and reflect customary conditions in the particular geographic market. Other return conditions relate to circumstances arising at the end of a product cycle, when certain distributors are permitted to return products purchased during a pre-defined period after the Product Line has announced a product’s pending discontinuance. Long notice periods associated with these announcements generally prevent significant amounts of product from being returned, however. Repurchase agreements with OEM’s or distributors are not entered into by the Product Line.

For sales where return rights exist, the Product Line applies the guidance given in SFAS No. 48 “Recognition When Right of Return Exists”. Based on historical data, management has determined that only a very small percentage of the sales to distributors is actually returned. In accordance with the requirements of SFAS No. 48, a pro rata portion of the sales to these distributors is not recognized but deferred in other current liabilities until the return period has lapsed or the other return conditions no longer apply.

Revenues are recorded net of sales taxes, customer discounts, rebates and similar charges. Shipping and handling costs billed to customers are recognized as revenues. Expenses incurred for shipping and handling costs of

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

internal movements of goods are recorded as cost of sales. Shipping and handling costs related to sales to third parties are reported as selling expenses.

Research and development

Costs of research and development are expensed in the period in which they are incurred, in conformity with SFAS No. 2, “Accounting for Research and Development Costs”.

Advertising

Advertising costs are expensed when incurred.

Income taxes

During the periods presented, the Product Line did not file separate income tax returns as the Product Line activities formed an integral part of the NXP’s organization and business structure within the respective tax jurisdictions. The current and deferred taxes included in the combined financial statements are calculated on a separate return basis, based on management’s estimate of what the Product Line may have incurred as a separate taxpayer. As the organizational group structure of the Product Line has not yet been finalized, deferred taxes related to outside basis differences have not been recognized in the combined financial statements.

Income taxes are accounted for using the asset and liability method. Current tax positions form part of the changes in business equity and are not separately presented on the face of the balance sheet. For the purpose of these combined financial statements it is assumed that only the current year is outstanding, starting from 1 January 2007 onwards.

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. Measurement of deferred tax assets and liabilities is based upon the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The result of the change in tax rate is reflected in the period that the tax law is enacted. Deferred tax assets, including assets arising from tax loss carry forwards, are recognized if it is more likely than not that the assets will be realized. Deferred tax assets and liabilities are not discounted.

In July 2006, the FASB issued FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes”, (FIN 48). The Product Line adopted FIN 48 on January 1, 2007. The Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109 “Accounting for Income Taxes”. FIN 48 prescribes a “more-likely-than-not” recognition threshold that must be met before a tax benefit can be recognized. FIN 48 also prescribes a measurement methodology for those positions meeting the recognition threshold and provides guidance on de-recognition, classification, interest and penalties, and disclosures. Penalties are recorded as income tax expense, whereas interest is reported as financial charges in the statement of operations.

Benefit accounting

The Product Line accounts for the cost of pension plans and postretirement benefits other than pensions in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”, and SFAS No. 106, “Postretirement Benefits other than Pensions”, respectively and in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans”.

The Product Line employees participate in NXP pension and other postretirement benefit plans in many countries. The costs of pension and other postretirement benefits and related assets and liabilities with respect to the Product Line employees participating in defined-benefit plans were determined based on actuarial calculations for

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

the employees that management expects will be transferred to the acquirer of the Product Line for the defined benefit plans management considers to be significant. The other defined benefit plans are treated as defined contribution plans.

Obligations for contributions to defined-contribution pension plans are recognized as an expense in the statement of operations as incurred.

Share-based compensation

Effective January 1, 2006, the Product Line adopted SFAS No. 123 (Revised 2004) (SFAS No. 123(R)), using the modified prospective method for the transition. Under the provisions of SFAS No. 123(R), the Product Line recognizes the estimated fair value of equity instruments granted by KASLION Acquisition B.V. to employees as compensation expense over the vesting period on a straight-line basis taking into account estimated forfeitures. The Product Line used a binomial option-pricing model to determine the estimated fair value of the equity instruments.

FASB Staff Position (FSP) SFAS No. 123(R)-4 “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event” amends paragraph 32 of SFAS No. 123(R). The FSP requires share options and restricted shares that have contingent cash settlement features that are outside the control of the employee, such as a change in control or the death or disability of an employee, to be accounted for as liabilities rather than equity if the contingent event is probable of occurring. The share-based compensation plans that the Product Line’s employees participate in contain contingent cash settlement features upon an exit or change in control in combination with a termination of employment. The Product Line has concluded that the likelihood of these events occurring is remote and therefore not probable. Also, upon death or disablement the Product Line may offer cash settlement, but the employee or his dependents must consent. Therefore, the Product Line has concluded that this FSP is not applicable to the Product Line with respect to these cash settlement features. However, in the case that for certain employees the vested share-based payment rights have been declared to become cash settled such instruments will be recorded as liabilities as from the date of such event.

Cash flow statements

Cash flow statements have been prepared using the indirect method in accordance with the requirements of SFAS No. 95, “Statement of Cash flows”, as amended by SFAS No. 104, “Statement of Cash Flows — Net Reporting of Certain Cash Receipts and Cash Payments and Classification of Cash Flows from Hedging Transactions”. Cash flows in foreign currencies have been translated into USD using the weighted average rates of exchange for the periods involved.

Concentration of risk

The Product Line’s sales are for a large part dependent on a limited number of customers, of which one customer individually exceeds 10% of total sales. This customer individually accounts for 19% (2007: 23%) of total external sales. For supply of products the Product Line relies on a single source of supply, being NXP.

3  Relationship with NXP and other related parties

Revenue

The Product Line designs, purchases from and sells semiconductors to external parties and other NXP businesses. Sales of goods and services to other NXP businesses included in the statements of operations amounted to USD 839 and USD 233 for the years ended December 31, 2007 and 2008, respectively.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

Cost of sales

Cost of sales comprises the direct cost of goods sold and any inventory write-downs to lower market value. No indirect costs and manufacturing results from over and under utilization of production capacity are allocated to cost of sales.

Costs of services and corporate functions

The Product Line participates in a variety of corporate-wide programs administered by NXP in areas such as cash management, insurance, employee benefits, information technology, intellectual property, and Customs.

Furthermore, the Product Line utilizes various NXP shared services organizations for services such as:

•	Human Resource services such as payroll processing, benefits administration, recruitment and training

•	Accounting services

•	Information technology such as the cost of hardware, network and standard software applications

•	Purchasing of non-product related items

•	Real Estate services

The costs of these services in 2008 amounting to USD 5,400 (2007: USD 4,600) have been charged to the Product Line based on Service Level Agreements and agreed upon contract prices. Please refer to notes 15 and 19 for a discussion of the costs of pension benefits and stock-based compensation.

Furthermore research and development expenses are charged by NXP amounting to USD 26,700 (2007: USD 24,200) based on Service level agreement and agreed upon contract prices.

Accounts receivable/payable

Accounts receivable related to the sale of products to NXP businesses amounted to USD nil (2007: USD nil), whereas accounts payable related to the purchase of products and services amounted to USD 47,586 in 2008 (2007: USD 55,199).

4  Acquisition

On August 11, 2008, NXP completed its acquisition of the Broadband Media Processing (BMP) business of Conexant Systems, Inc. which provides industry-leading solutions for satellite, cable and IPTV applications. Conexant’s strengths in broadcast operator set-top box (STB) solutions are complementary to NXP’s terrestrial IP and retail STB and Digital TV products. Combined, they will offer the widest semiconductor portfolio for STB and digital TV applications in the industry, creating a unique technology source for developing digital video applications: innovative IC solutions for receiving more digital content in terrestrial, cable, satellite and IPTV broadcast environments with best in class picture and sound quality, anytime, anywhere in the home.

The purchase price (net of cash acquired) was USD 113 million and was allocated to other intangible assets (USD 67 million) and Goodwill (USD 18 million). The other non-current and current assets acquired amounted to USD 29 million, the liabilities assumed amounted to USD 1 million. There is a contingent purchase price (“earn out”) of up to USD 35 million, which depends on revenue targets. Based on the current Management expectations, however, it is likely that these targets will not be achieved. Therefore, the earn out has been excluded from the purchase price.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

Acquisition balances allocated to the Product Line

Acquisition balances presented in the combined financial statements of the Product Line are inventories of USD 18 million, property, plant and equipment of USD 8 million, other intangible assets of USD 56 million and goodwill for an amount of USD 9 million of which an amount of USD 7 million is tax deductible. The results of the BMP business are included in the combined financial statements of the Product Line since the acquisition date and contributed USD 52 million to the Product Line’s total sales in 2008.

Included in the results of operations is an amount of USD 9 million relating to purchased in-process research and development costs which has been fully written off in 2008. Other intangible assets include USD 10 million for customer related intangible assets and USD 37 million for technology related intangible assets and are amortized over 15 years.

5  Income from operations

Sales composition

	2007	2008

Goods sold to external customers	552,401	494,522
Goods sold to related parties	839	233

	553,240	494,755

The external sales can be split into the following countries (based on customer location):

	2007	2008

Hong Kong	151,156	120,719
Singapore	126,182	117,032
Hungary	44,701	63,255
The Netherlands	52,389	39,805
Taiwan	25,883	28,593
Poland	38,676	24,833
United States	42,781	23,173
Germany	26,454	23,138
Japan	6,774	15,685
Other countries	37,405	38,289

	552,401	494,522

Salaries and wages

	2007	2008

Salaries and wages	143,654	152,692
Pension and other postemployment costs	3,675	7,247
Other social security and similar	27,405	19,771

	174,734	179,710

Included in salaries and wages is an amount of USD 29 million (2007: USD 8 million) relating to restructuring which is included in the general and administrative expenses.

Pension and postemployment costs comprise of the costs of pension benefits, other postretirement benefits, and postemployment benefits, including obligatory severance.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

See note 15 to the combined financial statements for further information on these benefits.

Depreciation and amortization

Depreciation of property, plant and equipment, amortization of intangibles, impairment of intangible assets and goodwill, and write-off in-process research and development are as follows:

	2007	2008

Depreciation of property, plant and equipment	8,589	9,813
Amortization of internal use software	66	71
Amortization of other intangible assets	52,631	43,791
Impairment of goodwill	—	206,550
Impairment of other intangible assets	—	177,318
Write-off of in-process research and development	—	9,000

	61,286	446,543

Depreciation of property, plant and equipment and amortization of software are primarily included in cost of sales and research and development expenses. Impairment of other intangible assets is included in the general and administrative expenses.

Selling expenses

Selling expenses incurred during 2008 totaled USD 61,695 (2007: USD 56,641).

The selling expenses mainly relate to the cost of the sales and marketing organization. This mainly consists of account management, marketing, first and second line support and order processing.

General and administrative expenses

General and administrative expenses include impairment charges on other intangible assets for an amount of USD 177,318 (2007: USD nil), restructuring expenses of USD 29 million (2007: USD 8 million) and write off in-process research and development costs of USD 9,000 (2007: USD nil).

Research and development expenses

Expenditures for research and development activities amounted to USD 237,037 (2007: USD 230,148).

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

6  Income taxes

The tax benefit on income (loss) from continuing operations amounted to USD 11,357 (2007: USD 20,845).

The components of income (loss) before taxes are as follows:

	2007	2008

Netherlands	(221,424)	(620,970)
Foreign	13,591	27,591

Income (loss) before taxes	(207,833)	(593,379)
The components of income tax benefit / (expense) are as follows:
Netherlands:
Current taxes	—	—
Deferred taxes	17,398	(411)

	17,398	(411)
Foreign:
Current taxes	(5,998)	(10,859)
Deferred taxes	9,445	22,627

	3,447	11,768

Income tax benefit/(expense) from continuing operations	20,845	11,357

The Product Line’s operations are subject to income taxes in various (foreign) jurisdictions. Besides tax incentives, the statutory income tax rates vary from 16% to 43.85% which results in a difference between the weighted average statutory income tax rate and the Netherlands’ statutory income tax rate of 25.5%.

A reconciliation of the weighted average statutory income tax rate as a percentage of income before taxes and the effective income tax rate is as follows:

	2007	2008

Weighted average statutory income tax rate	23.89%	23.34%
Tax effect of:
Changes in the valuation allowance:
— Loss carry forwards not expected to be realized	(14.53)%	(13.42)%
Non-taxable income	0.16%	0.04%
Non-tax-deductible expenses	(0.23)%	(0.01)%
Tax incentives and other	0.09%	—
Tax rate change	0.65%	(0.01)%
FIN 48 provision	—	(0.04)%
Non deductible impairment	—	(7.99)%

Effective tax rate	10.03%	1.91%

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

Deferred tax assets and liabilities

Deferred tax assets and liabilities relate to the following balance sheet captions:

	December 31,		December 31,
	2007		2008
	Assets	Liabilities	Assets	Liabilities

Intangible fixed assets	11,963	(45,826)	2,029	(5,552)
Pension provision	633	—	683	—
Restructuring	—	—	9,553	—
Tax loss carry forwards	46,819	—	110,386	—

Total gross deferred tax assets (liabilities)	59,415	(45,826)	122,651	(5,552)

Net deferred tax position	13,589		117,099
Valuation allowances	(30,200)		(111,494)

Net deferred tax assets (liabilities)		(16,611)	5,605

The Product Line has significant deferred tax assets resulting from net operating loss carry forwards and deductible temporary differences that may reduce taxable income in future periods.

Valuation allowances have been established for deferred tax assets based on a “more likely than not” threshold. The ability to realize deferred tax assets depends on generating sufficient taxable income within the carry back or carry forward periods provided for in the tax law for each applicable tax jurisdiction.

The following possible sources of taxable income have been considered when assessing the realization of deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Future taxable income exclusive of reversing temporary differences and carry forwards;

•	Taxable income in prior carry back years; and

•	Tax-planning strategies.

As of December 31, 2008, the Product Line recorded a valuation allowance of USD 111,494 (2007: USD 30,200) against the deferred tax assets as a result of the recent cumulative tax losses in certain jurisdictions.

At the moment that the Product Line’s operating performance improves on a sustainable basis, the conclusion regarding the need for such valuation allowance could change.

After the recognition of the valuation allowance against deferred tax assets, a net deferred tax asset remains as of December 31, 2008 of USD 5,605 (December 31, 2007 a net deferred tax liability of USD 16,611). Management believes that it is more likely than not that the future reversal of the existing deferred tax liabilities and the estimated results of future operations will generate sufficient taxable income to realize the remaining deferred tax assets.

For the Product Line activities located in countries where they were included in the tax grouping of other NXP entities within the respective entity’s tax jurisdiction, the current tax payable or tax receivable of the Product Line entities represents the income tax amount to be paid to or to be received from the county tax leading holding of NXP. For the purpose of these combined financial statements, it is assumed that only the current year is outstanding. As of December 31, 2008 and 2007, the net income tax payable from NXP entities of USD 10,9 million and USD 6,0 million, respectively are included in business equity.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

As of December 31, 2008, operating loss carry forwards will expire as follows:

Total	2009	2010	2011	2012	2013	2014-2018	Later	Unlimited

(405,196)	—	(177)	—	(126)	(1,134)	(343,119)	(577)	(60,063)

The total amount of the operating loss carry forwards are calculated based on management estimates of what the Product Line may have incurred had it been a separate entity in each tax jurisdiction and may not necessarily reflect the actual amount that the Product Line is entitled to under the relevant tax laws.

The classification of the deferred tax assets and liabilities in the Company’s balance sheet is as follows:

	December 31,	December 31,
	2007	2008

Deferred tax assets grouped under other current assets	—	9,553
Deferred tax assets grouped under other non-current assets	29,215	1,604
Deferred tax liabilities grouped under non-current liabilities	(45,826)	(5,552)

	(16,611)	5,605

Effective January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes”. The evaluation of a tax position in accordance with this Interpretation is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position, presuming that the taxing authority has full knowledge of all relevant information. If the recognition threshold is met, the second step is to measure the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

Included in the balance of total unrecognized tax benefits at December 31, 2008 and 2007 are potential tax benefits of USD 218 and nil respectively, that if recognized would affect the effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2007	2008

Beginning balance	—	—
Increases from tax positions taken during prior periods	—	24
Decreases from tax positions taken during prior periods	—	—
Increases from tax positions taken during current period	—	194
Settlements	—	—
Reductions as a result of lapse of statute of limitations	—	—

Ending balance	—	218

As of January 1, 2007 and for the years ended December 31, 2007 and December 31, 2008 the total amount of interest and penalties related to unrecognized tax benefits are not material. The Company does not expect that the total amount of unrecognized tax benefits will change significantly within the next twelve (12) months.

Tax years that remain subject to examination by major tax jurisdictions are 2006, 2007 and 2008.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

7  Receivables

Receivable are summarized as follows:

	December 31,	December 31,
	2007	2008

Accounts receivable from third parties	41,726	52,472
Less: allowance for doubtful accounts	(255)	(255)

	41,471	52,217

8  Inventories

Inventories are summarized as follows:

	December 31,	December 31,
	2007	2008

Semi finished products	29,348	39,914
Work in process	7,985	6,591
Finished goods	20,891	10,493

	58,224	56,998

9  Other current assets

Other current assets consist of prepaid expenses, non-trade receivables and current portion of deferred tax assets.

10  Property, plant and equipment

					Prepayments and
		Leasehold	Machinery and	Other	Construction in
	Total	Improvements	Installations	Equipment	Progress

Balance as of January 1, 2008:
Cost	58,206	157	35,321	22,690	38
Accumulated depreciation	(45,000)	(153)	(27,668)	(17,179)	—

Book value	13,206	4	7,653	5,511	38
Changes in book value:
Capital expenditures	3,784	405	199	742	2,438
Transfer assets put in use	—	—	1,296	1,182	(2,478)
Retirements and sales	(520)	—	(258)	(262)	—
Depreciation	(9,813)	(146)	(6,043)	(3,624)	—
Effects from acquisitions	8,300	292	5,208	2,800	—
Translation differences	(920)	(97)	(1,124)	278	23

Total changes	831	454	(722)	1,116	(17)
Balance as of December 31, 2008:
Cost	67,163	684	36,101	30,357	21
Accumulated depreciation	(53,126)	(226)	(29,170)	(23,730)	—

Book value	14,037	458	6,931	6,627	21

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

The expected economic lives as of December 31, 2008 were as follows:

Leasehold improvements	from 5 to 20 years
Machinery and installations	from 2 to 7 years
Other equipment	from 3 to 10 years

11  Intangible assets excluding goodwill

			Customer
	Total	Technology	Related	Marketing	Software

Balance as of January 1, 2008:
Cost	437,360	333,440	87,169	15,777	974
Accumulated amortization	(185,185)	(171,442)	(9,136)	(3,944)	(663)

Book value	252,175	161,998	78,033	11,833	311
Changes in book value:
Acquisitions/additions	55,787	45,600	10,120	—	67
Amortization	(43,862)	(38,550)	(5,241)	—	(71)
Impairment	(177,318)	(104,678)	(61,202)	(11,438)	—
Write off acquired in-process research and development	(9,000)	(9,000)	—	—	—
Translation differences (net)	(2,516)	(1,075)	(1,047)	(395)	1

Total changes	(176,909)	(107,703)	(57,370)	(11,833)	(3)
Balance as of December 31, 2008:
Cost	295,102	258,960	32,060	3,610	472
Accumulated amortization	(219,836)	(204,665)	(11,397)	(3,610)	(164)

Book value	75,266	54,295	20,663	—	308

All intangible assets, excluding goodwill, are subject to amortization and have no assumed residual value. Certain fully amortized intangible assets have been taken off the sub-ledgers impacting the accumulated cost value and accumulated amortization.

As a result of the impairment test, the Product Line has recorded an impairment charge in 2008 of USD 177,318 (2007: USD nil). The projected cash flows were modified significantly from prior periods due to the changing economic environment, which resulted in lower projected cash flows (and fair values). As a result of this assessment, an impairment of USD 177,318 to intangible assets is recorded. The assumptions applied were consistent with the impairment assessment for goodwill.

The estimated amortization expense for these other intangible assets as of December 31, 2008 for each of the five succeeding years is:

2009	24,583
2010	5,036
2011	3,119
2012	3,119
2013	3,119

The expected average remaining life of intangible assets excluding goodwill is 12 years as of December 31, 2008.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

12  Goodwill

The changes in goodwill were as follows:

	December 31,	December 31,
	2007	2008

Book value at begin of period	235,796	264,987
Changes in book value:
Acquisitions	—	9,396
Impairment charges	—	(206,550)
Translation differences	29,191	(4,793)

Book value at end of period	264,987	63,040

As a result of the yearly impairment test, the Product Line has recorded an impairment charge in 2008 of USD 206,550 (2007 USD: nil).

As a result of the significant economic downturn the estimated fair values were significantly reduced. The key assumptions used to determine the fair value of the Home business included (a) cash flows based on financial projections for periods ranging from 2008 through 2011 and which were extrapolated until 2020, (b) terminal values based on terminal growth rates not exceeding 3%, (c) discount rates, based on weighted average costs of capital (WACC) of 15.0%.

13  Accrued liabilities

Accrued liabilities are summarized as follows:

	December 31,	December 31,
	2007	2008

Personnel-related costs:
Salaries and wages	11,240	10,272
Accrued holiday entitlements	5,159	4,603
Other personnel-related costs	2,292	1,357
Sales related costs	6,984	3,776
Other accrued liabilities	10,818	9,330

	36,493	29,338

14  Provisions

Provisions are summarized as follows:

	December 31, 2007		December 31, 2008
	Long-Term	Short-Term	Long-Term	Short-Term

Pensions for defined-benefit plans (see note 15)	2,114	—	2,478	—
Jubilee provisions	590	—	628	—
Restructuring	—	8,401	—	30,113

Total	2,704	8,401	3,106	30,113

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

The changes in total provisions excluding deferred tax liabilities are as follows:

	December 31,	December 31,
	2007	2008

Balance as of January 1	2,432	11,105
Changes:
Additions	8,673	30,196
Utilizations	—	(8,082)

Balance as of December 31	11,105	33,219

Restructuring

The provision for restructuring payments covers the Product Line’s commitment to pay employees a lump sum upon the employee’s dismissal or resignation.

15  Pensions

The Product Line employees participate in employee pension plans which NXP has established in many countries in accordance with the legal requirements, customs and the local situation in the respective countries. The benefits provided by these plans are based on employees’ years of service and compensation levels. The measurement date for all defined benefit pension plans is December 31. Contributions are made by NXP, as necessary, to provide assets sufficient to meet the benefits payable to defined-benefit pension plan participants.

These contributions are determined based upon various factors, including funded status, legal and tax considerations as well as local customs. NXP funds certain defined-benefit pension plans as claims are incurred.

The Product Line employees participate in NXP pension and other postretirement benefit plans in many countries. The costs of pension and other postretirement benefits and related assets and liabilities with respect to the Product Line employees participating in defined-benefit plans were determined based on actuarial calculations for the employees that management expects will be transferred to the acquirer of the Product Line for the defined benefit plans management considers to be significant. The other defined benefit plans are treated as defined contribution plans. Total cost of these defined benefit plans included in the statements of operations for 2008 is USD 746 (2007: USD 110) which relates to the German and Taiwan operations.

The table below provides a summary of the changes in the pension benefit obligations and defined benefit pensions plan assets for 2008 and 2007, with respect to the Product Line’s dedicated plans, and a reconciliation of the funded status of these plans to the amounts recognized in the balance sheets.

Projected Benefit Obligation	2007	2008

Projected benefit obligation at beginning of year	(1,914)	(2,114)
Service cost	(306)	(373)
Interest cost	(66)	(99)
Actuarial gains and (losses)	260	(276)
Exchange rate differences	(88)	384

Projected benefit obligation at end of year	(2,114)	(2,478)

Fair value of plan assets at end of year	59	77

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

Projected Benefit Obligation	2007	2008

Funded status	(2,055)	(2,401)
Unrecognized net transition obligation	—	—
Unrecognized prior service cost	—	—
Unrecognized net loss	—	—

Net balances	(2,055)	(2,401)
Classification of the net balances is as follows:
— Prepaid pension costs under other current assets	59	77
— Accrued pension costs under other non-current	—	—
liabilities
— Provisions for pensions under provisions	(2,114)	(2,478)

Total	(2,055)	(2,401)

The weighted average assumptions used to calculate the projected benefit obligations as of December 31 were as follows:

	2007	2008

Discount rate	3.7%	3.0%
Rate of compensation increase	3.2%	3.1%

The discount rate is based on the current yield of AA rated corporate bonds. If no mature bond market is available, an estimate will be made based on rates of return on high-quality fixed-income investments currently available and expected to be available during the period to maturity of the pension benefit obligation.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for both funded and unfunded defined-benefit pension plans with accumulated benefit obligations in excess of plan assets are included in the table below:

	2007	2008

Projected benefit obligation	(2,114)	(2,478)
Accumulated benefit obligation	(1,690)	(1,929)
Fair value of plan assets	59	77

The weighted-average assumptions used to calculate the net periodic pension cost for the years ended December 31 were as follows:

	2007	2008

Discount rate	3.0%	3.5%
Expected returns on plan assets	3.0%	3.0%
Rate of compensation increase	3.2%	3.2%

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

The components of net periodic pension costs were as follows:

	2007	2008

Service cost	(306)	(373)
Interest cost on the projected benefit	(66)	(99)
Expected return on plan assets	2	2
Net amortization of unrecognized net assets/liabilities	—	—
Net actuarial gain / (loss) recognized	260	(276)
Net periodic cost	(110)	(746)

The total costs of defined benefit plans amounted to USD 746 in 2008 (2007: USD 110).

The Product Line also participates in NXP sponsored defined-contribution and similar types of plans for a significant number of salaried employees. The total cost of these plans amounted to USD 6,501 in 2008 (2007: USD 3,565).

Estimated future pension benefit payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2009	45
2010	45
2011	49
2012	49
2013	56
Years 2014-2018	373

16  Other current liabilities

Other current liabilities are summarized as follows:

	December 31,	December 31,
	2007	2008

Other taxes and social securities	(6,041)	(4,695)
Deferred income	(1,944)	—
Total	(7,985)	(4,695)

17  Leases

Operating leases

Long-term operating lease commitments totaled USD nil per December 31, 2008 (2007: USD nil).

18  Other commitments and contingent liabilities

Guarantees

In the normal course of business, the Product Line issues certain guarantees. Guarantees issued or modified after December 31, 2003, having characteristics defined in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others” (FIN 45), are measured at fair value and recognized on the balance sheet. At the end of 2008 there were no guarantees recognized by the Product Line.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

Guarantees issued before December 31, 2003 and not modified afterward, and certain guarantees issued after December 31, 2003, which do not have characteristics as defined in FIN 45, remain off-balance sheet. At the end of 2008 there were no such guarantees recognized.

Other contingent liabilities

There is a contingent purchase price (“earn out”) relating to the acquisition of the BMP activities from Conexant of up to USD 35 million, which depends on certain revenue targets. Based on the current Management expectations, however, it is more likely that these targets will not be achieved. Therefore, the earn out has been excluded from the purchase price.

Litigation

NXP and certain of its businesses are involved as plaintiff or defendant in litigation relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. Although the ultimate disposition of asserted claims and proceedings cannot be predicted with certainty, it is the opinion of the Product Line’s management that the outcome of any such claims, either individually or on a basis, will not have a material adverse effect on the Product Line’s financial position, but could be material to the results of operations of the Product Line for a particular period.

19  Share-based compensation

The Product Line’s ultimate parent, KASLION Acquisition BV (“KASLION”), granted stock options to certain executives of the Product Line starting in 2007. Under the stock option plans the participants acquire the right to receive a depositary receipt over KASLION shares upon exercise and payment of the exercise price after the stock options have vested and only if the change in control event that triggers exercise has taken place. Also, equity rights were granted by KASLION to certain non-executive employees of the Product Line also starting in 2007. These rights offer the participants the right to acquire KASLION shares or depository receipts for no consideration after the rights have vested and only if a change in control event that triggers exercise has taken place. The purpose of these share-based compensation plans is to align the interests of management with those of the shareholders by providing additional incentives to improve the Product Line’s performance on a long-term basis by offering the participants to share in the benefits for the shareholders of a sale or change in control of the Product Line.

In accordance with SFAS No. 123(R), the fair value of share-based payments is required to be based upon an option valuation model. Since neither KASLION’s stock options nor its shares are traded on any exchange and exercise is dependent upon a sale or change of control of the Product Line, employees can receive no value nor derive any benefit from holding these options or rights without the fulfillment of the conditions for exercise. The Product Line has concluded that the fair value of the share-based payments can best be estimated by the use of a binomial option-pricing model because such models take into account the various conditions and subjective assumptions that determine the estimated value. The assumptions used are:

•	Expected life of the options and equity rights is calculated as the difference between the grant dates and an exercise triggering event not before the end of 2011; which resulted in expected lives of 4.25 years for options and rights granted in 2007;

•	Risk-free interest rate is 4.1% for 2007 awards;

•	Expected asset volatility is approximately 27%;

•	Dividend pay-out ratio of nil;

•	Lack of marketability discount is 35% for 2007 awards.

ACQUIRED BUSINESS LINES
Notes to Financial Statements — (Continued)
For the Years Ended December 31, 2007 and December 31, 2008

Because the options and rights are not traded, an option-based approach (the Finnerty model) was used to calculate an appropriate discount for lack of marketability. The expected life of the options and rights is an estimate based on the time period private equity on average takes to liquidate its investment. The volatility assumption has been based on the average volatility of comparable companies over an equivalent period to the period from valuation date to exit date.

The vesting date of most of the equity rights granted in 2007 is April 1, 2010. The options vest gradually in 4 equal annual portions until October 1, 2010. The first portion of the 2007 grant 25% vested on October 1, 2007, which was also the grant date.

The assumptions were used for these calculations only and do not represent an indication of management’s expectations of future developments. Changes in the assumptions can materially affect the fair value estimate.

A charge of USD 1,267 was recorded in 2008 (2007: USD 839) for share-based compensation.

The following table summarizes the information about KASLION stock options granted in 2007 and changes during those years.

Stock options

	2007		2008
		Weighted Average		Weighted Average
	Stock Options	Exercise Price in	Stock Options	Exercise Price in
	(Units)	EUR	(Units)	EUR

Outstanding at January 1	—		26,825,600	1.60
Granted	26,825,600	1.60	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding at December 31	$26,825,600	1.60	26,825,600	1.60
Weighted average grant-date fair value of options granted during 2007 in EUR		0.12		0.12

The number of vested options at December 31, 2008 was 13,412,800 (2007: 6,706,400).

At December 31, 2008, there was a total of USD 1,922 of unrecognized compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average period of 2.75 years.

KASLION’s equity rights granted in 2007 are immaterial to the combined financial statements and accordingly also the related disclosures have been omitted.

20  Fair value of financial assets and liabilities

The fair value of the assets and liabilities does not differ significantly from the presented carrying values.

21  Subsequent events

No material subsequent events have occurred.

Eindhoven
October 2, 2009

Board of Management NXP

To The Board of Management of NXP B.V.

Independent Auditors’ Report

We have audited the accompanying combined interim balance sheet of a portion of NXP’s Home Business Unit (the Product Line or the “Company”), as defined in Note 1 to the combined interim financial statements, as of June 30, 2009, and the related combined interim statement of operations, combined interim statement of cash flows and combined interim statement of changes in business’ equity and comprehensive income, for the six-month period then ended, as included on pages FP-29 through FP-50. These combined interim financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined interim financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined interim financial statements referred to above present fairly, in all material respects, the combined financial position of the Product Line, as defined in Note 1 to the combined interim financial statements, as of June 30, 2009 and the results of its operations and its cash flows for the six-month period then ended in conformity with U.S. generally accepted accounting principles.

Amstelveen, The Netherlands, October 9, 2009

/s/ KPMG Accountants N.V.

ACQUIRED BUSINESS LINES

Combined Interim Statements of Operations
For the Six Months Ended June 30, 2009 and June 30, 2008

Combined interim statements of operations for the periods of six months ended June 30, 2009 and June 30, 2008
   (in thousands of USD unless stated otherwise)

		June 30, 2008	June 30, 2009
		Unaudited	Audited

5	Sales	$237,590	$186,117
5	Sales to related parties	165	1,443

	Total sales	237,755	187,560
	Cost of sales	(157,921)	(139,080)

	Gross margin	$79,834	$48,480

5	Selling expenses	(12,547)	(17,505)
5	General and administrative expenses	(46,479)	(20,564)
5	Research and development expenses	(112,588)	(120,377)

	Loss before taxes	$(91,780)	$(109,966)
6	Income tax benefit (expense)	1,164	(7,598)

	Net loss	$(90,616)	$(117,564)

The accompanying notes are an integral part of these combined interim financial statements.

ACQUIRED BUSINESS LINES

Combined Interim Balance Sheets
As of December 31, 2008 and June 30, 2009

Combined interim balance sheets as of December 31, 2008 and June 30, 2009
(in thousands of USD unless stated otherwise)

Assets

			December 31,		June 30,
			2008		2009
	Current assets
7	Receivables:
	— Accounts receivable — net		$52,217		$57,382
8	Inventories		56,998		41,996
9	Other current assets		14,032		6,982

	Total current assets		$123,247		$106,360
	Non-current assets
6	Deferred tax assets		1,604		792
10	Property, plant and equipment:
	— At cost	67,163		67,992
	— Less accumulated depreciation	(53,126)		(55,914)

			14,037		12,078
11	Intangible assets excluding goodwill:
	— At cost	295,102		295,345
	— Less accumulated amortization	(219,836)		(226,027)

			75,266		69,318
12	Goodwill		$63,040		$63,086

	Total non-current assets		153,947		145,274
	Total assets		$277,194		$251,634

Liabilities and business’ equity as of December 31, 2008 and June 30, 2009

			December 31,		June 30,
			2008		2009
	Current liabilities
	Accounts payable:
	— Accounts payable	20,557		12,412
	— Accounts payable to related parties	47,586		53,308

			$68,143		$65,720
13	Accrued liabilities		29,338		28,798
14	Short-term provisions		30,113		15,069
	Other current liabilities		$4,695		$9,672

	Total current liabilities		132,289		119,259
	Non-current liabilities
6	Deferred tax liabilities		5,552		4,919
14, 15	Long-term provisions		$3,106		$3,298

	Total non-current liabilities		8,658		8,217
	Business’ equity		136,247		124,158
	Total liabilities and business’ equity		277,194		251,634

The accompanying notes are an integral part of these combined interim financial statements.

ACQUIRED BUSINESS LINES

Combined Interim Statements of Cash Flows
For the Six Months Ended June 30, 2009 and June 30, 2008

Combined interim statements of cash flows for the periods of six months ended June 30, 2009 and June 30, 2008
(in thousands of USD unless stated otherwise)

	June 30, 2008	June 30, 2009
	Unaudited	Audited

Cash flows from operating activities:
Net loss	$(90,616)	$(117,564)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,193	8,322
Impairment-goodwill	—	—
Impairment-other intangible assets	—	—
Share-based payments	755	705
Write-off acquired in-process research and development	—	—
Net profit on asset retirement	—	—
Decrease / (increase) in receivables and other current assets including deferred taxes	7,188	5,282
Decrease in inventories	1,036	16,385
Increase / (decrease) in accounts payable, accrued and other liabilities	(20,318)	3,027
(Decrease) / increase in provisions including deferred taxes	$(7,594)	$(16,181)

Net cash used for operating activities	$(76,356)	$(100,024)

Cash flows from investing activities:
Additions to intangible assets and goodwill	(34)	—
Additions to property, plant and equipment	$(1,752)	$(310)

Net cash used for investing activities	$(1,786)	$(310)

Cash flows before financing activities	(78,142)	(100,334)
Cash flows from financing activities:
Net change in NXP net investment	$78,142	$100,334

Net cash provided by financing activities	$78,142	$100,334

Net cash (used for) provided by continuing operations	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	—	—

The accompanying notes are an integral part of these combined interim financial statements.

ACQUIRED BUSINESS LINES

Combined Interim Statements of Changes in Business’ Equity and Comprehensive Income/Loss
For the Six Months Ended June 30, 2009

Combined interim statements of changes in business’ equity and comprehensive income / (loss) for the period of six months ended June 30, 2009
(in thousands of USD unless stated otherwise)

			Accumulated
			Other	Total
	Comprehensive	NXP Net	Comprehensive	Business’
	Income/(Loss)	Investment	Income / (Loss)	Equity

Balance as of January 1, 2009		$76,998	$59,249	$136,247
Net loss	(117,564)	(117,564)	—	(117,564)
Other comprehensive income, net of tax amounting to nil:
Currency translation differences	4,436	—	4,436	4,436

Total comprehensive income, net of tax	$(113,128)
		(117,564)	4,436	(113,128)
Transactions through NXP:
Share based compensation plans		705	—	705
Tax related current account with NXP		(2,886)	—	(2,886)
Corporate overhead cost funded by NXP		33,029	—	33,029
Net transactions with NXP		70,191	—	70,191

Balance as of June 30, 2009		$60,473	$63,685	$124,158

The accompanying notes are an integral part of these combined interim financial statements.

ACQUIRED BUSINESS LINES

Notes to Financial Statements
For the Six Months Ended June 30, 2009

Notes to the combined interim financial statements (unaudited)

1  Background and Basis of Presentation

Background

NXP is a leading global semiconductor company offering a broad range of semiconductors, focusing on audio and video, communications, and automotive and identification applications.

These combined financial statements represent the Product Line and have been prepared for a special purpose and in connection with a SEC filing. The Product Line operated as a part of NXP and consists of a significant part of NXP’s Home business unit. The Product Line business provides system solutions for Analog TV (ATV), Digital TV (DTV), Set-top boxes (STB) and PC-TV application markets, as well as related semiconductor components for a broad range of consumer products. The Product Line is not a legal entity or a stand-alone business, and NXP does not account for the Product Line as a separate entity, subsidiary or division of its business and as such no statutory financial statements are available.

All amounts are in USD ’000 unless indicated otherwise.

Basis of Presentation

The combined interim financial statements represent the Product Line of NXP and have been derived from the consolidated financial statements and accounting records of NXP, principally using the historical results of operations and the historical basis of assets and liabilities of the Product Line business. For the periods presented, certain assets, liabilities and expenses in the combined interim financial statements include allocations from NXP. To the extent that an asset, liability, revenue or expense is identifiable and directly related to the Product Line, it is reflected in the Product Line’s combined interim financial statements. For other asset, liability, revenue or expense items which are not identifiable and not directly related to the business line allocations have been used. Allocations used relate to the following statement of operations and balance sheet positions.

Statement of operations

•	general and administrative expenses, allocated based on payroll expenses;

•	selling expenses, allocated based on revenue;

•	research and development expenses not charged through to other units are allocated based on payroll expenses, other research and development expenses are allocated based on revenue.

Balance sheet

•	accrued expenses related to personnel expenses, allocated based on payroll expenses and other accrued expenses, allocated based on revenue.

In the ordinary course of business NXP uses allocation keys to allocate corporate cost and cost of sales to each Product Line.

Since the Product Line does not have a separate legal status, NXP’s net investment in the Product Line is shown as business’ equity instead of stockholders’ equity in the combined interim financial statements. Transactions between the Product Line and NXP and its affiliates have been identified in the statements as transactions between related parties (see note 3). Historically no tax returns and corresponding tax position dedicated to the Product Line have been prepared. The tax position reflected in the combined interim financial statements has been calculated on a separate return basis.

NXP used a centralized approach to cash management and the financing of its operations. The combined interim financial statements of the Product Line do not include an allocation of NXP’s debt, interest expense, or

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

cash, as none of those items are specifically identifiable to the Product Line’s business. Cash transactions carried out by NXP on behalf of the Product Line are netted against NXP’s business equity of the Product Line. Certain portions of long-term and short-term debt of NXP B.V. as of June 30, 2009 have been secured by collateral on substantially all of the Company’s assets and certain of it’s subsidiaries, which includes the assets of the Product lines.

Further reference is made to note 2 of these combined interim financial statements for further elaboration on certain of the allocation methods used in preparation of the combined interim financial statements.

Management believes the assumptions underlying the allocations in these combined interim financial statements are reasonable. However, the combined interim financial statements included herein may not necessarily reflect the Product Line’s results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been if the Product Line had been a stand-alone Product Line during the periods presented.

2  Accounting policies and new accounting standards

Accounting policies

The combined interim financial statements are prepared in accordance with accounting principles generally accepted in the United States (US GAAP). Historical cost is used as the measurement basis unless otherwise indicated. The preparation of financial statements and disclosures requires management to make judgments, assumptions and estimates that affect the amounts reported in the financial statements and the accompanying notes. Management bases its estimates and judgments on historical experience, current economic and industry conditions and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. If actual results differ significantly from management’s estimates, there could be a material adverse effect on results of operations, financial condition and liquidity.

In the opinion of management these unaudited combined interim financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly the Company’s financial position at June 30, 2009 and results of operations and cash flows for the six-month periods ended June 30, 2009 and 2008.

The accompanying combined interim financial statements for the six months ended June 30, 2009 were audited, except for the financial information for the six months ended June 30, 2008. These combined interim financial statements have been prepared in accordance with the guidance in APB 28 Interim Financial Reporting.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted from the combined interim financial statements. These combined interim financial statements should be read in conjunction with the combined financial statements and notes thereto as of December 31, 2008 and 2007 and for the years then ended. The results for the six-month period ended June 30, 2009 are not necessarily indicative of future results.

Principles for combined interim financial statements

The combined interim financial statements include the assets and liabilities of the Product Line’s business relating to the Product Line. All intercompany balances and transactions within the Product Line have been eliminated in the combined interim financial statements.

Foreign currencies

The Product Line uses the U.S. dollar as its reporting currency. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Items in the statement of operations and cash flow statement

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

are translated at average rates of exchange in the periods involved. The resulting translation adjustments are recorded as a separate component of other comprehensive income (loss) within business’ equity.

The following table sets out the exchange rates for euros into US dollars applicable for translation of the Product Line’s combined financial statements for the periods specified.

			USD per EUR
	Period End	Average(1)	High	Low

2008 (period of six months ended June 30)	1.5680	1.5344	1.5801	1.4742
2008 (period of twelve months ended December 31)	1.4061	1.4768	1.5801	1.2749
2009 (period of six months ended June 30)	1.4075	1.3488	1.4075	1.2683

(1)	The average rates are the accumulated average rates based on monthly quotations.

3  Relationship with NXP and other related parties

Revenue

The Product Line designs, purchases from and sells semiconductors to external parties and other NXP businesses. Sales of goods and services to other NXP businesses included in the statements of operations amounted to USD 165 and USD 1,443 for the period of six months ended June 30, 2008 and June 30, 2009, respectively.

Cost of sales

Cost of sales comprises the direct cost of goods sold and any inventory write-downs to lower market value. No indirect costs and manufacturing results from over and under utilization of production capacity are allocated to cost of sales.

Costs of services and corporate functions

The Product Line participates in a variety of corporate-wide programs administered by NXP in areas such as cash management, insurance, employee benefits, information technology, intellectual property, and Customs.

Furthermore, the Product Line utilizes various NXP shared services organizations for services such as:

•	Human Resource services such as payroll processing, benefits administration, recruitment and training

•	Accounting services

•	Information technology such as the cost of hardware, network and standard software applications

•	Purchasing of non-product related items

•	Real Estate services

The costs of these services for the first six months ended June 30, 2009 amount to USD 9,291 (six months period ended June 30, 2008: USD 2,200) have been charged to the Product Line based on Service Level Agreements and agreed upon contract prices.

Furthermore research and development expenses were charged by NXP amounting to USD 23,738 for the six months period ended June 30, 2009 (first six months ended June 30, 2008: USD 12,600) based on Service level agreement and agreed upon contract prices.

In 2009 NXP changed its internal cost allocation structure with respect to direct and indirect costs. Costs labeled as indirect under the new structure where previously included as direct costs. The impact on total cost level is insignificant.

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

Accounts receivable/payable

Accounts receivable related to the sale of products to NXP businesses amounted to USD nil per June 30, 2009 (December 31, 2008: USD nil), whereas accounts payable related to the purchase of products and services amounted to USD 53,308 per June 30, 2008 (December 31, 2008: USD 47,586).

4  Acquisition

On August 11, 2008, NXP completed its acquisition of the Broadband Media Processing (BMP) business of Conexant Systems, Inc. which provides industry-leading solutions for satellite, cable and IPTV applications. Conexant’s strengths in broadcast operator set-top box (STB) solutions are complementary to NXP’s terrestrial IP and retail STB and Digital TV products. Combined, they will offer the widest semiconductor portfolio for STB and digital TV applications in the industry, creating a unique technology source for developing digital video applications: innovative IC solutions for receiving more digital content in terrestrial, cable, satellite and IPTV broadcast environments with best in class picture and sound quality, anytime, anywhere in the home.

The purchase price (net of cash acquired) was USD 113 million and was allocated to other intangible assets (USD 67 million) and Goodwill (USD 18 million). The other non-current and current assets acquired amounted to USD 29 million, the liabilities assumed amounted to USD 1 million. There is a contingent purchase price (“earn out”) of up to USD 35 million, which depends on revenue targets. Based on the current Management expectations, however, it is likely that these targets will not be achieved. Therefore, the earn out has been excluded from the purchase price.

Acquisition balances allocated to the Product Line

Acquisition balances presented in the combined interim financial statements of the Product Line are inventories of USD 18 million, property, plant and equipment of USD 8 million, other intangible assets of USD 56 million and goodwill for an amount of USD 9 million of which an amount of USD 7 million is tax deductible. The results of the BMP business are included in the combined interim financial statements of the Product Line since the acquisition date and contributed USD 56 million to the Product Line’s total sales for the period of six months ended June 30, in 2009.

Other intangible assets include USD 10 million for customer related intangible assets and USD 37 million for technology related intangible assets and are amortized over 15 years.

5  Income from operations

Sales composition for the period of six months ended June 30

	June 30,	June 30,
	2008	2009
	Unaudited	Audited

Goods sold to external customers	237,590	186,117
Goods sold to related parties	165	1,443

	$237,755	$187,560

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

The external sales can be split into the following countries (based on customer location):

	June 30,	June 30,
	2008	2009
	Unaudited	Audited

Singapore	$51,851	$44,052
Hong Kong	63,558	37,427
The Netherlands	21,113	31,955
Hungary	25,680	30,068
Taiwan	13,820	10,821
United States	15,094	6,766
Germany	13,007	5,945
France	4,493	5,459
Malaysia	5,897	3,594
Other countries	23,077	10,030

	$237,590	$186,117

Salaries and wages for the period of six months ended June 30

	June 30,	June 30,
	2008	2009
	Unaudited	Audited

Salaries and wages	$61,830	$47,667
Pension and other postemployment costs	3,324	2,963
Other social security and similar	9,699	8,748

	$74,853	$59,378

Included in salaries and wages is a release of USD 8,561 for the six months period ended June 30, 2009 (six months period ended June 30, 2008: expense of USD nil) relating to the restructuring provision which is included in the general and administrative expenses.

Pension and postemployment costs comprise of the costs of pension benefits, other postretirement benefits, and postemployment benefits, including obligatory severance.

Depreciation and amortization for the period of six months ended June 30

Depreciation of property, plant and equipment, amortization of intangibles assets, impairment of intangible assets and goodwill, and write-off of in-process research and development are as follows:

	June 30,	June 30,
	2008	2009
	Unaudited	Audited

Depreciation of property, plant and equipment	$4,173	$2,548
Amortization of internal use software	36	29
Amortization of other intangible assets	28,985	5,746
Impairment of goodwill	—	—
Impairment of other intangible assets	—	—
Write-off of in-process research and development	—	—

	$33,194	$8.322

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

Depreciation of property, plant and equipment and amortization of software are primarily included in cost of sales and research and development expenses. Impairment of other intangible assets is included in the general and administrative expenses.

Selling expenses

Selling expenses incurred for the six months period ended June 30, 2009 totaled USD 17,505 (six months period ended June 30, 2008: USD 12,547).

The selling expenses mainly relate to the cost of the sales and marketing organization. This mainly consists of account management, marketing, first and second line support and order processing.

General and administrative expenses

General and administrative expenses include impairment charges on other intangible assets for an amount of USD nil for the six months period ended June 30, 2009 (six months period ended June 30, 2008: USD nil), release of the restructuring provision of USD 8,561 for the six months period ended June 30, 2009 (six months period ended June 30, 2008: expense of USD nil).

Research and development expenses

Expenditures for research and development activities amounted to USD 120,377 for the six months period ended June 30, 2009 (six months period ended June 30, 2008: USD 112,588), which includes the research and development expenses of the acquired BMP business and the expenses in relation to customer specific research and development.

6  Income taxes

During the periods presented, the Product Line did not file separate income tax returns as the Product Line activities formed an integral part of the NXP’s organization and business structure within the respective tax jurisdictions. The current and deferred taxes included in the combined interim financial statements are calculated on a separate return basis, based on management’s estimate of what the Product Line may have incurred as a separate taxpayer. As the organizational group structure of the Product Line has not yet been finalized, deferred taxes related to outside basis differences have not been recognized in the combined interim financial statements.

The tax benefit (expense) on income (loss) from continuing operations amounted to USD (7,598) for the period of six months period ended June 30, 2009 (six months period ended June 30, 2008: USD 1,164).

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

The components of income (loss) before taxes are as follows:

	June 30,	June 30,
	2008	2009
	Unaudited	Audited

Netherlands	$(96,421)	$(134,480)
Foreign	4,641	24,514

Income (loss) before taxes	$(91,780)	$(109,966)
The components of income tax benefit / (expense) are as follows:
Netherlands:
Current taxes	—	—
Deferred taxes	$(1,574)	$116

	$(1,574)	$116
Foreign:
Current taxes	$(1,613)	$(2,886)
Deferred taxes	4,351	(4,828)

	2,738	(7,714)

Income tax benefit / (expense) from continuing operations	$1,164	$(7,598)

The Product Line’s operations are subject to income taxes in various (foreign) jurisdictions. Besides tax incentives, the statutory income tax rates vary from 16.5% to 42.05% which results in a difference between the weighted average statutory income tax rate and the Netherlands’ statutory income tax rate of 25.5%.

A reconciliation of the weighted average statutory income tax rate as a percentage of income before taxes and the effective income tax rate is as follows:

	June 30,	June 30,
	2008	2009
	Unaudited	Audited

Weighted average statutory income tax rate	23.60%	24.95%
Tax effect of:
Changes in the valuation allowance:
Loss carry forwards not expected to be realized	(22.28)%	(31.59)%
Non-taxable income	0.13%	0.16%
Non-tax-deductible expenses	(0.04)%	(0.32)%
Tax incentives and other	0.01%	—
Tax rate change	(0.15)%	(0.06)%
FIN 48 provision	—	(0.05)%

Effective tax rate	1.27%	(6.91)%

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

Deferred tax assets and liabilities

Deferred tax assets and liabilities relate to the following balance sheet captions:

	December 31, 2008		June 30, 2009
	Assets	Liabilities	Assets	Liabilities

Intangible fixed assets	$2,029	$(5,552)	$1,724	$(4,919)
Pension provision	683	—	729	—
Restructuring	9,553	—	5,102	—
Tax loss carry forwards	110,386	—	144,566	—

Total gross deferred tax assets (liabilities)	$122,651	$(5,552)	$152,121	$(4,919)

Net deferred tax position	117,099	—	147,202	—
Valuation allowances	(111,494)	—	(146,227)	—

Net deferred tax assets (liabilities)	$5,605	—	$975	—

The Product Line has significant net deferred tax assets resulting from net operating loss carry forwards and deductible temporary differences that may reduce taxable income in future periods.

Valuation allowances have been established for deferred tax assets based on a “more likely than not” threshold. The ability to realize deferred tax assets depends on generating sufficient taxable income within the carry back or carry forward periods provided for in the tax law for each applicable tax jurisdiction.

The following possible sources of taxable income have been considered when assessing the realization of deferred tax assets:

•	Future reversals of existing taxable temporary differences;

•	Future taxable income exclusive of reversing temporary differences and carry forwards;

•	Taxable income in prior carry back years; and

•	Tax-planning strategies.

For the Product Line activities located in countries where they were included in the tax grouping of other NXP entities within the respective entity’s tax jurisdiction, the current tax payable or tax receivables of the Product Line entities represents the income tax amount to be paid to or to be received from the country tax leading holding of NXP. For the purpose of these combined interim financial statements, it is assumed that only the current year is outstanding. As of June 30, 2009 and December 31, 2008, the net income tax payables from NXP entities of USD 2.9 million and USD 10.9 million, respectively are included in business equity.

The total amount of the operating loss carry forwards are calculated based on management estimates of what the Product Line may have incurred had it been a separate entity in each tax jurisdiction and may not necessarily reflect the actual amount that the Product Line is entitled to under the relevant tax laws.

The classification of the deferred tax assets and liabilities in the Company’s balance sheet is as follows:

	December 31,	June 30,
	2008	2009

Deferred tax assets grouped under other current assets	$9,553	$5,102
Deferred tax assets grouped under non-current assets	1,604	792
Deferred tax liabilities grouped under non-current liabilities	(5,552)	(4,919)

	$5,605	$975

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

Effective January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes”. The evaluation of a tax position in accordance with this Interpretation is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position, presuming that the taxing authority has full knowledge of all relevant information. If the recognition threshold is met, the second step is to measure the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement.

Included in the balance of total unrecognized tax benefits at June 30, 2009 and December 31, 2008 are potential tax benefits of USD 275 and 218, respectively that if recognized would affect the effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

		Period of
	Full Year	Six Months Ended
	2008	June 30, 2009

Beginning balance	$—	$218
Increases from tax positions taken during prior periods	24	—
Decreases from tax positions taken during prior periods	—	—
Increases from tax positions taken during current period	194	57
Settlements	—	—
Reductions as a result of lapse of statute of limitations	—	—

Ending balance	$218	$275

As of January 1, 2008 and for the year ended December 31, 2008 and for the six months period ended June 30, 2009 the total amount of interest and penalties related to unrecognized tax benefits are not material. The Company does not expect that the total amount of unrecognized tax benefits will change significantly within the next twelve (12) months.

Tax years that remain subject to examination by major tax jurisdictions are 2006, 2007, 2008 and 2009.

7  Receivables

Receivable are summarized as follows:

	December 31,	June 30,
	2008	2009

Accounts receivable from third parties	$52,472	$57,632
Less: allowance for doubtful accounts	(255)	(250)

	$52,217	$57,382

8  Inventories

Inventories are summarized as follows:

	December 31,	June 30,
	2008	2009

Semi finished products	$39,914	$18,164
Work in process	6,591	11,986
Finished goods	10,493	11,846

	$56,998	$41,996

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

9  Other current assets

Other current assets consist of prepaid expenses, non-trade receivables and the current portion of deferred tax assets.

10  Property, plant and equipment

					Prepayments and
		Leasehold	Machinery and	Other	Construction in
	Total	Improvements	Installations	Equipment	Progress

Balance as of January 1, 2009:
Cost	$67,163	$684	$36,101	$30,357	$21
Accumulated depreciation	$(53,126)	$(226)	$(29,170)	$(23,730)	$—

Book value	$14,037	$458	$6,931	$6,627	$21
Changes in book value:
Capital expenditures	699	—	174	—	525
Transfer assets put in use	95	—	94	229	(228)
Retirements and sales	(37)	—	(23)	(14)	—
Depreciation	$(2,548)	$(96)	$(1,373)	$(1,079)	$—

Reclassifications	$(448)	$—	$(36)	$(391)	$(21)
Translation differences	280	13	274	(10)	3
Total changes	(1,959)	(83)	(890)	(1,265)	279
Balance as of June 30, 2009:
Cost	67,992	684	36,369	30,621	318
Accumulated depreciation	$(55,914)	$(309)	$(30,328)	$(25,259)	$(18)

Book value	$12,078	$375	$6,041	$5,362	$300

The expected economic lives as of June 30, 2009 are as follows:

Leasehold improvements	from 5 to 20 years
Machinery and installations	from 2 to 7 years
Other equipment	from 3 to 10 years

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

11  Intangible assets excluding goodwill

			Customer
	Total	Technology	Related	Marketing	Software

Balance as of January 1, 2009:
Cost	$295,102	$258,960	$32,060	$3,610	$472
Accumulated amortization	(219,836)	(204,665)	(11,397)	(3,610)	(164)

Book value	$75,266	$54,295	$20,663	$—	$308
Changes in book value:
Amortization	(5,774)	(4,966)	(779)	—	(29)
Translation differences (net)	$(174)	$(144)	$(9)	$—	$(21)

Total changes	$(5,948)	$(5,110)	$(788)	$—	$(50)
Balance as of June 30, 2009:
Cost	295,345	259,181	32,082	3,610	472
Accumulated amortization	$(226,027)	$(209,996)	$(12,207)	$(3,610)	$(214)

Book value	$69,318	$49,185	$19,875	$—	$258

All intangible assets, excluding goodwill, are subject to amortization and have no assumed residual value. Certain fully amortized intangible assets have been taken off the sub-ledgers impacting the accumulated cost value and accumulated amortization.

The estimated amortization expense for these other intangible assets as of June 30, 2009 for each of the five succeeding years is:

2010(1)	12,793
2011(1)	3,119
2012(1)	3,119
2013(1)	3,119
2014(1)	3,119

(1)	For the period starting July 1 in the previous year until June 30.

The expected weighted average remaining life of intangible assets excluding goodwill is 11.5 years as of June 30, 2009.

12  Goodwill

The changes in goodwill were as follows:

	December 31,	June 30,
	2008	2009

Book value at begin of period	$264,987	$63,040
Changes in book value:
Acquisitions	9,396	—
Impairment charges	(206,550)	—
Translation differences	(4,793)	46

Book value at end of period	$63,040	$63,086

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

13  Accrued liabilities

Accrued liabilities are summarized as follows:

	December 31,	June 30,
	2008	2009

Personnel-related costs:
Salaries and wages	$10,272	$11,404
Accrued holiday entitlements	4,603	3,669
Other personnel-related costs	1,357	1,150
Sales related costs	3,776	2,381
Other accrued liabilities	9,330	10,194

	$29,338	$28,798

14  Provisions

Provisions are summarized as follows:

	December 31, 2008		June 30, 2009
	Long-term	Short-term	Long-term	Short-term

Pensions for defined-benefit plans	$2,478	$—	$2,644	$—
Jubilee provisions	628	—	654	—
Restructuring	—	30,113	—	15,069

Total	$3,106	$30,113	$3,298	$15,069

The changes in total provisions excluding deferred tax liabilities are as follows:

Balance as of January 1, 2009	$33,219
Changes:
Additions	2,124
Releases	(8,561)
Utilizations	(8,415)

Balance as of June 30, 2009	$18,367

Restructuring

The provision for restructuring payments covers the Product Line’s commitment to pay employees a lump sum upon the employee’s dismissal or resignation. Cost (income) regarding the restructuring are included in the general and administrative expenses.

15  Pensions

The Product Line employees participate in employee pension plans which NXP has established in many countries in accordance with the legal requirements, customs and the local situation in the respective countries. The benefits provided by these plans are based on employees’ years of service and compensation levels. The measurement date for all defined benefit pension plans is December 31. Contributions are made by NXP, as necessary, to provide assets sufficient to meet the benefits payable to defined-benefit pension plan participants.

These contributions are determined based upon various factors, including funded status, legal and tax considerations as well as local customs. NXP funds certain defined-benefit pension plans as claims are incurred.

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

The Product Line employees participate in NXP pension and other postretirement benefit plans in many countries. The costs of pension and other postretirement benefits and related assets and liabilities with respect to the Product Line employees participating in defined-benefit plans were determined based on actuarial calculations for the employees that management expects will be transferred to the acquirer of the Product Line for the defined benefit plans management considers to be significant. The other defined benefit plans are treated as defined contribution plans. Total cost of these defined benefit plans included in the statements of operations for the period of six months ended June 30, 2009 is USD 204 (period of six months ended June 30, 2008: USD 381) which relates to the German and Taiwan operations.

The table below provides a summary of the changes in the pension benefit obligations and defined benefit pensions plan assets per June 30, 2009 and December 31, 2008, with respect to the Product Line’s dedicated plans, and a reconciliation of the funded status of these plans to the amounts recognized in the balance sheets.

	December 31,	June 30,
Projected Benefit Obligation	2008	2009

Projected benefit obligation at beginning of year	$(2,114)	$(2,478)
Service cost	(373)	(176)
Interest cost	(99)	(41)
Actuarial gains and (losses)	(276)	13
Benefits paid	—	38
Exchange rate differences	$384	$—

Projected benefit obligation at end of year	$(2,478)	$(2,644)

Fair value of plan assets at end of year	$77	$78
Funded status	(2,401)	(2,566)
Unrecognized net transition obligation	—	—
Unrecognized prior service cost	—	—
Unrecognized net loss	—	—

Net balances	$(2,401)	$(2,566)
Classification of the net balances is as follows:
Prepaid pension costs under other current assets	77	78
Accrued pension costs under other non-current liabilities
Provisions for pensions under provisions	(2,478)	(2,644)

Total	$(2,401)	$(2,566)

The weighted average assumptions used to calculate the projected benefit obligations as of June 30 and December 31 were as follows:

	December 31,	June 30,
	2008	2009

Discount rate	3.0%	3.0%
Rate of compensation increase	3.1%	3.1%

The discount rate is based on the current yield of AA rated corporate bonds. If no mature bond market is available, an estimate will be made based on rates of return on high-quality fixed-income investments currently available and expected to be available during the period to maturity of the pension benefit obligation.

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for both funded and unfunded defined-benefit pension plans with accumulated benefit obligations in excess of plan assets are included in the table below:

	December 31,	June 30,
	2008	2009

Projected benefit obligation	$(2,478)	$(2,644)
Accumulated benefit obligation	(1,929)	(1,969)
Fair value of plan assets	77	78

The weighted-average assumptions used to calculate the net periodic pension cost for the period of six months ended June 30, 2009 and the year ended December 31, 2008.

	December 31,	June 30,
	2008	2009

Discount rate	3.5%	3.5%
Expected returns on plan assets	3.0%	3.0%
Rate of compensation increase	3.2%	3.2%

The components of net periodic pension costs for the first six months in the respective period were as follows:

	June 30,	June 30,
	2008	2009
	Unaudited	Audited

Service cost	$(191)	$(176)
Interest cost on the projected benefit	(51)	(41)
Expected return on plan assets	—	—
Net amortization of unrecognized net assets/liabilities	—	—
Net actuarial gain / (loss) recognized	(139)	13

Net periodic cost	$(381)	$(204)

The total costs of defined benefit plans for the first six months amounted to USD 204 in 2009 (2008: USD 381).

The Product Line also participates in NXP sponsored defined-contribution and similar types of plans for a significant number of salaried employees. The total cost of these plans amounted to USD 2,761 for the period of six months ended June 30, 2009 (period of six months ended June 30, 2008: USD 2,746).

Estimated future pension benefit payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2010(1)	45
2011(1)	47
2012(1)	49
2013(1)	53
2014(1)	65
Years 2015-20191)	373

(1)	For the period starting July 1 in the previous year until June 30.

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

16  Other current liabilities

Other current liabilities are fully related to other taxes and social securities for an amount of USD 9,672 per June 30, 2009 (December 31, 2008: USD 4,695).

17  Leases

Operating leases

Long-term operating lease commitments totaled USD nil per June 30, 2009 (2008: USD nil).

18  Other commitments and contingent liabilities

Guarantees

In the normal course of business, the Product Line issues certain guarantees. Guarantees issued or modified after December 31, 2003, having characteristics defined in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others” (FIN 45), are measured at fair value and recognized on the balance sheet. At the end of June 2009 there were no guarantees recognized by the Product Line.

Guarantees issued before December 31, 2003 and not modified afterward, and certain guarantees issued after December 31, 2003, which do not have characteristics as defined in FIN 45, remain off-balance sheet. As of June 30, 2009, there were no such guarantees recognized.

Other contingent liabilities

There is a contingent purchase price (“earn out”) relating to the acquisition of the BMP activities from Conexant of up to USD 35 million, which depends on certain revenue targets. Based on the current Management expectations, however, it is more likely that these targets will not be achieved. Therefore, the earn out has been excluded from the purchase price.

Litigation

NXP and certain of its businesses are involved as plaintiff or defendant in litigation relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. Although the ultimate disposition of asserted claims and proceedings cannot be predicted with certainty, it is the opinion of the Product Line’s management that the outcome of any such claims, either individually or on a basis, will not have a material adverse effect on the Product Line’s financial position, but could be material to the results of operations of the Product Line for a particular period.

19  Share-based compensation

The Product Line’s ultimate parent, KASLION Acquisition BV (“KASLION”), granted stock options to certain executives of the Product Line starting in 2007. Under the stock option plans the participants acquire the right to receive a depositary receipt over KASLION shares upon exercise and payment of the exercise price after the stock options have vested and only if the change in control event that triggers exercise has taken place. Also, equity rights were granted by KASLION to certain non-executive employees of the Product Line also starting in 2007. These rights offer the participants the right to acquire KASLION shares or depository receipts for no consideration after the rights have vested and only if a change in control event that triggers exercise has taken place. The purpose of these share-based compensation plans is to align the interests of management with those of the shareholders by providing additional incentives to improve the Product Line’s performance on a long-term basis by offering the participants to share in the benefits for the shareholders of a sale or change in control of the Product Line.

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

In accordance with SFAS No. 123(R), the fair value of share-based payments is required to be based upon an option valuation model. Since neither KASLION’s stock options nor its shares are traded on any exchange and exercise is dependent upon a sale or change of control of the Product Line, employees can receive no value nor derive any benefit from holding these options or rights without the fulfillment of the conditions for exercise. The Product Line has concluded that the fair value of the share-based payments can best be estimated by the use of a binomial option-pricing model because such models take into account the various conditions and subjective assumptions that determine the estimated value. The assumptions used are:

•	Expected life of the options and equity rights is calculated as the difference between the grant dates and an exercise triggering event not before the end of 2011; which resulted in expected lives of 4.25 years for options and rights granted in 2007;

•	Risk-free interest rate is 4.1% for 2007 awards;

•	Expected asset volatility is approximately 27%;

•	Dividend pay-out ratio of nil;

•	Lack of marketability discount is 35% for 2007 awards.

Because the options and rights are not traded, an option-based approach (the Finnerty model) was used to calculate an appropriate discount for lack of marketability. The expected life of the options and rights is an estimate based on the time period private equity on average takes to liquidate its investment. The volatility assumption has been based on the average volatility of comparable companies over an equivalent period to the period from valuation date to exit date.

The vesting date of most of the equity rights granted in 2007 is April 1, 2010. The options vest gradually in 4 equal annual portions until October 1, 2010. The first portion of the 2007 grant 25% vested on October 1, 2007, which was also the grant date.

The assumptions were used for these calculations only and do not represent an indication of management’s expectations of future developments. Changes in the assumptions can materially affect the fair value estimate.

A charge of USD 705 was recorded for period of six months ended June 30, 2009 (period of six months ended June 30, 2008: USD 755) for share-based compensation.

The following table summarizes the information about KASLION stock options granted in 2007 and changes during those years.

Stock options

	2008		2009
		Weighted		Weighted
	Stock	Average	Stock	Average
	Options	Exercise Price	Options	Exercise Price
	(units)	in EUR	(units)	in EUR

Outstanding at beginning of period	$26,825,600	$1.60	$26,825,600	$1.60
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	$(4,048,800)	$1,64

Outstanding at end of period	$26,825,600	$1.60	$22,776,800	$1.60
Weighted average grant-date fair value of options granted during 2007 in EUR		0.12		0.12

ACQUIRED BUSINESS LINES

Notes to Financial Statements — (Continued)
For the Six Months Ended June 30, 2009

The number of vested options at June 30, 2009 was 13,412,800 (December 31, 2008: 13,412,800).

At June 30, 2009, there was a total of USD 1,131 of unrecognized compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average period of 2.25 years.

KASLION’s equity rights granted in 2007 are immaterial to the combined financial statements and accordingly also the related disclosures have been omitted.

20  Fair value of financial assets and liabilities

The fair value of the assets and liabilities does not differ significantly from the presented carrying values.

21  Subsequent events

On October 5, 2009 Trident Microsystems, Inc. (NASDAQ: TRID) and NXP announced that they have signed a definitive agreement whereby Trident will acquire the product line.

Under the terms of the transaction, NXP will receive newly issued shares of Trident common stock equal to 60% of the total shares outstanding post-closing, including approximately 6.7 million shares that NXP will purchase at a price of $4.50 per share, resulting in cash proceeds to Trident of $30 million. Next to this share purchase, NXP and Trident have agreed on a working capital settlement, in which NXP will provide Trident with an amount of working capital additional to the working capital included in the balances transferred from NXP to Trident.

The Boards of Trident and NXP have unanimously approved the agreement and the transactions contemplated by the agreement. The transaction is subject to the approval of the stockholders of Trident, consultations with employee representatives in certain jurisdictions and other customary closing conditions, including regulatory approvals. The transaction is expected to close in the first calendar quarter of 2010.

Eindhoven
October 9, 2009
Board of Management NXP

LIST OF ANNEXES

ANNEX A  SHARE EXCHANGE AGREEMENT
ANNEX B  CHARTER AMENDMENT
ANNEX C  CERTIFICATE OF DESIGNATION
ANNEX D  STOCKHOLDER AGREEMENT
ANNEX E  OPINION OF UNION SQUARE ADVISORS
ANNEX F  2010 EQUITY INCENTIVE PLAN

Annex A

SHARE EXCHANGE AGREEMENT

AMONG

TRIDENT MICROSYSTEMS, INC.

TRIDENT MICROSYSTEMS (FAR EAST) LTD.

AND

NXP B.V.

DATED AS OF

October 4, 2009

ARTICLE 1 The Pre-Closing Carve-Out
1.1	Contribution of Assets	A-1
1.2	Assumption of Liabilities	A-2
1.3	Intercompany Accounts	A-2
1.4	Acquired Assets	A-2
1.5	Excluded Assets	A-3
1.6	Assumed Liabilities	A-4
1.7	Excluded Liabilities	A-5
1.8	Affiliate Acquisitions	A-7
1.9	Cash and Inventory	A-7
1.10	Transfer of Certain Assets	A-8
1.11	Transfer of Employees	A-8
1.12	Further Assurances	A-9
1.13	Nonassignability of Assets	A-9
1.14	Adjustments, Prorations	A-10

ARTICLE 2 THE SHARE EXCHANGE AND SHARE PURCHASE
2.1	Exchange and Related Transactions	A-10
2.2	Cash and Inventory Adjustments	A-11
2.3	Share Purchase	A-12

ARTICLE 3 THE CLOSING
3.1	The Closing	A-12
3.2	Post-Closing Deliveries of Trident	A-15

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF NXP CONCERNING THE BUSINESS
4.1	Organization and Authority	A-15
4.2	Capital Structure	A-16
4.3	Subsidiaries	A-17
4.4	Taxes	A-17
4.5	SEC Reports and Financial Statements	A-18
4.6	Inventory	A-18
4.7	Product Liability	A-19
4.8	Material Contracts	A-19
4.9	Absence of Certain Changes	A-20
4.10	Customers and Suppliers	A-20
4.11	Assets	A-21
4.12	Compliance with Laws	A-21
4.13	Permits	A-21
4.14	Export Control Compliance	A-22
4.15	Environmental Matters	A-22
4.16	Anti-Bribery Compliance	A-22
4.17	Employees and Compliance	A-23
4.18	Litigation	A-25

A-i

4.19	Corporate Documents	A-25
4.20	Personal Property; Leased Property	A-25
4.21	Intellectual Property	A-26
4.22	No Prior Operations	A-28
4.23	No Brokers	A-28
4.24	Disclaimer of other Representations and Warranties	A-28

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF NXP CONCERNING THE TRANSACTION
5.1	Organization and Good Standing	A-29
5.2	Power, Authorization and Validity	A-29
5.3	Title to Securities	A-30
5.4	Proxy Statement	A-30
5.5	Disclaimer of other Representations and Warranties	A-30

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF TRIDENT
6.1	Organization and Good Standing	A-30
6.2	Power, Authorization and Validity	A-30
6.3	Taxes	A-31
6.4	Subsidiaries	A-32
6.5	SEC Reports; Financial Statements	A-33
6.6	Trident Stock	A-34
6.7	Trident Capitalization	A-34
6.8	Material Contracts	A-35
6.9	Absence of Certain Changes	A-36
6.10	Customers and Suppliers	A-37
6.11	Compliance with Laws	A-37
6.12	Permits	A-37
6.13	Export Control Compliance	A-37
6.14	Environmental Matters	A-38
6.15	Anti-Bribery Compliance	A-38
6.16	Employees and Compliance	A-39
6.17	Litigation	A-40
6.18	Corporate Documents	A-40
6.19	No Brokers	A-40
6.20	Rights Agreement	A-40
6.21	Proxy Statement	A-40
6.22	Anti-takeover Provisions Not Applicable	A-40
6.23	Product Liability	A-41
6.24	Intellectual Property	A-41
6.25	Disclaimer of other Representations and Warranties	A-42

ARTICLE 7 CERTAIN COVENANTS OF THE PARTIES
7.1	Pre-Closing Restructuring	A-43
7.2	Access	A-43

A-ii

7.3	Ancillary Agreements	A-43
7.4	Certificate of Designation	A-43
7.5	Conduct Pending the Closing Date	A-43
7.6	Advice of Changes	A-45
7.7	Lease and Sublease Arrangements; Landlord Consents	A-46
7.8	Consents; Releases	A-46
7.9	Notices	A-46
7.10	Non-Competition	A-46
7.11	Proxy Statement and Other Filings	A-47
7.12	Stockholders’ Meeting	A-48
7.13	Employee Equity	A-49
7.14	No Shop	A-49
7.15	Public Announcement	A-51
7.16	Confidentiality	A-51
7.17	Regulatory Approvals and Related Matters	A-51
7.18	Books and Records	A-52
7.19	Nasdaq Notice; Listing of Shares	A-52
7.20	Employment Matters	A-53
7.21	Certain Contracts	A-53
7.22	Information	A-53
7.23	Unrestricted Subsidiary	A-53
7.24	Certain Patent Filings	A-53

ARTICLE 8 TAX MATTERS
8.1	Taxes	A-54
8.2	Cooperation on Tax Matters	A-55
8.3	Preparation of Tax Returns	A-55
8.4	Withholding Rights	A-55
8.5	Tax Consequences	A-55
8.6	Purchase Price Allocation	A-55
8.7	Tax Sharing Agreement for US State Income Tax Liability	A-56

ARTICLE 9 CONDITIONS TO THE PARTIES OBLIGATIONS
9.1	Conditions to Each Party’s Obligation to Effect the Transaction	A-56
9.2	Additional Conditions to Obligations of NXP	A-57
9.3	Additional Conditions to Obligations of Trident	A-57

ARTICLE 10 TERMINATION
10.1	Termination	A-58
10.2	Effect of Termination	A-60
10.3	Expenses	A-60
10.4	Termination Fee	A-60

A-iii

ARTICLE 11 INDEMNIFICATION
11.1	Survival	A-60
11.2	Indemnification by NXP	A-61
11.3	Indemnification by Trident	A-61
11.4	Indemnification Procedures	A-62
11.5	General	A-63

ARTICLE 12 MISCELLANEOUS
12.1	Certain Definitions	A-64
12.2	Governing Law	A-76
12.3	Assignment; Binding Upon Successors and Assigns	A-76
12.4	Severability	A-76
12.5	Counterparts	A-76
12.6	Other Remedies	A-76
12.7	Amendments and Waivers	A-76
12.8	Specific Performance	A-76
12.9	Notices	A-76
12.10	Interpretation; Rules of Construction	A-77
12.11	No Joint Venture	A-78
12.12	Third Party Beneficiary Rights	A-78
12.13	Submission to Jurisdiction; Selection of Forum; Waiver of Trial By Jury	A-78
12.14	Entire Agreement	A-78

A-iv

List of Exhibits

Exhibit A	IP Transfer and License Agreement
Exhibit B	Form of Inventory Estimate
Exhibit C	Form of Post-Closing Statement
Exhibit D	Transition Services Agreement Terms
Exhibit E	Manufacturing Services Agreement Terms
Exhibit F	R&D Services Agreement Terms
Exhibit G	[reserved]
Exhibit H	[reserved]
Exhibit I	Stockholders Agreement
Exhibit J	BL-Car Terms
Exhibit K	Silicon Tuners Cooperation Terms
Exhibit L-1	Form of Trident FIRPTA notice
Exhibit L-2	Form of Trident FIRPTA notification letter
Exhibit M-1	Form of NXP FIRPTA notice
Exhibit M-2	Form of NXP FIRPTA notification letter
Exhibit N	Form of New Trident Equity Incentive Plan
Exhibit O	Certificate of Designation
Exhibit P	EDA Tooling Allocation Methodology
Exhibit Q	[reserved]
Exhibit R	[reserved]
Exhibit S	Allocation Schedule
Exhibit T	Form of Legal Opinion
Exhibit U	Form of Pre-Closing Carve-Out Agreement

A-v

Share Exchange Agreement

This Share Exchange Agreement (this “Agreement”) is made and entered into as of October 4, 2009 (the “Agreement Date”) by and among Trident Microsystems, Inc., a Delaware corporation (“Trident”), Trident Microsystems (Far East) Ltd., a Cayman Islands company (“Trident Cayman”), and NXP B.V., a Dutch besloten vennootschap (“NXP”). Trident US, Trident Cayman and NXP are collectively referred to herein as the “Parties.” Any capitalized terms not otherwise defined herein shall have the meaning ascribed to such term in Section 12.1 hereof.

Recitals

WHEREAS, NXP is engaged in the Business;

WHEREAS, NXP will own at the Closing all of the issued and outstanding capital stock of a newly formed Dutch besloten vennootshap (“Dutch Newco”), a newly formed Delaware corporation (“US Newco”), and, if applicable pursuant to Section 1.10(b), a newly formed Delaware limited liability company (“USIP LLC”, and together with US Newco and Dutch Newco the “Transferred Newcos”);

WHEREAS, Dutch Newco or, if applicable pursuant to Section 1.10(b), USIP LLC owns (or as of the Closing will own) all of the Transferred IP (as defined below) and those certain Acquired Asset as set forth at Section 1.10;

WHEREAS, Dutch Newco will own at the Closing each Branch and all of the issued and outstanding capital stock of each Entity listed on Schedule 0.1, (each, a “Company” and collectively, the “Companies”);

WHEREAS, as a result of the Pre-Closing Restructuring, the Transferred Newcos and the Companies will own as of the Closing all of the Acquired Assets other than the Direct Transfer Assets, either directly or through one or more wholly-owned Subsidiaries;

WHEREAS, Trident Cayman desires to purchase from NXP, either directly or through Trident or one or more of Trident’s Subsidiaries, and NXP desires to sell to Trident Cayman or to Trident or one or more of Trident’s Subsidiaries (as may be designated by Trident Cayman), all of the issued and outstanding capital stock of the Transferred Newcos and the Direct Transfer Assets upon the terms and conditions set forth in this Agreement;

WHEREAS, NXP desires to purchase from Trident, and Trident desires to issue and sell to NXP, certain shares of the common stock, par value $0.001 per share, of Trident upon the terms and conditions set forth in this Agreement;

WHEREAS, the supervisory board of NXP has unanimously determined that the transactions contemplated by this Agreement (collectively, the “Transaction”) are in the best interests of NXP and its equity holders and has approved this Agreement, the Ancillary Agreements and the Transaction; and

WHEREAS, Trident’s Board of Directors has unanimously determined that the Transaction is in the best interests of Trident and its stockholders, approved this Agreement, the Ancillary Agreements and the Transaction and recommended approval of the Transaction by Trident’s stockholders.

Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the Parties hereby agree as follows:

ARTICLE 1

The Pre-Closing Carve-Out

1.1 Contribution of Assets.  One (1) Business Day prior to the Closing, and subject to the terms and conditions set forth in the Pre-Closing Carve-Out Agreements, (i) NXP and its Subsidiaries shall transfer and deliver (or cause to be transferred and delivered) to the Transferred Newcos and/or the Companies (or to one or more wholly-owned Subsidiaries or Branches of the Companies) pursuant to the Pre-Closing Carve-Out Agreements all right, title and interest of NXP and its Subsidiaries (other than Dutch Newco, its Subsidiaries (including the Companies) US Newco and USIP LLC (if applicable), the “NXP Group”) in and to all of the Acquired Assets

(except for the Direct Transfer Assets) in all cases free and clear of all Encumbrances other than Permitted Encumbrances, and (ii) NXP and Dutch Newco or, if applicable pursuant to Section 1.10(b), USIP LLC shall enter into the IP Transfer and License Agreement and consummate the transactions contemplated thereby. In connection with the transfer and delivery of the Acquired Assets (except for the Direct Transfer Assets) to the Companies (or wholly-owned Subsidiaries of the Companies, as the case may be), the Pre-Closing Carve-Out Agreements shall include a component of intercompany debt among and between the Transferred Newcos and/or the Companies (or to one or more wholly-owned Subsidiaries of the Companies) associated with such transfer and delivery, in amounts and on terms approved by Trident (the “Intercompany Debt”).

1.2 Assumption of Liabilities.  One (1) Business Day prior to the Closing, and subject to the terms and conditions set forth in the Pre-Closing Carve-Out Agreements and the IP Transfer and License Agreement, the Transferred Newcos, and the Companies, as applicable, shall assume and agree to pay, discharge and perform, when due and payable and otherwise in accordance with the relevant governing agreements, the Assumed Liabilities (except for the Direct Assumed Liabilities).

1.3 Intercompany Accounts.  Effective at least one (1) Business Day prior to the Closing, NXP shall cause all intercompany payables and receivables between any member of the NXP Group on the one hand and the Transferred Newcos, any of the Companies or the Israeli Subsidiary on the other hand (other than the Acquired Intercompany Debt, the Inventory Note (to the extent the Transferred Inventory is transferred, sold and purchased by Trident Cayman or a Subsidiary of Trident in accordance with Section 2.1(c)(ii)) and the NXP-Dutch Newco (China) Promissory Note) to be eliminated.

1.4 Acquired Assets.  The “Acquired Assets” shall consist of NXP’s and its Subsidiaries’ right, title and interest in and to all of the following tangible and intangible assets, properties and rights of any nature:

(a) The leases, subleases and any other agreements identified in Schedule 1.4(a) (the “Leases”), together with all buildings, structures, improvements and fixtures located in or on such leasehold. The land, buildings or structures subject to the Leases are hereinafter referred to as the “Leased Property,” the locations of which are referred to collectively as the “Premises”);

(b) (i) The Contracts identified on Schedule 1.4(b), (ii) all other Contracts that are in existence as of the Agreement Date or that are entered into by NXP or any of its Subsidiaries during the period between the Agreement Date and the Closing Date in compliance with the terms of this Agreement that (A) are not specifically included in Excluded Assets and (B) are (1) exclusively related to the Business, or (2) any other Contract, the assignment or other arrangement of which is made pursuant to Section 1.12 to the extent of such assignment or other arrangement (collectively, the “Assigned Contracts”);

(c) Each governmental license, registration, certificate of occupancy or other permit or approval, in each case which is (i) held in the name of NXP or any of its Subsidiaries, (ii) Related to the Business or Related to the Acquired Assets, and (iii) not otherwise required to be maintained by the NXP Group in connection with the operation of its business or assets other than the Business (the “Permits”);

(d) All of the outstanding shares of capital stock of the Israeli Subsidiary;

(e) All furniture, equipment, tools, systems, computer hardware and other tangible personal property that is Related to the Business, except in each case to the extent included in the Excluded Assets;

(f) All prototypes and masks Related to the Business;

(g) All Books and Records;

(h) All advertising, promotional, instructional and marketing materials Related to the Business or Related to the Acquired Assets, it being understood that no license or right to use any NXP Trademark is granted hereby;

(i) Any rights to bring and control any action in law or equity for damage or injury Related to the Business or Related to the Acquired Assets following the Closing Date (whether standing alone or in combination with an action for pre-closing damage or injury), provided that the Companies and/or Trident and its Subsidiaries as the case may be will reimburse NXP or its designated Subsidiaries for any monetary recovery to the extent related to the period of time on or prior to the Closing Date (net of any out-of-pocket costs reasonably incurred by the Transferred Newcos, the Companies or Trident following the Closing in connection with such recovery).

(j) All rights of NXP or any of its Subsidiaries under any Open Incoming POs or Open Outgoing POs, it being understood that no Accounts Receivable or Accounts Payable are being transferred under the Pre-Closing Carve-Out Agreements or this Agreement;

(k) The sponsorship of and all rights under the Assumed Company Benefit Arrangements, including any trusts, trust funds, insurance contracts, or other funding arrangement maintained on account of or in connection with any Assumed Company Benefit Arrangement, including an amount equal to the Pension Shortfall for such Assumed Company Benefit Arrangements including for other entitlements of Continuing Employees (e.g. accruals for vacation, time credits) to be provided or paid to the Transferred Newcos or the Companies pursuant to Section 7.20(c);

(l) Rights under the EDA Contracts as allocated to the Business according to the methodology used by NXP prior to the Agreement Date and reflected in the Business Financial Statements, a summary of which methodology is set forth on Exhibit P hereto;

(m) All credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any Acquired Asset;

(n) All guaranties, warranties, indemnities and similar rights in favor of NXP or any of its Subsidiaries to the extent related to any Acquired Asset;

(o) All insurance proceeds that NXP or any of its Subsidiaries has a right to receive as of the Closing based on an insurable loss occurring on or prior to the Closing, to the extent (but only to the extent) that such proceeds relate to an Assumed Liability or an Acquired Asset;

(p) All residual marketing intangibles and goodwill, to the extent not contemplated or included in the IP Transfer and License Agreement, Related to the Business or Related to the Acquired Assets;

(q) The Transferred Inventory; and

(r) All other assets, properties and rights (other than Intellectual Property and other than Excluded Assets) of a character not contemplated by clauses (a) through (q) above that are (x) Related to the Business and (y) necessary to enable the Transferred Newcos, the Companies and their Subsidiaries to own, conduct and operate the Business after the Closing substantially as operated by NXP and its Subsidiaries prior to the Closing (after taking into account the assets, properties, rights or services provided under the Ancillary Agreement).

1.5 Excluded Assets.  Notwithstanding any other provision of this Agreement, the Acquired Assets shall not include the following (the “Excluded Assets”):

(a) Any Accounts Receivable, other than the Accounts Receivable of the Israeli Subsidiary;

(b) Insurance policies and rights thereunder, other than insurance contracts listed on Schedule 1.4(b) and therefore to be transferred pursuant to Section 1.4(b), other than rights to insurance proceeds as provided in Section 1.4(o);

(c) The leases listed on Schedule 1.5(c) (the “Retained Leases”) and any buildings, structures, improvements and fixtures located in or on such leaseholds, and any land, buildings or other real property rights owned by NXP or any of its Subsidiaries;

(d) All rights and interests in connection with, and any assets of, any “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other benefit plan, program agreement or arrangement at any time maintained, sponsored or contributed to by NXP or any of its Subsidiaries, other than any Assumed Company Benefit Arrangements;

(e) All personnel records of (i) Employees of the Business who are not Continuing Employees and (ii) any Continuing Employee whose consent to such transfer of personnel records is required under Applicable Law to the extent such Continuing Employee has not consented to such transfer;

(f) All cash and cash equivalents except for (i) any cash and cash equivalents held by the Israeli Subsidiary and reflected in the Post-Closing Statement and (ii) the amounts contributed by NXP pursuant to Section 1.9;

(g) All insurance proceeds that NXP or any of its Subsidiaries has a right to receive as of the Closing or that relate to events, circumstances or occurrences prior to the Closing except to the extent such proceeds relate to any Assumed Liability or any Acquired Asset;

(h) All claims in respect of debtors or debtors-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Bankruptcy Code, or any similar legislation related to bankruptcy, insolvency and similar matters, to the extent such claims are subject to an order entered by a United States Bankruptcy Court, or a similar court or tribunal in any other jurisdiction, that would void or otherwise materially affect the Transaction in the event any relevant consent is not obtained from such United States Bankruptcy Court, or a similar court or tribunal in any other jurisdiction, or the relevant debtor or debtor-in-possession prior to the Closing;

(i) Any asset or class of assets specifically excluded from the terms set forth in any subsection of Section 1.4 by virtue of the limitations set forth therein without being specifically included by virtue of any other subsection of Section 1.4;

(j) The other assets, properties or rights set forth on Schedule 1.5(j).

1.6 Assumed Liabilities.  The “Assumed Liabilities” shall include the following (and only the following) Liabilities:

(a) All Liabilities and obligations in respect of the Permits, Assigned Contracts and Exclusive IP Contracts arising after the Closing Date; provided, that Trident is not required to assume (and if Trident so elects, NXP shall retain and bear the costs and expenses of) any Exclusive IP Contract that was not identified to Trident and considered by Trident and NXP by October 1, 2009, in generating the final financial model developed immediately prior to the Agreement Date for the operation of Trident following the Closing (“Unidentified Contracts”) or Exclusive IP Contracts that are duplicative of Trident’s Contracts in place at the Agreement Date, provided that if such model reflected a basket or expense for such contracts, Trident shall accept an aggregate liability for Unidentified Contracts up to the amount of such basket or expense, and NXP shall retain and pay such liabilities in excess of such basket or expense;

(b) [reserved];

(c) All Liabilities (other than any Excluded Liability) in respect of Open Incoming POs entered into in the ordinary course of business (i) on or before the Agreement Date or (ii) otherwise in accordance with the terms of this Agreement (other than any Liability with respect to any breach thereof to the extent arising prior to the Closing Date), but not including any order or other item that has resulted in the creation of an Account Receivable;

(d) All Liabilities in respect of Open Outgoing POs entered into in the ordinary course of business (i) on or before the Agreement Date or (ii) otherwise in accordance with the terms of this Agreement (other than any Liability with respect to any breach thereof to the extent arising prior to the Closing Date), but not including any Accounts Payable;

(e) All Liabilities in respect of Taxes arising out of or related to the operation of the Business or the Acquired Assets following the Closing Date;

(f) All Liabilities in respect of the Assumed Company Benefit Arrangements arising following the Closing Date related only to the Continuing Employees to the extent, but only to the extent, funded pursuant to Section 1.4(k) and Section 7.20(c);

(g) Liabilities (other than any Excluded Liability) arising out of, resulting from or relating to the employment after the Closing Date (including any Liability in respect of any employee rights, compensation and benefits after the Closing Date) with, or the termination of employment by, Trident or any of its Subsidiaries (including the Transferred Newcos, the Companies and their respective Subsidiaries) of any Continuing Employee;

(h) Liabilities (other than Excluded Liabilities) arising out of, resulting from or relating to the employment with, or the termination of employment by, NXP or any of its Subsidiaries after the Agreement Date of certain Persons to the extent, but only to the extent, expressly provided for on Schedule 1.6(h)-1; provided that Liabilities related to annual performance and retention bonuses with respect to Continuing Employees who are employed by Dutch Newco or one of the Companies following the Closing Date shall be allocated as provided in Schedule 1.6(h)-2;

(i) All Liabilities (other than Excluded Liabilities) in respect of long term benefit arrangements, pension plans, or statutorily required benefit plans to the extent arising following the Closing (whether through accruals of such entitlements, changes in investment values or assumed investment returns or other factors, but only to the extent arising following the Closing), provided they relate to the employment of Continuing Employees who are employed by Dutch Newco or one of the Companies on the Closing Date;

(j) All Liabilities under the EDA Contracts with respect to performance and payment obligations arising after the Closing Date as allocated to the Business according to the methodology set forth on Exhibit P hereto, to the extent such EDA Contracts are effectively assigned and conveyed to Trident under this Agreement; and

(k) All Liabilities to the extent arising out of the operation of the Business or the use or ownership of the Acquired Assets following the Closing that are not Excluded Liabilities.

1.7 Excluded Liabilities.  Except for the Assumed Liabilities, none of the Transferred Newcos, Trident, the Companies or any of their Subsidiaries shall assume or retain, by virtue of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, or shall have any liability for the following Liabilities (the “Excluded Liabilities”):

(a) Any Accounts Payable, other than the Accounts Payable of the Israeli Subsidiary;

(b) Liabilities to the extent arising out of the operation of the Business or the use or ownership of the Acquired Assets on or prior to the Closing;

(c) Liabilities to the extent arising out of, resulting from or relating to the Excluded Assets or the use or ownership of the Excluded Assets;

(d) Liabilities to the extent arising out of, resulting from or relating to the Indebtedness of NXP or any of its Subsidiaries, but excluding the Intercompany Debt;

(e) Intercompany payables owed to any member of the NXP Group, but excluding the Intercompany Debt;

(f) Liabilities arising out of, resulting from or relating to the employment prior to Closing (including any Liability in respect of any employee rights, accrued vacation, compensation (including accrued annual bonus), equity awards and benefits arising up to and including the Closing Date), or the termination of employment, of any Person with NXP or any of its Subsidiaries, including with respect to Continuing Employees (except as provided in Section 1.6(f) and Section 1.6(h));

(g) Liabilities arising out of, resulting from or relating to the employment with, or the termination of employment by, NXP or any of its Subsidiaries prior to Closing of any Continuing Employee other than those Liabilities expressly assumed pursuant to Section 1.6(h); provided that Liabilities related to annual performance and retention bonuses with respect to Continuing Employees shall be allocated as provided in Schedule 1.6(h)-2;

(h) Liabilities arising out of, resulting from or relating to any equity awards or grants (including any grants or awards of restricted stock, stock options or restricted stock units, and including any cash payments that may be due or payable to the grantees other than those Liabilities expressly assumed pursuant to Section 1.6(h)) made by NXP or its Affiliates to any Person on or prior to the Closing, including with respect to Continuing Employees;

(i) All Liabilities in respect of long term benefit arrangements, pension plans, or statutorily required benefit plans (whether funded or unfunded) relating to the employment prior to Closing, or the termination of employment, of any Person with NXP or any of its Subsidiaries, including with respect to Continuing Employees;

(j) Liabilities arising out of, resulting from or relating to any claims based upon the allegation that a Person’s employment relationship with NXP or any of its Subsidiaries has or should have transferred to Trident, a Transferred Newco, the Companies or any of their Subsidiaries as a result of the Transaction, or otherwise claiming employment with Trident, a Transferred Newco, the Companies or any of their Subsidiaries as a result of the Transaction (other than any Liability with respect to any Continuing Employee or any Liability arising out of or in connection with any offer made or purported to have been made by, or other communication from, Trident or any of its Subsidiaries);

(k) Liabilities for unpaid royalty payments pursuant to Contracts or IP Contracts in each case Related to the Business in effect prior to the Closing Date;

(l) Liabilities arising out of or relating to any breach or default under any Assigned Contract or IP Contract, or relating to events, occurrences, conditions or acts that constitute a breach or default under any Assigned Contract or IP Contract, occurring on or prior to the Closing Date;

(m) Liabilities arising out of or relating to any infringement or violation of the Intellectual Property or Trademarks of any Person by NXP or any of its Subsidiaries, or relating to events, occurrences, conditions or acts that constitute an infringement or violation of the Intellectual Property or Trademarks of any Person by NXP or any of its Subsidiaries, occurring on or prior to the Closing Date;

(n) Liabilities arising out of or relating to claims of third parties for Damages or injury suffered as the result of defective products sold on or prior to the Closing Date (including claims related to any express or implied warranty made or imposed by operation of Applicable Law), as Related to the Business or Related to the Acquired Assets;

(o) Liabilities arising out of or relating to any private or governmental action, suit, arbitration, mediation, proceeding, claim or investigation Related to the Business or Related to the Acquired Assets, or relating to events, occurrences, conditions or acts that result in any private or governmental action, suit, arbitration, mediation, proceeding, claim or investigation Relating to the Business or Related to the Acquired Assets, occurring on or prior to the Closing Date;

(p) Liabilities arising out of or relating to the violation of any Applicable Law by NXP or any of its Subsidiaries prior to the Closing Date, including without limitation, any violation of (A) any Environmental and Safety Laws, (B) any Anti-Bribery Laws, (C) any Applicable Laws referred to in Section 4.14, or (D) Environmental and Safety Laws;

(q) All Liabilities in respect of acquisitions, of businesses or assets that form a part of the Business, including Liabilities in respect of retention bonus payments, earn-out or other contingent payment obligations;

(r) TUPE Related Labor Claims;

(s) All Liabilities and all costs incurred by the Transferred Newcos or the Companies (or any of their Subsidiaries) related to NXP and/or its Affiliates failure to comply with Applicable Law and/or obligations in connection with consultation of works councils and/or any employee representative bodies as laid down in the WCA, the EWC agreement dated March 7, 2007, and/or to comply with its/their obligations in the United Kingdom in connection with the Charter for Site Council dated April 2009 or the UK Employees Representatives Committee Terms of Reference and/or any obligations made under those documents and/or or the German Works Constitution Act (Betriebsverfassungsgesetz), including any Liabilities and costs incurred by the Transferred Newcos or the Companies (or any of their Subsidiaries) according to sec. 113 German Works Constitution Act;

(t) Liabilities to any broker, finder or financial advisor engaged by NXP or any of its Affiliates with respect to the Transaction;

(u) Liabilities in respect of Taxes arising out of or related to the Pre-Closing Restructuring or the operation of the Business or the Acquired Assets on or before the Closing Date;

(v) Liabilities arising out of or related to any violation or breach by NXP of the Netherlands Tax Ruling, whether such breach or violation occurs prior to, on or after the Closing;

(w) Liabilities under any of the EDA Contracts that cannot be or are not assigned to Trident under this Agreement; and

(x) Liabilities under Unidentified Contracts, to the extent not assumed under Section 1.6(a).

1.8 Affiliate Acquisitions.

(a) Notwithstanding anything to the contrary contained in this Agreement and subject to Section 1.8(b):

(i) Trident and any Subsidiary of Trident designated in this Agreement as a purchasing Party may assign its rights under this Agreement to acquire any or all of the Securities and any or all of the Direct Transfer Assets to one or more of Trident’s direct or indirect wholly-owned Subsidiaries, so long as such election would not (i) render a representation or warranty of Trident or any Subsidiary of Trident hereunder untrue in any material respect or (ii) otherwise jeopardize or materially delay the completion of the Transaction; provided, however, that any greater cost or obligation than NXP would otherwise have had (including any additional Taxes payable at any time by virtue of any change in transaction structure or allocation of value among acquired companies) as a result of the change in the purchasing Party shall be borne by Trident; and

(ii) NXP and any Subsidiary of NXP designated in this Agreement as a selling Party under this Agreement may assign its rights and obligations under this Agreement to sell any or all of the Securities and any or all of the Direct Transfer Assets, and its rights to receive any or all of the Exchange Consideration, to one or more of NXP’s direct or indirect wholly-owned Subsidiaries, so long as such election would not (i) render a representation or warranty of NXP or any Subsidiary of NXP hereunder untrue in any material respect or (ii) otherwise jeopardize or materially delay the completion of the Transaction; provided, however, that any greater cost or obligation than Trident would otherwise have had (including any additional Taxes payable at any time by virtue of any change in transaction structure or allocation of value among acquired companies) as a result of the change in the selling Party or recipient of the Exchange Consideration shall be borne by NXP.

(b) No assignment of rights or obligations by Trident, a Subsidiary of Trident, NXP, or a Subsidiary of NXP (each, as an assignor) under Section 1.8(a) shall relieve such assignor of any of such assignor’s obligations to the other Party and such Party’s Affiliates hereunder, and all representations and warranties made herein with respect to such assignor shall be deemed also to be representations and warranties made with respect to such assignor’s respective assignee.

(c) The Exchange Consideration shall be allocated among those Securities (but disregarding any increase in fair market value to such Securities as a result of the value of the NXP-Dutch Newco (China) Promissory Note and if applicable, the value of the Inventory Note), Acquired Intercompany Debt and Direct Transfer Assets to be conveyed to Trident and those Securities, Acquired Intercompany Debt and Direct Transfer Assets to be conveyed to the respective Subsidiaries of Trident as set forth in Section 8.6 but in no event shall the amount of the Exchange Consideration or the obligation to pay Taxes or Transfer Taxes or the allocation of risk and responsibility between NXP and Trident be modified to the detriment of NXP and/or Trident and their Affiliates as a result of the delivery of separate bills of sale, assignments and other closing documents.

1.9 Cash and Inventory.  One (1) Business Day prior to the Closing, NXP will (a) make a transfer in cash to Dutch Newco in the amount of $15 million, subject to adjustment pursuant to Section 1.14, and (b) make commercially reasonable efforts to ensure that, on the Closing Date, either (i) Dutch Newco (or a Subsidiary), in the event the method in Section 2.1(c)(i) is used, or (ii) Trident Cayman (or a Subsidiary of Trident Cayman), in the event the method in Section 2.1(c)(ii) is used, holds Transferred Inventory consisting of current, usable and/or saleable inventory in an amount not less than the total Standard Cost of Goods Sold for the Company Products for the calendar quarter ended December 31, 2009, divided by two (the “Target Inventory Amount”).

1.10 Transfer of Certain Assets.

(a) Subject to Section 1.10(b), immediately prior to the Closing, NXP and Dutch Newco will enter into the IP Transfer and License Agreement in the form attached hereto as Exhibit A (the “IP Transfer and License Agreement”), which provides for the assignment and license of certain Intellectual Property and Trademarks to Dutch Newco, in addition, pursuant to Section 1.1, Dutch Newco will enter into one or more Pre-Closing Carve-Out Agreements for the transfer to Dutch Newco of certain Acquired Assets, including, but not limited to, customer contracts, purchase orders related to sale of inventory and those Acquired Assets set forth in Sections 1.4(p). Immediately prior to Closing, the IP Transfer and License Agreement and certain Acquired Assets, including, but not limited to, customer contracts, purchase orders related to sale of inventory and those Acquired Assets set forth in Sections 1.4(p) shall be assigned and/or transferred from NXP to Dutch Newco at the fair market values of such assets as set forth in Exhibit S (to be adjusted as necessary pursuant to Section 8.6(b)) in exchange for a promissory note, on terms and conditions approved by Trident. Such note shall be acquired by Trident Cayman at Closing as part of the Acquired Intercompany Debt. If so requested by Trident, NXP shall cause an election to be filed pursuant to IRS Treasury Regulation Section 301.7701-3(c)(1)(i) on IRS Form 8832, Entity Classification Election, for Dutch Newco to be treated as disregarded as an entity separate from its owner effective on the date that is one (1) day before Closing. Notwithstanding anything in this Agreement to the contrary, but except as provided in Sections 9.3(c)(ii) and 9.3(f) (i) all assignments and licenses of Intellectual Property or Trademarks owned by NXP or any of its Subsidiaries or licensed by NXP or any of its Subsidiaries from third parties are governed by the IP Transfer and License Agreement; (ii) none of the terms Acquired Assets or Excluded Assets include any Intellectual Property or Trademarks; and (iii) the representations and warranties made by NXP in Section 4.21 constitute the only representations and warranties made by NXP with respect to Intellectual Property or Trademark matters in connection with the Transaction.

(b) In the event (i) NXP is unable to obtain, prior to Closing, a legally binding ruling from the competent Netherlands’ Tax Authority (in Dutch: Vaststellingsovereenkomst) (the “Netherlands Tax Ruling”) entered into by NXP for and on behalf of the Dutch Newco and the competent Netherlands’ Tax Authority, which provides that a disposition of any assets held by Dutch Newco at Closing which are subsequently transferred to Trident Cayman or any Affiliate of Trident Cayman within thirty (30) days after the Closing will not result in any income tax under the laws of the Netherlands or (ii) the critical assumptions (in Dutch: kritische veronderstellingen) and respective terms and conditions of the Netherlands Tax Ruling are not acceptable to Trident, or that NXP can not demonstrate to the reasonable satisfaction of Trident that all critical assumptions and terms and conditions contained in the Netherlands Tax Ruling are or can be satisfied on or after Closing, then, in either such event and notwithstanding anything to the contrary in the first sentence of Section 1.10(a), NXP will form USIP LLC and (A) the IP Transfer and License Agreement shall be entered into between NXP and USIP LLC (and not Dutch Newco), and will provide for the assignment and license of certain Intellectual Property and Trademarks to USIP LLC (and not Dutch Newco); and (B) the certain Acquired Assets that would have otherwise have been transferred to Dutch Newco pursuant to Section 1.10(a) shall instead be transferred to USIP LLC pursuant to one or more Pre-Closing Carve-Out Agreements, including, but not limited to, customer contracts, purchase orders related to sale of inventory and those Acquired Assets set forth in Sections 1.4(p).

1.11 Transfer of Employees.

(a) NXP shall, in consultation with Trident and subject to Trident’s prior written approval (not to be unreasonably withheld or delayed), take such actions as are reasonably necessary or advisable to cause those Employees of the Business whose employment will continue after the Closing Date to become employed by one of the Companies or a Subsidiary thereof not later than the Closing Date, effective as of the Closing pursuant to (and in a manner consistent with) the provisions of Schedule 1.11(a)-1 (the “Continuing Employees”). The Parties are aware that Continuing Employees could refuse to be transferred to the Companies or any of their Subsidiaries; provided, however, that NXP shall use its reasonable best efforts to ensure that all Continuing Employees do not object to the transfer of employment to the Companies or any of their Subsidiaries. NXP shall ensure that the collective bargaining agreements applicable to the Continuing Employees listed on Schedule 1.11(a)-2 are acknowledged by the applicable Company or Company’s Subsidiary.

(b) Notwithstanding anything to the contrary in this Agreement, should any employee of NXP or its Affiliates, other than a Continuing Employee, pass to Trident, any Subsidiary of Trident, any of the Transferred Newcos, the Companies or any of their Subsidiaries, as the case may be, or should any other individual assert claims against Trident, any Subsidiary of Trident, any of the Transferred Newcos, the Companies or any of their Subsidiaries based upon the allegation that his or her employment relationship passed to the Trident, any Subsidiary of Trident, any of the Transferred Newcos, the Companies or any of their Subsidiaries, as the case may be (“TUPE Related Labor Claims”), such TUPE Related Labor Claims shall be the responsibility of NXP and, notwithstanding anything to the contrary in this Agreement, NXP shall indemnify and hold harmless Indemnified Trident Persons, for all Damages arising out of or related to such TUPE Related Labor Claims.

1.12 Further Assurances.  In case at any time after the Closing Date, any further action by a Party is reasonably necessary to carry out the purposes of this Agreement or the Ancillary Agreements, such Party shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry into effect the intents and purposes of this Agreement. From and after the Closing Date, NXP shall, and shall cause its Affiliates (other than the Companies or any of their Subsidiaries) to convey, transfer, and assign to the applicable Company or Subsidiary thereof, free and clear of all Encumbrances, other than Permitted Encumbrances, all rights, title and interest in any tangible or intangible rights, properties or assets then held by NXP or any such Affiliates, the conveyance, transfer or assignment of which was or is required by the covenants of NXP contained in this Agreement.

(b) If after the Agreement Date, Trident identifies any Contract not transferred pursuant to Section 1.4(b) that is Related to the Business and that Trident reasonably believes is of material benefit to the operation of the Business, NXP shall, after written request by Trident, use commercially reasonable efforts (subject to Section 1.13) to extend the benefit of such Contract to the Transferred Newcos or Trident, including by potentially partitioning such Contract, acting as an agent for the Transferred Newcos or Trident under such Contract or assisting the Transferred Newcos or Trident in negotiating and entering into a replacement for such Contract on commercial terms. Each Party shall bear its own costs and expenses in pursuing any arrangement contemplated by this Section 1.12(b).

(c) Any such action required to be taken under this Section 1.12 following the date that is twelve (12) months after the Closing shall be required to be taken by a Party only at the written request of the other party which other party shall be responsible for all costs and expenses associated therewith. No such action shall be required to be taken by a Party more than 36 months following the Closing.

1.13 Nonassignability of Assets.  Notwithstanding anything to the contrary contained in this Agreement or in any of the Pre-Closing Carve-Out Agreements, to the extent that the sale, assignment, sublease, transfer, conveyance or delivery or attempted sale, sublease, assignment, transfer, conveyance or delivery to a Company or to Trident of any asset that would be an Acquired Asset or Transferred IP, or any claim or right or any benefit arising thereunder or resulting therefrom, is prohibited by any Applicable Law or would require any Governmental Authorizations or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Article 9, in which event the Closing shall proceed only if the failed condition is waived by the Party or Parties entitled to the benefit thereof. In the event that the Closing proceeds without the transfer, sublease or assignment of any such asset, then during the period not to exceed twelve (12) months following the Closing, NXP shall use commercially reasonable efforts, with the cooperation of Trident, to promptly obtain such authorizations, approvals, consents or waivers; provided, however, that none of NXP or Trident or any of their respective Affiliates shall be required to pay any consideration to obtain any contractual consent or waiver, other than (a) any de minimis fees, expenses or other consideration or (b) any such fees, expenses or other consideration required to be paid pursuant to the express provisions of the Contract requiring such consent, which consideration, fees or expenses shall be paid by NXP, nor shall any such Party be required to pay any amounts in respect of any Governmental Authorization other than filing, recordation or similar fees which shall be shared equally by NXP and Trident. Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the relevant Company or Trident the benefits of use of such asset. Once authorization, approval, consent or waiver for the sale, assignment, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, subleased, transferred, conveyed or delivered at the Closing is obtained, NXP shall or shall cause the relevant Affiliates to, assign, transfer, convey and deliver such asset to the relevant Company or Trident at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to one of the Companies (or a Subsidiary thereof) or Trident or one of its subsidiaries following the Closing, then Trident (or a Subsidiary thereof) and NXP (or any Affiliate thereof holding such asset) shall enter into such lawful arrangements (including subleasing, sublicensing or subcontracting) as will provide to the Parties hereto the economic and operational equivalent, to the extent permitted and reasonably practicable, of obtaining such authorization, approval, consent or waiver and the performance by one of the Companies (or a Subsidiary thereof) of the obligations thereunder. NXP and its Affiliates shall hold in trust for and pay to Trident promptly upon receipt thereof, all income, proceeds and other monies received by NXP or any of its Affiliates (net of any Taxes and any other costs imposed upon NXP or any of its Affiliates) that would have been received by Trident in the absence of the arrangements under this Section 1.13.

1.14 Adjustments, Prorations.  In the event that the Closing Date does not occur on the last Business Day of a month, adjustments will be made to reflect certain rents, prepaid expenses, accrued but unpaid expenses and similar items which will be prorated as of the Closing Date after the portion of the month on and prior to the Closing Date (which will be for the account of NXP) and the portion of the month after the Closing Date (which will be for the account of Trident). The relevant adjustment shall be effected by deducting from (in the case of an adjustment to the credit of NXP) or adding to (in the case of an adjustment to the credit of Trident) the Post-Closing Statement.

ARTICLE 2

The Share Exchange And Share Purchase

2.1 Exchange and Related Transactions.

(a) At the Closing, upon the terms and subject to the conditions contained herein, (i) NXP will sell, convey, transfer, assign and deliver to Trident Cayman, and Trident Cayman will purchase and acquire from NXP, all of the issued and outstanding capital stock of the Transferred Newcos (other than US Newco) and all of the Acquired Intercompany Debt, (ii) NXP will sell, convey, transfer, assign and deliver to Trident China, and Trident will cause Trident China to purchase and acquire, the Direct Transfer Assets owned by NXP China free and clear of all Encumbrances, and Trident China will assume the Direct Assumed Liabilities related to NXP China, all as provided in the China Direct Asset Transfer Agreements, (iii) NXP will sell, convey, transfer, assign and deliver to Trident, and Trident will purchase and acquire, all of the issued and outstanding capital stock of the US Newco, (iv) NXP will issue and deliver to Dutch Newco the NXP-Dutch Newco (China) Promissory Note and, if applicable under Section 2.1(c)(ii), the Inventory Note, and (v) if applicable under Section 2.1(c)(ii), the Transferred Inventory shall be transferred to Trident Cayman or a Trident Subsidiary directly from the NXP entity or entities then owning such Transferred Inventory free and clear of all Encumbrances.

(b) At the Closing, upon the terms and subject to the conditions contained herein, in consideration for the sales, transfers and payments provided for in Section 2.1(a) (i) Trident will issue, and Trident Cayman will sell, convey, transfer, assign and deliver to NXP, (A) the Trident Transferred Newco Shares (together with the shares issued and delivered pursuant to Section 2.1(b)(ii) below, the “Trident Exchange Shares”) of Trident Common Stock; and (B) four (4) Trident Series B Shares; and (ii) Trident will issue, sell, convey, transfer, assign and deliver to NXP the Trident US Newco Shares for the purchase of US Newco (collectively, the “Exchange Consideration”).

(c) Any NXP entities owning Transferred Inventory shall sell, transfer or otherwise dispose of legal title, but not physical possession (“Transfer”), of such Transferred Inventory either (i) immediately prior to the Closing, to Dutch Newco or a Company, or (ii) at the Closing, to Trident Cayman or a Trident Subsidiary, in either case with the receiving entity or entities to be determined jointly by NXP and Trident, each acting reasonably. If Trident Cayman and NXP are unable to agree on one of the Transfer methods described in the preceding sentence, the Transfer shall occur at Closing, with NXP selecting the Transferring entity or entities and Trident Cayman selecting the receiving entity or entities (which shall consist of one or more of Trident Cayman and a Subsidiary of Trident). If the method described in clause (i) is used, NXP shall receive, at the time of such Transfer, from Dutch Newco, Acquired Intercompany Debt in an amount equal to the fair market value of the Transferred Inventory as of the Closing; if the method described in clause (ii) is used, NXP shall contribute, at the Closing, to Dutch Newco, a promissory note (the “Inventory Note”) in an amount equal to the fair market value of the Transferred Inventory as of the Closing. For the purposes of this Section 2.1(c), the fair market value of the Transferred Inventory at the Closing shall be the latest available book value of the Transferred Inventory at the Closing.

As of the close of business of the day that NXP stops selling products on behalf of Trident Cayman or a Trident Subsidiary, all work in progress inventory Related to the Business shall be sold to NXP at book value in exchange for a note (the “WIP Note”) with a principal amount equal to such value (bearing interest at a rate per annum 250 basis points in excess of the 3-month LIBOR rate as in effect from time to time), and all finished goods shall be physically transferred as directed by Trident Cayman. As of the close of business of the day that Trident stops using the NXP IT Clone System as defined in the schedule to the Transition Services Agreement relating to IT matters (the “WIP Note Trigger Date”), all work in progress Related to the Business shall be sold to Trident Cayman or a Trident Subsidiary at book value. On the WIP Note Trigger Date, Trident Cayman or a Trident Subsidiary shall pay for the work in progress with the WIP Note (or appropriate portion thereof). To the extent amounts remain due under the WIP Note or amounts remain due for the purchase of the work in progress, a compensating cash payment shall be made in by the party owing such amount to the other party within ten (10 Business Days after the WIP Note Trigger Date.

(d) Immediately after Closing, the IP Transfer and License Agreement and certain Acquired Assets, including, but not limited to, customer contracts, purchase orders related to sale of inventory and those Acquired Assets set forth in Section 1.4(p) shall be assigned and/or transferred from Dutch Newco to Trident Cayman in accordance with the values of such assets as set forth in Exhibit S, and, at the Closing, the relevant Direct Transfer Assets shall be assigned and/or transferred from NXP China to Trident China in accordance with the value of such assets as set forth in Exhibit S.

2.2 Cash and Inventory Adjustments.

(a) Not later than three (3) Business Days prior to the Closing, NXP shall deliver to Trident a certificate in the form attached hereto as Exhibit B (the “Inventory Estimate”) prepared in accordance with the Accounting Principles, setting forth a good faith estimate of (i) the Target Inventory Amount, (ii) the Closing Inventory Value and (iii) the amount of cash to be contributed to the Companies on the Closing Date pursuant to Section 1.14, together with a detailed calculation showing the determination of the amount of each category in dollars. The Inventory Estimate shall include a calculation, in reasonable detail, of the Standard Cost of Goods Sold used in establishing the Target Inventory Amount and the Closing Inventory Value.

(b) Within forty five (45) days following the Closing, Trident shall deliver to NXP a statement in the form attached hereto as Exhibit C (the “Post-Closing Statement”), setting forth Trident’s calculation of (i) the Target Inventory Amount, (ii) the Closing Inventory Value (iii) the cash actually contributed to the Companies on the Closing Date pursuant to Section 1.14, and (iv) the cash required to be contributed to the Companies on the Closing Date pursuant to Section 1.14, together with a detailed calculation showing the determination of the amount of each category in dollars. The Post-Closing Statement shall include a calculation, in reasonable detail, of the Standard Cost of Goods Sold used in establishing the Target Inventory Amount and the Closing Inventory Value.

(c) If the Closing Inventory Value as shown on the Post-Closing Statement, or, if applicable, as determined pursuant to Sections 2.2(d)-(f) below (as finally determined, the “Final Closing Date Inventory Value”) is less than the Target Inventory Amount, NXP shall promptly pay to Trident an amount equal to such shortfall, and if the Final Closing Date Inventory Value exceeds the Target Inventory Amount, Trident shall promptly pay to NXP the amount of such excess. If it is determined on the basis of the Post-Closing Statement (or, if applicable, pursuant to Sections 2.2(d)-(f) below) that the amount of cash contributed to the Companies on the Closing Date pursuant to Section 1.14 is less than the amount required to be so contributed, then NXP shall promptly pay to Trident an amount equal to such shortfall. If it is determined on the basis of the Post-Closing Statement (or, if applicable, pursuant to Sections 2.2(d)-(f) below) that the amount of cash actually contributed to the Companies on the Closing

Date pursuant to Section 1.14 is greater than the amount required to be so contributed, then Trident shall promptly pay to NXP an amount equal to such excess. Payments due hereunder shall be made as soon as practicable, in immediately available funds, and in any event, within three (3) Business Days of the final determination of any required payment.

(d) Each of Trident and NXP shall provide the other with reasonable access to their respective records and employees, and the records and employees of their respective Subsidiaries, and each Party shall, and shall cause the employees of their respective Subsidiaries to, (i) cooperate in all reasonable respects with the other Party in connection with the preparation and review of the Post-Closing Statement and all elements thereof and (ii) provide the other Party with access to accounting records, supporting schedules and relevant information relating to the calculations supporting the Post-Closing Statement as such Party may reasonably request. NXP may object to the Post-Closing Statement or any element thereof by providing written notice of such objection to Trident within ten (10) Business Days after Trident’s delivery of the Post-Closing Statement (the “Notice of Objection”).

(e) If NXP timely provides a Notice of Objection, then the Parties shall confer in good faith for a period of up to ten (10) Business Days following delivery of the Notice of Objection, in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

(f) If, after such ten (10) Business Day period, NXP and Trident cannot resolve all such disagreements, then either Party may commence a resolution process by written notice to the other Party. In that case, the Parties shall engage Ernst & Young LLP, or if such firm is not able or willing to so act, another international accounting firm of recognized standing reasonably acceptable to both NXP and Trident (in any such case, the “Reviewing Accountant”) to review any remaining disagreements with respect to the Post Closing Statement. The Reviewing Accountant shall be charged with resolving any such disagreements as promptly as practicable, but in any event within thirty (30) days after the date on which such dispute is referred to the Reviewing Accountant, and the Reviewing Accountant will determine whether and to what extent the Post Closing Statement requires adjustment. The Reviewing Accountant shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the Parties, and (iii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Trident and NXP submit any dispute to a Reviewing Accountant, each such Party may submit one “position paper” and one “rebuttal” to the other party’s position paper to the Reviewing Accountant setting forth the position of such Party with respect to such dispute, to be considered by such Reviewing Accountant as it deems fit. Any determination of the Reviewing Accountant shall be final and binding on the Parties.

(g) All costs and expenses incurred by the Reviewing Accountant shall be allocated between Trident and NXP based upon the percentage of the contested amount submitted to the Reviewing Accountant that is ultimately awarded to Trident on the one hand or NXP on the other hand such that Trident bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to NXP and NXP bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Trident.

2.3 Share Purchase.  Immediately following the Closing, upon the terms and subject to the conditions contained herein, Trident will issue and sell to NXP, and NXP will purchase from Trident, 6,666,667 newly issued shares of Trident Common Stock (the “Trident Cash Purchase Shares”) at a price of $4.50 per share, for a total cash payment of $30,000,001.50. Payment of the purchase price for the Trident Cash Purchase Shares shall be made by wire transfer of immediately available funds to an account designated by Trident no later than three (3) Business Days prior to the Closing.

ARTICLE 3

The Closing

3.1 The Closing.  Subject to the terms and conditions of this Agreement, the closing of the Transaction shall take place at the offices of Sullivan & Cromwell, LLP, 1870 Embarcadero Road, Palo Alto, CA 94303 (the “Closing”) at 10:00 a.m., local time, on the date that is three (3) Business Days following the satisfaction of all the conditions to each Party’s obligations hereunder or such other time and place as the Parties may mutually agree, provided that the Closing shall not occur prior to the first Business day of January 2010. Notwithstanding the foregoing, either Party may, at its option, if the Closing would otherwise occur within five (5) days before the last Business Day of a calendar month, defer the Closing to the final Business Day of such month; and the Parties will make all closing deliveries contemplated in this Section 3.1 into escrow and will each deliver to the other a certificate signed by a duly authorized executive officer of such Party confirming on behalf of each such Party and its Affiliates that all conditions precedent to the obligations to consummate the transactions contemplated by this Agreement have been satisfied or waived and that the Parties will have irrevocably committed to completing the transaction on the final Business Day of such calendar month. The date on which the Closing takes place shall be referred to herein as the “Closing Date.”

(a) Closing deliveries of Trident.  At the Closing, Trident shall deliver or cause to be delivered to NXP the following:

(i) Certificates representing the Trident Exchange Shares;

(ii) Duly executed copies of the third party consents or approvals listed on Schedule 6.2(c) hereto (the “Trident Consents”) that are obtained prior to the Closing;

(iii) A duly executed copy of the IP Transfer and License Agreement, together with duly executed copies of all documents, instruments and agreements required to be delivered at Closing under the IP Transfer and License Agreement;

(iv) A duly executed counterpart original of a transition services agreement in form and substance reasonably acceptable to Trident and NXP and reflecting (and in all respects consistent with) the terms set forth in Exhibit D (the “Transition Services Agreement”);

(v) A duly executed counterpart original of a manufacturing services agreement in form and substance reasonably acceptable to Trident and NXP and reflecting (and in all respects consistent with) the terms set forth in Exhibit E (the “Manufacturing Services Agreement”);

(vi) A duly executed counterpart original of a research and development services agreement in form and substance reasonably acceptable to Trident and NXP and reflecting (and in all respects consistent with) the terms set forth in Exhibit F (the “R&D Services Agreement”);

(vii) Duly executed counterpart originals of sublease agreements (the “Sublease Agreements”) and lease agreements (the “Lease Agreements”) in form and substance reasonably acceptable to Trident and NXP and reflecting (and in all respects consistent with) the terms set forth in Exhibits G and H, respectively;

(viii) A duly executed counterpart original of a stockholders agreement between Trident and NXP, in the form attached hereto as Exhibit I (the “Stockholders Agreement”);

(ix) A duly executed counterpart original of an agreement with BL-Car in form and substance reasonably acceptable to Trident and NXP and reflecting (and in all respects consistent with) the terms set forth in Exhibit J (the “BL-Car Agreement”);

(x) A duly executed counterpart original of a cooperation agreement with Silicon Tuners in form and substance reasonably acceptable to Trident and NXP and reflecting (and in all respects consistent with) the terms set forth in Exhibit K (the “Silicon Tuners Cooperation Agreement”);

(xi) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit L-1, dated as of the Closing Date and executed by Trident, and (B) a FIRPTA notification letter, in substantially the form attached hereto as Exhibit L-2, dated as of the Closing Date and executed by Trident;

(xii) A duly executed certificate of an authorized officer of Trident as to the conditions specified in Sections 9.2(a) and 9.2(b);

(xiii) A duly executed certificate of an authorized officer of Trident certifying (1) resolutions of Trident’s Board of Directors approving this Agreement, the Ancillary Agreements and the Transaction, (2) resolutions of Trident’s Stockholders approving the Charter Amendment, the issuance of Trident Common Stock to NXP as contemplated by this Agreement, (3) the adoption of the New Trident Equity Plan by Trident’s Stockholders and (4) Trident’s Charter Documents;

(xiv) A duly executed certificate of an authorized officer of Trident Cayman certifying (1) resolutions of Trident Cayman’s Board of Directors approving this Agreement, the Ancillary Agreements and the Transaction and (2) Trident Cayman’s Charter Documents;

(xv) An opinion from DLA Piper LLP (US), counsel to Trident and Trident Cayman, dated as of the Closing, with the form of opinions as set forth on Exhibit T; and

(xvi) Such other customary certificates, agreements or instruments as NXP may reasonably request.

(b) Closing deliveries of NXP.  At the Closing, NXP shall deliver to Trident and/or the Subsidiaries designated by Trident the following:

(i) Duly endorsed certificates representing the Securities together with duly endorsed certificates and/or duly authorized and executed instruments of transfer, with respect to the Direct Transfer Assets;

(ii) Duly executed copies of the third party consents or approvals listed on Schedule 4.1(d) or 5.2(c) hereof (the “NXP Consents”) that are obtained prior to the Closing;

(iii) A duly executed copy of the IP Transfer and License Agreement, together with duly executed copies of all documents, instruments and agreements required to be delivered at Closing under the IP Transfer and License Agreement;

(iv) The duly executed counterpart originals of the Acquired Intercompany Debt, including the originals of any instruments evidencing such Acquired Intercompany Debt;

(v) A duly executed counterpart original of the Transition Services Agreement;

(vi) A duly executed counterpart original of the Manufacturing Services Agreement;

(vii) A duly executed counterpart original of the R&D Services Agreement;

(viii) Duly executed counterpart originals of the Lease Agreements and the Sublease Agreements;

(ix) A duly executed counterpart original of the Stockholders Agreement;

(x) A duly executed counterpart original of the BL-Car Agreement;

(xi) A duly executed counterpart original of the Silicon Tuners Cooperation Agreement;

(xii) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit M-1, dated as of the Closing Date and executed by NXP, together with written authorization for Trident to deliver such notice form to the Internal Revenue Service on behalf of NXP after the Closing, and (B) a FIRPTA notification letter, in substantially the form attached hereto as Exhibit M-2, dated as of the Closing Date and executed by NXP;

(xiii) Written resignations of each of the persons holding the positions of a director or officer of the Companies and their Subsidiaries in office immediately prior to the Closing, in each case effective as of the Closing, including the release of any signature authority held by such directors and officers with respect to the Companies’ and their Subsidiaries’ bank accounts;

(xiv) At least three (3) Business Days prior to the Closing, the Inventory Estimate;

(xv) A duly executed certificate of an authorized officer of NXP as to the conditions specified in Sections 9.3(a) and 9.3(b);

(xvi) A duly executed certificate of an authorized officer of NXP certifying (1) resolutions of NXP’s supervisory board approving this Agreement and the Transaction; and (2) the Charter Documents of each Company and each of their Subsidiaries; and

(xvii) Fully executed counterparts of all of the Pre-Closing Carve-Out Agreements, together with evidence reasonably satisfactory to Trident that all asset transfers and other actions contemplated by the Pre-Closing Carve-Out Agreements have been completed as previously approved by Trident;

(xviii) Fully executed counterparts of all the China Direct Asset Transfer Agreements;

(xix) Evidence reasonably satisfactory to Trident that Dutch Newco holds the cash and inventory required by Section 1.9; and

(xx) Such other customary certificates, agreements or instruments as Trident may reasonably request.

3.2 Post-Closing Deliveries of Trident.  Immediately following the Closing, Trident shall deliver or cause to be delivered to NXP certificates representing the Trident Cash Purchase Shares, against payment therefor as provided in Section 2.3.

3.3 Adjustments.  Notwithstanding anything in this Agreement to the contrary, if (a) between the Agreement Date and the Closing, the issued and outstanding shares of Trident Common Stock or securities convertible or exchangeable into or exercisable for shares of Trident Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or (b) at the Closing, Trident’s representations and warranties in Section 6.7(a) are not true in any non-de minimis respect or Trident has breached the covenant set forth in Section 7.5(b)(vi) in any non-de minimis respect, then the number of Trident Exchange Shares and Trident Cash Purchase Shares shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Trident Exchange Shares and Trident Cash Purchase Shares; provided, that, nothing in this Section 3.2 shall operate as or be construed to be a waiver of any condition to NXP’s obligations under this Agreement or any of NXP’s other rights or remedies hereunder.

ARTICLE 4

Representations and Warranties of NXP Concerning the Business

Except as set forth in the attached disclosure schedules of NXP (the “NXP Disclosure Schedule”), NXP represents and warrants to Trident and Trident Cayman as follows:

4.1 Organization and Authority.

(a) Organization; Good Standing.  Each of the Transferred Newcos, the Companies and each of their respective Subsidiaries is an Entity duly organized, validly existing and in good standing in jurisdictions that recognize the concept, under the laws of its jurisdiction of formation. Each of the Transferred Newcos, the Companies and each of their respective Subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted. Each of the Transferred Newcos, the Companies and each of their respective Subsidiaries is duly qualified or licensed to do business, and is in good standing, in jurisdictions that recognize the concept, as a foreign Entity in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have more than an immaterial adverse effect on the Business taken as a whole. None of the Transferred Newcos, the Companies or any of their respective Subsidiaries is in violation of any of its Charter Documents.

(b) Power and Authority.  Each of the Transferred Newcos, the Companies and each of their respective Subsidiaries has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under each of the Ancillary Agreements to which it is or will be a party and to consummate the Transaction. The Transaction and the execution, delivery and performance by the Transferred Newcos, the Companies and each of their respective Subsidiaries of the Ancillary Agreements to which they are or will be party and all other agreements, transactions and actions contemplated thereby, have been duly and validly approved and authorized by all necessary corporate action on the part of the Transferred Newcos, any Company and any applicable Subsidiary, and no other corporate action on the part of NXP, the Transferred Newcos, the Companies or any Subsidiary is required in connection therewith.

(c) Enforceability.  Each of the Ancillary Agreements to which any of the Transferred Newcos, the Companies or any of their Subsidiaries is a party are, or when executed by the parties thereto, will be, valid and binding obligations of the Transferred Newcos, such Company or Subsidiary, as applicable, enforceable against it in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d) No Consents; Conflicts.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority, is necessary or required to be made or obtained by the Transferred Newcos, the Companies or any of their Subsidiaries to enable them to lawfully execute and deliver, enter into, and perform under each of the Ancillary Agreements to which any of them are party or to consummate the Transaction, (assuming, for the purpose of this Section 4.1, that following the Closing the Transferred Newcos, the Companies and their respective Subsidiaries will not be Subsidiaries of NXP), except (i) such filings and notifications as may be required to be made in connection with the Transaction under the HSR Act and other applicable Antitrust Laws set forth on Schedule 4.1(d)(i) of the NXP Disclosure Schedule (provided, however, that Schedule 4.1(d)(i) may be updated by NXP, with the consent of Trident (which consent shall not be unreasonably withheld or delayed) at any time prior to October 31, 2009 to reflect further analysis of applicable Antitrust Laws and any required filings and notifications) and the expiration or early termination of applicable waiting periods under the HSR Act and such Antitrust Laws (the “Antitrust Approvals”), (ii) as otherwise set forth on Schedule 4.1(d)(i) of the NXP Disclosure Schedule or (iii) those consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to any Transferred Newco’s, the Companies’ and their Subsidiaries’ ability to consummate the Transaction or to perform their obligations under the Ancillary Agreements to which they are or will be a party or to have an adverse effect on the Business that is not immaterial. Neither the execution and delivery by the Transferred Newcos, the Companies or any of their Subsidiaries of any of the Ancillary Agreements, nor the consummation of the Transaction or any other transaction contemplated thereby (assuming, for the purpose of this Section 4.1, that following the Closing the Transferred Newcos, the Companies and their respective Subsidiaries will not be Subsidiaries of NXP), conflicts with or violates or results in any violation of or default under (with or without notice or lapse of time, or both) or gives rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under: (a) any provision of the Charter Documents of any Transferred Newco, any of the Companies or their Subsidiaries, each as currently in effect; (b) assuming the receipt of all consents, approvals, orders, authorizations, releases and waivers and the making of all registrations, declarations and filings set forth on Schedule 4.1(d)(i) of the NXP Disclosure Schedule, any Applicable Law; or (c) any Business Material Contract, in each case except as set forth on Schedule 4.1(d)(ii) of the NXP Disclosure Schedule and in the case of clause (b) or (c), other than such conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or losses that, individually or in the aggregate, would not reasonably be expected to be material to, or to delay, any Transferred Newco’s, the Companies’ and their Subsidiaries’ ability to consummate the Transaction or to perform their obligations under the Ancillary Agreements to which they are or will be a party or to have an adverse effect on the Business that is not immaterial.

4.2 Capital Structure.  All of the Securities have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered in compliance with all Applicable Laws. Other than the Securities, there are no other equity or ownership interests in any Transferred Newco, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Securities or any securities or debt convertible into or exchangeable for any of the Securities or obligating any Transferred Newco to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. There is no Liability for dividends accrued and unpaid by a Transferred Newco, any of the Companies or any of their Subsidiaries.

4.3 Subsidiaries.  Schedule 4.3 of the NXP Disclosure Schedule sets forth a list of the direct and indirect Subsidiaries of each Transferred Newco and each Company, including the issued and outstanding shares of capital stock or other equity interests for each such Subsidiary (the “NXP Subsidiary Equity”) and the holders of such issued and outstanding shares of capital stock or other equity interests. The NXP Subsidiary Equity is owned, of record and beneficially, by Dutch Newco or the applicable Company as shown on such Schedule 4.3, free and clear of all Encumbrances other than Permitted Encumbrances. Other than the NXP Subsidiary Equity, there are no other equity or ownership interests in a Transferred Newco’s or the Companies’ Subsidiaries, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the NXP Subsidiary Equity or any securities or debt convertible into or exchangeable for any of the NXP Subsidiary Equity or obligating a Transferred Newco or any Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Except as set forth in Schedule 4.3 of the NXP Disclosure Schedule, none of the Transferred Newcos, the Companies or any of their Subsidiaries has any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person. None of the Transferred Newcos, the Companies or any of their Subsidiaries is obligated to make nor is it bound by any agreement or obligation to make any material investment or capital contribution in or to any other Person.

4.4 Taxes.

(a) The Transferred Newcos, the Companies and their Subsidiaries (and any consolidated, unitary, or aggregate group for Tax purposes of which the Transferred Newcos, the Companies or any of their Subsidiaries is or has been a member) have timely filed all Tax Returns that they were required to file and have timely paid all Taxes due and owing whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with Applicable Law. The Transferred Newcos and the Companies have made available to Trident correct and complete copies of all Tax Returns and examination reports of, and any statements of deficiencies assessed against or agreed to by, the Transferred Newcos, the Companies or any of their Subsidiaries.

(b) For all periods through and including the Closing Date, each of the Transferred Newcos, the Companies and their Subsidiaries (i) has complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes (ii) within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Tax Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law (including income and employment Tax withholding laws); and (iii) has timely filed all withholding Tax Returns. The Latest Balance Sheet reflects all Liabilities for unpaid Taxes of the Companies for periods (or portions of periods) through the date of the Latest Balance Sheet. Neither the Transferred Newcos nor the Companies has any Liability for unpaid Taxes accruing after the date of the Latest Balance Sheet except for Taxes arising in the ordinary course of business subsequent to the date of the Latest Balance Sheet.

(c) There is (i) no claim for Taxes being asserted against the Transferred Newcos, the Companies or any of their Subsidiaries that has resulted in a lien against the property of the Transferred Newcos, the Companies or any of their Subsidiaries other than liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established under the Accounting Principles, (ii) to the Knowledge of NXP, no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Transferred Newcos, the Companies or any of their Subsidiaries being conducted by any Tax Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Transferred Newcos, the Companies or any of their Subsidiaries currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. To the Knowledge of NXP, no claim has been made by a Tax Authority in a jurisdiction where the Transferred Newcos, the Companies or any of their Subsidiaries does not file Tax Returns that the Transferred Newcos, the Companies or any of their Subsidiaries is or may be subject to an obligation to file Tax Returns and pay Tax in that jurisdiction.

(d) As of the Closing, none of the Transferred Newcos, the Companies or any of their Subsidiaries will be a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement and none of the Transferred

Newcos, the Companies or any of their Subsidiaries will have any liability or potential liability to another party under any such agreement. None of the Transferred Newcos, the Companies or any of their Subsidiaries has any liability for the Taxes of any Person (other than the Transferred Newcos, the Companies or any of their Subsidiaries) under Applicable Law, by Contract, as a transferee or successor or otherwise.

(e) None of the Transferred Newcos, the Companies or any of their Subsidiaries will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement described in Applicable Law; (iii) intercompany transactions or any excess loss account described in Applicable Law; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(f) The Transferred Newcos and the Companies have provided to Trident documentation or summaries describing in reasonable detail any Tax holidays or incentives to which the Transferred Newcos, any of the Companies or any of their Subsidiaries benefits. Each of the Transferred Newcos, the Companies and their Subsidiaries is in compliance with the requirements for any applicable Tax holidays or incentives.

(g) Neither the Transferred Newcos, the Companies nor any of their Subsidiaries is a U.S. real property holding company within the meaning of Section 897(c)(2) of the Code.

4.5 SEC Reports and Financial Statements.

(a) The statements regarding the Business and the Acquired Assets in NXP’s Annual Report on Form 20-F for the years ended December 31, 2007 and December 31, 2008 and any Reports on Form 6-K filed with the SEC subsequent to December 31, 2007 are true and correct in all respects material to NXP and its Subsidiaries taken as a whole.

(b) On or prior to the Agreement Date, NXP has delivered to Trident (i) the unaudited consolidated balance sheet of the Business as of June 30, 2009 (the “Latest Balance Sheet”) and the related unaudited consolidated income statements for the six (6) month periods ended June 30, 2008 and June 30, 2009 (the “Interim Business Financial Statements”), and (ii) the audited consolidated balance sheets and income statements of the Business for the fiscal years ended December 31, 2007 and December 31, 2008, and any notes to the foregoing financial statements (the “Annual Business Financial Statements”, and together with the Interim Business Financial Statements both in the form delivered on or prior to the Agreement Date and in the form delivered pursuant to Section 7.22(a), the “Business Financial Statements”). The Business Financial Statements: (a) fairly present, in all material respects, the financial condition of the Business at the dates therein indicated and the consolidated results of operations and cash flows of the Business for the periods therein specified, subject in the case of the Interim Business Financial Statements to recurring adjustments and the absence of footnotes and similar presentation items therein; and (b) except as set forth in the notes to the Business Financial Statements, have been prepared in accordance with the Accounting Principles.

(c) NXP maintains a system of internal accounting controls applicable to the Business sufficient to provide reasonable assurances, with respect to the Business, that (i) all transactions are executed in accordance with management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with U.S. GAAP. NXP’s enterprise-wide system of internal accounting controls is sufficient as applicable to NXP and its Subsidiaries taken as a whole to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

4.6 Inventory.  The Transferred Inventory is or will be, as applicable, good and useable or saleable in the ordinary course of business. The Transferred Inventory is or will be, as applicable, properly stored in compliance with Applicable Laws.

4.7 Product Liability.  (i) Neither NXP nor any of its Subsidiaries has agreed to provide a warranty with respect to the Company Products other than pursuant to NXP’s standard terms and conditions as in effect from time to time, the current form of which is included in Schedule 4.7 or pursuant to customers’ standard terms and conditions; (ii) as of the Agreement Date there are no pending or, to NXP’s Knowledge, threatened claims with respect to any such warranty, other than those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business taken as a whole; (iii) during the two (2) year period preceding the Agreement Date, there have been no statements, citations or decisions by any Governmental Authority declaring any of the Company Products defective or unsafe; and (iv) during the two (2) year period preceding the Agreement Date, there have been no recalls, including any recalls ordered by any Governmental Authority, with respect to any Company Product. As of the Agreement Date, there are no material pending, or, to NXP’s Knowledge, threatened, product liability claims against or involving the Business or any Company Product.

4.8 Material Contracts.  Schedule 4.8 of the NXP Disclosure Schedule sets forth a list of each of the following Contracts to which NXP or any of its Subsidiaries, including the Companies or any of their Subsidiaries, is a party and, unless otherwise specified, which Contracts are existing as of the Agreement Date (collectively with the Leases, the “Business Material Contracts”):

(a) any Contract, other than any Contract for the sale and purchase of Company Products entered into in the ordinary course of business, providing for payments (whether fixed, contingent or otherwise) Related to the Business by or to it in an aggregate amount greater than $250,000 or more;

(b) any Contract with any customer or supplier of the Business listed on Schedule 4.10(a) and Schedule 4.10(b), respectively, of the NXP Disclosure Schedules, other than standard form purchase orders in the ordinary course of business;

(c) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to act for any of the Companies in selling, sublicensing, leasing, distributing, marketing or taking orders for any Company Products;

(d) any Contract with any labor union, works council or any collective bargaining agreement related to any Continuing Employees;

(e) any Contract for the lease of real property Related to the Business;

(f) any lease or other Contract Related to the Business under which NXP or any of its Subsidiaries is lessee of or holds or operates any items of tangible personal property providing for annual payments to the applicable third party in an amount greater than $250,000;

(g) any Contract that (i) restricts any of the Companies or any Subsidiary thereof from engaging, participating or competing in any line of business, market or geographic area, (ii) restricts any of the Companies from freely setting prices for any Company Products (including most favored customer pricing provisions), (iii) commits NXP or any of its Subsidiaries to use any supplier or service provider for any minimum percentage or volume of the requirements of the Business, or supply to any customer any minimum percentage of the output of any product of the Business, (iv) restricts any of the Companies from soliciting potential employees, consultants, contractors or other suppliers or customers, other than any such employee non-solicit agreements contained in non-disclosure agreements or agreements with customers, vendors or potential business partners entered into in the ordinary course of business, or (v) that grants any exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights in respect of the Business to any party, in each case that would reasonably be expected to be material to, or materially restrict the operations of, the Business;

(h) any Contract binding on any of the Companies providing for indemnification or warranties entered into outside of the ordinary course of business and that would reasonably be expected to be material to the Business;

(i) any Contract entered into in connection with the sale of a business line of the Business that was, or could reasonably be expected to be, material to the Business;

(j) any Contract that (i) was entered into during the two (2) year period preceding the Agreement Date or (ii) contains any material obligations that are binding upon any Company or any Subsidiary thereof, in each case providing for (or entered into in connection with) the settlement of any material litigation or the release of any material claim or right by or against NXP or any of its Subsidiaries Related to the Business, or Related to the Acquired Assets;

(k) any Contract pursuant to which NXP or any of its Subsidiaries has acquired a business or entity, or significant assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, which business, entity or assets form a material part of the Business; or

(l) any Contract for Indebtedness Related to the Business or Related to the Acquired Assets that would be binding upon the Transferred Newcos, any of the Companies or their Subsidiaries following the Closing.

Each of NXP and each of its Subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Business Material Contract. To the Knowledge of NXP, each Business Material Contract is in full force and effect. There exists no default or event of default or, to the Knowledge of NXP, event, occurrence, condition or act, with respect to NXP or any of its Subsidiaries or to the Knowledge of NXP, with respect to any other contracting party, which, with the giving of notice, the lapse of time or both, would reasonably be expected to (1) become a default or event of default under any Business Material Contract or (2) give any third party (i) the right to declare a default or exercise any remedy under any Business Material Contract, including the right to accelerate the maturity or performance of any obligation of any of the Companies or any of their Subsidiaries under any Business Material Contract, or the right to cancel, terminate or modify any Business Material Contract, other than those defaults, events of default, events, occurrences, conditions or acts that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business taken as a whole. As of the Agreement Date, none of NXP, the Transferred Newcos, the Companies or any of their Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel, any Business Material Contract.

4.9  Absence of Certain Changes.  From June 30, 2009 until the Agreement Date, the Business has operated in the ordinary course consistent with past practices, and since such date there has not been with respect to the Business, the Transferred Newcos, the Companies or any of their Subsidiaries any:

(a) settlement of any claims, actions, arbitrations, disputes or other proceedings that, individually or in the aggregate, exceed $250,000;

(b) entry into any new collective bargaining, labor union, works’ council or similar agreement or relationship, written or oral, related to the Business or termination or material modification of the terms of any such existing contract or agreement;

(c) material increase in the base compensation or target bonuses of any persons that are Continuing Employees, other than as consistent with past custom and practice or as required by Applicable Law;

(d) adoption, amendment or modification of any Assumed Company Benefit Arrangements;

(e) disposals or commitments to dispose of capital equipment in excess of $250,000;

(f) material changes in Accounting Principles applied by the Business, except as required by application of U.S. GAAP and other changes in applicable generally accepted accounting principles;

(g) material Tax election;

(h) any event, change, development or set of circumstances that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Business taken as a whole; or

(i) commitment to do any of the foregoing.

4.10 Customers and Suppliers.

(a)  Significant Customers.  Schedule 4.10(a) of the NXP Disclosure Schedule lists those Persons that, in the twelve (12) months ended June 30, 2009, accounted for the largest amount of, and in the aggregate accounted for at least eighty percent (80%) of, the revenues for the Business (each, a “Significant Customer”). As of the Agreement Date, none of NXP or any of its Subsidiaries has any outstanding material disputes concerning its products and/or services with any Significant Customer. As of the Agreement Date, none of NXP or any of its Subsidiaries has received any written, or to the Knowledge of NXP, oral notice from any Significant Customer that such customer intends to terminate, materially modify, or materially reduce its volume of purchases under, existing Contracts with the Business.

(b)  Significant Suppliers.  Schedule 4.10(b) of the NXP Disclosure Schedule lists each Person that, in the twelve (12) months ended June 30, 2009, accounted for the largest amount of, and in the aggregate accounted for at least eighty percent (80%) of, the expenses accrued for suppliers of products and/or services to the Business for such period (each, a “Significant Supplier”). As of the Agreement Date, none of NXP or any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any Significant Supplier. As of the Agreement Date, none of NXP or any of its Subsidiaries has received any written, or to the Knowledge of NXP, oral notice from any Significant Supplier that such supplier intends to terminate or materially modify existing Contracts with the Business.

4.11  Assets.  The assets transferred to the Companies pursuant to the Pre-Closing Carve-Out Agreements, together with any assets, properties, rights or services that are transferred, leased, subleased or licensed pursuant to the Ancillary Agreements (excluding Intellectual Property and Trademarks), including the Acquired Assets, constitute the assets, properties, and rights owned by NXP and its Subsidiaries (excluding Intellectual Property and Trademarks) that are necessary to enable the Transferred Newcos, Companies and their Subsidiaries to own, conduct and operate the Business as operated by NXP and its Subsidiaries, in each case immediately prior to the Closing without the need for Trident or Trident Cayman to acquire or license any other asset or property. As of the Closing Date, after giving effect to the Pre-Closing Restructuring, the Transferred Newcos and the Companies (and, to the extent applicable, each wholly-owned Subsidiary of the Companies) will have good and valid title to the Acquired Assets (excluding the Direct Transfer Assets owned by NXP China), free and clear of any Encumbrances, except permitted Encumbrances. NXP China has good and valid title to the Direct Transfer Assets to be sold, transferred and assigned by NXP China to Trident China, free and clear of any Encumbrances, except permitted Encumbrances. Schedule 4.11 of the NXP Disclosure Schedules constitutes a preliminary list of the Acquired Assets as described in Section 1.4(e), together with the preliminary net book values of such Acquired Assets, organized by country where such Acquired Assets are located. Schedule 4.11 shall be updated prior to Closing, as necessary, such that as of the Closing, the updated Schedule 4.11 shall constitute a true and correct list of the Acquired Assets as described in Section 1.4(e), together with the net book values of such Acquired Assets, organized by country where such Acquired Assets are located.

4.12  Compliance with Laws.  During the preceding two (2) years, the Business has been conducted, and currently is being conducted, in substantial compliance with Applicable Law, and neither NXP nor any of its Subsidiaries has received any written notification from any Governmental Authority or any employee of the Business of any claim of any past or present failure by NXP or any of its Subsidiaries to comply in all material respects with Applicable Law in connection with the operation of the Business. Neither NXP nor any of its Subsidiaries is in material violation or default of any order, judgment or decree, Related to the Business or by which the Companies, their Subsidiaries or the Acquired Assets are bound. To the Knowledge of NXP, NXP and its Subsidiaries have maintained, in all material respects, all records of the Business required to be maintained under Applicable Law. To the Knowledge of NXP, NXP and its Subsidiaries have in the conduct of the Business complied with all Applicable Laws regarding the protection of Customer Personal Data, including, without limitation, the requirements of EU Directive 95/46/EC and corresponding enabling legislation in member states. To the Knowledge of NXP, the transfer of the Business as contemplated by this Agreement will not violate any Applicable Laws or agreements between NXP (or one its Subsidiaries, as the case may be) and its customers relating to Customer Personal Data.

4.13  Permits.  Each of the Transferred Newcos, the Companies and each of their Subsidiaries holds (subject to obtaining any consents set forth on Schedule 4.1(d)(i)), or as of the Closing will hold, all material Permits, and all such Permits are or will be valid and in full force and effect. Neither NXP nor any of its Subsidiaries has received any written notice or, to NXP’s Knowledge, other communication from any Governmental Authority regarding (i) any actual or possible violation of any material Permit or any failure to comply with any term or requirement of any material Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit, in each case as it relates to the Business.

4.14  Export Control Compliance.  The Business has conducted its export transactions in accordance in all material respects with applicable provisions of export control laws and regulations, including any applicable provisions of the United States Export Administration Act and implementing Export Administration Regulation, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on NXP, the Transferred Newcos, the Companies and/or each of their Subsidiaries Without limiting the foregoing, with respect to the Business: (1) each of NXP and each of its Subsidiaries has obtained all material export licenses and other approvals required for its exports of products, software and technologies; (2) each of NXP and its Subsidiaries is in material compliance with the terms of all applicable export licenses or other approvals; (3) there are no material pending or, to the Knowledge of NXP, threatened claims against NXP or any of its Subsidiaries with respect to such export licenses or other approvals; and (4) there are no actions, conditions or circumstances pertaining to NXP’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any material claims, except in each case where such failure or existence, as the case may be, would not reasonably be expected to have a Material Adverse Effect on NXP, the Transferred Newcos, the Companies and/or each of their Subsidiaries. NXP does not maintain or conduct, and has not maintained or conducted, any business, investment operation or other activity in connection with the Business in or with: (A) any country or Person targeted by any economic sanctions of the United States, as administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or (B) any Person appearing on the list of Specially Designated Nationals issued by OFAC.

4.15 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean all Applicable Laws in effect on the Agreement Date concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

(ii) “Facilities” shall mean all buildings and improvements on the Premises.

(iii) “Hazardous Materials” shall mean any hazardous substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, infectious substances, asbestos, polychlorinated biphenyls, noise or radiation, in each case as regulated under Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

(b) (i) To NXP’s Knowledge, all Hazardous Materials of NXP or any Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on NXP, the Transferred Newcos, the Companies and/or each of their Subsidiaries; (ii) neither NXP nor any Subsidiary has received any written notice of any noncompliance of the Facilities or the Premises with Environmental and Safety Laws that has not been resolved with no continuing obligation; (iii) no written notices, administrative actions or suits are pending or, to NXP’s Knowledge, threatened relating to an actual or alleged material violation of any applicable Environmental and Safety Laws by NXP or any Subsidiary thereto as it relates to the Business; (iv) neither NXP nor any of its Subsidiaries is a responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Agreement Date that relate to the Business and (v) no Premises has been contaminated with any Hazardous Materials that could reasonably be expected to require investigation or remediation under any Environmental and Safety Laws.

4.16 Anti-Bribery Compliance.

(a) None of the Transferred Newcos, the Companies or any of their Subsidiaries or, with respect to the Business, any member of the NXP Group, or, to NXP’s Knowledge, any of their respective directors, officers or employees or any other Person acting on their behalf has committed any violation of any Anti-Bribery Laws. Without limiting the foregoing, none of the Transferred Newcos, the Companies or any of their Subsidiaries or, with respect to the Business, any member of the NXP Group, or, to NXP’s Knowledge, any of their respective directors, officers or employees or any other Person acting on their behalf has, either directly or indirectly, engaged in, authorized or knowingly permitted (i) offer or payment of any bribe or kickback to any official or employee of any Governmental Authority or any relative of any such official or employee, or any other payments to such persons, whether or not legal, for the purpose of inducing or rewarding any favorable action by any official or employee of any Governmental Authority, including in order to obtain or retain business or to receive favorable treatment with regard to business, (ii) offer or payment of any bribe or kickback to persons other than government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business, (iii) offer or payment of any bribe, kickback or illegal contribution to any political party, political candidate or holder of governmental office, or any employee of any of the foregoing, including in order to obtain or retain business or to receive favorable treatment with regard to business, (iv) offer or payment of fees to consultants or commercial agents which disguise offers or payments aimed for a bribe, kickback or illegal contribution; or (v) offer or payment of any payments or reimbursements made to personnel of the Transferred Newcos, the Companies or any of their Subsidiaries for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in subsections (i) through (iv) above.

(b) The Transferred Newcos, the Companies and their Subsidiaries and, with respect to the Business, each member of the NXP Group, have implemented an appropriate legal compliance program designed to provide reasonable assurance of compliance with Anti-Bribery Laws in accordance with the United States Sentencing Commission, Federal Sentencing Guidelines, Chapter Eight — Sentencing Organizations, including (i) written policies and procedures, including appropriate periodic or event-based written certifications, (ii) training of the Companies’ and their Subsidiaries’ directors, officers or employees, (iii) processes for reporting, investigating, remediating and punishing violations and (iv) document retention policies.

4.17 Employees and Compliance.

(a) NXP and its Subsidiaries have paid to all Continuing Employees, independent contractors and consultants of the Business all material wages and salaries due to or on behalf of such employees, independent contractors and consultants and required to be paid as of the Agreement Date. Neither NXP nor any of its Subsidiaries is liable, with respect to the Business, for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than payments made in the normal course of business and consistent with past practice). There are no controversies pending or, to the Knowledge of NXP, threatened, between the Transferred Newcos, the Companies or any of their Subsidiaries, on the one hand, and any of their employees, on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority that are reasonably likely to be material to the Business.

(b) Schedule 4.17(b) of the NXP Disclosure Schedule contains a complete list of the functional titles and headcounts of all full time employees of NXP and its Subsidiaries who are primarily engaged in the Business as of the Agreement Date. A complete list of all current employees of NXP and its Subsidiaries primarily engaged in the Business will be made available to Trident prior to the Closing. All Employees of the Business are, or as of the Closing will be, legally permitted to be employed by the Transferred Newcos, the Companies or any of their Subsidiaries in the jurisdiction in which such employee or temporary worker is employed in their current job capacities under Applicable Law. All Employees of the Business have been hired and/or their contracts renewed, and perform their duties in compliance in all material respects with Applicable Law. All independent contractors providing services to the Business have, to the Knowledge of NXP, been properly contracted and classified as independent contractors for purposes of applicable Tax laws, labor laws, social security laws, laws applicable to employee benefits and other Applicable Law. None of the Transferred Newcos, the Companies or any of their Subsidiaries has, or as of the Closing will have, any employment or consulting contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). As of the Agreement Date, none of the Transferred Newcos, the Companies is, to the Knowledge of NXP, party to or otherwise bound by any contract that obligates any Company, any Company Subsidiaries or Trident to make an offer of employment to any present or former employee or consultant of a Transferred Newco, the Companies or any of their Subsidiaries. As of the Closing Date, none of the Transferred Newcos, the Companies or any of their Subsidiaries shall have any employees who are not Continuing Employees.

(c) Except as set forth in Schedule 4.17(c) of the NXP Disclosure Schedules, none of the Transferred Newcos, the Companies or any of their Subsidiaries or, with respect to Employees of the Business, any member of the NXP Group, (1) is subject to any collective bargaining agreement with respect to any Employees of the Business, (2) is subject to any other contract with any trade or labor union, employees’ association or similar organization, and (3) has any current material labor disputes, except, in the case of clauses (1) and (2), for customary agreements with trade unions representing Employees of the Business. NXP and its Subsidiaries have good labor relations with respect to Employees of the Business, and NXP has no Knowledge of any facts indicating that the consummation of the Transaction or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations. To the Knowledge of NXP, there are no pending, or threatened, efforts to certify any Person as the collective bargaining agent of all or some of the Employees of the Business.

(d) Benefit Plans.

(i) Schedule 4.17(d)(i)-A of the NXP Disclosure Schedule lists each material individual employment, consulting, severance, bonus or other similar contract with any Employee of the Business and each material employee benefit plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such, and any stop-loss insurance policies issued in connection with such self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, retention, disability benefits, death benefits, hospitalization benefits, relocation benefits, cafeteria benefits, child care benefits, sabbatical, retirement benefits, deferred compensation, pension plan, profit-sharing, bonuses, stock options, phantom stock, restricted stock, stock appreciation, management equity participation plans or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is currently in effect, maintained or contributed to the Transferred Newcos, the Companies or any of their Subsidiaries or by NXP or any of its Affiliates and which covers any employee or former employee with respect to the Business. Such contracts, plans and arrangements with respect to the Business as are described in this Section 4.17(d)(i) are hereinafter collectively referred to as “Company Benefit Arrangements.” Schedule 4.17(d)(i)-B lists each material Company Benefit Arrangement that is being assumed in the Transaction or continued by the Transferred Newcos, any of the Companies or any of their Subsidiaries following the Closing (the “Assumed Company Benefit Arrangements”).

(ii) Each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Company Benefit Arrangement.

(iii) All payments and/or contributions required to be made on or prior to the Closing Date, or in relation to any period ending on or before the Closing Date, by NXP or any of its Affiliates in connection with Company Benefit Arrangements have been made to the applicable pension fund(s) and/or pension insurance company(ies), or other entity maintaining or managing the applicable Company Benefit Arrangement.

(iv) NXP has made available to Trident complete and correct summaries of each Assumed Company Benefit Arrangement.

(v) No suit, administrative proceeding, action or other litigation (other than routine claims for benefits in the ordinary course) has been brought, or to the Knowledge of NXP, is threatened against or with respect to any Company Benefit Arrangement, including any audit or inquiry by any Governmental Authority.

(vi) No Company Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except (i) as may be required under Section 4980B of the Code or similar state or non-U.S. law, (ii) benefits the full cost of which are borne by the employees or (iii) disability benefits under a welfare plan that is fully provided for by insurance.

(vii) No Company Benefit Arrangement maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(viii) None of the Transferred Newcos, the Companies, any of their Subsidiaries or any ERISA Affiliate, or any predecessor thereof, contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(e) Unless otherwise indicated in Schedule 4.17(e) of the NXP Disclosure Schedule, none of the Transferred Newcos, the Companies or any of their Subsidiaries or, with respect to the Business, any member of the NXP Group, is a party to any: (1) contract with any Employee of the Business (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving any Company or any Company Subsidiaries in the nature of the Transaction or any of the other transactions contemplated by any Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (2) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Transaction, or any event subsequent to the Transaction such as the termination of employment of any Continuing Employee, or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions.

4.18  Litigation.  There is no private or governmental action, suit, arbitration, mediation, proceeding, claim or investigation, pending, or to the Knowledge of NXP, threatened against (i) any Company or any Company Subsidiaries or (ii) NXP or its Subsidiaries Related to the Business or Related to the Acquired Assets, or (iii) any officer, director, employee or agent of NXP or its Subsidiaries (including the Transferred Newcos, the Companies or any of their Subsidiaries) in their capacity as such or relating to their employment, services or relationship with NXP or its Subsidiaries (including the Transferred Newcos, the Companies or any of their Subsidiaries) that is reasonably likely to be material to the Business. There is no material judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against any of NXP or its Subsidiaries, or any of their respective assets or properties (or against any officer, director, employee or agent of NXP or its Subsidiaries in their capacity as such or relating to their employment, services or relationship with NXP or its Subsidiaries) Related to the Business. None of NXP or any of its Subsidiaries has any material action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or any other Person, arising out of or Related to the Business.

4.19  Corporate Documents.  NXP has made available to Trident (a) copies of the Charter Documents, each as currently in effect, of the Transferred Newcos, the Companies and their Subsidiaries; (b) the minute books containing records of proceedings, consents, actions and meetings of the board of directors or similar body and any committees thereof and equity holders of the Transferred Newcos, the Companies and their Subsidiaries (excluding minutes that have not been prepared as of the Agreement Date); and (c) copies of all Pre-Closing Carve-out Agreements, and any permits, orders and consents issued, and filings by the Transferred Newcos, the Companies and their Subsidiaries, in connection with such transactions.

4.20  Personal Property; Leased Property.  The Transferred Newcos and the Companies have, or as of the Closing will have, either directly or indirectly through one of their Subsidiaries, good and marketable title to all of the Acquired Assets (which excludes Leased Property and Intellectual Property and Trademarks), free and clear of all Encumbrances other than Permitted Encumbrances. All such items of personal property are in good operating condition and repair, normal wear and tear excepted. The Transferred Newcos and the Companies have, or as of the Closing will have, either directly or indirectly through one of their Subsidiaries, good and marketable leasehold title to all of the Leased Property, free and clear of all Encumbrances other than Permitted Encumbrances. None of the Leases contains any provisions that (i) prevent the Transferred Newcos or the Companies from using any of the Leased Properties in the manner in which they are currently used or (ii) impose any material additional costs (other than scheduled rental increases) or requirements as a condition to their continued use. Neither NXP nor any of its Subsidiaries have (A) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof, or (B) collaterally assigned or granted any other security interest in such Leases or any interest therein. There are no Encumbrances on the estates or interests created by the Leases, except Permitted Encumbrances.

4.21 Intellectual Property.

(a) (i) Except for the Transferred IP, neither NXP nor any of its Subsidiaries owns any Intellectual Property that is used exclusively within the Business as currently conducted by NXP and/or its Subsidiaries. The parties acknowledge that NXP makes no representation or warranty as to whether all of the Transferred IP is used exclusively within the Business.

(ii) The Licensed NXP IP and the Transferred IP constitute all of the Intellectual Property owned by NXP and/or its Subsidiaries that is used by or within the Business as currently conducted, by NXP and/or its Subsidiaries.

(iii) The Third Party IP constitutes all of the Intellectual Property that is licensed by NXP or its Subsidiaries from one or more third parties that is used by or within the Business as currently conducted by NXP and/or its Subsidiaries, other than licenses for commercially available, “off-the-shelf,” “shrink-wrap” or “click-through” non-product-related software and any such product-related software that is priced at $500,000 or less for the license.

(iv) Other than (x) the Exclusive IP Contracts, (y) licenses for commercially available, “off-the-shelf”, “shrink-wrap” or “click-through” software and (z) IP Contracts entered into by NXP or any of its Subsidiaries during the period between the Agreement Date and the Closing Date in compliance with this Agreement or otherwise with the prior written consent of Trident (which consent shall not be unreasonably withheld or delayed), neither NXP nor any of its Subsidiaries is a party to any IP Contracts that are in effect either on the Agreement Date or immediately prior to the Closing and used exclusively within the Business as currently conducted by NXP and its Subsidiaries. The parties acknowledge that NXP makes no representation or warranty as to whether all of the Exclusive IP Contracts are used exclusively within the Business.

(b) The Transferred IP, the Licensed NXP IP and the Third Party IP, together with any assets, properties, rights or services that are transferred, leased, subleased or licensed pursuant to the Ancillary Agreements, constitute all Intellectual Property sufficient to enable the Companies and their Subsidiaries to conduct the Business as currently conducted by NXP and/or its Subsidiaries, other than licenses for commercially available, “off-the-shelf,” “shrink-wrap” or “click-through” non-product-related software and any such product-related software that is priced at $500,000 or less for the license.

(c) NXP or one or more of NXP’s Subsidiaries own all of the Transferred IP free and clear of all Encumbrances, other than Permitted Encumbrances. Except for NXP or one or more of its Subsidiaries, no Persons have an ownership interest in the Transferred IP, other than moral rights that cannot, as a matter of Applicable Law, be assigned. Schedule 4.21(c) of the NXP Disclosure Schedules sets forth a list of exclusive licenses to which any of the Transferred IP or Licensed NXP IP is subject.

(d) Except for actions of the relevant jurisdiction’s patent and trademark office or other government intellectual property office received in the ordinary course of prosecution (collectively, “Office Actions”), none of the Transferred IP is subject to any outstanding Order adversely affecting NXP’s use thereof or rights thereto or which permit third parties to use any Transferred IP (other than on a non-exclusive basis as identified on Schedule 4.21(d)) or requires any future payment by NXP or any NXP Subsidiary.

(e) During the three (3) years preceding the Agreement Date, neither NXP nor any of its Subsidiaries has received any written communications from third parties (i) claiming or asserting that the conduct of the Business or any of the activities conducted by NXP and its Subsidiaries that are relevant to the Business, or any of the products sold or services provided by NXP or any of its Subsidiaries in connection therewith infringes upon or otherwise violates the Intellectual Property of any other Person, or (ii) offering to grant an Intellectual Property license for use in connection with activities conducted by NXP and its Subsidiaries relevant to the Business or with any of the products sold or services provided by NXP or any of its Subsidiaries in connection therewith.

(f) There is no litigation, opposition, cancellation, proceeding, objection or claim pending, or asserted concerning the use, ownership, validity, registerability or enforceability of any Transferred IP, except for any Office Actions. To the Knowledge of NXP, no such litigation, proceeding or claim is currently threatened, and at no time within the two years prior to the date of this Agreement has any such litigation, proceeding or claim been pending.

(g) Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements to which NXP or its Subsidiaries are a party nor the consummation of the transactions hereby and thereby will (assuming, for the purposes of this Section 4.21(g), that following the Closing Trident and its Subsidiaries (including the Transferred Newcos, the Companies and their respective Subsidiaries) will not be Subsidiaries of NXP) (i) constitute a breach of or default under any Material Exclusive IP Contract or (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Transferred IP or the granting of any license or rights to any Person with respect to the Transferred IP, in each case in this clause (ii) pursuant to Contracts to which NXP or any of its Subsidiaries is a party.

(h) Each of NXP and each of its Subsidiaries has performed in all material respects all of the obligations required to be performed by it and is entitled to all material benefits under each Material Exclusive IP Contract and each Contract for Third Party IP (as it relates to the Business). To the Knowledge of NXP, each Material Exclusive IP Contract and Contract for Third Party IP is in full force and effect. There exists no default or event of default, and, to the Knowledge of NXP, there exists no event, occurrence, condition or act, with respect to NXP or any of its Subsidiaries, and, to the Knowledge of NXP, with respect to any other contracting party, which, with the giving of notice, the lapse of time or both, would reasonably be expected to (1) become a default or event of default under any Contract for Third Party IP (as it Relates to the Business) or any Material Exclusive IP Contract, or (2) give any third party the right to declare a default or exercise any remedy under any Material Exclusive IP Contract (including the right to accelerate the maturity or performance of any obligation of NXP or any of its Subsidiaries under any Material Exclusive IP Contract) or the right to cancel, terminate or modify any Material Exclusive IP Contract, other than those defaults, events of defaults, events, occurrences, conditions or acts that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business taken as a whole. None of NXP or any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel any Material Exclusive IP Contract.

(i) NXP and its Subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of confidential information included or used in any Transferred IP that they, in their reasonable judgment, determine should be maintained as confidential or proprietary, including any Trade Secrets. To NXP’s Knowledge, there has been no disclosure by NXP of any information related to the Transferred IP that NXP, in its reasonable business judgment, determined should be held as confidential information or a Trade Secret, in each case that would reasonably be expected to have a material impact on the intellectual property position of the Business. NXP and its Subsidiaries maintain and enforce a policy of requiring each of its officers, employees, consultants and independent contractors of NXP or any of its Subsidiaries who create any Intellectual Property of NXP or any of its Subsidiaries that is included in any Transferred IP or Licensed NXP IP, to execute and deliver an agreement assigning to NXP or its Subsidiaries any rights such individuals may have to such Intellectual Property and not to disclose or use in an unauthorized manner any confidential or proprietary information of NXP and its Subsidiaries. To NXP’s Knowledge, NXP and its Subsidiaries’ employees performance of their employment activities do not violate any Person’s Intellectual Property Rights or obligations to any other Person.

(j) Schedule 4.21(j) of the NXP Disclosure Schedules contains a true and complete list of all of the following to the extent included in the Transferred IP: (1) all worldwide registrations made by or on behalf of NXP or any of its Subsidiaries of any patents, copyrights, mask works, trademarks, service marks or Internet domain names with any Governmental Authority or quasi-governmental authority, including Internet domain name registrars and (2) all patent applications, copyright applications, mask work applications and applications for registration of trademarks or service marks (collectively, the “NXP Registered IP Rights”), and, where applicable, the jurisdiction in which each of the NXP Registered IP Rights has been applied for, filed or registered, and the applicable registration, application, serial number or other similar identifier and the name of all registrants, applicants and filers. All NXP Registered IP Rights are subsisting (excluding applications) and, to the Knowledge of NXP, all NXP Registered IP Rights are valid and in force and effect (except with respect to applications), and have not expired or been cancelled or abandoned and all filings and payments have been made and other actions taken to maintain all NXP Registered IP Rights in full force and effect. Schedule 4.21(j) (such schedule to be provided at the Closing) is a complete and accurate list of all actions (including payment of fees) necessary within the 120 day period following the Closing Date to prosecute, maintain or otherwise keep in full force and effect the NXP Registered IP Rights.

(k) All of NXP Registered IP Rights are owned by NXP. No NXP Registered IP Rights is jointly owned or owned by any NXP Subsidiary. NXP has the sole right to enforce all NXP Registered IP Rights.

(l) To the Knowledge of NXP, none of NXP nor any of its Subsidiaries has incorporated Open Source Materials into, or combined Open Source Materials with any NXP Identified IP in such a way that (i) requires the distribution or making available of software source code, (ii) prohibits or limits NXP or any of its Subsidiaries from charging a fee or receiving consideration in connection with the licensing, sublicensing or distribution of any product, software or technology, (iii) except as permitted by law notwithstanding a contractual prohibition, grants any right to any Person (other than NXP or its Subsidiaries) to decompile, disassemble or reverse engineer any product, software or technology, or (iv) requires the licensing of any software for purposes of making derivative works.

(m) To the Knowledge of NXP, the operation of the Business as currently conducted, including, the design, development, manufacture, branding, marketing, use, distribution, import, provision and sale of NXP Identified IP, does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction where NXP currently conducts business.

(n) To the Knowledge of NXP, no third party is misappropriating, infringing, or violating any of the Transferred IP or Licensed NXP IP in the Newco Field (as it currently exists). None of NXP or any of its Subsidiaries has any action, suit, arbitration, mediation, proceeding or claim pending against any third party alleging that such third party is misappropriating, infringing or violating any of the Transferred IP or Licensed NXP IP.

(o) To the Knowledge of NXP, neither NXP nor any Subsidiary of NXP has any obligation to pay any third party any future royalties or other fees currently estimated to be in excess of $50,000 in any year for the continued use of Third Party IP in the Business that is related to the design, development, operation, function, distribution or commercialization of the Company Products in the Business, other than commercially available, “off the shelf”, “shrink wrap” or “click through” software.

(p) To the Knowledge of NXP, each item of NXP Identified IP currently offered for sale or license by NXP (or its Subsidiaries, as the case may be) (other than NXP Identified IP distributed or licensed to customers on an “as is” basis) conforms in all material respects with all current specifications and published technical documentation of NXP or any of its Subsidiaries.

(q) Immediately prior to the Closing, all Transferred IP will be fully transferable, alienable or licensable by Dutch Newco, or, if applicable pursuant to Section 1.10(b), USIP LLC, without restriction and without payment of any kind to any third party (other than restrictions under Applicable Law, requirements under Applicable Law to file documents with and pay fees to patent, trademark, copyright and other governmental offices and non-exclusive licenses and Permitted Encumbrances).

4.22  No Prior Operations.  The Transferred Newcos and each Company (other than the Israeli Subsidiary) were formed solely for the purpose of effecting the Transaction and have not engaged in any business activities or conducted any operations other than in connection with the Transaction.

4.23  No Brokers.  None of NXP, the Transferred Newcos, the Companies or any of their Subsidiaries or any Affiliate of the Transferred Newcos, the Companies or any of their Subsidiaries is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transaction, other than Credit Suisse Securities (Europe) Limited. None of Trident, Trident Cayman, the Transferred Newcos, the Companies or any of their Subsidiaries shall incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Transaction.

4.24 Disclaimer of other Representations and Warranties.

(a) Subject to Section 4.24(b), and except as set forth in this Article 4 or Article 5 or in the Ancillary Agreements and Pre-Closing Carve-Out Agreements, NXP makes no representation or warranty, express or implied, at law or in equity, in respect of NXP or its Subsidiaries, or any of their assets, liabilities or operations or the

Business, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

(b) The parties hereto agree that, notwithstanding the foregoing, nothing in this Section 4.24 shall limit (i) the liability of NXP for fraud or intentional misrepresentation, (ii) the representations and warranties set forth in this Article 4 or Article 5 or the covenants and agreements contained in this Agreement of any Party or (iii) subject to Section 12.1, the remedies of Trident and Trident Cayman with respect to any breach by NXP of any such representation, warranty, covenant or agreement.

ARTICLE 5

Representations and Warranties of NXP Concerning the Transaction

Except as set forth in the NXP Disclosure Schedule, NXP represents and warrants to Trident and Trident Cayman as follows:

5.1  Organization and Good Standing.  NXP is a private company with limited liability, duly organized and validly existing under the laws of The Netherlands.

5.2 Power, Authorization and Validity.

(a)  Power and Authority.  NXP has the corporate power and authority to own, operate and lease the Acquired Assets and to carry on the Business as currently conducted. NXP has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transaction. The Transaction and the execution, delivery and performance by NXP of this Agreement, each of the Ancillary Agreements to which it is or will be a party and all other agreements, transactions and actions contemplated hereby or thereby, have been duly and validly approved and authorized by all necessary corporate action on the part of NXP, and no other corporate action on the part of NXP is required in connection therewith.

(b)  Enforceability.  This Agreement has been duly executed and delivered by NXP. This Agreement and each of the Ancillary Agreements to which NXP is a party are, or when executed by the parties thereto, will be, valid and binding obligations of NXP, enforceable against it in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(c)  No Consents; Conflicts.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by NXP to enable NXP to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party or to consummate the Transaction, except (i) the Antitrust Approvals, (ii) as set forth on Schedule 5.2(c) or (iii) those consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to NXP’s ability to consummate the Transaction or to perform its obligations under this Agreement or the Ancillary Agreements to which it is or will be a party or to have an adverse effect on the Business that is not immaterial. Neither the execution and delivery by NXP of this Agreement or any of the Ancillary Agreements to which NXP is or will be a party, nor the consummation of the Transaction or any other transaction contemplated hereby or thereby, conflicts with or violates or results in any violation of or default under (with or without notice or lapse of time, or both) or gives rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under: (a) any provision of the Charter Documents of NXP, each as currently in effect; (b) any Applicable Law; or (c) any Business Material Contract, any Contract unrelated to the Business, or any Contract relating to Indebtedness, in each case to which NXP or any of its Subsidiaries is a party, other than in the case of clauses (b) and (c), as set forth on Schedule 5.2(c) or such conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or losses that would not, individually or in the aggregate, reasonably be expected to be material to, or to delay, NXP’s ability to consummate the Transaction or to perform its obligations under this Agreement or the Ancillary Agreements to which it is or will be a party or to have an adverse effect on the Business that is not immaterial.

5.3  Title to Securities.  NXP is the legal and beneficial owner of, and holds good and marketable title to, the Securities, free and clear of all Encumbrances other than Permitted Encumbrances.

5.4  Proxy Statement.  The information supplied by NXP for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by NXP for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is mailed to Trident’s Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, NXP makes no representation or warranty with respect to any information included in the Proxy Statement other than that supplied by NXP for inclusion in the Proxy Statement.

5.5 Disclaimer of other Representations and Warranties.

(a) Subject to Section 5.5(b), and except as set forth in Article 4 or this Article 5 or in the Ancillary Agreements and Pre-Closing Carve-Out Agreements, NXP makes no representation or warranty, express or implied, at law or in equity, in respect of NXP or its Subsidiaries, or any of their assets, liabilities or operations or the Business, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

(b) The parties hereto agree that, notwithstanding the foregoing, nothing in this Section 5.5 shall limit (i) the liability of NXP for fraud or intentional misrepresentation, (ii) the representations and warranties set forth in Article 4 or this Article 5 or the covenants and agreements contained in this Agreement of any Party or (iii) subject to Section 12.1, the remedies of Trident and Trident Cayman with respect to any breach by NXP of any such representation, warranty, covenant or agreement.

ARTICLE 6

Representations and Warranties of Trident

Except as set forth in the attached disclosure schedule of Trident (the “Trident Disclosure Schedule”), Trident represents and warrants to NXP as follows:

6.1  Organization and Good Standing.  Trident and each of its Subsidiaries is an Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each of Trident and each of its Subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted. Each of Trident and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in jurisdictions that recognize the concept, as a foreign Entity in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have more than an immaterial adverse effect on Trident and its Subsidiaries taken as a whole. None of Trident or any of its Subsidiaries is in violation of any of its Charter Documents.

6.2 Power, Authorization and Validity.

(a)  Power and Authority.  Trident and each of its Subsidiaries has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is or will be a party and to consummate the Transaction. The Transaction and the execution, delivery and performance by Trident and Trident Cayman of this Agreement, each of the Ancillary Agreements to which Trident or any of its Subsidiaries is or will be a party and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Trident and any such Subsidiary, and no other corporate action on the part of Trident or any such Subsidiary, other than the Required Stockholder Approval, is required in connection therewith. Trident’s Board of

Directors has (i) unanimously determined that the Transaction is in the best interests of Trident and its stockholders, approved this Agreement, the Transaction, the Ancillary Agreements and the other transactions contemplated hereby and thereby, (ii) received the opinion of Trident’s financial advisor, Union Square Advisors, to the effect that the Transaction is fair from a financial point of view to Trident and its stockholders, and (iii) unanimously resolved to recommend approval of the issuance of Trident Common Stock to NXP as contemplated by this Agreement and directed that such issuance be submitted to Trident’s Stockholders for their approval.

(b)  Enforceability.  This Agreement has been duly executed and delivered by each of Trident and Trident Cayman. This Agreement and each of the Ancillary Agreements to which Trident or any of its Subsidiaries is or will be a party are, or when executed by Trident or any such Subsidiary shall be, valid and binding obligations of Trident and any such Subsidiary, enforceable against it in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(c)  No Consents, Conflicts.  No consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Authority is necessary or required to be made or obtained by Trident or any of its Subsidiaries to enable Trident and any such Subsidiary to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Ancillary Agreements to which any of them is or will be a party or to consummate the Transaction, except (i) the Antitrust Approvals set forth on Schedule 6.2(c) of the Trident Disclosure Schedule (provided, however, that Schedule 6.2(c) may be updated by Trident, with the consent of NXP on or before October 31, 2009 (which consent shall not be unreasonably withheld or delayed) to reflect further analysis of applicable Antitrust Laws and any required filings and notifications), and (ii) such consents, approvals, orders, authorizations, releases, waivers, registrations, declarations or filings the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to the ability of Trident or any of its Subsidiaries to consummate the Transaction or to perform its obligations under this Agreement or the Ancillary Agreements or to have an adverse effect on Trident and its Subsidiaries that is not immaterial. Neither the execution and delivery of this Agreement and any of the Ancillary Agreements to which Trident or any of its Subsidiaries is or will be a party, nor the consummation of the Transaction or any other transaction contemplated hereby or thereby, conflicts with or violates or results in any violation of or default under (with or without notice or lapse of time, or both) or gives rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under: (a) any provision of the Charter Documents of Trident or any of its Subsidiaries, each as currently in effect; or (b) any Applicable Law; or (c) any Contract to which Trident or any of its Subsidiaries is a party, other than in the case of clause (b) or (c), such conflicts, violations, defaults, terminations, cancellations, modifications, accelerations or losses that would not, individually or in the aggregate, reasonably be expected to be material to, or to delay, the ability of Trident or any of its Subsidiaries to consummate the Transaction or to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is or will be a party or to have an adverse effect on Trident and its Subsidiaries that is not immaterial.

(d)  Vote of the Holders of Trident Common Stock.  The affirmative vote of holders of (x) a majority of the outstanding shares of Trident Common Stock present and voting at the Stockholders’ Meeting in favor of (i) the issuance of the Trident Exchange Shares and the Trident Cash Purchase Shares, and (ii) the New Trident Equity Plan and (y) a majority of the outstanding shares of Trident Common Stock in favor of the Charter Amendment (collectively, the “Required Stockholder Approvals”) are the only actions required to be taken by the stockholders of Trident to approve all of the elements of the Transaction. The quorum required for the Stockholders’ Meeting to validly approve the issuance and delivery of the Trident Exchange Shares and Trident Cash Purchase Shares is a majority of shares of Trident Common Stock outstanding as of the record date for the Stockholders’ Meeting.

6.3 Taxes.

(a) Trident and its Subsidiaries (and any consolidated, unitary, or aggregate group for Tax purposes of which Trident or any of its Subsidiaries is or has been a member) have timely filed all Tax Returns that they were required to file and have timely paid all Taxes due and owing whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with Applicable Law.

Trident has made available to NXP correct and complete copies of all Tax Returns and examination reports of, and any statements of deficiencies assessed against or agreed to by, Trident or any of its Subsidiaries.

(b) For all periods through and including the Closing Date, each of Trident and its Subsidiaries (i) has complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes; (ii) has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper Tax Authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law (including income and employment Tax withholding laws); and (iii) has timely filed all withholding Tax Returns. The Trident Financials reflect all Liabilities for unpaid Taxes of Trident for periods (or portions of periods) through the date of the most recent Trident Financials. Trident does not have any Liability for unpaid Taxes accruing after the date of the most recent Trident Financials except for Taxes arising in the ordinary course of business subsequent to the date of the most recent Trident Financials.

(c) There is (i) no claim for Taxes being asserted against Trident or any of its Subsidiaries that has resulted in a lien against the property of Trident or any of its Subsidiaries other than liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established under U.S. GAAP, (ii) to the Knowledge of Trident, no audit or pending audit of, or Tax controversy associated with, any Tax Return of Trident or any of its Subsidiaries being conducted by any Tax Authority, (iii) no extension or waiver of any statute of limitations on the assessment of any Taxes granted by Trident or any of its Subsidiaries currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. To the Knowledge of Trident, no claim has been made by a Tax Authority in a jurisdiction where Trident or any of its Subsidiaries does not file Tax Returns that Trident or any of its Subsidiaries is or may be subject to an obligation to file Tax Returns and pay Tax in that jurisdiction.

(d) None of Trident or any of its Subsidiaries is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement and none of Trident or any of its Subsidiaries has or will have any liability or potential liability to another party under any such agreement. None of Trident or any of its Subsidiaries has any liability for the Taxes of any Person (other than Trident or any of its Subsidiaries) under Applicable Law, by Contract, as a transferee or successor or otherwise.

(e) None of Trident or any of its Subsidiaries will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) closing agreement described in Applicable Law; (iii) intercompany transactions or any excess loss account described in Applicable Law; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(f) Trident has provided to NXP documentation or summaries describing in reasonable detail any Tax holidays or incentives to which Trident or any of its Subsidiaries benefits. Each of Trident and their Subsidiaries is in compliance with the requirements for any applicable Tax holidays or incentives.

(g) Neither Trident nor any of its Subsidiaries is a U.S. real property holding company within the meaning of Section 897(c)(2) of the Code.

6.4  Subsidiaries.  Schedule 6.4 of the Trident Disclosure Schedule sets forth a list of the direct and indirect Subsidiaries of Trident, including the issued and outstanding shares of capital stock or other equity interests for each such Subsidiary (the “Trident Subsidiary Equity”) and the holders of such issued and outstanding shares of capital stock or other equity interests. The Trident Subsidiary Equity is owned, of record and beneficially as shown on Schedule 6.4 of the Trident Disclosure Schedule, free and clear of all Encumbrances other than Permitted Encumbrances. Other than the Trident Subsidiary Equity, there are no other equity or ownership interests in Trident’s Subsidiaries, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of the Trident Subsidiary Equity or any securities or debt convertible into or exchangeable for any of the Trident Subsidiary Equity or obligating Trident to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement. Except as set forth on Schedule 6.4 of the Trident Disclosure Schedule, neither Trident nor any of its Subsidiaries has any Subsidiary or any equity or ownership interest (or any interest convertible or exchangeable or exercisable for, any equity or ownership interest), whether direct or indirect, in any Person, other than securities in a publicly traded company held for investment purposes consisting of less than one percent (1%) of the outstanding capital stock of such company. Neither Trident nor any of its Subsidiaries is obligated to make nor is it bound by any agreement or obligation to make any material investment or capital contribution in or to any other Person. Trident does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by NXP under the HSR Act.

6.5 SEC Reports; Financial Statements.

(a) Trident has filed or furnished all forms, reports and documents required to be filed or furnished by Trident with the SEC since January 1, 2007. All such required forms, reports and documents (including those that Trident may file subsequent to the Agreement Date) are referred to herein as the “Trident SEC Reports”. As of the time of their respective filing or furnishing (or if amended or superseded by a later filing prior to the Agreement Date, then on the date of later such filing), the Trident SEC Reports (i) were or will be prepared in accordance with and complied or will comply with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Trident SEC Reports, and (ii) did not or will not (or if amended or superseded by a later filing prior to the Agreement Date, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made not misleading.

(b) Except as set forth on Schedule 6.5(b)(i) of the Trident Disclosure Schedule, each of the consolidated financial statements (including, in each case, any related notes thereto) contained in any Trident SEC Reports (the “Trident Financials”), (i) complied or will comply in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presents or will fairly present in all material respects the consolidated financial position of Trident and its Subsidiaries as at the respective dates thereof and the consolidated results of Trident’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may contain condensed footnotes in accordance with Article 10 of the SEC’s Regulation S-X and were or are subject to recurring year-end adjustments. Except as set forth on Schedule 6.5(b)(ii) of the Trident Disclosure Schedule, Trident and its Subsidiaries have no Liabilities other than (A) as disclosed in the balance sheet included in the Trident Financials and dated June 30, 2009, (B) those that may be, or may have been, incurred in the ordinary course of business, (C) those incurred by Trident in connection with the execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and (D) those which would not reasonably be expected to result in a Material Adverse Effect on Trident and its Subsidiaries taken as a whole.

(c) Trident is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(d) Trident maintains effective disclosure controls and procedures and internal control over financial reporting (each as defined in Rules 13a-15 and 15d-15 under the Exchange Act). Trident and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to properties and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. Trident has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Trident’s auditors and the audit committee of Trident’s Board of Directors (A) any significant deficiencies known to either such officer in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Trident’s ability to record, process, summarize and report financial information and has identified for Trident’s auditors and audit committee of Trident’s Board of Directors any material weaknesses in internal control over financial reporting that is known to such officer and

(B) any fraud, whether or not material, that involves management or other employees who have a significant role in Trident’s internal control over financial reporting.

6.6  Trident Stock.  All shares of capital stock of Trident, including the Trident Common Stock and Trident Series B Shares, that may be issued pursuant to the terms of this Agreement are and will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

6.7 Trident Capitalization.

(a) As of September 30, 2009, the authorized capital stock of Trident consisted of 95,000,000 shares of common stock, par value $0.001 per share, of which there were 70,514,503 shares issued and outstanding, and 500,000 shares of preferred stock, par value $0.001 per share, of which there are no shares issued or outstanding. Except as set forth on Schedule 6.7(a) of the Trident Disclosure Schedule, all outstanding shares of Trident Common Stock issued and outstanding as of September 30, 2009 were duly authorized, validly issued, fully paid and nonassessable. There is no Liability for dividends accrued and unpaid by Trident.

(b) As of September 30, 2009 Trident has no shares of Trident Common Stock reserved for issuance, other than 10,525,645 shares of Trident Common Stock reserved for issuance pursuant to the Trident Option Plans, 901,128 shares reserved for issuance pursuant to the Trident Employee Stock Purchase Plan, no shares of Trident Common Stock reserved for issuance pursuant to outstanding stock options not granted pursuant to the Trident Option Plans (“Non-Plan Options”), the Micronas Warrants and the rights issuable pursuant to the Rights Agreement. As of September 30, 2009, (i) a total of 6,288,775 shares of Trident Common Stock are subject to outstanding Trident Options and (ii) a total of 801,055 shares of Trident Common Stock are subject to outstanding Trident Restricted Stock Units. As of September 30, 2009, a total of 2,439,135 shares of Trident Common Stock are reserved for future grant and issuance under the Trident Option Plans (excluding shares subject to outstanding Trident Options and outstanding Trident Restricted Stock Units). Except as set forth on Schedule 6.7(b)(i) and except for the issued and outstanding Trident Options, Trident Restricted Stock Units and Non-Plan Options, described in the previous sentence, the Micronas Warrants, and the Rights Plan there are no other equity or ownership interests in Trident, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any shares of the capital stock of Trident or any securities or debt convertible into or exchangeable for any capital stock of Trident or obligating Trident to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. Except as set forth on Schedule 6.7(b)(ii) of the Trident Disclosure Schedule, all issued and outstanding Trident Options, Trident Restricted Stock Units and Non-Plan Options have been appropriately authorized by Trident’s Board of Directors (or a duly authorized committee thereof) and were issued by Trident in compliance in all material respects with Applicable Law (including the Securities Act and any applicable state blue sky laws, and all of the terms and conditions of the Trident Option Plans pursuant to which they were issued, if applicable) and all requirements set forth in applicable contracts. Except as set forth on Schedule 6.7(b)(iii) of the Trident Disclosure Schedule, all issued and outstanding Trident Options, Trident Restricted Stock Units and Non-Plan Options qualify for the tax and accounting treatment afforded to such awards in the Trident’s Tax Returns and the Trident SEC Reports, respectively, and were otherwise properly disclosed in the Trident SEC Reports. Except as set forth on Schedule 6.7(b)(iv) of the Trident Disclosure Schedule, each Trident Option and Non-Plan Option has an exercise price per share of Trident Common Stock at least equal to the fair market value of a share of Trident Common Stock on a date no earlier than the date of the corporate action authorizing the grant and has a grant date identical to the date of the corporate action authorizing the grant and no Trident Option or Non-Plan Option has had its exercise date or grant date delayed or “backdated.” Schedule 6.7(b)(v) of the Trident Disclosure Schedule sets forth as of the Agreement Date the total number of vested Trident Options and the total number of unvested Trident Options and the weighted average exercise price of such Trident Options.

6.8  Material Contracts.  Schedule 6.8 of the Trident Disclosure Schedule sets forth a list of each of the following Contracts to which Trident or any of its Subsidiaries is a party and, unless otherwise specified, which Contracts are existing as of the Agreement Date (the “Trident Material Contracts”):

(a) any Contract providing for payments (whether fixed, contingent or otherwise) by or to it in an aggregate amount greater than $250,000;

(b) any Contract with any customer or supplier listed on Schedule 6.10(a) or Schedule 6.10(b), respectively, of the Trident Disclosure Schedules;

(c) any Contract with any labor union, works council (including any collective bargaining agreement);

(d) any Contract for the lease of real property;

(e) any lease or other Contract under which Trident or any of its Subsidiaries is lessee of or holds or operates any items of tangible personal property providing for annual payments to the applicable third party in an amount greater than $250,000;

(f) any Contract that (i) restricts it from engaging, participating or competing in any line of business, market or geographic area, (ii) restricts it from freely setting prices for its products, services or technologies (including most favored customer pricing provisions), (iii) commits Trident or any of its Subsidiaries to use any supplier or service provider for any minimum percentage or volume of the requirements of its business, or supply to any customer any minimum percentage of the output of any product of its business, (iv) restricts it from soliciting potential employees, consultants, contractors or other suppliers or customers, other than any such non-solicitation agreements contained in non-disclosure agreements or agreements with customers, vendors or potential business partners entered into in the ordinary course of business, or (v) that grants any exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights to any party, in each case that would reasonably be expected to be material to Trident or that would materially restrict the business operations of Trident;

(g) any Contract providing for indemnification or warranties entered into outside of the ordinary course of business and that would reasonably be expected to be material to Trident;

(h) any Contract entered into in connection with the sale of a business line that was, or could reasonably be expected to be, material to Trident;

(i) any Contract entered into during the two (2) year period preceding the Agreement Date pursuant to which Trident or any of its Subsidiaries has acquired a business or entity, or significant assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(j) any Contract that (i) was entered into during the two (2) year period preceding the Agreement Date or (ii) contains any material obligations that are binding upon Trident or any of its Subsidiaries, in each case providing for (or entered into in connection with) the settlement of any material litigation or the release of any material claim or right by or against Trident or any of its Subsidiaries;

(k) any Contract under which it has created, incurred, assumed or guaranteed Indebtedness in an amount greater than $500,000;

(l) any Contract relating to the license, acquisition, transfer, development or sharing of any material Intellectual Property or Trademark rights (except for any Contract pursuant to which (A) any material Intellectual Property or Trademark rights are licensed to Trident or any of its Subsidiaries under any third party software license generally available to the public, or (B) any material Intellectual Property or Trademark rights are licensed by Trident or any of its Subsidiaries to any Person on a non-exclusive basis); or

(m) any other Contract with respect to which the termination of or default under would reasonably be expected to have a Material Adverse Effect on Trident and its Subsidiaries taken as a whole.

Each of Trident and each of its Subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all material benefits under each Trident Material Contract and each Contract pursuant to which Trident or any of its Subsidiaries licenses Intellectual Property from third parties (other than commercially available, “off the shelf”, “shrink-wrap” or “click-through” software that is priced at $500,000 per annum or less for the license) (“Trident Third Party IP”). To the Knowledge of Trident, each Trident Material Contract and each Contract for Trident Third Party IP is in full force and effect. There exists no default or event of default or, to the Knowledge of Trident, event, occurrence, condition or act, with respect to Trident or any of its Subsidiaries or, to the Knowledge of Trident, with respect to any other contracting party, which, with the giving of notice, the lapse of time or both, would reasonably be expected to (1) become a default or event of default under any Trident Material Contract or any Contract for Trident Third Party IP or (2) give any third party (i) the right to declare a default or exercise any remedy under any Trident Material Contract, including the right to accelerate the maturity or performance of any obligation of Trident or any of its Subsidiaries under any Trident Material Contract, or the right to cancel, terminate or modify any Trident Material Contract, other than those defaults, events of default, events, occurrences, conditions or acts that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Trident and its Subsidiaries taken as a whole. As of the Agreement Date, none of Trident or any of its Subsidiaries has received any written notice regarding any actual or possible material violation or breach of or material default under, or intention to cancel, any Trident Material Contract.

6.9  Absence of Certain Changes.  From June 30, 2009 until the Agreement Date, Trident has operated its business in the ordinary course consistent with past practices, and since such date, there has not been with respect to Trident or any of its Subsidiaries any:

(a) merger or consolidation with any Person or acquisition of assets from any Person other than the acquisition of assets in the ordinary course of business consistent with past practice;

(b) setting aside, declaration or payment of any dividend or other distribution with respect to the outstanding equity securities of Trident;

(c) sale, lease, transfer, license or assignment, other than grants of non-exclusive licenses, of any of assets, tangible or intangible outside the ordinary course of business consistent with past practices with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions;

(d) acquisition of any assets outside the ordinary course of business consistent with past practices with a value or purchase price in the aggregate in excess of $500,000 in any transaction or series of related transactions;

(e) reclassification, split, combination, subdivision or redemption, purchase or other direct or indirect acquisition of any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(f) entry into, termination or material amendment of any Trident Material Contract;

(g) settlement of any claims, actions, arbitrations, disputes or other proceedings that, individually or in the aggregate, exceed $250,000;

(h) material changes with respect to accounting policies or procedures, except as required by application of U.S. GAAP or changes in applicable generally accepted accounting principles;

(i) material Tax election;

(j) issuance or creation of any equity securities in Trident or its Subsidiaries (or any securities convertible into or exchangeable for such equity securities), any options, warrants or other rights to acquire or any obligation for any of to issue, any equity securities in Trident or its Subsidiaries (or any securities convertible into or exchangeable for such equity securities), or any stock appreciation, profit participation or similar rights in Trident or its Subsidiaries, other than the grant of stock options, restricted stock awards and restricted stock units to directors, employees or other service providers in the ordinary course consistent with past practice and, with respect to stock options, with an exercise price of no less than the fair market value on the date of grant;

(k) entry into any collective bargaining, labor union, works’ council or similar agreement or relationship or termination or modification of the terms of any such existing contract or agreement;

(l) increase in the base compensation or target bonuses of any of its employees other than as consistent with past practice or as required by Applicable Law;

(m) adoption, amendment, modification or termination of any bonus, profit-sharing, incentive, severance or other material plan, contract or commitment for the benefit of any of its employees, other than as required by Applicable Law;

(n) any event, change, development or set of circumstances that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Trident and its Subsidiaries; or

(o) commitment to do any of the foregoing.

6.10 Customers and Suppliers.

(a) Significant Customers.  Schedule 6.10(a) of the Trident Disclosure Schedule lists those Persons that, in the twelve (12) months ended June 30, 2009, accounted for the largest amount of, and in the aggregate accounted for at least eighty percent (80%) of, the revenues of Trident and its Subsidiaries (each, a “Trident Significant Customer”). None of Trident or any of its Subsidiaries has any outstanding material disputes concerning its products and/or services with any Trident Significant Customer. As of the Agreement Date, none of Trident or any of its Subsidiaries has received any written, or to the Knowledge of Trident, oral notice from any Trident Significant Customer that such customer intends to terminate, materially modify, or materially reduce its volume of purchases under, existing Contracts.

(b) Significant Suppliers.  Schedule 6.10(b) of the Trident Disclosure Schedule lists each Person that, in the twelve (12) months ended June 30, 2009, accounted for the largest amount of, and in the aggregate accounted for at least eighty percent (80%) of, the expenses accrued for suppliers of products and/or services to Trident and its Subsidiaries for such period (each, a “Trident Significant Supplier”). None of Trident or any of its Subsidiaries has any outstanding material dispute concerning products and/or services provided by any Trident Significant Supplier. As of the Agreement Date, none of Trident or any of its Subsidiaries has received any written, or to the Knowledge of Trident, oral notice from any Trident Significant Supplier that such supplier intends to terminate or materially modify existing Contracts.

6.11 Compliance with Laws.  Except as set forth on Schedule 6.11 of the Trident Disclosure Schedule, during the preceding two (2) years, Trident and its Subsidiaries have materially complied, and are now in substantial compliance, with all Applicable Law. Except as set forth on Schedule 6.11 of the Trident Disclosure Schedule, neither Trident nor any of its Subsidiaries has received any written notification from any Governmental Authority or any employee of Trident or any of its Subsidiaries of any claim of any past or present failure by Trident or any of its Subsidiaries to comply in all material respects with Applicable Law. Neither Trident nor any of its Subsidiaries is in material violation or default of any order, judgment or decree, by which Trident or any of its Subsidiaries is bound. To the Knowledge of Trident, Trident and its Subsidiaries have maintained, in all material respects, all records required to be maintained under Applicable Law. To the Knowledge of Trident, Trident and its Subsidiaries have complied with all Applicable Laws regarding the protection of Customer Personal Data, including, without limitation, the requirements of EU Directive 95/46/EC and corresponding enabling legislation in member states.

6.12 Permits.  Each of Trident and each of its Subsidiaries holds (subject to obtaining any consents set forth on Schedule 6.2(c) and as provided for in Section 6.2(d)) all material governmental licenses, registrations, certificates of occupancy or other permits or approvals necessary for the operation of their respective businesses (“Trident Permits”), and all such Trident Permits are valid and in full force and effect. Neither Trident nor any of its Subsidiaries has received any written notice or, to Trident’s Knowledge, other communication from any Governmental Authority regarding (i) any actual or possible violation of any material Trident Permit or any failure to comply with any term or requirement of any material Trident Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Trident Permit.

6.13 Export Control Compliance.  Each of Trident and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of export control laws and regulations, including any applicable provisions of the United States Export Administration Act and implementing Export Administration Regulation, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on Trident. Without limiting the foregoing: (1) each of Trident and each of its Subsidiaries has obtained all material export licenses and other approvals required for its exports of products, software and technologies; (2) each of Trident and each of its Subsidiaries is in material compliance with the terms of all applicable export licenses or other approvals; (3) there are no material pending or, to the Knowledge of Trident, threatened claims against Trident or any of its Subsidiaries with respect to such export licenses or other approvals; and (4) there are no actions, conditions or circumstances pertaining to Trident’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any material claims, except in each case where such failure or existence, as the case may be, would not reasonably be expected to have a Material Adverse Effect on Trident. Trident does not maintain or conduct, and has not maintained or conducted, any business, investment operation or other activity in or with: (A) any country or Person targeted by any economic sanctions of the United States, as administered by OFAC, or (B) any Person appearing on the list of Specially Designated Nationals issued by OFAC.

6.14 Environmental Matters.  (i) To Trident’s Knowledge, all Hazardous Materials of Trident or any Subsidiary have been disposed of in accordance in all material respects with all Environmental and Safety Laws, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on Trident; (ii) neither Trident nor any Subsidiary has received any written notice of any noncompliance with Environmental and Safety Laws that has not been resolved with no continuing obligation; (iii) no written notices, administrative actions or suits are pending or, to Trident’s Knowledge, threatened relating to an actual or alleged material violation of any applicable Environmental and Safety Laws by Trident or any Subsidiary thereof; (iv) neither Trident nor any Subsidiary is a responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Agreement Date; and (v) no property owned or operated by Trident or any of its Subsidiaries has been contaminated with any Hazardous Materials that could reasonably be expected to require investigation or remediation under any Environmental and Safety Laws.

6.15 Anti-Bribery Compliance.

(a) Neither Trident nor any of its Subsidiaries or, to Trident’s Knowledge, any of their directors, officers or employees or any other Person acting on their behalf has committed any violation of any Anti-Bribery Laws. Without limiting the foregoing, neither Trident nor any of its Subsidiaries or, to Trident’s Knowledge, any of their directors, officers or employees or any other Person acting on their behalf has, either directly or indirectly, engaged in, authorized or knowingly permitted (i) offer or payment of any bribe or kickback to any official or employee of any Governmental Authority or any relative of any such official or employee, or any other payments to such persons, whether or not legal, for the purpose of inducing or rewarding any favorable action by any official or employee of any Governmental Authority, including in order to obtain or retain business or to receive favorable treatment with regard to business, (ii) offer or payment of any bribe or kickback to persons other than government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business, (iii) offer or payment of any bribe, kickback or illegal contribution to any political party, political candidate or holder of governmental office, or any employee of any of the foregoing, including in order to obtain or retain business or to receive favorable treatment with regard to business, (iv) offer or payment of fees to consultants or commercial agents which disguise offers or payments aimed for a bribe, kickback or illegal contribution; or (v) offer or payment of any payments or reimbursements made to personnel of Trident or any of its Subsidiaries for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in subsections (i) through (iv) above.

(b) Trident and its Subsidiaries have implemented an appropriate legal compliance program designed to provide reasonable assurance of compliance with Anti-Bribery Laws, in accordance with the United States Sentencing Commission, Federal Sentencing Guidelines, Chapter Eight — Sentencing Organizations, including (i) written policies and procedures, including appropriate periodic or event-based written certifications, (ii) training of Trident’s and its Subsidiaries’ directors, officers or employees, (iii) processes for reporting, investigating, remediating and punishing violations and (iv) document retention policies.

6.16 Employees and Compliance.

(a) Except as set forth on Schedule 6.16(a), Trident and its Subsidiaries have paid to all employees, independent contractors and consultants all material wages and salaries due to or on behalf of such employees, independent contractors and consultants and required to be paid as of the Agreement Date. Neither Trident nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than payments in the normal course of business and consistent with past practice). There are no controversies pending or, to the Knowledge of Trident, threatened, between Trident or any of its Subsidiaries, on the one hand, and any of their employees, on the other hand, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority that are reasonably likely to be material to Trident and its Subsidiaries.

(b) All employees and temporary workers of Trident and its Subsidiaries are legally permitted to be employed by Trident or any of its Subsidiaries in the jurisdiction in which such employee or temporary worker is employed in their current job capacities under Applicable Law. All fixed-term employees and temporary workers have been hired and/or their contracts renewed, and perform their duties in compliance in all material respects with Applicable Law. All independent contractors providing services to Trident have, to Trident’s Knowledge, been properly contracted and classified as independent contractors for purposes of applicable Tax laws, labor laws, social security laws, laws applicable to employee benefits and other Applicable Law. Neither Trident nor any of its Subsidiaries has, or as of the Closing will have, any employment or consulting contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). As of the Agreement Date, neither Trident nor any of its Subsidiaries is, to the Knowledge of Trident, a party to or otherwise bound by any contract that obligates Trident or any of its Subsidiaries to make an offer of employment to any present or former employee or consultant of Trident or any of its Subsidiaries.

(c) Except as set forth on Schedule 6.16(c) of the Trident Disclosure Schedule, neither Trident nor any of its Subsidiaries (1) is subject to any collective bargaining agreement with respect to any of its employees, (2) is subject to any other contract with any trade or labor union, employees’ association or similar organization, and (3) has any current material labor disputes, except, in the case of clauses (1) and (2), for customary agreements with trade unions representing employees of Trident or any of its Subsidiaries. Trident and its Subsidiaries have good labor relations, and Trident has no Knowledge of any facts indicating that the consummation of the Transaction or any of the other transactions contemplated hereby shall have a material adverse effect on such labor relations. To the Knowledge of Trident, there are no pending, or threatened, efforts to certify any Person as the collective bargaining agent of all or some of the employees of Trident or any of its Subsidiaries.

(d) Schedule 6.16(d) of the Trident Disclosure Schedule lists each material Trident Benefit Arrangement.

(i) Each Trident Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law that is applicable to such Trident Benefit Arrangement.

(ii) Trident has made available to NXP a complete and correct copy of each Trident Benefit Arrangement, including all plan documents, adoption agreements, and amendments thereto, and any trust documents, financial statements, insurance policies (including any stop-loss insurance policies pertaining to a self-insured Trident Benefit Arrangement), employee booklets, summary plan descriptions, summary of material modifications, and any material employee communications relating thereto.

(iii) No suit, administrative proceeding, action or other litigation (other than routine claims for benefits in the ordinary course) has been brought, or to the Knowledge of Trident, is threatened against or with respect to any Trident Benefit Arrangement, including any audit or inquiry by any Governmental Authority.

(iv) No Trident Benefit Arrangement (other than life insurance arrangements) provides post-termination or retiree welfare benefits to any person for any reason, except (i) as may be required under Section 4980B of the Code or similar state or non-U.S. law, (ii) benefits the full cost of which are borne by the employees or (iii) disability benefits under a welfare plan that is fully provided for by insurance.

(v) Unless otherwise indicated in Schedule 6.16(d)(v) of the Trident Disclosure Schedule, none of Trident or any of its Subsidiaries is a party to any: (1) contract with any employee, temporary worker, officer or consultant and/or individual services provider of Trident or any of its Subsidiaries (each a “Trident Employee”) (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Trident or any of its Subsidiaries in the nature of the Transaction or any of the other transactions contemplated by any Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (2) Trident Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Transaction, or any event subsequent to the Transaction such as the termination of employment of any Trident Employee, or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions.

6.17 Litigation.  Except as set forth on Schedule 6.17 of the Trident Disclosure Schedule, there is no private or governmental action, suit, arbitration, mediation, proceeding, claim or investigation pending, or to the Knowledge of Trident, threatened against Trident or its Subsidiaries or any of their respective assets or properties (or against any officer, director, employee or agent of Trident or its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Trident or its Subsidiaries) that is reasonably likely to be material to Trident and its Subsidiaries. There is no material judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator outstanding against any of Trident or its Subsidiaries, or any of their respective assets or properties (or against any officer, director, employee or agent of Trident or its Subsidiaries in their capacity as such or relating to their employment, services or relationship with Trident or its Subsidiaries). Neither Trident nor any of its Subsidiaries has any material action, suit, arbitration, mediation, proceeding, claim or investigation pending against any Governmental Authority or any other Person.

6.18 Corporate Documents.  Trident has made available to NXP (a) copies of the Charter Documents, each as currently in effect of Trident and its Subsidiaries and (b) the minute books containing records of proceedings, consents, actions and meetings of the board of directors and any committees thereof and stockholders of Trident and its Subsidiaries since December 31, 2007 (excluding minutes that have not been prepared as of the Agreement Date).

6.19 No Brokers.  None of Trident or any of its Subsidiaries or Affiliates is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transaction, other than Union Square Advisors, the terms of engagement of which have been fully disclosed to NXP. NXP shall not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement or the Transaction.

6.20 Rights Agreement.  Trident’s Board of Directors has taken all necessary action, to the reasonable satisfaction of NXP, to render the Rights Agreement inapplicable to the Transaction.

6.21 Proxy Statement.  The Proxy Statement shall not at the time it is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement shall not, on the date the Proxy Statement is mailed to Trident’s Stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, Trident makes no representation and warranty regarding any statements or omissions made in reliance upon and in conformity with information furnished in writing to Trident by NXP expressly for use in the Proxy Statement.

6.22 Anti-takeover Provisions Not Applicable.  Trident’s Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and the consummation of any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law enacted under United States federal or Delaware state laws or any provision in Trident’s Charter Documents does not and will not apply to this Agreement or to any of the transactions contemplated hereby.

6.23 Product Liability.  (i) Neither Trident nor any of its Subsidiaries has agreed to provide a warranty with respect to the Trident Products other than pursuant to Trident’s standard terms and conditions as in effect from time to time, the current form of which is included in Schedule 6.23 or pursuant to customers’ standard terms and conditions; (ii) as of the Agreement Date there are no pending or, to Trident’s Knowledge, threatened claims with respect to any such warranty, other than those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Trident and its Subsidiaries taken as a whole; (iii) during the two (2) year period preceding the Agreement Date, there have been no statements, citations or decisions by any Governmental Authority declaring any of the Trident Products defective or unsafe; and (iv) during the two (2) year period preceding the Agreement Date, there have been no recalls, including any recalls ordered by any Governmental Authority, with respect to any Trident Product. As of the Agreement Date, there are no material pending, or, to Trident’s Knowledge, threatened, product liability claims against or involving Trident or any of its Subsidiaries or any Trident Product.

6.24 Intellectual Property.

(a) Trident and its Subsidiaries own or have a license to use all of the Intellectual Property and Trademarks sufficient to enable them to conduct their business as it is currently conducted in all material respects.

(b) Trident or one or more of Trident’s Subsidiaries owns all of the Trident Owned IP free and clear of all Encumbrances, other than Permitted Encumbrances. Except for Trident or one or more of its Subsidiaries, no Persons have an ownership interest in the Trident Owned IP, other than moral rights that cannot, as a matter of Applicable Law, be assigned. Schedule 6.24(b) of the Trident Disclosure Schedules sets forth a list of exclusive licenses to which any of the Trident Owned IP is subject.

(c) Except for Office Actions, none of the Intellectual Property or Trademarks purported to be owned by Trident or any of its Subsidiaries (the “Trident Owned IP”) is subject to any outstanding Order adversely affecting Trident’s and its Subsidiaries’ use thereof or rights thereto or which permit third parties to use any Trident Owned IP (other than on a non-exclusive basis as identified on Schedule 6.24(c)) or requires any future payment by Trident or any Trident Subsidiary.

(d) During the three (3) years preceding the Agreement Date, neither Trident nor any of its Subsidiaries has received any written communications from third parties (i) claiming or asserting that the conduct of their business or any of the activities conducted by Trident and its Subsidiaries that are relevant to their business or any of the products sold or services provided by Trident or any of its Subsidiaries in connection therewith, infringes upon or otherwise violates the Intellectual Property or Trademarks of any other Person, or (ii) offering to grant an Intellectual Property or Trademark license for use in connection with the activities conducted by Trident or any of its Subsidiaries that are relevant to their business or any of the products sold or services provided by Trident or any of its Subsidiaries in connection therewith.

(e) There is no litigation, opposition, cancellation, proceeding, objection or claim pending, or asserted concerning the use, ownership, validity, registerability or enforceability of any of the Trident Owned IP, except for any Office Actions. To the Knowledge of Trident, no such litigation, proceeding or claim is currently threatened, and at no time within the two years prior to the date of this Agreement has any such litigation, proceeding or claim been pending.

(f) Trident and its Subsidiaries have taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of confidential information included or used in any Trident Owned IP that they, in their reasonable judgment, determine should be maintained as confidential or proprietary, including any Trade Secrets. To Trident’s knowledge, there has been no disclosure by Trident of any information related to the Trident Owned IP that Trident, in its reasonable business judgment, determined should be held as confidential information or a Trade Secret, in each case that would reasonably be expected to have a material impact on the business of Trident and its Subsidiaries. Trident and its Subsidiaries maintain and enforce a policy of requiring each of its officers, employees, consultants and independent contractors of Trident or any of its Subsidiaries who create any Intellectual Property of Trident or any of its Subsidiaries to execute and deliver an agreement assigning to Trident or its Subsidiaries any rights such individuals may have to such Intellectual Property and not to disclose or use in an unauthorized manner any confidential or proprietary information of Trident and its Subsidiaries. To Trident’s Knowledge, Trident and its Subsidiaries’ employees performance of their employment activities do not violate any Person’s Intellectual Property Rights or obligations to any other Person.

(g) Schedule 6.24(g) of the Trident Disclosure Schedules contains a true and complete list of all of the following to the extent included in the Trident Owned IP: (1) all worldwide registrations made by or on behalf of Trident or any of its Subsidiaries of any patents, copyrights, mask works, trademarks, service marks or Internet domain names with any Governmental Authority or quasi-governmental authority, including Internet domain name registrars and (2) all patent applications, copyright applications, mask work applications and applications for registration of trademarks or service marks, (collectively, the “Trident Registered IP Rights”), and, where applicable, the jurisdiction in which each of the Trident Registered IP Rights has been applied for, filed or registered, and the applicable registration, application, serial number or other similar identifier and the name of all registrants, applicants and filers. All Trident Registered IP Rights are subsisting (excluding applications) and, to the Knowledge of Trident, all Trident Registered IP Rights are valid and in force and effect (except with respect to applications), and have not expired or been cancelled or abandoned and all filings and payments have been made and other actions taken to maintain all Trident Registered IP Rights in full force and effect by the applicable deadline.

(h) All of Trident Registered IP Rights are owned by Trident and/or Trident’s Subsidiaries. No Trident Registered IP Rights is jointly owned or owned by any Trident Subsidiary. Trident has the sole right to enforce all Trident Registered IP Rights.

(i) To the Knowledge of Trident, none of Trident or any of its Subsidiaries has incorporated Open Source Materials into, or combined Open Source Materials with, any Trident Identified IP in such a way that (i) requires the distribution or making available of software source code, (ii) prohibits or limits Trident or any of its Subsidiaries from charging a fee or receiving consideration in connection with the licensing, sublicensing or distribution of any product, software or technology, (iii) except as permitted by law notwithstanding a contractual prohibition, grants any right to any Person (other than Trident or its Subsidiaries) to decompile, disassemble or reverse engineer any product, software or technology, or (iv) requires the licensing of any software for purposes of making derivative works.

(j) To the Knowledge of Trident, the operation of its business as currently conducted, including the design, development, manufacture, branding, marketing, use, distribution, import, provision and sale of Trident Identified IP, does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction where Trident currently conducts its business.

(k) To the Knowledge of Trident, no third party is misappropriating, infringing or violating any Intellectual Property used in its business that is owned by Trident or any of Trident’s Subsidiaries in the field of its business. None of Trident or any of its Subsidiaries has any action, suit, arbitration, mediation, proceeding or claim pending against any third party alleging that such third party is misappropriating, infringing or violating any of the Trident Owned IP.

6.25 Disclaimer of other Representations and Warranties.

(a) Subject to Section 6.25(b), and except as set forth in this Article 6, Trident makes no representation or warranty, express or implied, at law or in equity, in respect of Trident or its Subsidiaries, or any of their assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

(b) The parties hereto agree that, notwithstanding the foregoing, nothing in this Section 6.25 shall limit (i) the liability of Trident for fraud or intentional misrepresentation, (ii) the representations and warranties set forth in this Article 6 or the covenants and agreements contained in this Agreement of any Party or (iii) subject to Section 12.1, the remedies of NXP with respect to any breach by Trident of any such representation, warranty, covenant or agreement.

ARTICLE 7

Certain Covenants Of the Parties

7.1 Pre-Closing Restructuring.  At or prior to Closing, NXP shall complete the Pre-Closing Restructuring. All documents and agreements executed or delivered in connection with the Pre-Closing Restructuring shall be subject to the prior review and approval of Trident, which review and approval shall not be unreasonably withheld or delayed.

7.2 Access.  Subject to compliance with the terms of the NDA and subject to Applicable Law regarding confidentiality of employee information, during the period from the Agreement Date through the Closing Date, NXP and Trident each will, after receiving reasonable advance notice from the other Party, give such Party reasonable access (during normal business hours) to those of the Books and Records and to the Employees of the Business, in the case of NXP, and to its books, records and employees, in the case of Trident, and will provide such Party with such information regarding the Business and the Acquired Assets, in the case of NXP, or its business, in the case of Trident, as such Party may reasonably request; provided, however, that such access shall not unduly interfere with the normal business and operations of Trident or NXP, as applicable nor shall Trident or NXP have access to any information that (x) based on advice of the other Party’s counsel, would create any potential Liability under Applicable Laws, including Antitrust Laws, or would jeopardize any legal privilege or (y) in the reasonable judgment of Trident or NXP, as the case may be, would (A) result in the disclosure of any trade secrets of third parties or (B) violate any obligation of Trident or NXP, as the case may be, with respect to confidentiality.

7.3 Ancillary Agreements.  The Parties agree to negotiate in good faith and use all reasonable efforts to agree on the definitive forms of the Transition Services Agreement, the Manufacturing Services Agreement, the R&D Services Agreement, the Sublease Agreement, the Lease Agreement and all other Ancillary Agreements and any certificates, schedules or exhibits called for therein.

7.4 Certificate of Designation.  Prior to the Closing, Trident shall file the Certificate of Designation with the Secretary of State of the State of Delaware.

7.5 Conduct Pending the Closing Date.

(a) Except as (w) expressly required by this Agreement or the Ancillary Agreements, (x) Trident shall otherwise consent (which consent shall not be unreasonably withheld or delayed), (y) set forth in Schedule 7.5(a), or (z) set forth in this Section 7.5(a), during the period commencing on the Agreement Date and ending on the Closing Date, with regard to the Business, NXP will, or will cause its Subsidiaries to, operate only in the usual, regular and ordinary course of business consistent with past practices and to:

(i) not merge or consolidate with any Person or acquire assets from any Person other than the acquisition of inventory and supplies in the ordinary course of business consistent with past practice;

(ii) use commercially reasonable efforts to keep available the services of the present officers and Employees of the Business;

(iii) use commercially reasonable efforts to preserve present relationships (to the extent deemed desirable by Trident) with Persons having dealings with the Business;

(iv) other than as contemplated by the provisions of this Agreement or the Ancillary Agreement, not sell, lease, license, transfer or dispose of any Acquired Asset, or any Transferred IP, other than sales of Company Products, in each case in the ordinary course of business consistent with past practice, and non-exclusive licenses of Transferred IP;

(v) not terminate or materially amend any Business Material Contract;

(vi) not, either directly or indirectly, accelerate solicitation or delivery of customer orders, other than in accordance with past practices of the Business;

(vii) not enter into any Contract that would have been a Business Material Contract had it been entered into prior to the Agreement Date;

(viii) except as required by Applicable Law and as set forth on Schedule 7.5(a)(viii), not (A) hire any officer, or terminate the employment of any Continuing Employee other than for “cause”, (B) make any increase in the wages, salaries or compensation payable upon termination of employment by Trident, the Companies or any of their Subsidiaries to any of the Continuing Employees pursuant to Offeree Documents or, if Closing occurs after December 31, 2009, in the ordinary course of business consistent with past practices pursuant to NXP’s customary year-end employee review practices, (C) allow, obligate or cause the Companies and their Subsidiaries to pay, or agree to pay, any wages, salaries, benefits or other compensation, including any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement, other than as provided in the Offeree Documents, (D) enter into, amend or terminate any employment or consulting agreement or arrangement with respect to the performance of personal services to any of the Companies or their Subsidiaries, other than pursuant to the Offeree Documents; (E) adopt or materially amend any Assumed Company Benefit Arrangement, (F) enter into any contract that obligates or purports to obligate any Company, any Company Subsidiaries or Trident to make an offer of employment to any present or former employee or consultant of the Companies or any of their Subsidiaries, other than as provided in the Offeree Documents or (G) promise or otherwise provide any assurances (contingent or otherwise) to any present or former employee or consultant of NXP or any of its Subsidiaries of any terms or conditions of employment with the Companies or any of their Subsidiaries or Trident following the Closing Date, other than as provided in the Offeree Documents;

(ix) not settle any claims, actions, arbitrations, disputes or other proceedings for an amount, in the aggregate, exceeding $1,000,000;

(x) not make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xi) not make any material Tax election;

(xii) use commercially reasonable efforts not to permit any event to occur that would result in any of the representations and warranties contained in this Agreement not being, except as specifically contemplated by this Agreement, true and correct in all material respects at and as of the time immediately after the occurrence of such event;

(xiii) use commercially reasonable efforts to retain the services of the Continuing Employees;

(xiv) comply, in all material respects, with all Applicable Laws;

(xv) not make any change to the Charter Documents of the Transferred Newco, the Companies or any of their respective Subsidiaries;

(xvi) not agree, whether in writing or otherwise, to take any actions in contravention hereof; and

(xvii) not transfer or license on an exclusive basis any Intellectual Property that is Related to the Business and that would otherwise be licensed to Dutch Newco Group (as defined in the IP Transfer and License Agreement) under the IP Transfer and License Agreement if such Intellectual Property were owned by NXP as of the Closing Date, unless it procures that a license (such license to take effect at and conditional upon the Closing) in such Intellectual Property is granted to Dutch Newco Group having the same scope and on the same terms in all material respects as the license that would have been granted to Dutch Newco Group under the IP Transfer and License Agreement if such Intellectual Property were owned by NXP as of the Closing Date.

(b) Except as (w) expressly required by this Agreement or the Ancillary Agreements, (x) NXP shall otherwise consent (which consent shall not be unreasonably withheld or delayed), (y) set forth in Schedule 7.5(b), or (z) set forth in this Section 7.5(b), Trident will, or will cause its Subsidiaries to, operate only in the usual, regular and ordinary course of business consistent with past practices and to:

(i) not merge or consolidate with any Person or acquire assets from any Person other than the acquisition of assets in the ordinary course of business consistent with past practice;

(ii) not set aside, declare or pay any dividend or other distribution with respect to the outstanding equity securities of Trident or authorize the issuance of any such equity securities (other than upon the exercise of currently outstanding options or RSUs), any security or right convertible into any such equity security or any options, warrants (other than in connection with warrants outstanding on the date of this Agreement), stock appreciation, profit participation or similar rights;

(iii) use commercially reasonable efforts to keep available the services of its present officers and employees;

(iv) use commercially reasonable efforts to preserve present relationships with Persons having dealings with its business;

(v) other than as contemplated by the provisions of this Agreement, not sell, lease, exclusively license, transfer or dispose of any assets other than in the ordinary course of business consistent with past practice;

(vi) not reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the forfeiture of unvested options, RSUs and restricted stock in accordance with the terms of applicable plans and award agreements);

(vii) not terminate or materially amend any Trident Material Contract other than in the ordinary course of business consistent with past practice;

(viii) other than in the ordinary course of business consistent with past practice, not enter into any Contract that would have been a Trident Material Contract had it been entered into prior to the Agreement Date;

(ix) not settle any claims, actions, arbitrations, disputes or other proceedings for an amount, in the aggregate, exceeding $1,000,000, other than in the ordinary course of business consistent with past practice;

(x) not make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xi) not make any material Tax election;

(xii) use commercially reasonable efforts not to permit any event to occur that would result in any of the representations and warranties contained in this Agreement not being, except as specifically contemplated by this Agreement, true and correct in all material respects at and as of the time immediately after the occurrence of such event;

(xiii) comply, in all material respects, with all Applicable Laws;

(xiv) other than the Charter Amendment, not make any change to the Charter Documents of Trident or its Subsidiaries; and

(xv) not agree, whether in writing or otherwise, to take any actions in contravention hereof.

7.6 Advice of Changes.

(a) NXP shall advise Trident in writing, promptly upon obtaining Knowledge thereof, of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of NXP untrue or inaccurate, (ii) any breach of any covenant or obligation of NXP under this Agreement, (iii) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transaction, (iv) any material claim, action, proceeding or governmental investigation commenced or threatened involving or affecting the Business or the Transaction, or (v) any effect, event or circumstance that would reasonably be expected to result in a Material Adverse Effect on the Business, or cause any of the conditions to Trident’s obligation to consummate the Transaction not to be satisfied; provided, however, that the delivery of any notice pursuant to this section shall not be deemed to (1) modify any representation or warranty contained in this Agreement or the NXP Disclosure Schedule or (2) limit or otherwise affect the remedies available hereunder to Trident or the conditions to Trident’s obligation to consummate the Transaction.

(b) Trident shall advise NXP in writing, promptly upon obtaining Knowledge thereof, of (i) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Trident untrue or inaccurate, (ii) any breach of any covenant or obligation of Trident under this Agreement, (iii) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transaction, (iv) any material claim, action, proceeding or governmental investigation commenced or threatened involving or affecting Trident or the Transaction, or (v) any effect, event or circumstance that would reasonably be expected to result in a Material Adverse Effect on Trident and its Subsidiaries, taken as a whole, or cause any of the conditions to NXP’s obligation to consummate the Transaction not to be satisfied; provided, however, that the delivery of any notice pursuant to this section shall not be deemed to (1) modify any representation or warranty contained in this Agreement or the Trident Disclosure Schedule or (2) limit or otherwise affect the remedies available hereunder to NXP or the conditions to NXP’s obligation to consummate the Transaction.

7.7 Lease and Sublease Arrangements; Landlord Consents.  NXP shall undertake commercially reasonable efforts to (i) obtain the consent of each landlord under each of the Leases where such landlord’s consent is a condition to the assignment or sublease thereof, which such Leases are indicated as such on Schedule 1.4(a) (the “Landlord Consents”) and (ii) to effect the assignment of each Lease other than the Retained Leases to Trident or a Subsidiary of Trident, and (iii) to effect the sublease or division of each Retained Lease with respect to the portion of the Leased Property as is set forth on Schedule 7.7(a); provided, however, that NXP shall not be required to pay any consideration to obtain the Landlord Consents. At the Closing, Trident or a Subsidiary of Trident shall sublease that portion of each of the Leased Properties identified in Schedule 7.7(b), back to NXP or its Subsidiaries. Each such sublease shall be on the same underlying terms as the original Lease, except as set forth on Schedules 7.7(a) and 7.7(b).

7.8 Consents; Releases.  NXP and Trident will use commercially reasonable efforts to obtain prior to the Closing, the NXP Consents and Trident Consents, respectively; provided, however, that neither NXP or Trident nor any of their respective Affiliates shall be required to pay any consideration to obtain any NXP Consents or Trident Consents other than de minimis consideration, fees and expenses required by either the terms of the relevant Contract or the applicable Governmental Authority, which consideration, fees and expenses shall be paid by NXP as to the NXP Consents and Trident as to the Trident Consents. Each of Trident and NXP will cooperate fully with the other Party, and will provide such other Party with such assistance as it may reasonably request, for the purpose of (a) attempting to obtain the NXP Required Consents or Trident Required Consents; and (b) arranging for such Party to be released and discharged from its obligations and other liabilities under the relevant Contracts.

7.9 Notices.  NXP shall give all notices and other information required to be given to the Employees of the Business, any collective bargaining unit representing any group of Employees of the Business, and any applicable Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that NXP will consult with Trident (and consider in good faith any comments from Trident) prior to sending any material notices or other communications to its employees regarding the matters described in this Agreement; provided, further that all communications to Persons who are intended to be Continuing Employees shall be subject to the prior approval of Trident (which approval shall not be unreasonably withheld or delayed).

7.10 Non-Competition.

(a) During the period beginning at the Closing Date and ending on the date three (3) years following the Closing Date (the “Restricted Period”), NXP covenants and agrees that no member of NXP Group shall engage in, or acquire any equity or ownership interest in any Person that is engaged in any Restricted Business; provided, however, that no member of NXP Group will be deemed to be so engaged solely by reason of (i) any passive investment in a Person to the extent that such investment does not constitute ownership of more than five percent (5%) of the outstanding voting stock of such Person, and no member of the NXP Group is engaged in the management of, or sits on the board of directors or other governing body of, any such Person, or (ii) selling products, providing services or licensing intellectual property in the ordinary course of business to a Person engaged in the Restricted Business. The restrictions in this Section 7.10 shall not apply to the activities of any Person or business acquired by the NXP Group after the Closing Date to the extent and so long as (A) (x) less than twenty percent (20%) (the “Competitive Threshold”) of the annual gross revenues of such acquired Person or business is derived from a Restricted Business; (y) the annual gross revenues of such person or business derived from a Restricted Business are less than $32.5 million; and (z) no Intellectual Property of NXP or its Subsidiaries is transferred or licensed to, or otherwise made available for use by, the acquired Person or business in that Restricted Business or

(B) the portion of the acquired Person or business engaged in the Restricted Business (1) is maintained separately from NXP; (2) no Intellectual Property of NXP or its Subsidiaries is transferred or licensed to, or otherwise made available for use by the acquired Person or business in the Restricted Business; and (3) the activities of that Restricted Business are terminated through a winding-down process that is completed no more than six (6) months from the date on which such Person or business is acquired.

The Parties understand and agree that, except as provided in this Section 7. 10, NXP and its Subsidiaries are free to compete with Trident and its Subsidiaries and the Companies and their Subsidiaries and to do business with any such Person or any current or prospective client, customer or supplier of such Person. The provisions in this Section 7.10 shall not restrict the NXP Group from engaging in any activities currently conducted by NXP and its Affiliates (other than the Restricted Business).

(b) Non-Solicitation of Employees and Consultants.  NXP agrees that neither it nor any of its Subsidiaries shall, during the Restricted Period, directly or indirectly, encourage, solicit, induce or attempt to induce any Continuing Employee, or any other employee of Trident or any of its Subsidiaries, to terminate his or her employment or consulting relationship with Trident or any of Trident’s Subsidiaries. Trident agrees that neither it nor any of its Subsidiaries shall, during the Restricted Period, directly or indirectly, encourage, solicit, induce or attempt to induce any employee or consultant of NXP or any of its Subsidiaries (other than any Continuing Employee) to terminate his or her employment or consulting relationship with NXP or any of such Subsidiaries. Nothing in this Section 7.10(b) shall prohibit general solicitations for employment through advertisements or other means.

(c) Savings Clause.  It is the desire and intent of the Parties that the provisions of this Section 7.10 shall be enforceable to the fullest extent permissible under Applicable Law. If any provision of this Section 7.10 or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to Applicable Law so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 7.10.  Each provision of this Section 7.10 is separable from every other provision, and each part of each provision of this Section 7.10 is separable from every other part of such provision.

7.11 Proxy Statement and Other Filings.

(a) The Parties shall cooperate to prepare and cause to be filed with the SEC, as soon as reasonably practicable following the Agreement Date, preliminary proxy materials to obtain the Required Stockholder Approval (and in connection therewith, NXP will, as soon as practicable following the Agreement Date, provide any financial statements, narrative disclosure and other information relating to the Business as may be required by Applicable Law, and shall make its accountants, personnel and counsel available to review and discuss the same with Trident). Promptly following the later of (i) receipt and resolution of SEC comments thereon or (ii) the expiration of the ten (10) day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, Trident shall file definitive proxy materials with the SEC, and cause the Proxy Statement to be mailed to Trident’s Stockholders. Trident will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Transaction to (x) comply as to form in all material respects with all applicable SEC requirements, and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (z) otherwise comply in all material respects with all Applicable Laws, it being understood that this covenant shall not apply to any statements or omissions made or material included in reliance upon and in conformity with information furnished in writing to Trident by NXP expressly for use in such documents. NXP shall cause all information provided by NXP or its agents to Trident for inclusion in documents to be filed with the SEC or other regulatory authorities in connection with the Transaction to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii)otherwise comply in all material respects with all Applicable Laws.

(b) Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Authority, Trident shall provide NXP with reasonable opportunity to review and comment on each such filing.

(c) Trident will notify NXP promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply NXP with copies of all correspondence between Trident and the SEC or any other government officials with respect to the Proxy Statement or other filing. Trident shall provide NXP with reasonable opportunity to review and comment on any written response in advance. Whenever either Trident or NXP acquires Knowledge of any event or information that is or may be required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the party acquiring such Knowledge shall promptly inform the other of such event or information, and NXP shall cooperate with Trident in preparing such amendment or supplement as may be required to reflect such event or information. Trident shall provide NXP with reasonable opportunity to review and comment on any such amendment or supplement in advance, and promptly file with the SEC or its staff or any other government officials, and/or, to the extent required by Applicable Law or the SEC or its staff, mail to the Trident’s Stockholders, such amendment or supplement.

7.12 Stockholders’ Meeting.

(a) Trident shall take all action necessary under all Applicable Laws to call, give notice of, convene and hold a meeting of Trident’s Stockholders to vote on the issuance of the Trident Common Stock to NXP as contemplated by this Agreement as promptly as practicable following SEC clearance of the Proxy Statement (the “Stockholders’ Meeting”). Trident shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Charter Amendment and the issuance of the Trident Common Stock to NXP as contemplated by this Agreement (subject to Trident’s right to effect a change in Board Recommendation in accordance with the terms of this Agreement). Trident shall ensure that all proxies solicited by or on behalf of Trident in connection with the Stockholders’ Meeting are solicited in compliance with all Applicable Laws. NXP may require Trident to adjourn or postpone the Stockholders’ Meeting one (1) time for a period not exceeding thirty (30) days.

(b) Subject to Section 7.12(c): (i) the Proxy Statement shall include a statement to the effect that Trident’s Board of Directors recommends that Trident’s Stockholders vote to approve the Charter Amendment and the issuance of Trident Common Stock to NXP as contemplated by this Agreement at the Stockholders’ Meeting (such recommendation being referred to as the “Board Recommendation”); and (ii) the Board Recommendation shall not be withdrawn or modified in a manner adverse to NXP and Trident’s Board of Directors shall not publicly propose to withdraw or to qualify or modify in a manner adverse to NXP, the Board Recommendation. Nothing in this Agreement shall preclude (A) Trident from making any public disclosure of any material facts, including but not limited to the fact that an Acquisition Proposal has been submitted to Trident, if Trident’s Board of Directors determines in good faith, after consultation with Trident’s outside legal counsel, that such disclosure would be reasonably expected to constitute a breach of its fiduciary duties under Applicable Law, or (B) Trident’s Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing or adversely qualifying or modifying the Board Recommendation, NXP shall have the right (to the extent provided in Section 10.1(e)) to terminate this Agreement under Section 10.1(e) and receive the termination fee contemplated under Section 10.4 from Trident.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time before the issuance of Trident Common Stock to NXP as contemplated by this Agreement is approved by the applicable Required Stockholder Approvals, the Board Recommendation may be withdrawn or qualified or modified in a manner adverse to NXP, if Trident’s Board of Directors determines in good faith, after consulting with outside legal counsel that such withdrawal, qualification or modification would be required by its fiduciary obligations to Trident’s Stockholders under Applicable Laws. Trident shall provide NXP with at least seventy-two (72) hours’ notice (the “Notice Period”, which may run concurrently with any notice required under Section 10.1(h)) to the effect that absent any revision to the terms and conditions of this Agreement, Trident’s Board of Directors has resolved to effect a withdrawal or modification of the Board Recommendation and/or to terminate this Agreement, which notice shall specify in reasonable detail the basis for such withdrawal, qualification or modification of the Board Recommendation or termination, including the identity of any party making a Superior Offer and the material terms thereof. During the Notice Period, Trident shall, and shall cause its financial and legal advisors to, (1) negotiate with NXP and any representative or agent of NXP (including any director or officer of NXP) (collectively, “NXP Representatives”) in good faith (to the extent NXP desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that Trident’s Board of Directors would not effect a withdrawal, qualification or modification of the Board Recommendation and/or terminate this Agreement, and (2) permit NXP and the NXP Representatives to make a presentation to Trident’s Board of Directors regarding this Agreement and any adjustments with respect thereto (to the extent NXP desires to make such presentation); provided, that, in the event of any material or substantive revisions to any Acquisition Proposal that Trident’s Board of Directors has determined to be a Superior Offer, Trident shall be required to deliver a new written notice to NXP. In determining whether to withdraw or to qualify or modify the Board Recommendation and/or terminate this Agreement, Trident’s Board of Directors shall take into account any changes to the terms of the transactions contemplated by this Agreement proposed by NXP in response to such notice.

(d) Prior to a termination of this Agreement, Trident’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting in accordance with Section 7.12(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal, qualification or modification of the Board Recommendation.

7.13 Employee Equity.

(a) Trident agrees that, at the Stockholders’ Meeting, it will submit for approval to Trident’s Stockholders, a new omnibus employee equity incentive plan in the form attached as Exhibit N with the number of shares of Trident Common Stock available for issuance thereunder to be mutually agreed upon by Trident and NXP within thirty (30) days after the Agreement Date, under which Continuing Employees, as well as employees of Trident and its Subsidiaries (other than the Companies and their Subsidiaries), will be eligible to receive awards (the “New Trident Equity Plan”), and, in connection with the initial awards under the New Trident Equity Plan, that it will consult in good faith with NXP regarding award levels and terms so as to appropriately incentivize employees. Awards under the New Trident Equity Plan shall be made following the completion of the Option Exchange contemplated in Section 7.13(b) by the Compensation Committee of the Trident’s Board of Directors (as reconstituted in connection with the Transaction).

(b) As promptly as practicable following the Closing, subject to receipt of any required stockholder approval, Trident will launch an offer to employee holders of stock options, offering to exchange certain options to purchase shares of Trident Common Stock for a lesser number of replacement options to purchase shares of Trident Common Stock to be granted under the New Trident Equity Plan (the “Option Exchange”). Trident agrees that it shall consult in good faith with NXP in determining which options will be eligible to participate in and the terms of the Option Exchange.

(c) To the extent that any unvested options to purchase shares of Trident Common Stock under any Trident Stock Plan remain outstanding immediately following the completion of the Option Exchange, Trident will take into account such unvested equity grants in determining the number of equity awards to be granted to employees of Trident and its Subsidiaries (other than the Continuing Employees) as contemplated in clause (a) above.

7.14 No Shop.

(a) During the period between the Agreement Date and the Closing Date, neither Trident nor any of its officers or directors shall, and Trident shall use its reasonable best efforts to instruct and cause its employees, investment bankers, attorneys and other advisors and representatives not to, directly or indirectly:

(i) solicit, initiate, propose or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal;

(ii) furnish or make available any non-public information regarding Trident to any Person in connection with or in response to an Acquisition Proposal;

(iii) afford to any Person access to the business, properties, assets, books or records, or to any personnel of Trident with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal;

(iv) participate or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal;

(v) approve, endorse or recommend any Acquisition Proposal;

(vi) grant any waiver, amendment or release under any standstill or confidentiality agreement, or anti-takeover laws; or

(vii) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal;

provided, however, that prior to the approval at the Stockholders’ Meeting of the Charter Amendment and the issuance of Trident Common Stock to NXP as contemplated by this Agreement and the other proposals required to be approved in order to effect the Closing, this Section 7.14 shall not prohibit Trident from furnishing or making available non-public information regarding Trident to, entering into discussions and negotiations with, entering into non-disclosure agreements with, or amending, waiving, or releasing restrictions on non-public communications with Trident contained in any standstill or similar agreement applicable to, any Person in response to a bona fide written Acquisition Proposal, not solicited in violation of this Section 7.14, that Trident’s Board of Directors determines in good faith after consultation with Union Square Advisors or another financial advisor of nationally recognized reputation constitutes, or could reasonably be expected to lead to, a Superior Offer if: (A) Trident’s Board of Directors concludes in good faith, after having consulted with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary obligations to Trident’s stockholders under Applicable Laws; (B) Trident receives from such Person an executed confidentiality agreement not materially less favorable to Trident than the NDA; and (C) concurrently with furnishing or making available any such non-public information to such Person, Trident furnishes or makes available such non-public information to NXP (to the extent Trident has not previously furnished or made available such non-public information to NXP).

(b) Trident shall promptly (but in any event within one (1) Business Day after receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal) notify NXP of any Acquisition Proposal or inquiry regarding the making of an Acquisition Proposal that is made or submitted by any Person during the period prior to the Closing. Such notice shall include the identity of the Person or group of Persons making such offer, proposal or inquiry and the material terms and conditions of any proposals or offers. Trident shall keep NXP reasonably informed with respect to: (i) the status, terms and conditions of any such Acquisition Proposal or inquiry; and (ii) the status and material terms and conditions of any modification or proposed modification thereto.

(c) Trident agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Trident agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 7.14(a) of the obligations undertaken in this Section 7.14.  Trident also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries or portions thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries. Trident shall promptly notify NXP of any breach, to the Knowledge of Trident, of any existing confidentiality agreement applicable to confidential information of Trident (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any such existing confidentiality agreement that Trident or Trident’s Board of Directors waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof.

(d) NXP agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any offer or proposal to acquire, directly or indirectly, any interest in the Business. NXP also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring, directly or indirectly, any portion of the Business to return or destroy all confidential information with respect to the Business heretofore furnished to such Person by or on behalf of NXP or any of its Subsidiaries. NXP shall promptly notify Trident of any breach, to the Knowledge of NXP, of any existing confidentiality agreement applicable to confidential information relating to the Business (including the standstill provisions thereof) by the counterparty thereto, or any request by the counterparty to any such existing confidentiality agreement that NXP or NXP’s Board of Directors waive the standstill provision thereof or authorize or give permission to such counterparty to take actions that would otherwise be prohibited by the standstill provisions thereof.

7.15 Public Announcement.  The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by Trident and NXP. The Parties will thereafter use reasonable best efforts to provide each other the opportunity to review, comment upon and concur with, and use reasonable best efforts to agree on, any press release or other public statements to be made by either Party with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or stock market; provided, that no such consultation or other action shall be required prior to making any disclosure or taking any other action expressly permitted by Section 7.12.

7.16 Confidentiality.  Prior to the Closing Date, the Parties will hold all nonpublic information, including any information provided pursuant to Sections 7.1, 7.6 or 7.14 hereof, in strict confidence in accordance with the terms of that certain Confidentiality Agreement dated January 14, 2009 (the “NDA”), entered into between NXP and Trident. From and after the Closing Date, the NDA shall be deemed to have been terminated and superseded and the Parties will hold any non-public information in accordance with the terms of the Stockholder Agreement and any other applicable Ancillary Agreements.

7.17 Regulatory Approvals and Related Matters.

(a) Each Party shall use reasonable best efforts to file, as promptly as practicable after the Agreement Date, all notices, reports and other documents required to be filed by such Party with any Governmental Authority with respect to the Transaction. Without limiting the generality of the foregoing, Trident and NXP shall, as promptly as practicable after the Agreement Date, prepare and file the notifications required under the HSR Act, the Sherman Act, the Clayton Act, the FTC Act, Council Regulation 139/2004 of the European Commission, and under any other Applicable Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Transaction. All fees payable to Governmental Authorities in respect of Antitrust Approvals in connection with the transfer of the Acquired Assets by NXP to the Companies, the transfer of the Securities to Trident Cayman or an Affiliate of Trident Cayman, the issuance of the Trident Exchange Shares or Trident Cash Purchase Shares to NXP or otherwise in connection with this Agreement or any Pre-Closing Carve-Out Agreement shall be paid by NXP when due.

(b) NXP and Trident each shall promptly supply the other with any information that may be required in order to effectuate any filings or applications pursuant to this Section 7.17. Except where prohibited by Applicable Laws, and subject to the NDA, each of Trident and NXP shall, (i) consult with the other Party prior to making or taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions, proposals, filings, applications, notices and submissions before making or submitting any of the foregoing to any Governmental Authority by or on behalf of any Party to this Agreement in connection with any investigations or proceedings in connection with this Agreement or the Transaction, (iii) coordinate with the other in preparing and exchanging such information, (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority in connection with this Agreement or the Transaction, and (v) except to the extent prohibited by the relevant Governmental Authority, permit representatives of each Party to participate in meetings and conferences with any Governmental Authority relating to the Transaction; provided, that, with respect to any such filing, presentation or submission that contains information that a Party reasonably deems it to be sensitive for its business, such Party may designate relevant portions of such notice, filing, presentation, or other submission as “Outside Counsel Eyes Only,” in which case review of those designated portions shall be limited to the outside counsel representing the other Party, and such other Party agrees to abide by such arrangement.

(c) The Parties shall use commercially reasonable efforts to: (i) take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Authority with respect to the Transaction under the Antitrust Laws; and (iii) take, or cause to be taken, all actions necessary to obtain each consent, approval or waiver (if any) required to be obtained (pursuant to any Applicable Law or contract, or otherwise) by such Party in connection with the Transaction and to make effective the Transaction. If any Governmental Authority, including any competition authority, seeks amendments to the Transaction or commitments to be undertaken by any Party as a condition to refraining from seeking to block the Transaction, allowing the applicable waiting period to expire or releasing such Governmental Authority’s consent with respect to the Transaction, the Parties shall commence and conduct good faith negotiations with each other for no less than fifteen (15) days and use their commercially reasonable efforts in order to agree upon amendments to this Agreement or the Ancillary Agreements which are necessary in order to resolve the issues raised by such Governmental Authority and permit the consummation of the Transaction and the other transactions contemplated hereby. Notwithstanding anything to the contrary herein, neither Party shall be required to agree to any divestiture, sale, license or Encumbrance of any properties, assets or businesses by any Party or any of their respective Affiliates, or the imposition of any material limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties (each, an “Antitrust Restraint”).

7.18 Books and Records.  To the extent that any portion of the Books and Records that constitutes Acquired Assets is, at the Closing Date held by NXP or any of its Subsidiaries but physical possession of such Books and Records is not transferred on the Closing Date, NXP shall be obligated to deliver that portion of the Business Books and Records only upon the request of Trident; provided, that, NXP will cooperate reasonably with Trident at Trident’s request to identify any such Books and Records held by NXP or any of its Subsidiaries. NXP shall be entitled to retain copies of such Books and Records in its possession in accordance with its existing document retention policy for administrative, non-business purposes only; provided, that, such Books and Records shall be kept strictly confidential and not disclosed to any other person, except as may be required by Applicable Law. Each Party agrees to retain all Books and Records in existence as of the Closing Date that are held by such Party or such Parties Subsidiaries for the length of time required by Applicable Law or, in the event no specific time period is required by Applicable Law, then for a period of five (5) years following the Closing, and to make personnel of such Party or its Subsidiaries available (without substantial disruption of employment) to the other Party to the extent in each case that such access is reasonably related to any Acquired Assets or Assumed Liabilities or Excluded Assets or Excluded Liabilities, as applicable, is necessary for the other Party to comply with the terms of this Agreement, any Ancillary Agreement or any Applicable Law or is necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The Party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

7.19 Nasdaq Notice; Listing of Shares.  Promptly following execution of this Agreement, Trident shall apply to cause the Trident Exchange Shares and Trident Cash Purchase Shares to be approved for listing on Nasdaq, subject to official notice of issuance and shall make any other filing required under the rules and regulations of the NASDAQ Stock Market, Inc. to cause the listing of the Trident Exchange Shares and Trident Cash Purchase Shares and to otherwise effect the transactions contemplated by this Agreement. Trident shall use all commercially reasonable efforts to (x) obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, as maybe required under the Securities Act, or applicable U.S. State securities laws for the issuance of the Trident Exchange Shares and the Trident Cash Purchase Shares to NXP, prior to issuance of the Trident Exchange Shares and the Trident Cash Purchase Shares and (y) cause such authorization, approval, permit or qualification to be effective on or prior to the Closing.

7.20 Employment Matters.

(a) Trident and NXP shall comply with the provisions of Schedule 1.11 with respect to employment matters set forth therein. NXP shall use its commercially reasonable best efforts to make any notifications, and obtain any consents or advise, and take such other action, as is contemplated by Sections 9.1(c) and 9.1(d) and Schedule 1.11, as promptly as practicable and in consultation with Trident, and shall keep Trident informed of the status and progress thereof and any material developments therewith.

(b) From the Agreement Date up through and including the Closing Date, NXP shall continue, and/or shall cause its Subsidiaries, to pay to all Continuing Employees, independent contractors and consultants of the Business all material wages and salaries due to or on behalf of such employees, independent contractors and consultants and required to be paid as of the Agreement Date.

(c) NXP shall provide that all Company Benefit Arrangements, including all long term benefit arrangements, pension plans, pension entitlements or statutorily required benefit plans, are, on the date of the Pre-Closing Restructuring becomes effective and on Closing Date, fully funded or, to the extent of any shortfall in such funding, that an amount equal to the Pension Shortfall shall be (i) transferred to the Transferred Company or Company that is responsible for the Liability associated with the Company Benefit Arrangements, or (ii) transferred or contributed to the Company Benefit Arrangement that has a shortfall to the extent such transfer or contribution eliminates the associated Liability, so as to cover all entitlements of the Continuing Employees accrued or existing on such dates.

7.21 Certain Contracts.  Upon Trident’s request from time to time during the period ending twelve (12) months following the Closing and, with respect to any reasonable related out-of-pocket expenses, at Trident’s expense, NXP shall use commercially reasonable efforts to assist Trident in its efforts to enter into Contracts with third parties with whom NXP currently has Contracts that are Related to the Business or used in the Business, but that are not included in the Acquired Assets; provided, however, that neither NXP nor any of its Subsidiaries shall be under any obligation to (i) take any actions that are restricted under any agreements to which NXP or any of its Subsidiaries is now or may hereafter become a party or (ii) make any payments to such third parties or otherwise incur any Liabilities in complying with this Section 7.21 unless such payments or Liabilities shall be made or reimbursed in full by Trident.

7.22 Information.

(a) On or before October 16, 2009, NXP shall deliver to Trident the audited consolidated balance sheet of the Business as of June 30, 2009 and the related consolidated income statements for the six (6) month periods ended June 30, 2008 (unaudited) and June 30, 2009 (audited) as to which the representation and warranty in Section 4.5(b) with respect to Interim Business Financial Statement shall apply from the date of delivery and which otherwise shall be consistent, in all material respects, with the unaudited Interim Business Financial Statements delivered prior to the Agreement Date.

(b) Subject to Section 7.17 and to any other requirements of Applicable Law, Trident and NXP each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of NXP, Trident or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Transaction.

7.23 Unrestricted Subsidiary.  Prior to the Closing, NXP shall take all actions necessary to ensure that at and after the Closing Trident and its Subsidiaries (i) qualify as “Unrestricted Subsidiaries” under the NXP Indebtedness, and (ii) are not restricted by, or subject to, any terms, covenants or other provisions of the NXP Indebtedness.

7.24 Certain Patent Filings.  As contemplated by the IP Transfer and License Agreement, Dutch Newco will be responsible for the registration and/or recordation of the transfers and assignments contemplated by the IP Transfer and License Agreement, and the out-of-pocket fees paid to the US Patent and Trademark Office or any other government intellectual property office in connection therewith shall be shared equally by NXP and Dutch Newco, except that NXP shall bear 100% of the out-of-pocket fees and reasonable expenses incurred in connection with addressing the chain of title, recordation and other issues previously identified by Dutch Newco’s counsel, which issues are generally identified on Schedule 2.1(b) to the IP Transfer and License Agreement. NXP shall pay or reimburse Dutch Newco for its portion of the fees within 30 days of the date of invoice.

ARTICLE 8

Tax Matters

8.1 Taxes.

(a) NXP shall, to the extent that failure to do so could adversely affect or result in any Encumbrance on the Securities or the Acquired Assets or otherwise result in Trident having any liability for payment of any amount, (i) continue to file all Tax Returns within the time period for filing, and such Tax Returns shall be true, correct and complete in all material respects, and (ii) pay when due any and all Taxes attributable to or levied or imposed upon the Transferred Newcos, the Companies and their Subsidiaries and the Acquired Assets for periods (or portions thereof) through and including the Closing Date whether or not such payment is required to be paid after the Closing Date.

(b) Trident shall (i) continue to file all its Tax Returns within the time period for filing, and such Tax Returns shall be true, correct and complete in all material respects and (ii) pay when due any and all Taxes attributed to or levied or imposed upon it for periods (or portions thereof) through and including the Closing Date.

(c) NXP shall be responsible for and shall pay any and all Taxes with respect to the Transferred Newcos, the Companies and their Subsidiaries and the Acquired Assets relating to all periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. Trident shall be responsible for and shall pay any and all Taxes with respect to the Transferred Newcos, the Companies and their Subsidiaries and the Acquired Assets relating to all periods beginning after the Closing Date and the portion beginning after the Closing Date for any taxable period that includes (but does not end on) the Closing Date. All property Taxes, personal property Taxes and similar ad valorem obligations in respect of the Acquired Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Periods”) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the remainder of the Straddle Period based on the number of days in each such segment of the Straddle Period.

(d) Certain Taxes.  All transfer, documentary, VAT, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) arising (i) in connection with the performance of this Agreement (including, without limitation, any such Taxes imposed on the transfer from NXP (or from any NXP Subsidiary) to Trident (or any Trident Subsidiary) of the Transferred Newcos, any of the Companies, and/or the Direct Transfer Assets) or (ii) the transfer of the Acquired Assets by NXP to the Transferred Newcos and/or the Companies, as the case may be, the Transferred Inventory or otherwise in connection with any Pre-Closing Carve-Out Agreement (“Transfer Taxes”) shall be paid by NXP when due, whether imposed on NXP or its Subsidiaries, the Transferred Newcos, any of the Companies or Trident or its Subsidiaries. NXP and its Subsidiaries, Trident and its Subsidiaries, and the relevant Transferred Newcos and/or the Companies shall, each at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees (or their recovery or refund) as reasonably advised by NXP. To the extent NXP reasonably determines that any of the Transfer Taxes should not be refundable or recoverable (or, regardless of NXP’s initial determination, any of the Transfer Taxes are ultimately not actually refundable or recoverable) following the Closing and communicates that determination in writing to Trident Cayman, then 50% of the amount of such non-refundable or non-recoverable Transfer Taxes shall be reimbursed to NXP by Trident Cayman within ten (10) Business Days of the date of that communication up to a maximum reimbursement amount of USD $4,500,000 after taking all such reimbursements into account. If any such Transfer Taxes for which reimbursement has been made are nonetheless thereafter recovered or refunded, then NXP shall return the applicable reimbursement payment to Trident Cayman within ten (10) Business Days (unless there remain unreimbursed non-recoverable Transfer Taxes due to the application of the USD $4,500,000 reimbursement cap).

8.2 Cooperation on Tax Matters.

(a) NXP and Trident shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. NXP and Trident agree to retain all books and records with respect to Tax matters pertinent to the Transferred Newcos, the Companies and their Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(b) NXP further agrees, upon request, to use its reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

8.3 Preparation of Tax Returns.

(a) Tax Returns due prior to the Closing Date.  NXP shall prepare, or cause to be prepared in a timely manner, all Tax Returns of the Transferred Newcos, the Companies and their Subsidiaries that are due prior to the Closing Date; provided, however, that any such Tax Return shall be prepared by treating items on such Tax Return in a manner consistent with the prior Tax Returns of the Transferred Newcos, the Companies and their Subsidiaries.

(b) Tax Periods Ending before the Closing Date.  Trident or Trident Cayman, as applicable, shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Transferred Newcos, the Companies and their Subsidiaries for Tax periods which end on or before the Closing Date and that are due after the Closing Date, provided, however, that any such Tax Return will be prepared on a basis consistent with the prior Tax Return. Trident and Trident Cayman shall permit NXP to review and comment upon the Tax Return prior to filing.

(c) Tax Periods Beginning before and Ending after the Closing Date.  Trident or Trident Cayman, as applicable, shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Transferred Newcos, the Companies and their Subsidiaries for any Straddle Period. Trident and Trident Cayman shall permit NXP to review and comment upon such Tax Returns prior to filing.

8.4 Withholding Rights.  Trident and/or Trident Cayman, as applicable, shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to NXP, such amounts as Trident and/or Trident Cayman, as applicable, is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to NXP in respect of which such deduction and withholding was made.

8.5 Tax Consequences.  Neither Party makes any representations or warranties to the other Party regarding the Tax treatment of the transactions contemplated by this Agreement, or any of the Tax consequences to the other Party or to the other Party’s stockholders, under this Agreement or any of the other transactions or agreements contemplated hereby. Each Party acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the other transactions and agreements contemplated hereby.

8.6 Purchase Price Allocation.

(a) The Parties acknowledge that for tax purposes the Exchange Consideration (plus any other relevant amounts) shall be allocated among each selling Party and between the Securities (but disregarding any increase in fair market value to such Securities as a result of the value of the NXP-Dutch Newco (China) Promissory Note and if applicable, the value of the Inventory Note), Acquired Intercompany Debt and Direct Transfer Assets consistent with each such asset’s respective fair market values.

(b) The Parties shall agree to an initial allocation (based on the fair market value of the Exchange Consideration as determined as of the date of this Agreement). A preliminary initial allocation is set forth on the allocation schedule (the “Allocation Schedule”) at Exhibit S. To the extent that the Allocation Schedule does not reflect fair market value of the respective assets, the Parties shall use their reasonable best efforts to adjust the Allocation Schedule as necessary to reflect the fair market value of the respective assets as of the date of this Agreement within 45 days of the date of this Agreement (the “Adjusted Allocation Schedule”). If Trident and NXP are unable to reach an agreement with respect to the Adjusted Allocation Schedule within 45 days of the date of this Agreement, such disputed items will be referred to the Reviewing Accountant pursuant to Section 2.2(f). The Reviewing Accountant shall, within thirty (30) calendar days following its selection, deliver to Trident and NXP a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the parties thereto for purposes of the adjusted Allocation Schedule. The fees and disbursements of the reviewing Accountant shall be borne equally be each of NXP and Trident.

8.7 Tax Sharing Agreement for US State Income Tax Liability.  The Parties shall enter into a tax sharing agreement, if deemed necessary by either Party, pursuant to which (a) NXP shall reimburse Trident for any additional Tax cost to Trident and Trident shall reimburse NXP for any additional Tax benefit realized by Trident to the extent that any of NXP’s taxable income, loss or apportionment factors or NXP’s Affiliates’(excluding Trident and its Subsidiaries) taxable income, loss or apportionment factors affect Trident’s or Trident’s Affiliates’ (excluding NXP) and its US state income Tax Liability and (b) Trident shall reimburse NXP for any additional Tax cost to NXP and NXP shall reimburse Trident for any additional Tax benefit realized by NXP to the extent that any of Trident’s taxable income, loss or apportionment factors or Trident’s Affiliates’ (excluding NXP) taxable income, loss or apportionment factors affect NXP’s or NXP’s Affiliates’ (excluding Trident and its Subsidiaries) post-closing US state income Tax Liability.

ARTICLE 9

Conditions to the Parties Obligations

9.1 Conditions to Each Party’s Obligation to Effect the Transaction.  The respective obligations of each Party to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Required Stockholder Approvals.  The Required Stockholder Approvals shall have been obtained, as required by Delaware law, Trident’s Charter Documents and the rules of NASDAQ, each as in effect on the date of such approval.

(b) Certain Governmental Approvals.  (i) All applicable waiting periods (and any extensions thereof) applicable to the Transaction under the HSR Act shall have expired or early termination of such waiting periods shall have been granted and (ii) each Required Antitrust Approval (as set forth in Schedule 9.1(b), as updated) shall have been obtained.

(c) Dutch Works Council Notices.  The completion of NXP’s procedure in compliance with Section 25 of the Dutch Works Council Act (“WCA”), and the agreement between NXP and its Dutch works council regarding requesting advice prior to the Closing, such completion to include:

(i) the receipt by NXP from its Dutch works council (“NXP’s Works Council”) of: (x) an unconditional positive advice; or (y) an advice with conditions acceptable to each of the Parties and if required in accordance with the WCA; or

(ii) a resolution of NXP’s board in respect of the Transaction that deviates from NXP’s Works Council’s advice and (x) against which NXP’s Works Council has not timely lodged an appeal with the Enterprise Chamber of the Amsterdam Court of Appeal; or (y) against which NXP’s Works Council has timely lodged an appeal with the Enterprise Chamber of the Amsterdam Court of Appeal which appeal is subsequently dismissed by such court and if required in accordance with the WCA.

(d) German Works Council.  The completion of information and consultation process with the German works council according to sec. 111 et.al. German Works Constitution Act.

(e) UK Works Council.  The completion of any information and consultation process required under the Information and Consultation of Employees Regulations 2004 with the Site Council in the United Kingdom and/or the United Kingdom Employees Representatives Committee.

(f) Notices and Consents.  The other notices to employees, unions, works councils or other employee representatives that are listed on Schedule 9.1(f) shall have been given and all required pre-closing consultation procedures listed on Schedule 9.1(f) completed, and all required consents of such employee representatives (as listed on Schedule 9.1(f)) hereto shall have been obtained.

(g) No Injunctions or Restraints.  No judgment, order, injunction, decree, statute, law, ordinance, rule or regulation, or other legal restraint or prohibition (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction, shall be in effect that prohibits, makes illegal or enjoins the consummation of the Transaction.

9.2 Additional Conditions to Obligations of NXP.  The obligation of NXP to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by NXP:

(a) Accuracy of Representations and Warranties.  The representations and warranties of Trident set forth herein (A) that are qualified as to materiality shall be true and correct and (B) that are not so qualified as to materiality shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in sub-clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Trident and its Subsidiaries taken as a whole.

(b) Covenants.  Each of Trident and Trident Cayman shall have performed and complied in all material respects with all of its covenants under this Agreement on or before the Closing (to the extent that such covenants require performance by Trident or Trident Cayman on or before the Closing).

(c) Required Consents.  The authorizations, approvals, consents and waivers listed on Schedule 9.2(c) (the “Trident Required Consents”) shall have been obtained.

(d) Certificate of Designation.  The Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware and shall be effective.

(e) Closing Deliveries.  NXP shall have received the closing deliveries of Trident and/or Trident Cayman specified in Section 3.1(a).

(f) No Litigation.  (A) No suit, action, proceeding, application or counterclaim shall be pending by any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of any element of the Transaction, (ii) cause any element of the Transaction to be rescinded, or (iii) result in any Antitrust Restraint that would reasonably be expected to have a Material Adverse Effect on Trident and its Subsidiaries taken as a whole following the Closing; and (B) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Applicable Law have been enacted having any such effect.

(g) No Material Adverse Change.  Since the Agreement Date, there shall not have been any Material Adverse Effect on Trident and its Subsidiaries taken as a whole that is continuing, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement.

9.3 Additional Conditions to Obligations of Trident.  The obligation of Trident and Trident Cayman to effect the Transaction shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Trident and Trident Cayman:

(a) Accuracy of Representations and Warranties.  The representations and warranties of NXP set forth herein (A) that are qualified as to materiality shall be true and correct and (B) that are not so qualified as to materiality shall be true and correct, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except to the extent that the failure of any such representations and warranties referred to in sub-clause (B) to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business taken as a whole.

(b) Covenants.  NXP shall have performed and complied in all material respects with all of its covenants under this Agreement at or before the Closing (to the extent that such covenants require performance by NXP at or before the Closing).

(c) Required Consents.

(i) The authorizations, approvals, consents and waivers listed on Schedule 9.3(c) shall have been obtained.

(ii) NXP and/or Dutch Newco shall have obtained all required authorizations, approvals, consents and waivers for the sale, transfer, assignment, conveyance and/or license (or replacement on terms satisfactory to Trident) of all those Exclusive IP Contracts and other Contracts listed on Schedule 9.3(c), the “NXP Required Consents”).

(d) Pre-Closing Restructuring.  All Pre-Closing Carve-Out Agreements shall have been duly authorized, executed and delivered in the form approved by Trident and shall remain in full force and effect, and all asset transfers and other transactions contemplated by such Pre-Closing Carve-Out Agreements shall have been completed as contemplated by this Agreement and the Pre-Closing Carve-Out Agreements.

(e) Repayment of NXP-Dutch Newco (China) Promissory Note.  NXP shall have repaid in full the NXP-Dutch Newco (China) Promissory Note.

(f) Intellectual Property.  The transactions contemplated by the IP Transfer and License Agreement shall have been consummated in full compliance with all of the terms and conditions of the IP Transfer and License Agreement, except to the extent that any such terms or conditions have been waived in writing by Trident.

(g) Closing Deliveries.  Trident and Trident Cayman shall have received the closing deliveries of NXP specified in Section 3.1(b).

(h) No Litigation.  (A) No suit, action, proceeding, application or counterclaim shall be pending by any Governmental Authority wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of any element of the Transaction, (ii) cause any element of the Transaction to be rescinded, or (iii) result in any Antitrust Restraint that would reasonably be expected to have a Material Adverse Effect on Trident and its Subsidiaries taken as a whole following the Closing and (B) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Applicable Law have been enacted having any such effect.

(i) No Material Adverse Change.  Since the Agreement Date, there shall not have been any Material Adverse Effect on the Business taken as a whole that is continuing, whether or not resulting from a breach in any representation, warranty or covenant in this Agreement.

ARTICLE 10

Termination

10.1 Termination.  This Agreement may be terminated prior to the Closing:

(a) by mutual written consent of Trident and NXP;

(b) by either Trident or NXP, if the Transaction has not been consummated by March 31, 2010 or any other date that Trident and NXP may agree upon in writing (the “Outside Date”); provided, that, if Governmental Authorities relating to their respective Required Antitrust Approvals have not completed their review of the Transaction by the Outside Date, then such date may be extended by either Party from time to time by written notice to the other; provided, further, that such extensions shall in the aggregate be for a period of no more than sixty (60) days beyond the Outside Date;

(c) by either Trident or NXP, if a court of competent jurisdiction or other Governmental Authority having jurisdiction shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction as contemplated by this Agreement;

(d) by either Trident or NXP, if: (i) the Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Trident’s Stockholders shall have taken a final vote on the proposals to approve the Charter Amendment and the issuance of the Trident Exchange Shares and the Trident Cash Purchase Shares to NXP as contemplated by this Agreement; and (ii) the Required Stockholder Approvals shall not have been obtained with respect to both such proposals;

(e) by NXP (at any time prior to, but in no event after, the approval of the Charter Amendment and the issuance of the Trident Exchange Shares and the Trident Cash Purchase Shares to NXP as contemplated by this Agreement by the applicable Required Stockholder Approvals) if (1) Trident’s Board of Directors withdraws, qualifies or modifies in a manner adverse to NXP, the Board Recommendation, or publicly proposes to withdraw, qualify or modify in a manner adverse to NXP, the Board Recommendation (in either case, other than in connection with a termination of this Agreement by Trident permitted pursuant to Section 10.1(f)); (2) Trident fails to include in the Proxy Statement the Board Recommendation; or (3) Trident’s Board of Directors publicly adopts or recommends any Acquisition Proposal or, in the event a tender offer or exchange offer for outstanding shares of Trident Common Stock shall have been publicly disclosed (other than by Trident) and, within ten (10) Business Days after the commencement of such tender or exchange offer, Trident’s Board of Directors fails to recommend against acceptance of such offer;

(f) by Trident upon a breach of any representation, warranty, covenant or agreement on the part of NXP set forth in this Agreement, or if any representation or warranty of NXP shall have become untrue, in either case such that the conditions set forth in Section 9.1 or Section 9.3 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such inaccuracy in NXP’s representations and warranties or breach by NXP of a covenant or agreement is curable by NXP within thirty (30) days, then Trident may not terminate this Agreement under this Section 10.1(f) for thirty (30) days after delivery of written notice from Trident to NXP of such breach (it being understood that Trident may not terminate this Agreement pursuant to this Section 10.1(f) if such breach by NXP is cured during such thirty (30)-day period);

(g) by NXP upon a breach of any representation, warranty, covenant or agreement on the part of Trident set forth in this Agreement, or if any representation or warranty of Trident shall have become untrue, in either case such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that, if such inaccuracy in Trident’s representations and warranties or breach by Trident of a covenant or agreement is curable by Trident within thirty (30) days, then NXP may not terminate this Agreement under this Section 10.1(g) for thirty (30) days after delivery of written notice from NXP to Trident of such breach (it being understood that NXP may not terminate this Agreement pursuant to this Section 10.1(g) if such breach by Trident is cured during such thirty (30)-day period); or

(h) by Trident or NXP (at any time prior to, but in no event after, the approval of the Charter Amendment and the issuance of the Trident Exchange Shares and the Trident Cash Purchase Shares to NXP as contemplated by this Agreement by the applicable Required Stockholder Approvals), if Trident’s Board of Directors authorizes Trident to enter into a binding definitive acquisition agreement concerning a transaction that constitutes a Superior Offer; provided, however, that (i) at least three (3) Business Days prior to terminating this Agreement under this Section 10.1(h) Trident shall notify NXP in writing that it intends to take such action, (ii) during such three (3)-Business Day period and during such five (5)-Business Day period, Trident shall negotiate in good faith with NXP with respect to any revisions to the terms of the transactions contemplated by this Agreement that may be proposed by NXP in response to a Superior Offer, if any, (iii) in determining whether to exercise its rights under this Section 10.1(h), Trident’s Board of Directors shall take into account any changes to the terms of the transactions contemplated by this Agreement proposed by NXP during such negotiation period, and (iv) prior to (or concurrently with) such termination, Trident shall pay to NXP in immediately available funds all amounts required to be paid pursuant to Section 10.4;

provided, however, a Party shall not be permitted to terminate this Agreement pursuant to Section 10.1(b), (c) or (d) if the failure to consummate the Transaction by the Outside Date or the occurrence of the failure of a condition to the consummation of the Transaction is caused by the failure on the part of such Party to perform any covenant or obligation in this Agreement required to be performed by such Party at or prior to the Closing.

10.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that: (i) Sections 10.2, 10.3, 10.4 and 12.13 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) Section 7.16 and the NDA shall remain in full force and effect in accordance with their terms, and (iii) the termination of this Agreement shall not relieve any Party from any liability for any intentional and material breach of any covenant, obligation, representation or warranty contained in this Agreement.

10.3 Expenses.  All fees and expenses incurred in connection with this Agreement and the Transaction (including, without limitation, fees of attorneys, accountants and financial advisors) shall be paid (or caused to be paid) by the Party incurring such fees or expenses, whether or not the Transaction is consummated.

10.4 Termination Fee.  If this Agreement is terminated: (a) by either Trident or NXP pursuant to Section 10.1(d), and at the time of the Stockholders’ Meeting an Acquisition Proposal had been publicly announced and not publicly withdrawn at least five (5) Business Days prior to the Stockholders’ Meeting, or (b) by NXP pursuant to Section 10.1(e), or (c) by Trident or NXP pursuant to Section 10.1(h); then Trident shall pay NXP a fee equal to $6,000,000. Such fee shall be paid in immediately available funds and shall be due and payable on the date that is two (2) Business Days after the date such fee is determined to be due and payable, in the case of a termination by NXP, and shall be due and payable prior to termination of the Agreement, in the case of a termination by Trident; provided, however, that in the case of clause (a) of the preceding sentence, no termination fee shall be due and payable unless and until within twelve (12) months following such termination, Trident enters into an agreement for a transaction with respect to an Acquisition Proposal (with Acquisition Proposal defined for the purposes of this sentence by replacing each reference to fifteen percent (15%) and eighty-five percent (85%) in the definition of the term Acquisition Proposal with fifty percent (50%)) made by the Person making the Acquisition Proposal referred to in clause (a) or an Affiliate of such Person, in which case such termination fee will become due and payable upon consummation of such Transaction as the same may be amended, modified, supplemented or extended from time to time thereafter.

ARTICLE 11

Indemnification

11.1 Survival.  The representations and warranties made in this Agreement shall not survive after the Closing or, except as set forth in Section 10.2 hereof, the termination of this Agreement pursuant to the terms hereof; provided, however, that the representation and warranties of NXP in Section 4.3 (but only in regards to the second, third and fourth sentences thereof), Section 4.5(b) (but only in regards to the representations related to the consolidated income statements of the Business in Section 4.5(b)), the last sentence of Section 4.21(c) and Section 5.3 (the “NXP Core Representations”) and the representations and warranties of Trident in Sections 6.5(b) (but only in regards to the representations related to the consolidated income statements of Trident in Section 6.5(b)), 6.6, and 6.7 (the “Trident Core Representations”) shall survive the Closing to and until 11:59 p.m, California time, on the date which is twelve (12) months from the Closing Date, at which date they shall terminate and be of no further force or effect. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Article 11 shall survive the time at which it would otherwise terminate pursuant to this Section 11.1 if written notice of a good faith claim for indemnification in respect of such representation or warranty shall have been duly given prior to such time, in which event such representation or warranty shall survive solely with respect to such claim until the final resolution thereof. The covenants and agreements in this Agreement shall survive the Closing Date only to the extent that they are by their terms to be performed after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, (i) the obligations of NXP to indemnify and hold harmless the Indemnified Trident Persons pursuant to Section 11.2(a)(v), and (ii) the obligations of Trident to indemnify and hold harmless the Indemnified NXP Persons pursuant to Section 11.3(a)(v) shall, in each case, terminate on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof). Neither NXP nor any of its Affiliates shall have any right of contribution from any of the Transferred Newcos or the Companies for any indemnification claim made pursuant to this Article 11.

11.2 Indemnification by NXP.

(a) From and after the Closing Date, subject to the other provisions of this Article 11, NXP agrees to indemnify Trident, its Subsidiaries (including the Transferred Newcos and the Companies) and their respective officers, directors and employees (collectively, the “Indemnified Trident Persons”) and to hold each of them harmless from and defend them against, any and all actions, suits, proceedings, demands, assessments, judgments, claims, Liabilities, losses, costs, compensation, severances, remuneration, damages, expenses, Taxes or penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit, proceeding, demand, assessment, judgment or claim against such Person, including any measures taken by such Person to defend itself (but excluding, in any case, damages not proximately caused by such breach, punitive or other exemplary damages, except to the extent that such damages have been awarded to a third party against an Indemnified Person) (collectively, “Damages”), suffered, paid or incurred by such Indemnified Trident Person arising out of or in connection with, resulting from or caused by (without duplication): (i) any Liability arising out of the Pre-Closing Restructuring or the execution and performance of the Pre-Closing Carve Out Agreements, except to the extent that any such Liability constitutes an Assumed Liability or is otherwise expressly provided in this Agreement to be borne by Trident, any of the Transferred Newcos or any of the Companies; (ii) the Excluded Liabilities or any failure to timely pay, discharge and fulfill any of the Excluded Liabilities; (iii) any breach of any of the NXP Core Representations (it being understood that for purposes of this Section 11.2 any qualifications or exceptions relating to materiality or Material Adverse Effect shall be disregarded for purposes of determining the amount of Damages incurred); (iv) any breach by NXP of any covenant or agreement of NXP contained in this Agreement or any of the Ancillary Agreement to the extent such covenant or agreement is by its terms to be performed after the Closing Date; and (v) any Taxes for which NXP is responsible pursuant to Section 8.1 and/or Liability arising out of or resulting from any breach by NXP of any of its covenants and agreements in Section 8.1(d).

(b) NXP shall not have any liability under Section 11.2(a)(iii) to any Indemnified Trident Persons in respect of any individual claim (or set of claims related to the same or substantially the same set of circumstances) of less than $25,000. The Indemnified Trident Persons shall not be entitled to indemnification for aggregate Damages with respect to claims for indemnification pursuant to Section 11.2(a)(iii) in excess of $34,000,000.00 (the “Indemnity Cap”).

11.3 Indemnification by Trident.

(a) From and after the Closing Date, subject to the other provisions of this Article 11, Trident agrees to indemnify NXP, its Subsidiaries (other than Trident and its Subsidiaries) and their respective officers, directors and employees (collectively, the “Indemnified NXP Persons”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified NXP Person arising out of or in connection with, resulting from or caused by (without duplication): (i) any Liability arising out of the Pre-Closing Restructuring or the Pre-Closing Carve-Out Agreements that is expressly provided in this Agreement to be borne by Trident, any of the Transferred Newcos or any of the Companies; (ii) any failure to timely pay, discharge and fulfill any of the Assumed Liabilities; (iii) any breach of any of the Trident Core Representations (it being understood that for purposes of this Section 11.3(a) any qualifications or exceptions relating to materiality or Material Adverse Effect shall be disregarded for purposes of determining the amount of Damages incurred); (iv) any breach by Trident or Trident Cayman of any covenant or agreement of Trident or Trident Cayman contained in this Agreement or any of the Ancillary Agreement to the extent such covenant or agreement is by its terms to be performed after the Closing Date and (v) any Taxes for which Trident is responsible pursuant to Section 8.1 and/or Liability arising out of or resulting from any breach by Trident of any of its covenants and agreements in Section 8.1(d).

(b) Any indemnification of Indemnified NXP Persons arising under this Section 11.3 shall be effected in a manner that accounts for NXP’s ownership of Trident Common Stock by multiplying the amount of the Damages that would otherwise be indemnified by a fraction the numerator of which is one (1) and the denominator of which is one (1) minus the percentage (expressed as a decimal) of the outstanding shares of Trident Common Stock owned by NXP.

(c) Trident shall not have any liability under Section 11.3(a)(iii) to any Indemnified NXP Person in respect of any individual claim (or set of claims related to the same or substantially the same set of circumstances) of less than $25,000. The Indemnified NXP Persons shall not be entitled to indemnification for aggregate damages with respect to claims for indemnification pursuant to Section 11.3(a)(ii) in excess of the Indemnity Cap.

11.4 Indemnification Procedures.

(a) If an Indemnified Trident Person or an Indemnified NXP Person (each, an “Indemnified Person”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 11 (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Person shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third-Party Claim”), promptly, but in any event within ten (10) Business Days, following receipt of notice of such Third-Party Claim by such Indemnified Person; provided, that failure to provide such notice within such ten (10) Business Day period shall not limit or impair the right of an Indemnified Person to indemnity under this Agreement unless the Indemnifying Party is materially prejudiced by such failure. Each Claim Notice shall describe the claim in reasonable detail, including the amount of the Damages relating thereto (if quantifiable), the event or occurrence giving rise thereto and the basis for such claim for indemnification.

(b) If any claim or demand by an Indemnified Person under this Article 11 relates to a Third-Party Claim filed or made against an Indemnified Person, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to Section 11.4(c)) and with its own counsel. If (i) within thirty (30) days of receipt from an Indemnified Person of any Claim Notice with respect to a Third-Party Claim, the Indemnifying Party advises such Indemnified Person in writing that the Indemnifying Party will not elect to defend, settle or compromise such action or claim or (B) fails to make such an election in writing; or (ii) after assuming the defense of a Third-Party Claim, the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim within ten (10) Business Days after receiving written notice from the Indemnified Person to the effect that the Indemnifying Party has so failed, such Indemnified Person may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned; and provided further that any such settlement or compromise shall not be determinative of the existence of or amount of Damages relating to such matter, except with the consent of the Indemnifying Party. Unless and until the Indemnifying Party makes an election in accordance with this Section 11.4(b) to defend, settle or compromise such action, all of the Indemnified Person’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Person shall make available to the Indemnifying Party all information available to such Indemnified Person relating to such Third-Party Claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third-Party Claim. The party in charge of the defense shall keep the other parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such Third-Party Claim, then the Indemnified Person shall be entitled to participate in such defense with counsel, at such Indemnified Person’s sole cost and expense (unless (i) both the Indemnifying Party and the Indemnified Person are named parties to the proceeding, and under applicable standards of professional conduct, an actual or potential conflict between the positions of the Indemnifying Party and the Indemnified Person that would preclude or render inadvisable joint representation of such parties, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder with respect to one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Person; or (ii) the Indemnified Person assumes the defense of a Third-Party Claim after the Indemnifying Party has failed to diligently pursue a Third-Party Claim it has assumed, as provided in the second sentence of this Section 11.4(b)).

(c) In each case in which the Indemnifying Party has elected to assume the defense of any action or claim pursuant to Section 11.4(b), the Indemnifying Party may not settle or compromise such action or claim without the consent of the Indemnified Persons, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that under no circumstances will an Indemnified Person be required to consent to any settlement or compromise that (i) does not include as a term thereof the release by the plaintiff or claimant of the Indemnified Person from all liability with respect to such claim or action, other than amounts paid by the Indemnifying Party; (ii) includes a finding or admission or a violation of law or violation of the rights of any Person by the Indemnified Person or any of its Affiliates, (iii) includes a finding or admission that could adversely affect any other claims made or threatened against the Indemnified Person or any of its Affiliates; or (iv) that imposes on the Indemnified Person any equitable remedies or other non-monetary relief that could affect the business or operations or the Indemnified Person or its Affiliates.

(d) The Indemnified Person and the Indemnifying Party shall use reasonable efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e) If, within twenty (20) Business Days after a Claim Notice is received by the Indemnifying Party, the Indemnifying Party does not contest such Claim Notice in writing, the Indemnifying Party shall be conclusively deemed to have consented to the recovery by the Indemnified Person of the full amount of Damages specified in the Claim Notice in accordance with this Article 11, and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Party for such amount in any court having jurisdiction over the matter where venue is proper.

11.5 General.

(a) Each Indemnified Person shall be obligated in connection with any claim for indemnification under this Article 11 to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Person with regard to the applicable claims. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Person pursuant to this Article 11 shall be reduced (retroactively, if necessary) by any indemnification or insurance proceeds actually recovered by such Indemnified Person related to such Damages (net of any out-of-pocket costs reasonably incurred in connection therewith). If an Indemnified Person shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds in respect of such Damages, then such Indemnified Person shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds actually received.

(b) Indemnification payments under this Agreement shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Person. To the extent, however, that the Indemnified Person recognizes Tax Benefits as a result of any Damages, the Indemnified Person shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Damages) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Person. For this purpose, the Indemnified Person shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Person’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Damages from all taxable years, exceeds the Indemnified Person’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(c) In addition to the requirements of Section 11.5(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 11 to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages; provided, however, that the Indemnified Person shall not be required to incur any non-de minimis costs or expenses that are not reimbursed by the Indemnifying Party.

(d) The Indemnifying Party shall be subrogated to any right of action which the Indemnified Person may have against any third party with respect to any matter giving rise to a claim for indemnification hereunder.

(e) The indemnification provided in this Article 11 shall be the exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, the IP Transfer and License Agreement and the Pre-Closing Carve-out Agreements, except as otherwise expressly provided herein or therein; provided, however, that this Section 11.5(e) shall not apply or limit (i) the remedy available to either party hereto with respect to any fraudulent act or willful breach of any representation, warranty, covenant or agreement in this Agreement, by the other party hereto or (ii) the rights of the parties to any adjustment contemplated by Section 2.2 of this Agreement.

(f) The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Exchange Consideration, unless otherwise required by Applicable Law. If an Indemnified Person incurs a Tax liability under Applicable Law due to receipt or accrual of the right to receive all or any portion of an indemnification payment pursuant to this Agreement, such indemnification payment shall be made on a Grossed-Up Basis.

(g) All indemnity payments under this Agreement shall be payable in United States dollars in immediately available funds. If any indemnification claims are incurred in a currency other than United States dollars, then such amount denominated in such foreign currency shall be converted into an amount denominated in United States dollars using the noon buying rate for such foreign currency as certified by the New York Federal Reserve Bank on the Business Day immediately preceding the date on which such payment is paid.

ARTICLE 12

Miscellaneous

12.1 Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Accounts Payable” means all trade accounts payable that would be reflected within “Accounts Payable” or “Accounts Payable to related parties” in the Business Financial Statements prepared in accordance with the Accounting Principles as of the date of determination.

“Accounting Principles” means U.S. GAAP as consistently applied in preparation of the Business Financial Statements.

“Accounts Receivable” means all accounts receivable that would be reflected within “Accounts Receivable-Net” in the Business Financial Statements prepared in accordance with the Accounting Principles as of the date of determination.

“Acquired Assets” shall have the meaning set forth in Section 1.4.

“Acquired Intercompany Debt” means all debt held by NXP under which any Transferred Newco is debtor, together with all documents, agreements, and instruments evidencing, securing or executed in connection with any such debt, in each case, in such amounts and in form and substance as determined by Trident, subject to NXP’s consent (which shall not be unreasonably withheld or delayed). In no event, however, shall the Acquired Intercompany Debt be for an amount less than the sum of the following items: (A) the fair market value, as set forth in the Allocation Schedule (Exhibit S), as adjusted in accordance with Section 8.6(b), of (i) the IP Transfer and License Agreement and certain Acquired Assets, including, but not limited to, customer contracts, purchase orders related to sale of inventory and those Acquired Assets set forth in Section 1.4(p), and (ii) the Direct Transfer Assets that Trident China will acquire from NXP China; (B) the fair market value of the Transferred Inventory, as of the date of Transfer from NXP (or a NXP Subsidiary) to Trident (or a Trident Subsidiary), if Section 2(c)(ii) is applicable, and (C) the Intercompany Debt.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by NXP or any of its Affiliates) contemplating or otherwise relating to any of the following transactions (other than the Transaction):

(a) any acquisition or purchase from Trident by any Person or group (as defined in the Exchange Act and the rules promulgated thereunder) of more than a 15% interest in the total outstanding voting securities of Trident (other than pursuant to bona fide employee benefit plans) or any tender offer or exchange offer that if consummated would result in any Person or group (as defined in the Exchange Act and the rules promulgated thereunder) beneficially owning securities representing fifteen percent (15%) or more of the total outstanding voting power of Trident, or any merger, consolidation, business combination, share exchange or similar transaction involving Trident pursuant to which Trident’s Stockholders immediately preceding such transaction hold securities representing less than eighty-five percent (85%) of the total outstanding voting power of the surviving or resulting Entity of such transaction (or parent Entity of such surviving or resulting Entity);

(b) any sale, exchange, transfer, exclusive license, or disposition of any business or businesses or assets that constitute or represent fifteen percent (15%) or more of the aggregate fair market value of the consolidated assets of Trident and its Subsidiaries taken as a whole; or

(c) any liquidation or dissolution of Trident.

“Adjusted Allocation Schedule” shall have the meaning set forth in Section 8.6(b).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided, that, for purposes of this Agreement, neither Trident nor NXP shall be considered Affiliates of the other.

“Agreement” shall have the meaning set forth in the preamble to the recitals to this Agreement.

“Agreement Date” shall have the meaning set forth in the preamble to the recitals to this Agreement.

“Allocation Schedule” shall have the meaning set forth in Section 8.6(a).

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the R&D Services Agreement, the IP Transfer and License Agreement, the Stockholders Agreement, the Manufacturing Services Agreement and the Pre-Closing Carve-Out Agreements (as such terms are defined herein) and all other documents and certificates required to be executed pursuant to this Agreement and/or effect the transactions contemplated hereby.

“Anti-Bribery Laws” means the United States Corrupt Foreign Practices Act or any other similar laws, statue, rule or regulation of any country, including any anti-bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Organization of American States Inter-American Convention Against Corruption, Council of Europe Criminal Law Convention on Corruption, the United Nations Convention Against Corruption, the African Union Convention on Preventing and Combating Corruption, applicable to the Companies or any of their Subsidiaries.

“Antitrust Approvals” shall have the meaning set forth in Section 4.1(d).

“Antitrust Laws” shall have the meaning set forth in Section 7.17(a).

“Antitrust Restraint” shall have the meaning sect forth in Section 7.17(c).

“Applicable Law” means with respect to any Person, any foreign, national, federal, state, local, municipal or other law, statute, constitution, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its subsidiaries, their business or any of their respective assets or properties.

“Assigned Contracts” shall have the meaning set forth in Section 1.4(b).

“Assumed Company Benefit Arrangements” shall have the meaning set forth in Section 4.17(d)(i).

“Assumed Liabilities” shall have the meaning set forth in Section 1.6.

“BL-Car Agreement” shall have the meaning set forth in Section 3.1(a)(ix).

“Board Recommendation” shall have the meaning set forth in Section 7.12(b).

“Books and Records” means all records, papers and instruments that are primarily related to the Business or any of the Acquired Assets, including blueprints, specifications, plats, maps, surveys, building and machinery diagrams, service, maintenance and production records, correspondence from any Governmental Authority, all operational and customer-related records, accounting and financial records, employment and benefits-related records (including those of the Continuing Employees), environmental records and reports, sales records, records relating to suppliers, but excluding any such items to the extent (i) they are included in or primarily related to any Excluded Assets or Excluded Liabilities, (ii) any Applicable Law prohibits their transfer, or (iii) they are books, records, papers or instruments that are described in the IP Transfer and License Agreement.

“Branch” means a fixed place of business, whether or not registered with the appropriate Governmental Authority, in which a Parent or its Subsidiary carries on business.

“Business” means the research, development, marketing and sales activities conducted by NXP and its Subsidiaries immediately prior to the Agreement Date related to any and all of the following:

(1) integrated circuits and software that are specific for any analog, analog matrix or digital TV (including IPTV and media processors), PC video system or set-top box applications;

(2) co-processor integrated circuits for any analog or digital TV, PC video system, set-top box, or TV accessory;

(3) demodulator and video decoder integrated circuits for any digital TV, set-top box, or TV accessory; and

(4) the integration of one or more of the integrated circuits and software described by subparts (1) through (3) above into integrated circuits or SoCs, in each case where that circuit, integrated circuit, SoC or software is used to receive, process and/or transmit standard video signals, and all derivatives, extensions and successors.

The term “Business” does not include any activities conducted by NXP and its Subsidiaries in connection with (i) digital or analog tuners, (ii) demodulators with integrated tuners and (iii) media interfaces.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California or Eindhoven, The Netherlands are authorized or obligated by law or executive order to close.

“Business Financial Statements” shall have the meaning set forth in Section 4.5.

“Business Material Contract” shall have the meaning set forth in Section 4.8.

“Certificate of Designation” means the certificate of designation creating a series of preferred stock of Trident designated as Series B Preferred Stock, in the form attached hereto as Exhibit O.

“Charter Amendment” means an amendment to the Certificate of Incorporation of Trident providing for an increase in the number of shares of authorized Common Stock of Trident to a total of not less than 250 million shares.

“Charter Documents” means with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended or modified from time to time.

“China Direct Asset Transfer Agreements” means the sale and transfer agreements, to be entered into by and between Trident China and NXP China, for the sale and transfer of the Direct Transfer Assets owned by NXP China to Trident China (and the assumption of the Direct Assumed Liabilities related to NXP China by Trident China), in each case, in form and substance reasonably acceptable to Trident.

“Chosen Courts” shall have the meaning set forth in Section 12.13.

“Claim Notice” shall have the meaning set forth in Section 11.4(a).

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“Closing Inventory Value” means the aggregate Standard Cost of Goods Sold for the Transferred Inventory, as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” shall have the meaning set forth in the recitals to this Agreement.

“Company Benefit Arrangements” shall have the meaning set forth in Section 4.17(d)(i).

“Company Products” means: (i) each of the products and services identified in Schedule 12.1(i); and (ii) each product and service currently under development by the Business identified on Schedule 12.1(i).

“Competitive Threshold” shall have the meaning set forth in Section 7.10(a).

“Continuing Employees” shall have the meaning set forth in Section 1.11(a).

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature; provided, that, with respect to NXP or any of its Subsidiaries, such term shall not include (i) other than for purposes of the definition of IP Contract, any IP Contract or any Contract pursuant to which NXP or any of its Subsidiaries licenses any Intellectual Property or Trademarks owned by it to one or more third parties, other than Contracts that are of the subject matter identified in Section 4.8 or with respect to which the primary purpose thereof is not the license of Intellectual Property, (ii) employment Contracts or (iii) Company Benefit Arrangements.

“Copyrights” shall have the meaning set forth in the IP Transfer and License Agreement.

“Customer Personal Data” means data that relate to an individual who can be identified either from that data or from that data and other information that is in the possession of NXP or any of its Subsidiaries.

“Damages” shall have the meaning set forth in Section 11.2(a).

“Direct Assumed Liabilities” shall mean those Assumed Liabilities of NXP China which will be assumed directly by Trident China or Trident, as the case may be, pursuant to Section 2.1

“Direct Transfer Assets” means those Acquired Assets held by NXP China that are to be purchased and acquired by Trident China, and, if Section 2.1(c)(ii) applies, the term “Direct Transfer Assets” shall also include the Transferred Inventory.

“Dutch Newco” shall have the meaning set forth in the recitals to this Agreement.

“EDA Contracts” means electronic design automation software licenses.

“Employees of the Business” means all current employees, temporary workers, officers and consultants and/or individual services providers of NXP and its Subsidiaries who are primarily engaged in the Business; provided, however, that in connection with the Business in the Netherlands, United Kingdom and Germany, “Employees of the Business” shall only include current employees (Werknemesr, Employees, Arbeitnehmer).

“Encumbrance” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, lien or other security interest (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but, for the avoidance of doubt not including any interest of a licensee under a non-exclusive license or any interest of a lessor under a lease that is not a capital lease.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“Environmental and Safety Law” shall have the meaning set forth in Section 4.15(a)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” shall have the meaning set forth in Section 2.1(b).

“Excluded Assets” shall have the meaning set forth in Section 1.5.

“Excluded Liabilities” shall have the meaning set forth in Section 1.7.

“Exclusive IP Contracts” has the meaning set forth in the IP Transfer and License Agreement.

“Expiration Date” shall have the meaning set forth in Section 3.1.

“Facilities” shall have the meaning set forth in Section 4.15(a)(ii).

“Final Closing Date Inventory Value” shall have the meaning set forth in Section 2.2(c).

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, as amended.

“FTC Act” means the Federal Trade Commission Act of 1914, as amended.

“Governmental Authority” means any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) national, federal, state, local, municipal, foreign or other government; (C) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (D) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Governmental Authorizations” means all licenses, permits, certificates and other authorizations and approvals related to the Business and issued by or obtained from a Governmental Authority.

“Grossed-Up Basis” means, for purposes of Section 11.4(f), when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

“Hazardous Materials” shall have the meaning set forth in Section 4.15(a)(iii).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Exclusive IP Contracts” has the meaning set forth in the IP Transfer and License Agreement. Between the Agreement Date and the Closing Date, NXP and Trident shall work together to identify the Identified Exclusive IP Contracts.

“Indebtedness” means the outstanding amount of (A) indebtedness for borrowed money, (B) amounts owing as deferred purchase price for the purchase of any property, (C) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (D) accounts payable to trade creditors and other accrued expenses, in each case not arising in the ordinary course of business, (E) amounts owing under any capitalized or synthetic leases, (F) obligations secured by any Encumbrances, (G) commitments or obligations to assure a Person against loss (including contingent reimbursement obligations under letters of credit), and (H) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (G) above of any Person, of the Companies or any of their Subsidiaries.

“Indemnified Trident Persons” shall have the meaning set forth in Section 11.2(a).

“Indemnified NXP Persons” shall have the meaning set forth in Section 11.3(a).

“Indemnified Person” shall have the meaning set forth in Section 11.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 11.4(a).

“Intellectual Property” means Patents, Copyrights, Trade Secrets and all other intellectual property rights (other than Trademarks).

“Intercompany Debt” shall have the meaning set forth in Section 1.1.

“Interim Business Financial Statements” shall have the meaning set forth in Section 4.5.

“Inventory Estimate” shall have the meaning set forth in Section 2.2(a).

“Inventory Note” means the promissory note, payable by NXP to Dutch Newco, in the amount provided in Section 2.1(c)(ii), to be issued by NXP for the acquisition by Trident of the Transferred Inventory if the transfer alternative in Section 2.1(c)(ii) is used.

“Inventory Value” means the inventory units multiplied by the standard cost of such inventory using a first-in, first-out valuation method consistent with NXP’s Accounting Principles used as of December 31, 2008 and June 30, 2009; provided, however, that manufacturing overhead allocations must be consistent with the allocations applied as of December 31, 2008 and June 30, 2009.

“IP Contracts” means all Contracts granting NXP or its Subsidiaries a license or other right to use Intellectual Property owned by one or more third parties.

“IP Transfer and License Agreement” shall have the meaning set forth in Section 1.10(a).

“Israeli Subsidiary” means NXP Semiconductors Israel Ltd., formerly known as Conexant Systems Israel (1996) Ltd.

“Knowledge” means (A) with respect to NXP, the knowledge of the individuals listed on Schedule 12.1(ii)-A and (B) with respect to Trident and Trident Cayman, the knowledge of the individuals listed on Schedule 12.1(ii)-B, of a particular fact, circumstance, event or other matter in question after reasonable inquiry. A Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge would be obtained from reasonable inquiry of the Persons charged with administrative or operational responsibility for such matters.

“Landlord Consents” shall have the meaning set forth in Section 7.7.

“Latest Balance Sheet” shall have the meaning set forth in Section 4.5.

“Lease Agreements” shall have the meaning set forth in Section 3.1(a)(vii).

“Leased Property” shall have the meaning set forth in Section 1.4(a).

“Leases” shall have the meaning set forth in Section 1.4(a).

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any law, action or Order and those arising under any Contract.

“Licensed NXP IP” has the meaning set forth in the IP Transfer and License Agreement.

“Manufacturing Services Agreement” shall have the meaning set forth in Section 3.1(a)(v).

“Market Price” means the closing per share sale price of Trident Common Stock on such date as reported by NASDAQ.

“Material Adverse Effect” means, as to any Person, any event, change, effect, condition or circumstance (each, an “Effect”) that either individually or in the aggregate with other Effects would reasonably be expected to have a material adverse effect on (a) the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) such Person’s ability to consummate the Transaction, provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries in which the Person or any of its Subsidiaries participates or the national or global economy or capital markets; (ii) Effects resulting from earthquakes, acts of war, armed hostilities or terrorism or any material escalation thereof; (iii) changes in the trading price or trading volume of Trident Common Stock, provided, that, such exclusion shall not apply to any underlying Effect that may have caused such changes in volume or price; (iv) any failure to meet internal or published third party projections, estimates or forecasts, provided, that, such exclusion shall not apply to any underlying Effect that may have caused such failure; (v) Effects resulting from compliance with the terms of, or the taking of any action required by, this Agreement; (vi) Effects resulting from the public announcement of this Agreement or the Transaction; or (vii) changes in Applicable Law, regulatory conditions or applicable accounting principles; except, in the case of clauses (i) or (vii) of this definition, to the extent that such Effect or changes has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to Persons engaged in the same or substantially similar industries in which the Person or any of its Subsidiaries participates.

“Material Exclusive IP Contract” means any Exclusive IP Contract that is reasonably expected to be material to the Business.

“Micronas Warrants” mean those Series A, Series B and Series C Warrants to purchase an aggregate of three million (3,000,000) shares of Trident Common Stock, each dated May 14, 2009, with warrant numbers Series A TMI 2009-02, Series B TMI 2009-02 and Series C TMI 2009-2, respectively.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations stock exchange.

“Natural Successors and Derivatives” means (a) for a software product, any subsequent release of that product which constitutes a bug fix or error correction or contains other minor variations, enhancements or improvements for which the licensor does not generally charge a separate fee to its customers, and (b) for an integrated circuit product, any new versions of that product which fixes bugs, shrinks geometry, improves yield, reduces power or improves device performance, but does not contain new features or functionality.

“NDA” shall have the meaning set forth in Section 7.16.

“Netherlands Tax Ruling” shall have the meaning set forth in Section 1.10(b).

“Newco Field” has the meaning set forth in the IP Transfer and License Agreement.

“New Trident Equity Plan” shall have the meaning set forth in Section 7.13.

“Non-Plan Options” shall have the meaning set forth in Section 6.7(b).

“Notice of Objection” shall have the meaning set forth in Section 2.2(d).

“Notice Period” shall have the meaning set forth in Section 7.12(c).

“NXP” shall have the meaning set forth in the preamble to the recitals to this Agreement.

“NXP China” means NXP Semiconductors (Shanghai) Ltd.

“NXP Consents” shall have the meaning set forth in Section 3.1(b)(ii).

“NXP Core Representations” shall have the meaning set forth in Section 3.1(b)(ii)11.1.

“NXP Data Room” means the electronic platform to which representatives of Trident have been given access to review certain documents and records of NXP.

“NXP Disclosure Schedule” shall have the meaning set forth in the preamble to Article 4.

“NXP-Dutch Newco (China) Promissory Note” means the promissory note, payable by NXP to Dutch Newco in an amount equal to the value as set forth in the Allocation Schedule, issued by NXP for the acquisition by Trident China of the Direct Transfer Assets owned by NXP China.

“NXP Group” shall have the meaning set forth in Section 1.1.

“NXP Identified IP” means the Company Products.

“NXP Indebtedness” means any Indebtedness of NXP and/or its Subsidiaries, or by which any of NXP and/or its Subsidiaries, or their assets, are bound.

“NXP Representatives” shall have the meaning set forth in Section 7.12(c).

“NXP Registered IP Rights” has the meaning set forth in Section 4.21(j).

“NXP Required Consents” shall have the meaning set forth in Section 9.3(c)(ii).

“NXP Subsidiary Equity” shall have the meaning set forth in Section 4.3.

“NXP Trademark” shall have the meaning set forth in the IP Transfer and License Agreement.

“NXP’s Works Council” shall have the meaning set forth in Section 9.1(c)(i).

“Objection Notice” shall have the meaning set forth in Section 8.6(b).

“OFAC” shall have the meaning set forth in Section 4.14.

“Offeree Documents” means the employment offer letters and related invention assignment and confidentiality agreements provided by one of the Companies or a Subsidiary thereof to the Continuing Employees.

“Open Incoming POs” shall mean all purchase orders, invoices, release orders and similar agreements regarding Company Products from customers and distributors, governed by NXP’s standard terms and conditions, the current form of which has been made available to Trident on or before the Agreement Date, to the extent that the Company Products have not been shipped to such customers or distributors on or prior to the Closing Date.

“Open Outgoing POs” shall mean all purchase orders, invoices, release orders and similar agreements with manufacturers, suppliers and other vendors with respect to the Business, governed by NXP’s standard terms and conditions, the current form of which has been made available to Trident on or before the Agreement Date, to the extent that the applicable product or service has not been delivered or rendered to NXP (or one of its Subsidiaries) on or prior to the Closing Date.

“Open Source Materials” means any software or firmware that is licensed under the GNU’s General Public License (GPL) or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any other open source license that requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge.

“Option Exchange” shall have the meaning set forth in Section 7.13(b).

“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, Governmental Authority or other tribunal of competent jurisdiction.

“Outside Date” shall have the meaning set forth in Section 10.1(b).

“Parties” shall have the meaning set forth in the preamble to the recitals to this Agreement.

“Patents” shall have the meaning set forth in the IP Transfer and License Agreement.

“Pension Shortfall” means the U.S. dollar amount of the unfunded portion of any Liability for long term benefit arrangements, pension plans, or statutorily required benefit plans (as determined in accordance with Schedule 12.1(iv)) related to the Continuing Employees and to be made in accordance with the Accounting Principles.

“Permits” shall have the meaning set forth in Section 1.4(c).

“Permitted Encumbrances” means: (A) statutory liens for Taxes (and assessments and other governmental charges) that are not yet due and payable or due but not delinquent or otherwise in the process of being contested in good faith by appropriate proceedings and for which adequate reserves have been established under U.S. GAAP; (B) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (D) statutory liens in favor of carriers, warehousemen, repairmen, mechanics, landlords and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) easements, permits, licenses, rights-of-way, restrictive covenants, reservations or encroachments or irregularities in, and other similar exceptions to title and any conditions with respect to real property that would be disclosed by a physical inspection of the property or a current survey or title report or other public record, in each case that do not have a material adverse effect on the value, transferability or current use of the underlying asset; (F) pledges or deposits to secure the performance of statutory obligations, surety and appeal, bonds, bids, leases, government contracts and similar obligations in each case in the ordinary course of business; and (G) municipal by-laws, development restrictions or regulations, facility cost sharing and servicing contracts and zoning, building or planning restrictions or regulations.

“Person” means any individual, Entity or Governmental Authority.

“Pre-Closing Carve-Out Agreements” means the local business transfer agreements in the form of Exhibit U with such changes (including any changes necessary or appropriate for local practices and legal requirements) reasonably acceptable to Trident.

“Pre-Closing Restructuring” means the transactions required by Article I of this Agreement, including the actions required to be taken pursuant to the Pre-Closing Carve-Out Agreements, as more specifically set forth on Schedule 1.1.

“Post-Closing Statement” shall have the meaning set forth in Section 2.2(b).

“Premises” shall have the meaning set forth in Section 1.4(a).

“Proxy Statement” means the proxy statement to be filed by Trident with the SEC in connection with the solicitation of proxies from Trident’s Stockholders for the Required Stockholder Approval, as amended or supplemented.

“R&D Services Agreement” shall have the meaning set forth in Section 3.1(a)(vi).

“Related to the Acquired Assets” means primarily related to, or used primarily in connection with, any or all of the Acquired Assets.

“Related to the Business” means primarily related to, or used primarily in connection with, the Business as conducted by NXP and its Subsidiaries prior to the Closing.

“Required Antitrust Approval” means those Antitrust Approvals that have been mutually determined by the Parties promptly following the final updates to Schedules 4.1(d)(i) and 6.2(c) as being those the failure of which to obtain would, pursuant to Applicable Law prohibit the Transaction or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on a Party or the Business.

“Required Stockholder Approvals” shall have the meaning set forth in Section 6.2(d).

“Restricted Business” means the Business.

“Restricted Period” shall have the meaning set forth in Section 7.10(a).

“Retained Leases” shall have the meaning set forth in Section 1.5(c).

“Reviewing Accountant” shall have the meaning set forth in Section 2.2(e).

“Rights Agreement” means the Amended and Restated Rights Agreement between Trident and Mellon Investor Services, LLC, as Rights Agent dated as of July 23, 2008, as amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means the issued and outstanding capital stock of the Transferred Newcos.

“Securities Act” means the Securities Act of 1933, as amended.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Significant Customer” shall have the meaning set forth in Section 4.10(a).

“Significant Supplier” shall have the meaning set forth in Section 4.10(b).

“Silicon Tuners Cooperation Agreement” shall have the meaning set forth in Section 3.1(a)(x).

“SoC” means an integrated circuit embedding at least one (1) million transistors on its silicon.

“Standard Cost of Goods Sold” means, with respect to any item, the cost of such item computed using the lower of cost or market, which approximates actual cost on a first-in-first-out basis, and shall include direct material and labor costs and reasonable manufacturing overhead allocations consistent with the schedule in Section 3, Product Pricing, of the Manufacturing Services Agreement, but shall exclude all manufacturing variances and other cost allocations during the measurement period.

“Stockholders Agreement” shall have the meaning set forth in Section 3.1(a)(viii).

“Stockholders’ Meeting” shall have the meaning set forth in Section 7.12(a).

“Straddle Periods” shall have the meaning set forth in Section 8.1(c).

“Sublease Agreement” shall have the meaning set forth in Section 3.1(a)(vii).

“Subsidiary” means, with respect to a particular Entity (the “Parent”), a corporation or other business Entity: (A) in which the Parent owns (directly or indirectly, beneficially or of record) at least a fifty percent (50%) equity, beneficial or financial interest; or (B) in which the Parent owns (directly or indirectly, beneficially or of record) an amount of voting securities of other interests in such Entity that is sufficient to enable the Parent to elect at least a majority of the members of such Entity’s board of directors or other governing body.

“Superior Offer” means a bona fide written Acquisition Proposal by a third party, not solicited in breach of Section 7.14 of this Agreement (with Acquisition Proposal defined for the purposes of this sentence by replacing each reference to fifteen percent (15%) and eighty-five percent (85%) in the definition of the term Acquisition Proposal with fifty percent (50%)) that is determined by Trident’s Board of Directors, in its good faith judgment, after consultation with Union Square Advisors or a financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation and all legal, financial and regulatory aspects of the offer and the Person making the offer, to be more favorable from a financial point of view to Trident’s Stockholders than the Transaction (after taking into account any revisions to the terms of the Transaction proposed in writing by NXP in response to such Acquisition Proposal).

“Target Inventory Amount” shall have the meaning set forth in Section 1.9.

“Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, municipal tax, municipal surcharge premium, property, environmental or windfall profit tax, custom duty or other tax, social security contributions, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment, and/or collection of any Tax.

“Tax Benefit” shall have the meaning set forth in Section 11.5(b).

“Tax Return” means any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) of the Companies or their Subsidiaries required to be filed with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 11.4(a).

“Third Party IP” has the meaning set forth in the IP Transfer and License Agreement.

“Trademarks” shall have the meaning set forth in the IP Transfer and License Agreement.

“Trade Secrets” shall have the meaning set forth in the IP Transfer and License Agreement.

“Transaction” shall have the meaning set forth in the recitals to this Agreement.

“Transfer Tax” shall have the meaning set forth in Section 8.1(d).

“Transferred Inventory” means all inventory Related to the Business, wherever located, including all finished goods, raw materials and works in progress whether held at any location of facility of NXP or in transit to NXP, in each case as of the Closing Date.

“Transferred IP” has the meaning set forth in the IP Transfer and License Agreement; provided that for purposes of this Agreement, “Transferred Patents” means the Patents listed on Schedule 12.1(v), subject to any changes due to withdrawals and rejections in the normal course of business occurring between the Agreement Date and the Closing Date.

“Transition Services Agreement” shall have the meaning set forth in Section 3.1(a)(iii).

“Trident” shall have the meaning set forth in the preamble to the recitals to this Agreement.

“Trident Benefit Arrangement” means each material individual employment, consulting, severance, bonus or other similar contract and each material employee benefit plan or arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such, and any stop-loss insurance policies issued in connection with such self-insured arrangements), workers’ benefits, vacation benefits, severance benefits, retention, disability benefits, death benefits, hospitalization benefits, relocation benefits, cafeteria benefits, sabbatical, retirement benefits, deferred compensation, pension plan, profit-sharing, bonuses, stock options, phantom stock, restricted stock, stock appreciation, management equity participation plans or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors for that is currently in effect, maintained or contributed to by Trident or any of its Affiliates.

“Trident Cash Purchase Shares” shall have the meaning set forth in Section 2.3.

“Trident Cayman” shall have the meaning set forth in the preamble to the recitals to this Agreement.

“Trident China” means Trident Multimedia Technologies (Shanghai) Co. Ltd.

“Trident Common Stock” means the common stock of Trident, par value $.001 per share.

“Trident Consents” shall have the meaning set forth in Section 3.1(a)(ii).

“Trident Core Representations” shall have the meaning set forth in Section 11.1.

“Trident Data Room” means the electronic platform to which representatives of NXP have been given access to review certain documents and records of Trident.

“Trident Disclosure Schedule” shall have the meaning set forth in the preamble to Article 6.

“Trident Employee” shall have the meaning set forth in Section 6.16(d)(v).

“Trident Exchange Shares” means collectively the Trident Transferred Newco Shares and the Trident US Newco Shares in an aggregate amount equal to (i) 150% of (x) the number of shares of Trident Common Stock outstanding as of the Closing plus (y) the number of Vested RSUs (if any) outstanding as of the Closing that are not subject to immediate cash settlement, less (z) to the extent included as outstanding Trident Common Stock under subclause (x) above, Unvested RSAs, less (ii) the number of Trident Cash Purchase Shares.

“Trident Financials” shall have the meaning set forth in Section 6.5(b).

“Trident Identified IP” means the Trident Products.

“Trident Material Contracts” shall have the meaning set forth in Section 6.8.

“Trident Option Plans” means Trident’s 2006 Equity Incentive Plan, 2002 Stock Option Plan, 2001 Employee Stock Purchase Plan (currently suspended), 1992 Stock Option Plan, 1994 Outside Directors Stock Option Plan and 1996 Nonstatutory Stock Option Plan, and the TTI 2003 Employee Option Plan (with respect to certain option originally issued under this plan which have been assumed by Trident).

“Trident Options” means options to purchase shares of Trident Common Stock, whether or not under the Trident Option Plans.

“Trident Owned IP” has the meaning set forth in Section 6.24(b).

“Trident Permits” shall have the meaning set forth in Section 6.12.

“Trident Products” means: (i) each of the products and services currently produced, marketed, licensed, sold or distributed by Trident or any of its Subsidiaries and (ii) each product and service currently under development by Trident or any of its Subsidiaries.

“Trident Registered IP Rights” has the meaning set forth in Section 6.24(g).

“Trident Required Consents” shall have the meaning set forth in Section 9.2(c).

“Trident Restricted Stock Unit” means the right to receive a share of Trident Common Stock on a future date, whether or not under the Trident Option Plans.

“Trident SEC Reports” shall have the meaning set forth in Section 6.5(a).

“Trident Series B Shares” means the Series B Preferred Stock of Trident, par value $0.001 per share, established under the Certificate of Designation.

“Trident Significant Customer” shall have the meaning set forth in Section 6.10(a).

“Trident Significant Supplier” shall have the meaning set forth in Section 6.10(b).

“Trident Subsidiary Equity” shall have the meaning set forth in Section 6.4.

“Trident Transferred Newco Shares” means the shares of Trident Common Stock issued and delivered pursuant to Section 2.1(b)(i).

“Trident US Newco Shares” means the shares of Trident Common Stock issued and delivered pursuant to Section 2.1(b)(ii).

“Trident’s Board of Directors” means the board of directors of Trident.

“Trident’s Stockholders” means the holders of Trident Common Stock.

“TUPE Related Labor Claims” shall have the meaning set forth in Section 1.11(b).

“TV Front End Product” means an integrated circuit that receives a broadcast signal via a tuner and demodulates that signal for purposes of display on a TV screen.

“Unvested RSAs” means outstanding shares of Trident Common Stock that are subject to unsatisfied vesting criteria or are subject to repurchase by Trident at a nominal price in the event of termination of the employment of the holder thereof prior to a specified future date.

“U.S. GAAP” means United States generally accepted accounting principles.

“USIP LLC” shall have the meaning set forth in the recitals to this Agreement.

“US Newco” shall have the meaning set forth in the recitals to this Agreement.

“Vested RSUs” means restricted stock units (“RSUs”) issued and outstanding under a Trident Option Plan, as to which all vesting criteria have been satisfied.

“WCA” shall have the meaning set forth in Section 9.1(c).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 12.1 shall have the meanings assigned to such terms in this Agreement.

12.2 Governing Law.  The internal law, without regard for conflicts of laws principles, of the State of New York shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties.

12.3 Assignment; Binding Upon Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void, except that Trident may assign its rights (but not its obligations) under this Agreement to any direct or indirect wholly owned Subsidiary of Trident without the prior consent of NXP; provided, however, that Trident shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

12.4 Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.5 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

12.6 Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy shall not preclude the exercise of any other.

12.7 Amendments and Waivers.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

12.8 Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without bond, in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.14 below), in addition to any other remedy to which it may be entitled, at law or in equity.

12.9 Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by internationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any Party may notify the other Parties in accordance with this Section 12.9:

If to Trident and/or Trident Cayman:

Trident Microsystems, Inc.
3408 Garret Drive
Santa Clara, CA 95054
Attention: General Counsel
Facsimile Number: +1 408 988 9176

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303
United States of America
Attention: Sally Rau
Facsimile Number: +1 650 833 2001

If to NXP:

NXP B.V.
High Tech Campus 60
5656 AG Eindhoven
The Netherlands
Attention: Guido R.C. Dierick
Facsimile Number: + 31 40 27 29655

with a copy (which shall not constitute notice) to:

NXP Semiconductors (USA), Inc.
1109 McKay Drive
San Jose, CA 95131
Attention: James N. Casey
Facsimile Number: +1 (408) 474-7100

and

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, CA 94303
Attention: Scott D. Miller
Facsimile Number: +1 (650) 461-5777

12.10 Interpretation; Rules of Construction.  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, such reference shall be to an Article of this Agreement unless otherwise indicated. The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The term “$” means United States Dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. In the event of a conflict between this Agreement and any Ancillary Agreement or any Exhibit or Schedule hereto, this Agreement shall govern unless the context otherwise requires.

The statement that any information, document or other material has been “delivered,” “provided” or “made available” shall mean that such information, document or material (i) was available for review in the NXP Data Room as of 11:59 p.m. on the day that is two (2) Business Days immediately prior to the Agreement Date; or (ii) with respect to Trident, is publicly available on the SEC website or was available for review in the Trident Data Room as of 11:59 p.m. on the day that is two (2) Business Days immediately prior to the Agreement Date.

12.11 No Joint Venture.  Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other Party. No Party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit any other Party. No Party shall hold itself out as having any authority or relationship in contravention of this Section 12.11.

12.12 Third Party Beneficiary Rights.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner of any Party or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement.

12.13 Submission to Jurisdiction; Selection of Forum; Waiver of Trial By Jury.  Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Ancillary Agreements, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.9 of this Agreement. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12.14 Entire Agreement.  This Agreement, the exhibits and schedules hereto, and the Ancillary Agreements constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto other than the NDA (which shall remain in full force and effect). The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Page Next]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TRIDENT MICROSYSTEMS, INC.

By:	/s/ Sylvia Summers Couder
Name:     Sylvia Summers Couder

Title:	Chief Executive Officer

TRIDENT MICROSYSTEMS (FAR EAST) LTD.

By:	/s/ Pete J. Mangan
Name:     Pete J. Mangan

Title:	President

[Signature page to share exchange agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

NXP B.V.

By:	/s/ Guido Dierick
Name:     Guido Rudolf Clemens Dierick

Title:	Senior Vice President, General Counsel and Company Secretary

[Signature Page to Share Exchange Agreement]

Annex B

FORM OF CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
TRIDENT MICROSYSTEMS, INC.

Trident Microsystems, Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Company as follows:

Section A of Article FOURTH of the Restated Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Fifty Million Five Hundred Thousand (250,500,000), which consists of 250,000,000 shares of Common Stock with par value of $.001 per share and 500,000 shares of Preferred Stock with par value of $.001 per share.”

2. The foregoing Certificate of Amendment of Restated Certificate of Incorporation has been duly approved by the stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[remainder of page intentionally left blank]

B-1

IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [  ]th day of [          ], 2010.

David L. Teichmann
Senior Vice President, General Counsel and
Corporate Secretary

B-2

Annex C

FORM OF CERTIFICATE OF DESIGNATION OF
SERIES B PREFERRED STOCK
(Par Value $0.001)

OF

TRIDENT MICROSYSTEMS, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Trident Microsystems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) in accordance with the Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”), and the Amended and Restated Bylaws of the Company, as amended to date (the “Bylaws”), the Board on October [  ], 2009 adopted the following resolution creating a series of Preferred Stock, par value $0.001 per share, of the Company consisting of four (4) shares and designated as Series B Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board by Article IV of the Certificate of Incorporation and out of the Preferred Stock, par value $0.001 per share (the “Preferred Stock”), authorized therein, the Board hereby authorizes, designates and creates a series of Preferred Stock, and states that the designation and amount thereon and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:

Section 1.  Number of Shares and Designation.

The designation of the series of Preferred Stock created by this resolution shall be “Series B Preferred Stock” (the “Series”), and the number of shares constituting this Series shall be four (4) (the “Series B Shares”). Each Series B Share shall have a liquidation preference of $1.00 (the “Liquidation Preference”), as described herein. The number of authorized shares of this Series shall not be increased or reduced without (in addition to any other vote required by law) (1) the approval of both a majority of the Series B Directors and a majority of the At-Large Directors (as defined in Section 4) and (2) the approval of the Persons who Own the Series B Shares (the “Series B Holders”), voting as a separate class to the exclusion of all other series or classes of the Equity Securities.

Section 2.  Dividends.

No dividends (whether payable in cash, in property or in Equity Securities) shall be payable in respect of the Series B Shares.

Section 3.  Redemption.

(a) The Series B Shares shall not be redeemable by the Company except that all of the Series B Shares may be redeemed, at the option of the Company at a redemption price of $1.00 per share, if at any time following the filing of this Certificate of Designation with the Secretary of State of the State of Delaware the Series B Holders no longer Beneficially Own, in the aggregate, eleven percent (11%) or more of the outstanding shares of Common Stock.

(b) Notice of redemption of the Series B Shares shall be sent by or on behalf of the Company, by first class mail, postage prepaid, to each Series B Holder who Owns Series B Shares to be redeemed) at its address as it shall appear on the records of the Company, (i) notifying each Series B Holder of the redemption of the Series B Shares (or, in the case of a redemption of less than all of the Series B Shares, notifying the Series B Holder who Owns the Series B Shares to be redeemed) and (ii) stating the place at which the certificates evidencing the Series B Shares shall be surrendered. The Company shall act as the transfer agent for the Series.

(c) From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Series B Shares with respect to which such notice has been given and such redemption price paid or set aside shall no longer be, or be deemed to be, outstanding for any purpose, and all rights preferences and powers (including voting rights and powers) of such Series B Shares shall automatically cease and terminate, except the right of the Persons who Own such Series B Shares, upon surrender of the certificate representing such Series B Shares, to receive the redemption price without interest.

Section 4.  Voting Rights of the Series B Shares.

(a) Board Representation.

(i) For so long as the Series B Holders shall be entitled to nominate and elect at least one (1) Director pursuant to this Section 4(a), the Board shall consist of nine (9) Directors. The Board shall at all times consist of at least a majority of Directors who are Independent Directors.

(ii) Subject to Section 4(a)(vi), so long as the Series B Holders Beneficially Own, in the aggregate, at least forty percent (40%) of the outstanding Common Stock, the Series B Holders (by majority vote of the Series B Shares) shall have the right to nominate and elect a total of four (4) directors (each, a “Series B Director”).

(iii) Subject to Section 4(a)(vi), so long as the Series B Holders Beneficially Own, in the aggregate, less than forty percent (40%) but at least thirty percent (30%) of the outstanding Common Stock, the Series B Holders (by majority vote of the Series B Shares) shall have the right to nominate and elect a total of three (3) Series B Directors.

(iv) Subject to Section 4(a)(vi), so long as the Series B Holders Beneficially Own, in the aggregate, less than thirty percent (30%) but at least twenty percent (20%) of the outstanding Common Stock, the Series B Holders (by majority vote of the Series B Shares) shall have the right to nominate and elect a total of two (2) Series B Directors.

(v) Subject to Section 4(a)(vi), so long as the Series B Holders Beneficially Own, in the aggregate, less than twenty percent (20%) but at least eleven percent (11%) of the outstanding Common Stock, the Series B Holders (by majority vote of the Series B Shares) shall have the right to nominate and elect one (1) Series B Director.

(vi) The number of Series B Directors which the Series B Holders shall be entitled to nominate and elect shall not be reduced unless and until the number of Series B Shares Beneficially Owned by the Series B Holders shall be less than the applicable threshold set forth in Section 4(a)(ii) through (v) above for a period of thirty (30) consecutive days. After any such reduction, the number of Series B Directors which the Series B Holders shall be entitled to nominate and elect shall not be increased regardless of any subsequent increase in the percentage of outstanding Common Stock Beneficially Owned by the Series B Holders.

(vii) No person other than the Series B Holders shall be entitled to nominate a Series B Director.

(viii) One (1) Director (who shall be the Company’s Chief Executive Officer unless all other Directors otherwise agree, in which case such Directors shall be a Person independent of each of the Company, each Series B Holder, each Person that is an “Investor” under the Stockholder Agreement, each other stockholder of the Company owning five percent (5%) or more of the outstanding Common Stock of the Company and each Affiliate of any of the foregoing, and that is mutually agreed to between the Company Nominated Directors (as defined below) and the Series B Directors) shall be recommended by the Nominating and Corporate Governance Committee, nominated by the Board and submitted to the Company’s stockholders for election in accordance with the Certificate of Incorporation and Bylaws (the “Ninth Director”).

(ix) The Board and its Nominating and Corporate Governance Committee shall be entitled to nominate the individuals for election to the remaining seats on the Board other than the seats held by the Series B Directors and the Ninth Director (the “Company Nominated Directors”, and together with the Ninth Director, the “At-Large Directors”).

(x) The Company shall notify the Series B Holders promptly, and in any event within five (5) Business Days, of any issuance of Common Stock representing, individually or together with all issuances of Common Stock since the date of the filing of this Certificate of Designation with the Secretary of State of the State of Delaware or the date of any previous such notice, as applicable, one percent (1%) or more of the outstanding Common Stock as of the date of such filing or such previous notice together with the aggregate number of shares of Common Stock outstanding following such issuance.

(xi) The Series B Holders will notify the Company promptly, and in any event within five (5) Business Days, of any action by the Series B Holders or any of their Affiliates (other than the Company) that results in a reduction in the number of shares of Common Stock that are Beneficially Owned by the Series B Holders representing, individually or together with all such reductions since the date of the filing of this Certificate of Designation with the Secretary of State of the State of Delaware or the date of any previous such notice, as applicable, one percent (1%) or more of the outstanding Common Stock as of the date of such filing or such previous notice, which notice will set forth the number of shares of Common Stock Beneficially Owned by the Series B Holders immediately following the occurrence of such reduction; provided, that for purposes of this provision, in determining the shares of Common Stock outstanding the Series B Holders may rely upon the Company’s most recent periodic report filed with the SEC, or any update thereof, or any notice provided by the Company pursuant to Section 4(a)(ix). In the event that the number of directors that the Series B Holders are entitled to nominate and elect to the Board is reduced pursuant to this Section 4(a), the Series B Holders shall promptly cause one (1) or more of the Series B Directors to immediately resign, such that the number of remaining Series B Directors serving on the Board shall equal the number of directors the Series B Holders are then entitled to elect to the Board pursuant to this Section 4(a).  In the event that any such Series B Director is unwilling to resign, the Series B Holders will take all such actions as are necessary to cause the removal of such Series B Director. If any such Series B Director shall not have resigned or been removed within thirty (30) days after the date on which such resignation was required, the At-Large Directors, by majority vote, may remove the Series B Director selected by the Series B Holders for removal, or if no such Series B Director has been so selected by the Series B Holders within ten (10) Business Days of a request from the Company, the At-Large Directors, by majority vote, may remove one (1) Series B Director selected by them.

(b) Term; Replacement of Directors.

(i) As of the Closing, one Series B Director shall be a member of the class of Directors whose term expires at the first annual meeting of the Company’s stockholders following the Closing, one Series B Director shall be a member of the class of Directors whose term expires at the second annual meeting of the Company’s stockholders following the Closing and two (2) Series B Directors shall be members of the class of Directors whose term expires at the third annual meeting of the Company’s stockholders following the Closing. Any Series B Director may, at any time, be removed with or without cause by the Series B Holders by majority vote of the Series B Shares.

(ii) In the event of any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series B Directors, other than any vacancies created as a result of a reduction in the number of Series B Directors that the Series B Holders are entitled to elect pursuant to Section 4(a), then the Series B Holders shall have the sole right (by majority vote of the Series B Shares) to nominate and elect directors to fill such vacancies so long as such Series B Shares remain outstanding. Any director elected pursuant to this Section 4(b)(ii) to succeed a Series B Director shall be considered a Series B Director.

(iii) Any vacancies created as a result of a reduction in the number of Series B Directors that the Series B Holders are entitled to elect pursuant to Section 4(a) shall be filled by nominees (A) who satisfy the requirements of Section 4(c) below, and (B) are recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Director appointed to fill such vacancy shall stand for re-election at the next annual meeting of the Company’s stockholders following such appointment and shall, if elected, serve for the remaining term of the Series B Director that such Director replaced (or, if such term expired at such annual meeting, for the full term otherwise applicable to Directors of the class elected at such meeting).

(iv) The nomination, election, replacement, removal and term of the At-Large Directors and the filling of any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the At-Large Directors shall be governed by the Certificate of Incorporation and Bylaws of the Company, applicable law and the Stockholder Agreement. Any director elected to succeed a Company Nominated Director or the Ninth Director shall be considered a Company Nominated Director or the Ninth Director, respectively, for all purposes.

(c) Limitations on Directors.  Each Director shall, at all times during which such Person serves as a Director, not have been during the last five (5) years convicted in a criminal proceeding (excluding traffic violations or other misdemeanors not involving moral turpitude or deliberate dishonesty) or a party to a civil proceeding brought by a governmental authority in which such Director has been finally determined to have committed a violation of federal, state or foreign law (excluding traffic violations or similar misdemeanors not involving moral turpitude or deliberate dishonesty). The Series B Holders shall not nominate or elect any such Series B Director who does not meet the requirements set forth in this Section 4(c) and shall cause any such Series B Director who fails to meet the requirements set forth above to resign promptly. If any such Series B Director is unwilling to resign, the Series B Holders will take such actions as are necessary to cause the removal of the Series B Director as promptly as reasonably practicable. If any such Series B Director shall not have resigned or been removed within thirty (30) days after the date the such resignation was required, the At-Large Directors, by majority vote, may remove such Series B Director.

(d) Limitations on Series B Directors.  At least two (2) of the Series B Directors shall have substantial operating or industry experience, and no more than two (2) Series B Directors may be Persons who are not Independent Directors. The Series B Holders shall consult with the Nominating and Corporate Governance Committee (which may delegate such consultation to the Committee Chairperson and/or the Chief Executive Officer of the Company) regarding the names, backgrounds and qualifications of the persons to be nominated as Series B Directors after considering the Company’s Corporate Governance Guidelines (as made publicly available from time to time). However, the Nominating and Corporate Governance Committee shall not have any right nor shall it have any duty to approve or disapprove any person meeting the requirements of Section 4(c) selected as a Series B Director by the Series B Holders.

(e) Approval Rights.  In addition to any other vote required by law, the affirmative vote of the Series B Holders, voting separately as a class, given in person or by proxy, shall be necessary for authorizing, approving or effecting the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or this Certificate of Designation, whether by merger, consolidation, amendment or otherwise, that would adversely affect the powers, designations, preferences and other special rights of the Series B Shares, other than a merger, consolidation or other business combination with a Person that is not an Affiliate of the Company or the Series B Holders that results in a Change of Control.

(f) No Additional Voting Rights.  Other than as specifically set forth in this Section 4 and unless otherwise required by applicable law, the Series B Shares shall not be entitled to a separate vote on any matter.

Section 5.  Liquidation Rights.

(a) Upon the dissolution, liquidation or winding up of the Company, each Series B Share shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Preferred Stock upon liquidation, the amount of $1.00, and no more.

(b) Neither the sale of all or substantially all of the assets or capital stock of the Company nor the merger or consolidation of the Company into or with any other entity, or the merger or consolidation of any other entity into or with the Company, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.

(c) After the payment to each Series B Share of the full preferential amount provided for in this Section 5, the Series B Shares shall have no right or claim to any of the remaining assets of the Company.

Section 6.  Ranking.

Except as otherwise provided herein, for purposes of this resolution, any stock of any class, classes or series of the Company shall be deemed to rank prior to the Series B Shares upon liquidation, dissolution or winding up.

Section 7.  Retirement.

If the Series B Shares are purchased, exchanged or otherwise acquired by the Company in any manner whatsoever, then such shares shall be retired and the certificate representing such share shall be promptly cancelled.

Upon the retirement or cancellation of the Series B Shares, such shares shall not for any reason be reissued as a share of the Series.

Section 8.  Amendment of this Certificate of Designation.

Any amendment, modification or repeal of any provision of this Certificate of Designation to increase or decrease in any manner or amount the powers, designations, preferences or other rights of the Series shall require (in addition to any vote required by law) the approval of both (i) a majority of the Series B Directors and a majority of the At-Large Directors and (ii) the majority of the Series B Shares.

Section 9.  Definitions.

Capitalized terms not otherwise defined in this Certificate of Designation shall have the following meanings:

“Adjustment Number” shall mean a number of shares of Common Stock (but in no event less than zero) equal to the sum (without double counting) of: (a) the aggregate direct and indirect short position of the Series B Holder and their Affiliates with respect to the Common Stock, (b) the aggregate direct and indirect “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) of the Series B Holders and their Affiliates with respect to the Common Stock and (c) the number of shares of Common Stock otherwise Beneficially Owned by the Series B Holders which have been the subject of any Indirect Disposition, reduced by (d) the aggregate direct and indirect “call equivalent position” (as defined in Rule 16a-1(b) under the Exchange Act) of the Series B Holders and their Affiliates with respect to the Common Stock.

“Affiliates” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” ‘‘controlled” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that possession of ten percent (10%) of the voting securities of any Person shall be deemed to constitute “control” for purposes of this definition.

“At-Large Directors” shall have the meaning set forth in Section 4(a)(viii).

“Beneficially Own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the ‘‘Exchange Act”), and the rules and regulations promulgated thereunder; provided, that for purposes of the calculations required by Section 3 and Section 4 the aggregate Beneficial Ownership of the Series B Holders shall be reduced (but never increased) by the Adjustment Number.

“Board” shall have the meaning set forth in the Preamble.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Bylaws” shall have the meaning set forth in the Preamble.

“Capital Stock” means any and all shares of capital stock of the Company, including without limitation, any and all shares of Common Stock and Preferred Stock.

“Certificate of Incorporation” shall have the meaning set forth in the Preamble.

“Change of Control” means any of: (a) the purchase or other acquisition by any Person or group of Persons, directly or indirectly, in one transaction or a series of related transactions, of Common Stock that, immediately following consummation of the transaction(s), when combined with any other Common Stock Beneficially Owned by such Person or group, represent more than fifty percent (50%) of the Diluted Common Shares Outstanding; (b) the consummation of any tender offer or exchange offer by any Person or group that results in such Person or group Beneficially Owning, when combined with any other Common Stock Beneficially Owned by such Person or group, more than fifty percent (50%) of the Diluted Common Shares Outstanding immediately following the consummation of such tender or exchange offer; (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction; or (d) the purchase or other acquisition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, by any Person or group of Persons.

“Closing” means to closing of the transactions contemplated by the Share Exchange Agreement, by and among the Company and [Nathan], entered into as of September [  ], 2009, as amended from time to time in accordance with its terms.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” shall have the meaning set forth in the Preamble.

“Company Nominated Directors” shall have the meaning set forth in Section 4(a)(viii).

“Diluted Common Shares Outstanding” means the sum of (i) the number of outstanding shares of Common Stock plus (ii) the number of shares of Common Stock issuable upon the conversion, exercise, exchange or issuance of any other Equity Securities of the Company.

“Director” means any member of the Board.

“Equity Securities” means (a) any Capital Stock of the Company (including, without limitation, Common Stock), (b) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, Capital Stock of the Company, whether or not then exercisable or convertible, (c) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, Capital Stock of the Company, whether or not then convertible or exchangeable, (d) any Capital Stock of the Company issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (a) through (c) above, and (e) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) through (d) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization.

“Exchange” means the stock exchange on which the Company’s securities are then traded, as the case may be. For the avoidance of doubt, The NASDAQ Stock Market, or any successor thereto, shall constitute an Exchange for purposes of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Independent Director” shall mean a Director who is independent of the Company under applicable law and the rules of the Exchange.

“Indirect Disposition” shall mean any forward sale, option, swap, hedge, put/call arrangement or other transaction by which such Person has conveyed (in whole) the right or ability to realize profit or loss based on changes in the trading price of the Common Stock or other Equity Security, whether settlement under any such transaction is to be made in cash, by delivery of securities, or otherwise; provided, that hedging or collar transactions under which such Person retains the opportunity for gain and risk of loss arising from price changes of no less than fifteen percent (15%) from the trading price of the Common Stock at the time of any such transaction shall not constitute Indirect Dispositions.

“Liquidation Preference” shall have the meaning set forth in Section 1.

“Ninth Director” shall have the meaning set forth in Section 4(a)(vii).

“Own” and “Ownership” shall mean, with respect to any Person and any Series B Shares, that such Person is the record owner of such Series B Shares.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Preferred Stock” shall have the meaning set forth in the Preamble.

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series” shall have the meaning set forth in Section 1.

“Series B Director” shall have the meaning set forth in Section 4(a)(i).

“Series B Holder” shall have the meaning set forth in Section 1.

“Series B Share” shall have the meaning set forth in Section 1.

“Stockholder Agreement” means the Stockholder Agreement, by and between the Company and [Nathan], entered into as of [          ], 2010, as amended from time to time in accordance with its terms.

Section 10.  Descriptive Headings and Governing Law.

The descriptive headings of the several Sections and paragraphs of this Certificate of Designation are inserted for convenience only and do not constitute a part of this Certificate of Designation. The General Corporation Law of the State of Delaware shall govern all issues concerning this Certificate of Designation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Company has caused this Certificate of Designation to be signed by its duly authorized officer this   day of          , 2010.

TRIDENT MICROSYSTEMS, INC.

By:

Name:
Title:

Signature Page to the Certificate of Designation of the Series B Preferred Stock of

[Trident Microsystems], Inc.

Annex D

FORM OF STOCKHOLDER AGREEMENT
by and between
TRIDENT MICROSYSTEMS, INC.
and
NXP B.V.
Dated as of [          ], 2010

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of [          ], 2010,1 (the “Agreement Date”) by and between Trident Microsystems, Inc., a Delaware corporation (the “Company”) and NXP B.V., a Dutch besloten venootshap (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Exhibit A.

RECITALS

WHEREAS, the Company, Trident Microsystems (Far East) Ltd. and the Investor entered into a Share Exchange Agreement, dated as of October [  ], 2009 (the “Share Exchange Agreement”), pursuant to which (1) Trident Microsystems (Far East) Ltd. has agreed to acquire (directly or through one (1) or more of its Subsidiaries) the outstanding equity securities of the Companies and the Transferred Newcos (as defined in the Share Exchange Agreement) and certain assets from the Investor, (2) the Company has agreed to issue and Trident Microsystems (Far East) Ltd. has agreed to transfer and sell in consideration therefor, and the Investor has agreed to acquire, shares of the Company’s common stock, $0.001 par value per share, (3) the Company has agreed to issue and sell, and the Investor has agreed to purchase for cash, additional shares of such Common Stock, and (4) pursuant to the transactions contemplated by clauses (2) and (3), the Company will issue an aggregate of [          ] (          ) shares of such Common Stock (the “Common Shares”) and four (4) shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Series B Shares”);

WHEREAS, the parties desire to enter into this Agreement to provide for certain arrangements relating to the Company, the Common Shares and the Series B Shares; and

WHEREAS, it is a condition to the Closing (as defined in the Share Exchange Agreement) that, among other things, this Agreement has been executed and delivered and that the parties have complied with their obligations hereunder.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

CORPORATE GOVERNANCE AND INFORMATION RIGHTS

Section 1.1  Board and Committee Representation.

(a) Board Composition.

(i) Immediately following the Closing, the Board shall consist of nine (9) Directors, and, for so long as the Persons who Own the Series B Shares (the “Series B Holders”) shall be entitled to nominate and elect at least one (1) Director pursuant to the Certificate of Designation, the Board shall consist of nine (9) Directors. The Board shall at all times consist of at least a majority of Directors who are Independent Directors.

(ii) Pursuant to and on the terms and conditions set forth in the Certificate of Designation, the Series B Holders (by majority vote of the Series B Shares) shall initially be entitled to nominate and elect up to four (4) Directors (each, a “Series B Director”). The number of Series B Directors shall be reduced from time to time as provided in the Certificate of Designations. One (1) Director (the “Ninth Director”) shall be mutually agreed to between the Company Nominated Directors (as defined below) and the Series B Directors, recommended by the Nominating and Corporate Governance Committee, nominated by the Board and submitted to the Company’s stockholders for election in accordance with the Company’s Certificate of Incorporation and Bylaws. The Ninth Director shall be the Company’s Chief Executive Officer unless all other Directors otherwise agree, in which case the Ninth Director shall be a Person independent of each of the Company, the Investor, each Series B Holder, each other stockholder of the Company owning five percent (5%) or more of the outstanding Voting Stock of the Company and each Affiliate

1 To be dated as of Closing.

of any of the foregoing. The remaining Directors (the “Company Nominated Directors” and together with the Ninth Director, the “At-Large Directors”) shall be recommended by the Nominating and Corporate Governance Committee, nominated by the Board and from time to time shall be submitted to the Company’s stockholders for election in accordance with the Company’s Certificate of Incorporation and Bylaws.

(iii) Immediately following the Closing, the Series B Holders (by majority vote of the Series B Shares) shall be entitled to designate a total of four (4) Series B Directors, one (1) of whom shall be a member of the class of Directors whose term expires at the first annual meeting of the Company’s stockholders following the Closing, one (1) of whom shall be a member of the class of Directors whose term expires at the second annual meeting of the Company’s stockholders following the Closing, and two (2) of whom shall be members of the class of Directors whose term expires at the third annual meeting of the Company’s stockholders following the Closing. Immediately following the Closing, the Board shall have four (4) Company Nominated Directors, one (1) of whom shall be a member of the class of Directors whose term expires at the first annual meeting of the Company’s stockholders following the Closing, two (2) of whom shall be members of the class of Directors whose term expires at the second annual meeting of the Company’s stockholders following the Closing, and one (1) of whom shall be a member of the class of Directors whose term expires at the third annual meeting of the Company’s stockholders following the Closing. Immediately following the Closing, the Ninth Director shall be the Company’s CEO, and shall be elected to the class of Directors whose term expires at the first annual meeting of the Company’s stockholders following the Closing.

(b) Notifications Regarding Directors.

(i) The Series B Holders will notify the Company in writing promptly, and in any event within five (5) Business Days, of any action by the Series B Holders or any of their Affiliates (other than the Company) that results in a reduction in the number of shares of Common Stock that are Beneficially Owned by the Series B Holders representing, individually or together with all such reductions since the date of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware or the date of any previous such notice, as applicable, one percent (1%) or more of the outstanding Common Stock as of the date of such filing or such previous notice, which notice will set forth the number of shares of Common Stock Beneficially Owned by the Series B Holders immediately following the occurrence of such reduction; provided, that for purposes of this provision, in determining the shares of Common Stock outstanding the Series B Holders may rely upon the Company’s most recent periodic report filed with the SEC, or any update thereof, or any notice provided by the Company pursuant to Section 1.1(b)(iii) below. In the event that the number of Directors that the Series B Holders are entitled to nominate and elect to the Board is reduced pursuant to Section 4(a) of the Certificate of Designation, the Series B Holders shall promptly cause one (1) or more of the Series B Directors to immediately resign, such that the number of remaining Series B Directors serving on the Board shall equal the number of Directors that the Series B Holders are then entitled to elect to the Board pursuant to such Section 4(a) of the Certificate of Designation. In the event that any such Series B Director is unwilling to resign, the Series B Holders will take all such actions as are necessary to cause the removal of such Series B Director. If any such Series B Director shall not have resigned or been removed within thirty (30) days after the date on which such resignation was required, the At-Large Directors, by majority vote, may remove the Series B Director selected by the Series B Holders for removal, or if no such Series B Director has been so selected by the Series B Holders within ten (10) Business Days of a request from the Company, the At-Large Directors, by majority vote, may remove one (1) Series B Director selected by them. Any vacancies created as a result of a reduction in the number of Series B Directors that the Series B Holders are entitled to elect pursuant to Section 4(a) of the Certificate of Designation shall be filled by nominees (A) who satisfy the requirements of Section 1.1(c), and (B) are recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Director appointed to fill such vacancy shall stand for re-election at the next annual meeting of the Company’s stockholders and shall, if elected, serve for the remaining term of the Series B Director that such Director replaced.

(ii) The Series B Holders shall notify the Company in writing at least ten (10) days in advance of the anticipated date of the mailing of the Company’s proxy statement in connection with its annual meeting of stockholders (as advised by the Company in writing to the Series B Holders not less than twenty (20) nor more than sixty (60) days prior to such anticipated mailing date) of the nominees to be elected as Series B Directors in the class of Directors to be elected at such annual meeting. The Series B Holders shall, to the extent practicable, notify the

Company in writing a reasonable time in advance of any other nomination of any person to serve as Series B Director, including for the purpose of electing or appointing a Series B Director to fill a vacancy that the Series B Holders are entitled to fill, together, in each case, with all information concerning such nominee that may be reasonably requested by the Company, or that may be required for the Company to comply with its reporting obligations under the Exchange Act or Exchange listing requirements; provided that in the absence of such notice, the Series B Holders shall be deemed to have nominated and elected the person(s) then serving as Series B Director(s).

(iii) The Company shall notify the Series B Holders promptly, and in any event within five (5) Business Days, of any issuance of Common Stock representing, individually or together with all issuances of Common Stock since the date of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware or the date of any previous such notice, as applicable, one percent (1%) or more of the outstanding Common Stock as of the date of such filing or such previous notice together with the aggregate number of shares of Common Stock outstanding following such issuance.

(c) Limitations on Directors.  Each Director shall, at all times during which such Person serves as a Director, not have been during the last five (5) years convicted in a criminal proceeding (excluding traffic violations or other misdemeanors not involving moral turpitude or deliberate dishonesty) or a party to a civil proceeding brought by a Governmental Authority in which such Director has been finally determined to have committed a violation of federal, state or foreign law (excluding traffic violations or similar misdemeanors not involving moral turpitude or deliberate dishonesty). The Series B Holders shall not nominate or elect any such Series B Director who does not meet the requirements set forth in this Section 1.1(c) and shall cause any such Series B Director who fails to meet the requirements set forth above to resign promptly. If any such Series B Director is unwilling to resign, the Series B Holders will take such actions as are necessary to cause the removal of the Series B Director as promptly as reasonably practicable.

(d) Limitations on Series B Directors.  At least two (2) of the Series B Directors shall have substantial operating or industry experience, and no more than two (2) Series B Directors may be Persons who are not Independent Directors. The Series B Holders shall consult with the Nominating and Corporate Governance Committee (which may delegate such consultation to the Committee Chairperson and/or the Chief Executive Officer of the Company) regarding the names, backgrounds and qualifications of the persons to be nominated as Series B Directors after considering the Company’s Corporate Governance Guidelines (as made publicly available from time to time). However, the Nominating and Corporate Governance Committee shall not have any right nor shall it have any duty to approve or disapprove any person meeting the requirements of Section 1.1(c) selected as a Series B Director by the Series B Holders.

(e) Limitations on Company Nominated Directors.  No more than one (1) Company Nominated Director may be a Person who is not an Independent Director. At least two (2) of the Company Nominated Directors shall have substantial operating or industry experience.

Section 1.2  Board Committees.

(a) Subject to the requirements of applicable law and Committee Qualification Requirements applicable to all Directors, for as long as there is at least one (1) Series B Director on the Board, the Company shall maintain an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategy Committee. Subject to the terms set forth in this Section 1.2, the power and authority of each such committee shall be as set forth in the charter of such committee, and (except as otherwise provided in the charter of such committee or as required by applicable law or any applicable Exchange rules) the exercise of such power and authority will be at all times subject to the power and authority of the entire Board.

(i) Audit Committee.  The Audit Committee shall be comprised of three (3) Directors, each of whom shall be an Independent Director and satisfy the requirements of applicable law and any applicable Exchange rules. One (1) member of the Audit Committee shall be a Series B Director who is not an employee of the Investor or any of its Subsidiaries and two (2) members of the Audit Committee shall be At-Large Directors.

(ii) Compensation Committee.  The Compensation Committee shall be comprised of three (3) Directors, each of whom shall be an Independent Director and satisfy the requirements of applicable law and any applicable

Exchange rules. One (1) member of the Compensation Committee shall be a Series B Director who is not an employee of the Investor or any of its Subsidiaries and two (2) members of the Compensation Committee shall be At-Large Directors.

(iii) Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee shall be comprised of three (3) Directors, each of whom shall be an Independent Director and satisfy the requirements of applicable law and any applicable Exchange rules. One (1) member of the Nominating and Corporate Governance Committee shall be a Series B Director and two (2) members of the Nominating and Corporate Governance Committee shall be At-Large Directors.

(iv) Other Committees.  With respect to each other committee or subcommittee of the Board, the Board shall appoint to each such committee or subcommittee a number of Series B Directors as is proportional to the representation of the Series B Directors on the Board as a whole, rounded to the nearest whole number.

(b) Any Directors appointed to a committee or subcommittee of the Board who are not Series B Directors shall be recommended by the Nominating and Corporate Governance Committee and appointed by the Board. If the members of the Nominating and Corporate Governance Committee are unable to agree on any committee or subcommittee assignment, the Chairman of the Board shall act as a temporary member of the Nominating and Corporate Governance Committee for purposes of casting the deciding vote on such matter. The Series B Directors shall be entitled to designate the Series B Director(s) to serve on each committee or subcommittee of the Board, provided that such Series B Directors meet the applicable requirements set forth in Section 1.2(a), and the Board shall take all actions necessary to appoint such Series B Directors to such committees or subcommittees.

(c) Except for (i) routine commercial transactions entered into on an arms’ length basis in the ordinary course of business, (ii) contracts or arrangement involving expenditures, revenues or the incurrence of liabilities not in excess of $[     ], and (iii) the transactions contemplated by the Share Exchange Agreement, the entry into, termination or variation of any contract or arrangement between the Company and any Related Party shall be approved by the affirmative vote of a majority of the disinterested Directors. For purpose of this Section 1.2(c), a “Related Party” includes the Directors and officers of the Company, the spouses or children of such Directors and officers, the Investor, any of the Series B Holders, any other stockholder that (together with its Affiliates) Beneficially Owns more than ten percent (10%) of the outstanding Voting Stock of the Company, or any Affiliate of any of the foregoing.

(d) Notwithstanding the foregoing, any Board committee may hold executive sessions at which one (1) or more Directors is not permitted to be present to the extent the committee determines in good faith that such exclusion is appropriate.

Section 1.3  Voting.

(a) Change of Control Transactions.  Subject to compliance with Section 1.3(c), Section 1.3(d) and Section 3.2, the Investor and its Affiliates may vote any Voting Stock Beneficially Owned by any of them in their sole discretion on any Change of Control transaction submitted to the stockholders of the Company for approval, provided that on and after the fourth anniversary of the date of this Agreement, the Investor may, notwithstanding Section 1.3(c) or Section 1.3(d) hereof, but subject to compliance with Section 3.2 hereof, vote in its discretion on any proposal to replace Directors that is made by an unaffiliated third party in connection with a Change of Control transaction proposed by such unaffiliated third party.

(b) Amendments to Certificate of Incorporation or Bylaws.  The Investor and its Affiliates may vote the Voting Stock Beneficially Owned by any of them on any proposal related to any amendment or restatement of the Certificate of Incorporation or Bylaws of the Company which is in any way adverse to the Investor in their sole discretion.

(c) Stockholders Agreement.  The Investor shall, and shall cause its Permitted Transferees to and shall use commercially reasonable efforts to cause its Affiliates to, vote the Voting Stock Beneficially Owned by any them in favor of each matter required to effectuate any provision of this Agreement and against any matter the approval of which would be inconsistent with any provision of this Agreement.

(d) Directors.  With respect to the election, removal, replacement and classification of Directors (other than Series B Directors) the Investor and its Affiliates shall either (i) vote all of the Voting Stock Beneficially Owned by any of them in accordance with the recommendation of the Board approved by a majority of the At-Large Directors or (ii) vote all of the Voting Stock Beneficially Owned by any of them in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all other holders of Voting Stock on all matters to be voted on by holders of Voting Stock

(e) Other Matters.  Except as provided in Sections 1.3(a), 1.3(b), 1.3(c) and 1.3(d), for so long as the Investor and its Affiliates in the aggregate Beneficially Own in excess of thirty percent (30%) of the outstanding Voting Stock of the Company (the “Voting Limit”), the Investor shall, and shall cause its Affiliates to, either (i) vote all of the Voting Stock Beneficially Owned by any of them in excess of the Voting Limit in accordance with the recommendation of the Board approved by a majority of the At-Large Directors or (ii) vote all of the Voting Stock Beneficially Owned by any of them in excess of the Voting Limit in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all other holders of Voting Stock on all matters to be voted on by holders of Voting Stock. Subject to the other provisions of this Agreement, the Investor and its Affiliates may vote the Voting Stock Beneficially Owned up to and including (but not in excess of) the Voting Limit on any proposal in its sole discretion.

(f) Quorum.  At every meeting (or action by written consent, if applicable) of the stockholders of the Company called, and at every postponement or adjournment thereof, the Investor shall, and shall cause its Affiliates to, cause any and all shares of Common Stock Beneficially Owned by it or them and entitled to be voted thereat to be present in person or represented by proxy at the meeting so that all such shares shall be counted as present for purposes of determining the presence of a quorum at such meeting.

Section 1.4  Information Rights.

(a) Subject to Section 1.5, the Company will deliver to the Investor the following information:

(i) with respect to each fiscal year: (A) promptly after it has been made available (but in no event later than fifteen (15) Business Days of the end of each fiscal year) the unaudited consolidated financial statements of the Company and its Subsidiaries, (B) promptly after it has been made available (but in no event later than twenty-five (25) Business Days of the end of each fiscal year) the audited consolidated financial statements of the Company and its Subsidiaries, audited in accordance with U.S. GAAS, and (C) promptly after it has been made available (but in no event later than seventy (70) Business Days of the end of each fiscal year) the international financial reporting standards (“IFRS”) consolidated financial statements of the Company and its Subsidiaries; provided, that if the Company properly extends the date for filing of any such statements specified in subparagraph (B) or (C) above with the SEC (i.e., by means of a filing on Form 12b-25), then the date set forth above for delivery to the Investor shall be extended for a corresponding period;

(ii) with respect to each quarterly period, promptly after it has been made available, quarterly unaudited U.S. GAAP consolidated financial statements of the Company and its Subsidiaries, including (i) a detailed profit and loss statement, balance sheet and cash flow statement (which may be unreviewed and subject to further adjustment) to be provided within ten (10) Business Days of the end of each quarter, (ii) such information as may reasonably be required for the Investor to prepare an update of the IFRS reconciliation for net income and shareholders equity, (iii) a management discussion & analysis, including an analysis of revenue, (iv) a rolling forecast in relation to the current quarter as presented to the Board of Directors and (vi) financial information on related party matters, which information shall, to the extent possible, be directly extracted from the Company ’s information technology systems;

(iii) with respect to each monthly period, promptly after it has been made available (but in no event later than ten (10) Business Days of the end of each month) information including net income and net assets and equity (which may be unreviewed and subject to adjustment) (provided, that if such information is not delivered earlier, estimates of such information shall be made available within seven (7) Business Days of the end of each month);

(iv) draft business plans for the Company and its Subsidiaries for the subsequent three (3) year period no later than two (2) Business Days after approval thereof by the Board, in the form presented to the Board (but subject to Section 1.4(b));

(v) copies of all reports, certificates, and other information delivered to the Company’s lenders or creditors in respect of any material indebtedness of the Company; and

(vi) any other financial information, reports and workpapers in the possession or under the control of the Company or any of its Subsidiaries that the Investor reasonably requires to comply with reporting, disclosure, filing or other requirements imposed on the Investor or any of its Subsidiaries (A) by a Governmental Authority having jurisdiction over the Investor or any of its Subsidiaries, including under applicable securities or tax laws, including the Sarbanes-Oxley Act of 2002, as amended, (B) by IFRS adopted by the International Accounting Standards Board or any successor entity, (C) by the covenants in financing arrangements to which the Investor is a party, and (D) the rules and regulations thereunder, or applicable rules of any self-regulatory organization.

(b) The Investor shall be entitled to confer with each Series B Director regarding the business, affairs, financial condition, results of operations and prospects of the Company and may discuss any and all information (other than confidential compensation information) provided to the Investor or any such Series B Director, subject to Section 1.5 below; provided, that if the Board determines in good faith that any Company information must be held in confidence in order to (i) preserve attorney-client privilege, (ii) comply with any applicable confidentiality or non-disclosure agreement, or (iii) prevent a dissemination of competitively sensitive information regarding (A) products, services or other activities of the Company with respect to which the Investor or its Subsidiaries competes with the Company or (B) proposed products, services or other activities of the Company that the Board reasonably determines that the Company may develop, acquire or pursue that would be competitive with the current products, services or other activities of the Investor or any of its Subsidiaries or (C) any other matter as to which the Board has determined in good faith that the Company and the Investor have a material conflict of interest based on a reasonable expectation that disclosure of such information may be harmful to the Company, then the Series B Directors shall hold such information in confidence and not discuss such information with the Investor except to the degree, if any, approved by the Board.

Section 1.5  Confidentiality.  (a) The Investor shall keep confidential (x) all proprietary and non-public information regarding the Company and its Subsidiaries received pursuant to Sections 1.3 or 1.4 or otherwise, (y) all “Information” (as defined in the Confidentiality Agreement) provided to the Investor or its representatives under the Confidentiality Agreement prior to the date hereof (notwithstanding the termination of the Confidentiality Agreement), and (z) all non-public information furnished or disclosed to or otherwise acquired by any Series B Director in such Person’s capacity as a Director (clauses (x), (y) and (z) collectively, “Confidential Information”), and in each case shall not disclose or reveal any such information to any Person without the prior written consent of the Company, other than those of its employees, officers, directors, First Tier Affiliates, attorneys, accountants and financial advisors (“Permitted Representatives”) who need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Investor in the Common Shares or the Series B Share and shall cause those Permitted Representatives to observe the terms of this Section 1.5 and agree for the benefit of the Company to do so (and any violation or breach of the terms of this Section 1.5 by any Permitted Representative shall be deemed a breach hereof by the Investor). Notwithstanding the foregoing, no officer, employee or director of any Entity that is a Company Competitor shall be a Permitted Representative, and no Confidential Information shall be furnished or disclosed to any such Company Competitor.

(b) The Investor shall not, and shall cause its First Tier Affiliates and Permitted Representatives not to, use such proprietary and non-public information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Investor in the Common Shares or the Series B Share; provided, that nothing herein shall prevent the Investor or any of its Permitted Representatives from disclosing any such information that (1) is or becomes generally available to the public other than as a result of a disclosure by the Investor or its Permitted Representatives in violation of this Section 1.5 or any other confidentiality agreement between the Company and the Investor or any of its Permitted Representatives or any other legal duty, fiduciary duty, or other duty of trust and confidence of the Investor, any of its Permitted Representatives, or any

Series B Director, (2) was within the Investor’s or its Permitted Representative’s possession on a non-confidential basis prior to being furnished with such information (provided that the source of such information was not known by the Investor at the time of such disclosure by the Investor or any of its Permitted Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the Company with respect to such information), (3) was independently developed by Investor without use of any information furnished to Investor, any of its Permitted Representatives or any Series B Director, or (4) becomes available to the Investor or its Permitted Representative on a non-confidential basis from a source other than the Company (provided that such source is not known by the Investor at the time of such disclosure by the Investor or any of its Permitted Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the Company with respect to such information).

(c) If any Confidential Information is required to be disclosed by applicable law or judicial order, then the Investor will notify the Company in writing and will cooperate with the Company if the Company elects to seek a protective order or other appropriate remedy with respect to such required disclosure. If no such protective order is obtained, and if Investor or any of its Permitted Representatives has been advised by legal counsel in writing that it is legally compelled to disclose any Confidential Information, then the Investor or such Permitted Representative may disclose such Confidential Information, but will furnish only that portion of the Confidential Information which Investor or is Permitted Representatives is advised by counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

(d) Upon the redemption of all of the Series B Shares and the termination of the Investor’s right to information under Section 1.4, the Investor shall return to the Company all written Confidential Information that has been provided to the Investor by the Company; provided, that in lieu of being returned to the Company such Confidential Information may be destroyed by Investor, in which case Investor shall provide the Company with a written certification that such written Confidential Information has been destroyed.

Section 1.6  Major Decisions.  The approval of any of the following matters shall require an affirmative vote of at least two-thirds (2/3) of the Directors present (in person or by telephone or video conference) and voting for or against approval of any such matter at any meeting at of which proper notice is provided to the Board in accordance with the Company’s Bylaws (or is waived by all Directors) and such matter is considered:

(i) any amendment to the Company’s Certificate of Incorporation, Bylaws or any other organizational documents of the Company;

(ii) the consummation of any merger, business combination, consolidation, corporate reorganization or any transaction constituting a Change of Control, by the Company with or into any Entity;

(iii) any sale, transfer or other disposition (including by way of issuance of Equity Securities of a Subsidiary) of assets of the Company and its Subsidiaries in an amount in excess of $50,000,000;

(iv) any acquisition, capital expenditure, investment (or any commitment in respect thereof) by the Company or any of its Subsidiaries (or series of related acquisitions, expenditures, investments or commitments) of the assets or securities of any other Entity in an amount in excess of $50,000,000;

(v) any Liquidation Proceeding;

(vi) the removal or termination of employment of the Company’s Chief Executive Officer or the selection of a replacement of the Chief Executive Officer;

(vii) any transactions with the Investor or any of its Affiliates that involve more than $1,000,000 or that are otherwise material to the Company;

(viii) any authorization or approval of any amendment to or waiver under this Agreement;

(ix) any payment or declaration of dividends on the Company’s capital stock, special or otherwise;

(x) any repurchase by the Company of any of its Equity Securities in an amount exceeding $5,000,000 in any 12-month period;

(xi) any equity or debt financing in an amount in excess of $50,000,000; and

(xii) any other matters requiring stockholder approval under the listing rules of the NASDAQ Stock Market or any other Exchange on which the Common Stock is listed.

ARTICLE 2

TRANSFERS

Section 2.1  Transfer Restrictions.

(a) General Restriction.  The Investor shall not Transfer any of the Series B Shares or any Common Shares or other Equity Securities acquired pursuant to Section 3.1 hereof other than as expressly permitted by, and in compliance with, the other provisions of this Section 2.1, and any attempted Transfer in violation of this Agreement shall be of no effect and null and void, and shall not be recorded on the stock transfer books of the Company, regardless of whether the purported Transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement.

(b) Two Year Lock-up Restriction.

(i) Prior to the second anniversary of the Closing (the “Lock-up Period”), the Investor shall not Transfer any Common Shares or other Equity Securities acquired pursuant to Section 3.1 hereof, except that the Investor may Transfer any or all of its Common Shares or Equity Securities acquired pursuant to Section 3.1 hereof (1) pursuant to any Approved Transaction in which stockholders of the Company are offered, permitted or required to participate as holders of any of the Company’s Equity Securities; (2) as a pledge of its assets pursuant to a bona fide financing transaction; or (3) to one (1) or more First Tier Affiliates of the Investor; provided that in the case of clause (3), any Transferee of Common Shares or other Equity Securities acquired pursuant to Section 3.1 hereof (x) agrees to be bound hereunder as an Investor, and (y) executes a counterpart to this Agreement agreeing to the terms of this Agreement (including, without limitation, this Section 2.1 and Section 3.2) (the Transfers referred to in clauses (1) through (3) collectively referred to as the “Exempt Transfers”). Upon a Transfer contemplated by clause (3) above, any Transferee of Common Stock shall be deemed an Investor hereunder and shall be entitled to the rights (including, but not limited to the registration rights pursuant to Article 4), and subject to the obligations and restrictions (including, without limitation, the provisions of this Section 2.1 and Section 3.2), contained herein. As used herein, “Approved Transaction” means any tender offer, exchange offer, merger, sale of the Company, reclassification, reorganization, recapitalization or other transaction that has been approved or recommended by a majority of the At-Large Directors who are Independent Directors (and which at the time of Transfer continues to be approved or recommended by a majority of the At-Large Directors who are Independent Directors).

(ii) Notwithstanding clause (i) above, the Investor may Transfer Common Shares or other Equity Securities acquired pursuant to Section 3.1 hereof to one or more Persons that are Eligible Transferees in an aggregate amount not to exceed 15% of the outstanding Voting Stock if and to the extent that the Investor determines (after consultation with its independent registered public accounting firm) that the Investor would otherwise be required to consolidate the Company’s financial results in the Investor’s consolidated financial statements prepared under IFRS or US generally accepted accounting principles. In connection with any such Transfer, (x) the Company shall not have any obligation to register such transferred shares under the Securities Act or any other applicable law in order to permit such Transfer, (y) any such Transfer must comply with all of the provisions of Section 2.1(c), and (z) as a condition to any such Transfer the Transferee must (1) agree in writing to be bound by and comply with this Section 2.1 and (2) agree in writing to be bound by and comply with the provisions of Section 1.3 and Section 3.2 hereof until the end of the Lock-up Period (with the reference to “Standstill Limit” to be replaced by a reference to the percentage of the outstanding Voting Stock subject to such Transfer). Any Transferee under this Section 2.1(b)(ii) shall not be considered an Investor under this Agreement and shall have no rights under this Agreement (including, without limitation, under Sections 1.4, 3.1 and 4.1 hereof) other than the right to participate in Piggyback Registrations (if any) under Section 4.2. Upon any Transfer pursuant to this Section 2.1(b)(ii), the

Standstill Limit shall immediately be permanently reduced by a number of shares of Common Stock equal to the number of shares of Common Stock so Transferred.

(c) Ongoing Restrictions.  After the Lock-up Period, unless otherwise approved by a majority of the At-Large Directors (which approval shall not be unreasonably withheld or delayed), the Investor shall not, and shall not permit any of its Affiliates to, Transfer any Common Stock or agree to Transfer, directly or indirectly, any Common Stock, other than any Transfer:

(i) that would have been an Exempt Transfer permitted during the Lock-up Period under clauses (1), (2) or (3) of Section 2.1(b) (which, in the case of clause (3) of Section 2.1(b), the Transferee shall be deemed an Investor hereunder and shall be entitled to the rights (including, but not limited to the registration rights pursuant to Article 4), and subject to the obligations and restrictions (including, without limitation, any applicable provisions of this Section 2.1 and Section 3.2), contained herein);

(ii) pursuant to and in compliance with the restrictions of Rule 144 under the Securities Act applicable to sales by affiliates of an issuer;

(iii) pursuant to a firm commitment underwritten distribution to the public, registered under the Securities Act;

(iv) pursuant to a distribution registered under the Securities Act (other than as provided in clause (iii) above), in an amount not exceeding, on any trading day, 25% of the ADTV as in effect on such trading day; or

(v) to any Person that after consummation of such Transfer would Beneficially Own (A) in the case of an Eligible Transferee, less than fifteen percent (15%), and (B) in the case of an Ineligible Transferee, less than five percent (5%), of the outstanding Voting Stock of the Company;

provided, that, in the case of a Transfer pursuant to clause (ii) or clause (iv), the Investor shall not knowingly Transfer any shares of Common Stock to any Person that, after consummation of such Transfer, would Beneficially Own (I) in the case of an Eligible Transferee, more than fifteen percent (15%), and (II) in the case of an Ineligible Transferee, more than five percent (5%), of the outstanding Voting Stock of the Company; and provided further, that in the case of a Transfer pursuant to clause (iii) that is effected through a firm commitment underwriting, the Investor shall instruct the underwriters to use their reasonable best efforts to (A) effect as wide a distribution as practicable of the Common Stock Transferred, consistent with best execution standards and (B) not knowingly sell Common Stock to any Person that, after consummation of such Transfer, would Beneficially Own (I) in the case of an Eligible Transferee, more than fifteen percent (15%), and (II) in the case of an Ineligible Transferee, more than five percent (5%), of the outstanding Voting Stock of the Company.

Any Transferee acquiring Common Stock pursuant to clauses (ii), (iii), (iv) or (v) of this Section 2.1(c) (other than the Investor, an Affiliate of the Investor or any member of a 13D Group of which the Investor or any of its Affiliates are members) shall take such Common Stock free of the obligations of the Investor under this Agreement (including, without limitation, this Section 2.1 and Section 3.2) and shall have no rights as an Investor or Permitted Transferee under this Agreement (including, without limitation, any rights under Article 1, Section 3.1 or Article 4).

(d) Restrictions on the Series B Share.  Neither the Investor nor any other Series B Holder may Transfer any of the Series B Shares to any other Person, except that the Investor shall have the right to Transfer Series B Shares to any Permitted Transferee that acquires twenty percent (20%) or more of the Investor Registrable Securities in compliance with the provisions of this Section 2.1 in an aggregate amount representing. Upon such a Transfer, such Transferee shall be deemed an Investor and a Series B Holder hereunder and shall be entitled to the rights, and subject to the obligations and restrictions, contained herein.

Section 2.2  Legends; Securities Act Compliance.

(a) Each certificate representing Common Shares, Series B Shares or other Equity Securities acquired by the Investor or any of its Affiliates pursuant to Section 3.1 will bear a legend conspicuously thereon to the following effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT

BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDER AGREEMENT AND MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”

(b) In addition to the restrictions set forth in Section 2.1, the Investor shall not offer, sell or legally transfer any Common Shares or Equity Securities acquired pursuant to Section 3.1 hereof except pursuant to: (i) an effective Registration Statement under the Securities Act; (ii) an opinion of legal counsel reasonably acceptable to the Company that such Transfer is exempt from the registration requirements of Section 5 of the Securities Act; (iii) pursuant to Rule 144 under the Securities Act; or (iv) a “no action” letter from the staff of the SEC addressed to the Investor or a Permitted Transferee to the effect that the Transfer without registration would not result in a recommendation by the staff to the SEC that action be taken with respect thereto.

(c) In the event that any Common Shares Beneficially Owned by the Investor or any of its Affiliates is Transferred in a Public Offering as provided in Section 2.1(c)(iii) or 2.1(c)(iv), the Company shall promptly, upon request, but in any event not later than is necessary in order to consummate the sale of such securities pursuant to such Public Offering, remove the legend set forth above in connection with such Transfer. In the event that any Common Shares Beneficially Owned by the Investor or any of its Affiliates is Transferred pursuant to Rule 144 under the Securities Act in compliance with Section 2.1(c)(ii), the Company shall upon request, upon receipt of documentation reasonably required by the Company to confirm such Investor’s eligibility to sell such Common Shares pursuant to Rule 144 under the Securities Act, promptly but in any event not later than is necessary in order to consummate the sale of such securities pursuant to Rule 144 under the Securities Act (subject to receipt of such documentation a reasonable period of time prior to such sale), remove the second sentence of the legend set forth above in connection with such Transfer.

(d) In the event that any Common Shares are transferable without volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act and the terms of this Article 2 no longer restrict the Transfer of such Common Shares by the holder thereof, the Company shall promptly upon request remove the legends set forth above from the certificates representing such Common Shares.

(e) Upon the termination of the restrictions set forth in Section 2.1, the Company shall promptly, upon request, deliver a replacement certificate not containing the second sentence of the legend set forth above.

ARTICLE 3

CERTAIN COVENANTS

Section 3.1  Right to Maintain. During the Right to Maintain Period:

(a) The Company shall provide the Investor the opportunity to purchase in any Offering up to its Pro Rata Share; provided, however, in no event shall the Investor be entitled to purchase an amount of Equity Securities in any such Offering that would cause Section 3.2 to be violated.

(b) No later than fifteen (15) Business Days prior to the anticipated consummation of an Offering, the Company shall send a written notice (the “Offering Notice”) to the Investor, indicating the material terms and conditions of the proposed Offering, including, without limitation, (i) the number and type of Equity Securities expected to be offered or sold and the material terms of such Equity Securities, (ii) the expected price at which it proposes to offer or sell such Equity Securities, or the expected formula for determining such price, (iii) the expected timing of the Offering, and (iv) the name, telephone and facsimile number or e-mail address of the Person at the Company to whom the Investor should deliver a Response Notice (as defined below). If, prior to the consummation of the Offering, the terms and conditions of the proposed Offering change, with the result that the price will be less than the minimum price set forth in the Offering Notice or the other principal terms and conditions will be materially more favorable to potential subscribers in the Offering than those set forth in the Offering Notice, it will be necessary for a separate Offering Notice to be furnished, and the terms and provisions of this Section 3.1 separately complied with, in order to consummate the Offering pursuant to this Section 3.1.

(c) The Investor shall have the right, by providing written notice to the Company no later than five (5) Business Days prior to the anticipated consummation of an Offering and indicating the name, telephone number, facsimile number or e-mail address of the Person or Persons that the underwriter(s) of the Offering should call to coordinate with respect to any sales to the Investor, to either (i) purchase Equity Securities up to its Pro Rata Share in the Offering upon the terms and conditions specified in the Offering Notice and upon the same terms and conditions applicable to all other participants in such proposed Offering, or (ii) waive its right to so purchase Equity Securities up to its Pro Rata Share in the Offering (in either case, a “Response Notice”). If the Investor or a Permitted Transferee shall fail to provide the Company with a Response Notice no later than five (5) Business Days prior to the date of the expected Offering as set forth in the Offering Notice, then the Investor shall not be entitled to purchase Equity Securities in the Offering. In any event, it shall be a condition to the Investor’s or a Permitted Transferee’s opportunity to purchase Equity Securities in an Offering that it comply with the reasonable requests of the underwriter(s) necessary for it to purchase shares in the Offering (e.g., establishing an account with an underwriter in the Offering). The election by the Investor not to exercise its rights to purchase up to its Pro Rata Share in, or failure to deliver a Response Notice with respect to, any Offering shall not affect its rights as to future Offerings pursuant to this Section 3.1. In the event that the Company has not sold the Equity Securities within sixty (60) calendar days after the date of the expected Offering as set forth in the Offering Notice, then the Company shall not thereafter issue or sell the Equity Securities without again first complying with the provisions of this Section 3.1 and offering the Investor the right to purchase its Pro Rata Share thereof.

(d) For the avoidance of doubt, under no circumstances shall any pledgee of any Common Stock or any Transferee from such pledgee be deemed an Investor for purposes of this Section 3.1, and no such pledgee or Transferee shall have any rights under this Section 3.1.

Section 3.2  Standstill.

(a) For a period of six (6) years from the Closing (the “Standstill Period”), the Investor shall not, and the Investor shall ensure that none of its Affiliates shall, nor shall any of the foregoing Persons act in concert with any other Person to, directly or indirectly, without the prior consent of a majority of the At-Large Directors who are Independent Directors:

(i) acquire or agree to acquire (whether by purchase, tender or exchange offer, through acquisition of control of another Person, by joining a 13D Group, through the use of a derivative instrument or voting agreement, or otherwise), Beneficial Ownership of any Equity Securities, or any Economic Right or Voting Right to or regarding any Equity Securities, or authorize or make a tender offer, exchange offer or other offer or proposal, whether oral or written, to acquire Equity Securities, in each case, if the effect of such acquisition would be that the Common Stock Beneficially Owned in the aggregate by the Investor and its Affiliates (including, without limitation, any 13D Group of which any Investor or any Affiliate thereof is a member), or with respect to which the Investor, its Affiliates or any such 13D Group would have Economic Rights or Voting Rights, would exceed the Standstill Limit (it being understood that in the event that there shall be more than one (1) Investor, all shares Beneficially Owned and all Economic Rights and Voting Rights held by all Investors and all other Persons that are participants in any 13D Group of which any Investor is a member shall be aggregated, and deemed Beneficially Owned and held by each Investor, for purposes of this Section 3.2(a)(i));

(ii) (A) make or in any way participate in any “solicitation” of “proxies” (as such terms are used in the rules and regulations of the SEC) with respect to any Voting Stock, or (B) seek to advise or influence any Person with respect to the voting of any Voting Stock (other than (x) the Investor or any Affiliate or (y) in accordance with and consistent with the recommendation of the Board);

(iii) deposit any Voting Stock or Series B Shares in a voting trust or, except as otherwise provided or contemplated herein, subject any Voting Stock or Series B Shares to any arrangement or agreement with any

Person (other than between the Investor and any of its First Tier Affiliates) with respect to the voting of such Voting Stock or Series B Shares;

(iv) join a 13D Group (other than a group comprising solely of the Investor and its Permitted Transferees) or other group, or otherwise act in concert with any third Person for the purpose of acquiring, holding, voting or disposing of Voting Stock, Series B Shares or Convertible Securities;

(v) effect or seek, offer or propose (whether publicly or otherwise) to effect any Change of Control or any acquisition of Equity Securities in excess of the Standstill Limit;

(vi) otherwise act, alone or in concert with others, to effect or seek, offer or propose (whether publicly or otherwise) to effect control of the management, Board or policies of the Company; or

(vii) otherwise take any action that would or could reasonably be expected to compel the Company to make a public announcement (including any disclosure required to be made in any SEC filing under the rules and regulations of the SEC) regarding any of the matters set forth in this Section 3.2(a).

Notwithstanding the foregoing, the restrictions contained in this Section 3.2(a) shall not (A) apply with respect to the election of the Series B Directors by Investor and its Permitted Transferees in accordance with the Certificate of Designation, (B) prevent, restrict, encumber or in any way limit the ability of any Series B Director to vote on matters, make non-public statements to officers, employees, agents, management or other Directors or to take any action or make any statement at any meeting of the Board or any committee or subcommittee thereof in his or her capacity as a Director, (C) apply to or restrict any non-public discussions or other non-public communications between or among directors, members, officers, employees or agents of the Investor or any First Tier Affiliate of the Investor, or (D) restrict any disclosure or statements required to be made by any Series B Director or the Investor under applicable law.

(b) If during the Standstill Period the Investor is entitled (as a result of dilution due to future share issuances by the Company) to purchase shares of Common Stock (up to the Standstill Limit) in compliance with this Section 3.2, then unless the Board otherwise approves such purchases shall be made in full compliance with all applicable securities laws, but shall not be made by means of any tender offer.

(c) The restrictions set forth in Section 3.2(a) shall terminate if, at any time during the Standstill Period, (i) the Company publicly announces its entry into a definitive agreement, the consummation of which would result in a Change of Control, and such agreement has not been approved by a majority of the Series B Directors, (ii) the Company shall have waived the terms of its Rights Agreement to permit any Person (other than the Investor or any 13D Group of which the Investor is a member) to effect a Change of Control or otherwise acquire more than fifteen percent (15%) of the outstanding Common Stock, and such transaction has not been approved by a majority of the Series B Directors, or (iii) any Person (other than the Investor or any Affiliate of the Investor or any 13D Group of which the Investor or any Affiliate of the Investor is a member) shall have commenced a bona fide public tender or exchange offer which if consummated would result in a Change of Control, unless the Board recommends against such tender or exchange offer within ten (10) Business Days after the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) thereof and thereafter continues to oppose such tender or exchange offer. If (x) the restrictions set forth in Section 3.2(a) shall have terminated as provided in this Section 3.2(c), and (y) any definitive agreement described in clause (i) above, or transaction described in clause (ii) above, or tender or exchange offer described in clause (iii) above, as the case may be, shall have been terminated or abandoned prior to consummation thereof, and (z) any alternative offer or proposal by Investor in response to any such agreement, transaction, tender offer or exchange offer shall also have been abandoned or withdrawn prior to consummation thereof, then the restrictions set forth in Section 3.2(a) shall be reinstated.

(d) If during the Standstill Period the Board elects to commence a process intended to lead to a proposal with respect to Change of Control of the Company (whether in response to a proposal from a third party or otherwise), the Company will notify the Investor of the Board’s election and will permit the Investor to participate in such process as a potential bidder, if the Investor so elects, on the same terms and conditions as third party participants. As a condition to the Investor’s participation in such process, the Board may require that the Investor agree in writing with the Company that if such process results in the Board’s approval of a Change of Control transaction with a Person other than the Investor that is a Superior Proposal as compared to any bona fide written proposal from the

Investor, then the Investor will consent to such transaction, will raise no objection to the consummation thereof, and will tender shares of Equity Securities Beneficially Owned by it, as applicable, upon the consummation of such transaction. In the event that any such transaction requires the approval of the Company’s stockholders, the Investor agrees, if the matter is brought to a vote at a stockholder meeting, that the Investor will be present, in person or by proxy, as holders of Voting Stock, at all such meetings and be counted for determining the presence of a quorum at such meetings and will vote for the approval of any such transaction approved and recommended by the Board. So long as the Board continues to recommend such transaction, the Investor agrees to vote and to use reasonable efforts to cause its Affiliates, as the case may be, to vote all shares of Voting Stock Beneficially Owned by the Investor and its Affiliates in favor of such transaction and for the approval of the terms thereof and in opposition to any and all other proposals that are intended, or could reasonably be expected to delay, prevent, impair, interfere with, postpone or adversely affect the ability of the Company to consummate the proposals that are approved and recommended by the Board.

Section 3.3  Other Share Acquisitions.  Following the expiration of the Standstill Period, if the Investor and its Affiliates desire to acquire Beneficial Ownership of Equity Securities that would cause the aggregate Beneficial Ownership of the Investor and its Affiliates to exceed (a) seventy percent (70%) of the number of shares of Common Stock outstanding , if prior to such proposed acquisition the Beneficial Ownership of the Investor and its Affiliates is at least forty percent (40%) of the number of shares of Common Stock outstanding, or (b) fifty percent (50%) of the number of shares of Common Stock outstanding , if prior to such proposed acquisition the Beneficial Ownership of the Investor and its Affiliates is less than forty percent (40%) of the number of shares of Common Stock outstanding, only pursuant to a tender offer, exchange offer, merger or other business combination involving the offer to acquire 100% of the Common Stock not owned by the Investor and its Affiliates which in the case of any such transaction to be effected by means of a tender or exchange offer, includes a commitment by the Investor or such Affiliate to promptly consummate a merger (which may be a short-form merger) to acquire any remaining shares of Common Stock at the same price.

Section 3.4  Section 203 of the DGCL.  The Board, prior to the execution of the Share Exchange Agreement, has taken all necessary action to ensure that the transactions contemplated by the Share Exchange Agreement and the consummation of any of the transactions contemplated thereby (including the execution, delivery and performance of this Agreement) will be deemed to be exceptions to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), including the approval of any transaction contemplated thereby that results in any “affiliate” or “associate” (as each such term is defined in Section 203 of the DGCL) of the Investor becoming an “interested stockholder” (as defined in Section 203 of the DGCL) by virtue of the Investor or its “affiliates” or “associates” owning any Common Stock acquired pursuant to the Share Exchange Agreement or after the Closing pursuant to Section 3.1 of this Agreement. Accordingly, the ownership by the Investor, its “affiliates” and its “associates” of Common Stock acquired pursuant to the Share Exchange Agreement or after the Closing pursuant to Section 3.1 of this Agreement will not result in the provisions of Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) to apply between such persons (or their “affiliates” or “associates”) and the Company.

Section 3.5  Rights Agreement.  The Board, prior to the execution of the Share Exchange Agreement, has taken all necessary action to render the Rights Agreement inapplicable to the transactions contemplated by the Share Exchange Agreement and the consummation of any of the transactions contemplated thereby (including the execution, delivery and performance of this Agreement).

ARTICLE 4

REGISTRATION RIGHTS

Section 4.1  Demand Registrations.

(a) Requests for Registration.  After the expiration of the Lock-up Period and subject to the terms, conditions and limitations of this Article 4, the holders of twenty-five percent (25%) or more of the Investor Registrable Securities then outstanding may request that the Company effect a registration for a Public Offering in the United States of all or any portion of the Investor Registrable Securities; provided that the Investor Registrable Securities to be included in such registration shall (i) have a market value on the date such request for registration is received of at least $25 million based on the closing price of the Common Stock on the trading day immediately preceding the day on which such request is delivered, or (ii) represent at least six percent (6%) of the total shares of Common Stock then outstanding, or (iii) represent all Investor Registrable Securities then outstanding. All registrations requested as described in and meeting the requirements of this Section 4.1 are referred to herein as “Demand Registrations.” Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered. Subject to Section 4.1(c) below, any such Demand Registration may include registration of shares on a “shelf” Registration Statement pursuant to Rule 415 under the Securities Act. Promptly after receipt of any such request pursuant to this Section 4.1, the Company shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms of this Agreement, shall include in such registration all Registrable Securities with respect to which the Company has received written requests indicating the holder of such Registrable Securities and the number of Registrable Securities that such holder elects to include in such registration within twenty (20) days after the receipt of the Company’s notice.

(b) Priority on Demand Registrations.  If a Demand Registration is an Underwritten Offering and the managing underwriters, which shall be one (1) or more nationally recognized investment banks selected by the Company and reasonably acceptable to the holders of a majority of the Investor Registrable Securities to be included in such Demand Registration, advise the Company in writing that they have determined in good faith that the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering or the trading price of the Common Stock, the Company shall include in such registration (i) first, the quantity of Investor Registrable Securities requested to be included in such Demand Registration, pro rata among the respective holders thereof on the basis of the number of Investor Registrable Securities requested to be included in such registration by each such holder, (ii) second, securities to be sold by the Company for its own account, to the extent that in the opinion of such underwriters such securities can be sold without adversely affecting the marketability of the offering or the trading price of the Common Stock, (iii) third, other Registrable Securities requested to be included in such registration, which in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering or the trading price of the Common Stock, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration, and (iv) fourth, other securities requested to be included in such registration, which in the opinion of such underwriters can be sold without adversely affecting the marketability of the offering or the trading price of the Common Stock, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder. Any Persons other than holders of Registrable Securities who participate in Demand Registrations which are not at the Company’s or its Subsidiaries’ expense must pay their share of the Registration Expenses.

(c) Restrictions on Demand Registrations.  Notwithstanding anything to the contrary in this Section 4.1:

(i) The Company shall not be obligated (A) to effect more than two (2) Demand Registrations in any period of fifteen (15) months, (B) any Demand Registration within one hundred thirty-five (135) days after the effective date of a previous Demand Registration or a previous registration in which the holders of Registrable Securities were given piggyback rights pursuant to Section 4.2 hereof (in which the number of Investor Registrable Securities requested to be included in such Piggyback Registration were not reduced by more than 50% pursuant to Section 4.2(b) or (c) hereof) or (C) to have more than one (1) “shelf” Registration Statement pursuant to Rule 415 effective under the Securities Act at any time (other than shelf registrations filed pursuant to Rule 429 under the Securities Act).

(ii) A Demand Registration will not be deemed to have been effected for purposes of this Section 4.1 unless the Registration Statement relating thereto (A) has become effective under the Securities Act, (B) has remained effective for a period of at least sixty (60) days (or such shorter period in which all Registrable Securities of the holders included in such registration have actually been sold thereunder), and (C) at least seventy-five percent (75%) of the Registrable Securities requested to be included in such Demand Registration by the holders of the Investor Registrable Securities are so included.

(iii) If the majority of the At-Large Directors determines in good faith that the filing or effectiveness of a Registration Statement in connection with any requested Demand Registration (A) would be reasonably likely to interfere with any pending or contemplated acquisition, divestiture, financing, registered primary offering or other transaction involving the Company or (B) would require disclosure of facts or circumstances and which the Company would not otherwise be required to then disclose, which disclosure would, in the good faith judgment of the Board, be disadvantageous to the Company, or (C) would otherwise be materially detrimental to the Company, then the Company may delay (or if necessary or advisable withdraw) the filing, or delay the effectiveness, of such registration (or offers and sales of securities registered under a shelf Demand Registration) for a period of up to one hundred twenty (120) days so long as the basis for such delay continues (it being agreed that the Company may not apply the provisions of this clause (iii) to delay requested registrations for an aggregate period of more than one hundred eighty (180) days in any twelve (12)-month period).

(iv) In order to delay the filing of a Registration Statement pursuant to Section 4.1(c)(iii), the Company shall promptly (but in any event within ten (10) calendar days) upon determining to make such deferral, deliver to each holder requesting such Demand Registration a certificate of an authorized officer stating that the Company is delaying such filing pursuant to Section 4.1(c)(iii) and an approximation of the anticipated delay. Within twenty (20) calendar days after receiving such certificate, the holders of a majority of the Investor Registrable Securities participating in such offering may withdraw their request for a Demand Registration by giving written notice to the Company, and if withdrawn, the request for Demand Registration shall be deemed not to have been made for all purposes of this Agreement. In the event the Company delays or suspends the sale of securities registered under a shelf Demand Registration pursuant to Section 4.1(c)(iii), then the required period of effectiveness set forth in Section 4.1(c)(ii)(B) shall be extended by the number of days of such delay or suspension that occurred during the effectiveness of such Registration Statement.

(d) Demand Withdrawal.  Any holder of Registrable Securities that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 4.1(a) may withdraw all or any portion of its Registrable Securities included in a Demand Registration from a Demand Registration at any time prior to the effectiveness of the applicable Registration Statement. Upon receipt of a notice to such effect from holders of Registrable Securities with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement and such registration nonetheless shall be deemed a Demand Registration for purposes of Section 4.1(c) unless the withdrawal is made (i) following the occurrence of a Material Adverse Change or (ii) after a delay of more than ninety (90) days in the effectiveness of the registration statement from the date on which the Demand Registration was requested.

(e) Underwritings.  In the case of any Demand Registration that is an Underwritten Registration, the managing underwriters shall be selected by the Company and shall be reasonably acceptable to the Investor. No holder of Registrable Securities may participate or have any of such holder’s Registrable Securities included in such Underwritten Registration unless such holder accepts the terms of such underwriting as approved by the Company and enters into such underwriting, custody, indemnity and other agreements, each in customary form and containing such representations, warranties and other provisions as are customarily made by selling stockholders in connection with similar Underwritten Registrations, and completes and delivers such questionnaires and other documents as reasonably requested by the managing underwriters of such Underwritten Offering.

Section 4.2  Piggyback Registrations.

(a) Right to Piggyback.  Following the expiration of the Lock-up Period, whenever the Company proposes to register any of its securities (other than pursuant to a Demand Registration or any registration effected pursuant to Form S-4, S-8 or any successor forms and other than a registration relating solely to the sale of securities to participants in a Company plan, a registration relating to a reorganization of the Company or other transaction under Rule 145 of the Securities Act, or a registration on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company shall give prompt written notice (but in no event less than twenty (20) calendar days prior to the proposed filing of such Registration Statement) to all holders of Registrable Securities of its intention to effect such a registration, setting forth (to the extent then known) the principal terms and conditions of such issuance, including the anticipated proposed offering price (or range of offering prices), the anticipated date of the filing of the Registration Statement and the number and type of securities to be registered, and shall, subject to the other provisions of this Section 4.2, include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) calendar days after the receipt of the Company’s notice. No registration of Registrable Securities effected under this Section 4.2 will relieve the Company of any of its obligations to effect registrations of Investor Registrable Securities pursuant to Section 4.1 hereof. The election by any holder of Registrable Securities not to exercise its rights to have any or all of its Registrable Securities registered pursuant to this Section 4.2 shall not affect its rights as to future issuances.

(b) Priority on Primary Registrations.  If a Piggyback Registration is an primary Underwritten Registration on behalf of the Company, and the managing underwriters advise the Company in writing that they have determined in good faith that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include, subject to Section 4.2(d), in such registration (i) first, the securities the Company proposes to sell, (ii) second, Registrable Securities requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder and (iii) third, at the discretion of the Company, other securities of the Company requested to be included in such registration, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder.

(c) Priority on Secondary Registrations.  If a Piggyback Registration is an secondary Underwritten Registration on behalf of holders of the Company’s securities who have the contractual right to initiate such a registration (including pursuant to a Demand Registration), and the managing underwriters advise the Company in writing that they have determined in good faith that the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company shall include, subject to the other provisions of this Section 4.2, in such registration, (i) first, the securities requested to be included therein by the holders initially requesting such registration, pro rata among the respective holders thereof on the basis of the number of shares requested to be included in such registration by each such holder, and (ii) second, any Registrable Securities requested (including under this Section 4.2) to be included therein, pro rata among the respective holders thereof on the basis of the number of shares owned by each such holder.

(d) Withdrawal.  Any holder of Registrable Securities shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration at any time prior to later of (1) the filing of the applicable Registration Statement, or (2) five (5) Business Days prior to the effectiveness of the applicable Registration Statement, in each case by giving written notice to the Company of its request to withdraw. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 prior to the effectiveness of the applicable Registration Statement whether or not any holder of Registrable Securities has elected to include securities in such Registration Statement.

(e) Certain Conditions.  If any Piggyback Registration is an Underwritten Registration, no holder of Registrable Securities may participate or have any of such holder’s Registrable Securities included in such Underwritten Registration unless such holder accepts the terms of such underwriting as approved by the Company and enters into such underwriting, custody, indemnity and other agreements, each in customary form and containing such representations, warranties and other provisions as are customarily entered into by selling stockholders in connection with similar Underwritten Registrations, and completes and delivers such questionnaires and other documents as reasonably requested by the managing underwriters of such Underwritten Offering. No holders of Registrable Securities shall have any right to participate in or approve the selection of the underwriters for an offering described in this Section 4.2.

Section 4.3  Holdback Agreements.

(a) Holders of Registrable Securities.  Notwithstanding anything contained herein to the contrary and to the extent not inconsistent with applicable law, each holder of Registrable Securities shall not effect any public sale or distribution (including sales pursuant to Rule 144 under the Securities Act, but excluding, to the extent permitted by the underwriter managing the registered public offering, sales effected to pay the exercise price of a stock option pursuant to any broker-assisted exercise or “cashless” exercise of such stock option) of Equity Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the ten (10) days prior to and the ninety (90) days after the effective time of any (x) underwritten Demand Registration (except as part of such Underwritten Registration) or (y) underwritten Piggyback Registration in which any of such holder’s Registrable Securities are included (except as part of such Underwritten Registration) (a “Stand-off Period”), except as otherwise agreed to by the underwriter managing the Underwritten Registration. If (i) the Company issues an earnings release or other material news or a material event relating to the Company and its Subsidiaries during the last seventeen (17) days of the Stand-off Period or (ii) prior to the expiration of the Stand-off Period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning upon the expiration of the Stand-off Period, then to the extent necessary for a managing or co-managing underwriter of a registered offering required hereunder to comply with NASD Rule 2711(f)(4), the Stand-off Period shall be extended until eighteen (18) days after the earnings release or the occurrence of the material news or event, as the case may be.

(b) The Company.  The Company shall agree to such limitation on its public sale or distribution of its Equity Securities as may be reasonably requested by the managing underwriters in connection with any Underwritten Registration; provided, that such limitations shall not continue beyond the one hundred thirty-fifth (135th) day after the effective date of the Registration Statement in question.

Section 4.4  Registration Procedures.

(a) Whenever the holders of Investor Registrable Securities have requested that any Investor Registrable Securities be registered pursuant to Section 4.1, the Company shall use its reasonable best efforts to effect the registration and the sale of such Investor Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as promptly as reasonably practicable (unless waived by the holders of a majority of Investor Registrable Securities participating in such):

(i) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, prospectus or any issuer free writing prospectus, or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the selling holders, copies of all documents prepared to be filed, and to consider in good faith and discuss with such underwriters, selling holders and counsel, any comments thereon by such underwriters, selling holders and counsel and (y) not file any Registration Statement, prospectus or any amendments or supplements thereto to which the holders of fifty percent (50%) of the Investor Registrable Securities or the underwriters, if any, shall reasonably object (other any amendments or supplements that, in the good faith judgment of the Company, are required to correct any misstatement or omission of a material fact, or make any statement in any such Registration Statement or prospectus not misleading, or are otherwise required to comply with applicable law, rules or regulations);

(ii) file with the SEC, a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and to remain effective until the earlier of eighteen (18) months (in the case of a shelf Demand Registration Statement) or sixty (60) days (in the case of any other Demand Registration Statement) from the effective time of such Registration Statement or such earlier time as the Registrable Securities covered by such Registration Statement have been sold in accordance with the intended method of distribution therefore; and

(iii) prepare and file with the SEC such supplements and amendments to such Registration Statement as may be required to keep such Registration Statement effective for the period of time provided in Section 4.4(a)(ii) above.

(b) With respect to each Registration Statement that includes Registrable Securities (unless waived by the holders of a majority of Registrable Securities participating in such), the Company shall:

(i) notify the selling holders and the managing underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company (a) when the Registration Statement or any amendment thereto has been filed or becomes effective or the prospectus or any amendment or supplement to the prospectus has been filed, (b) of any written comments or requests by the SEC or any other federal, state or regulatory authority for amendments or supplements to the Registration Statement (or the related prospectus), (c) of the issuance by the SEC of any stop order or cease trade order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary prospectus or prospectus, or the initiation or threatening of any proceedings for such purposes, (c) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects;

(ii) furnish to each selling holder and each managing underwriter, without charge, one (1) copy of the Registration Statement and any post-effective amendment or supplement thereto, including without limitation financial statements and schedules, all documents incorporated therein by reference and all exhibits (including without limitation those incorporated by reference);

(iii) deliver to each selling holder and each underwriter, if any, without charge, as many copies of the applicable prospectus (including each preliminary prospectus) and any amendment or supplement thereto, and such other documents as such selling holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such selling holder or underwriter, it being understood that the Company consents (subject to the provisions of Section 4.4(b)(v) below) to the use of such prospectus or any amendment or supplement thereto by such selling holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto;

(iv) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the managing underwriter of any Underwritten Registration reasonably requests; provided, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

(v) promptly notify the selling holders and the managing underwriters, if any, at any time during the period of effectiveness set forth in Section 4.4(a) above, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein when such prospectus was delivered not misleading in light of the circumstances then existing or, if for any other reason it shall be necessary during such time period to amend or supplement the prospectus in order to comply with the Securities Act, as promptly as practicable thereafter, prepare and file with the SEC, a supplement or amendment to such prospectus, which will correct such statement or omission or effect such compliance. Each holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in this Section 4.4(b)(v) such holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by this Section 4.4(b)(v) or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus and, if so directed by the Company, such holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such holder’s possession, of the prospectus, covering such Registrable Securities current at the time of receipt of such notice;

(vi) use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final prospectus or any issuer free writing prospectus;

(vii) promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters reasonably determines should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(viii) cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed or quoted;

(ix) provide a transfer agent and registrar and, if applicable, a CUSIP number for all such Registrable Securities not later than the effective date of the first Registration Statement relating to Registrable Securities or securities of any class of the Company;

(x) cooperate with the selling holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request; and

(xi) if the Registration Statement is an Underwritten Registration, enter into an underwriting agreement with the underwriters in customary form and containing such representations, warranties and other provisions as are customarily made by issuers in connection with similar Underwritten Registrations.

(c) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.1 or 4.2 that each seller of Registrable Securities as to which any registration is being effected shall furnish to the Company such information regarding such seller, the Registrable Securities held by such seller, and the intended method of disposition of such securities as shall be required to timely effect the registration of such seller’s Registrable Securities.

(d) If, at any time at a shelf registration under Rule 415 under the Securities Act and under which Investor Registrable Securities have been registered is in effect, the Company shall furnish to the Investor a certificate of an authorized officer stating that the continued use of such shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company may suspend the use by the Investor of such Registration Statement for period of up to ninety (90) days (a “Shelf Suspension”); provided however, that the Company shall not be permitted to exercise a Shelf Suspension more than twice in any twelve (12)-month period for each Registration Statement. In the case of a Shelf Suspension, the Investor agrees to suspend use of the applicable prospectus. The Company shall promptly notify the Investor of the termination of any Shelf Suspension, and shall promptly amend or supplement the prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Investor such numbers of copies of the amended or supplemented prospectus as it may reasonably request. The Company agrees, if necessary, to supplement or amend the Registration Statement, if required by the Securities Act or the rules or regulations promulgated thereunder. In the event the Company exercises a Shelf Suspension, then the required period of effectiveness set forth in Section 4.1(c)(ii)(B) shall be extended by the number of days of such Shelf Suspension that occurred during the effectiveness of such Registration Statement. As used herein, “Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the At-Large Directors, (i) would be required to be made in any report or Registration Statement filed with the SEC by the Company so that such report or Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement, and (iii) the Company has a bona fide business purpose for not disclosing publicly.

(e) No holder of Investor Registrable Securities shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as a result of any controversy that might arise with respect to the interpretation or implementation of any provision of this Agreement.

Section 4.5  Registration Expenses.

(a) All expenses incident to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions and taxes imposed with respect to Registrable Securities on the sale and transfer thereof) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company, and the Company shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on the Exchange.

(b) All other Registration Expenses to the extent not expressly reimbursed in this Section 4.5, shall be borne by all of the sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered (it being understood that all fees and expenses (including with respect to any fees and expenses of counsel and other advisors) of any holder of Registrable Securities shall be borne by such holder).

Section 4.6  Indemnification.

(a) The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, such holder’s officers, directors, stockholders, members, partners, agents, advisors, representatives and employees, and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable attorney’s fees) arising out of or based upon, any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus or preliminary prospectus with respect to such Registrable Securities or any amendment thereof or supplement thereto, or any document incorporated by reference therein or any omission in any application or other document or communication executed by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by such Registration Statement under the “blue sky” or securities laws thereof, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, that the Company shall not be obligated to indemnify any holder of Registrable Securities (or any officer, director or controlling Person of such holder) to the extent that any such loss, claim, damage, liability, judgment, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance on and in conformity with written information furnished to the Company by such holder expressly for use therein.

(b) In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify the Company, its Directors and officers and each Person who controls the Company (within the meaning of the Securities Act), any underwriter and each other holder of Registrable Securities participating in the offering contemplated by such Registration Statement against any losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable attorney’s fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent (but only to the extent) that such untrue statement or omission is made in reliance on and in conformity with any written information furnished to the Company by such holder or its agents expressly for use therein; provided that such obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any indemnified party and shall survive the transfer of such Registrable Securities by such holder.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification or the commencement of any action or proceeding for which the indemnified party intends to claim indemnification or contribution pursuant to this Agreement and (ii) permit such indemnifying party to participate in such claim, action or proceeding and, to the extent it may wish to assume the defense at its own expense of such claim with counsel reasonably satisfactory to the indemnified party, permit such indemnifying party to assume such defense; provided, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, which fees and expenses of such separate counsel shall be at the expense of the indemnified party unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have elected not to, or shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the indemnified party and employ counsel reasonably satisfactory to such indemnified party, (C) there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) the indemnified shall have been advised by counsel that a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the indemnified party notifies the indemnifying party in writing that such indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). In no event shall an indemnifying party be responsible, in any one action or separate but similar actions arising out of the same general allegations, for the fees and expenses of more than one separate counsel (plus one local counsel, if reasonably required) for all indemnified parties. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, suit, proceeding or investigation shall not relieve such indemnifying party of any liability to the indemnified party under this Section 4.6 except to the extent that the indemnifying party is actually prejudiced thereby. The omission of an indemnified party to deliver written notice to the indemnifying party will not relieve such indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 4.6.

(d) If the indemnification provided for in this Section 4.6 from the indemnifying party is applicable by its terms but is unavailable to a party that would have been entitled to indemnification pursuant to the provisions of this Section 4.6 or insufficient in respect of any losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable attorney’s fees) referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable attorney’s fees) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable attorney’s fees), as well as other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of losses, claims, damages, liabilities, judgments, costs (including reasonable and documented costs of investigation) and expenses (including reasonable attorney’s fees) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 4.6(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 4.6(d). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 4.6(d), in connection with any Registration Statement filed by the Company, a selling holder of Registrable Securities shall not be required to contribute any amount in excess of the net amount of proceeds received by such holder from the sale of Registrable Securities giving rise to such contribution obligation.

(e) No indemnifying party shall, without the prior written consent of each indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise, or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim without any payment or consideration provided or obligation incurred by any indemnified party and (B) does not include a statement as to or an admission of fault, culpability, or a failure to act, by or on behalf of any indemnified party. No indemnification shall be available under this Agreement in respect of any settlement of any action or claim effected by any indemnified party without the prior written consent of the indemnifying party, which shall not be unreasonably withheld or delayed.

(f) The indemnification and contribution by any such party provided for under this Agreement shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and will remain in full force and effect regardless of any investigation made or omitted by or on behalf of the indemnified party or any officer, director, or controlling Person of such indemnified party and will survive the transfer of securities.

Section 4.7  Relation to Article 2.  Nothing contained in this Article 4 shall be deemed to affect any provision of Article 2 of this Agreement, and any sales made in Demand Registrations or Piggyback Registrations contemplated by this Article 4 may be made only in full compliance with all of the restrictions and limitations set forth in Article 2.

ARTICLE 5

MISCELLANEOUS

Section 5.1  Termination.  This Agreement shall terminate, except for (a) this Article 5 and Section 4.6 (which shall survive such termination), (b) Section 1.5 (which shall survive until the second anniversary of the date on which this Agreement otherwise terminates as provided below), (c) Section 3.2 (which shall survive until the first anniversary of the date on which this Agreement otherwise terminates as provided below), and (d) Section 2.1 (which shall survive until the earlier of (A) the second anniversary of the date on which Investor and its Affiliates no longer hold shares of Common Stock representing in the aggregate eleven percent (11%) or more of the total outstanding shares of Common Stock or (B) such time as Investor and its Affiliates no longer hold shares of Common Stock representing, in the aggregate, five percent (5%) or more of the total outstanding shares of Common Stock), as follows: (i) at such time as Investor and its Affiliates no longer hold shares of Common Stock representing in the aggregate eleven percent (11%) or more of the total outstanding shares of Common Stock, and (ii) upon the written consent of the parties hereto in such number and manner required for amendments hereto as provided in Section 5.7. No termination under this Agreement will relieve any Person of liability for breach prior to such termination.

Section 5.2  Expenses.  Except as otherwise provided herein (and except as provided in the Share Exchange Agreement), all expenses incurred in connection with this Agreement and the transactions contemplated hereby, including any fees and disbursements of counsel, independent accountants and other advisors, shall be paid by the party incurring such expenses.

Section 5.3  Successors and Assigns; Assignment.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Except as provided in Section 2.1, this Agreement may not be assigned by the Investor or a Permitted Transferee without the prior written consent of the Company. In the event of any such assignment as a result of which more than one (1) Person shall be an Investor hereunder, all references to “the Investor” shall be deemed to refer to all such Investors.

Section 5.4  No Third Party Beneficiaries.  This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto or otherwise create any third-party beneficiary hereto.

Section 5.5  Entire Agreement.  This Agreement and the other agreements or documents referred to herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

Section 5.6  Severability.  If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.

Section 5.7  Amendment and Waiver.  Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Company and the Investor (or, to the extent additional Persons have joined this Agreement as Investors, by the Investors holding a majority of the Common Shares owned by all such Investors). The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

Section 5.8  Notices.  Except as otherwise provided herein, all notices required or permitted hereunder shall be in writing and shall be deemed effectively given and received: (a) upon personal hand delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day; or (c) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent, with respect to the Company, the Investor and any Permitted Transferee, to their respective addresses specified in the Share Exchange Agreement (or at such other address as any such party may specify by like notice). The Investor will promptly provide the Company with written notice if at any time an Investor or other Permitted Transferee no longer satisfies the criteria of a Permitted Transferee.

Section 5.9  Interpretation.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. All references to agreements shall mean such agreement as may be amended or otherwise modified from time to time. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 5.10  Governing law.

(a) This Agreement shall be governed in all respects by the laws of the State of Delaware. Any disagreement, issue, dispute, claim, demand or controversy arising out of or relating to this Agreement (each, a “Dispute”) shall be brought in the Chancery Court of Delaware, so long as such court shall have subject matter jurisdiction over such Dispute, or if it does not have subject matter jurisdiction over such Dispute, the United States District Court or other state court in Delaware having jurisdiction of the Dispute. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Dispute and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Dispute in any such court and that any such Dispute which is brought in any such court has been brought in an inconvenient forum. Process in any such Dispute may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.8 shall be deemed effective service of process on such party.

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10(b).

Section 5.11  Specific Performance; No Special Damages.

(a) The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

(b) Each party agrees that there shall be no special, exemplary, punitive or multiple damages connected with or resulting from any breach of this Agreement, or actions undertaken in connection with or related hereto, including any such damages which are based upon breach of contract, tort, breach of warranty, strict liability, statute, operation of law or any other theory of recovery, except to the extent such damages are actually incurred by a party hereunder to a third party, and hereby waives any rights to claim such damages. For purposes of clarity, the foregoing does not exclude consequential, indirect or incidental damages. Notwithstanding anything to the contrary in the foregoing, no damages (including lost profits) based on potential appreciation of the value of the Common Stock or of hypothetical investment returns or of potential alternative investments shall be taken into account in determining the amount of damages.

Section 5.12  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of the date first set forth above.

TRIDENT MICROSYSTMES, INC.

By:
Name:

Title:

NXP B.V.

By:
Name:

Title:

EXHIBIT A

Defined Terms

“ADTV” means, as of any trading day, the average daily reported trading volume for the Common Stock on all national securities exchanges for the twelve full calendar weeks immediately preceding such trading day.

“Activist Investor” means, as of any date of determination, a Person that has, within the five year period immediately receding such date of determination, (i) made or been a “participant” in any “solicitation” of “proxies” (as such terms are used in Regulations 14A or 14C under the Exchange Act) for an issuer’s equity securities in connection with a proposed Change of Control or a proposal for the election or replacement of directors not approved (at the time of the first such proposal) by the board of directors of such issuer, or (ii) commenced a “tender offer” (as such term is used in Regulation 14D under the Exchange Act) to acquire the equity securities of an issuer that was not approved (at the time of commencement) by the board of directors of such issuer in a Schedule 14D-9 filed under such Regulation 14D, or (iii) publicly indicated an intention or expectation to do any of the foregoing.

“Affiliate” means, with respect to any Person, means any other Person that directly, or indirectly through one (1) or more intermediaries, controls, or is controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that possession of ten percent (10%) of the voting securities of any Person shall be deemed to constitute “control” for purposes of this Agreement.

“Beneficially Own” and “Beneficial Ownership” and similar terms have the meaning set forth in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Bylaws” means the Bylaws of the Company, as in effect on the Agreement Date and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the Certificate of Incorporation.

“Capital Stock” means any and all shares of capital stock of the Company, including without limitation, any and all shares of Common Stock and Preferred Stock.

“Certificate of Designation” means the Certificate of Designation with respect to the Company’s Series B Preferred Stock, par value $0.001 per share, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation (including the Certificate of Designation) of the Company, as in effect on the Agreement Date and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Change of Control” means any of: (a) the purchase or other acquisition by any Person or group of Persons, directly or indirectly, in one transaction or a series of related transactions, of Common Stock that, immediately following consummation of the transaction(s), when combined with any other Common Stock Beneficially Owned by such Person or group, represent more than fifty percent (50%) of the Diluted Common Shares Outstanding; (b) the consummation of any tender offer or exchange offer by any Person or group that results in such Person or group Beneficially Owning, when combined with any other Common Stock Beneficially Owned by such Person or group, more than fifty percent (50%) of the Diluted Common Shares Outstanding immediately following the consummation of such tender or exchange offer; (c) the consummation of a merger, consolidation, amalgamation, joint venture, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the voting equity interests in the surviving or resulting entity of such transaction; or (d) the purchase or other acquisition of a substantial portion of the assets of the Company by any Person or group of Persons.

“Committee Qualification Requirements” shall mean that the Series B Director shall, in the good faith judgment of the Board, meet at all times during the Series B Director’s service on a particular committee: (i) all independence requirements applicable to companies listed for quotation on any Exchange on which the Common Stock is listed for members of the particular committee pursuant to Exchange listing requirements and applicable law, (ii) in the case of the Compensation Committee, be a “non-employee director” (within the meaning of Rule 16b-3) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), and (iii) in the case of the Audit Committee, satisfy the requirements of NASDAQ Marketplace Rule 5605(c) and any other requirements of any Exchange on which the Common Stock is listed for serving on the Audit Committee.

“Company Competitor” means any Person listed on Exhibit B hereto, together with any Subsidiaries or controlled Affiliates of such Person. The Company shall be entitled to amend Exhibit B annually by adding or substituting Persons reasonably believed by the Company to be significant competitors of the Company and deleting Persons no longer reasonably believed to be significant competitors of the Company. The Company will consult in good faith with Investor regarding any proposed amendment of Exhibit B, but any such amendment shall be in the Company’s sole discretion and Investor shall have no right to approve or object to any such amendment.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Confidentiality Agreement” means the confidentiality agreement, dated as of January 14, 2009 between the Company and the Investor.

“Convertible Securities” means any outstanding securities which are convertible into, exchangeable for or otherwise exercisable to acquire Voting Stock of the Company, including convertible securities, warrants, rights or options to purchase Voting Stock.

“Diluted Common Shares Outstanding” means the sum of (i) the number of outstanding shares of Common Stock plus (ii) the number of shares of Common Stock issuable upon the conversion, exercise, exchange or issuance of any other Equity Securities of the Company.

“Director” means any member of the Board.

“Economic Rights” means, with respect to a security, (i) the right to any pecuniary interest in the security, including, without limitation, the right to receive dividends and distributions, proceeds upon liquidation and receive the proceeds of disposition or conversion (if applicable) of the security, (ii) or the right or ability to realize any profit or loss based on changes in the trading price of the security, whether by means of any hedging, swap, option, short sale, borrowing, lending, put, call or other derivative transaction or agreement.

“Eligible Transferee” means any Person other than an Ineligible Transferee.

“Equity Securities” means (a) any Capital Stock of the Company (including, without limitation, Common Stock), (b) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, Capital Stock of the Company, whether or not then exercisable or convertible, (c) any stock, notes, or other securities which are convertible into or exchangeable for, directly or indirectly, Capital Stock of the Company, whether or not then convertible or exchangeable, (d) any Capital Stock of the Company issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (a) through (c) above, and (e) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) through (d) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization.

“Exchange” means the stock exchange on which the Company’s securities are then traded, as the case may be. For the avoidance of doubt, The NASDAQ Stock Market, or any successor thereto, shall constitute an Exchange for purposes of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Tier Affiliate” means any of (i) any Subsidiary of the Investor and (ii) the Persons listed in Exhibit C hereto.

“Governmental Authority” means any: (A) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (B) national, federal, state, local, municipal, foreign or other government; (C) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (D) entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Independent Director” means a Director who is independent of the Company under applicable law and the rules of the Exchange.

“Ineligible Transferee” means a Strategic Investor or an Activist Investor.

“Investor Maximum Ownership Percentage” shall initially mean sixty percent (60%). Thereafter, upon the disposition by the Investor or its Affiliates of any Common Stock or other Equity Securities to any Person other than a Permitted Transferee, the Investor Maximum Ownership Percentage shall be reduced to an amount (expressed as a percentage) equal to the lesser of (a) the Investor Maximum Ownership Percentage immediately prior to such disposition, and (b) a fraction, of which the numerator is the number of shares of Voting Stock Beneficially Owned by the Investor and its Affiliates immediately following such disposition and the denominator of which is the total number of shares of Voting Stock outstanding immediately following such disposition. The Investor Maximum Ownership Percentage shall not be adjusted other than following dispositions of Equity Securities by the Investor or its Affiliates to Persons other than the Investor and its Permitted Transferees; provided, that if (i) pursuant to Section 3.1 Investor is offered the opportunity to purchase Equity Securities in any Offering and does not elect to purchase its full Pro Rata Share in such Offering, and (ii) within one year after the Closing of such Offering Investor has not purchased (in the manner provided in Section 3.2(b)) additional shares of Common Stock equal to the difference between Investor’s Pro Rata Share of such Offering and the number of shares of Common Stock actually purchased by Investor under Section 3.1 in connection with such Offering, then the Investor Maximum Ownership Percentage shall be reduced as if (x) Investor had purchased its full Pro Rata Share in such Offering and (y) Investor had thereafter sold a number of shares of Common Stock equal to the amount (if any) by which such Pro Rata Share exceeds the sum of (A) the number of share of Common Stock actually purchased by Investor under Section 3.1 in connection with such Offering and (B) the number of shares of Common Stock actually purchased by Investor in the manner provided in Section 3.2(b) during the one-year period immediately following the closing of such Offering. Once reduced, the Investor Maximum Ownership Percentage shall never be increased following any subsequent disposition or acquisition of Common Stock or other event or transaction. The Investor Maximum Ownership Percentage shall never exceed sixty percent (60%).

“Investor Registrable Securities” means (i) the Common Shares and any Common Stock acquired pursuant to Section 3.1 hereof, (ii) all shares of Common Stock transferred to any Person in accordance with clause (3) of Section 2.1(b), or (iii) any shares of Common Stock issued or issuable with respect to any other Equity Securities acquired pursuant to Section 3.1 upon conversion or exercise of any security directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock or (iv) any Common Stock issued with respect to any of the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Investor Registrable Securities, such securities shall cease to be Investor Registrable Securities when (a) a Registration Statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (b) they have been sold to the public through a broker, dealer, or market maker in compliance with Rule 144 under the Securities Act, (c) they have been repurchased by the Company or any Subsidiary thereof, (d) they have been transferred as provided in Section 2.1(b)(ii) hereof (provided, that shares so transferred shall nonetheless be entitled to piggyback registration rights as provided in Section 4.2 and shall be considered Investor Registrable Securities solely for purposes of participation in such a Piggyback Registration), (e) they have been transferred as contemplated by clause (1) of

Section 2.1(b) hereof or by Section 2.1(c)(v) hereof, (f) in the case of a holder which is a limited partnership or limited liability company, unless such holder otherwise elects, when they have been distributed to the partners or members of such holder, (g) they have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act, or (h) all of such securities held by an Investor may be sold without volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act; provided, that nothing in this sentence shall be deemed to permit any Transfer of any Common Stock or other Equity Security other than in full compliance with Section 2.1 hereof. For purposes of this Agreement, a Person shall be deemed to be a holder of Investor Registrable Securities, and the Investor Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Investor Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Investor Registrable Securities hereunder.

“Liquidation Proceeding” means any liquidation, dissolution or winding up of the Company or any of its Subsidiaries or the commencement of proceedings to adjudicate the Company or any of its Subsidiaries as bankrupt, or consenting to the filing of a bankruptcy proceeding against any of them, or filing a petition or answer or consent seeking reorganization of any of them under any bankruptcy or insolvency law, or consenting to the filing of any such petition, or consenting to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency, or making an assignment for the benefit of creditors, or admitting inability to pay debts generally as they become due.

“Material Adverse Change” means (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) a material outbreak or escalation of armed hostilities or other international or national calamity involving the United States or the declaration by the United States of a national emergency or war; and (iv) any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to the business, properties, assets, liabilities, financial condition, operations or results of operations of the Company and its subsidiaries taken as a whole.

“Offering” means (i) a firm commitment underwritten public offering of shares of Common Stock by the Company, or (ii) any offering or sale of Common Stock or of Equity Securities convertible into, or exchangeable or exercisable for, Common Stock by the Company conducted primarily for financing purposes (and expressly excluding offers or sales of Common Stock or other Equity Securities offered or issued (A) to directors, officers or employees of the Company or its Subsidiaries (excluding the Investor or any of its Affiliates) pursuant to incentive compensation plans or similar arrangements approved by the Board, or (B) in connection with any stock split, stock consolidation or stock dividend or any recapitalization in which all of the Company’s stockholders are treated in the same manner and which does not affect the percentage of the outstanding shares owned by the Investor, or (C) in any merger, consolidation or business combination approved by the Board, or (D) as consideration for the purchase of any assets or securities of any other Person, in a transaction approved by the Board).

“Other Registrable Securities” means the Common Stock issued or issuable upon the exercise, conversion or exchange of all Equity Securities subject to any contractual or other right of registration with the Company, excepting such Equity Securities as are unvested, subject to repurchase by the Company or otherwise not then exercisable, convertible or exchangeable into Common Stock.

“Own” and “Ownership” shall mean, with respect to any Person and any Series B Shares, that such Person is the record owner of such Series B Shares.

“PE Investor” shall mean any entity that is commonly referred to as a “private equity fund” or a “venture capital firm”. This definition is intended to apply to any entity that (i) qualifies under an exclusion from the definition of “investment company” under Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, (ii) is intended to be of limited duration and (iii) is primarily in the business of using capital to purchase assets, businesses or securities with the intention of profiting (or enabling its general or limited partners, members or shareholders to profit) from the resale of such assets, businesses or securities or, in the case of non-controlling investments, from distributions from entities in which such non-controlling investments are made).

“Permitted Transferee” means the Company or any of its Subsidiaries or any First Tier Affiliate of the Investor that is not a Company Competitor. In the event that any First Tier Affiliate of the Investor, subsequent to a Transfer hereunder, ceases to be a Permitted Transferee (any such cessation, a “Disqualifying Event”), such Disqualifying Event shall be considered a Transfer and shall be subject to the terms hereof with respect thereto, including Section 2.1. If such Transfer fails to comply with the provisions of Section 2.1, such Person that shall have ceased to be a First Tier Affiliate as a result of such Disqualifying Event shall cease to be considered an Investor or Permitted Transferee for any purpose hereunder, but for all purposes of Sections 1.3, 1.5, 2.1 and 3.2, such Person shall continue to be bound by the provisions of this Agreement as an Investor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Pro Rata Share” means, for any Investor, such number of Equity Securities (of the same type as the Equity Securities being sold in the Offering) as shall equal the product obtained by multiplying (i) the quotient obtained by dividing (A) the number of shares of Common Stock (on an as converted basis) Beneficially Owned by such Investor, by (B) the number of Diluted Common Shares Outstanding as of the most recent practicable date prior to the Offering, by (ii) the aggregate number of such Equity Securities being sold in the Offering.

“Public Offering” means a public offering of shares of Common Stock pursuant to an effective registration statement (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose) under the Securities Act that meets the requirements of Section 2.1(c)(iii).

“Registrable Securities” means the Investor Registrable Securities and Other Registrable Securities.

“Registration Statement” shall mean any registration statement filed by the Company with the SEC for a Public Offering under the Securities Act (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose) and all amendments and supplements to any such Registration Statement, including pre- and post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference (or deemed to be incorporated by reference) therein.

“Right to Maintain Period” means the period beginning on the Agreement Date and ending upon the earliest to occur of (i) the first date on which the Investor (or one of its Affiliates) ceases to own the Series B Share, (ii) the first date on which the Investor and its Affiliates collectively own less than eleven percent (11%) of the outstanding Voting Stock, and (iii) a Change of Control.

“Rights Agreement” means the Amended and Restated Rights Agreement between the Company and Mellon Investor Services, LLC, as Rights Agent dated as of July 23, 2008, as amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Limit” shall mean, at any time and with respect to any contemplated acquisition of Equity Securities by the Investor or any of its Affiliates, a number of shares of Common Stock equal to the product of (x) the Investor Maximum Ownership Percentage at such time and (y) the number of outstanding shares of Common Stock.

“Strategic Investor” means, with respect to the Company, a Person that (whether directly or through one or more Subsidiaries) (a) conducts business in the same industry as that in which the Company conducts business (or in an industry functionally related to the industry in which the Company conducts business), or (b) develops, manufactures, licenses or sells products, services or technology that are of relevance to, or are reasonably likely in the future to be of relevance with respect to, a strategic transaction involving the purchase of equity securities of the Company, in each case whether or not such purchases or equity securities are registered under the Securities Act; provided that the term “Strategic Investor” shall not include any PE Investor.

“Subsidiary” means, with respect to any Person, each and all corporations, partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities (A) of which such Person owns (directly or indirectly, beneficially or of record) at least a fifty percent (50%) equity, beneficial or financial interest; (B) of which such Person owns (directly or indirectly, beneficially or of record) an amount of voting securities of other interests sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body; or (C) that is otherwise, directly or indirectly, controlled by such Person.

“Superior Proposal” means a bona fide written proposal with respect to a Change of Control transaction by a third party that is determined by Board, in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation and all legal, financial and regulatory aspects of the offer and the Person making the offer, to be more favorable from a financial point of view to the Company’s stockholders than a transaction proposed by the Investor under Section 3.2(d).

“13D Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Equity Securities which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D (a “Schedule 13D”) pursuant to Rule 13d-1(a) of the rules and regulations promulgated under the Exchange Act or a Schedule 13G of the rules and regulations promulgated under the Exchange Act pursuant to Rule 13d-1(c) of the rules and regulations promulgated under the Exchange Act with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group Beneficially Owns Equity Securities representing more than five percent (5%) of any class of Equity Securities then outstanding.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Stock or Series B Shares Beneficially Owned by a Person or any interest (including any Economic Rights or Voting Rights) in any Common Stock or Series B Shares Beneficially Owned by a Person, and any transaction which would have the same effect, or any swap, hedge or other arrangement that transfers, in whole or in part, any economic consequences of ownership of any Common Stock, whether any such aforementioned transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise,. “Transferred” shall have the correlative meaning.

“Transferee” means any Person to whom any Investor or any Permitted Transferee or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.

“Underwritten Registration” or “Underwritten Offering” shall mean a sale of securities of the Company to an underwriter for reoffering to the public pursuant to an effective Registration Statement.

“U.S. GAAP” means United States generally accepted accounting principles.

“U.S. GAAS” means United States generally accepted auditing standards.

“Voting Rights” means any rights to vote, or cause or direct any other Person to vote, any shares of Common Stock, whether conditional or unconditional, and whether limited to specified matters or generally.

“Voting Stock” means any Equity Securities of the Company or its successor having the power to vote in the election of At-Large Directors or members of the board of directors of the Company’s successor (including voting in accordance with Section 1.3 hereof), including, without limitation, all shares of Common Stock.

Annex E

CONFIDENTIAL

October 4, 2009

Board of Directors
Trident Microsystems, Inc.
3408 Garrett Drive
Santa Clara, CA 95054

Members of the Board of Directors:

We understand that Trident Microsystems, Inc. (the “Company”), Trident Microsystems (Far East) Ltd. and NXP B.V. (together with its affiliates, “NXP”) propose to enter into a Share Exchange Agreement, to be dated as of October 5, 2009 (the “Agreement”), pursuant to which, among other things:

(i) NXP will contribute to three newly formed and wholly owned subsidiaries (the “Transferred Newcos”) certain operating assets (the “Acquired Assets”) and liabilities (the “Assumed Liabilities,” together with the Acquired Assets, the “Contributed Business”) as more fully described in the Agreement and certain ancillary agreements described in the Agreement, including a Stockholders Agreement (the “Stockholders Agreement”) between NXP and the Company (collectively, the “Transaction Documents”);

(ii) The Company, Trident Microsystems (Far East) Ltd. or one or more of their respective affiliates, will acquire the Transferred Newcos in exchange for the delivery of approximately 97.8 million shares (with the final number of such shares to be determined pursuant to the Agreement at the time of the closing of the Combination (as defined below)) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), and four shares of the Company’s Series B Preferred Stock, par value $0.001 per share (the “Company Series B Shares,” together with the Company Common Stock to be issued to NXP, the “Newly Issued Securities”) (the contribution of the Contributed Business by NXP to the Transferred Newcos, together with the acquisition of the Transferred Newcos by the Company, the “Combination”); and

(iii) NXP will acquire (the “Share Purchase”) an additional 6.7 million shares of Company Common Stock at a price of $4.50 per share (the “Share Purchase Shares”).

The foregoing transactions are referred to collectively herein as the “Transactions.” The terms and conditions of the Transactions are more fully set forth in the Transaction Documents. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in the Agreement.

You have asked for our opinion as to whether, as of the date hereof, the consideration to be received by the Company in the Combination and the Share Purchase in exchange for the Newly Issued Securities and the Share Purchase Shares is fair, from a financial point of view, to the Company, taking into account the Transactions as a whole.

We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Transactions. In addition, we express no opinion as to (i) the reasonableness of any value assigned to any business as acquired or sold in any of the interim steps undertaken to effect the Transactions, (ii) any tax or other consequences that might result from the Transactions, nor does our opinion address any legal, tax regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals, and (iii) how the stockholders of the Company should vote on any matter arising at the stockholders meeting to be held in connection with the Transactions. You have not asked us to, and this opinion does not, address the fairness of the Transactions, or any consideration received in connection therewith, to the holders of any class of Company securities, creditors or other constituencies of the Company. In addition, we express no opinion as to prices at which shares of Company Common Stock will trade at any time following (y) the announcement of the Transactions or (z) the consummation of the Transactions. We express no opinion as to the fairness of the amount or the nature of any compensation to any officers, directors or employees of the Company, NXP or their respective subsidiaries, or any class of such persons. Our opinion does not address the relative merits of the Transactions as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transactions, and as such is not intended to be and does not constitute a recommendation to the Board of Directors of the Company (the “Board of Directors”) as to whether it should approve the Transactions, the Transaction Documents or any related matters.

In connection with rendering our opinion set forth herein, we have:

(i) reviewed the draft of the Agreement presented to the Board of Directors at its meeting on October 3, 2009, and certain ancillary documents, which representatives of the Company have informed us are in substantially final form and we have further assumed that the executed copies of which will not vary in any respect material to our analyses;

(ii) reviewed certain publicly available financial statements and other business and financial information of the Company and NXP that we deemed relevant;

(iii) reviewed and discussed the past and present business and operations, financial condition and results of operations of the Company, as well as certain financial forecasts and prospects of the Company, with senior executives of the Company;

(iv) reviewed and discussed the past and present business and operations, financial condition and results of operations of the Contributed Business, as well as certain financial forecasts and prospects of Contributed Business, with senior executives of NXP;

(v) reviewed certain pro forma financial forecasts and other financial and operating data relating to the Company giving effect to the Transactions, including revenue and expense synergies expected to result from the Transactions prepared and provided to us by management of the Company (the “Synergies”);

(vi) considered the potential pro forma impact of the Transactions on the Company, based on inputs and analyses provided by the Company’s management;

(vii) reviewed the historical market prices and trading activity for the Company Common Stock and analyzed the implied valuation multiples;

(viii) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of selected publicly traded companies and their securities;

(ix) participated in discussions and negotiations among representatives of NXP and its legal and financial advisors and representatives of the Company and its legal advisors;

(x) utilized our familiarity, developed in the course of serving as financial advisor to the Company and through the course of negotiations between the parties regarding the Transaction Documents, with the Company’s business and prospects, as well as prevailing trends in the markets in which the Company and the Contributed Business operate; and

(xi) performed such other analyses and considered such other factors as we have in our sole judgment deemed appropriate for purposes of this opinion.

For purposes of conducting our analyses of the Transactions and rendering our opinion herein, we have assumed, and with your permission have relied upon, without undertaking any responsibility for independent verification of, the accuracy and completeness of the information publicly available, supplied or otherwise made available to, discussed with, or reviewed by us, and assume no liability therefor. We have further relied upon the assurances of the management of the Company and NXP, respectively, that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts of the Company provided to us by management of the Company and the financial forecasts of the Contributed Business provided to us by management of NXP (collectively, the “Projections”), for purposes of our opinion, we have assumed that such Projections have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of each of the management of the Company and NXP, respectively, as to the future competitive, operating and regulatory environments and related financial performance of the Company and the Contributed Business. We express no opinion with respect to the Projections or other financial forecasts, such as the Synergies, or the assumptions on which they are based. We have considered, with your consent, in preparing the underlying analyses of our opinion, that certain provisions of the Stockholders Agreement enhance the ability of the current stockholders of the Company to continue to realize appreciation in the value of the Company’s common stock and a premium upon a sale of the Company in the period following the closing of the Transactions.

For purposes of rendering our opinion herein, we have also assumed, with your consent, that the representations and warranties of each party set forth in the Transaction Documents are true and correct, that each party to the Transaction Documents will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the consummation of the Transactions will be satisfied without waiver or modification thereof, except, in each case, as would not be material to our analyses. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transactions will be obtained without any delay, limitation, restriction or condition that would, in any respect material to our analyses, have an adverse effect on the Company, the Contributed Business or the consummation of the Transactions. We have assumed that any modification to the structure of the Transactions will not vary in any respect material to our analyses. We are not legal, regulatory, accounting or tax experts and have assumed, with your permission, the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Our opinion is necessarily based on economic, market and other conditions as in effect on the date hereof, as well as the information publicly available, supplied or otherwise made available to us as of the date hereof. It is understood that subsequent developments may affect this opinion and we expressly disclaim any undertaking or obligation to update, revise or reaffirm our opinion set forth herein.

We have not conducted or been provided with a physical inspection of any of the properties or assets, and have not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), of the Company, the Contributed Business or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company or the Contributed Business under any state or federal law relating to bankruptcy, insolvency or similar matters.

We have acted as financial advisor to the Company in connection with the proposed Transactions and, in addition to monthly retainer fees, we will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transactions and a portion of which is payable in connection with the delivery of this opinion. The Company has also agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement in connection with the Transactions.

It is understood that this letter and the opinion set forth herein is for the information of the Board of Directors in connection with and for the purposes of its evaluation of the Transactions, and may not be used or relied upon by any other person or body or for any other purpose. This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent, except in connection with materials sent to the Company’s stockholders to consider the matters to be voted upon in connection with the Transactions. This opinion has been approved by our fairness committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the Company in the Combination and the Share Purchase in exchange for the Newly Issued Securities and the Share Purchase Shares is fair, from a financial point of view, to the Company, taking into account the Transactions as a whole.
Very best regards,

UNION SQUARE ADVISORS LLC

By:	/s/ Ethan M. Topper
Ethan M. Topper
Chief Executive Officer

Annex F

TRIDENT MICROSYSTEMS, INC.

2010 EQUITY INCENTIVE PLAN

F-i

(continued)

F-ii

(continued)

F-iii

Trident Microsystems, Inc.
2010 Equity Incentive Plan

1.  Establishment, Purpose and Term of Plan.

1.1 Establishment.  The Trident Microsystems, Inc. 2010 Equity Incentive Plan (the “Plan”) is hereby established effective as of          , 2010, the date of its approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose.  The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan.  The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the Effective Date.

2. Definitions and Construction.

2.1 Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between a Participant and a Participating Company applicable to an Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(g) “Change in Control” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award, the occurrence of any of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) approval by the stockholders of a plan of complete liquidation or dissolution of the Company;

provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(g) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations or administrative guidelines promulgated thereunder.

(i) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.

(j) “Company” means Trident Microsystems, Inc., a Delaware corporation, or any successor corporation thereto.

(k) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a member of the Board) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(l) “Covered Employee” means, at any time the Plan is subject to Section 162(m), any Employee who is or may reasonably be expected to become a “covered employee” as defined in Section 162(m), or any successor statute, and who is designated, either as an individual Employee or a member of a class of Employees, by the Committee no later than the earlier of (i) the date that is ninety (90) days after the beginning of the Performance Period, or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

(m) “Director” means a member of the Board.

(n) “Disability” means the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p) “Employee” means any person treated as an employee (including an Officer or a member of the Board who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

(iii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.

(s) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(v) “Insider” means an Officer, Director or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(w) “Net Exercise” means a procedure pursuant to which (i) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (ii) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

(x) “Nonemployee Director” means a Director who is not an Employee.

(y) “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(z) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(aa) “Officer” means any person designated by the Board as an officer of the Company.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc) “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ee) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ff) “Participant” means any eligible person who has been granted one or more Awards.

(gg) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(hh) “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ii) “Performance Award” means an Award of Performance Shares or Performance Units.

(jj) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(kk) “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) for certain performance-based compensation paid to Covered Employees.

(ll) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(mm) “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(nn) “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(oo) “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(pp) “Predecessor Plan” means each of the Company’s 1992 Stock Option Plan, 1994 Outside Directors Stock Option Plan, 1996 Nonstatutory Stock Option Plan, 2002 Stock Option Plan and 2006 Equity Incentive Plan.

(qq) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(rr) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(ss) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(tt) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or event a share of Stock or cash in lieu thereof, as determined by the Committee.

(uu) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(vv) “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(ww) “Section 162(m)” means Section 162(m) of the Code.

(xx) “Section 409A” means Section 409A of the Code.

(yy) “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(zz) “Securities Act” means the Securities Act of 1933, as amended.

(aaa) “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.

(bbb) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.4.

(ccc) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(ddd) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(eee) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(fff) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

2.2 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. Administration.

3.1 Administration by the Committee.  The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection in the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers.  Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, determination or election. To the extent permitted by applicable law, the Committee may, in its discretion, delegate to a committee comprised of one or more Officers the authority to grant one or more Awards, without further approval of the Committee, to any Employee, other than a person who, at the time of such grant, is an Insider or a Covered Employee, and to exercise such other powers under the Plan as the Committee may determine; provided, however, that (a) the Committee shall fix the maximum number of shares subject to Awards that may be granted by such Officers, (b) each such Award shall be subject to the terms and conditions of the appropriate standard form of Award Agreement approved by the Board or the Committee and shall conform to the provisions of the Plan, and

(c) each such Award shall conform to such other limits and guidelines as may be established from time to time by the Committee.

3.3 Administration with Respect to Insiders.  With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Committee Complying with Section 162(m).  If the Company is a “publicly held corporation” within the meaning of Section 162(m), the Board may establish a Committee of “outside directors” within the meaning of Section 162(m) to approve the grant of any Award intended to result in the payment of Performance-Based Compensation.

3.5 Powers of the Committee.  In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of the expiration of any Award, (vii) the effect of the Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, other property, or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.6 Option or SAR Repricing.  Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefore of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not apply to adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 424(a) or Section 409A of the Code or to an adjustment pursuant to Section 4.4.

3.7 Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4. Shares Subject to Plan.

4.1 Maximum Number of Shares Issuable.  Subject to adjustment as provided in Sections 4.2, 4.3, and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be thirty-two million three hundred thousand (32,300,000) and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2 Adjustment for Unissued Predecessor Plan Shares.  The maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be cumulatively increased from time to time by:

(a) the aggregate number of shares of Stock that remain available for the future grant of awards under the Company’s 2002 Stock Option Plan and 2006 Equity Incentive Plan immediately prior to their termination as of the Effective Date;

(b) the number of shares of Stock subject to that portion of any option or other award outstanding pusuant to a Predecessor Plan as of the Effective Date which, on or after the Effective Date, expires or is terminated or canceled for any reason without having been exercised or settled in full; and

(c) the number of shares of Stock acquired pursuant to a Predecessor Plan subject to forfeiture or repurchase by the Company at the Participant’s purchase price which, on or after the Effective Date, is so forfeited or repurchased, provided that for each one (1) share subject to a Full Value Award so forfeited or repurchased pursuant to the Company’s 2006 Equity Incentive Plan, the maximum aggregate number of shares of Stock that may be issued under the Plan as set forth in Section 4.1 shall be increased by one and twenty one hundredths (1.20) shares;

provided further, however, that the aggregate number of shares of Stock authorized for issuance under the Predecessor Plans that may become authorized for issuance under the Plan pursuant to this Section 4.2 shall not exceed ten million (10,000,000).

4.3 Share Counting.

(a) Each share of Stock subject to an Award other than a Full Value Award shall be counted against the limit set forth in Section 4.1 as one (1) share. Each one (1) share of Stock subject to a Full Value Award granted pursuant to the Plan or forfeited or repurchased pursuant to Section 4.3(b) shall be counted for purposes of the limit set forth in Section 4.1 as one and twenty one hundredths (1.20) shares.

(b) If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net-Exercise, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to Section 16.2 shall not again be available for issuance under the Plan.

4.4 Adjustments for Changes in Capital Structure.  Subject to any required action by the stockholders of the Company and the requirements of Sections 409A and 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, in the Award limits set forth in Section 5.3 and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the exercise or purchase price under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.5 Assumption or Substitution of Awards.  The Committee may, without affecting the number of shares of Stock available pursuant to Section 4.1, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code.

5. Eligibility, Participation and Award Limitations.

5.1 Persons Eligible for Awards.  Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan.  Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Award Limitations.

(a) Incentive Stock Option Limitations.

(i) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options.   Subject to adjustment as provided in Sections 4.3 and 4.4, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed thirty-two million three hundred thousand (32,300,000). The maximum aggregate number of shares of

Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1.

(ii) Persons Eligible.  An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(iii) Fair Market Value Limitation.  To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise, shares issued pursuant to each such portion shall be separately identified.

(b) Section 162(m) Award Limits.  Subject to adjustment as provided in Section 4.4, no Employee shall be granted within any fiscal year of the Company one or more Awards intended to qualify for treatment as Performance-Based Compensation which in the aggregate are for more than two million (2,000,000) shares or, if applicable, which could result in such Employee receiving more than five million dollars ($5,000,000) for each full fiscal year of the Company contained in the Performance Period for such Award.

6. Stock Options.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price.  The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or 424(a) of the Code.

6.2 Exercisability and Term of Options.  Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized.  Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant having a Fair Market Value not less than the exercise price (a “Stock Tender Exercise”), (iii) by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice electing a Net Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Stock Tender Exercise.  Notwithstanding the foregoing, a Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise.  The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4 Effect of Termination of Service.

(a) Option Exercisability.  Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Committee, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i) Disability.  If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death.  If the Participant’s Service terminates because of the death of the Participant, then (A) the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date, and (B) solely for the purposes of determining the number of vested shares subject to the Option as of the date on which the Participant’s Service terminated, the Participant shall be credited with an additional twelve (12) months of Service. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of Service; provided, however, that the Participant shall not be credited with additional months of Service if the Participant dies after the Participant’s Service has otherwise terminated.

(iii) Termination for Cause.  Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service.  If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of thirty (30) days after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5 Transferability of Options.  During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7. Stock Appreciation Rights.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing SARs may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized.  SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2 Exercise Price.  The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, a an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A of the Code.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs.  Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs.  Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (b) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4 Exercise of SARs.  Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5 Deemed Exercise of SARs.  If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion.

7.6 Effect of Termination of Service.  Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Transferability of SARs.  During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8. Restricted Stock Awards.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized.  Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price.  The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3 Purchase Period.   A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4 Payment of Purchase Price.  Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5 Vesting and Restrictions on Transfer.  Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions.  Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7 Effect of Termination of Service.  Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights.  Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9. Restricted Stock Unit Awards.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards.  Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price.  No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting.  Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the

Committee and set forth in the Award Agreement evidencing such Award. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of (a) the next trading day on which the sale of such shares would not violate the Trading Compliance Policy or (b) the later of (i) last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock. The number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service.  Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards.  The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement. Notwithstanding the foregoing, the Committee, in its discretion, may provide for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7 Nontransferability of Restricted Stock Unit Awards.  The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10. Performance Awards.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Performance Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Types of Performance Awards Authorized.  Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2 Initial Value of Performance Shares and Performance Units.  Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.4, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3 Establishment of Performance Period, Performance Goals and Performance Award Formula.  In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. Unless otherwise permitted in compliance with the requirements under Section 162(m) with respect to each Performance Award intended to result in the payment of Performance-Based Compensation, the Committee shall establish the Performance Goal(s) and Performance Award Formula applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals and Performance Award Formula applicable to a Covered Employee shall not be changed during the Performance Period. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4 Measurement of Performance Goals.  Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(a) Performance Measures.  Performance Measures shall be calculated in accordance with the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures shall be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes or such division or other business unit as may be selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be one or more of the following, as determined by the Committee:

(i) revenue;

(ii) sales;

(iii) expenses;

(iv) operating income;

(v) gross margin;

(vi) operating margin;

(vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii) pre-tax profit;

(ix) net operating income;

(x) net income;

(xi) economic value added;

(xii) free cash flow;

(xiii) operating cash flow;

(xiv) balance of cash, cash equivalents and marketable securities;

(xv) stock price;

(xvi) earnings per share;

(xvii) return on stockholder equity;

(xviii) return on capital;

(xix) return on assets;

(xx) return on investment;

(xxi) total stockholder return;

(xxii) employee satisfaction;

(xxiii) employee retention;

(xxiv) market share;

(xxv) customer satisfaction;

(xxvi) product development;

(xxvii) research and development expenses;

(xxviii) completion of an identified special project; and

(xxix) completion of a joint venture or other corporate transaction.

(b) Performance Targets.  Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the level attained during the applicable Performance

Period. A Performance Target may be stated as an absolute value, a growth or reduction in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5 Settlement of Performance Awards.

(a) Determination of Final Value.  As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula.  In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award granted to any Participant who is not a Covered Employee to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Covered Employee’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to reduce some or all of the value of the Performance Award that would otherwise be paid to the Covered Employee upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Award determined in accordance with the Performance Award Formula. No such reduction may result in an increase in the amount payable upon settlement of another Participant’s Performance Award that is intended to result in Performance-Based Compensation.

(c) Effect of Leaves of Absence.  Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d) Notice to Participants.  As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards.  As soon as practicable following the Committee’s determination and certification in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f) Provisions Applicable to Payment in Shares.  If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6 Voting Rights; Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock. The number of additional Performance Shares (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights may be paid currently or may be accumulated and paid to the extent that Performance Shares become nonforfeitable, as determined by the Committee. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7 Effect of Termination of Service.  Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability.  If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b) Other Termination of Service.  If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8 Nontransferability of Performance Awards.  Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11. Cash-Based Awards and Other Stock-Based Awards.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time establish. Award Agreements evidencing Cash-Based Awards and Other Stock-Based Awards may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1 Grant of Cash-Based Awards.  Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2 Grant of Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3 Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met. The establishment of performance criteria with respect to the grant or vesting of any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall follow procedures substantially equivalent to those applicable to Performance Awards set forth in Section 10.

11.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards.  Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines. The determination and certification of the final value with respect to any Cash-Based Award or Other Stock-Based Award intended to result in Performance-Based Compensation shall comply with the requirements applicable to Performance Awards set forth in Section 10. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5 Voting Rights; Dividend Equivalent Rights and Distributions.  Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.4, appropriate adjustments shall be made in the

Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6 Effect of Termination of Service.  Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7 Nontransferability of Cash-Based Awards and Other Stock-Based Awards.  Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12. Standard Forms of Award Agreement.

12.1 Award Agreements.   Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement, which execution may be evidenced by electronic means. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

12.2 Authority to Vary Terms.  The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13. Change in Control.

13.1 Effect of Change in Control on Awards.  Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide for any one or more of the following:

(a) Accelerated Vesting.  In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, and to such extent as the Committee shall determine.

(b) Assumption, Continuation or Substitution.  In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Cash-Out of Outstanding Stock-Based Awards.  The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

13.2 Effect of Change in Control on Nonemployee Director Awards.  Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b), shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment.  In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Independent Accountants.  To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants charge in connection with their services contemplated by this Section.

14. Compliance with Securities Law.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15. Compliance with Section 409A.

15.1 Awards Subject to Section 409A.  The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2 Deferral and/or Distribution Elections.  Except as otherwise permitted or required by Section 409A, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to such Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3 Subsequent Elections.  Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c) No subsequent Election related to a payment pursuant to Section 15.4(a)(iv) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4 Payment of Section 409A Deferred Compensation.

(a) Permissible Payments.  Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i) The Participant’s “separation from service” (as such term is defined by Section 409A);

(ii) The Participant’s becoming “disabled” (as such term is defined by Section 409A);

(iii) The Participant’s death;

(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi) The occurrence of an “unforeseeable emergency” (as such term is defined by Section 409A).

(b) Installment Payments.  It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c) Required Delay in Payment to Specified Employee Pursuant to Separation from Service.  Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as such term is defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d) Payment Upon Disability.  All distributions payable by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions upon becoming disabled, all such distributions shall be paid in a lump sum upon the determination that the Participant has become disabled.

(e) Payment Upon Death.  If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

(f) Payment Upon Change in Control.  Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(b)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g) Payment Upon Unforeseeable Emergency.  The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h) Prohibition of Acceleration of Payments.  Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i) No Representation Regarding Section 409A Compliance.  Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

16. Tax Withholding.

16.1 Tax Withholding in General.  The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2 Withholding in or Directed Sale of Shares.  The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair

Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to the Company in cash.

17. Amendment, Suspension or Termination of Plan.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.4), (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18. Miscellaneous Provisions.

18.1 Repurchase Rights.  Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

18.3 Provision of Information.  Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4 Rights as Employee, Consultant or Director.  No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5 Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.4 or another provision of the Plan.

18.6 Delivery of Title to Shares.  Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7 Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8 Retirement and Welfare Plans.   Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

18.9 Beneficiary Designation.  Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10 Severability.  If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11 No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12 Unfunded Obligation.  Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13 Choice of Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of California, without regard to its conflict of law rules